UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_________________

SCHEDULE 14A

_________________

(Rule 14a-101)

Information Required in Proxy Statement

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☐	Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒            Preliminary Proxy Statement

☐            Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐            Definitive Proxy Statement

☐            Definitive Additional Materials

☐            Soliciting Material Pursuant to §240.14a-11(c) or §240.14a-2

GLOBAL PARTNER ACQUISITION CORP.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☐	No fee required.
☒	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)

Title of each class of securities to which transaction applies: warrants to purchase shares of common stock, $0.001 par value per share, units exchangeable for shares of common stock, $0.001 par value per share, and exchangeable preferred interests.

(2)

Aggregate number of securities to which transaction applies: 6,532,000 warrants to purchase up to 3,266,000 shares of common stock, units exchangeable for 4,500,000 shares of common stock and preferred interests exchangeable for up to 12,500,000 shares of common stock.

(3)

Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): $9.977 and $0.5375 based on the average of the high and low prices of Global Partner Acquisition Corp. common stock and warrants, respectively, reported on The Nasdaq Capital Market on January 20, 2017.

	(4)	Proposed maximum aggregate value of transaction: $245,609,250(1).

	(5)	Total fee paid: $28,467(2).

☐	Fee paid previously with preliminary materials.
☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount Previously Paid:

	(2)	Form, Schedule or Registration Statement No.:

	(3)	Filing Party:

	(4)	Date Filed:

____________

(1)      Our estimate of the transaction value is based on an estimate of $135.0 million of cash distribution plus the warrants, exchangeable units and exchangeable preferred interests described above.

(2)      The amount is the product of $245,609,250 multiplied by the SEC’s filing fee of $115.90 per million.

GLOBAL PARTNER ACQUISITION CORP.
1 Rockefeller Plaza, 11th Floor
New York, New York 10020

Dear Global Partner Acquisition Corp. Stockholders:

You are cordially invited to attend the special meeting of Global Partner Acquisition Corp., which we refer to as “we,” “us,” “our,” “GPAC” or the “Company,” on             , 2017, at 10:00 a.m. Eastern time, at the offices of Pepper Hamilton LLP, New York Times Building, 37th Floor, 620 8th Avenue, New York, New York 10018.

At the special meeting of stockholders, our stockholders will be asked to consider and vote upon a proposal to approve an agreement and plan of merger (the “Merger Agreement”) for the acquisition by us of Sequel Youth and Family Services, LLC (“Sequel”), and which acquisition we refer to as the “Business Combination.”

The Business Combination consists of a series of transactions pursuant to which we will acquire the Sequel business through an equity purchase and a merger of our newly-formed wholly-owned subsidiary with and into Sequel, with Sequel being the survivor in the merger. A copy of the Merger Agreement is attached to the accompanying proxy statement as Annex A.

In the Business Combination:

•         the Sequel common equity holders will receive in consideration for their common units in Sequel newly issued class B limited liability company common units in Sequel, which will be exchangeable initially for 4,500,000 shares of common stock of GPAC (“Equity Consideration”). Immediately following the Business Combination, under the Merger Agreement, the Sequel common equity holders will also receive a distribution of (i) $105.0 million in cash (the “Cash Distribution”), (ii) 6,532,000 warrants to purchase approximately 3,266,000 shares of common stock of GPAC (the “Sequel Warrants”) and (iii) rights under the Tax Receivable Agreement described below;

•         all issued and outstanding options of Sequel will vest and become exercisable for common units of Sequel entitled to the consideration above;

•         the preferred equity holder in Sequel will receive a distribution of $30.0 million in cash (the “Preferred Cash Distribution”) and approximately $62.2 million in newly-issued preferred units in Sequel (the “Preferred Equity Consideration”) in exchange for its existing preferred interests in Sequel. The Preferred Equity Consideration will have certain preferred rights, including the right to receive monthly cash distributions in an amount initially equal to 9.9% per year, subject to adjustment based on same program revenues for Sequel, and approval rights over certain actions by GPAC and Sequel;

•         the Preferred Equity Consideration will be redeemable at any time at GPAC’s option and automatically upon a change of control of GPAC or Sequel, provided that if such change of control has not been approved by the board of directors of GPAC, then the Preferred Equity Consideration will be exchangeable instead for newly-issued preferred stock of GPAC convertible into not more than 12,500,000 shares of common stock of GPAC;

•         pursuant to the Tax Receivable Agreement, which is attached to this proxy statement as Annex F, GPAC will share with certain of the Sequel equity holders certain tax savings resulting from the amortization of the anticipated step-up in tax basis in Sequel’s assets as a result of the Business Combination and certain other transactions; and

•         approximately $137.5 million in net debt of Sequel will remain outstanding following the consummation of the Business Combination.

Subject to stockholder approval, upon completion of the Business Combination, GPAC will be renamed “Sequel Youth and Family Services, Inc.”

Immediately following the consummation of the Business Combination, assuming all Sequel options are exercised in the Business Combination, GPAC will own 90% of the voting rights of Sequel, the Class B common equity holders of Sequel will have no voting rights and the preferred equity holder of Sequel will own 10% of the voting rights of Sequel and have an initial 9.9% preferred return on its interest, subject to adjustment based on same program revenues of Sequel. Initially, GPAC will own, directly or indirectly, 81.18% of the outstanding common units of Sequel and the Class B common equity holders will own 18.82% of the outstanding common units of Sequel.

Upon exchange of all exchangeable common units of Sequel, assuming all Sequel options have been exercised in the Business Combination, GPAC will own 90% of the voting rights of Sequel, with the holder of preferred units in Sequel holding 10% of the voting rights of Sequel and having an initial 9.9% preferred return on its interest, subject to adjustment based on same program revenues of Sequel.

Immediately following consummation of the Business Combination, GPAC’s public stockholders and our Sponsor, Global Partner Sponsor I LLC (the “Sponsor”), will continue to own 80% and 20%, respectively, of the outstanding common stock of GPAC (including 1,552,500 shares of common stock of GPAC owned by our Sponsor that will become subject to vesting).

On a fully-diluted basis, assuming (i) no indemnification by the Sequel equity holders, which may reduce their ownership, (ii) that none of GPAC’s stockholders exercise their redemption rights, (iii) the exercise for cash of all outstanding 27,340,000 warrants to purchase 13,670,000 shares of common stock of GPAC, (iv) the exchange of all units issued as Equity Consideration, (v) that no equity awards are issued under the proposed equity incentive plan described below and (vi) no exchange of the Preferred Equity Consideration, immediately following the completion of the Business Combination, GPAC’s public stockholders, the common equity holders of Sequel (other than GPAC) and our Sponsor would own approximately 61.97%, 20.67% and 17.36%, respectively, of the outstanding common stock of GPAC. If the actual facts are different than these assumptions (and they are likely to be), the percentage ownership retained by GPAC’s existing stockholders will be different. You should read “Summary of the Proxy Statement and Business Combination — Consideration to Sequel Equity Holders in the Business Combination and Related Transactions” for further information.

In connection with the approval of the Business Combination (the “Business Combination Proposal”), you will also be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable NASDAQ Capital Market listing rules, the issuance of more than 20% of GPAC’s issued and outstanding common stock through a combination of:

(i)      4,500,000 shares of GPAC Common Stock issuable upon the exchange of the class B limited liability company common units of Sequel issued to the Sequel common equity holders as Equity Consideration;

(ii)     3,266,000 shares of GPAC Common Stock issuable upon exercise of the 6,532,000 Sequel Warrants issued to the Sequel common equity holders in the Business Combination;

(iii)    2,850,000 shares of GPAC common stock that may be issued under the proposed equity incentive plan described below; and

(iv)    up to 12,500,000 shares of GPAC common stock that may be issued upon conversion of the preferred stock issuable under certain limited change of control circumstances upon exchange of the Preferred Equity Consideration (the “Share Issuance Proposal”).

Our stockholders will also be asked to consider and vote upon:

(a)      proposals to approve and adopt amendments to our amended and restated certificate of incorporation to (i) increase our authorized common stock and preferred stock, (ii) change the classification of our board of directors from two to three classes of directors with staggered three-year terms of office, (iii) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions, (iv) change our name from “Global Partner Acquisition Corp.” to “Sequel Youth and Family Services, Inc.” and (v) remove and change certain provisions related to GPAC’s status as a blank check company, all of which our board of directors believes are necessary to adequately address our post-Business Combination needs and are reflected in the proposed second amended and restated certificate of incorporation, a copy of which is attached to the accompanying proxy statement as Annex B (each a “Certificate Proposal” and collectively, the “Certificate Proposals”);

(b)     a proposal to elect nine directors to serve on our board of directors, which we refer to as the “Director Election Proposal;”

(c)      a proposal to approve and adopt the Sequel Youth and Family Services Stock Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex C (the “Incentive Plan Proposal”); and

(d)     a proposal to approve and adopt a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote, which we refer to as the “Adjournment Proposal.”

Each of these proposals is more fully described in the accompanying proxy statement.

Our common stock, units and warrants are currently listed on The NASDAQ Capital Market under the symbols “GPAC,” “GPACU” and “GPACW,” respectively. At the closing of the Business Combination, our units will separate into their component shares of common stock and warrants so that the units will no longer trade separately under “GPACU.” We intend to apply for the continued listing of our common stock and warrants on The NASDAQ Capital Market under the ticker symbols “SYFS” and “SYFSW,” respectively, following consummation of the Business Combination.

Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem their shares of our common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering and private placement to our Sponsor as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $155.5 million (excluding approximately $4.6 million of deferred underwriting commissions and taxes payable on the interest earned on our trust account) on September 30, 2016, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal.

We have no specified maximum redemption threshold under our charter. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. Holders of our outstanding warrants do not have redemption rights in connection with the Business Combination. Our Sponsor and all of our officers and directors have agreed to vote their shares of common stock of GPAC acquired by them prior to our initial public offering (collectively, the “Founder Shares”), as well as all shares of common stock of GPAC acquired by our Sponsor during or after our initial public offering in favor of the Business Combination. They have also agreed to waive their redemption rights for their Founder Shares in connection with the completion of the Business Combination. These Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, our Sponsor, officers and directors collectively own approximately 20% of our issued and outstanding shares of common stock (excluding warrant shares).

We are providing this proxy statement and accompanying proxy card to our stockholders in connection with the solicitation of proxies to be voted at the special meeting and at any adjournments or postponements of the special meeting. Whether or not you plan to attend the special meeting, we urge you to read this proxy statement (and any documents incorporated into this proxy statement by reference) carefully. Please pay particular attention to the section entitled “Risk Factors.”

Our board of directors has unanimously approved and adopted the Merger Agreement and unanimously recommends that our stockholders vote “FOR” all of the proposals presented to our stockholders. When you consider the board recommendation of these proposals, you should keep in mind that our directors and officers have interests in the Business Combination that may conflict with your interests as a stockholder. See the section entitled “Proposal No. 1 — Approval of the Business Combination — Certain Benefits of GPAC’s Sponsor, Directors and Officers in the Business Combination.”

Approval of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our common stock represented in person or by proxy and entitled to vote thereon actually cast at the special meeting of stockholders.

Approval of each Certificate Proposal requires the affirmative vote of holders of a majority of our outstanding shares of common stock. Approval of the Director Election Proposal requires the affirmative vote of the holders of a plurality of the shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. The Business Combination has already been approved by the voting equity holders of Sequel and its board of managers.

Your vote is very important. If you are a registered stockholder, you must submit the enclosed proxy card. Whether or not you plan to attend the special meeting in person, please complete, sign, date and return the enclosed proxy card in the postage-paid envelope provided.

If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the special meeting.

If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted in favor of each of the proposals presented at the special meeting. If you are a holder of record and fail to return your proxy card and do not attend the special meeting in person, the effect will be that your shares will not be counted for purposes of determining whether a quorum is present at the special meeting of stockholders and, if a quorum is present, will have no effect on the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Certificate Proposals. If you are a stockholder of record and you attend the special meeting and wish to vote in person, you may withdraw your proxy and vote in person.

If you hold your shares through a bank, broker or other nominee and fail to instruct such bank, broker or other nominee how to vote, the effect will be that your shares will be counted for purposes of determining whether a quorum is present at the special meeting of stockholders and, if a quorum is present, will have no effect on the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal, but will have the same effect as a vote “AGAINST” the Certificate Proposals.

On behalf of our board of directors, I thank you for your support and look forward to the successful completion of the Business Combination.

Sincerely,
, 2017
William Kerr Chairman of the Board of Directors

This proxy statement is dated            , 2017 and is first being mailed to stockholders of the Company on or about            , 2017.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THIS PROXY STATEMENT OR ANY OF THE SECURITIES TO BE ISSUED IN THE BUSINESS COMBINATION, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THIS PROXY STATEMENT. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.

GLOBAL PARTNER ACQUISITION CORP.
1 Rockefeller Plaza, 11th Floor
New York, New York 10020

NOTICE OF SPECIAL MEETING
OF STOCKHOLDERS OF GLOBAL PARTNER ACQUISITION CORP.
To Be Held On            , 2017

To the Stockholders of Global Partner Acquisition Corp.:

NOTICE IS HEREBY GIVEN that a special meeting of stockholders (the “special meeting”) of Global Partner Acquisition Corp., a Delaware corporation (“GPAC” or the “Company”), will be held on            , 2017, at 10:00 a.m., Eastern time, at the offices of Pepper Hamilton, LLP, New York Times Building, 37th Floor, 620 8th Avenue, New York, New York 10018. You are cordially invited to attend the special meeting for the following purposes:

(1)      To consider and vote upon a proposal to approve and adopt the Agreement and Plan of Merger, dated as of January 11, 2017 (as it may be amended, the “Merger Agreement”), by and among the Company, Sequel Acquisition, LLC, a wholly-owned subsidiary of the Company (“MergerSub”), Sequel Youth and Family Services, LLC (“Sequel”) and other parties named thereto, and the transactions contemplated thereby (the “Business Combination Proposal”);

(2)      To consider and vote upon a proposal to approve, for purposes of complying with applicable NASDAQ Capital Market listing rules, the issuance of more than 20% of GPAC’s issued and outstanding common stock through a combination of:

(i)      4,500,000 shares of GPAC common stock issuable upon the exchange of the Class B limited liability company common units of Sequel issued to the Sequel common equity holders;

(ii)     3,266,000 shares of GPAC common stock issuable upon exercise of the 6,532,000 warrants issued to the Sequel common equity holders;

(iii)    2,850,000 shares of GPAC common stock that may be issued under the proposed equity incentive plan described below; and

(iv)    up to 12,500,000 shares of GPAC common stock that may be issued upon conversion of the preferred stock issuable under certain limited change of control circumstances upon exchange of the preferred units in Sequel (the “Share Issuance Proposal”).

(3)      To consider and vote upon separate proposals to amend our amended and restated certificate of incorporation to, among other things:

•         increase our authorized common stock and preferred stock;

•         change the classification of our board of directors from two to three classes of directors with staggered three-year terms of office;

•         designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions (the “Delaware Forum Proposal”);

•         change our name from “Global Partner Acquisition Corp.” to “Sequel Youth and Family Services, Inc.”; and

•         remove and change certain provisions related to GPAC’s status as a blank check company,

all of which are reflected in the proposed second amended and restated certificate of incorporation, a copy of which is attached to the accompanying proxy statement as Annex B (collectively, the “Certificate Proposals”);

(4)      To elect nine directors to our board of directors (the “Director Election Proposal”);

(5)      To consider and vote upon a proposal to approve and adopt the Sequel Youth and Family Services Stock Incentive Plan, a copy of which is attached to the accompanying proxy statement as Annex C (the “Incentive Plan Proposal”); and

(6)      To approve and adopt a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote (the “Adjournment Proposal”).

Only holders of record of our common stock at the close of business on            , 2017 are entitled to notice of the special meeting of stockholders and to vote at the special meeting and any adjournments or postponements of the special meeting. A complete list of our stockholders of record entitled to vote at the special meeting will be available for ten days before the special meeting at our principal executive offices for inspection by stockholders during ordinary business hours for any purpose germane to the special meeting.

Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem their shares of our common stock for cash equal to their pro rata share of the aggregate amount on deposit in the trust account which holds the proceeds of our initial public offering and private placement to our Sponsor as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the trust account of approximately $155.5 million (excluding approximately $4.6 million of deferred underwriting commissions and taxes payable on the interest earned on our trust account) on September 30, 2016, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal. We have no specified maximum redemption threshold under our charter. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the closing of the Business Combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. Holders of our outstanding warrants do not have redemption rights in connection with the Business Combination. Our Sponsor and all of our officers and directors have agreed to vote their Founder Shares and all shares of common stock of GPAC acquired by our Sponsor during or after our initial public offering in favor of the Business Combination and have agreed to waive their redemption rights for their Founder Shares in connection with the completion of the Business Combination. These Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, our Sponsor, officers and directors collectively own approximately 20% of our issued and outstanding shares of common stock (excluding warrant shares).

The transactions contemplated by the Merger Agreement will be consummated only if a majority of the shares of common stock of the Company that are represented in person or by proxy and entitled to vote thereon at the special meeting are voted in favor of the Business Combination Proposal, and the Share Issuance Proposal, the Certificate Proposals (except the Delaware Forum Proposal), the Director Election Proposal and the Incentive Plan Proposal are approved.

Your attention is directed to the proxy statement accompanying this notice (including the annexes thereto) for a more complete description of the proposed Business Combination and related transactions and each of our proposals. We encourage you to read this proxy statement carefully. If you have any questions or need assistance voting your shares, please call our proxy solicitor, Morrow Sodali LLC, at (800) 662-5200.

By Order of the Board of Directors,
, 2017
Andrew Cook Chief Financial Officer and Secretary

Table of Contents

Page
SUMMARY OF THE PROXY STATEMENT AND BUSINESS COMBINATION	1
FREQUENTLY USED TERMS	16
QUESTIONS AND ANSWERS ABOUT THE PROPOSALS	21
SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF GPAC	41
SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF SEQUEL	42
SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	44
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	46
RISK FACTORS	48
UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION	78
COMPARATIVE SHARE INFORMATION	90
SPECIAL MEETING OF GPAC STOCKHOLDERS	91
PROPOSAL NO. 1 — APPROVAL OF THE BUSINESS COMBINATION	97
PROPOSAL NO. 2 — APPROVAL OF ISSUANCE OF MORE THAN 20% OF GPAC’S ISSUED AND OUTSTANDING COMMON STOCK	142
PROPOSAL NO. 3 — APPROVAL OF AMENDMENT TO GPAC’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO INCREASE GPAC’S AUTHORIZED COMMON STOCK AND PREFERRED STOCK	143
PROPOSAL NO. 4 — APPROVAL OF AMENDMENT TO GPAC’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE CLASSIFICATION OF THE BOARD OF DIRECTORS	144
PROPOSAL NO. 5 — APPROVAL OF AMENDMENT TO GPAC’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO ADOPT DELAWARE AS EXCLUSIVE FORUM FOR CERTAIN LEGAL ACTIONS	147
PROPOSAL NO. 6 — APPROVAL OF AMENDMENT TO GPAC’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO CHANGE GPAC’S NAME	149
PROPOSAL NO. 7 — APPROVAL OF AMENDMENT TO GPAC’S AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO REMOVE CERTAIN PROVISIONS RELATING TO GPAC’S STATUS AS A BLANK CHECK COMPANY	150
PROPOSAL NO. 8 — ELECTION OF DIRECTORS TO THE BOARD	152
PROPOSAL NO. 9 — APPROVAL AND ADOPTION OF THE EQUITY INCENTIVE PLAN	154
PROPOSAL NO. 10 — THE ADJOURNMENT PROPOSAL	161
INFORMATION ABOUT GPAC	162
GPAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	179
INFORMATION ABOUT SEQUEL	184
SEQUEL MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	203
MANAGEMENT AFTER THE BUSINESS COMBINATION	222
DESCRIPTION OF SECURITIES	229
TRANSFER AGENT AND WARRANT AGENT	242
LISTING OF SECURITIES	242
BENEFICIAL OWNERSHIP OF SECURITIES	243
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	247
PRICE RANGE OF SECURITIES AND DIVIDENDS	250
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	252
APPRAISAL RIGHTS	252
DELIVERY OF DOCUMENTS TO STOCKHOLDERS	252
SUBMISSION OF STOCKHOLDER PROPOSALS	252
FUTURE STOCKHOLDER PROPOSALS	252
WHERE YOU CAN FIND MORE INFORMATION	254
INDEX TO FINANCIAL STATEMENTS	F-1

i

ANNEX A —	Merger Agreement
ANNEX B —	Form of Second Amended and Restated Certificate of Incorporation
ANNEX C —	Form of Sequel Youth and Family Services Stock Incentive Plan
ANNEX D —	Form of Limited Liability Company Agreement
ANNEX E —	Form of Exchange Agreement
ANNEX F —	Form of Tax Receivable Agreement
ANNEX G —	Form of Registration Rights Agreement
ANNEX H —	Form of Founder Share Letter Agreement
ANNEX I —	Board Agreement
ANNEX J —	Ripley Non-Compete Agreement
ANNEX K —	Form of Equity Purchase Agreement
ANNEX L —	Form of Contribution Agreement
ANNEX M —	Support Agreement
ANNEX N —	Form of Warrant

ii

SUMMARY OF THE PROXY STATEMENT AND BUSINESS COMBINATION

This summary highlights selected information from this proxy statement and the Business Combination and may not contain all of the information that is important to you. To better understand the Business Combination and the proposals to be considered at the special meeting, you should read this entire proxy statement carefully, including the annexes. See also the section entitled “Where You Can Find More Information” beginning on page 254.

Parties to the Business Combination

GPAC

GPAC is a blank check company incorporated in Delaware on May 19, 2015 and formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. Its securities are traded on The NASDAQ Capital Market under the ticker symbols “GPAC,” “GPACW” and “GPACU.”

The mailing address of GPAC’s principal executive office is 1 Rockefeller Plaza, 11th Floor, New York, New York 10020.

There are 19,406,250 shares of GPAC’s common stock issued and outstanding as of September 30, 2016, consisting of:

•         15,525,000 shares originally sold as part of units in GPAC’s initial public offering and which are subject to redemption rights as described below; and

•         3,881,250 Founder Shares that were issued to our Sponsor prior to GPAC’s initial public offering. The Sponsor has agreed not to transfer, assign or sell any of its Founder Shares (the “Founder Lock-Up”) until the earlier of (A) one year after the completion of the Business Combination, or earlier if, subsequent to the Business Combination, the last sale price of GPAC’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (B) the date on which GPAC completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of GPAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In addition, there are 15,525,000 warrants to purchase 7,762,500 shares of common stock of GPAC issued and outstanding as of September 30, 2016 that were issued and sold to the public in GPAC’s initial public offering (the “Public Warrants”). Each Public Warrant entitles the holder to purchase one-half of one share of common stock of GPAC at a price of $5.75 per half share ($11.50 per full share). No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, GPAC will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Public Warrant holder. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of GPAC’s initial public offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if GPAC does not complete a business combination on or prior to the 24-month period allotted to complete a business combination, the Public Warrants will expire at the end of such period. GPAC has agreed to use its best efforts following the completion of the Business Combination to file a new registration statement under the Securities Act of 1933, as amended (the “Securities Act”), to cover the shares of common stock issuable upon the exercise of the Public Warrants. If GPAC is unable to deliver registered shares of common stock to the holder upon exercise of Public Warrants issued in connection with the 15,525,000 public units during the exercise period, there will be no net cash settlement of these Public Warrants and they will expire worthless, unless they are exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Public Warrants become exercisable, GPAC may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of GPAC’s shares of common stock equals or exceeds $24.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before GPAC sends the notice of redemption to the Public Warrant holders. The holders of these Public Warrants do not have redemption rights in connection with the Business Combination.

There are also 12,815,000 warrants to purchase 6,407,500 shares of common stock of GPAC issued and outstanding as of September 30, 2016 that were issued and sold to the Sponsor in connection with GPAC’s initial public offering (the “Sponsor Warrants”). Each Sponsor Warrant entitles the Sponsor to purchase one-half of one share of common stock of GPAC at $5.75 per half share ($11.50 per full share). The Sponsor Warrants (including the common stock issuable upon exercise of the Sponsor Warrants) are not transferable, assignable or salable except to permitted transferees until 30 days after the completion of the Business Combination and they are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Sponsor Warrants are held by someone other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by GPAC and exercisable by such holders on the same basis as the Public Warrants. The Sponsor Warrants can also be exercised on a cashless basis so long as they are owned by the Sponsor or its permitted transferees. Otherwise, the Sponsor Warrants have terms and provisions that are identical to those of the Public Warrants and have no net cash settlement provisions. If GPAC does not complete a business combination, then the proceeds from the Sponsor Warrants will be part of the liquidating distribution to the public stockholders and the Sponsor Warrants will expire worthless.

For more information about GPAC and its securities, see the sections entitled “Information About GPAC,” “GPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Description of Securities” beginning on pages 162, 179 and 229, respectively.

MergerSub

Sequel Acquisition, LLC (“MergerSub”) is a newly-formed Delaware limited liability company and is a wholly-owned subsidiary of GPAC. MergerSub was formed by GPAC for the purpose of entering into the Merger Agreement. Upon consummation of the Business Combination, we will acquire the Sequel business through an equity purchase and a merger of MergerSub with and into Sequel, with Sequel being the survivor in the merger.

Sequel

Sequel Youth and Family Services, LLC, founded in 1999 and headquartered in Huntsville, Alabama, is a leading, national provider of diversified behavioral health services for individuals with behavioral, emotional, or physical challenges. With a historical focus on the at-risk adolescent population, Sequel has successfully diversified into a full-spectrum service offering - including 44 programs across three primary program types: i) residential treatment centers (“RTCs”), ii) intensive treatment programs and iii) community-based services (“CBS”). Sequel’s programs span across 19 states, serving approximately 9,000 children, adolescents and adults annually from 42 states and U.S. territories. Sequel’s residential and intensive programs offer a total bed capacity of approximately 2,600, with an occupancy rate of approximately 82.0% as of September 30, 2016. In addition to the residential and intensive programs, Sequel offers eight community-based programs which served approximately 6,500 individuals as of September 30, 2016.

Sequel is widely recognized among its customers for the superior quality of its programs and the outstanding outcomes it generates for the individuals served, through its deep clinical expertise and utilization of evidence-based therapeutic interventions, trauma-informed and cognitive behavioral treatment, applied behavioral analysis and normative culture. Sequel employs evidence-based, clinical treatment models to address a wide range of behavioral and mental health issues, including autism spectrum disorders (“ASD”), neurodevelopmental disorders, severely emotionally disturbed (“SED”) individuals, sexual maladaptive disorders and sexual offenders, juvenile offenders, substance use disorders, abused and neglected youth, severely mentally ill adults and terminally ill and medically home bound individuals. In addition, many of its residential programs offer a foundation of academics, vocations, life-skills training, physical education, interscholastic sports and other extra-curricular activities, as well as individual and group therapy to the children and adolescents served.

Through its well-developed national marketing platform, Sequel is able to generate referrals nationwide and more effectively manage the occupancy rate, referral mix and payor base at each of its programs. Referral sources place a high degree of value on having a single provider to which they can refer a wide spectrum of cases, setting Sequel apart from local and more narrowly focused participants in the market. Given the breadth of its service offering, Sequel has built strong, longstanding relationships with a diverse set of approximately 500 referral sources, generated from 42 different states and U.S. territories. The types of agencies and individuals that refer clients to Sequel vary by state and local area depending on the state’s placement process. Payor funding for Sequel’s services comes from multiple federal and state-based programs, including healthcare, education, corrections, social services, commercial and managed care programs, among others, providing for stability in the business and insulation from fluctuations in the economy. Sequel’s size and scope have enabled the development of a highly diversified revenue base, with its largest program and state relationship, made up of multiple payors, accounting for approximately 8% and 11%, respectively, of its revenue in fiscal 2016.

Sequel was founded by John F. (“Jay”) Ripley (current Chairman), Adam Shapiro and Cindy Cox in 1999, after being approached by the Board of Directors of Clarinda Youth Corporation, a 501(c)(3) not-for-profit organization, to take over management of the Clarinda Academy program, given their past successes in the industry. In June of 1999, Clarinda Academy became Sequel’s first program when operations were commenced under Sequel’s management. Organic growth fueled Sequel’s next five years as it took over the management of three additional 501(c)(3) not-for-profit programs, including Woodward Academy in Woodward, Iowa; Normative Services Prep School in Sheridan, Wyoming; and Mingus Mountain Academy in Prescott Valley, Arizona. Since then, Sequel has grown both organically and through the acquisition of ten unique companies representing 31 ongoing programs, with growth accelerating in recent years as Sequel has gained access to institutional sources of capital.

Since its founding in 1999, Sequel has had an exceptional track record of organic growth; 13 programs across the country have joined the Sequel family of programs through the development of de novo programs, management contracts with not-for-profit organizations as well as request-for-proposal (“RFP”) contract wins. Through Sequel’s reputation in the market, as well as the efforts of its national marketing team, Sequel is able to further optimize each program’s payor mix, referral base, scope of services, capacity and census levels, thus further driving growth. In addition, over the last ten years, Sequel has successfully closed ten acquisitions representing a total of 31 ongoing facilities and programs. Each acquisition completed to date has been accretive at closing and a majority of acquisitions have seen significant improvement in financial results since closing, through the improvement of operational and financial disciplines, applying Sequel’s national marketing capabilities to increase referrals and occupancy, as well as the adoption of Sequel’s culture and values.

In October 2016, Sequel completed its most recent acquisition with its acquisition of the business of Pomegranate Health Systems of Central Ohio (“Pomegranate”), a provider of acute juvenile psychiatric hospital care, juvenile residential treatment, psychiatric/counseling, substance abuse treatment and similar services at facilities located in Columbus, Ohio.

Sequel’s total revenues were $200.4 million, $185.7 million, $163.6 million and $54.0 million in fiscal years ended June 30, 2016, 2015 and 2014 and its three months ended September 30, 2016, respectively, growing at a compound annual growth rate (“CAGR”) of more than 23.7% since the fiscal year 2000. Sequel’s program revenues were $208.0 million, $193.0 million, $171.5 million and $55.9 million in fiscal years ended June 30, 2016, 2015 and 2014 and its three months ended September 30, 2016, respectively, growing at a CAGR of more than 22% since the fiscal year 2000. Sequel generated adjusted EBITDA of $31.3 million, $27.2 million, $23.2 million and $8.1 million in fiscal years ended June 30, 2016, 2015 and 2014 and its three months ended September 30, 2016, respectively, growing at a CAGR of 24.9% since the fiscal year 2000. Sequel’s free cash flows of $28.8 million, $25.7 million and $21.2 million in fiscal years ended June 30, 2016, 2015 and 2014, respectively. Program revenue, adjusted EBITDA and free cash flows are non-GAAP measures. See “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for a discussion of program revenue, adjusted EBITDA and free cash flows and their reconciliation to GAAP beginning on page 203. See “Frequently Used Terms” beginning on page 16 for the definitions of “total revenue,” “program revenue,” “adjusted EBITDA” and “free cash flows.”

Sequel was formed as an Iowa limited liability company in 2006 to consolidate ownership in a roll-up transaction of various Sequel entities formed starting in 1999. Prior to the consummation of the Business Combination, Sequel will convert into a Delaware limited liability company. The mailing address of Sequel’s principal executive office is 1131 Eagletree Lane, Huntsville, AL 35801.

For more information about Sequel, see the sections entitled “Information About Sequel,” “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Management After the Business Combination” beginning on pages 184, 203 and 222, respectively.

Business Combination

Pursuant to the Agreement and Plan of Merger, dated as of January 11, 2017, by and among GPAC, MergerSub, Sequel and other parties named thereto, as it may be amended (the “Merger Agreement”), we will acquire the Sequel business through an equity purchase and a merger of MergerSub with and into Sequel, with Sequel being the survivor in the merger. For more information about the transactions contemplated by the Merger Agreement, which is referred to herein as the “Business Combination,” see the section entitled “Proposal No. 1 — Approval of the Business Combination” beginning on page 97. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Consideration to Sequel Equity Holders in the Business Combination and Related Transactions

In the Business Combination:

•         The Sequel common equity holders will receive in consideration for their common units in Sequel newly issued class B limited liability company common units in Sequel, which will be exchangeable initially for 4,500,000 shares of common stock of GPAC (“Equity Consideration”). Immediately following the Business Combination, under the Merger Agreement, the Sequel common equity holders will also receive a distribution of (i) $105.0 million in cash (the “Cash Distribution”), (ii) 6,532,000 warrants to purchase approximately 3,266,000 shares of common stock of GPAC (the “Sequel Warrants”) and (iii) rights under the Tax Receivable Agreement described below (such rights under the Tax Receivable Agreement, together with the Sequel Warrants, the Equity Consideration and the Cash Distribution, the “Consideration”).

•         All issued and outstanding options of Sequel will vest and become exercisable for common units of Sequel entitled to the consideration above.

•         The preferred equity holder in Sequel will receive a distribution of $30.0 million in cash (the “Preferred Cash Distribution”) and approximately $62.2 million in newly-issued preferred units in Sequel (the “Preferred Equity Consideration”) in exchange for its existing preferred interests in Sequel. The Preferred Equity Consideration will have certain preferred rights, including the right to receive monthly cash distributions in an amount initially equal to 9.9% per year, subject to adjustment based on same program revenues of Sequel (as defined in the Operating Agreement), and approval rights over certain actions by GPAC and Sequel.

•         The Preferred Equity Consideration will be redeemable at any time at GPAC’s option and automatically upon a change of control of GPAC or Sequel, provided that if such change of control has not been approved by the board of directors of GPAC, then the Preferred Equity Consideration will be exchangeable instead for newly-issued preferred stock of GPAC convertible into not more than 12,500,000 shares of common stock of GPAC as may be adjusted for stock splits and similar events.

•         Pursuant to the Tax Receivable Agreement, GPAC will share tax savings resulting from (A) the amortization of the anticipated step-up in tax basis in Sequel’s assets as a result of (i) the Business Combination and (ii) the exchange of the class B limited liability company common units in Sequel received in connection with the Business Combination for shares of GPAC pursuant to the Exchange Agreement attached to this proxy statement as Annex E and (B) certain other related transactions with certain of the equity holders of Sequel based on the timing of when those tax savings are realized as follows: (i) the first $5.0 million in tax savings attributable to the Sequel equity held by The Ripley Revocable Trust (the “Ripley Trust”) will be retained by GPAC, (ii) tax savings above the first $5.0 million attributable to the Sequel equity held by the Ripley Trust will be paid 80% to the Ripley Trust and retained 20% by GPAC; and (iii) tax savings attributable to certain Sequel equity holders, other than the Ripley Trust, that received cash in the Business Combination and exchange class B limited liability company common units in Sequel for shares of GPAC pursuant to the Exchange Agreement will be paid 80% to such Sequel equity holders and retained 20% by GPAC.

•         Approximately $137.5 million in net debt of Sequel will remain outstanding following the consummation of the Business Combination.

•         Third party Business Combination transaction expenses will be paid at closing in an amount of up to $22.0 million in the aggregate, consisting of $11.6 million for Company Third Party Expenses (as defined in the Merger Agreement) for Sequel and up to a maximum of $10.4 million for GPAC and Sponsor third party expenses.

•         To secure the payment of GPAC’s post-closing indemnification rights under the Merger Agreement, 400,000 class B limited liability company common units with an aggregate value of $4.0 million issuable to the Sequel common equity holders as Equity Consideration at closing of the Business Combination will be placed in escrow for 18 months to secure any indemnification obligation of the Sequel equity holders, if any, for breaches of representations and warranties (other than certain labor and billing matters), breaches of covenants, reimbursement of pre-closing taxes and unpaid Company Third Party Expenses in excess of $11.6 million and certain other indemnification obligations of the Sequel equity holders under the Merger Agreement. The units placed in escrow will be allocated among the equity holders of Sequel as provided in the Merger Agreement. In addition, the parties have purchased a $25 million representations & warranties insurance policy to indemnify GPAC against breaches of certain representations and warranties in the Merger Agreement. Other than with respect to fraud, intentional misrepresentation, willful misconduct, breaches of certain fundamental representations or indemnification obligations for breaches of covenants, pre-closing taxes, unpaid Company Third Party Expenses and other specific indemnification obligations of the Sequel equity holders, GPAC’s rights to indemnification recovery will be subject to a $2.0 million deductible and be capped to $2.0 million worth of the amount in escrow plus the amounts available under the representations & warranties insurance policy. The holder of preferred interests in Sequel will be subject to indemnification obligations to GPAC only for its own covenants and in the maximum amount of the Preferred Cash Distribution in connection with the Merger Agreement.

•         The class B limited liability company common units of Sequel issued to the Sequel common equity holders in the Business Combination will be exchangeable into shares of common stock of GPAC following a six-month lock-up period on the first business day of any calendar month, upon a change of control or upon termination of employment. The initial exchange ratio will be one-for-one and is subject to certain adjustments.

In connection with the Business Combination:

•         The Sponsor will subject 1,552,500 shares of common stock of GPAC owned by it (or 40% of the 3,881,250 Founder Shares owned by it) to vesting and forfeiture based on the common stock price performance of the post-Business Combination company over eight years following consummation of the Business Combination (the “Vesting Period”) as follows: (i) 776,250 shares (or 50%) will vest and no longer be subject to forfeiture on the first day of the closing price of the common stock of the post-Business Combination company being at or above $12.50 for 20 trading days over a 30 trading day period immediately preceding such day during the Vesting Period and (ii) 776,250 shares (or 50%) will vest and no longer be subject to forfeiture on the first day of the closing price of the common stock of the post-Business Combination company being at or above $15.00 for 20 trading days over a 30 trading day period immediately preceding such day during the Vesting Period. Any shares that do not vest during the Vesting Period will be forfeited by the Sponsor at the expiration of the Vesting Period. All shares will vest and no longer be subject to forfeiture upon a change of control or liquidation of GPAC. The Sponsor will continue to be entitled to voting rights and dividends on these shares until vesting.

•         The Sponsor will subject 2,328,750 shares of common stock of GPAC owned by it (or 60% of the 3,881,250 Founder Shares owned by it) to a new six-month lock-up in addition to the existing one year Founder Lock-Up on these shares, subject to certain exceptions.

•         The Sponsor will forfeit (i) 6,532,000 of its Sponsor Warrants to purchase 3,266,000 shares of GPAC common stock to permit the issuance and sale of the 6,532,000 Sequel Warrants to purchase 3,266,000 shares of GPAC common stock to the Sequel common equity holders in the Business Combination and (ii) 1,000,000 of its Sponsor Warrants to purchase 500,000 shares of GPAC common stock to fund in part the proposed Sequel Youth and Family Services Stock Incentive Plan. Following such forfeitures, the Sponsor will own 5,283,000 Sponsor Warrants to purchase 2,641,500 shares of common stock of GPAC at the consummation of the Business Combination.

•         An estimated $1.2 million in loans from the Sponsor will be repaid at closing as Business Combination third party transaction expenses.

Organizational Structure

The following diagram depicts the current ownership structure of Sequel:

Ownership Following Completion of the Business Combination

The following diagram, which is subject to change based upon redemptions of GPAC common stock in connection with the Business Combination, illustrates the ownership structure of GPAC post-Business Combination immediately following the Business Combination. The ownership percentages include the shares of common stock of GPAC owned by the Sponsor that will become subject to vesting even though they are subject to forfeiture if not vested.

Ownership of GPAC

Immediately following consummation of the Business Combination, GPAC’s public stockholders and our Sponsor will continue to own 80% and 20%, respectively, of the outstanding common stock of GPAC (including 1,552,500 shares of common stock of GPAC owned by our Sponsor that will become subject to vesting).

On a fully-diluted basis, assuming (i) no indemnification by the Sequel equity holders, which may reduce their ownership, (ii) that none of GPAC’s stockholders exercise their redemption rights, (iii) the exercise for cash of all outstanding 27,340,000 warrants to purchase 13,670,000 shares of common stock of GPAC, (iv) the exchange of all units issued as Equity Consideration, (v) that no equity awards are issued under our proposed equity incentive plan and (vi) no exchange of the Preferred Equity Consideration, immediately following the completion of the Business Combination, GPAC’s public stockholders, the common equity holders of Sequel (other than GPAC) and our Sponsor would own approximately 61.97%, 20.67% and 17.36%, respectively, of the outstanding common stock of GPAC.

If the actual facts are different than these assumptions (and they are likely to be), the percentage ownership retained by GPAC’s existing stockholders will be different.

The following table illustrates three scenarios of varying ownership levels on a fully diluted basis based on the assumptions described above but assuming varying levels of redemptions by GPAC stockholders:

Assumptions

	No Shares of GPAC Common Stock are Redeemed	Percentage of Outstanding Shares	2.5 million Shares of GPAC Common Stock Held by Public Stockholders are Redeemed	Percentage of Outstanding Shares	Maximum Amount of Shares of GPAC Common Stock Held by Public Stockholders are Redeemed (Other Than Founder Shares)	Percentage of Outstanding Shares
GPAC public stockholders	23,287,500	61.97%	20,787,500	59.26%	0	0.0%
Sponsor	6,522,750	17.36%	6,522,750	18.60%	6,522,750	45.65%
Sequel common equity holders	7,766,000	20.67%	7,766,000	22.14%	7,766,000	54.35%

See “Summary of the Proxy Statement and Business Combination — Consideration to Sequel Equity Holders in the Business Combination and Related Transactions” and “Unaudited Pro Forma Condensed Combined Financial Information” on pages 4 and 78, respectively, for further information.

Ownership of Sequel

Immediately following the consummation of the Business Combination, assuming all Sequel options are exercised in the Business Combination, GPAC will own 90% of the voting rights of Sequel, the Class B common equity holders of Sequel will have no voting rights and the preferred equity holder of Sequel will own 10% of the voting rights of Sequel and have an initial 9.9% preferred return on its interest, subject to adjustment based on Same Program Revenues of Sequel. Initially, GPAC will own, directly or indirectly, 81.18% of the outstanding common units of Sequel and the Class B common equity holders will own 18.82% of the outstanding common units of Sequel.

Upon exchange of all exchangeable common units of Sequel, assuming all Sequel options have been exercised in the Business Combination, GPAC will own 90% of the voting rights with the holder of preferred units in Sequel holding 10% of the voting rights of Sequel and having an initial 9.9% preferred return on its interest, subject to adjustment based on Same Program Revenues of Sequel.

Source of Funds for the Business Combination

We intend to pay any redemption of GPAC common stock, the Cash Distribution of approximately $105.0 million, the Preferred Cash Distribution of $30.0 million and Business Combination transaction expenses of approximately $22.0 million primarily with the approximately $155.3 million of current proceeds from the Trust Account and approximately $2.8 million in borrowings at closing under Sequel’s current revolving line of credit. The remainder of the consideration in the Business Combination will consist of the Preferred Equity Consideration, the Sequel Warrants, the Equity Consideration and the rights under the Tax Receivable Agreement.

Included in the Business Combination transaction fees, costs and expenses are $4,658,000 in deferred underwriting compensation to the underwriters of our initial public offering, and financial advisors fees, regulatory fees, legal fees, accounting fees, printer fees and other professional fees incurred by GPAC, our Sponsor or Sequel in connection with the identification, investigation, negotiation and consummation of the Business Combination. In particular, we will reimburse loans made to us by our Sponsor to fund the Business Combination costs and expenses prior to the completion of the Business Combination, which amount is expected to be approximately $1.2 million upon the consummation of the Business Combination.

Also included in the Business Combination transaction expenses are approximately $6.6 million in transaction bonuses to the senior management team of Sequel that will be expensed as a compensation expense.

Third party Business Combination transaction expenses will be paid at closing in an amount of $22.0 million in the aggregate, consisting of $11.6 million for Company Third Party Expenses and $10.4 million for GPAC and Sponsor third party expenses.

If not all of the funds released from the Trust Account are used for payment of the Cash Distribution, the Preferred Cash Distribution, the Business Combination transaction expenses and redemptions of our common stock in connection with our Business Combination, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations post-Business Combination, the payment of principal or interest due on indebtedness assumed in connection with the Business Combination, to fund the purchase of other companies or for working capital.

If the aggregate cash payments we would be required to pay for all shares of GPAC common stock that are validly submitted for redemption plus the Cash Distribution, the Preferred Cash Distribution and transaction expenses pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, including pursuant to any additional equity or debt financing we may procure, we will not complete the Business Combination or redeem any shares, and all shares of common stock of GPAC submitted for redemption will be returned to the holders thereof.

Reasons for the Business Combination

We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

In considering the proposed Business Combination, our board considered in particular the following positive factors, although not weighted or in any order of significance:

•         Sequel is a best-in-class behavioral healthcare provider with national scale, operating 44 programs across 19 US states serving approximately 9,000 clients;

•         the US mental health and substance abuse services industry is a large and growing market with significant barriers to entry;

•         Sequel offers a comprehensive service offering with superior quality of service and clinical capabilities;

•         Sequel has a diversified revenue mix, from a geography, program, referral and payor standpoint;

•         Sequel has a business model that supports strong growth and high free cash flow generation with total revenue of $200.4 million, $185.7 million, $163.6 million and $54.0 million in fiscal 2016, 2015 and 2014 and for the three months ended September 30, 2016, respectively; program revenue of $208.0 million, $193.0 million, $171.5 million and $55.9 million in fiscal 2016, 2015 and 2014 and for the three months ended September 30, 2016, respectively; adjusted EBITDA of $31.3 million, $27.2 million, $23.2 million and $8.1 million in fiscal 2016, 2015 and 2014 and for the three months ended September 30, 2016, respectively; and free cash flows of $28.8 million, $25.7 million and $21.2 million in fiscal 2016, 2015 and 2014, respectively;

•         For fiscal 2017, Sequel forecasts program revenue, total revenue, adjusted EBITDA and free cash flows of $253.9 million, $246.1 million, $39.3 million and $36.4 million, respectively, which represents an increase of 22.1%, 22.8%, 30.9% and 32.3%, respectively, from fiscal 2016;

•         For calendar 2017, Sequel forecasts program revenue, total revenue, adjusted EBITDA and free cash flows of $269.2 million, $261.4 million, $43.2 million and $40.2 million, respectively;

•         Sequel has a proven track record of growth, both organically and through acquisitions;

•         Sequel is led by a highly talented and experienced management team with a combined 213 years of experience in the industry;

•         following completion of the Business Combination (assuming there are no redemptions or new equity awards), our existing stockholders, including our Sponsor, will retain an ownership interest of approximately 79.3% on a fully-diluted basis after giving effect to the exercise of all warrants for cash, the exchange of all limited liability company common units of Sequel exchangeable for GPAC common stock, the vesting of all shares and no exchange of the Preferred Equity Consideration.

•         Program revenue, adjusted EBITDA and free cash flows are non-GAAP measures. See “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for a discussion of program revenue, adjusted EBITDA and free cash flows and their reconciliation to GAAP beginning on page 203.

In making its recommendation, our board of directors also considered, among other things, the following potential deterrents to the Business Combination:

•         the risk that some of the current public stockholders would vote against the Business Combination Proposal or exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account, which our board concluded was substantially mitigated because of the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights, which mitigates any incentive for a public stockholder to vote against the Business Combination Proposal, especially to the extent that they hold Public Warrants, which would likely be worthless if the Business Combination is not completed;

•         the risk that the announcement of the transaction and potential diversion of Sequel’s management and employee attention may adversely affect Sequel’s ability to retain current clients;

•         the risk that certain key employees and clients of Sequel might not choose to remain with the company post-closing;

•         the risks associated with the behavioral health sector industry in general;

•         the risk associated with macroeconomic uncertainty and the effects it could have on Sequel’s revenues;

•         the risk of regulatory changes in healthcare laws following the recent U.S. elections, especially the expected repeal or changes to The Patient Protection and Affordable Care Act (the “Affordable Care Act”) and their potential impact on Sequel’s revenues;

•         the risks associated with Sequel’s debt and preferred interests;

•         the risk of competition in the industry, including the potential for new entrants;

•         the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of the GPAC stockholders;

•         the inability to maintain the listing of the GPAC common stock on The Nasdaq Capital Market prior to or following the Business Combination;

•         the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

•         the potential conflicts of interest of our Sponsor, officers and directors in the Business Combination; and

•         the other risks described in the “Risk Factors” section of this proxy statement.

The board of directors concluded that these negative factors did not diminish or outweigh the benefits for entering into the Business Combination.

Opinion of Financial Advisor

Our board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Our officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have concluded that their experience and backgrounds, together with the experience and sector expertise of our financial advisors enabled them to make the necessary analyses and determinations regarding the business combination with Sequel. In addition, our officers and directors and our advisors have substantial experience with mergers and acquisitions.

Accordingly, investors will be relying solely on the judgment of our board of directors in valuing Sequel’s business, and assuming the risk that the board of directors may not have properly valued such business.

Redemption Rights

Pursuant to our amended and restated certificate of incorporation, in connection with the Business Combination, holders of our public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our amended and restated certificate of incorporation regardless of how they vote. As of September 30, 2016, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of the Company. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent at least two business days prior to the special meeting of stockholders. See the section entitled “Special Meeting of GPAC Stockholders — Redemption Rights” beginning on page 91 for the procedures to be followed if you wish to redeem your shares for cash.

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, our directors, officers or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of the Sponsor, our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account.

Other Stockholder Proposals

The stockholders of GPAC will also be asked to vote on proposals to approve the issuance of more than 20% of GPAC’s issued and outstanding common stock for NASDAQ Capital Market listing rules purposes, to approve a second amended and restated certificate of incorporation for GPAC, to elect nine directors to the board of GPAC post-Business Combination, to adopt a stock incentive plan and to adjourn the special meeting, if necessary.

Approval of the Issuance of More than 20% of GPAC’s Issued and Outstanding Common Stock for NASDAQ Capital Market Listing Rules Purposes

The NASDAQ Capital Market listing rules require that we obtain stockholder approval for issuances of securities in excess of 20% of our issued and outstanding common stock prior to the issuance. In connection with the approval of the Business Combination Proposal, you will be asked to consider and vote upon a proposal to approve, for purposes of complying with applicable NASDAQ Capital Market listing rules, the issuance of more than 20% of GPAC’s issued and outstanding common stock through a combination of:

(i)       4,500,000 shares of GPAC Common Stock issuable upon the exchange of the class B limited liability company common units of Sequel issued to the Sequel common equity holders as Equity Consideration;

(ii)      3,266,000 shares of GPAC Common Stock issuable upon exercise of the 6,532,000 Sequel Warrants issued to the Sequel common equity holders in the Business Combination;

(iii)     2,850,000 shares of GPAC common stock that may be issued under the proposed equity incentive plan described below; and

(iv)    up to 12,500,000 shares of GPAC common stock that may be issued upon conversion of the preferred stock issuable under certain limited change of control circumstances upon exchange of the Preferred Equity Consideration.

See the section entitled “Proposal No. 2 — Approval of Issuance of More than 20% of GPAC’s Issued and Outstanding Common Stock” for additional information.

Approval of Amendment to GPAC’s Amended and Restated Certificate of Incorporation to Increase GPAC’s Authorized Common Stock and Preferred Stock

Upon the closing of the Business Combination, our amended and restated certificate of incorporation will be amended to increase GPAC’s authorized common stock and preferred stock to 125 million shares of common stock and 25 million shares of preferred stock, respectively. See the section entitled “Proposal No. 3 — Approval of Amendment to GPAC’s Amended and Restated Certificate of Incorporation To Increase GPAC’s Authorized Common Stock and Preferred Stock” for additional information.

Approval of Amendment to GPAC’s Amended and Restated Certificate of Incorporation to Change the Classification of the Board of Directors

Upon the closing of the Business Combination, our amended and restated certificate of incorporation will be amended to change the classification of our board of directors from two classes to three classes of directors with staggered three-year terms of office. See the section entitled “Proposal No. 4 — Approval of Amendment to GPAC’s Amended and Restated Certificate of Incorporation to Change the Classification of the Board of Directors” for additional information.

Approval of Amendment to GPAC’s Amended and Restated Certificate of Incorporation to adopt Delaware as the exclusive forum for certain stockholder litigation

Upon the closing of the Business Combination, our amended and restated certificate of incorporation will be amended to provide that Delaware courts shall be the exclusive forum for certain stockholder litigation (the “Delaware Forum Proposal”). See the section entitled “Proposal No. 5 — Approval of Amendment to GPAC’s Amended and Restated Certificate of Incorporation to Adopt Delaware As Exclusive Forum For Certain Legal Actions” for additional information.

Approval of Amendment to GPAC’s Amended and Restated Certificate of Incorporation to change GPAC’s name

Upon the closing of the Business Combination, our amended and restated certificate of incorporation will be amended to change our name to Sequel Youth and Family Services, Inc. See the section entitled “Proposal No. 6 — Approval of Amendment to GPAC’s Amended and Restated Certificate of Incorporation To Change GPAC’s Name” for additional information.

Approval of Amendment to GPAC’s Amended and Restated Certificate of Incorporation to Remove Certain Provisions Relating to GPAC’s Status as a Blank Check Company

Upon the closing of the Business Combination, our amended and restated certificate of incorporation will be amended promptly to remove certain provisions relating to our status as a blank check company, including to establish GPAC’s perpetual existence and remove certain corporate opportunity waivers. See the section entitled “Proposal No. 7 — Approval of Amendment to GPAC’s Amended and Restated Certificate of Incorporation To Remove Certain Provisions Relating to GPAC’s Status as a Blank Check Company” for additional information.

Board of Directors of GPAC Following the Business Combination

Upon the closing of the Business Combination, our board of directors will consist of nine directors, of which three will serve as Class I directors on our board of directors until the 2017 annual meeting of stockholders and until their respective successors are duly elected and qualified, three will serve as Class II directors on our board of directors until the 2018 annual meeting of stockholders and until their respective successors are duly elected and qualified and three will serve as Class III directors on our board of directors until the 2019 annual meeting of stockholders and until their respective successors are duly elected and qualified. We expect that our stockholders will elect the following director nominees: Andrew Cook, Ronald Diegelman and William Kerr as the Class I Directors; Paul Zepf, Gary DiCamillo and Charles Bryan as Class II Directors; and, John F. Ripley, Daniel Baker and John Stupak as Class III Directors. See the sections entitled “Proposal No. 8 — Election of Directors to the Board” and “Management After the Business Combination” on pages 152 and 222, respectively.

Adoption of the Incentive Plan

Our board of directors has unanimously approved and adopted the Sequel Youth and Family Services Stock Incentive Plan and recommended that GPAC’s stockholders approve and adopt such plan. The purpose of this plan will be to enhance the profitability and value of GPAC for the benefit of its stockholders by enabling GPAC to offer eligible employees, directors and consultants equity-based incentive awards in order to attract, retain and reward these individuals and strengthen the mutuality of interests between them and GPAC stockholders.

The Sequel Youth and Family Services Stock Incentive Plan provides for grants of stock options, stock appreciation rights, restricted stock and other stock-based awards.

Directors, officers and other employees and subsidiaries and affiliates, as well as others performing consulting or advisory services for GPAC and its subsidiaries, will be eligible for grants under the Sequel Youth and Family Services Stock Incentive Plan.

The aggregate number of shares of common stock which may be issued or used for reference purposes under the Sequel Youth and Family Services Stock Incentive Plan or with respect to which awards may be granted may not exceed 2,850,000, which is approximately 7.58% of our common stock following the completion of the Business Combination on a fully-diluted basis, assuming (i) there are no redemptions and no new equity awards, (ii) the exercise for cash of all outstanding 27,340,000 warrants to purchase 13,670,000 shares of common stock of GPAC, (iii) the exchange of all units issued as Equity Consideration, (iv) the vesting of all shares and (v) no exchange of the Preferred Equity Consideration.

See the section entitled “Proposal No. 9 — Approval and Adoption of the Equity Incentive Plan” for additional information.

Adjournment Proposal

GPAC proposes that the stockholders approve and adopt a proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote. See the section entitled “Proposal No. 10 — Adjournment Proposal” for additional information.

Closing Conditions to the Business Combination

The closing of the Business Combination is subject to a number of conditions set forth in the Merger Agreement including, among others, receipt of the requisite stockholder approval contemplated by this proxy statement. For more information about the closing conditions to the Business Combination, see the section entitled “Proposal No. 1 — Approval of the Business Combination — The Merger Agreement” beginning on page 97.

Termination of the Merger Agreement

The Merger Agreement may be terminated at any time prior to the consummation of the Business Combination in specified circumstances. For more information about the termination rights under the Merger Agreement, see the section entitled “Proposal No. 1 — Approval of the Business Combination — The Merger Agreement” beginning on page 97.

Accounting Treatment of the Business Combination

The transaction will be accounted for as a reverse merger in accordance with U.S. generally accepted accounting principles (“GAAP”). Under this method of accounting, GPAC will be treated as the “acquired company” for financial reporting purposes. This determination was primarily based on Sequel comprising the ongoing operations of the combined company, Sequel senior management comprising the senior management of the combined company, and the fact that a majority of directors of the company post-merger will be the owners or managers of Sequel or individuals identified by Sequel for election to the board. For accounting purposes, Sequel will be deemed to be “accounting acquirer” in the transaction. In accordance with SEC guidance applicable to these circumstances, the merger will be treated as the equivalent of Sequel issuing shares for the net assets of GPAC, accompanied by a recapitalization. The net assets of GPAC will be stated at historical cost, with no goodwill or other intangible assets recorded. Operations prior to the merger will be those of Sequel.

Appraisal Rights

Appraisal rights are not available to our stockholders in connection with the Business Combination.

Recommendation to GPAC Stockholders

In considering the recommendation of GPAC’s board of directors to vote for the proposals presented at the special meeting of stockholders, you should be aware that our Sponsor, officers and directors have interests in the

Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•         the approximately 3,881,250 Founder Shares that our Sponsor, officers and directors will continue to hold (either directly, through affiliates or through interests in the Sponsor) following the Business Combination (with 2,328,750 of these shares subject to a new six-month lock-up and 1,552,500 of these shares subject to vesting), which would have a total value at December 30, 2016 of approximately $38.6 million based on the closing price of the shares of common stock of GPAC as reported by The NASDAQ Capital Market on December 30, 2016 (the “December 30, 2016 Stock Price”), which is significantly higher than the aggregate purchase price of $25,000 at which these shares were originally purchased;

•         the approximately 5,283,000 Sponsor Warrants to purchase 2,641,500 shares of common stock that our Sponsor, officers and directors will continue to hold (either directly, through affiliates or through interests in the Sponsor) following the Business Combination, which would have a value at December 30, 2016 of $0.35 per Sponsor Warrant based on the closing price of the warrants of GPAC as reported by The NASDAQ Capital Market on December 30, 2016 (the “December 30, 2016 Warrant Price”);

•         the fact that the Founder Shares have no redemption rights in the Business Combination but that our Sponsor, offices and directors will be entitled to redemption rights with respect to any public shares they hold if we fail to consummate a business combination on or prior to August 4, 2017;

•         the fact that the warrants, including the Sponsor Warrants, will expire worthless if a business combination is not consummated on or prior to August 4, 2017;

•         the fact that under our registration rights agreement with our Sponsor (the “Sponsor Registration Rights Agreement”), our Sponsor will be entitled to make up to three demands, excluding short form registration demands, that we register its Founder Shares, Sponsor Warrants, the shares of GPAC common stock issuable upon exercise of such Sponsor Warrants and other securities that may be issued in repayment of the Sponsor loans for sale under the Securities Act and will have “piggy-back” registration rights;

•         the fact that following the consummation of the Business Combination, we intend to file a registration statement to register for resale the shares of GPAC common stock issuable upon exercise of the Public Warrants, the Founder Shares, Sponsor Warrants and the shares of GPAC common stock issuable upon the exercise of the Sponsor Warrants, which will permit the public resale of such securities;

•         the fact that following the expiration of the applicable lock-up periods, all shares of common stock owned by the Sponsor, our officers and directors will be freely tradable once registered as described above;

•         the fact that the Administrative Services Agreement with our Sponsor will terminate if the Business Combination is consummated;

•         the fact that we will reimburse loans made to us by our Sponsor to fund the Business Combination costs and expenses prior to the completion of the Business Combination, which amount is expected to be approximately $1.2 million upon the consummation of the Business Combination;

•         the fact that in order to protect the amounts held in the Trust Account, Paul Zepf, our Chief Executive Officer, has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets other than due to the failure to obtain such waiver, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that we complete the Business Combination, Mr. Zepf’s indemnity obligations will cease;

•         the continuation of certain of our officers and directors as directors (but not officers) of GPAC post-Business Combination, which will entitle them to compensation as non-employee directors post-Business Combination as described under “Management After the Business Combination — Director Compensation;”

•         the establishment of a three-year staggered board will make it more difficult to remove our directors; and

•         the continued indemnification of current directors and officers of GPAC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

As a result, our Sponsor, officers and directors have financial incentives to see a business combination consummated. These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal and the transactions contemplated thereby.

Quorum and Required Vote for Proposals for the Special Meeting of Stockholders

A quorum of GPAC stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the common stock outstanding and entitled to vote at the special meeting of stockholders is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock that are represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting of stockholders. Accordingly, abstentions and broker non-votes will have no effect on these proposals.

The approval of each Certificate Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, abstentions and broker non-votes will have the same effect as a vote “AGAINST” a Certificate Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. This means that the nine nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, abstentions and broker non-votes will have no effect on the Director Election Proposal.

The Business Combination Proposal is conditioned on the Share Issuance Proposal, each Certificate Proposal (except for the Delaware Forum Proposal), the Incentive Plan Proposal and the Director Election Proposal. The Share Issuance Proposal, each Certificate Proposal (except for the Delaware Forum Proposal), the Incentive Plan Proposal and the Director Election Proposal are each conditioned on the approval of the Business Combination Proposal. The Share Issuance Proposal, the Director Election Proposal and the Incentive Plan Proposal are each conditioned on the approval of the Certificate Proposals (except for the Delaware Forum Proposal). If the Share Issuance Proposal, the Certificate Proposals (except for the Delaware Forum Proposal), the Incentive Plan Proposal and the Director Election Proposal are not approved, the Business Combination Proposal will have no effect, even if the Business Combination Proposal is approved by the requisite vote. If the Business Combination Proposal is not approved, the Share Issuance Proposal, the Certificate Proposals (except for the Delaware Forum Proposal), the Incentive Plan Proposal and the Director Election Proposal will have no effect, even if those proposals are approved by the requisite vote.

As of the record date, our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of common stock of GPAC acquired by our Sponsor during or after our initial public offering in favor of the Business Combination. Currently, our Sponsor, officers and directors collectively own approximately 20% of our issued and outstanding shares of common stock (excluding warrant shares).

Risk Factors

In evaluating the proposals set forth in this proxy statement, you should carefully read this proxy statement, including the annexes, and especially consider the factors discussed in the section entitled “Risk Factors.”

FREQUENTLY USED TERMS

In this document, unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “GPAC” refer to Global Partner Acquisition Corp, and, following the consummation of the Business Combination and our acquisition of Sequel, the post-Business Combination company.

The terms “combined company” and “post-Business Combination company” refer to GPAC following the consummation of the Business Combination and our acquisition of Sequel.

GPAC was formed on May 19, 2015 and its fiscal year ends on December 31. Therefore, when used in relation to GPAC, references to “fiscal 2015” refer to the period from May 19, 2015 (inception) to December 31, 2015 and references to “fiscal 2016” refer to the twelve months ended December 31, 2016.

Sequel’s fiscal year ends on June 30. Therefore, when used in relation to Sequel, references to “fiscal 2013,” “fiscal 2014,” “fiscal 2015,” “fiscal 2016” and “fiscal 2017” refer to the twelve-month period ended June 30, 2013, 2014, 2015, 2016 or 2017, respectively.

In August 2016, Sequel acquired the Center for Adolescent Recovery and Education business (“CARE Schools”), a provider of residential psychiatric/counseling, substance abuse treatment, development disability and similar services. CARE Schools’ fiscal year ends December 31. Therefore, when used in relation to CARE Schools, references to “fiscal 2015” and “fiscal 2016” refer to the twelve-month periods ended December 31, 2015 and 2016.

In October 2016, Sequel acquired the business of Pomegranate Health Systems of Central Ohio (“Pomegranate”), a provider of acute juvenile psychiatric hospital care, juvenile residential treatment, psychiatric/counseling, substance abuse treatment and similar services at facilities located in Columbus, Ohio. Pomegranate’s fiscal year ends June 30. Therefore, when used in relation to Pomegranate, references to “fiscal 2015” and “fiscal 2016” refer to the twelve-month periods ended June 30, 2015 and 2016.

Following completion of the Business Combination, we intend to change our fiscal year-end to June 30 to correspond with Sequel’s fiscal year-end.

In this document:

“Adjournment Proposal” means a proposal to adjourn the special meeting of the stockholders of GPAC to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote at such special meeting.

“Adjusted EBITDA” means EBITDA as adjusted for items that are not part of regular operating activities, including acquisition costs, founder’s fee and profits interest expense (both of which will cease post-closing of the Business Combination) and other non-cash items such as non-cash unit based compensation, losses on disposal of property, losses from discontinued operations and individually significant disposals and expenses related to tax changes. Adjusted EBITDA is a non-GAAP measure. See “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for a discussion of Adjusted EBITDA and its reconciliation to GAAP beginning on page 203.

“Adjusted EBITDA margin” represents adjusted EBITDA divided by program revenue. Adjusted EBITDA margin is a non-GAAP measure. See “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for a discussion of adjusted EBITDA margin and its reconciliation to GAAP beginning on page 203.

“Alaris” Alaris USA Inc., the holder of preferred interests in Sequel.

“broker non-vote” means the failure of a GPAC stockholder, who holds his or her shares in “street name” through a broker or other nominee, to give voting instructions to such broker or other nominee.

“Business Combination” means the transactions contemplated by the Merger Agreement.

“Business Combination Proposal” means the proposal to approve and adopt the Merger Agreement and the transactions contemplated thereby.

“Capital Stock” means the capital stock or other equity securities of GPAC.

“CARE Schools” means the Center for Adolescent Recovery Education business, a provider of residential psychiatric/counseling, substance abuse treatment, development disability and similar services owned by Sequel.

“Cash Distribution” means the $105.0 million cash distribution paid to the Sequel common equity holders in the Business Combination.

“Certificate Proposals” means the proposals to approve and adopt GPAC’s second amended and restated certificate of incorporation, a copy of which is attached as Annex B to this proxy statement, to (i) increase our authorized common stock and preferred stock, (ii) change the classification of our board of directors from two to three classes of directors with staggered three-year terms of office, (iii) designate the Court of Chancery of the State of Delaware as the sole and exclusive forum for specified legal actions, (iv) change our name from “Global Partner Acquisition Corp.” to “Sequel Youth and Family Services, Inc.” and (v) remove and change certain provisions related to GPAC’s status as a blank check company.

“Change of Control of GPAC” is a change of control event of GPAC as defined in the Operating Agreement.

“Change of Control of Sequel” is a change of control event of Sequel as defined in the Operating Agreement.

“Code” means the Internal Revenue Code.

“Company Third Party Expenses” means all third party expenses of Sequel or its subsidiaries as of the closing of the Business Combination, net of any option exercise proceeds (which such proceeds will be in the amount of $1,596,264.00).

“Consideration” means collectively the Equity Consideration, the Cash Distribution, the Sequel Warrants and the rights under the Tax Receivable Agreement.

“Delaware Forum Proposal” means the Certificate Proposal to designate the Court of Chancery of the State of Delaware as the sole exclusive forum for specified legal actions.

“Delinquent Payment Preferred Consent Matter” means one of the matters for which consent of the Preferred Member is required pursuant to the provisions of the Operating Agreement described in “Proposal No.1 — Approval of the Business Combination — Related Agreements — Amended and Restated Limited Liability Company Agreement — Consent Rights.”

“Director Election Proposal” means the proposal to elect three directors to serve as Class I directors, three directors to serve as Class II directors and three directors to serve as Class III directors on GPAC’s board of directors, subject to the closing of the Business Combination.

“EBITDA” represents net income (loss) before interest expense, income taxes and depreciation and amortization. EBITDA is a non-GAAP measure. See “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for a discussion of EBITDA and its reconciliation to GAAP beginning on page 203.

“Equity Consideration” means the limited liability company common units of Sequel that are exchangeable for shares of GPAC Common Stock and issued to Sequel common equity holders as part of the Consideration in the Business Combination.

“Equity Incentive Plan” means the Sequel Youth and Family Services Stock Incentive Plan.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Agreement” means the Exchange Agreement providing for the exchange of the Equity Consideration for GPAC Common Stock attached to this proxy statement as Annex E.

“Exchange Date” means the date of issuance of the shares of Series A Preferred.

“Founder Lock-Up” means the lock-up on the Sponsor’s Founder Shares agreed to at the time of our initial public offering.

“Founder Shares” means the shares of GPAC Common Stock acquired by the Sponsor and the GPAC directors and officers prior to GPAC’s initial public offering.

“Free cash flows” represents adjusted EBITDA less capital expenditures. Free cash flows is a non-GAAP measure. See “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for a discussion of free cash flows and its reconciliation to GAAP beginning on page 203.

“Free cash flow conversion” represents adjusted EBITDA less capital expenditures, divided by adjusted EBITDA.

“GAAP” means the generally accepted accounting principles in the United States.

“GPAC” means Global Partner Acquisition Corp.

“GPAC Common Stock” means the shares of common stock, par value $0.0001 per share, of GPAC.

“Incentive Plan Proposal” means the proposal to adopt the Sequel Youth and Family Services Stock Incentive Plan, a copy of which is attached as Annex C to this proxy statement.

“Investment Company Act” means the Investment Company Act of 1940, as amended.

“JOBS Act” means the Jumpstart Our Business Startups Act of 2012, as amended.

“Merger Agreement” means the Agreement and Plan of Merger, dated as of January 11, 2017, by and among GPAC, Sequel, MergerSub and other parties named therein, as it may be amended from time to time.

“MergerSub” means Sequel Acquisition, LLC.

“Nondefault Preferred Consent Matter” means one of the matters for which consent of the Preferred Member is required pursuant to the provisions of the Operating Agreement described in “Proposal No.1 — Approval of the Business Combination — Related Agreements — Amended and Restated Limited Liability Company Agreement — Consent Rights.”

“Operating Agreement” means the Seventh Amended and Restated Operating Agreement of Sequel that will become effective upon the consummation of the Business Combination.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pomegranate” means the business of Pomegranate Health Systems of Central Ohio, a provider of acute juvenile psychiatric hospital care, juvenile residential treatment, psychiatric/counseling, substance abuse treatment and similar services at facilities located in Columbus, Ohio, owned by Sequel.

“Preferred Cash Distribution” means the cash distribution paid to the Sequel preferred equity holder in the Business Combination, which will be equal to $30.0 million.

“Preferred Equity Consideration” means the $62.2 million in preferred units of Sequel issued to the holder of preferred interests of Sequel in the Business Combination.

“Preferred Member” means Alaris and all of its affiliates.

“Program revenue” represents total program billings, including (i) amounts billed by Sequel on behalf of not-for-profits under its provider service agreements, of which a portion of the billings are retained by the not-for-profits and (ii) individually significant disposals. Program revenue is a non-GAAP measure. See “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for a discussion of program revenue and its reconciliation to GAAP beginning on page 203.

“proposed certificate” means the second amended and restated certificate of incorporation of GPAC being proposed for approval by GPAC’s stockholders, a copy of which is attached as Annex B to this proxy statement.

“public shares” means shares of GPAC Common Stock issued in GPAC’s initial public offering.

“Public Warrants” means the 15,525,000 warrants to purchase 7,762,500 shares of GPAC Common Stock issued in GPAC’s initial public offering.

“Redemption Price” means the price at which the class C and class D preferred units of Sequel are redeemable pursuant to the provisions of the Operating Agreement described in “Proposal No.1 — Approval of the Business Combination — Related Agreements — Amended and Restated Limited Liability Company Agreement — Optional Redemption of Class C and D Units.”

“Same Program Revenues of Sequel” is defined in the Operating Agreement and means, for any given fiscal year, all net revenues of all members of the Sequel Group attributable to the Sequel business, on a consolidated basis determined in accordance with GAAP, provided that:

(i)       In the event any new program, service contract, business line or facility is commenced or opened by any member of the Sequel Group, the revenues attributable to such New Program will not be included in Same Program Revenues of Sequel until the first fiscal year that begins after the completion of eighteen (18) calendar months after the date on which such new program, service contract, business line or facility recognizes its first dollar of revenue, except as otherwise provided in clause (iii) below.

(ii)      In the event any program, service contract, business line or facility is acquired from a third party by any member of the Sequel Group, whether by way of share purchase, asset purchase, amalgamation, merger, arrangement, reorganization or other business combination, the revenues attributable to such acquired program will not be included in Same Program Revenues of Sequel until the first fiscal year that begins after the completion of twelve (12) calendar months following the effective date of the acquisition of such acquired program, except as otherwise provided in clause (iii) below.

(iii)     In the event any program, service contract, business line or facility of the Sequel business is terminated or closed, then the net revenues of the Sequel business attributable to each such termination or closing will be removed from the calculation of Same Program Revenues of Sequel for both the fiscal years in which the terminated program is terminated as well as the immediately preceding fiscal year.

“Securities Act” means the Securities Act of 1933, as amended.

“Sequel” means Sequel Youth and Family Services, LLC, an Iowa limited liability company, and its subsidiaries. Prior to the consummation of the Business Combination, Sequel will convert into a Delaware limited liability company.

“Sequel Group” means following the consummation of the Business Combination, the post-Business Combination company, Sequel, its subsidiaries and controlled entities.

“Sequel Warrants” means the 6,532,000 warrants to purchase 3,266,000 shares of GPAC Common Stock issued as part of the Consideration in the Business Combination.

“Series A Preferred” means the new series of convertible series A preferred stock issuable to the holders of class C and class D preferred units of Sequel under certain circumstances upon a change of control of GPAC that is not approved by the GPAC board of directors or a change in the board of directors of GPAC whereby a majority of the board of directors is no longer composed of directors that were directors at closing of the Business Combination or directors nominated by the members of such board of directors.

“Share Cap” means the maximum number of shares of GPAC Common Stock issuable upon conversion of all such Series A Preferred, which is equal to 12,500,000 shares, as may be adjusted for stock splits or similar events.

“Share Issuance Proposal” means the proposal to approve the issuance of more than 20% of GPAC’s outstanding common stock in connection with the Business Combination for purposes of complying with applicable Nasdaq Capital Market listing rules.

“Sponsor” means Global Partner Sponsor I LLC.

“Sponsor Note” means the promissory note in the amount of up to $1.2 million issued on January 2, 2017 in favor of the Sponsor to cover certain Business Combination fees and expenses.

“Sponsor Registration Rights Agreement” means the Registration Rights Agreement, dated as of July 29, 2015, by and between the Company and the Sponsor.

“Sponsor Warrants” means the 12,815,000 warrants to purchase 6,407,500 shares of GPAC Common Stock owned by the Sponsor. Sponsor will forfeit (i) 6,532,000 of those Sponsor Warrants to purchase 3,266,000 shares of GPAC Common Stock to permit the issuance of the 6,532,000 Sequel Warrants to purchase 3,266,000 shares of GPAC Common Stock in the Business Combination to the Sequel common equity holders and (ii) an additional 1,000,000 Sponsor Warrants to purchase 500,000 shares of GPAC Common Stock to fund in part the Sequel Youth and Family Services Stock Incentive Plan in the Business Combination.

“Tax Receivable Agreement” means the Tax Receivable Agreement which is attached to this proxy statement as Annex F.

“Total revenue” means net program service revenue plus provider service revenue as reported in the financial statements of Sequel.

“Transfer Agent” means Continental Stock Transfer & Trust Company acting as transfer agent for the GPAC Common Stock.

“Trust Account” means the trust account with Continental Stock Transfer & Trust Company acting as trustee which holds a total of approximately $155.5 million as of September 30, 2016.

“Units” means the 15,525,000 units issued in connection with GPAC’s initial public offering, each of which consisted of one share of common stock of the Company, $0.0001 par value, and one Public Warrant.

“Vesting Period” means the eight year period following consummation of the Business Combination.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the proposals to be presented at the special meeting of stockholders, including with respect to the proposed Business Combination. The following questions and answers may not include all the information that is important to our stockholders. We urge stockholders to carefully read this entire proxy statement, including the annexes and the other documents referred to herein.

Q:      Why am I receiving this proxy statement?

A:      We have entered into the Merger Agreement pursuant to which, through a series of transactions, we will acquire the Sequel business through an equity purchase and a merger of MergerSub, a newly-formed wholly-owned subsidiary of GPAC, with and into Sequel with Sequel being the survivor in the merger. The Merger Agreement and the transactions contemplated by this agreement are referred to as the “Business Combination.” A copy of the Agreement and Plan of Merger is attached to this proxy statement as Annex A. Our stockholders are being asked to consider and vote upon a proposal to approve and adopt the Business Combination, including the Merger Agreement, among other proposals, described below. This proxy statement and its annexes contain important information about the proposed Business Combination and the other matters to be acted upon at the special meeting. You should read this proxy statement and its annexes carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement and its annexes.

Q:      How did GPAC arrive at the purchase price for Sequel?

A:      The purchase price of Sequel was the result of negotiations between GPAC and Sequel and is based upon a pro forma enterprise value of $423.3 million for the post-Business Combination company, which is the value implied by adding: (i) $155.3 million in public shares of GPAC currently outstanding, (ii) $23.3 million in Founder Shares that are not subject to vesting and are owned by our Sponsor, (iii) approximately $45.0 million in Equity Consideration resulting from the issuance of newly issued class B limited liability company common units in Sequel, which will be exchangeable initially for 4,500,000 shares of common stock of GPAC, (iv) approximately $62.2 million in Preferred Equity Consideration, (v) approximately $137.5 million in net debt of Sequel, which will remain outstanding following the consummation of the Business Combination and (vi) the potential value of the rights granted under the Tax Receivable Agreement.

GPAC determined the price it was prepared to pay for Sequel based on numerous factors, including the trading price of the stock of comparable behavioral and mental health companies and other asset light healthcare services providers identified by GPAC’s management and its investment bankers, the financial performance of Sequel, the indebtedness of Sequel, the growth potential of Sequel and the ability of Sequel’s management team to execute its business plan.

Initial discussions between GPAC and Sequel began in June 2016 and the pro forma enterprise value of $423.3 million was reached after numerous negotiations in light of market developments and the performance of comparable companies.

The comparable companies that our board of directors reviewed were AAC Holdings, Acadia Healthcare, Addus HomeCare, Amedisys, Civitas Solutions, Providence Service Corporation, Universal Health Services and U.S. Physical Therapy, which we refer to as Sequel’s comparable companies. These companies are a mix of publicly traded asset light healthcare providers and mental and behavioral healthcare companies. These companies operate in the healthcare services industry and require less capital intensity to set up and grow and were, therefore, selected by our management as the publicly traded companies having businesses most similar to Sequel’s business. The enterprise value over estimated EBITDA for calendar year 2017 and estimated free cash flows for calendar year 2017 for AAC Holdings, Acadia Healthcare, Addus HomeCare, Amedisys, Civitas Solutions, Providence Service Corporation, Universal Health Services and U.S. Physical Therapy range from 6.7x to 16.2x, with a mean of 11.1x and 10.8x to 25.1x with a mean of 15.4x, respectively as of January 9, 2017. Based upon a pro forma enterprise value for Sequel of $423.3 million (inclusive of fees and expenses), this implied a ratio of the pro forma enterprise value over the Sequel management-estimated adjusted EBITDA for calendar year 2017 of 9.8x (based on estimated adjusted EBITDA for calendar year 2017 of $43.0 million, which is inclusive of public company costs). Based upon a pro forma enterprise value for Sequel of $423.3 million (inclusive of fees and expenses), this implied a ratio of the pro forma enterprise value over the Sequel management-estimated adjusted EBITDA for calendar year 2017 less capital expenditures of 10.5x (based on estimated adjusted EBITDA for calendar year 2017 of $40.0 million, which is inclusive of public company costs and estimated capital expenditure for calendar year 2017 of $3 million). This comparison allowed our board of directors to conclude that Sequel’s pro forma implied total enterprise value over estimated adjusted EBITDA and total enterprise value over estimated free cash flows was below the similar metrics for the selected comparable companies. This analysis supported our board’s determination that the terms of the Business Combination were fair to and in the best interests of our company and our stockholders.

It is a requirement under our current charter and NASDAQ listing requirements that the business or assets acquired in our initial business combination have a fair market value equal to at least 80% of the balance of the funds in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the execution of a definitive agreement for our initial business combination. As of the date of the execution of the Merger Agreement, the balance of the funds in the Trust Account was approximately $155.3 million (excluding approximately $4.6 million of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) and 80% thereof represents approximately $124.2 million. In reaching its conclusion that the Business Combination meets the 80% asset test, our board of directors looked at the enterprise value of Sequel of approximately $423.3 million implied by adding: (i) $155.3 million in public shares of GPAC currently outstanding, (ii) $23.3 million in Founder Shares that are not subject to vesting and are owned by our Sponsor, (iii) approximately $45.0 million in Equity Consideration resulting from the issuance of newly issued class B limited liability company common units in Sequel, which will be exchangeable initially for 4,500,000 shares of common stock of GPAC, (iv) approximately $62.2 million in Preferred Equity Consideration, (v) approximately $137.5 million in net debt of Sequel, which will remain outstanding following the consummation of the Business Combination and (vi) the potential value of the rights granted under the Tax Receivable Agreement.

In determining whether the enterprise value described above represents the fair market value of Sequel, our board of directors considered all of the factors described above in this section and the fact that the purchase price for Sequel was the result of an arm’s length negotiation with the Sequel equity holders. As a result, our board of directors concluded that the fair market value of the business acquired was significantly in excess of 80% of the assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account). In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the Business Combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

Our board of directors concluded that a $423.3 million pro forma enterprise value for Sequel was reasonable in light of these numerous factors.

Q:      Did GPAC’s board of directors obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?

A:      Our board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Our officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds, together with the experience and sector expertise of our financial advisors enabled them to make the necessary analyses and determinations regarding the business combination with Sequel. In addition, our officers and directors and our advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of our board of directors in valuing Sequel’s business, and assuming the risk that the board of directors may not have properly valued such business.

Q:      Following the Business Combination, will the GPAC securities continue to trade on a stock exchange?

A:      Yes, our common stock and warrants will continue to be listed on The NASDAQ Capital Market. At the closing of the Business Combination, our units, which currently are traded under the symbol “GPACU,” will separate into their component shares of common stock and warrants and no longer trade separately. Our common stock and warrants currently trade under the symbols “GPAC” and “GPACW,” respectively. We intend to apply for the continued listing of our common stock and warrants on The NASDAQ Capital Market under the ticker symbols “SYFS” and “SYFSW,” respectively, following consummation of the Business Combination.

Q:      How has the announcement of the Business Combination affected the trading price of the GPAC Common Stock?

A:      On January 11, 2017 immediately prior to the announcement of the Business Combination, the closing trading price of the GPAC Common Stock on The NASDAQ Capital Market was $9.91 per share. On the date immediately prior to the date of this proxy statement, the closing trading price of the GPAC Common Stock on The NASDAQ Capital Market was $        per share.

Q:      How will the Business Combination impact the number of shares outstanding after the Closing?

A:      Immediately after the Business Combination, the amount of GPAC Common Stock outstanding will continue to be 19,406,250 shares of GPAC Common Stock (assuming that no shares of GPAC Common Stock are redeemed and including all Sponsor shares that will become subject to vesting).

Up to 33,520,000 additional shares of GPAC Common Stock may be issuable in the future as a result of: (i) the 20,808,000 warrants to purchase 10,404,000 shares of GPAC Common Stock owned by GPAC’s existing warrant holders, including the Sponsor, that will remain outstanding following the Business Combination, (ii) the 6,532,000 Sequel Warrants to purchase 3,266,000 shares of GPAC Common Stock that will be issued to the Sequel common equity holders in the Business Combination, (iii) the class B limited liability company common units in Sequel held by the Sequel common equity holders (other than GPAC) that will be exchangeable for 4,500,000 shares of GPAC Common Stock, (iv) the 2,850,000 shares of GPAC Common Stock that may be issued under the proposed Equity Incentive Plan and (v) the up to 12,500,000 shares of GPAC Common Stock that may be issued upon conversion of the preferred stock issuable under certain limited change of control circumstances upon exchange of the Preferred Equity Consideration.

The future issuance and sale of these shares in the public market could adversely impact the market price of our common stock even if our business is doing well.

Q:      What is being voted on at the special meeting?

A:      Below are proposals on which our stockholders are being asked to vote:

1.       to approve and adopt the Merger Agreement (this proposal is referred to herein as the “Business Combination Proposal”);

2.       to approve the issuance of more than 20% of GPAC’s issued and outstanding common stock in connection with the Business Combination for purposes of complying with applicable NASDAQ Capital Market listing rules (this proposal is referred to herein as the “Share Issuance Proposal”);

3.       to approve an amendment to our amended and restated certificate of incorporation to increase GPAC’s authorized common stock and authorized preferred stock;

4.       to approve an amendment to our amended and restated certificate of incorporation to change the classification of our board of directors from two to three classes of directors with staggered three-year terms of office;

5.       to approve an amendment to our amended and restated certificate of incorporation to adopt Delaware as the exclusive forum for certain stockholder litigation;

6.       to approve an amendment to our amended and restated certificate of incorporation to change our name to Sequel Youth and Family Services, Inc.;

7.       to approve an amendment to our amended and restated certificate of incorporation to remove certain provisions related to our status as a blank check company;

(Proposals 3 through 7 are collectively referred to herein as the “Certificate Proposals”)

8.       to elect three directors to serve as Class I directors, three directors to serve as Class II directors and three directors to serve as Class III directors on our board of directors (this proposal is referred to herein as the “Director Election Proposal”);

9.       to approve and adopt the Sequel Youth and Family Services Stock Incentive Plan (the “Incentive Plan Proposal”); and

10.     to approve the adjournment of the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies in the event that, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented at the special meeting of stockholders (this proposal is referred to herein as the “Adjournment Proposal”). This proposal will only be presented at the special meeting if there are not sufficient votes to approve one or more of the other proposals presented to stockholders for vote.

Q:      Are the proposals conditioned on one another?

A:      Yes.

•         the Business Combination Proposal is conditioned on the approval of the Share Issuance Proposal, each Certificate Proposal (except for the Delaware Forum Proposal), the Incentive Plan Proposal and the Director Election Proposal;

•         the Share Issuance Proposal, each Certificate Proposal (except for the Delaware Forum Proposal), the Incentive Plan Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal; and

•         the Share Issuance Proposal, the Director Election Proposal and the Incentive Plan Proposal are each conditioned on the approval of the Certificate Proposals (except for the Delaware Forum Proposal).

If the Share Issuance Proposal, the Certificate Proposals (except for the Delaware Forum Proposal), the Incentive Plan Proposal and the Director Election Proposal are not approved, the Business Combination Proposal will have no effect, even if the Business Combination Proposal is approved by the requisite vote.

If the Business Combination Proposal is not approved, the Share Issuance Proposal, the Certificate Proposals (except for the Delaware Forum Proposal), the Incentive Plan Proposal and the Director Election Proposal will have no effect, even if those proposals are approved by the requisite vote.

The Adjournment Proposal does not require the approval of any other proposal to be effective and will only be presented at the special meeting if there are not sufficient votes to approve one or more of the other proposals.

Q:      Why is GPAC proposing the Business Combination Proposal?

A:      We were organized for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

In considering the Business Combination, our board of directors considered in particular the following positive factors:

•         Sequel is a best-in-class behavioral healthcare provider with national scale, operating 44 programs across 19 US states serving approximately 9,000 clients;

•         the US mental health and substance abuse services industry is a large and growing market with significant barriers to entry;

•         Sequel offers a comprehensive service offering with superior quality of service and clinical capabilities;

•         Sequel has a diversified revenue mix, from a geography, program, referral and payor standpoint;

•         Sequel has a business model that supports strong growth and high free cash flow generation with total revenue of $200.4 million, $185.7 million, $163.6 million and $54.0 million in fiscal 2016, 2015 and 2014 and for the three months ended September 30, 2016, respectively; program revenue of $208.0 million, $193.0 million, $171.5 million and $55.9 million in fiscal 2016, 2015 and 2014 and for the three months ended September 30, 2016, respectively; adjusted EBITDA of $31.3 million, $27.2 million, $23.2 million and $8.1 million in fiscal 2016, 2015 and 2014 and for the three months ended September 30, 2016, respectively; and free cash flows of $28.8 million, $25.7 million and $21.2 million in fiscal 2016, 2015 and 2014, respectively;

•         For fiscal 2017, Sequel forecasts program revenue, total revenue, adjusted EBITDA and free cash flows of $253.9 million, $246.1 million, $39.3 million and $36.4 million, respectively, which represents an increase of 22.1%, 22.8%, 30.9% and 32.3%, respectively, from fiscal 2016;

•         For calendar 2017, Sequel forecasts program revenue, total revenue, adjusted EBITDA and free cash flows of $269.2 million, $261.4 million, $43.2 million and $40.2 million, respectively;

•         Sequel has a proven track record of growth, both organically and through acquisitions;

•         Sequel is led by a highly talented and experienced management team with a combined 213 years of experience in the industry; and

•         following completion of the Business Combination (assuming there are no redemptions or new equity awards), our existing stockholders, including our Sponsor, will retain an ownership interest of approximately 79.3% on a fully-diluted basis after giving effect to the exercise of all warrants for cash, the exchange of all limited liability company common units of Sequel exchangeable for GPAC Common Stock, the vesting of all shares and no exchange of the Preferred Equity Consideration.

Program revenue, adjusted EBITDA and free cash flows are non-GAAP measures. See “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for a discussion of program revenue, adjusted EBITDA and free cash flows and their reconciliation to GAAP beginning on page 203.

In making its recommendation, our board of directors also considered, among other things, the following potential deterrents to the Business Combination:

•         the risk that some of the current public stockholders would vote against the Business Combination Proposal or exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account, which our board concluded was substantially mitigated because of the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights, which mitigates any incentive for a public stockholder to vote against the Business Combination Proposal, especially to the extent that they hold Public Warrants, which would likely be worthless if the Business Combination is not completed;

•         the risk that the announcement of the transaction and potential diversion of Sequel’s management and employee attention may adversely affect Sequel’s ability to retain current clients;

•         the risk that certain key employees and clients of Sequel might not choose to remain with the company post-closing;

•         the risks associated with the behavioral health sector industry in general;

•         the risk associated with macroeconomic uncertainty and the effects it could have on Sequel’s revenues;

•         the risk of regulatory changes in healthcare laws following the recent U.S. elections, especially the expected repeal or changes to the Affordable Care Act and their potential impact on Sequel’s revenues;

•         the risks associated with Sequel’s debt and preferred interests;

•         the risk of competition in the industry, including the potential for new entrants;

•         the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of the GPAC stockholders;

•         the inability to maintain the listing of the GPAC Common Stock on The Nasdaq Capital Market prior to or following the Business Combination;

•         the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

•         the potential conflicts of interest of our Sponsor, officers and directors in the Business Combination, and

•         the other risks described in the “Risk Factors” section of this proxy statement.

The board of directors concluded that these negative factors did not diminish or outweigh the benefits for entering into the Business Combination.

Q:      What will happen in the Business Combination?

A:      The Business Combination consists of a series of transactions pursuant to which we will acquire the Sequel business through an equity purchase and a merger of MergerSub with and into Sequel, with Sequel being the survivor in the merger. GPAC’s name will be changed to Sequel Youth and Family Services, Inc.

In the Business Combination:

•         The Sequel common equity holders will receive in consideration for their common units in Sequel newly issued class B limited liability company common units in Sequel, which will be exchangeable initially for 4,500,000 shares of common stock of GPAC (“Equity Consideration”). Immediately following the Business Combination, under the Merger Agreement, the Sequel common equity holders will also receive a distribution of (i) $105.0 million in cash (the “Cash Distribution”), (ii) 6,532,000 warrants to purchase approximately 3,266,000 shares of common stock of GPAC (the “Sequel Warrants”) and (iii) rights under the Tax Receivable Agreement described below.

•         All issued and outstanding options of Sequel will vest and become exercisable for common units of Sequel entitled to the consideration above.

•         The preferred equity holder in Sequel will receive a distribution of $30.0 million in cash (the “Preferred Cash Distribution”) and approximately $62.2 million in newly-issued preferred units in Sequel (the “Preferred Equity Consideration”) in exchange for its existing preferred interests in Sequel. The Preferred Equity Consideration will have certain preferred rights, including the right to receive monthly cash distributions in an amount initially equal to 9.9% per year, subject to adjustment based on Same Program Revenues of Sequel, and approval rights over certain actions by GPAC and Sequel;

•         The Preferred Equity Consideration will be redeemable at any time at GPAC’s option and automatically upon a change of control of GPAC or Sequel, provided that if such change of control has not been approved by the board of directors of GPAC, then the Preferred Equity Consideration will be exchangeable instead for newly-issued preferred stock of GPAC convertible into not more than 12,500,000 shares of GPAC Common Stock.

•         Pursuant to the Tax Receivable Agreement, GPAC will share tax savings resulting from (A) the amortization of the anticipated step-up in tax basis in Sequel’s assets as a result of (i) the Business Combination and (ii) the exchange of the class B limited liability company common units in Sequel received in connection with the Business Combination for shares of GPAC pursuant to the Exchange Agreement attached to this proxy statement as Annex E (the “Exchange Agreement”) and (B) certain other related transactions with certain of the equity holders of Sequel based on the timing of when those tax savings are realized as follows: (i) the first $5.0 million in tax savings attributable to the Sequel equity held by the Ripley Trust will be retained by GPAC, (ii) tax savings above the first $5.0 million attributable to the Sequel equity held by the Ripley Trust will be paid 80% to the Ripley Trust and retained 20% by GPAC; and (iii) tax savings attributable to certain Sequel equity holders, other than the Ripley Trust, that received cash in the Business Combination and exchange class B limited liability company common units in Sequel for shares of GPAC pursuant to the Exchange Agreement will be paid 80% to such Sequel equity holders and retained 20% by GPAC.

•         Approximately $137.5 million in net debt of Sequel will remain outstanding following the consummation of the Business Combination.

•         Third party Business Combination transaction expenses will be paid at closing in an amount of up to $22.0 million in the aggregate, consisting of $11.6 million for Company Third Party Expenses and up to a maximum of $10.4 million for GPAC and Sponsor third party expenses.

•         To secure the payment of GPAC’s post-closing indemnification rights under the Merger Agreement, 400,000 class B limited liability company common units with an aggregate value of $4.0 million issuable to the Sequel common equity holders as Equity Consideration at closing of the Business Combination will be placed in escrow for 18 months to secure any indemnification obligation of the Sequel equity holders, if any, for breaches of representations and warranties (other than certain labor and billing matters), breaches of covenants, reimbursement of pre-closing taxes and unpaid Company Third Party Expenses in excess of $11.6 million and certain other indemnification obligations of the Sequel equity holders under the Merger Agreement. The units placed in escrow will be allocated among the equity holders of Sequel as provided in the Merger Agreement. In addition, the parties have purchased a $25 million representations & warranties insurance policy to indemnify GPAC against breaches of certain representations and warranties in the Merger Agreement. Other than with respect to fraud, intentional misrepresentation, willful misconduct, breaches of certain fundamental representations or indemnification obligations for breaches of covenants, pre-closing taxes, unpaid Company Third Party Expenses and other specific indemnification obligations of the Sequel equity holders, GPAC’s rights to indemnification recovery will be subject to a $2.0 million deductible and be capped to $2.0 million worth of the amount in escrow plus the amounts available under the representations & warranties insurance policy. The holder of preferred interests in Sequel will be subject to indemnification obligations to GPAC only for its own covenants and in the maximum amount of the Preferred Cash Distribution in connection with the Merger Agreement.

•         The class B limited liability company common units of Sequel issued to the Sequel common equity holders in the Business Combination will be exchangeable into shares of common stock of GPAC following a six-month lock-up period on the first business day of any calendar month, upon a change of control or upon termination of employment. The initial exchange ratio will be one-for-one and is subject to certain adjustments. The class B limited liability common units will be non-voting common units of Sequel entitled to share in the profits and losses of Sequel and to receive distributions as and if declared by the board of managers of Sequel. So long as all preferred distributions on the class C and class D units have been paid in full and no event of default is continuing, Sequel will make tax distributions to the holders of class A and class B limited liability company common units as necessary to enable these holders to pay their estimated income tax liabilities and may make any additional distributions to the holders of these units on a pro rata basis as the board of managers may determine.

In connection with the Business Combination:

•         The Sponsor will subject 1,552,500 shares of common stock of GPAC owned by it (or 40% of the 3,881,250 Founder Shares owned by it) to vesting and forfeiture based on the common stock price performance of the post-Business Combination company over the Vesting Period as follows: (i) 776,250 shares (or 50%) will vest and no longer be subject to forfeiture on the first day of the closing price of the common stock of the post-Business Combination company being at or above $12.50 for 20 trading days over a 30 trading day period immediately preceding such day during the Vesting Period and (ii) 776,250 shares (or 50%) will vest and no longer be subject to forfeiture on the first day of the closing price of the common stock of the post-Business Combination company being at or above $15.00 for 20 trading days over a 30 trading day period immediately preceding such day during the Vesting Period. Any shares that do not vest during the Vesting Period will be forfeited by the Sponsor at the expiration of the Vesting Period. All shares will vest and no longer be subject to forfeiture upon a change of control or liquidation of GPAC. The Sponsor will continue to be entitled to voting rights and dividends on these shares until vesting.

•         The Sponsor will also subject 2,328,750 shares of common stock of GPAC owned by it (or 60% of the 3,881,250 Founder Shares owned by it) to a new six-month lock-up in addition to the existing one year Founder Lock-Up on these shares, subject to certain exceptions.

•         The Sponsor will forfeit (i) 6,532,000 of its Sponsor Warrants to purchase 3,266,000 shares of GPAC Common Stock to permit the issuance and sale of the 6,532,000 Sequel Warrants to purchase 3,266,000 shares of GPAC Common Stock to the Sequel common equity holders in the Business Combination and (ii) 1,000,000 of its Sponsor Warrants to purchase 500,000 shares of GPAC Common Stock to fund in part the proposed Sequel Youth and Family Services Stock Incentive Plan. Following such forfeitures, the Sponsor will own 5,283,000 Sponsor Warrants to purchase 2,641,500 shares of common stock of GPAC at the consummation of the Business Combination.

•         An estimated $1.2 million in loans from the Sponsor will be repaid at closing as Business Combination third party transaction expenses.

Q:      What are the terms for the exchange of the exchangeable units of Sequel into GPAC Common Stock?

A:      The class B limited liability company common units of Sequel issued to the Sequel common equity holders in the Business Combination will be exchangeable into shares of common stock of GPAC following a six-month lock-up period on the first business day of any calendar month, upon a change of control or upon termination of employment. The initial exchange ratio will be one-for-one and is subject to certain adjustments. Upon exchange of all exchangeable common units of Sequel, assuming all Sequel options have been exercised in the Business Combination, GPAC will own 90% of the voting rights with the holder of preferred units in Sequel holding 10% of the voting rights of Sequel and having an initial 9.9% preferred return on its interest, subject to adjustment based on Same Program Revenues of Sequel.

Q:      What revenue and net income/losses has Sequel generated in the last three years?

A:      For the fiscal years 2016, 2015 and 2014 and for the three months ended September 30, 2016, Sequel had total revenue of $200.4 million, $185.7 million, $163.6 million and $54.0 million, respectively, growing at a CAGR of more than 23.7% since the fiscal year 2000. For the fiscal years 2016, 2015 and 2014 and for the three months ended September 30, 2016, Sequel had program revenue of $208.0 million, $193.0 million, $171.5 million and $55.9 million, respectively, growing at a CAGR of more than 22% since the fiscal year 2000. Its adjusted EBITDA was $31.3 million, $27.2 million, $23.2 million and $8.1 million for the fiscal years 2016, 2015 and 2014 and for the three months ended September 30, 2016, respectively, growing at a CAGR of 24.9% since the fiscal year 2000. For the fiscal years 2016, 2015 and 2014, Sequel’s fee cash flows of $28.8 million, $25.7 million and $21.2 million, respectively. For the fiscal years 2016, 2015 and 2014 and for the three months ended September 30, 2016, Sequel’s net income was $18.6 million, $14.0 million, $10.8 million and $4.1 million, respectively. At September 30, 2016, Sequel’s total assets were $118.3 million and its total debt was $118.2 million. See “Selected Historical Consolidated Financial and Other Data of Sequel” and “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations” for additional information, beginning on page 203. See “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for a discussion of program revenue, adjusted EBITDA and free cash flows and their reconciliation to GAAP beginning on page 203.

Q:      What equity stake will current GPAC stockholders and former Sequel stockholders hold in the Company after the closing?

A:      Immediately following consummation of the Business Combination, GPAC’s public stockholders and our Sponsor will continue to own 80% and 20%, respectively, of the outstanding common stock of GPAC (including 1,552,500 shares of common stock of GPAC owned by our Sponsor that will become subject to vesting).

On a fully-diluted basis, assuming (i) no indemnification by the Sequel equity holders, which may reduce their ownership, (ii) that none of GPAC’s stockholders exercise their redemption rights, (iii) the exercise for cash of all outstanding 27,340,000 warrants to purchase 13,670,000 shares of common stock of GPAC,

(iv) the exchange of all units issued as Equity Consideration, (v) that no equity awards are issued under our proposed Equity Incentive Plan and (vi) no exchange of the Preferred Equity Consideration, immediately following the completion of the Business Combination, GPAC’s public stockholders, the common equity holders of Sequel (other than GPAC) and our Sponsor would own approximately 61.97%, 20.67% and 17.36%, respectively, of the outstanding common stock of GPAC. If the actual facts are different than these assumptions (and they are likely to be), the percentage ownership retained by GPAC’s existing stockholders will be different.

The following table illustrates three scenarios of varying share ownership levels and ownership percentages (in parenthesis) based on the assumptions described above but assuming varying levels of redemptions by GPAC stockholders:

Assumptions

	No Shares of GPAC Common Stock are Redeemed	Percentage of Outstanding Shares	2.5 million Shares of GPAC Common Stock Held by Public Stockholders are Redeemed	Percentage of Outstanding Shares	Maximum Amount of Shares of GPAC Common Stock Held by Public Stockholders are Redeemed (Other Than Founder Shares)	Percentage of Outstanding Shares
GPAC public stockholders	23,287,500	61.97%	20,787,500	59.26%	0	0.0%
Sponsor	6,522,750	17.36%	6,522,750	18.60%	6,522,750	45.65%
Sequel common equity holders	7,766,000	20.67%	7,766,000	22.14%	7,766,000	54.35%

See “Summary of the Proxy Statement and Business Combination — Consideration to Sequel Equity Holders in the Business Combination and Related Transactions” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Q:      Will GPAC obtain new financing in connection with the Business Combination?

A:      Approximately $137.5 million in net debt of Sequel will remain outstanding following the closing of the Business Combination, including approximately $2.8 million which are expected to be borrowed at closing under Sequel’s existing revolving credit facility to fund a portion of the Cash Distribution and Preferred Cash Distribution in the Business Combination. In connection with the Business Combination, GPAC intends to amend Sequel’s existing credit facility to, among other things, reduce the pricing under the facility, reset the amortization of the terms loans thereunder and increase the accordion feature of the facility to up to $40.0 million to fund general corporate purposes and further growth post Business Combination, including future acquisitions.

Q:      Is the Business Combination the first step in a “going-private” transaction?

A:      The Company does not intend for the Business Combination to be the first step in a “going-private” transaction. One of the primary purposes of the Business Combination is to provide a platform for Sequel to access the U.S. public markets.

Q:      What conditions must be satisfied to complete the Business Combination?

A:      There are a number of closing conditions to the Business Combination, including, but not limited to, the following:

•         the representations and warranties must be true and correct in all material respects and the parties must have complied with their covenants in all material respects;

•         there must not be in effect any order or proceeding by a governmental body of competent jurisdiction or injunction restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by the Merger Agreement;

•         the approval by GPAC’s stockholders of the Business Combination Proposal, each Certificate Proposal (other than the Delaware Forum Proposal), the Share Issuance Proposal, the Director Election Proposal, and the Incentive Plan Proposal;

•         the approval by the Sequel voting equity holders of the Merger Agreement and the Business Combination, which approval occurred upon execution of the Merger Agreement, must not have been revoked;

•         all government and antitrust approvals and other third party consents required under the Merger Agreement must have been obtained;

•         certain key employees of Sequel, including the CEO, CFO and Chief Program Officer, must have entered into new offer letters and non-solicitation covenants effective following consummation of the Business Combination and must continue to be employees of Sequel at closing;

•         GPAC must have reasonably determined that the Equity Consideration and preferred interests may be issued pursuant to applicable securities laws;

•         Sequel’s Chairman must have entered into a non-competition and non-solicitation agreement effective following consummation of the Business Combination;

•         Sequel’s existing credit facility, as amended, must be in effect.

•         GPAC must have secured all equity financing required for the consummation of the Business Combination;

•         GPAC must have no less than $158,006,779 in cash from the Trust Account, proceeds from Sequel’s credit facility and additional proceeds of equity financing which GPAC may procure immediately prior to the closing of the Business Combination and after giving effect to any redemptions and the payment of deferred underwriting commissions;

•         Sequel and each Sequel equity holder must execute and deliver certain related transaction agreements, including a release of claims.

•         at least 98% of Sequel’s option holders, the holders of 98% of the outstanding options and certain key option holders must have exercised their options for common units of Sequel and executed a letter of transmittal, which includes a release of claims and a joinder agreement;

•         there must not have occurred any event or condition that has had, or would reasonably be likely to have a material adverse effect on the business, prospects, assets, liabilities, financial condition, operations or capitalization of Sequel or GPAC;

•         a certificate of designation for the new series of preferred stock issuable under certain limited change of control circumstances upon exchange of the Preferred Equity Consideration must have been filed in Delaware; and

•         all related agreements to the Merger Agreement must have been executed and delivered.

In addition, under our amended and restated certificate of incorporation, we may not redeem or repurchase GPAC Common Stock to the extent that such redemption would result in our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) to be less than $5,000,001 upon closing of a business combination so that we are not subject to the SEC’s “penny stock” rules.

For a summary of all of the conditions that must be satisfied or waived prior to completion of the Business Combination, see the section entitled “Proposal No. 1 — Approval of the Business Combination — The Merger Agreement.”

Q:      What is the Tax Receivable Agreement?

A:      In connection with the Business Combination, we will enter into the Tax Receivable Agreement with the Sequel equity holders. Pursuant to the Tax Receivable Agreement, GPAC will share tax savings resulting from (A) the amortization of the anticipated step-up in tax basis in Sequel’s assets as a result of (i) the Business Combination and (ii) the exchange of the class B limited liability company common units in Sequel received in connection with the Business Combination for shares of GPAC pursuant to the Exchange Agreement and (B) certain other related transactions with certain of the equity holders of Sequel based on the timing of when those tax savings are realized as follows: (i) the first $5.0 million in tax savings attributable to the Sequel equity held by the Ripley Trust will be retained by GPAC, (ii) tax savings above the first $5.0 million attributable to the Sequel equity held by the Ripley Trust will be paid 80% to the Ripley Trust and retained 20% by GPAC; and (iii) tax savings attributable to certain Sequel equity holders, other than the Ripley Trust, that received cash in the Business Combination and exchange class B limited liability company common units in Sequel for shares of GPAC pursuant to the Exchange Agreement will be paid 80% to such Sequel equity holders and retained 20% by GPAC. For more information on the Tax Receivable Agreement, please see the section entitled “Proposal No. 1 — Approval of the Business Combination — Related Agreements — Tax Receivable Agreement” and the full text of the form of Tax Receivable Agreement which is attached as Annex F hereto.

Q:      Why is GPAC proposing the Share Issuance Proposal?

A:      NASDAQ Listing Rule 5635(a) requires stockholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of common stock or the voting power outstanding before the transaction. We currently have 19,406,250 shares of common stock outstanding. We intend to issue approximately 23,116,000 shares of GPAC Common Stock consisting of:

(i)       4,500,000 shares of GPAC Common Stock issuable upon the exchange of the class B limited liability company common units of Sequel issued to the Sequel common equity holders as Equity Consideration;

(ii)      3,266,000 shares of GPAC Common Stock issuable upon exercise of the 6,532,000 Sequel Warrants issued to the Sequel common equity holders in the Business Combination;

(iii)     2,850,000 shares of GPAC Common Stock that may be issued under our proposed Equity Incentive Plan; and

(iv)     up to 12,500,000 shares of GPAC Common Stock that may be issued upon conversion of the preferred stock issuable under certain limited change of control circumstances upon exchange of the Preferred Equity Consideration;

or approximately 119.1% of our 19,406,250 currently outstanding shares of common stock, in the Business Combination (assuming no redemptions of our public shares).

Therefore, we are required to obtain the approval of our stockholders under NASDAQ Listing Rule 5635(a).

Q:      Why is GPAC proposing the Certificate Proposals?

A:      The Certificate Proposals that we are asking our stockholders to approve in connection with the Business Combination consist of:

(i)       Proposal 3 — Amendment to GPAC’s amended and restated certificate of incorporation to increase GPAC’s authorized common stock and preferred stock;

(ii)      Proposal 4 — Amendment to GPAC’s amended and restated certificate of incorporation to change the classification of the board of directors;

(iii)     Proposal 5 — Amendment to GPAC’s amended and restated certificate of incorporation to adopt Delaware as the exclusive forum for certain stockholder litigation;

(iv)     Proposal 6 — Amendment to GPAC’s amended and restated certificate of incorporation to change GPAC’s name to Sequel Youth and Family Services, Inc.; and

(v)      Proposal 7 — Amendment to GPAC’s amended and restated certificate of incorporation to remove provisions related to GPAC’s status as a blank check company.

Our board of directors believes those amendments are necessary to adequately address our post-Business Combination needs.

Q:      Why is GPAC proposing the Director Election Proposal?

A:      GPAC proposes that the board of directors of the Company be changed to consist initially of nine members, divided into three classes, with each class having a term of three years, and that the stockholders elect the following director nominees: Ronald Diegelman, William Kerr and Andrew Cook as the Class I Directors; Paul Zepf, Gary DiCamillo and Charles Bryan as Class II Directors; and Daniel Baker, John F. Ripley and John Stupak as Class III Directors. At the time of the Business Combination, two of GPAC’s current directors, Jeffrey Weiss and Pano Anthos will resign from the board. See the sections entitled “Proposal No. 8 — Election of Directors to the Board” and “Management After the Business Combination” for additional information.

Q:      Why is GPAC proposing the Incentive Plan Proposal?

A:      The purpose of the Sequel Youth and Family Services Stock Incentive Plan is to enhance the profitability and value of GPAC for the benefit of its stockholders by enabling us to offer eligible employees, directors and consultants equity-based incentive awards to attract, retain and reward these individuals for better performance and strengthen the mutuality of interests between them and our stockholders.

Q:      What happens if I sell my shares of GPAC Common Stock before the special meeting of stockholders?

A:      The record date for the special meeting of stockholders will be earlier than the date that the Business Combination is expected to be completed. If you transfer your shares of GPAC Common Stock after the record date, but before the special meeting of stockholders, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the special meeting of stockholders.

Q:      What vote is required to approve the proposals presented at the special meeting of stockholders?

A:      The approval of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of holders of a majority of the shares of our common stock that are represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting of stockholders. Accordingly, an abstention from voting, or the failure of a GPAC stockholder who holds his or her shares in “street name” through a broker or other nominee to give voting instructions to such broker or other nominee (a “broker non-vote”) will have no effect on the outcome of the vote on the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

The approval of each Certificate Proposal requires the affirmative vote of the holders of a majority of the outstanding shares of our common stock. Accordingly, a GPAC stockholder’s failure to vote by proxy or to vote in person at the special meeting of stockholders, an abstention from voting or a broker non-vote will have the same effect as a vote “AGAINST” a Certificate Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. This means that the nine nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Abstentions and broker non-votes will have no effect on the Director Election Proposal.

Q:      How many votes do I have at the special meeting of stockholders?

A:      Our stockholders are entitled to one vote at the special meeting for each share of GPAC Common Stock held of record as of the record date. As of the close of business on the record date, there were 19,406,250 outstanding shares of our common stock.

Q:      What constitutes a quorum at the special meeting of stockholders?

A:      Holders of a majority in voting power of GPAC’s common stock issued and outstanding and entitled to vote at the special meeting, present in person or represented by proxy, constitute a quorum. In the absence of a quorum, a majority of our stockholders, present in person or represented by proxy, will have power to adjourn the special meeting.

As of the record date for the special meeting, 9,703,126 shares of our common stock would be required to achieve a quorum.

Q:      How will GPAC’s Sponsor, directors and officers vote?

A:      Our Sponsor, our directors and our officers entered into agreements pursuant to which each agreed to vote his, her or its Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of the Business Combination Proposal and each agreed to waive its redemption rights for the Founder Shares in connection with the completion of the Business Combination. Currently, our Sponsor, directors and officers collectively own approximately 20% of our issued and outstanding shares of common stock.

Q:      What interests do the Sponsor and GPAC’s directors and officers have in the Business Combination that could conflict with the interests of the public stockholders?

A:      Our Sponsor, officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•         the approximately 3,881,250 Founder Shares that our Sponsor, officers and directors will continue to hold (either directly, through affiliates or through interests in the Sponsor) following the Business Combination (with 2,328,750 of these shares subject to a new six-month lock-up and 1,552,500 of these shares subject to vesting), which would have a total value at December 30, 2016 of approximately $38.6 million based on the closing price of the shares of common stock of GPAC as reported by the December 30, 2016 Stock Price, which is significantly higher than the aggregate purchase price of $25,000 at which these shares were originally purchased;

•         the approximately 5,283,000 Sponsor Warrants to purchase 2,641,500 shares of common stock that our Sponsor, officers and directors will continue to hold (either directly, through affiliates or through interests in the Sponsor) following the Business Combination, which would have a value at December 30, 2016 of $0.35 based on the closing price of the warrants of GPAC as reported by the December 30, 2016 Warrant Price;

•         the fact that the Founder Shares have no redemption rights in the Business Combination but that our Sponsor, officers and directors will be entitled to redemption rights with respect to any public shares they hold if we fail to consummate a business combination on or prior to August 4, 2017;

•         the fact that the warrants, including the Sponsor Warrants, will expire worthless if a business combination is not consummated on or prior to August 4, 2017;

•         the fact that under our Sponsor Registration Rights Agreement, our Sponsor will be entitled to make up to three demands, excluding short form registration demands, that we register its Founder Shares,

          Sponsor Warrants, the shares of GPAC Common Stock issuable upon exercise of such Sponsor Warrants and other securities that may be issued in repayment of the Sponsor loans for sale under the Securities Act and will have “piggy-back” registration rights;

•         the fact that following the consummation of the Business Combination, we intend to file a registration statement to register for resale the shares of GPAC Common Stock issuable upon exercise of the Public Warrants, the Founder Shares, Sponsor Warrants and the shares of GPAC Common Stock issuable upon the exercise of the Sponsor Warrants, which will permit the public resale of such securities;

•         the fact that following the expiration of the applicable lock-up periods, all shares of common stock owned by the Sponsor, our officers and directors will be freely tradable once registered as described above;

•         the fact that the Administrative Services Agreement with our Sponsor will terminate if the Business Combination is consummated;

•         the fact that we will reimburse loans made to us by our Sponsor to fund the Business Combination costs and expenses prior to the completion of the Business Combination, which amount is expected to be approximately $1.2 million upon the consummation of the Business Combination;

•         the fact that in order to protect the amounts held in the Trust Account, Paul Zepf, our Chief Executive Officer, has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets other than due to the failure to obtain such waiver, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that we complete the Business Combination, Mr. Zepf’s indemnity obligations will cease;

•         the continuation of certain of our officers and directors as directors (but not officers) of GPAC post-Business Combination, which will entitle them to compensation as non-employee directors post-Business Combination as described under “Management After the Business Combination — Director Compensation;”

•         the establishment of a three-year staggered board will make it more difficult to remove our directors; and

•         the continued indemnification of current directors and officers of GPAC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

As a result, our Sponsor, officers and directors have financial incentives to see a business combination consummated. These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal and the transactions contemplated thereby.

Q:      What happens if the Business Combination is not consummated and we are not able to consummate another business combination transaction?

A:      There are certain circumstances under which the Merger Agreement may be terminated. See the section entitled “Proposal No. 1 — Approval of the Business Combination — The Merger Agreement” for information regarding the parties’ specific termination rights.

If, as a result of the termination of the Merger Agreement or otherwise, we are unable to complete the Business Combination or another business combination transaction by August 4, 2017, our amended and restated certificate of incorporation provides that we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. See the section entitled “Risk Factors — If we are unable to effect a business combination by August 4, 2017, we will be forced to liquidate and the warrants will expire worthless and — If we are forced to liquidate, our stockholders may be held liable for claims by third parties against the Company to the extent of distributions received by them.”

Our Sponsor has entered into a letter agreement with us, pursuant to which it waived its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete our initial business combination by August 4, 2017. However, if our Sponsor (or any of our officers, directors or affiliates) acquire public shares in or after our initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination within the allotted 24-month time period.

In the event of liquidation, there will be no distribution with respect to GPAC’s outstanding warrants. Accordingly, the warrants will expire worthless.

Q:      Can public stockholders redeem their GPAC Common Stock?

A.      Pursuant to our amended and restated certificate of incorporation, we are providing our public stockholders with the opportunity to redeem their shares of our common stock for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of our initial public offering and private placement to our Sponsor as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $155.5 million (excluding approximately $4.6 million of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) on September 30, 2016, the estimated per share redemption price would have been approximately $10.00. Public stockholders may elect to redeem their shares even if they vote for the Business Combination Proposal.

We have no specified maximum redemption threshold under our charter. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon a consummation of a business combination. A public stockholder, together with any of his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming his, her or its shares with respect to more than an aggregate of 10% of the public shares. Holders of our outstanding warrants do not have redemption rights in connection with the Business Combination. Our Sponsor and all our officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of the Business Combination and have agreed to waive their redemption rights for their Founder Shares in connection with the completion of the Business Combination. These Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price. Currently, our Sponsor, officers and directors, collectively own approximately 20% of our issued and outstanding shares of common stock.

Q:      Do I have redemption rights?

A:      If you are a holder of public shares, you may redeem your public shares for cash equal to their pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of our initial public offering and private placement to our Sponsor as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $155.5 million (excluding approximately $4.6 million of deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) on September 30, 2016, the estimated per share redemption price would have been approximately $10.00. This is equal to the $10.00 initial public offering price of GPAC’s units. Additionally, shares properly tendered for redemption will only be redeemed if the Business Combination is consummated; otherwise, holders of such shares will only be entitled to a pro rata portion of the Trust Account including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes (less $50,000 of interest to pay dissolution expenses) in connection with the liquidation of the Trust Account.

You may elect to redeem your shares even if you voted for the Business Combination Proposal.

Q.      Is there a limit on the number of shares I may redeem?

A:      A public stockholder, together with any affiliate of his or any other person with whom he is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 10% or more of public shares of common stock. Accordingly, all shares in excess of 10% owned by a holder will not be redeemed for cash. On the other hand, a public stockholder who holds less than 10% of the public shares of common stock may redeem all of the public shares held by him for cash.

Q.      Can the Sponsor redeem its GPAC Common Stock?

A:      Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to their Founder Shares in connection with the completion of our Business Combination. However, they will be entitled to redemption rights with respect to any shares they acquired during or after our initial public offering if we fail to consummate a business combination on or prior to August 4, 2017. The Founder Shares amount to 20% of our outstanding common stock as of the Record Date.

Q:      How will the level of redemptions affect the Business Combination and post-Business Combination company?

A:      The number of redemptions requested by GPAC stockholders could affect the amount of cash from the Trust Account available to pay transaction expenses or the amount of cash from the Trust Account available for general corporate purposes following the Business Combination. To the extent that GPAC stockholders redeem more than 2.5 million shares in the Business Combination, we would have insufficient funds to cover the Cash Distribution, the Preferred Cash Distribution, Business Combination third party expenses and redemption costs. In this event, we would be required to borrow from third parties or seek additional financing to close. We believe that alternative financing arrangements will be available although there are no assurances that such financing will be available on reasonable terms or at all. If the aggregate cash payments we would be required to pay for all shares of GPAC Common Stock that are validly submitted for redemption plus the Cash Distribution, the Preferred Cash Distribution and transaction expenses pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, including pursuant to any additional equity or debt financing we may procure, we will not complete the Business Combination or redeem any shares, and all shares of GPAC Common Stock submitted for redemption will be returned to the holders thereof.

In connection with the Business Combination, GPAC intends to amend Sequel’s existing credit facility to, among other things, reduce the pricing under the facility, reset the amortization of the terms loans thereunder and increase the accordion feature of the facility to up to $40.0 million to fund general corporate purposes and further growth post Business Combination, including future acquisitions. We intend to incur approximately $2.8 million in additional borrowings at closing under this credit facility to fund a portion of the Cash Distribution and Preferred Cash Distribution in the Business Combination.

If not all of the funds released from the Trust Account are used for payment of the Cash Distribution, the Preferred Cash Distribution, the Business Combination transaction expenses and redemptions of our common stock in connection with our Business Combination, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations post-Business Combination, the payment of principal or interest due on indebtedness assumed in connection with the Business Combination, to fund the purchase of other companies or for working capital.

Q:      How will the level of redemptions affect the consideration?

A:      The total consideration payable not be impacted by the level of redemptions. The number of redemptions requested by GPAC stockholders will affect the amount of cash available to be used as part of the Cash Distribution, the Preferred Cash Distribution and the Business Combination transaction expenses but will not change the aggregate amount of Cash Distribution, Preferred Cash Distribution and the Business Combination transaction expenses to be paid in the Business Combination.

Q:      Will my vote affect my ability to exercise redemption rights?

A:      No. You may exercise your redemption rights whether you vote your shares of GPAC Common Stock for or against the Business Combination Proposal. As a result, the Business Combination Proposal can be approved by stockholders who will redeem their shares and no longer remain stockholders, leaving stockholders who choose not to redeem their shares holding shares in a company with a less liquid trading market, fewer stockholders, less cash and the potential inability to meet the listing standards of The NASDAQ Capital Market.

Q:      How do I exercise my redemption rights?

A:      In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on            , 2017 (two business days before the special meeting), (i) submit a written request to our transfer agent that we redeem your public shares for cash, and (ii) deliver your stock to our transfer agent physically or electronically through Depository Trust Company, or DTC. The address of Continental Stock Transfer & Trust Company, our transfer agent, is listed under the question “Who can help answer my questions?” below.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed under the question “Who can help answer my questions?”

Q:      What are the federal income tax consequences of exercising my redemption rights?

A:      GPAC stockholders who exercise their redemption rights to receive cash from the Trust Account in exchange for their shares of GPAC Common Stock generally will be required to treat the transaction as a sale of such shares and recognize gain or loss upon the redemption in an amount equal to the difference, if any, between the amount of cash received and the tax basis of the shares of GPAC Common Stock redeemed. Such gain or loss should be treated as capital gain or loss if such shares were held as a capital asset on the date of the redemption. The redemption, however, may be treated as a distribution in respect of our public shares for U.S. federal income tax purposes if the redemption does not effect a meaningful reduction in the redeeming stockholder’s percentage ownership in us (whether such ownership is direct or through the application of certain attribution and constructive ownership rules). Any amounts treated as such a distribution will constitute a dividend to the extent not in excess of our current and accumulated earnings and profits as measured for U.S. federal income tax purposes. Any amounts treated as a distribution and that are in excess of our current and accumulated earnings and profits will reduce the redeeming stockholder’s basis in his or her redeemed shares of our Common Stock, and any remaining amount will be treated as gain realized on the sale or other disposition of our Common Stock and taxed as described above. See the section entitled “Material U.S. Federal Income Tax Considerations.” We urge you to consult your tax advisor regarding the tax consequences of exercising your redemption rights.

Q:      If I am a GPAC warrant holder, can I exercise redemption rights with respect to my warrants?

A:      No. There are no redemption rights with respect to our warrants.

Q:      Do I have appraisal rights if I object to the proposed Business Combination?

A:      No. There are no appraisal rights available to holders of GPAC Common Stock in connection with the Business Combination.

Q:      What happens to the funds held in the Trust Account upon consummation of the Business Combination?

A:      If the Business Combination is consummated, the funds held in the Trust Account will be released to pay:

•         unpaid franchise and income taxes of GPAC;

•         GPAC stockholders who properly exercise their redemption rights;

•         an estimated $22.0 million in fees, costs and expenses (including $4,658,000 in deferred underwriting compensation to the underwriters of our initial public offering, and financial advisors fees, regulatory fees, legal fees, accounting fees, printer fees, and other professional fees) incurred by GPAC, our Sponsor or Sequel in connection with the transactions contemplated by the Business Combination. In particular, we will reimburse loans made to us by our Sponsor to fund the Business Combination costs and expenses prior to the completion of the Business Combination, which amount is expected to be approximately $1.2 million upon the consummation of the Business Combination. Also included in the Business Combination transaction expenses are approximately $6.6 million in transaction bonuses to the senior management team of Sequel that will be expensed as a compensation expense; and

•         the Cash Distribution and Preferred Cash Distribution pursuant to the Merger Agreement.

Any additional funds available for release from the Trust Account will be used for general corporate purposes of GPAC following the Business Combination.

Q:      When is the Business Combination expected to be completed?

A:      It is currently anticipated that the Business Combination will be consummated promptly following the special meeting of stockholders in April 2017, provided that all other conditions to the consummation of the Business Combination have been satisfied or waived.

For a description of the conditions to the completion of the Business Combination, see the section entitled “Proposal No. 1 — Approval of the Business Combination.”

Q:      What do I need to do now?

A:      You are urged to carefully read and consider the information contained in this proxy statement, including the annexes, and to consider how the Business Combination will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:      How do I vote?

A:      If you were a holder of record of our common stock on            , 2017, the record date for the special meeting of stockholders, you may vote with respect to the applicable proposals:

•         in person at the special meeting of stockholders; or

•         by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should contact your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to attend the special meeting of stockholders and vote in person, obtain a proxy from your broker, bank or nominee.

Q:      What will happen if I sign and return my proxy card without indicating how I wish to vote?

A:      Signed and dated proxies received by us without an indication of how the stockholder intends to vote on a proposal will be voted in favor of each proposal presented to the stockholders.

Q:      If I am not going to attend the special meeting of stockholders in person, should I return my proxy card instead?

A:      Yes. Whether you plan to attend the special meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided.

Q:      If my shares are held in “street name,” will my broker, bank or nominee automatically vote my shares for me?

A:      No. Under the rules of various national and regional securities exchanges, your broker, bank, or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank, or nominee. We believe the proposals presented to the stockholders will be considered non-discretionary and therefore your broker, bank, or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker, or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker, or nominee is not voting your shares is referred to as a “broker non-vote.” Broker non-votes will be counted for the purpose of determining the existence of a quorum and for purposes of determining the number of votes cast at the special meeting. Your bank, broker, or other nominee can vote your shares only if you provide instructions on how to vote. You should instruct your broker to vote your shares or warrants, as applicable in accordance with directions you provide.

Q:      May I change my vote after I have mailed my signed proxy card?

A:      Yes. You may change your vote by sending a later-dated, signed proxy card to our secretary at the address listed below so that it is received by our secretary prior to the special meeting of stockholders, or attending the special meeting in person and vote. You also may revoke your proxy by sending a notice of revocation to our secretary, which must be received by our secretary prior to the special meeting.

Q:      What should I do if I receive more than one set of voting materials?

A:      You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction cards. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction card for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive in order to cast your vote with respect to all of your shares.

Q:      Will the Management of GPAC or Sequel change in the Business Combination?

A:      We anticipate that all of the executive officers of Sequel will become executive officers of GPAC post-Business Combination and that the current officers of GPAC will resign.

Q:      Will the Board of Directors of GPAC change in the Business Combination?

A.      Yes. Jeffrey Weiss and Pano Anthos will resign as directors of GPAC at the time of the closing of the Business Combination. William Kerr, Gary DiCamillo and Paul Zepf will continue as directors of GPAC, and Andrew Cook, John F. Ripley, John Stupak, Daniel Baker, Ronald Diegelman and Charles Bryan have been nominated by GPAC to serve as new directors of GPAC following the Business Combination.

Q:      Who will solicit and pay the cost of soliciting proxies?

A:      GPAC will pay the cost of soliciting proxies for the special meeting. GPAC has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. GPAC has agreed to pay Morrow Sodali LLC a fee of $20,000. GPAC will reimburse Morrow Sodali LLC for its reasonable associated out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. GPAC also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of GPAC’s common stock for their expenses in forwarding soliciting materials to beneficial owners of GPAC’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

Q:      Who can help answer my questions?

A:      If you have questions about the proposals or if you need additional copies of the proxy statement or the enclosed proxy card, you should contact:

Andrew Cook, Chief Financial Officer
Global Partner Acquisition Corp.
1 Rockefeller Plaza, 11th Floor
New York, New York 10020
Telephone: (646) 756-2877
Email: info@globalpartnerac.com

You may also contact our proxy solicitor at:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: gpac.info@morrowsodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the special meeting.

You may also obtain additional information about us from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information.”

If you intend to seek redemption of your public shares, you will need to send a letter demanding redemption and deliver your stock (either physically or electronically) to our transfer agent prior to the special meeting of stockholders. If you have questions regarding the certification of your position or delivery of your stock, please contact:

Continental Stock Transfer & Trust Company
17 Battery Place
New York, New York 10004
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

SELECTED HISTORICAL FINANCIAL AND OTHER DATA OF GPAC

The following table sets forth selected historical financial information derived from GPAC’s (i) unaudited financial statements included elsewhere in this proxy statement as of September 30, 2016 and for the nine months ended September 30, 2016, and (ii) audited financial statements included elsewhere in this proxy statement as of December 31, 2015 and for the period May 19, 2015 (inception) to December 31, 2015. You should read the following selected financial information in conjunction with the section entitled “GPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and GPAC’s financial statements and the related notes appearing elsewhere in this proxy statement.

	Nine Months Ended September 30, 2016 (unaudited)	May 19, 2015 (inception) to December 31, 2015
Statement of Operations Data:
Revenues	$—	$—
General and administrative expenses	$486,000	$346,000
Loss from operations	$(486,000)	$(346,000)
Other income – interest on Trust Account	$258,000	$43,000
Net Loss attributable to common stock	$(228,000)	$(303,000)

Weighted average common shares outstanding:
Basic and diluted	4,754,000	4,446,000

Net Loss per common share:
Basic and diluted	$(0.05)	$(0.07)

Cash Flow Data:
Net cash used in operating activities	$(403,000)	$(278,000)
Net cash provided by investing activities	$—	$(155,250,000)
Net cash provided by financing activities	$—	$156,576,000

	As of September 30, 2016	As of December 31, 2015
Balance Sheet Data:
Current assets -
Cash	$645,000	$1,048,000
Prepaid expenses	$72,000	$131,000
Total current assets	$717,000	$1,179,000
Non-current assets -
Cash and investments held in Trust Account	$155,480,000	$155,293,000
Total assets	$156,197,000	$156,472,000

Current liabilities – Accounts payable and accrued liabilities	$152,000	$199,000

Other liabilities –
Deferred underwriting compensation	$4,658,000	$4,658,000
Total liabilities	$4,810,000	$4,857,000
Common stock subject to possible redemption: 14,661,512 shares and 14,638,714 shares at December 31, 2015, and September 30, 2016, respectively	$146,387,000	$146,615,000

Total stockholders’ equity	$5,000,000	$5,000,000

SELECTED HISTORICAL CONSOLIDATED FINANCIAL AND OTHER DATA OF SEQUEL

Sequel has a fiscal year that ends on June 30. The following table contains summary historical consolidated financial and other data for Sequel as of and for fiscal 2014, 2015 and 2016 derived from Sequel’s audited consolidated financial statements included elsewhere in this proxy statement. The summary consolidated statements of operations and cash flow data for the three months ended September 30, 2016 and 2015 and the consolidated balance sheet data as of September 30, 2016 have been derived from Sequel’s unaudited interim condensed consolidated financial statements included elsewhere in this proxy statement. Results from interim periods are not necessarily indicative of results that may be expected for the entire year. The information below is only a summary and should be read in conjunction with the information contained under the headings “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Information About Sequel” and in Sequel’s audited consolidated financial statements and unaudited interim condensed consolidated financial statements and the related notes included elsewhere in this proxy statement.

	Quarter Ended September 30, (unaudited)		Year Ended June 30,
(in thousands)	2016	2015	2016	2015	2014
Statement of Operations Data:
Revenues
Net program service revenue	$33,017	$31,143	$123,853	$117,636	$106,147
Provider service revenue	21,007	18,824	76,524	68,062	57,415
Total revenues	54,024	49,967	200,377	185,698	163,562

Operating expenses
Wages, salaries and benefits,	37,099	33,940	138,238	128,837	112,865
Selling, general and administrative	9,271	8,532	34,150	31,884	29,667
Depreciation and amortization	737	766	2,833	3,170	2,673
Total operating expenses	47,107	43,238	175,221	163,891	145,205
Income from operations	6,917	6,729	25,156	21,807	18,357
Interest expense	1,392	1,257	4,893	5,625	6,841
Interest income	(2)	(2)	(4)	(28)	(11)
Acquisition related expenses	1,148	16	135	323	197
Income before income tax expense	4,379	5,458	20,132	15,887	11,330
Income tax expense	293	430	1,527	1,833	(271)
Loss from discontinued operations	—	—	—	(87)	(807)
Net income	$4,086	$5,028	18,605	13,967	10,794

(in thousands)	(unaudited) September 30, 2016	June 30, 2016	June 30, 2015
Balance Sheet Data:
Assets
Current assets:
Cash and cash equivalents	$3,504	$9,647	$10,546
Restricted cash	3,420	2,750	2,000
Accounts receivable, net of allowance for doubtful accounts of $1,176 $1,386 and $719, respectively	24,348	17,721	18,561
Deferred tax asset	772	772	485
Prepaid expenses and other current assets	2,647	1,458	1,422
Total current assets	34,691	32,348	33,014
Property and equipment, net	21,482	20,272	20,406
Goodwill	49,467	36,075	36,075
Intangible assets, net	10,083	2,167	2,438
Deferred tax asset, net of current portion	1,475	1,547	2,280
Other assets	1,077	666	1,122
Total assets	$118,275	$93,075	$95,335

Liabilities and Members’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,575	$2,095	$1,839
Accrued expenses and other current liabilities	15,527	13,742	13,704
Current portion of long-term debt	4,224	4,248	3,784
Current portion of capital lease obligation	1,003	1,002	957
Total current liabilities	22,329	21,087	20,284
Long-term debt, net of current portion and financing costs	92,664	69,604	67,933
Capital lease obligation, net of current portion	3,228	3,487	4,448
Total liabilities	118,221	94,178	92,665

Members’ Equity (Deficit):
Preferred units no par value, 10,810 authorized, 902 issued and outstanding at September 30, 2016 and June 30, 2016 and 2015, respectively	71,240	71,240	71,240
Common units, no par value, 6,455 units authorized; 4,482 units and 4,627 units issued and outstanding at September 30, 2016 and June 30, 2016 and 2015, respectively	901	840	514
Distributions	(161,497)	(158,505)	(135,801)
Retained earnings	89,410	85,322	66,717
Total members’ equity (deficit)	54	(1,103)	2,670
Total liabilities and members’ equity (deficit)	$118,275	$93,075	$95,335

	Quarters Ended September 30, (unaudited)		Year Ended June 30,
(in thousands)	2016	2015	2016	2015	2014
Cash Flow Data:
Net cash (used in) provided by operating activities	(1,854)	1,001	23,623	22,745	18,131
Net cash used in investing activities	(23,895)	(744)	(2,529)	(3,218)	(9,208)
Net cash provided by (used in) financing activities	19,606	(4,155)	(21,993)	(9,055)	(8,902)

SELECTED UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The selected unaudited pro forma condensed combined financial information has been derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information included elsewhere in this proxy statement.

The following selected unaudited pro forma condensed combined financial information gives effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, GPAC will be treated as the “acquired” company for financial reporting purposes. This determination was primarily based on Sequel comprising the ongoing operations of the combined company, Sequel’s senior management comprising the senior management of the combined company, and the fact that a majority of the directors of the company post-merger will be owners or managers of Sequel or individuals identified by Sequel for election to the board. For accounting purposes, Sequel will be deemed to be the “accounting acquirer” in the transaction and, consequently, the transaction will be treated as a recapitalization of Sequel. Accordingly, the consolidated assets, liabilities and results of operations of Sequel will become the historical financial statements of the combined company, and GPAC’s assets, liabilities and results of operations will be consolidated with Sequel beginning on the acquisition date.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-Business combination company. The unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2016 combines the pro forma unaudited results of operations of Sequel for the three months ended September 30, 2016 to reflect the acquired the CARE Schools business as though it was acquired on July 1, 2015 (as described in Note 6 thereto), and the historical unaudited results of operations for GPAC for the three months ended September 30, 2016. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2016 combines the pro forma results of operations of Sequel for its fiscal year ended June 30, 2016 to reflect the acquisition of the CARE Schools business as though it was acquired on July 1, 2015 (as described in Note 6 thereto) with the historical results for GPAC for a combination of (i) the six months ended June 30, 2016 plus (ii) the period from May 19, 2015 (inception) to December 31, 2015, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on July 1, 2015. There was no GPAC activity in the period May 19, 2015 (inception) to June 30, 2015.

The unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2016 was derived from Sequel’s unaudited consolidated statement of operations for the three months ended September 30, 2016 after making pro forma adjustments to include the operations of the acquired CARE Schools business as though it had been acquired on July 1, 2015 and GPAC’s unaudited consolidated statement of operations for the three months ended September 30, 2016, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Sequel and GPAC, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended June 30, 2016 was derived from Sequel’s audited consolidated statement of operations for the year ended June 30, 2016 after making pro forma adjustments to include the operations of the acquired CARE Schools business as though it had been acquired on July 1, 2015 (as described in Note 6 thereto) and GPAC’s (i) unaudited condensed statement of operations for the six months ended June 30, 2016 plus (ii) GPAC’s audited statement of operations for the period May 19, 2015 (inception) to June 30, 2016, all as included elsewhere in this proxy statement. There was no GPAC activity in the period May 19, 2015 (inception) through December 31, 2015.

This selected unaudited pro forma condensed combined financial information is for informational purposes only. It does not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The post-Business Combination company will incur additional costs in order to satisfy its obligations as a fully reporting public company. In addition, the post-Business Combination company anticipates the adoption of various stock compensation plans or programs (including the Equity Incentive Plan) that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination and amounts are not yet known.

The selected unaudited pro forma condensed combined financial information below should be read in conjunction with the accompanying notes and the sections entitled “Unaudited Pro Forma Condensed Combined Financial Information “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “GPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of Sequel and GPAC, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of assumed redemptions of GPAC Common Stock:

•         Assuming No Redemption: This presentation assumes that no GPAC stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the Trust Account; and

•         Assuming Redemption of 2,500,000 shares by holders of GPAC Common Stock: This presentation assumes that $25.0 million is withdrawn from the Trust Account to fund the GPAC stockholders’ exercise of their redemption rights with respect to 2,500,000 public shares at $10.00 per share, which is the maximum number of shares redeemable that would allow us to maintain at least $130.3 million in our Trust Account.

	Pro Forma Combined Assuming No Redemptions of Outstanding GPAC Common Stock	Pro Forma Combined Assuming Redemptions of 2.5 million Shares of GPAC Common Stock
	(in thousands, except share and per share information)
Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Three Months ended September 30, 2016
Net revenues	$56,684	$56,684
Net income available to common shareholders	$598	$306
Net income per share available to common Stockholders	$0.03	$0.02
Weighted average shares outstanding – Basic and Diluted	19,406,250	16,906,250

Selected Unaudited Pro Forma Condensed Combined Statement of Operations – Year ended June 30, 2016
Net revenues	$221,977	$221,977
Net income available to common shareholders	$1,752	$668
Net income per share available to common Stockholders	$0.09	$0.04
Weighted average shares outstanding – Basic and Diluted	19,406,250	16,906,250

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We make forward-looking statements in this proxy statement. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:

•         the benefits of the Business Combination;

•         the future financial performance of the Company following the Business Combination;

•         changes in the markets in which Sequel competes;

•         expansion plans and opportunities, including restaurant openings; and

•         other statements preceded by, followed by or that include the words “estimate,” “plan,” “project,” “forecast,” “intend,” “expect,” “anticipate,” “believe,” “seek,” “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement, and current expectations, forecasts and assumptions, and involve a number of risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date, and we do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

You should not place undue reliance on these forward-looking statements in deciding how to grant your proxy or instruct how your vote should be cast or vote your shares on the proposals set forth in this proxy statement. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Some factors that could cause actual results to differ include:

•         the occurrence of any event, change or other circumstances that could give rise to the termination of the Merger Agreement;

•         the outcome of any legal proceedings that may be instituted against Sequel or GPAC following the announcement of the proposed Business Combination and the transactions contemplated thereby;

•         the inability to complete the proposed Business Combination due to the failure to obtain approval of the stockholders of GPAC, or other conditions to closing in the Merger Agreement;

•         the inability to maintain the listing of GPAC’s common stock and warrants on The NASDAQ Capital Market or any other stock exchange following the proposed Business Combination;

•         the risk that the proposed Business Combination may disrupt current plans and operations as a result of the announcement and consummation of the transactions described herein;

•         the inability to recognize the anticipated benefits of the proposed Business Combination, which may be affected by, among other things, competition and the inability of the combined business to grow and manage growth profitably;

•         costs related to the proposed Business Combination;

•         changes in level of spending of government (including Medicaid), commercial and private payors on the services which Sequel provides;

•         the consolidation of managed-care organizations and their third-party payors;

•         increases in controls over healthcare costs;

•         the risk of care incidents and associated negative publicity;

•         the risk of legal complaints and proceedings and government investigations;

•         changes in applicable laws or regulations, including expected regulatory changes in healthcare laws following the recent U.S. elections, especially the expected repeal or changes to the Affordable Care Act;

•         the inability to comply with licensing or other regulatory requirements, laws and regulations;

•         the intense competition in the industry;

•         the inability to profitably expand into new markets;

•         cybersecurity risks and the failure to protect patients’ health information;

•         the failure to comply with proper billing practices;

•         the possibility that Sequel or GPAC may be adversely affected by other economic, business, and/or competitive factors;

•         the risk of loss of key personnel or inability to recruit talent;

•         the risk associated with the Preferred Equity Consideration, including its consent rights, dilution potential and economic preference; and

•         other risks and uncertainties indicated in this proxy statement, including those under “Risk Factors.”

RISK FACTORS

Stockholders should carefully consider the following risk factors, together with all of the other information included in this proxy statement, before they decide whether to vote or instruct their vote to be cast to approve the proposals described in this proxy statement. The risks described below are those which we believe are the material risks that we face. Additional risks not presently known to us or which we currently consider immaterial may also have an adverse effect on us. Any risk described below that could have an adverse impact on Sequel’s business or financial condition may have a material adverse impact. Some statements in this proxy statement, including such statements in the following risk factors, constitute forward-looking statements. See the section entitled “Cautionary Note Regarding Forward-Looking Statements.”

The following risk factors apply to the business and operations of Sequel and GPAC, to the Business Combination and to the post-Business Combination company. Sequel’s and GPAC’s business face a number of risks. Any of the following risks could materially and adversely affect Sequel’s or GPAC’s business, financial condition or results of operations. These risks should be carefully considered before making a voting decision regarding Sequel. The risks and uncertainties described below are not the only ones Sequel and GPAC face and there may be additional risks that Sequel and GPAC are not presently aware of or that Sequel and GPAC currently consider not likely to have a significant impact. If any of the following risks actually occurred, Sequel’s or GPAC’s business, financial condition and operating results could suffer, and the trading price of our common stock could decline. Any risk applicable to Sequel will become a risk of GPAC post-Business Combination.

Risks Relating to Sequel’s Business

Sequel’s business is heavily dependent on government funding, including Medicare and Medicaid. Changes in budgetary priorities by the federal, state and local governments that pay for Sequel’s services could have a material adverse effect on Sequel’s revenue and profitability.

A significant portion of Sequel’s revenues is derived from government healthcare programs, principally Medicare and Medicaid, and contracts with state agencies responsible for corrections, education, or social services.

Government payors, such as Medicaid, generally reimburse Sequel on a per diem or fee-for-service basis based on predetermined reimbursement rate schedules. As a result, Sequel is limited in the amount it can record as revenue for its services from these government programs, and if Sequel has a cost increase, Sequel typically will not be able to recover this increase and will be forced to absorb the cost. In addition to limiting the amounts they will pay for the services Sequel provides its members, government payors may, among other things, impose prior authorization and concurrent utilization review programs that may further limit the services for which they will pay and shift patients to lower levels of care and reimbursement. Therefore, if governmental entities reduce the amounts they will pay for Sequel’s services, or if they elect not to continue paying for such services altogether, Sequel’s business, financial condition or results of operations could be adversely affected. In addition, if governmental entities were to slow down their payment cycles, Sequel’s cash flow from operations could be adversely affected.

Governmental payors typically fund a significant portion of their payments to Sequel through Medicaid, a joint federal and state health insurance program through which state expenditures are matched by federal funds typically ranging from approximately 50% to approximately 75% of total costs, a number based largely on a state’s per capita income. Sequel’s revenue, therefore, is largely determined by the level of federal, state and local governmental spending for the services Sequel provides.

Efforts at the federal level to reduce the federal budget deficit pose risks for reductions in federal Medicaid matching funds to state governments. Previously, the Congressional Joint Select Committee on Deficit Reduction’s failure to meet the deadline imposed by the Budget Control Act of 2011 triggered automatic across-the-board cuts to discretionary funding, including a 2% reduction to Medicare, which went into effect April 1, 2013, but specifically exempted Medicaid payments to states. While this development did not reduce federal Medicaid funding, reductions in other federal payments to states will put additional stress on state budgets, with the potential to negatively impact the ability of states to provide the state Medicaid matching funds necessary to maintain or increase the federal financial contribution to the program. Negotiations in recent years regarding deficit reduction efforts have been contentious and resulted in a 16-day government shutdown in October 2013. While Medicaid payments were not affected during this period, the potential for longer shutdowns in the future if new negotiations regarding the federal budget and/or the federal debt ceiling fail to produce a resolution could cause disruptions in Medicaid support and payments to states. In addition, the federal government may choose to adopt alternative proposals to reduce the federal budget deficit. These alternative reductions could have a negative impact on state Medicaid budgets, including proposals to provide states with more flexibility to determine Medicaid benefits, eligibility or provider payments through the use of block grants or streamlined waiver approvals, as well as those that would reduce the amount of federal Medicaid matching funding available to states by curtailing the use of provider taxes or by adjusting the Federal Medical Assistance Percentage. Furthermore, any new Medicaid-funded benefits and requirements established by Congress, particularly those included in the Affordable Care Act, that mandate certain uses for Medicaid funds could have the effect of diverting those funds from the services Sequel provides.

In the wake of the last economic recession that began in 2008, most states faced unprecedented declines in tax revenues and, as a result, record budget gaps. Furthermore, even after eight years of economic improvement, state tax revenue is only slightly above prerecession levels, after adjusting for inflation. If the economy were to contract into a recession again, payors or other counterparties that owe Sequel money could be delayed in obtaining, or may not be able to obtain, necessary funding and/or financing to meet their cash flow needs. In 2011, Standard & Poor’s downgraded the Federal government’s credit rating and additional downgrades are possible in the future. In October 2013, Fitch Ratings placed the Federal government’s credit rating on negative watch. If the credit rating of the federal government is downgraded again, it is possible there will be related downgrades of state credit ratings as well. If this or unrelated state downgrades occur, this could make it more expensive for states to finance their cash flow needs and put additional pressure on state budgets.

Budgetary pressures facing state governments, as well as other economic, industry, and political factors, could cause state governments to limit spending, which could significantly reduce Sequel’s revenue, referrals, margins and profitability, and adversely affect Sequel’s growth strategy. Governmental agencies generally condition their contracts with Sequel upon sufficient budgetary appropriations. If a government agency does not receive an appropriation sufficient to cover its contractual obligations with Sequel, it may terminate a contract or defer or reduce Sequel’s reimbursement. In addition, there is risk that previously appropriated funds could be reduced through subsequent legislation. Many states in which Sequel operates experienced unprecedented budgetary deficits during and in the wake of the recession that began in 2008, and, as a result, implemented service reductions, rate freezes and/or rate reductions. Similarly, programmatic changes such as conversions to managed care with related contract demands regarding billing and services, unbundling of services, governmental efforts to increase consumer autonomy, to increase provider oversight, coverage and other changes under state Medicaid plans, may cause unanticipated costs and risks to Sequel’s service delivery. The loss or reduction of, delays or changes to reimbursement under Sequel’s contracts could have a material adverse effect on Sequel’s business, financial condition and operating results.

Payments from federal and state government healthcare programs are subject to statutory and regulatory changes, administrative rulings, interpretations and determinations, requirements for utilization review, and federal and state funding restrictions, all of which could materially increase or decrease program payments, as well as affect the cost of providing service to patients and the timing of payments to facilities. Sequel is unable to predict the effect of recent and future policy changes on its operations. In addition, since most states operate with balanced budgets and since the Medicaid program is often a state’s largest program, some states can be expected to enact legislation formulated to reduce their Medicaid expenditures. Furthermore, economic downturns, such as the downturns of 2002 and 2008, increase the budgetary pressures on the federal government and many state governments, which may negatively affect the availability of taxpayer funds for Medicare and Medicaid programs. If the rates paid or the scope of services covered by government payors are reduced, there could be a material adverse effect on Sequel’s business, financial condition and results of operations.

Sequel derives a significant portion of its revenues from commercial payors which are under pressure to control costs, and changes affecting commercial payors, reimbursement rates, coverage policies or controls may adversely affect Sequel’s profits.

Commercial payors such as managed care organizations, commercial health insurance programs and labor unions generally reimburse Sequel for the services rendered to insured clients based upon contractually determined rates. These commercial payors are under significant pressure to control healthcare costs. In addition to limiting the amounts they will pay for the services Sequel provide their clients, commercial payors may, among other things, impose controls designed to reduce admissions and the length of stay for clients, including post-admission authorizations and utilization review, which have affected and are expected to continue to affect Sequel’s facilities. Utilization review entails the review of the admission and course of treatment of a client by commercial payors.

Inpatient utilization, average lengths of stay and occupancy rates continue to be negatively affected by payor-required pre-admission authorization and utilization review and by payor pressure to maximize outpatient and alternative healthcare delivery services for less acutely ill clients. Efforts to impose more stringent cost controls are expected to continue. Although Sequel is unable to predict the effect these controls and changes will have on Sequel’s operations, significant limits on the scope of services reimbursed and on reimbursement rates and fees could have a material adverse effect on Sequel’s business, financial condition and results of operations. If the rates paid or the scope of behavioral health, substance abuse treatment, or other services covered by commercial payors are reduced, Sequel’s business, financial condition and results of operations could be materially adversely affected.

Further consolidation of managed care organizations and other third-party payors may adversely affect Sequel’s profits.

Managed care organizations, managed Medicaid products, and other commercial third-party payors have continued to consolidate in order to enhance their ability to influence the delivery of healthcare services. Consequently, the healthcare needs of a large percentage of the U.S. population are increasingly served by a small number of managed care organizations. These organizations generally enter into service agreements with a limited number of providers for needed services. To the extent that these organizations terminate Sequel as a preferred provider, engage Sequel’s competitors as preferred or exclusive providers, or demand discounted fee structures, Sequel’s business could be materially and adversely affected.

Sequel is typically an “out-of-network” provider for most commercial payors which increases the risks relating to reimbursement.

For certain facilities, Sequel is considered an “out-of-network” provider by the majority of commercial payors, and, therefore, Sequel bills its full charges for services covered by such commercial payors. Commercial payors generally attempt to limit the use of out-of-network providers by requiring clients to pay higher copayment and/or deductible amounts for out-of-network care. Additionally, commercial payors have become increasingly aggressive in attempting to minimize the use of out-of-network providers by disregarding the assignment of payment from clients to out-of-network providers (i.e., sending payments to clients instead of out-of-network providers), capping out-of-network benefits payable to clients, increasing out-of-pocket payment amounts and initiating litigation against out-of-network providers for interference with contractual relationships, insurance fraud and violation of state licensing and consumer protection laws. If commercial payors impose further restrictions on out-of-network providers, Sequel’s revenues could be threatened, forcing Sequel’s facilities to participate with commercial payors and accept lower reimbursement rates compared to Sequel’s historic reimbursement rates.

Much of Sequel’s revenue is under contracts with not-for-profit organizations which may not be renewed.

Sequel has entered into eight provider service agreements for 11 of its residential treatment centers, whereby Sequel manages the program operations and provides services on an exclusive basis, with a non-profit organization holding the provider license and owning and managing the facility. Under these agreements, Sequel is typically responsible for the operating expenses of the program, including personnel, benefits, supplies, maintenance and repairs, customer development and program marketing, direct student care and other operating expenses. The occupancy costs, including rent and mortgage payments related to the facility are the responsibility of the not-for-profit organization. Sequel receives per diem awards subject to certain adjustments based on the student census in the program. These service agreements are usually entered into for a period of ten years and are automatically renewable upon failure of either party to give notice of termination one year prior to the expiration of the agreement term. If these agreements are terminated or not renewed upon expiration or if the not-for-profit organization puts the renewal of these contracts through an RFP process and Sequel is not the winner under the RFP, Sequel’s business, financial condition and results of operations may be materially adversely affected.

Sequel cares for a large number of vulnerable individuals with complex needs and any care quality deficiencies could adversely impact Sequel’s brand, reputation and ability to market its services effectively.

Sequel’s continued operations will partly depend on its ability to maintain its reputation for high quality services and, through successful marketing activities, increased demand for Sequel’s services. Factors such as health and safety incidents, problems at Sequel’s facilities, regulatory enforcement actions, negative press or general customer dissatisfaction could lead to deterioration in the level of Sequel’s quality ratings or the public perception of the quality of Sequel’s services (including as a result of negative publicity about Sequel’s industry generally), which in turn could lead to a loss of client placements, referrals and self-pay clients or service users. Any impairment of Sequel’s reputation, loss of goodwill or damage to the value of Sequel’s brand name could have a material adverse effect on Sequel’s business, results of operations and financial condition.

Many of Sequel’s clients have complex medical conditions or special needs, are vulnerable and often require a substantial level of care and supervision. There is a risk that one or more clients could be harmed by one or more of Sequel’s employees, either intentionally or through negligence. Further, individuals cared for by Sequel have in the past engaged, and may in the future engage, in behavior that results in harm to themselves, Sequel’s employees or to one or more other individuals, including members of the public. A serious incident involving harm to one or more clients or other individuals could result in negative publicity and legal proceedings. Furthermore, the damage to Sequel’s reputation or to the reputation of the relevant facility from any such incident could be exacerbated by any failure on Sequel’s part to respond effectively to such incident. While Sequel maintains an incident reporting system, which management actively reviews and against which responses are monitored, implements rigorous clinical, educational and other governance procedures, carries out substantial employee training, employee inductions and employment reference procedures, including a criminal background check, for all front line staff and deployed public relations resources to manage both positive and negative publicity, there can be no assurance that an event giving rise to significant negative publicity would not occur. Negative publicity could have a material adverse effect on Sequel’s brand, reputation, which would have a corresponding negative impact on Sequel’s business, financial condition and results of operations.

Economic conditions could have a material adverse effect on Sequel’s cash flows, liquidity and financial condition.

Some of the revenue from Sequel’s residential treatment facilities is derived from self-pay funding. Accordingly, a sustained downturn in the U.S. economy or increases in the cost of medical care could restrain the ability of Sequel’s clients and the families of Sequel’s clients to pay for services.

A sustained economic downturn or other economic conditions could also adversely affect the counterparties to Sequel’s preexisting agreements, including the lenders under its existing credit facility, causing them to fail to meet their obligations to Sequel.

Sequel operates in a highly competitive industry, and competition may lead to declines in client volumes.

The healthcare industry is highly competitive, and competition among healthcare providers (including hospitals) for clients, physicians and other healthcare professionals has intensified in recent years. There are other healthcare facilities that provide behavioral and other mental health services comparable to those offered by Sequel facilities in each of the geographical areas in which Sequel operates. Some of Sequel’s competitors are owned by tax-supported governmental agencies or by not-for-profit corporations and may have certain financial advantages not available to Sequel, including endowments, charitable contributions, tax-exempt financing and exemptions from sales, property and income taxes. Some of Sequel’s for-profit competitors are local, independent operators or physician groups with strong established reputations within the surrounding communities, which may adversely affect Sequel’s ability to attract a sufficiently large number of clients in markets where Sequel competes with such providers. Sequel also faces competition from other for-profit entities, which may possess greater financial, marketing or research and development resources than Sequel or may invest more funds in renovating their facilities or developing technology.

If Sequel’s competitors are better able to attract clients, recruit and retain physicians and other healthcare professionals, expand services or obtain favorable managed care contracts at their facilities, our post-Business Combination company may experience a decline in client volume and our results of operations may be adversely affected.

The trend by commercial payors to enter into sole-source contracts and carve-out services may limit Sequel’s ability to obtain clients.

Insurance companies and managed care organizations in the United States are entering more and more into sole-source contracts with healthcare providers, which could limit Sequel’s ability to obtain clients if Sequel does not offer the range of services required for these contracts. Moreover, private insurers, managed care organizations and, to a lesser extent, Medicaid and Medicare, are beginning to carve-out specific services, including mental health and substance abuse services, and establish small, specialized networks of providers for such services at fixed reimbursement rates. Continued growth in the use of carve-out arrangements could materially adversely affect Sequel’s business to the extent Sequel is not selected to participate in such networks or if the reimbursement rates in such networks are not adequate to cover the costs of providing the services.

Payors with whom Sequel has contracts have complicated billing and collection rules and regulations, and if Sequel fails to meet such requirements, Sequel’s business could be materially impacted.

In billing for Sequel’s services to commercial payors, Sequel must follow complex documentation, coding and billing rules and there can be delays before Sequel receives payment. These rules are based on federal and state laws, rules and regulations, various government pronouncements, and on industry practice. If Sequel fails to comply with federal and state documentation, coding and billing rules, Sequel could be subject to criminal and/or civil penalties, loss of licenses and exclusion from the Medicaid programs, which could materially harm Sequel. Specifically, failure to follow these rules could result in potential criminal or civil liability under the federal False Claims Act (the “False Claims Act”), the Civil Monetary Penalties law, and various federal and state criminal healthcare fraud statutes, under which extensive financial penalties and exclusion from participation in federal healthcare programs can be imposed.

Federal false claims laws prohibit any person from knowingly presenting or causing to be presented a false claim for payment to the federal government, or knowingly making or causing to be made a false statement to get a claim paid. Penalties for a False Claims Act violation include three times the actual damages sustained by the government, plus mandatory civil penalties, the potential for exclusion from participation in federal healthcare programs and criminal liability. The majority of states also have statutes or regulations similar to the federal false claims laws, which apply to items and services reimbursed under Medicaid and other state programs, or, in several states, apply regardless of the payor.

Sequel annually submits a large volume of claims for Medicaid and other payments, and there can be no assurance that there have not been errors. The rules are frequently vague and confusing, and Sequel cannot assure that governmental investigators, private insurers, private whistleblowers or Medicaid auditors will not challenge Sequel’s prior practices. Such a challenge could result in a material adverse effect on Sequel’s business, financial condition and results of operations.

Sequel is and in the future may become involved in legal proceedings based on negligence or breach of a contractual or statutory duty from clients or their family members or from employees or former employees.

From time to time, Sequel is subject to complaints and claims from clients and their family members alleging professional negligence, medical malpractice or mistreatment. Sequel is also subject to claims for unlawful detention from time to time when clients allege they should not have been detained under the Mental Health Act or other applicable law, or where the appropriate procedures were not correctly followed.

Similarly, there may be substantial claims from employees in respect of personal injuries sustained in the performance of their duties, particularly in respect of incidents involving clients detained under the Mental Health Act, or other applicable law, and where future employment prospects are impaired. Current or former employees may also make claims against Sequel in relation to breaches of employment legislation.

The incurrence of any legal fees, damage awards, fines or penalties as summarized above as well as any impact on Sequel’s brand or reputation as a result of being involved in any legal proceedings are likely to have a material adverse impact on Sequel’s business, financial condition and results of operations.

Security breaches, loss of data and other disruptions could compromise sensitive information related to Sequel’s business, prevent it from accessing critical information or expose it to liability, which could adversely affect its business and reputation.

In the ordinary course of Sequel’s business, it collects and stores sensitive data, including legally protected patient health information, credit card information, personally identifiable information about employees, intellectual property, and proprietary business information. Sequel manages and maintains its applications and data utilizing on-site systems. These applications and data encompass a wide variety of business critical information including research and development information, commercial information and business and financial information.

The secure processing, storage, maintenance and transmission of this critical information is vital to Sequel’s operations and business strategy, and the company devotes significant resources to protecting such information. Although Sequel takes measures to protect sensitive information from unauthorized access or disclosure, its information technology and infrastructure may be vulnerable to attacks by hackers, or viruses, breaches or interruptions due to employee error, malfeasance or other disruptions, or lapses in compliance with privacy and security mandates. Any such unauthorized disclosure, virus, breach or interruption could compromise Sequel’s networks and the information stored there could be accessed by unauthorized parties, publicly disclosed, lost or stolen. Sequel has measures in place that are designed to prevent, and, if necessary, to detect and respond to such security incidents and breaches of privacy and security mandates. Sequel has experienced unauthorized accesses to its information technology systems and infrastructure in the past and has taken appropriate remedial measures to address these breaches. However, no assurance can be made that similar breaches will not occur again in the future. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, such as the U.S. Health Insurance Portability and Accountability Act (“HIPAA”) and the Substance Abuse Confidentiality Regulations under 42 C.F.R. Part 2, government enforcement actions and regulatory penalties. Unauthorized access, loss or dissemination could also disrupt Sequel’s operations, including its ability to maintain appropriate medical or treatment records, provide appropriate services, provide test results, bill payors or clients, provide customer support services, conduct research and development activities, process and prepare company financial information, manage various general and administrative aspects of its business and may damage Sequel’s reputation, any of which could adversely affect its business, financial condition and results of operations.

Sequel is required to spend substantial amounts to comply with statutes and regulations relating to privacy and security of protected health information (“PHI”). In particular, federal regulations issued under HIPAA require Sequel’s facilities to comply with standards to protect the privacy, security and integrity of PHI. These regulations have imposed extensive administrative requirements, technical and physical information security requirements, restrictions on the use and disclosure of PHI and related financial information and have provided clients with additional rights with respect to their health information. Compliance with these regulations requires substantial expenditures, which could negatively impact Sequel’s business, financial condition or results of operations. In addition, Sequel’s management has spent, and Sequel’s management may spend in the future, substantial time and effort on compliance measures.

In addition to HIPAA, Sequel is subject to similar, and in some cases more restrictive, state and federal privacy requirements. For example, the federal government and some states impose laws governing the use and disclosure of health information pertaining to behavioral health and substance abuse treatment that are more stringent than the rules that apply to healthcare information generally. As public attention is drawn to the issues of the privacy and security of medical information, states may revise or expand their laws concerning the use and disclosure of health information, or may adopt new laws addressing these subjects.

A breach of security may also result in a loss of proprietary information upon which Sequel’s business relies. Such a release of proprietary information could result in a benefit to competitors or increase litigation costs for Sequel in defending its proprietary information.

Violations of the privacy and security regulations could subject Sequel’s operations to substantial civil monetary penalties and substantial other costs and penalties associated with a breach of data security, including criminal penalties. Sequel may also be subject to substantial reputational harm if Sequel experiences a substantial security breach involving PHI.

Sequel’s insurance may be inadequate, premiums may increase and, if there is a significant deterioration in Sequel’s claims experience, insurance may not be available on acceptable terms.

Sequel maintains liability insurance intended to cover service user, third party and employee personal injury claims. Due to the existing structure of Sequel’s insurance program under which Sequel carries a large self-insured retention, there may be substantial claims in respect of which the liability for damages and costs falls to Sequel before being met by any insurance or reinsurance arrangement. Liabilities associated with the risks that are retained by Sequel are estimated, in part, by considering historical claims experience, demographic factors, severity factors and other actuarial assumptions. If the claims under Sequel’s self-insurance program differ materially from the estimates, Sequel’s cash flows and results of operations could be materially impacted. There may also be claims in excess of Sequel insurance cover or claims which are not covered by Sequel’s insurance due to policy limitations or exclusions or where Sequel has failed to comply with the terms of the policy. Furthermore, there can be no assurance that Sequel will be able to obtain liability insurance cover in the future on acceptable terms, or without substantial premium increases or at all, particularly if there is a deterioration in Sequel’s claim experience history. A successful claim against Sequel not covered by or in excess of Sequel’s insurance coverage could have a material adverse impact on Sequel’s business, financial condition and results of operations.

Sequel may be subject to medical malpractice lawsuits and other legal actions in the ordinary course of business. Some of these actions could involve large claims, as well as significant defense costs. Sequel cannot predict the outcome of any such lawsuits or the effect that findings in such lawsuits would have on Sequel. All professional and general liability insurance Sequel purchases is subject to policy limitations and, in some cases, an insurance company may defend Sequel subject to a reservation of rights. Sequel’s management believes that, based on Sequel’s past experience and actuarial estimates, Sequel’s insurance coverage is adequate considering the claims arising from the operations of Sequel’s facilities. While Sequel continuously monitors its coverage, Sequel’s ultimate liability for professional and general liability claims could change materially from Sequel’s current estimates. If such policy limitations should be partially or fully exhausted in the future, or payments of claims exceed Sequel’s estimates or are not covered by Sequel’s insurance, it could have a material adverse effect on Sequel’s business, financial condition or results of operations. Further, insurance premiums have increased year over year and insurance coverage may not be available at a reasonable cost, especially given the significant increase in insurance premiums generally experienced in the healthcare industry, further impacting Sequel’s business, financial condition or results of operations.

Sequel’s facilities face competition for staffing that may increase Sequel’s labor costs and reduce Sequel’s profitability.

Sequel’s operations depend on the efforts, abilities, and experience of Sequel’s management and medical support personnel, including Sequel’s addiction counselors, therapists, nurses, licensed counselors, clinical technicians, and mental health technicians, as well as Sequel’s psychiatrists and other professionals. Sequel competes with other healthcare providers in recruiting and retaining qualified management, program directors, physicians (including psychiatrists) and support personnel responsible for the daily operations of Sequel’s business, financial condition or results of operations.

A shortage of nurses, qualified addiction counselors, and other medical support personnel has been a significant operating issue facing Sequel and other healthcare providers. This shortage may require Sequel to enhance wages and benefits to recruit and retain nurses, qualified addiction counselors, and other medical support personnel or require Sequel to hire more expensive temporary or contract personnel in order to operate its residential treatment centers, intensive treatment programs, community based services and other behavioral health services. Further, because Sequel generally recruits its personnel from the local area where the relevant facility is located, the availability in certain areas of suitably qualified personnel can be limited, particularly qualified teaching personnel, nurses and community-based care staff. In addition, certain of Sequel’s facilities are required to maintain specified staffing levels. To the extent Sequel cannot meet those levels, it may be required to limit the services provided by these facilities, which would have a corresponding adverse effect on Sequel’s net operating revenues. Certain of Sequel’s treatment facilities are located in remote geographical areas, far from population centers, which increases this risk.

Sequel cannot predict the degree to which Sequel will be affected by the future availability or cost of attracting and retaining talented teaching, treatment and medical support staff. If Sequel’s general labor and related expenses increase, Sequel may not be able to raise Sequel’s then-existing rates correspondingly. Sequel’s failure either to recruit and retain qualified management, psychiatrists, therapists, counselors, nurses and other medical support personnel or control the labor costs could have a material adverse effect on Sequel’s business, financial condition or results of operations.

Sequel depends heavily on key management personnel, and the departure of one or more of Sequel’s key executives or a significant portion of Sequel’s local facility management personnel or marketing force could have a material adverse effect on Sequel’s business, financial condition and results of operations.

The expertise and efforts of Sequel’s key executives, including Sequel’s chief executive officer, chief operating officer, and other key members of Sequel’s facility management personnel and marketing staff are critical to the success of Sequel’s business. Sequel does not currently have employment agreements or non-competition covenants with any of Sequel’s key executives. The loss of the services of one or more of Sequel’s key executives or of a significant portion of Sequel’s facility management personnel or marketing staff could significantly undermine Sequel’s management expertise and Sequel’s ability to provide efficient, quality healthcare services at its facilities. Furthermore, if one or more of Sequel’s key executives were to terminate employment with Sequel and engage in a competing business, Sequel would be subject to increased competition, which could have a material adverse effect on Sequel’s business, financial condition and results of operations.

Sequel’s operating costs are subject to increases, including due to statutorily mandated increases in the wages and salaries of its staff.

The most significant operating expense for Sequel’s facilities is wage costs, which represent the staff costs incurred in providing Sequel’s services and running Sequel’s facilities, and which are primarily driven by the number of employees and pay rates. The number of employees employed by Sequel is primarily linked to the number of facilities Sequel operates and the number of individuals cared for by Sequel. While Sequel can reduce the number of employees should occupancy rates decrease at Sequel’s facilities, there is a limit on the extent to which this can be done without impacting the quality of Sequel’s services.

Sequel also has a number of recurring costs including insurance, utilities and rental costs, and may face increases to other recurring costs such as accreditation and regulatory compliance costs, which have been rising due to increased regulations and changes in the regulatory environment in which Sequel operates. There can be no assurance that any of Sequel’s recurring costs will not grow at a faster rate than Sequel’s then-current revenue. As a result, any increase in Sequel’s operating costs could have a material adverse effect on Sequel’s business, results of operations and financial condition.

Sequel relies on a multi-faceted marketing program to continuously attract and enroll clients in its network of facilities. Any disruption in Sequel’s national marketing program would have a material adverse effect on Sequel’s business, financial condition and results of operations.

Sequel believes that its national marketing program provides it with a competitive advantage compared to treatment facilities that primarily target local geographic areas and use fewer marketing channels to attract clients. If any disruption occurs in Sequel’s national marketing program for any reason or if Sequel is unable to effectively attract and enroll new clients to its network of facilities, Sequel’s ability to maintain census could be adversely affected, which would have a material adverse effect on Sequel’s business, financial condition and results of operations.

The growth and continuation of Sequel’s business depends on a steady source of referrals.

If Sequel fails to cultivate new or maintain established relationships with referral sources, Sequel’s business, financial condition or results of operations could be adversely affected.

Sequel’s ability to grow or even to maintain its existing level of business depends significantly on Sequel’s ability to establish and maintain close working relationships with physicians, managed care companies, insurance companies, educational consultants, hospitals, government agencies, youth and family services, healthcare professionals, schools and other referral sources. Sequel has no binding commitments with any of those referral services. Sequel may not be able to maintain its existing referral source relationships or develop and maintain new relationships in existing or new markets. If Sequel loses existing relationships with Sequel’s referral sources, the number of people to whom Sequel will provide services may decline, which may adversely affect Sequel’s revenue. If Sequel fails to develop new referral relationships, Sequel’s growth may be restrained and its business, financial condition and results of operations could be adversely affected.

Sequel may be unable to extend leases at expiration, which could harm Sequel’s business, financial condition or results of operations.

Sequel leases the real property on which most of Sequel’s facilities are located. Sequel’s lease agreements generally give Sequel the right to renew or extend the term of the leases and, in certain cases, purchase the real property. These renewal and purchase rights generally are based upon either prescribed formulas or fair market value. Management expects to renew, extend or exercise purchase options with respect to Sequel’s leases in the normal course of business; however, there can be no assurance that these rights will be exercised in the future or that Sequel will be able to satisfy the conditions precedent to exercising any such renewal, extension or purchase options. Furthermore, the terms of any such options that are based on fair market value are inherently uncertain and could be unacceptable or unfavorable to Sequel depending on the circumstances at the time of exercise. If Sequel is not able to renew or extend Sequel’s existing leases, or purchase the real property subject to such leases, at or prior to the end of the existing lease terms, or if the terms of such options are unfavorable or unacceptable to Sequel, its business, financial condition or results of operations could be adversely affected.

Sequel’s financial results may suffer if Sequel has to write off goodwill or other intangible assets.

A large portion of Sequel’s total assets consists of goodwill and other intangible assets. Goodwill and other intangible assets, net of accumulated amortization, accounted for 59.9% of the total assets on Sequel’s consolidated balance sheet as of September 30, 2016 on a pro forma basis after giving effect to the Pomegranate acquisition. Sequel may not realize the value of its goodwill or other intangible assets and Sequel expects to engage in additional transactions that will result in Sequel’s recognition of additional goodwill or other intangible assets.

Sequel evaluates on a regular basis whether events and circumstances have occurred that indicate that all or a portion of the carrying amount of goodwill or other intangible assets may no longer be recoverable, and is therefore impaired. Under current accounting guidance, any determination that impairment has occurred would require Sequel to write-off the impaired portion of Sequel’s goodwill or the impaired portion of the unamortized balance of Sequel’s intangible assets, resulting in a charge to Sequel’s earnings.

Risks Relating to Sequel’s Regulatory Environment

If Sequel fails to comply with extensive laws and government regulations, Sequel could suffer recoupment of revenue, fines and penalties or be required to make significant changes to its operations.

Companies operating in the behavioral healthcare industry in the United States are required to comply with extensive and complex laws and regulations at the federal, state and local government levels relating to, among other things: billing practices and prices for services; relationships with physicians and other referral sources; necessity and quality of medical care; condition and adequacy of facilities; qualifications of medical and support personnel; confidentiality, privacy and security issues associated with health-related information and PHI; EMTALA (Emergency Medical Treatment and Active Labor Act) compliance; handling of controlled substances; certification, licensure and accreditation of Sequel’s facilities; operating policies and procedures; state and local land use and zoning requirements; and addition or expansion of facilities and services.

Among these laws are the anti-kickback provisions of the Social Security Act (the “Anti-Kickback Statute”), the federal physician self-referral (the “Stark Law”), the False Claims Act, and similar state laws. These laws, and particularly the Anti-Kickback Statute and the Stark Law, impact the relationships that Sequel may have with physicians and other potential referral sources. Sequel has a variety of financial relationships with physicians and other professionals who refer clients to Sequel’s facilities, including independent contractor and employment contracts, leases and professional service agreements. The Office of the Inspector General of the Department of Health and Human Services has issued certain exceptions and safe harbor regulations that outline practices that are deemed acceptable under the Stark Law and Anti-Kickback Statute. While Sequel has endeavored to comply with applicable exceptions and safe harbors, certain of Sequel’s current arrangements with physicians and other potential referral sources may not qualify for safe harbor protection. In addition to its relationships with referring physicians, Sequel’s marketing activities may also lead to scrutiny or violations of the Anti-Kickback Statute. Failure to meet a safe harbor does not mean that the arrangement automatically violates the Anti-Kickback Statute, but may subject the arrangement to greater scrutiny. Sequel cannot offer assurances that practices that are outside of a safe harbor will not be found to violate the Anti-Kickback Statute. If Sequel were to be found to have violated the Anti-Kickback

Statute, it could also be subject to civil or criminal penalties under the False Claims Act and the Civil Monetary Penalties Law, and exclusion from participation in Medicaid and other federal and state health care programs.

The construction and operation of healthcare facilities in the United States are subject to extensive federal, state and local regulation relating to, among other things, the adequacy of medical care, equipment, personnel, operating policies and procedures, fire prevention, rate-setting, compliance with building codes and environmental protection. Additionally, such facilities are subject to periodic inspection by government authorities to assure their continued compliance with these various standards. If Sequel fails to adhere to these standards, Sequel could be subject to monetary and operational penalties.

All of Sequel’s facilities that handle and dispense controlled substances must comply with strict federal and state regulations regarding the purchasing, storing, distribution and disposal of such controlled substances. The potential for theft or diversion of such controlled substances for illegal uses has led the federal government as well as a number of states and localities to adopt stringent regulations not applicable to many other types of healthcare providers. Compliance with these regulations is expensive and these costs may increase in the future.

Property owners and local authorities have attempted, and may in the future attempt, to use or enact zoning ordinances to eliminate Sequel’s ability to operate a given treatment facility or program. Local governmental authorities in some cases also have attempted to use litigation and the threat of prosecution to force the closure of certain comprehensive treatment facilities. If any of these attempts were to succeed or if their frequency were to increase, Sequel’s revenue would be adversely affected and Sequel’s operating results might be harmed. In addition, such actions may require Sequel to litigate which would increase Sequel’s costs.

Many of Sequel’s facilities are also accredited by independent, not-for-profit accreditation organizations such as The Joint Commission or the Commission on Accreditation of Rehabilitation Facilities (“CARF”). If any of Sequel’s existing healthcare facilities lose their accreditation or any of Sequel’s new facilities fail to receive accreditation, such facilities could become ineligible to receive reimbursement under Medicare or Medicaid.

Federal, state and local regulations determine the capacity at which many of Sequel’s facilities may be operated. State licensing standards require many of Sequel’s facilities to have minimum staffing levels; minimum amounts of residential space per student or client and adhere to other minimum standards. Local regulations require Sequel to follow land use guidelines at many of Sequel’s facilities, including those pertaining to fire safety, sewer capacity and other physical plant matters.

These laws and regulations are extremely complex, and, in many cases, Sequel does not have the benefit of regulatory or judicial interpretation. In the future, it is possible that different interpretations of these laws and regulations could subject Sequel’s current or past practices to allegations of impropriety or illegality or could require Sequel to make changes in its preexisting arrangements for facilities, equipment, personnel, services, capital expenditure programs and operating expenses. A determination that Sequel has violated one or more of these laws could subject Sequel to liabilities, including civil penalties, exclusion of one or more facilities from participation in government healthcare programs and, for violations of certain laws and regulations, criminal penalties. Even the public announcement that Sequel is being investigated for possible violations of these laws could cause Sequel’s reputation to suffer and have a material adverse effect on Sequel’s business, financial condition or results of operations. In addition, Sequel cannot predict whether other similar legislation or regulations at the federal or state level will be adopted, what form such legislation or regulations may take or what their impact on Sequel may be.

In addition to the foregoing, Sequel is subject to various federal, state and local laws and regulations that regulate certain activities and operations that may have health and safety effects such as the generation, handling and disposal of medical and pharmaceutical wastes.  Compliance with these laws and regulations could increase Sequel’s costs of operation. Violation of these laws may subject Sequel to significant fines, penalties or disposal costs. Sequel could be responsible for liabilities arising out of third-party property damage or personal injury resulting from lawsuits that could be brought by the government or private litigants relating to Sequel’s operations or the operations of Sequel’s facilities.

Sequel cannot guarantee that current laws, regulations and regulatory assessment methodologies will not be modified or replaced in the future. There can be no assurance that Sequel’s business, results of operations and financial condition will not be adversely affected by any future regulatory developments or that the cost of compliance with new or existing regulations will not be material.

A loss of Sequel’s status as a licensed service provider in any jurisdiction could result in the termination of existing services and Sequel’s inability to market its services in that jurisdiction.

Sequel operates in numerous jurisdictions and is required to maintain licenses and certifications (or to operate through management contracts with service providers who maintain such licenses and certifications) in order to conduct its operations in each jurisdiction. Each state and local government has its own regulations, which can be complicated. Additionally, each of Sequel’s service lines can be regulated differently within a particular jurisdiction. As a result, maintaining the necessary licenses and certifications to conduct Sequel’s operations is cumbersome. Sequel’s existing licenses and certifications (or the licenses and certifications of the facilities Sequel manages) could be suspended, limited, revoked or terminated for a number of reasons, including the:

•         failure by direct care staff or host-home providers to properly care for clients;

•         failure to maintain or submit proper documentation to the applicable government agency, including documentation supporting reimbursements for costs;

•         failure by Sequel’s programs to abide by the applicable laws and regulations relating to the provision of health and human services; and

•         failure of Sequel’s facilities to comply with the applicable building, health and safety codes and ordinances.

From time to time, some of Sequel’s licenses or certifications, or those of Sequel’s employees, may be temporarily placed on probationary status or suspended. If Sequel loses its status as a licensed provider of health and human services in any jurisdiction or any other required certification, Sequel would be unable to provide its services in that jurisdiction, and the contracts under which Sequel provided services in that jurisdiction would be subject to termination. In addition, it may be difficult for Sequel to recover clients lost due to noncompliance in such jurisdictions.

In providing services in certain jurisdictions, Sequel subcontracts to other providers. In those situations, the other provider may hold the license or certification. However, if the other provider’s license or certification were revoked, limited, suspended or terminated, Sequel may no longer be permitted to provide services in that jurisdiction. Loss of a license as a direct provider or subcontractor of another provider of health and human services could constitute a violation of provisions of contracts in other jurisdictions, resulting in other contract, license or certification terminations. Any of these events could have a material adverse effect on Sequel’s financial performance and operations.   In addition, where Sequel operates a facility through an agreement with a licensee rather than holding the license itself, such licensee’s failure to maintain proper licensing may not be within Sequel’s control.

Sequel is subject to uncertainties regarding the impact of the Affordable Care Act and related payment reform efforts, which represent a significant change to the healthcare industry.

The Patient Protection and Affordable Care Act, as amended by the Health Care and Education Reconciliation Act of 2010 and the rules and regulations thereunder (“Affordable Care Act”), provides for increased access to coverage for healthcare and seeks to reduce healthcare-related expenses. Overall, the expansion of health insurance coverage under the Affordable Care Act has been beneficial to both the substance abuse treatment industry and the mental health treatment industry. Health insurers are prohibited from denying coverage to individuals because of preexisting conditions. Further, all new small group and individual market health plans must cover ten essential health benefit categories, which include substance abuse addiction and mental health disorder services. The Affordable Care Act also requires small group and individual market plans to comply with the requirements of the Mental Health Parity and Addiction Equity Act of 2008, which was previously limited to group health plans and group insurers. According to 2013 estimates by the US Department of Health and Human Services, these changes will ensure coverage for substance abuse addiction treatment and mental health disorders treatment for 62.5 million Americans.

The expansion of commercial insurance for substance abuse treatment services and mental health treatment services under the Affordable Care Act has resulted in a higher demand for services from all providers. This may bring new competitors to the market, some of which may be better capitalized and have greater market penetration than Sequel does. Further, Sequel expects increased demand for substance abuse treatment services to also increase the demand for case managers, therapists, medical technicians and others with clinical expertise in substance abuse treatment, which may make it more difficult to adequately staff Sequel’s substance abuse treatment facilities and could significantly increase Sequel’s costs in delivering treatment, which may adversely affect both Sequel’s operations and profitability.

One of the many impacts of the Affordable Care Act has been a dramatic increase in payment reform efforts by federal and state government payors as well as commercial payors. These efforts take many forms, including the growth of Accountable Care Organizations, pay-for-performance bonus arrangements, partial capitation arrangements and the bundling of services into a single payment. One result of these efforts is that more risk of the overall cost of care is being transferred to providers. As institutional providers and their affiliated physicians assume more risk for the cost of care, Sequel expects more services to be furnished within provider networks formed to accept these types of payment reforms. Sequel’s ability to compete and to retain its traditional sources of clients may be adversely affected by Sequel’s exclusion from such networks or its inability to be included in such networks.

The Affordable Care Act remains subject to court challenges, legislative efforts to repeal or amend the law and regulatory interpretation. In addition, the recent U.S. elections have created uncertainty over the future of the Affordable Care Act and what reforms are to be expected from the upcoming U.S. administration. Such reforms could include modifications to, or a complete repeal of, the Affordable Care Act. While Sequel does not believe that the Affordable Care Act has had a material impact on its business to date, Sequel cannot predict the future impact that the Affordable Care Act and related rulemaking and regulations may have on Sequel’s business, results of operations, cash flow, capital resources and liquidity or whether Sequel will be able to adapt successfully to changes required by the Affordable Care Act.

State efforts to regulate the construction or expansion of healthcare facilities in the United States could impair Sequel’s ability to operate and expand its operations.

A majority of the states in which Sequel operates facilities in the United States have enacted certificate of need (“CON”) laws that regulate the construction or expansion of healthcare facilities, certain capital expenditures or changes in services or bed capacity. In giving approval for these actions, these states consider the need for additional or expanded healthcare facilities or services. Sequel’s failure to obtain necessary state approval could (i) result in Sequel’s inability to acquire a targeted facility, complete a desired expansion or make a desired replacement, (ii) make a facility ineligible to receive reimbursement under the Medicare or Medicaid programs or (iii) result in the revocation of a facility’s license or impose civil or criminal penalties on Sequel, any of which could harm Sequel’s business.

In addition, significant CON reforms have been proposed in a number of states that would increase the capital spending thresholds and provide exemptions of various services from review requirements. In the past, Sequel has not experienced any material adverse effects from such requirements, but Sequel cannot predict the impact of any future CON changes upon Sequel’s operations.

Sequel could become the subject of governmental investigations, regulatory actions and whistleblower lawsuits.

Healthcare companies in the United States are subject to numerous investigations by various governmental agencies. Sequel’s facilities could receive government inquiries from, and may be subject to investigation by, governmental agencies. Depending on whether the underlying conduct in these or future inquiries or investigations could be considered systemic, the U.S. Department of Justice (“DOJ”) could institute an investigation or a civil action. However, even in the event that the DOJ does not pursue these actions, a whistleblower suit could lead to financial losses, reputational harm or loss of licensing necessary for Sequel to pursue its business, any one of which could have a material adverse effect on Sequel’s business, financial condition and results of operations.

Further, under the False Claims Act, private parties are permitted to bring qui tam or “whistleblower” lawsuits against companies that submit false claims for payments to, or improperly retain overpayments from, the government. Because qui tam lawsuits are filed under seal, Sequel could be named in one or more such lawsuits of which Sequel is not aware. Sequel may also be subject to substantial reputational harm as a result of the public announcement of any investigation into such claims.

Matters involving employees may expose Sequel’s to potential liability.

Sequel is subject to United States federal, state and local employment laws that exposes Sequel to potential liability if Sequel is determined to have violated such employment laws. Failure to comply with federal and state labor laws pertaining to minimum wage, overtime pay, meal and rest breaks, unemployment tax rates, workers’ compensation rates, citizenship or residency requirements, and other employment-related matters may have a material adverse effect on Sequel’s business or operations. In addition, employee claims based on, among other things, discrimination, harassment or wrongful termination may divert financial and management resources and adversely affect operations. Sequel is further subject to the Fair Labor Standards Act (which governs such matters as minimum wages, overtime and other working conditions) as well as state and local wage and hour laws. The Department of Labor recently issued proposed rule changes to the Fair Labor Standards Act that would increase the minimum salary threshold for employees exempt from overtime along with an automatic annual increase to this salary threshold. This proposed change, as well as other potential changes in state policies, could increase Sequel’s cost of services provided.

Risks Relating to the Future Growth of Sequel’s Business

Sequel’s ability to grow its business through organic expansion either by developing new facilities or by modifying existing facilities is dependent upon many factors which may or may not be within Sequel’s control.

Sequel’s ability to grow its business is dependent on capacity and occupancy at its facilities. Should its facilities reach maximum occupancy, Sequel may need to implement other growth strategies either by developing new facilities or by modifying existing facilities.

Sequel’s facilities typically need to be purpose-designed in order to enable the type and quality of service that Sequel provides. Consequently, Sequel must either develop sites to create facilities or purchase or lease existing facilities, which may require substantial modification. Sequel must be able to identify suitable sites and there is no guarantee that such sites will be available at all, or at an economically viable cost or in areas of sufficient demand for Sequel’s services. The subsequent successful development and construction of a new facility is contingent upon, among other things, negotiation of construction contracts, regulatory permits and planning consents and satisfactory completion of construction. Similarly, Sequel’s ability to expand existing facilities is also dependent upon various factors, including identification of appropriate expansion projects, permitting, licensure, financing, integration into its relationships with payors, referral sources and other licensed facilities, ability to hire and retain qualified staff, and margin pressure as new facilities are filled with clients.

Delays caused by difficulties in respect of any of the above factors may lead to cost overruns and longer periods before a return is generated on an investment, if at all. Sequel may incur significant capital expenditure but due to regulatory, planning or other reasons, may find that it is prevented from opening a new facility or modifying an existing facility. Moreover, even when incurring such development capital expenditure, there is no guarantee that Sequel can fill beds when they become available. Upon operational commencement of a new facility, Sequel typically expect that it will take approximately 6-12 months to reach Sequel’s targeted occupancy level. Any delays or stoppages in its projects, the unsatisfactory completion or construction of such projects or the failure of such projects to increase its occupancy levels could have a material adverse effect on Sequel’s business, results of operations and financial condition.

Sequel’s acquisition strategy exposes Sequel to a variety of operational, integration and financial risks, which may have a material adverse effect on Sequel’s business, financial condition and results of operations.

A principal element of Sequel’s business strategy is to grow by acquiring other companies in the mental health and substance abuse treatment industry. The integration of acquisitions with Sequel’s operations could be expensive, require significant attention from management, may impose substantial demands on Sequel’s operations or other projects and may impose challenges on the combined business including, without limitation, consistencies in business standards, procedures, policies, business cultures and internal controls and compliance.

In particular, in running and integrating new businesses, Sequel management needs to address the following risks:

•         physicians and employees who are not familiar with Sequel’s operations;

•         clients who may elect to switch to another treatment provider;

•         assignment or termination of material contracts, including commercial payor agreements;

•         regulatory compliance programs and state and federal licensing requirements;

•         disparate operating, information and record keeping systems and technology platforms;

•         the culture of the acquired business may not match well with Sequel’s culture; and

•         the quality of the leadership of the acquired business may not be as expected.

In addition, certain acquisitions require a capital outlay, and the return Sequel may achieve on such invested capital may be less than the return that Sequel could achieve on other projects or investments.

Benefits of future acquisitions may not materialize.

When evaluating potential acquisition targets, Sequel identifies potential synergies and cost savings that Sequel expects to realize upon the successful completion of the acquisition and the integration of the related operations. Sequel may, however, be unable to achieve or may otherwise never realize the expected benefits. Sequel’s ability to realize the expected benefits from potential cost savings and revenue improvement opportunities is subject to significant business, economic and competitive uncertainties and contingencies, many of which are beyond Sequel’s control, such as changes to government regulations governing or otherwise impacting the substance abuse treatment and behavioral healthcare industries, reductions in reimbursement rates from governmental or commercial payors, operating difficulties, difficulties in obtaining required licenses and permits, client preferences, changes in competition and general economic or industry conditions. If Sequel does not achieve its expected results, it may adversely impact Sequel’s business, financial condition and results of operations.

Acquisitions may result in the assumption of unknown liabilities.

Businesses that Sequel acquires may have unknown or contingent liabilities, including, without limitation, liabilities for failure to comply with healthcare laws and regulations. Although Sequel typically attempts to exclude significant liabilities from its acquisition transactions and seek indemnification from the sellers of such facilities for at least a portion of such liabilities, Sequel may experience difficulty enforcing those indemnification obligations, may incur material liabilities for the past activities of acquired facilities or may be required by law to assume certain such liabilities. Such liabilities and related legal or other costs and/or resulting damage to a facility’s reputation could negatively impact Sequel’s business, financial condition and results of operations.

Completing acquisitions entails the incurrence of substantial time costs, opportunity costs and transaction costs.

Suitable acquisitions may not be accomplished due to unfavorable terms. Further, the cost of an acquisition could result in a dilutive effect on Sequel’s results of operations, depending on various factors, including the amount paid for an acquired facility, the acquired facility’s results of operations, the fair value of assets acquired and liabilities assumed, the effects of subsequent legislation and limits on reimbursement rate increases. In addition, Sequel may have to pay cash, incur additional debt or issue equity securities to pay for any such acquisition, which could adversely affect Sequel’s financial results, result in dilution to Sequel’s existing stockholders, result in increased fixed obligations or impede Sequel’s ability to manage its operations.

Growth must be carefully managed.

Some of the facilities Sequel has acquired or may acquire in the future may have had significantly lower operating margins than the facilities Sequel operated prior to the time of Sequel’s acquisition thereof or had operating losses prior to such acquisition. If Sequel fails to improve the operating margins of the facilities it acquires, or fails to operate such facilities profitably or to effectively integrate the operations of the acquired facilities, its business, financial condition and results of operations could be negatively impacted.

Failure to consummate an acquisition may result in sunk costs.

Sequel evaluates potential acquisition opportunities consistent with the normal course of its business. Its ability to complete acquisitions is subject to a number of risks and variables, including its ability to negotiate mutually agreeable terms with the counterparties, its ability to finance the purchase price and its ability to obtain any licenses or other approvals required to operate the assets to be acquired. Sequel may not be successful in identifying and consummating suitable acquisitions, which may impede its growth and negatively affect its results of operations and may also require a significant amount of management resources and expense.

Change of ownership or change of control requirements imposed by state and federal licensure and certification agencies as well as commercial payors may limit Sequel’s ability to timely realize opportunities, adversely affect its licenses and certifications, interrupt its cash flows and adversely affect its profitability.

State licensure laws and many federal healthcare programs (where applicable) impose a number of obligations on healthcare providers undergoing a change of ownership or change of control transaction. These requirements may require new license applications as well as notices given a fixed number of days prior to the closing of affected transactions. These provisions require Sequel to be proactive when considering both internal restructuring and acquisitions of third-party targets. Failure to provide such notices or to submit required paperwork can adversely affect licensure on a going forward basis, can subject the parties to penalties and can adversely affect Sequel’s ability to operate its facilities. Even if fully-compliant, Sequel may experience cash flow issues or the inability to bill for certain services provided during transitions.

Many commercial payor agreements also have change of ownership or change of control provisions. Such provisions generally include a prior notice provision as well as require the consent of the payor in order to continue the terms of the payor agreement. Abiding by the terms of such provisions may reopen pricing negotiations with commercial payors where the provider currently has favorable reimbursement terms as compared to the market. Failure to comply with the terms of such provisions can result in a breach of the underlying commercial payor agreements.

Risks Relating to the Organizational Structure after the Business Combination

Following the consummation of the Business Combination, our only significant asset will be our ownership of Sequel and its subsidiaries and affiliates and such ownership may not be sufficient to pay dividends or make distributions or loans to enable us to pay any dividends on our common stock or satisfy our other financial obligations, including our obligations under the Tax Receivable Agreement.

Following the consummation of the Business Combination, we will have no direct operations and no significant assets other than our ownership of interests in Sequel and its subsidiaries and affiliates. We will depend on Sequel for distributions, loans and other payments to generate the funds necessary to meet our financial obligations, including our expenses as a publicly traded company, to pay any dividends, to pay any preferred return on the Sequel preferred interests, and to satisfy our obligations under the Tax Receivable Agreement. The earnings from, or other available assets of, Sequel may not be sufficient to make distributions or pay dividends, pay expenses or satisfy our other financial obligations, including our obligations under the Tax Receivable Agreement.

GPAC is an emerging growth company, and the reduced reporting requirements applicable to emerging growth companies may make its common stock less attractive to investors.

GPAC is an “emerging growth company” as defined under the Jumpstart Our Business Startups Act (the “JOBS Act”) and will continue to be an “emerging growth company” post-Business Combination. For as long as GPAC continues to be an emerging growth company, it may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), reduced disclosure obligations regarding executive compensation in periodic reports and proxy statements and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. GPAC could be an emerging growth company for up to five years following the completion of its initial public offering in August 2015, although GPAC could lose that status sooner if its revenues exceed $1 billion, if it issues more than $1 billion in non-convertible debt in a three year period or if the market value of its common stock held by non-affiliates meets or exceeds $700 million as of the last day of its second fiscal quarter before that time, in which case GPAC would no longer be an emerging growth company as of the following fiscal year-end. If some investors find our common stock less attractive because we may rely on these exemptions, there may be a less active trading market for our common stock, and our stock price may be more volatile.

Under the JOBS Act, emerging growth companies can also delay adopting new or revised accounting standards until such time as those standards apply to private companies. We have irrevocably elected not to opt out of this extended transition period for implementing new or revised accounting standards, which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, GPAC can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Future sales of common stock by our existing stockholders may cause our stock price to fall.

The market price of our common stock could decline as a result of sales by our existing stockholders in the market, or the perception that these sales could occur. These sales might also make it more difficult for us to sell equity securities at a time and price that we deem appropriate. In addition, subsequent public issuances of our stock would cause the interest of each current GPAC stockholder to be diluted.

Fluctuations in operating results, quarter to quarter earnings and other factors, including incidents involving Sequel’s clients and negative media coverage, may result in significant decreases in the price of our common stock post-Business Combination.

The stock markets experience volatility that is often unrelated to operating performance. These broad market fluctuations may adversely affect the trading price of our common stock post-Business Combination and, as a result, there may be significant volatility in the market price of our common stock post-Business Combination. If we are unable to operate Sequel’s facilities as profitably as in the past or as our investors expect us to in the future, the market price of our common stock post-Business Combination will likely decline when it becomes apparent that the market expectations may not be realized. In addition to our operating results, many economic and seasonal factors outside of our control could have an adverse effect on the price of our common stock post-Business Combination and increase fluctuations in our quarterly earnings. These factors include certain of the risks discussed herein, demographic changes, operating results of other healthcare companies, changes in our financial estimates or recommendations of securities analysts post-Business Combination, speculation in the press or investment community, incidents involving Sequel’s clients and associated negative media coverage or risk of proceedings or government investigation, the possible effects of war, terrorist and other hostilities, adverse weather conditions, the level of seasonal illnesses, managed care contract negotiations and terminations, changes in general conditions in the economy or the financial markets or other developments affecting the healthcare industry.

We will incur higher costs post-Business Combination as a result of being a public company.

We will incur significant additional legal, accounting, insurance and other expenses, including costs associated with public company reporting requirements following completion of our Business Combination. We will incur higher costs associated with complying with the requirements of the Sarbanes-Oxley Act, the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”), and related rules implemented by the SEC and NASDAQ. Enacted in July 2010, the Dodd-Frank Act contains significant corporate governance and executive compensation-related provisions, some of which the SEC has recently implemented by adopting additional rules and regulations in areas such as executive compensation. Section 404 of the Sarbanes-Oxley Act requires that we evaluate and report on our system of internal controls beginning with our Annual Report on Form 10-K for the year ending December 31, 2016. Only in the event GPAC is deemed to be a large accelerated filer or an accelerated filer will we be required to comply with the independent registered public accounting firm attestation requirement on GPAC’s internal control over financial reporting. Further, for as long as we remain an emerging growth company, we will not be required to comply with the independent registered public accounting firm attestation requirement on GPAC’s internal control over financial reporting. The expenses incurred by public companies generally for reporting and corporate governance purposes have been increasing. We expect these laws and regulations to increase our legal and financial compliance costs after we cease being a blank check company and to render some activities more time-consuming and costly, although we are currently unable to estimate these costs with any degree of certainty. We may need to hire more employees post-Business Combination or engage outside consultants to comply with these requirements, which will increase the post-Business Combination company’s costs and expenses. These laws and regulations could make it more difficult or costly for us to obtain certain types of insurance, including director and officer liability insurance, and we may be forced to accept reduced policy limits and coverage or incur substantially higher costs to obtain the same or similar coverage. These laws and regulations could also make it more difficult for us to attract and retain qualified persons to serve on our board of directors, board committees or as executive officers. Furthermore, if we are unable to satisfy our obligations as a public company, we could be subject to delisting of its common stock, fines, sanctions and other regulatory action and potentially civil litigation.

We do not anticipate paying any cash dividends in the foreseeable future.

Following confirmation of the Business Combination, we intend to retain future earnings, if any, for use in the business or for other corporate purposes and do not anticipate that cash dividends with respect to common stock will be paid in the foreseeable future other than required distributions under the Sequel preferred interests. Any decision as to the future payment of dividends will depend on our results of operations, financial position and such other factors as our board of directors, in its discretion, deems relevant. Specifically, all required distributions on the Sequel preferred units will need to have been made in full before any dividend can be paid on the GPAC Common Stock. The terms of the Sequel debt will also restrict our ability to pay dividends. As a result, capital appreciation, if any, of our common stock will be a stockholder’s sole source of gain for the foreseeable future.

Provisions in GPAC’s proposed amended and restated certificate of incorporation and Delaware law may inhibit a takeover of GPAC, which could limit the price investors might be willing to pay in the future for GPAC’s common stock and could entrench management.

GPAC’s proposed amended and restated certificate of incorporation, if approved by stockholders, will contain provisions that may discourage unsolicited takeover proposals that stockholders may consider to be in their best interests. These provisions include a staggered board of directors and the ability of the board of directors to designate the terms of and issue new series of preferred shares, which may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for GPAC’s securities.

GPAC is also subject to anti-takeover provisions under Delaware law, which could delay or prevent a change of control. Together these provisions may make more difficult the removal of management and may discourage transactions that otherwise could involve payment of a premium over prevailing market prices for GPAC’s securities.

We may need additional financing to execute our business plan and fund operations post-Business Combination, which additional financing may not be available on reasonable terms or at all.

To fund our acquisition and development strategies post-Business Combination, we may need to raise additional funds through various financing sources, including the sale of our equity securities and the procurement of commercial debt financing. We may be required to refinance our debt. In addition, we may also need additional funds to respond to business opportunities and challenges, including our ongoing operating expenses, developing new and existing lines of business and enhancing our operating infrastructure. While we may need to seek additional funding for such purposes, there can be no assurance that such funds will be available on commercially reasonable terms, if at all. If such financing is not available on satisfactory terms, we may be unable to expand or continue Sequel’s business as desired or refinance existing debt, and operating results may be adversely affected. Even if we procure new debt financing, such debt financing will increase expenses and must be repaid regardless of operating results and may involve restrictive covenants limiting our operating flexibility. If we issue equity securities to raise additional funds, the percentage ownership of our existing stockholders will be reduced, and our stockholders may experience additional dilution in net book value per share.

If the amount of capital we are able to raise from financing activities, together with Sequel’s revenues from operations, is not sufficient to satisfy our capital needs, we may be required to decrease the pace of, or eliminate, Sequel’s acquisition strategy and potentially reduce or even cease operations.

A market for GPAC’s securities may not develop, which would adversely affect the liquidity and price of GPAC’s securities.

The price of GPAC’s securities may vary significantly due to the Business Combination and general market or economic conditions. Furthermore, an active trading market for the post- Business Combination company securities may never develop or, if developed, it may not be sustained. You may be unable to sell your securities unless a market can be established and sustained.

NASDAQ may delist our securities from trading on its exchange, which could limit investors’ ability to make transactions in our securities and subject us to additional trading restrictions.

Our securities are currently listed on NASDAQ. However, we cannot assure you that our securities will continue to be, listed on NASDAQ in the future or after the Business Combination. In order to continue listing our securities on NASDAQ after the Business Combination, we must maintain certain financial, distribution and stock price levels. Generally, we must maintain a minimum amount in stockholders’ equity and a minimum number of holders of our securities. Additionally, in connection with the Business Combination, we will be required to demonstrate compliance with NASDAQ’s initial listing requirements, which are more rigorous than NASDAQ’s continued listing requirements, in order to continue to maintain the listing of our securities on NASDAQ. We will also be required to obtain NASDAQ approval for the issuance of the additional shares of GPAC Common Stock that are subject to the Share Issuance Proposal. We cannot assure you that we will be able to meet those initial listing requirements or obtain all the necessary approvals. Failure to obtain the necessary approvals could result in the failure of the Business Combination to be consummated.

If NASDAQ delists our securities from trading on its exchange and we are not able to list our securities on another national securities exchange, we expect our securities could be quoted on an over-the-counter market. If this were to occur, we could face significant material adverse consequences, including:

•         a limited availability of market quotations for our securities;

•         reduced liquidity for our securities;

•         a determination that our common stock is a “penny stock” which will require brokers trading in our common stock to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for our securities;

•         a limited amount of news and analyst coverage; and

•         a decreased ability to issue additional securities or obtain additional financing in the future.

The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities.” If our common stock and warrants continue to be listed on NASDAQ, our common stock and warrants will be covered securities. Although the states are preempted from regulating the sale of our securities, the federal statute does allow the states to investigate companies if there is a suspicion of fraud, and, if there is a finding of fraudulent activity, then the states can regulate or bar the sale of covered securities in a particular case.

Sequel’s level of indebtedness could adversely affect Sequel’s and the post-Business Combination company’s ability to meet its obligations under its indebtedness, react to changes in the economy or its industry and to raise additional capital to fund operations.

As of September 30, 2016, Sequel had total debt of $103.9 million outstanding. Approximately $137.5 million in net debt of Sequel will remain outstanding following the closing of the Business Combination, including approximately $2.8 million which are expected to be borrowed at closing under Sequel’s existing revolving credit facility to fund a portion of the Cash Distribution and Preferred Cash Distribution in the Business Combination. Sequel’s and, post-Business Combination, our company’s level of indebtedness could have important consequences to stockholders. For example, it could:

•         make it more difficult to satisfy our obligations with respect to our indebtedness, resulting in possible defaults on, and acceleration of, such indebtedness;

•         increase our vulnerability to general adverse economic and industry conditions;

•         require us to dedicate a substantial portion of our cash flows from operations to payments on indebtedness, thereby reducing the availability of such cash flows to fund working capital, capital expenditures and other general corporate requirements or to carry out other aspects of its business;

•         limit our ability to obtain additional financing to fund future working capital, capital expenditures and other general corporate requirements or to carry out other aspects of its business;

•         limit our ability to make material acquisitions or take advantage of business opportunities that may arise; and

•         place us at a potential competitive disadvantage compared to its competitors that have less debt.

Future operating flexibility is limited in significant respects by the restrictive covenants in Sequel’s existing credit facility, and we may be unable to comply with all covenants in the future.

Sequel’s existing credit facility imposes restrictions that could impede Sequel’s and, post-Business Combination, our company’s ability to enter into certain corporate transactions, as well as increases our vulnerability to adverse economic and industry conditions, by limiting our flexibility in planning for, and reacting to, changes in our business and industry. These restrictions will limit our ability to, among other things:

•         incur or guarantee additional debt;

•         pay dividends on capital stock or redeem, repurchase, retire or otherwise acquire any capital stock;

•         make certain capital expenditures;

•         enter into leases;

•         make certain payments or investments;

•         create liens on Sequel’s assets;

•         make any substantial change in the nature of Sequel’s business as it is currently conducted; and

•         merge or consolidate with other companies or transfer all or substantially all of Sequel’s assets.

In addition, Sequel’s existing credit facility contains certain financial covenant requirements. The restrictions may prevent Sequel and, post-Business Combination, our company from taking actions that we believe would be in the best interests of the business and may make it difficult for us to successfully execute our business strategy or effectively compete with companies that are not similarly restricted. Sequel’s existing credit facility also contains cross-default and cross-acceleration provisions, respectively, that would apply to each other and to any other material indebtedness that we may have. We may also incur future debt obligations that might subject us to additional restrictive covenants that could affect our financial and operational flexibility. Sequel’s and, post-Business Combination, our company’s ability to comply with these restrictive covenants in future periods will largely depend on our ability to successfully implement our overall business strategy. We cannot assure you that we will be granted any waivers or amendments under Sequel’s existing credit facility if for any reason we are unable to comply with its terms in the future. The breach of any of these covenants or restrictions could result in a default, which could result in the acceleration of Sequel’s debt. In the event of an acceleration of Sequel’s debt, we could be forced to apply all available cash flows to repay such debt and could be forced into bankruptcy or liquidation.

The terms of Sequel’s preferred units may restrict our current and future operations and our ability to pursue our business strategies.

The preferred units in Sequel will be entitled to the benefit of several consent requirements that may impose significant operating and financial restrictions on the post-Business Combination company and may limit its ability to engage in acts that may be in its long-term best interest. In particular, Sequel will not be able to make distributions to the post-Business Combination company unless and until all required distributions on the Sequel preferred units have been paid in full.

In addition, for so long as the preferred units in Sequel (or any preferred stock issuable under certain limited change of control circumstances upon exchange thereof) are outstanding, the holder of such units will have consent rights over the following transactions or proposals by the board of directors, GPAC, Sequel or their subsidiaries or controlled companies:

•         incur additional debt in excess of certain ratio or make certain amendments to existing debt;

•         make certain amendments to the charter documents of GPAC or operating agreement of Sequel;

•         create, authorize or issue equity securities (including convertible securities) that are senior or pari passu to the preferred interests;

•         redeem, repurchase or make distributions on equity securities that are junior to the preferred interests, except for certain tax distributions;

•         create or acquire certain subsidiaries or entering into certain joint ventures; or

•         conduct certain business outside of the United States.

In addition, in case of certain ongoing defaults under the terms of the preferred units in Sequel, the holders of such units will have consent rights over:

•         certain change of control transactions involving GPAC or Sequel unless the preferred units are paid off in full;

•         certain acquisitions or investments;

•         the incurrence of additional debt or amendments to existing debt or waivers under existing debt;

•         the incurrence of liens and other encumbrances; and

•         the making of loans, advances and guarantees.

These restrictions may prevent the post-Business Combination company from taking actions that it believes would be in the best interests of its business and may make it difficult for it to successfully execute its business strategy or effectively compete with companies that are not similarly restricted.

We could issue additional preferred stock without stockholder approval with the effect of diluting then current stockholder interests, impairing their voting rights and potentially discouraging a takeover that stockholders may consider favorable.

Pursuant to our amended and restated certificate of incorporation, the board of directors of the post-Business Combination company will have the ability to authorize the issuance of up to 25,000,000 shares of preferred stock as any time and from time to time, with such terms and preferences as the board determines and without any stockholder approval other than as may be required by NASDAQ rules. In addition, pursuant to the Business Combination, up to 12,500,000 shares of GPAC Common Stock may be issued upon conversion of the Series A Preferred issuable under certain limited change of control circumstances upon exchange of the Preferred Equity Consideration. The Series A Preferred will be entitled to certain preferred distributions, consent rights and will be convertible into shares of GPAC Common Stock as described elsewhere in this proxy statement. The Series A Preferred will also vote on an as-converted basis with the GPAC Common Stock. The issuance of such shares of preferred stock, including the Series A Preferred could dilute the interest of, or impair the voting power of, our common stockholders. The issuance of such preferred stock (including the Series A Preferred) could also be used as a method of discouraging, delaying or preventing a change in control. Any shares of preferred stock of GPAC not converted into GPAC Common Stock because of the Share Cap will remain outstanding in accordance with their terms, except that the dividend rate on those shares will increase by 100 basis points, cumulatively each month, but not compounding (subject to a limit of two times the total dividend amount that would otherwise have been payable without this dividend increase), and their redemption price will increase by 6.0% per year, thus creating an additional deterrent for a potential change of control.

Risks Relating to the Business Combination

Sequel operates in a sector which is outside of GPAC’s management’s area of expertise.

Although our management has endeavored to evaluate the risks inherent in the Business Combination, we cannot assure you that we have adequately ascertained or assessed all of the significant risks. We also cannot assure you that an investment in our securities will not ultimately prove to be less favorable to investors than a direct investment, if an opportunity were available, in Sequel. Our management’s expertise may not be directly applicable to the evaluation or operation of Sequel’s business, and the information contained in this proxy statement regarding the areas of our management’s expertise would not be relevant to an understanding of Sequel.

GPAC has a limited ability to assess the management of Sequel’s business and, as a result, cannot assure you that Sequel’s management has all the skills, qualifications or abilities to manage a public company.

GPAC’s ability to assess Sequel’s business’s management may be limited due to a lack of time, resources or information. GPAC’s assessment of the capabilities of Sequel’s management, therefore, may prove to be incorrect and such management may lack the skills, qualifications or abilities GPAC suspected. Should Sequel’s management not possess the skills, qualifications or abilities necessary to manage a public company, the operations and profitability of our company post-Business Combination may be negatively impacted. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by GPAC’s officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws proxy statement materials relating to the Business Combination contained an actionable material misstatement or material omission.

The officers and directors of Sequel may resign upon completion of the Business Combination. The departure of Sequel’s key personnel could negatively impact the operations and profitability of Sequel.

Although GPAC contemplates that key personnel of Sequel will remain associated with Sequel following the Business Combination, it is possible such members will not wish to remain in place. The departure of Sequel’s key personnel could negatively impact the operations and profitability of Sequel.

The fact that Sequel is a private company limits GPAC’s access to all information that may be relevant to the Business Combination. This may result in a Business Combination that is not as profitable as GPAC suspects.

By definition, very little public information exists about private companies, and GPAC has been required to make decisions on whether to pursue the Business Combination on the basis of limited information, which may result in a business combination with a company that is not as profitable as GPAC suspected, if at all.

GPAC may be unable to obtain additional financing to complete the Business Combination, which could compel GPAC to restructure or abandon the Business Combination.

Although we believe that the net proceeds from the Trust Account and incremental borrowings under Sequel’s current revolving line of credit will be sufficient to allow GPAC to complete the Business Combination, if such proceeds prove to be insufficient, including because of the obligation to repurchase for cash a significant number of shares from stockholders who elect redemption in connection with the Business Combination, we may be required to seek additional debt or equity financing or to abandon the Business Combination. We cannot assure you that such debt or equity financing will be available on acceptable terms, if at all. The current economic environment has made it especially difficult for companies to obtain acquisition financing. To the extent that additional financing proves to be unavailable when needed to complete the Business Combination, we would be compelled to either restructure the transaction or abandon the Business Combination. None of GPAC’s Sponsor, officers, directors or stockholders is required to provide any financing to GPAC in connection with or after GPAC’s business combination. If GPAC is unable to complete an initial business combination before August 4, 2017, GPAC’s public stockholders may only receive approximately $10.00 per share on the liquidation of GPAC’s trust account, and GPAC’s warrants will expire worthless.

GPAC’s executive officers, directors, security holders and their respective affiliates may have competitive pecuniary interests that conflict with GPAC’s interests.

GPAC’s Sponsor, officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•         the approximately 3,881,250 Founder Shares that our Sponsor, officers and directors will continue to hold (either directly, through affiliates or through interests in the Sponsor) following the Business Combination (with 2,328,750 of these shares subject to a new six-month lock-up and 1,552,500 of these shares subject to vesting), which would have a total value at December 30, 2016 of approximately $38.6 million based on the closing price of the shares of common stock of GPAC as reported by the December 30, 2016 Stock Price, which is significantly higher than the aggregate purchase price of $25,000 at which these shares were originally purchased;

•         the approximately 5,283,000 Sponsor Warrants to purchase 2,641,500 shares of common stock that our Sponsor, officers and directors will continue to hold (either directly, through affiliates or through interests in the Sponsor) following the Business Combination, which would have a value at December 30, 2016 of $0.35 per Sponsor Warrant based on the closing price of the warrants of GPAC as reported by the December 30, 2016 Warrant Price;

•         the fact that the Founder Shares have no redemption rights in the Business Combination but that our Sponsor, officers and directors will be entitled to redemption rights with respect to any public shares they hold if we fail to consummate a business combination on or prior to August 4, 2017;

•         the fact that the warrants, including the Sponsor Warrants, will expire worthless if a business combination is not consummated on or prior to August 4, 2017;

•         the fact that under Sponsor Registration Rights agreement, our Sponsor will be entitled to make up to three demands, excluding short form registration demands, that we register its Founder Shares, Sponsor Warrants, the shares of GPAC Common Stock issuable upon exercise of such Sponsor Warrants and other securities that may be issued in repayment of the Sponsor loans for sale under the Securities Act and will have “piggy-back” registration rights;

•         the fact that following the consummation of the Business Combination, we intend to file a registration statement to register for resale the shares of GPAC Common Stock issuable upon exercise of the Public Warrants, the Founder Shares, Sponsor Warrants and the shares of GPAC Common Stock issuable upon the exercise of the Sponsor Warrants, which will permit the public resale of such securities;

•         the fact that following the expiration of the applicable lock-up periods, all shares of common stock owned by the Sponsor, our officers and directors will be freely tradable once registered as described above;

•         the fact that the Administrative Services Agreement with our Sponsor will terminate if the Business Combination is consummated;

•         the fact that we will reimburse loans made to us by our Sponsor to fund the Business Combination costs and expenses prior to the completion of the Business Combination, which amount is expected to be approximately $1.2 million upon the consummation of the Business Combination;

•         the fact that in order to protect the amounts held in the Trust Account, Paul Zepf, our Chief Executive Officer, has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets other than due to the failure to obtain such waiver, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that we complete the Business Combination, Mr. Zepf’s indemnity obligations will cease;

•         the continuation of certain of our officers and directors as directors (but not officers) of GPAC post-Business Combination, which will entitle them to compensation as non-employee directors post-Business Combination as described under “Management After the Business Combination — Director Compensation;”

•         the establishment of a three-year staggered board will make it more difficult to remove our directors; and

•         the continued indemnification of current directors and officers of GPAC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

As a result, GPAC’s Sponsor, officers and directors have financial incentives to see the Business Combination consummated. These interests may influence GPAC’s directors in making their recommendation that you vote in favor of the Business Combination Proposal and the transactions contemplated thereby.

Our Sponsor, officers and directors have agreed to vote their shares in favor of the Business Combination, regardless of how GPAC’s public stockholders vote.

In connection with the Business Combination, our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of the Business Combination. Currently, our Sponsor, officers and directors collectively own approximately 20% of GPAC’s outstanding shares of common stock. Accordingly, it is more likely that the necessary stockholder approval will be received than would be the case if our Sponsor, officers and directors agreed to vote their shares in accordance with the majority of the votes cast by GPAC’s public stockholders.

We may not be able to complete the Business Combination or any other business combination within the prescribed time frame, in which case GPAC would cease all operations except for the purpose of winding up and GPAC would redeem GPAC’s public shares and liquidate.

We must complete an initial business combination by August 4, 2017. We may not be able to consummate the Business Combination or any other business combination by such date. If we have not completed any initial business combination by such date, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable, and less up to $50,000 of interest to pay dissolution expenses) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law.

Our Sponsor, directors, executive officers, advisors and their affiliates may elect to purchase shares from public stockholders, which may influence a vote on the Business Combination and reduce the public “float” of GPAC’s common stock.

Our Sponsor, directors, executive officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination, although they are under no obligation to do so. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of GPAC’s shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that GPAC’s Sponsor, directors, executive officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. The purpose of such purchases could be to vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining stockholder approval of the Business Combination or to satisfy a closing condition in an agreement with Sequel that requires GPAC to have a minimum amount of cash at the closing of GPAC’s business combination, where it appears that such requirement would otherwise not be met. This may result in the completion of the Business Combination that may not otherwise have been possible.

In addition, if such purchases are made, the public “float” of GPAC’s common stock and the number of beneficial holders of GPAC’s securities may be reduced, possibly making it difficult to maintain the quotation, listing or trading of GPAC’s securities on a national securities exchange.

If you or a “group” of stockholders are deemed to hold 10% or more of GPAC’s common stock, you will lose the ability to redeem all such shares in excess of 10% of GPAC’s common stock.

GPAC’s current amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to an aggregate of 10% or more of the shares sold in GPAC’s initial public offering, which we refer to as the “Excess Shares.” However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination. Your inability to redeem the Excess Shares will reduce your influence over GPAC’s ability to complete the Business Combination and you could suffer a material loss on your investment in GPAC if you sell Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to the Excess Shares if we complete the Business Combination. And as a result, you will continue to hold that number of shares exceeding 10% and, in order to dispose of such shares, would be required to sell your stock in open market transactions, potentially at a loss.

If we do not complete the Business Combination with Sequel, it may be more difficult for GPAC to complete another business combination. If we are unable to complete a business combination, our public stockholders may receive only approximately $10.00 per share, on GPAC’s redemption, and our warrants will expire worthless.

If we do not complete the Business Combination with Sequel and need to look for another target, we expect to encounter intense competition from other entities having a business objective similar to GPAC’s, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing to acquire targets. Many of these individuals and entities are well-established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than GPAC does and GPAC’s financial resources are relatively limited when contrasted with those of many of these competitors. GPAC’s ability to compete with respect to the acquisition of certain target businesses which are sizable is limited by GPAC’s available financial resources. This inherent competitive limitation gives others an advantage in pursuing acquisitions over GPAC. Furthermore, GPAC is obligated to pay cash for the shares of common stock redeemed and, in the event GPAC seeks stockholder approval of its business combination, GPAC makes purchases of its common stock, potentially reducing the resources available to GPAC for its business combination. Any of these obligations may place GPAC at a competitive disadvantage in successfully negotiating a business combination. Finally, any business combination would need to be completed by August 4, 2017 which leaves little time for identifying, investigating, negotiating, signing, and completing a business combination. If GPAC is unable to complete its initial business combination, its public stockholders may receive only approximately $10.00 per share on the liquidation of GPAC’s trust account and GPAC’s warrants will expire worthless.

Subsequent to our completion of the Business Combination, we may be required to take write-downs or write-offs, restructuring and impairment or other charges that could have a significant negative effect on our financial condition, results of operations and stock price post-Business Combination, which could cause you to lose some or all of your investment.

Even though we have conducted extensive due diligence on Sequel, we cannot assure you that this diligence will surface all material issues that may be present, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of our or Sequel’s control will not later arise. As a result of these factors, we may be forced to later write-down or write-off assets, restructure our operations, or incur impairment or other charges that could result in reporting losses. Even if our due diligence successfully identifies certain risks, unexpected risks may arise and previously known risks may materialize in a manner not consistent with our preliminary risk analysis. Although these charges may be non-cash items and would not have an immediate impact on our liquidity, the fact that we report charges of this nature could contribute to negative market perceptions about our securities post-Business Combination. In addition, charges of this nature may cause us to violate debt covenants to which we may be subject. Accordingly, any stockholders who choose to remain stockholders following the Business Combination could suffer a reduction in the value of their shares. Such stockholders are unlikely to have a remedy for such reduction in value unless they are able to successfully claim that the reduction was due to the breach by our officers or directors of a duty of care or other fiduciary duty owed to them, or if they are able to successfully bring a private claim under securities laws that this proxy statement contained an actionable material misstatement or material omission.

GPAC stockholders may be held liable for claims by third parties against GPAC to the extent of distributions received by them upon redemption of their shares.

Under the Delaware General Corporation Law, or DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of GPAC’s trust account distributed to GPAC’s public stockholders upon the redemption of GPAC’s public shares in the event we do not complete an initial business combination by August 4, 2017 may be considered a liquidation distribution under Delaware law. If a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution. However, it is GPAC’s intention to redeem GPAC’s public shares as soon as reasonably possible following August 4, 2017 in the event GPAC does not complete its business combination and, therefore, GPAC does not intend to comply with those procedures.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires GPAC to adopt a plan, based on facts known to GPAC at such time that will provide for GPAC’s payment of all existing and pending claims or claims that may be potentially brought against GPAC within the 10 years following GPAC’s dissolution. However, because GPAC is a blank check company, rather than an operating company, and GPAC’s operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from GPAC’s vendors (such as lawyers, investment bankers and auditors) or prospective target businesses. If GPAC’s plan of distribution complies with Section 281(b) of the DGCL, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would likely be barred after the third anniversary of the dissolution. We cannot assure you that GPAC will properly assess all claims that may be potentially brought against GPAC. As such, GPAC stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of GPAC stockholders may extend beyond the third anniversary of such date. Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of GPAC’s public shares in the event we do not complete an initial business combination by August 4, 2017 is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution.

GPAC did not obtain an opinion from an independent investment banking or accounting firm, and consequently, you have no assurance from an independent source that the price GPAC is paying for the business is fair to GPAC from a financial point of view.

GPAC is not required to obtain an opinion from an independent investment banking or accounting firm that the price GPAC is paying for the Business Combination is fair to GPAC from a financial point of view. Our board of directors did not obtain a third-party valuation or fairness opinion in connection with its determination to approve the Business Combination. Our officers and directors have substantial experience in evaluating the operating and financial merits of companies from a wide range of industries and have concluded that their experience and backgrounds, together with the experience and sector expertise of our financial advisors enabled them to make the necessary analyses and determinations regarding the business combination with Sequel. In addition, our officers and directors and our advisors have substantial experience with mergers and acquisitions. Accordingly, investors will be relying solely on the judgment of our board of directors in valuing Sequel’s business, and assuming the risk that the board of directors may not have properly valued such business.

The grant and future exercise of registration rights to GPAC’s Sponsor may adversely affect the market price of our common stock.

Pursuant the existing registration rights agreement with our Sponsor and the registration rights agreements to be entered into in connection with the Business Combination and which are described elsewhere in this proxy statement, our Sponsor, the Sequel common equity holders and the holder of Sequel preferred units can demand that we register their registrable securities under certain circumstances and will also have piggyback registration rights for these securities in connection with certain registrations of securities that we undertake. The registrable securities under these agreements include the Founder Shares, the Sponsor Warrants, the shares of GPAC Common Stock issuable upon the exercise of the Sponsor Warrants, the shares of GPAC Common Stock issuable upon exchange of the class B limited liability company units issued as Equity Consideration, the Sequel Warrants and all shares of GPAC Common Stock issuable upon exercise of such Sequel Warrants and the shares of GPAC Common Stock that may be issued upon conversion of the shares of preferred stock issuable under certain limited change of control circumstances upon exchange of the Preferred Equity Consideration.

Following the consummation of the Business Combination, we intend to file and maintain an effective registration statement under the Securities Act covering all the shares of GPAC Common Stock issuable upon exercise of all Public Warrants, all shares issuable upon exchange of the class B limited liability company units issued as Equity Consideration, all Sequel Warrants and all shares of GPAC Common Stock issuable upon exercise of such Sequel Warrants, the Founder Shares, the Sponsor Warrants and the shares of GPAC Common Stock issuable upon the exercise of the Sponsor Warrants.

The registration of these shares will permit the public resale of such securities. The registration and availability of such a significant number of securities for trading in the public market may have an adverse effect on the market price of our common stock post-Business Combination.

Our ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of GPAC’s key personnel, some of whom may join Sequel following the Business Combination. The loss of key personnel could negatively impact the operations and profitability of Sequel.

Our ability to successfully effect the Business Combination is dependent upon the efforts of our key personnel. The role of GPAC’s key personnel in Sequel, however, cannot presently be ascertained. Although certain of GPAC’s key personnel and directors, including William Kerr, Paul Zepf, Gary DiCamillo and Andrew Cook, intend to remain or become members of the board of directors following the Business Combination, most of the management of Sequel will remain in place. While GPAC intends to closely scrutinize any individuals the Sequel management intends to engage after the Business Combination, we cannot assure you that the Sequel management’s assessment of these individuals will prove to be correct. These individuals may be unfamiliar with the requirements of operating a company regulated by the SEC, which could cause Sequel to have to expend significant time and resources helping them become familiar with such requirements.

Sales of a substantial number of shares of our common stock in the public market following this Business Combination could adversely affect the market price of our common stock.

Approximately 2,328,750 Founder Shares that our Sponsor, officers and directors will continue to hold (either directly, through affiliates or through interests in the Sponsor) following the Business Combination will be subject to a new six-month lock-up in addition to the existing one year Founder Lock-Up on these shares. After the lock-up agreements expire, these shares will become eligible for future sale in the public market. Sales of a significant number of these shares of common stock in the public market, or the perception that such sales could occur, could reduce the market price of the common stock.

Tax Risks Relating to the Structure after the Business Combination

Although we may be entitled to tax benefits relating to additional tax depreciation or amortization deductions as a result of the tax basis step-up we receive in connection with the exchanges of Class B limited liability company common units of Sequel into our common stock and related transactions, we will be required to pay certain of the equity holders of Sequel 80% of these tax benefits under the Tax Receivable Agreement.

Holders of class B limited liability company common units of Sequel may, subject to certain conditions and transfer restrictions, exchange their units for our common stock pursuant to the Exchange Agreement (which is attached to this Proxy Statement as Annex E). The deemed exchanges in the Business Combination and any exchanges pursuant to the Exchange Agreement, are expected to result in increases in our allocable share of the tax basis of the tangible and intangible assets of Sequel. These increases in tax basis may increase (for tax purposes) depreciation and amortization deductions and therefore reduce the amount of income or franchise tax that we would otherwise be required to pay in the future, although the Internal Revenue Service (“IRS”) or any applicable foreign, state or local tax authority may challenge all or part of that tax basis increase, and a court could sustain such a challenge.

In connection with the Business Combination, we will enter into the Tax Receivable Agreement, which generally provides for the payment by us to exchanging holders of class B limited liability company common units of Sequel, other than the Ripley Trust, of 80% of certain tax benefits, if any, that we realize as a result of these increases in tax basis and of certain other tax benefits related to entering into the Tax Receivable Agreement, including income or franchise tax benefits attributable to payments under the Tax Receivable Agreement. Special provisions apply to the extent that benefits realized by us are attributable to equity interests in Sequel owned by the Ripley Trust. These payment obligations pursuant to the Tax Receivable Agreement are the obligation of GPAC and not of Sequel. While the actual increase in our allocable share of Sequel’s tax basis in its assets, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including the timing of exchanges, the price of shares of our Common Stock at the time of the exchange, the extent to which such exchanges are taxable and the amount and timing of our income, we expect that as a result of the possible size and frequency of the exchanges and the resulting increases in the tax basis of the tangible and intangible assets of Sequel, the payments that we expect to make under the Tax Receivable Agreement will be substantial and could have a material adverse effect on our financial condition. The payments under the Tax Receivable Agreement are not conditioned upon continued ownership of GPAC by the holders of units. See “Proposal No. 1 — Approval of the Business Combination — Related Agreements — Tax Receivable Agreement.”

The exchanging holders of class B limited liability company common units of Sequel, including the Ripley Trust, will not be required to reimburse us for any excess payments that may previously have been made under the Tax Receivable Agreement, for example, due to adjustments resulting from examinations by taxing authorities. Rather, excess payments made to such holders will be netted against payments otherwise to be made, if any, after the determination of such excess. As a result, in certain circumstances we could make payments under the Tax Receivable Agreement in excess of our actual income or franchise tax savings, which could materially impair our financial condition.
In certain cases, payments under the Tax Receivable Agreement may be accelerated or significantly exceed the actual benefits we realize in respect of the tax attributes subject to the Tax Receivable Agreement.

The Tax Receivable Agreement provides that, in the event that we exercise our right to early termination of the Tax Receivable Agreement, or in the event of a change in control of GPAC or we are more than 30 days late in making of a payment due under the Tax Receivable Agreement, the Tax Receivable Agreement will terminate, and we will be required to make a lump-sum payment to certain equity holders of Sequel that received cash in connection with the Business Combination and holders of class B limited liability company common units of Sequel including the Ripley Trust (which are parties to the Tax Receivable Agreement) equal to the present value of all forecasted future payments that would have otherwise been made under the Tax Receivable Agreement, which lump-sum payment would be based on certain assumptions, including those relating to our future taxable income and that all holders of class B limited liability company common units of Sequel which are parties to the Exchange Agreement would exchange their units on the date of the termination. The change of control payment and termination payments to these holders of class B limited liability company common units of Sequel, including the Ripley Trust, could be substantial and could exceed the actual tax benefits that we receive as a result of acquiring units from other owners of Sequel because the amounts of such payments would be calculated assuming that we would have been able to use the potential tax benefits each year for the remainder of the amortization periods applicable to the basis increases, and that tax rates applicable to us would be the same as they were in the year of the termination.

Decisions made in the course of running our business, such as with respect to mergers, asset sales, other forms of business combinations or other changes in control, may influence the timing and amount of payments that are received by the Ripley Trust and the other holders of class B limited liability company common units of Sequel under the Tax Receivable Agreement. For example, the earlier disposition of assets following an exchange or acquisition transaction will generally accelerate payments under the Tax Receivable Agreement and increase the present value of such payments, and the disposition of assets before an exchange or acquisition transaction will increase an existing owner’s tax liability without giving rise to any rights of the Ripley Trust or other holders of class B limited liability company common units of Sequel to receive payments under the Tax Receivable Agreement.

There may be a material negative effect on our liquidity if the payments under the Tax Receivable Agreement exceed the actual income or franchise tax savings that we realize in respect of the tax attributes subject to the Tax Receivable Agreement or if distributions to us by Sequel are not sufficient to permit us to make payments under the Tax Receivable Agreement after we have paid taxes and other expenses. Furthermore, our obligations to make payments under the Tax Receivable Agreement could make us a less attractive target for an acquisition, particularly in the case of an acquirer that cannot use some or all of the tax benefits that are deemed realized under the Tax Receivable Agreement. We may need to incur additional indebtedness to finance payments under the Tax Receivable Agreement to the extent our cash resources are insufficient to meet our obligations under the Tax Receivable Agreement as a result of timing discrepancies or otherwise which may have a material adverse effect on our financial condition.

We may not be able to realize all or a portion of the tax benefits that are expected to result from the acquisition of Units from Sequel class B Unitholders.

Pursuant to the Tax Receivable Agreement, GPAC will share tax savings resulting from (A) the amortization of the anticipated step-up in tax basis in Sequel’s assets as a result of (i) the Business Combination and (ii) the exchange of the class B limited liability company common units in Sequel received in connection with the Business Combination for shares of GPAC pursuant to the Exchange Agreement and (B) certain other related transactions with certain of the equity holders of Sequel based on the timing of when those tax savings are realized as follows: (i) the first $5.0 million in tax savings attributable to the Sequel equity held by the Ripley Trust will be retained by GPAC, (ii) tax savings above the first $5.0 million attributable to the Sequel equity held by the Ripley Trust will be paid 80% to the Ripley Trust and retained 20% by GPAC; and (iii) tax savings attributable to certain Sequel equity holders, other than the Ripley Trust, that received cash in the Business Combination and exchange class B limited liability company common units in Sequel for shares of GPAC pursuant to the Exchange Agreement will be paid 80% to such Sequel equity holders and retained 20% by GPAC. Our ability to realize, and benefit from, these tax savings depends on a number of assumptions, including that we will earn sufficient taxable income each year during the period over which the deductions arising from any such basis increases and payments are available and that there are no adverse changes in applicable law or regulations. If our actual taxable income were insufficient to fully utilize such tax benefits or there were adverse changes in applicable law or regulations, we may be unable to realize all or a portion of these expected benefits and our cash flows and stockholders’ equity could be negatively affected.

Unanticipated changes in effective tax rates or adverse outcomes resulting from examination of our income or other tax returns could adversely affect our financial condition and results of operations.

Our future effective tax rates could be subject to volatility or adversely affected by a number of factors, including:

•         changes in the valuation of our deferred tax assets and liabilities;

•         expected timing and amount of the release of any tax valuation allowances;

•         tax effects of stock-based compensation;

•         costs related to intercompany restructurings; and

•         changes in tax laws, regulations or interpretations thereof.

In addition, we may be subject to audits of our income, sales and other transaction taxes by U.S. federal and state authorities. Outcomes from these audits could have an adverse effect on our financial condition and results of operations.

Risks Relating to Redemptions and Certain Outstanding Securities of GPAC

The ability of GPAC’s public stockholders to redeem their shares for cash may make GPAC’s financial condition unattractive to Sequel, which may affect GPAC’s ability to close the Business Combination.

Sequel requires that GPAC have a minimum amount of cash as a closing condition to the Business Combination. Therefore GPAC will need to reserve a portion of the cash in the Trust Account to meet such requirements, or, if such amounts are not available after taking into account all redemptions, arrange for third party debt or equity financing. Raising additional third party financing may involve dilutive equity issuances or the incurrence of indebtedness at higher than desirable levels. If too many public stockholders exercise their redemption rights, GPAC would not be able to meet such closing condition and, as a result, would not be able to proceed with the Business Combination unless this condition is waived. Furthermore, in no event will GPAC redeem its public shares in an amount that would cause GPAC’s net tangible assets to be less than $5,000,001 upon the closing of the Business Combination (so that GPAC is not subject to the SEC’s “penny stock” rules), or any greater net tangible asset or cash requirement which may be contained in the agreement relating to GPAC’s initial business combination. Consequently, if accepting all properly submitted redemption requests would cause GPAC’s net tangible assets to be less than $5,000,001, or such greater amount necessary to satisfy a closing condition as described above, GPAC would not proceed with such redemption and the related business combination and may instead search for an alternate business combination.

The ability of GPAC’s public stockholders to exercise redemption rights with respect to a large number of GPAC’s shares could increase the probability that the Business Combination would be unsuccessful and that you would have to wait for liquidation in order to redeem your stock.

The Merger Agreement requires GPAC to have a minimum amount of cash at closing. Therefore the probability that the Business Combination will be unsuccessful is increased by the amount of stockholder redemptions. If the Business Combination is unsuccessful and GPAC is not able to consummate another business combination before August 4, 2017, you will not receive your pro rata portion of the trust account until GPAC liquidates the Trust Account. If you are in need of immediate liquidity, you could attempt to sell your stock in the open market; however, at such time GPAC’s stock may trade at a discount to the pro rata amount per share in the Trust Account. In either situation, you may suffer a material loss on your investment or lose the benefit of funds expected in connection with GPAC’s redemption until GPAC liquidates or you are able to sell your stock in the open market.

If a stockholder fails to comply with the procedures for tendering its shares, such shares may not be redeemed.

If a stockholder fails to receive or review these proxy materials such stockholder may not become aware of the opportunity to redeem its shares. In addition, these proxy materials describe the various procedures that must be complied with in order to validly redeem public shares. In the event that a stockholder fails to comply with these procedures, its shares may not be redeemed.

You will not have any rights or interests in funds from the Trust Account, except under certain limited circumstances. To liquidate your investment, therefore, you may be forced to sell your public shares or warrants, potentially at a loss.

GPAC’s public stockholders will be entitled to receive funds from the Trust Account only upon the earlier to occur of: (i) GPAC’s completion of the Business Combination, and then only in connection with those shares of GPAC’s common stock that such stockholder properly elected to redeem, subject to the limitations described herein, and (ii) the redemption of GPAC’s public shares if GPAC is unable to complete its business combination by August 4, 2017, subject to applicable law and as further described herein. In addition, if GPAC plans to redeem its public shares if GPAC is unable to complete a business combination by August 4, 2017, for any reason, compliance with Delaware law may require that GPAC submits a plan of dissolution to GPAC’s then-existing stockholders for approval prior to the distribution of the proceeds held in GPAC’s trust account. In that case, public stockholders may be forced to wait beyond August 4, 2017 before they receive funds from the Trust Account. In no other circumstances will a public stockholder have any right or interest of any kind in the Trust Account. Accordingly, to liquidate your investment, you may be forced to sell your public shares or warrants, potentially at a loss.

If third parties bring claims against GPAC, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by stockholders may be less than $10.00 per share.

GPAC’s placing of funds in the Trust Account may not protect those funds from third-party claims against GPAC. Although GPAC will seek to have all vendors, service providers (other than GPAC’s independent auditors), Sequel or other entities with which GPAC does business execute agreements with GPAC waiving any right, title, interest or claim of any kind in or to any monies held in the trust account for the benefit of GPAC’s public stockholders, such parties may not execute such agreements, or even if they execute such agreements they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against GPAC’s assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, GPAC’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to GPAC than any alternative.

Examples of possible instances where GPAC may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with GPAC and will not seek recourse against the Trust Account for any reason. Upon redemption of GPAC’s public shares, if GPAC is unable to complete the Business Combination within the prescribed timeframe, or upon the exercise of a redemption right in connection with the Business Combination, GPAC will be required to provide for payment of claims of creditors that were not waived that may be brought against GPAC within the 10 years following redemption. Accordingly, the per-share redemption amount received by public stockholders could be less than the $10.00 per share initially held in the Trust Account, due to claims of such creditors. Paul Zepf, GPAC’s current Chief Executive Officer, has agreed to be liable to GPAC if and to the extent any claims by a vendor for services rendered or products sold to GPAC, reduce the amount of funds in the trust account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account due to reductions in the value of the trust assets, in each case net of the interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and except as to any claims under GPAC’s indemnity of the underwriters of GPAC’s initial public offering against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Zepf will not be responsible to the extent of any liability for such third party claims. GPAC has not independently verified whether Mr. Zepf has sufficient funds to satisfy their indemnity obligations and, therefore, Mr. Zepf may not be able to satisfy those obligations. GPAC has not asked Mr. Zepf to reserve for such eventuality.

GPAC does not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for GPAC to complete a Business Combination with which a substantial majority of GPAC’s stockholders do not agree.

GPAC’s current amended and restated certificate of incorporation does not provide a specified maximum redemption threshold, except that in no event will GPAC redeem its public shares in an amount that would cause GPAC’s net tangible assets to be less than $5,000,001 upon the closing of the Business Combination (such that GPAC is not subject to the SEC’s “penny stock” rules), or any greater net tangible asset or cash requirement which may be contained in the agreement relating to the Business Combination. As a result, GPAC may be able to complete the Business Combination even if a substantial majority of GPAC’s public stockholders do not agree with the transaction and have redeemed their shares.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial statements give effect to the Business Combination under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination will be accounted for as a reverse merger in accordance with accounting principles generally accepted in the United States of America. Under this method of accounting, GPAC will be treated as the “acquired company” for financial reporting purposes. This determination was primarily based on Sequel comprising the ongoing operations of the post-Business Combination company, Sequel’s senior management comprising the senior management of the post-Business Combination company, and the fact that a majority of the directors of the company post-Business Combination will be the owners or managers of Sequel or individuals identified by Sequel for election to the board. For accounting purposes, Sequel will be deemed to be the “accounting acquirer” in the transaction and, consequently, the transaction will be treated as a recapitalization of Sequel. Accordingly, the consolidated assets, liabilities and results of operations of Sequel will become the historical financial statements of the post-Business Combination company, and GPAC’s assets, liabilities and results of operations will be consolidated with Sequel beginning on the acquisition date.

The historical consolidated financial information has been adjusted in these unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (1) directly attributable to the Business Combination and the proposed related financing transactions, (2) factually supportable, and (3) with respect to the statements of operations, expected to have a continuing impact on the post-Business Combination company. The unaudited pro forma condensed combined balance sheet is based on the historical unaudited consolidated balance sheet of Sequel, and the unaudited balance sheet of GPAC, as of September 30, 2016 and has been prepared to reflect the Business Combination and the proposed related financing transactions as if they occurred on September 30, 2016. The unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2016 combines the pro forma unaudited results of operations of Sequel for the three months ended September 30, 2016 to reflect the acquired CARE Schools business as though it was acquired on July 1, 2015 (as described in Note 6 below), and the historical unaudited results of operations for GPAC for the three months ended September 30, 2016. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2016 combines the pro forma results of operations of Sequel for the year ended June 30, 2016 to reflect the acquired CARE Schools business as though it was acquired on July 1, 2015 (as described in Note 6 below), with the historical results for GPAC for a combination of (i) the six months ended June 30, 2016 plus (ii) the period from May 19, 2015 (inception) to December 31, 2015, giving effect to the Business Combination and the proposed related financing transactions as if they occurred on July 1, 2015. There was no GPAC activity in the period May 19, 2015 (inception) to June 30, 2015.

The unaudited pro forma condensed combined statement of operations for the three months ended September 30, 2016 was derived from Sequel’s unaudited consolidated statement of operations for the three months ended September 30, 2016 after making pro forma adjustments to include the operations of the acquired CARE Schools business as though it had been acquired on July 1, 2015 (as described in Note 6 below) and GPAC’s unaudited consolidated statement of operations for the three months ended September 30, 2016, each of which is included elsewhere in this proxy statement. Such unaudited interim financial information has been prepared on a basis consistent with the audited financial statements of Sequel and GPAC, respectively, and should be read in conjunction with the interim unaudited financial statements and audited financial statements and related notes, each of which is included elsewhere in this proxy statement. The unaudited pro forma condensed combined statement of operations information for the year ended June 30, 2016 was derived from Sequel’s audited consolidated statement of operations for its fiscal year ended June 30, 2016 after making pro forma adjustments to include the operations of the acquired CARE Schools business as though it had been acquired on July 1, 2015 (as described in Note 6 below) and GPAC’s (i) unaudited condensed statement of operations for the six months ended June 30, 2016 plus (ii) GPAC’s audited statement of operations for the period May 19, 2015 (inception) to December 31, 2015, all as included elsewhere in this proxy statement. There was no GPAC activity in the period May 19, 2015 (inception) through June 30, 2015.

These unaudited pro forma condensed combined financial statements are for informational purposes only. They do not purport to indicate the results that would actually have been obtained had the Business Combination and the proposed related financing transactions been completed on the assumed date or for the periods presented, or which may be realized in the future. The pro forma adjustments are based on the information currently available and the assumptions and estimates underlying the pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions within the accompanying unaudited pro forma condensed combined financial information. The post-Business Combination company will incur additional costs after the Business Combination in order to satisfy its obligations as a fully reporting public company. In addition, the company anticipates the adoption of various stock compensation plans or programs (including the Equity Incentive Plan) that are typical for employees, officers and directors of public companies. No adjustment to the unaudited pro forma statement of operations has been made for these items as they are not directly related to the Business Combination and their amounts are not yet known.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes and the sections entitled “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “GPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the historical financial statements and notes thereto of GPAC and Sequel, included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements have been prepared using two different levels of redemptions of GPAC Common Stock:

•         Assuming No Redemption: This presentation assumes that no GPAC stockholders exercise redemption rights with respect to their public shares for a pro rata portion of the Trust Account; and

•         Assuming Redemption of 2,500,000 shares by holders of GPAC Common Stock: This presentation assumes that $25 million is withdrawn from the Trust Account to fund the GPAC stockholders’ exercise of their redemption rights with respect to 2,500,000 public shares at $10.00 per share, which is the maximum number of shares redeemable that would allow us to maintain at least $130.3 million in our Trust Account.

Unaudited Pro Forma Condensed Combined Balance Sheet

as of September 30, 2016

(in thousands)

	Global Partner Acquisition Corp.	Sequel Youth & Family Services, LLC and Subsidiaries	Pro Forma Adjustments	Footnote Reference	Proforma Combined (Assuming no Redemption of Common Stock)	Proforma Adjustments (Assuming Redemption of 2,500,000 Shares of Common Stock)	Footnote Reference	Proforma Combined (Assuming Redemption of 2,500,000 Shares of Common Stock)
ASSETS
Current assets:
Cash and cash equivalents	$645	$3,504	$155,433	3(a)	$5,422	(25,000)	3(h)	$5,422
			47	3(a)		25,000	3(b)
			2,800	3(a)
			(105,000)	3(b)
			(30,000)	3(b)
			(22,007)	3(c)
Restricted cash		3,420			3,420			3,420
Accounts receivable, net		24,348			24,348			24,348
Prepaid expenses and other current assets	72	3,419			3,491			3,491
Total current assets	$717	$34,691	$1,273		$36,681	—		$36,681
Cash and investments held in Trust Account	155,480		(155,433)	3(a)	—			—
			(47)	3(a)
Property and equipment, net		21,482			21,482			21,482
Goodwill		49,467			49,467			49,467
Intangible assets, net		10,083	13,800	3(e)	23,883			23,883
Deferred tax asset, non-current			60,390	3(g)	60,390			60,390
Other assets		2,552			2,552			2,552
TOTAL ASSETS	$156,197	$118,275	$(80,017)		$194,455	$—		$194,455
LIABILITIES AND STOCKHOLDER’S EQUITY (DEFICIT)
Current liabilities:
Accounts payable	$152	$1,575			$1,727			$1,727
Accrued expenses and other current liabilities	—	15,527	1,380	3(e)	17,453			17,453
			546	3(g)
Current portion of long-term debt		4,224			4,224			4,224
Current portion of capital lease obligation		1,003			1,003			1,003
Total current liabilities	$152	$22,329	$1,926		$24,407	—		$24,407
Deferred underwriting compensation	4,658	—	(4,658)	3(c)	—			—
Long-term debt, net of current portion	—	92,664	2,800	3(a)	95,464	—		95,464
Present value of non-competition liabillity, non current		—	12,420	3(e)	12,420	—		12,420
Payable under tax agreement	—	—	43,767	3(g)	43,767			43,767
Capital lease obligation, net of current portion	—	3,228			3,228			3,228
Common stock subject to possible redemption	146,387	—	(146,387)	3(f)	—			—
Total liabilities	$151,197	$118,221	$(90,132)		$179,286	—		$179,286
Commitments and contingencies – Note 8
Stockholders’ Equity (Deficit):
Preferred stock	—	71,240	(30,000)	3(b)	—			—
			(41,240)	3(b)
Common stock	—	901	1	3(f)	1			1
			(181)	3(b)
			(720)	3(f)
Additional paid-in capital	5,531	—	(105,000)	3(b)	43,282	(25,000)	3(h)	43,182
			41,240	3(b)		25,000	3(b)
			(62,203)	3(b)		(100)	3(i)
			146,386	3(f)
			531	3(f)
			720	3(f)
			16,077	3(g)
Distributions	—	(161,497)	32,461	3(b)	(129,036)	17,926	3(i)	(111,110)
Retained earnings	(531)	89,410	(17,971)	3(b)	53,028	(9,925)	3(i)	43,103
			(17,349)	3(c)
			(531)
Non-controlling interests	—	—	62,203	3(b)	47,894			39,993
			181	3(b)		100	3(i)
			(32,461)	3(b)		(17,926)	3(i)
			17,971	3(b)		9,925	3(i)
Total stockholders’ equity (deficit)	$5,000	$54	$10,115		$15,169	—		$15,169
TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY (DEFICIT)	$156,197	$118,275	$(80,017)		$194,455	$—		$194,455

See accompanying notes to unaudited condensed combined pro forma financial statements

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Three Months Ended September 30, 2016

(dollars in thousands except per share amounts)

	Global Partner Acquisition Corp.	Sequel Youth and Family Services LLC and Subsidiaries Pro Forma	Pro Forma Adjustments	Footnote Reference	Proforma Combined (Assuming no Redemption of Common Stock)	Proforma Adjustments (Assuming Redemption of 2,500,000 Shares of Common Stock)	Footnote Reference	Proforma Combined (Assuming Redemption of 2,500,000 Shares of Common Stock)
Revenues
Net program service revenue	$—	$33,017	$—		$33,017	$—		$33,017
Provider service revenue	—	23,667	—		23,667	—		23,667
Total revenues	—	56,684	—		56,684	—		56,684

Operating expenses
Compensation and benefits	—	38,979	—		38,979	—		38,979
General and administrative	227	9,811	(95)	4(a)	9,943	—		9,943
Depreciation, amortization and other	—	1,111	345	4(d)	1,456	—		1,456
Total operating expenses	227	49,901	250		50,378	—		50,378
Income from operations	(227)	6,783	(250)		6,306	—		6,306
Interest income (expense), net	93	(1,576)	(40)	4(b)	(1,847)	—		(1,847)
			(93)	4(c)
			(231)	4(d)
Income before income tax expense	(134)	5,207	(614)		4,459	—		4,459
Income tax expense	—	(293)	(1,132)	4(e)	(1,425)	198	4(g)	(1,227)
Net income	$(134)	$4,914	$(1,746)		$3,034	$198		$3,232
Less: Non-controlling interests	—	—	(2,436)	4(f)	(2,436)	(490)	4(g)	(2,926)
Income available to common stockholders	$(134)	$4,914	$(4,182)		$598	$(292)		$306

Weighted average common shares outstanding: Basic and diluted	4,763,000		14,643,250	5(a)	19,406,250	(2,500,000)	5(a)	16,906,250
Net income (loss) per share available: to common stockholders	$(0.03)				$0.03			$0.02

See accompanying notes to unaudited condensed combined pro forma financial statements

Unaudited Pro Forma Condensed Combined Statements of Operations

For the Year Ended June 30, 2016

(dollars in thousands except per share amounts)

	Global Partner Acquisition Corp.	Sequel Youth and Family Services LLC and Subsidiaries Pro Forma	Pro Forma Adjustments		Footnote Reference	Proforma Combined (Assuming no Redemption of Common Stock)	Proforma Adjustments (Assuming Redemption of 2,500,000 Shares of Common Stock)	Footnote Reference	Proforma Combined (Assuming Redemption of 2,500,000 Shares of Common Stock)
Revenues
Net program service revenue	$—	$123,853		$—		$123,853	—		$123,853
Provider service revenue	—	98,124		—		98,124	—		98,124
Total revenues	—	221,977		—		221,977	—		221,977

Operating expenses
Compensation and benefits	—	150,470		—		150,470	—		150,470
General and administrative	605	41,773		(105)	4(a)	42,273	—		42,273
Depreciation, amortization and other	—	3,877		1,380	4(d)	5,257	—		5,257
Total operating expenses	605	196,120		1,275		198,000			198,000
Income from operations	(605)	25,857		(1,275)		23,977	—		23,977
Interest income (expense), net	208	(6,368)		(161)	4(b)	(7,454)	—		(7,454)
				(208)	4(c)
				(925)	4(d)
Income before income tax expense	(397)	19,489		(2,569)		16,523	—		16,523
Income tax expense	—	(1,538)		(3,749)	4(e)	(5,287)	734	4(g)	(4,553)
Net income	$(397)	$17,951		$(6,318)		$11,236	$734		$11,970
Less: Dividends to non-controlling interests	—	—		(9,484)	4(f)	(9,484)	(1,818)	4(g)	(11,302)
Income available to common stockholders	$(397)	$17,951		$(15,802)		$1,752	$(1,084)		$668

Weighted average common shares outstanding: Basic and diluted	4,663,000		14,743,250		5(a)	19,406,250	—	5(a)	16,906,250
Net income (loss) per share available: to common stockholders	$(0.09)					$0.09			$0.04

See accompanying notes to unaudited condensed combined pro forma financial statements

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

1. Description of Transaction

In the Business Combination:

•         The Sequel common equity holders will receive in consideration for their common units in Sequel newly issued class B limited liability company common units in Sequel, which will be exchangeable initially for 4,500,000 shares of common stock of GPAC (“Equity Consideration”). Immediately following the Business Combination, under the Merger Agreement, the Sequel common equity holders will also receive a distribution of (i) $105.0 million in cash, (ii) 6,532,000 Sequel Warrants to purchase approximately 3,266,000 shares of common stock of GPAC and (iii) rights under the Tax Receivable Agreement.

•         All issued and outstanding options of Sequel will vest and become exercisable for common units of Sequel entitled to the consideration above.

•         The preferred equity holder in Sequel will receive a Preferred Cash Distribution of $30.0 million in cash and approximately $62.2 million in Preferred Equity Consideration in exchange for its existing preferred interests in Sequel. The Preferred Equity Consideration will have certain preferred rights, including the right to receive monthly cash distributions in an amount initially equal to 9.9% per year, subject to adjustment based on Same Program Revenues of Sequel, and approval rights over certain actions by GPAC and Sequel.

•         The Preferred Equity Consideration will be redeemable at any time at GPAC’s option and automatically upon a change of control of GPAC or Sequel, provided that if such change of control has not been approved by the board of directors of GPAC, then the Preferred Equity Consideration will be exchangeable instead for newly-issued preferred stock of GPAC convertible into not more than 12,500,000 shares of GPAC Common Stock.

•         Pursuant to the Tax Receivable Agreement, GPAC will share tax savings resulting from (A) the amortization of the anticipated step-up in tax basis in Sequel’s assets as a result of (i) the Business Combination and (ii) the exchange of the class B limited liability company common units in Sequel received in connection with the Business Combination for shares of GPAC pursuant to the Exchange Agreement and (B) certain other related transactions with certain of the equity holders of Sequel based on the timing of when those tax savings are realized as follows: (i) the first $5.0 million in tax savings attributable to the Sequel equity held by the Ripley Trust will be retained by GPAC, (ii) tax savings above the first $5.0 million attributable to the Sequel equity held by the Ripley Trust will be paid 80% to the Ripley Trust and retained 20% by GPAC; and (iii) tax savings attributable to certain Sequel equity holders, other than the Ripley Trust, that received cash in the Business Combination and exchange class B limited liability company common units in Sequel for shares of GPAC pursuant to the Exchange Agreement will be paid 80% to such Sequel equity holders and retained 20% by GPAC.

•         Approximately $137.5 million in net debt of Sequel will remain outstanding following the consummation of the Business Combination.

•         Third party Business Combination transaction expenses will be paid at closing in an amount of up to $22.0 million in the aggregate, consisting of $11.6 million for Company Third Party Expenses and up to a maximum of $10.4 million for GPAC and Sponsor third party expenses.

•         The class B limited liability company common units of Sequel issued to the Sequel common equity holders in the Business Combination will be exchangeable into shares of common stock of GPAC following a six-month lock-up period on the first business day of any calendar month, upon a change of control or upon termination of employment. The initial exchange ratio will be one-for-one and is subject to certain adjustments.

In connection with the Business Combination:

•         The Sponsor will subject 1,552,500 shares of common stock of GPAC owned by it (or 40% of the 3,881,250 Founder Shares owned by it) to vesting and forfeiture based on the common stock price performance of the post-Business Combination company over eight years following consummation of the Business Combination (the “Vesting Period”). No adjustment has been made to the pro forma information as any future adjustment is not factually supportable.

•         The Sponsor will forfeit (i) 6,532,000 of its Sponsor Warrants to purchase 3,266,000 shares of GPAC Common Stock to permit the issuance and sale of the 6,532,000 Sequel Warrants to purchase 3,266,000 shares of GPAC Common Stock to the Sequel common equity holders in the Business Combination and (ii) 1,000,000 of its Sponsor Warrants to purchase 500,000 shares of GPAC Common Stock to fund in part the proposed Sequel Youth and Family Services Stock Incentive Plan. Following such forfeitures, the Sponsor will own 5,283,000 Sponsor Warrants to purchase 2,641,500 shares of common stock of GPAC at the consummation of the Business Combination.

2. Basis of Presentation

The Business Combination will be accounted for as a “reverse acquisition” in which, for accounting purposes, Sequel will be deemed to be the accounting acquirer in the transaction. This determination was primarily based on Sequel comprising the ongoing operations of the post-Business Combination company, Sequel’s senior management comprising the senior management of the post-Business Combination company, and the fact that a majority of the directors of the company post-Business Combination will be the owners or managers of Sequel or individuals identified by Sequel for election to the board. Consequently, the transaction will be treated as a recapitalization of Sequel. Accordingly, the consolidated assets, liabilities and results of operations of Sequel will become the historical financial statements of Sequel, and GPAC’s assets, liabilities and results of operations will be consolidated with Sequel beginning on the acquisition date. No step-up in basis or identifiable intangible assets or goodwill will be recorded in this transaction.

Additionally, because Sequel reports its operations on a fiscal year ending on June 30 and GPAC reports its operations on a calendar year, the accompanying unaudited combined pro forma information has been prepared based on Sequel’s fiscal year end.

The unaudited pro forma condensed combined balance sheet as of September 30, 2016 was derived from Sequel’s unaudited consolidated balance sheet as of September 30, 2016 and GPAC’s unaudited condensed balance sheet as of September 30, 2016. The unaudited pro forma condensed combined balance sheet as of September 30, 2016 assumes that the Business Combination and the related proposed financing transactions were completed on September 30, 2016.

The unaudited pro forma condensed combined statement of operations for the quarter ended September 30, 2016 was derived from Sequel’s unaudited consolidated statement of operations for the quarter ended September 30, 2016 after making pro forma adjustments to include the operations of the acquired CARE Schools business as though it had been acquired on July 1, 2015 (as described in Note 6 below) and GPAC’s unaudited condensed statement of operations for the quarter ended September 30, 2016. The unaudited pro forma condensed combined statement of operations for the quarter ended September 30, 2016 gives pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on July 1, 2015. The unaudited pro forma condensed combined statement of operations information for the year ended June 30, 2016 was derived from Sequel’s audited consolidated statement of operations for its fiscal year ended June 30, 2016 after making pro forma adjustments to include the operations of the acquired CARE Schools business as though it had been acquired on July 1, 2015 (as described in Note 6 below) and GPAC’s unaudited condensed statement of operations for the six months ended June 30, 2016 plus the unaudited condensed statement of operations for the period from May 19, 2015 (inception) to December, 2015. The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2016 gives pro forma effect to the Business Combination and the related proposed financing transactions as if they had occurred on July 1, 2015. GPAC had no operating activity between May 19, 2015 (inception) and June 30, 2015.

3. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments

The pro forma adjustments to the unaudited combined pro forma balance sheet consist of the following.

a)       Reflects cash funding and debt repayment as follows: (i) the transfer of approximately $155.4 million from the Trust Account to fund the transaction (ii) the transfer of $47,000 from the Trust Account for working capital to pay taxes and (iii) the proceeds of approximately $2.8 million we intend to borrow at closing under the Sequel credit facility.

b)       Reflects the consideration for the Business Combination payable as follows: (i) approximately $105.0 million in Cash Distribution (approximately $80.0 million in the “2,500,000 share redemption” presentation), (ii) issuance of new Class B limited liability common units of Sequel in Equity Consideration that are exchangeable for 4,500,000 shares of common stock of the Company (7,000,000 shares in the “2,500,000 share redemption” presentation) after six months at the option of the holder. (iii) a Preferred Cash Distribution of $30.0 million on the preferred interests of Sequel and (iv) the issuance of approximately $62.2 million in newly issued preferred units in Sequel

(non-controlling interests). The class B limited liability common units issued in the Equity Consideration will be non-voting common units of Sequel entitled to share in the profits and losses of Sequel and to receive distributions as and if declared by the board of managers of Sequel. So long as all preferred distributions on the class C and class D units have been paid in full and no event of default is continuing, Sequel will make tax distributions to the holders of class A and class B limited liability company common units as necessary to enable these holders to pay their estimated income tax liabilities and may make any additional distributions to the holders of these units on a pro rata basis as the board of managers may determine. The Equity Consideration represents approximately 20% (approximately 31% in the 2,500,000 redemption presentation) of the operations of the combined company and is treated as a non-controlling interest in the accompanying pro forma balance sheet as it is convertible at the option of the holder. See also Note 3(f).

c)       Reflects the payment of transaction costs associated with the Business Combination which are estimated to be approximately $22.0 million in total for both parties, which includes approximately $4.6 million of deferred underwriting fees from GPAC’s initial public offering which are due upon consummation of the Business Combination.

d)       Not used.

e)       Reflects the net present value ($13.8 million) of the intangible asset, long term liability and current portion of liability associated with the ten-year non-competition agreement with the Non-Executive Chairman of Sequel which will be executed concurrently with the closing of the Business Combination.

f)        Reflects other transaction effects including the elimination of (i) 14,638,714 shares of common stock subject to possible redemption ($146.4 million), (ii) the accumulated deficit of GPAC ($0.5 million) and (iii) the common units equity of Sequel ($0.7 million) after carrying forward the new class B units at the historical cost. In addition, this adjustment also adjusts the proportional effect on retained earnings and distributions of carrying forward the historical cost of the new class B common units.

g)       Reflects the deferred tax asset that results from the step-up, for tax purposes of certain assets of Sequel plus the assumption of certain liabilities.

h)       Reflects the withdrawal of funds from the Trust Account to fund the redemption of 2,500,000 shares of common stock at $10.00 per share.

i)        Reflects the recognition of additional class B shares issued as Equity Consideration and reported as non-controlling interest as a result of the redemption of 2,500,000 shares of common stock and the related reduction in Cash Distribution and increase in Equity Consideration.

4. Notes and Adjustments to Unaudited Pro Forma Condensed Combined Statements of Operations

The notes and pro forma adjustments to the unaudited condensed combined pro forma statements of operations consist of the following:

a)       Elimination of GPAC’s costs to locate a potential acquisition target, and costs of the Business Combination incurred by both GPAC and Sequel.

b)       Adjustment to interest expense as a result of an additional $2.8 million borrowing under the Sequel credit facility, for purposes of this pro forma, bearing interest at 5.75% which reflects Sequel’s current incremental borrowing rate under the credit facility. The borrowing is anticipated to occur at closing to fund the Business Combination. Each 0.125% change in the interest rate would generate an approximately $125,000 change in interest expense. See also, Note 4e.

c)       Elimination of interest income on the GPAC Trust Account assets.

d)       Represents amortization of the $13.8 million net present value of the ten-year non-competition agreement with the Non-Executive Chairman of Sequel on a straight-line basis over a ten-year period and imputed interest on the non-competition obligation at a 6.7% interest rate (representing Sequel’s weighted average cost of borrowing on outstanding debt) over the ten-year term of the agreement. See also Note 4e.

e)       Reflects an income tax provision on the combined pro forma income at the federal statutory rate of 35%, and a blended statutory rate for state income taxes, net of federal benefit, of 5%, applied to pre-tax income after deducting the approximately 20% (approximately 31% in the 2,500,000 redemption presentation) non-controlling interest of the class B Sequel equity holders.

f)        Reflects (i) approximately 20% interest (approximately 31% interest in the 2,500,000 share redemption presentation) in the pro forma combined pre-tax income of the Company representing the non-controlling interest of the Sequel class B equity holders (approximately $0.9 million and $3.3 million, respectively, in the three months ended September 30, 2016 and the year ended June 30, 2016) and (ii) the non-controlling interest of the 9.9% preferred dividend on the newly issued $62.2 million preferred units in Sequel approximately $1.5 million and $6.2 million, respectively, in the three months ended September 30, 2016 and the year ended June 30, 2016, and approximately $1.4 million and $5.1 million, respectively, in the 2,500,000 share redemption presentation for those periods).

g)       Reflects the adjustment to reduce the income tax provision, and to increase the non-controlling interests, for the additional Equity Consideration that results from the 2,500,000 redemption presentation resulting in an approximately 11% increase in the interests of the Sequel Class B equity holders.

5. Earnings per Share

The pro forma adjustments to the unaudited combined pro forma statements of operations earnings per share consist of the following.

a)       unaudited pro forma condensed combined basic and diluted earnings per share calculations are based on the historical GPAC weighted average number of shares outstanding of 4,763,000 and 4,663,000, respectively, for the three months ended September 30, 2016 and for the year ended June 30, 2016, adjusted by: (a) 14,643,000 and 14,743,000 shares, respectively, to increase the weighted average share amount to 19,406,250 at September 30, 2016 and June 30, 2016, representing the total number of shares outstanding as of those dates inclusive of the shares that would no longer be subject to possible redemption as a result of the Business Combination and (b) 2,500,000 shares assumed to be redeemed in the “2,500,000 share redemption” presentation as follows:

	Three Months Ended September 30, 2016	Year ended June 30, 2016
Weighted average shares reported	4,763,000	4,663,000
Add: Redeemable IPO shares	14,643,000	14,743,000
Weighted average shares – No redemptions	19,406,250	19,406,250
Less: Shares assumed redeemed	(2,500,000)	(2,500,000)
Weighted average shares – 2,500,000 share redemption	16,906,250	16,906,250

GPAC currently has 28,340,000 warrants to purchase up to a total of 14,170,000 shares. The Sponsor will forfeit (i) 6,532,000 of its Sponsor Warrants to purchase 3,266,000 shares of GPAC Common Stock to permit the issuance and sale of the 6,532,000 Sequel Warrants to purchase 3,266,000 shares of GPAC Common Stock to the Sequel common equity holders in the Business Combination and (ii) 1,000,000 of its Sponsor Warrants to purchase 500,000 shares of GPAC Common Stock to fund in part the proposed Sequel Youth and Family Services Stock Incentive Plan. Following such forfeitures, the Sponsor will own 5,283,000 Sponsor Warrants to purchase 2,641,500 shares of common stock of GPAC at the consummation of the Business Combination. Because the warrants are exercisable at per share amounts exceeding the current market price of GPAC Common Stock and the approximate per share redemption price of $10.00, the warrants are considered antidilutive and any shares that would be issued upon exercise of the warrants are not included in earnings per share. The 4,500,000 GPAC shares (7,000,000 shares under the 2,500,000 redemption scenario) that are issuable upon exchange of the Sequel class B shares are not considered in the calculation of earnings per share because they are anti-dilutive.

6. Sequel’s 2016 Acquired CARE Schools Business and Related Unaudited Pro Forma Information for the Three Months Ended September 30, 2016 and for the Fiscal Year ended June 30, 2016

On August 16, 2016, Sequel acquired certain non-real estate assets and assumed certain liabilities of Falcon Ridge Ranch Inc., Red Rock Canyon School, LLC, Lava Heights Academy, Inc., Mount Pleasant Academy, LLC, Red Rock Canyon School, NFP, Falcon Ridge Ranch, NFP, Red Rock Canyon CRT (collectively, the “CARE Schools Acquisition”). These facilities provide residential psychiatric/counseling, substance abuse treatment, developmental disability and similar services. The purchase price for this acquisition was $23.5 million plus the value of the assumed liabilities (as defined in the agreement) and is subject to a contingent payment adjustment. The contingent payment is calculated as the product of 5.5 times the amount by which the EBITDA of the facilities during the year after the closing date exceeds $4.2 million, for which there is no minimum or maximum amount that can be earned. Based on the preliminary valuation and purchase price allocation report at September 30, 2016, Sequel estimated the fair value of the contingent consideration to be de minimis. Transaction costs of approximately $1.1 million incurred in connection with the purchase were expensed as incurred and are reflected in other acquisition related expense in Sequel’s historical unaudited consolidated statement of operations. The acquisition was financed with approximately $25.5 million of term loans under its existing 2015 Credit Facility as amended on August 16, 2016. The term loans carry interest at 5.75%.

Sequel’s historical unaudited consolidated results of operations for the three months ended September 30, 2016, include the results of the CARE Schools from the August 16, 2016 acquisition date. Total revenue and net income for the quarter ended September 30, 2016 includes $2.6 million and a net loss of $0.1 million related to the CARE Schools, respectively.

Sequel has not completed a detailed valuation analysis necessary to determine the final fair market values of the CARE Schools assets acquired and any related income tax effects and the initial accounting for the business combination is incomplete at this time. The preliminary fair values of assets acquired and liabilities assumed in connection with the CARE Schools Acquisition are estimated as follows (in thousands). As the acquisition was recently completed on August 16, 2016, these amounts have been estimated on a preliminary basis and are subject to change as the acquisition is finalized.

Cash	$866
Accounts receivable	2,401
Property and equipment	1,486
Other assets	241
Tradenames	5,350
Licensing	2,735
Goodwill	12,232
Accrued liabilities	(1,971)
$23,340

2016 Unaudited Pro Forma Financial Information for the CARE Schools Businesses Acquired by Sequel in 2016

The following unaudited pro forma condensed combined statements of income give effect to the CARE Schools Acquisition under the acquisition method of accounting in accordance with Financial Accounting Standards Board (FASB) Accounting Standard Codification (“ASC”) Topic 805, Business Combinations (“ASC 805”). The Business Combination has been accounted for as an acquisition of the CARE Schools by Sequel (the accounting acquirer) since, immediately following completion of the transaction, the stockholders of Sequel immediately prior to the Business Combination control the CARE Schools.

The following unaudited pro forma condensed combined statements of income for the three months ended September 30, 2016 and for the year ended June 30, 2016 present the Company’s operating results after giving pro forma effect to the CARE Schools Acquisition, as if the transaction had occurred on July 1, 2015.

The CARE Schools Acquisition has been included in the consolidated balance sheets and consolidated statements of operations of Sequel since the date of the acquisition, August 16, 2016. Since the CARE Schools Acquisition meets the threshold for reporting of a significant acquired business, the following condensed combined pro forma information is presented in order to give pro forma effect to the acquisition of the CARE Schools as if it had occurred on July 1, 2015. The unaudited pro forma condensed combined statement of operations information for the three months ended September 30, 2016 was derived from Sequel’s historical unaudited consolidated statement of operations for the three months ended September 30, 2016 and, in order to reflect the full year operations of the acquired the CARE Schools businesses, the CARE Schools’ historical unaudited statement of operations for the period from July 1, 2016 to August 16, 2016. The unaudited pro forma condensed combined statement of operations information for the year ended June 30, 2016 was derived from Sequel’s historical audited consolidated statement of operations for its fiscal year ended June 30, 2016 and, in order to reflect the full year operations of the acquired the CARE Schools businesses, the CARE Schools’ unaudited historical statement of operations for the six months ended June 30, 2016 and 2015 and historical audited statement of operations for the year ended December 31, 2015, all as included elsewhere in this proxy statement.

The unaudited pro forma condensed combined financial statements are included for informational purposes only and should not be relied upon as being indicative of the Company’s financial condition or results of operations had the noted event occurred on the dates assumed nor as a projection of the Company’s results of operations or financial position for any future period or date. The preparation of the unaudited pro forma combined statements requires the use of certain assumptions which may be materially different from the Company’s actual experience.

Sequel and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

For the Three Months Ended September 30, 2016

(Dollars in thousands)

	Sequel	CARE (a)	CARE Pro Forma Adjustments		Sequel Pro Forma Adjusted
Revenues
Net program service fees	$33,017	$—			$33,017
Provider service revenue	21,007	2,660			23,667
Total revenues	54,024	2,660			56,684

Operating expenses
Wages, salaries and benefits	37,099	1,880			38,979
Selling, general and administrative	9,271	357	183	(b)	9,811
Student costs	—	183	(183	)(b)	—
Depreciation and amortization	737	273	101	(c)	1,111
Total operating expenses	47,107	2,693	101		49,901
Income from operations	6,917	(33)	(101)		6,783
Interest expense	1,392	—	184	(d)	1,576
Interest income	(2)	—	2	(d)	—
Acquisition related expense	1,148	—	(1,148	)(e)	—
Income before income tax expense	4,379	(33)	861		5,207
Income tax expense	293	—			293
Net income	$4,086	$(33)	$861		$4,914

See accompanying notes to unaudited pro forma condensed combined statements of income.

Sequel and Subsidiaries

Unaudited Pro Forma Condensed Combined Statement of Income

For the Year Ended June 30, 2016

(Dollars in thousands)

	Sequel	CARE	CARE Pro Forma Adjustments		Sequel Pro Forma Adjusted
		(Unaudited)			(Unaudited)
Revenues
Net program service fees	$123,853	$—			$123,853
Provider service revenue	76,524	21,600			98,124
Total revenues	200,377	21,600			221,977

Operating expenses
Wages, salaries and benefits	138,238	12,232			150,470
Selling, general and administrative	34,150	5,459	2,164	(b)	41,773
Student costs	—	2,164	(2,164	)(b)	—
Depreciation and amortization	2,833	235	809	(c)	3,877
Total operating expenses	175,221	20,090	809		196,120
Income from operations	25,156	1,510	(809)		25,857
Interest expense	4,893	232	(232	)(d)	6,368
			1,475	(d)
Interest income	(4)	(50)	54	(d)	—
Acquisition related expense	135	—	(135	)(e)	—
Income (loss) before income tax expense	20,132	1,328	(1,971)		19,489
Income tax expense	1,527	11			1,538
Net income (loss)	$18,605	$1,317	(1,971)		$17,951

See accompanying notes to unaudited pro forma condensed combined statement of income.

Notes to 2016 Unaudited Pro Forma Combined Statements of Income

The following adjustments were made to the unaudited pro forma combined statement of operations:

(a)      The results of operations of the CARE Schools are included with Sequel’s results from the acquisition date, August 16, 2016. This adjustment adds in the CARE School’s results of operations from July 1, 2016 to August 16, 2016.

(b)     The historical financial statements of the CARE Schools include reclassifications of certain balances in order to conform to the presentation of the Company.

(c)      Reflects the incremental depreciation and amortization for the property and equipment and identifiable intangible assets acquired in the CARE Schools.

(d)     Elimination from historical results of interest expense at the CARE Schools related to debt that was not assumed in the CARE Schools Acquisition as well as interest income. Also reflects the incremental interest expense on the $25.5 million borrowed under the Sequel credit facility to fund the CARE Schools Acquisition.

(e)      Elimination from historical results of acquisition costs of approximately $1,149,000 and $135,000, respectively, at September 30, 2016 and June 30, 2016.

COMPARATIVE SHARE INFORMATION

The following table sets forth historical comparative share information for Sequel and GPAC and unaudited pro forma combined share information after giving effect to the Business Combination, assuming (i) that no holders of public shares exercise their redemption rights of redemption of their outstanding public common stock and (ii) that holders of 2,500,000 public shares exercise their redemption rights of their outstanding public common stock. The historical information should be read in conjunction with “Selected Historical Financial Information of Sequel” and “Selected Historical Financial Information of GPAC” included elsewhere in this proxy statement and the historical financial statements of Sequel and GPAC included elsewhere in this proxy statement. The unaudited pro forma combined share information is derived from, and should be read in conjunction with, the unaudited pro forma condensed combined financial information and related notes included elsewhere in this proxy statement.

The unaudited pro forma combined share information does not purport to represent what the actual results of operations of Sequel and GPAC would have been had the Business Combination been completed or to project Sequel’s and GPAC’s results of operations that may be achieved after the Business Combination. The unaudited pro forma book value per share information below does not purport to represent what the value of Sequel and GPAC would have been had the Business Combination been completed nor the book value per share for any future date or period.

	Sequel (Historical)	GPAC (Historical)	Pro Forma Assuming No Redemption of Outstanding Public Common Shares	Pro Forma Assuming Redemption of 2,500,000 shares of Outstanding Public Common Shares
As of and for the three months ended September 30, 2016:
Shares outstanding	4,482,000	4,763,000	19,406,250	16,906,250
Basic and diluted income available for common stockholders per share	$0.25	$(0.03)	$0.03	$0.02
Cash dividend declared;
per common unit	$0.00	$0.00	$0.00	$0.00
per preferred unit	$3.27	$0.00	$0.64	$0.64

As of and for the year ended June 30, 2016:
Shares outstanding	4,482,000	4,663,000	19,406,250	16,906,250
Basic and diluted income available for common stockholders per share	$1.52	$(0.09)	$0.09	$0.04
Cash dividends declared;
per common unit	$0.67	$0.00	$0.00	$0.00
per preferred unit	$13.09	$0.00	$2.57	$2.57

SPECIAL MEETING OF GPAC STOCKHOLDERS

General

We are furnishing this proxy statement to our stockholders as part of the solicitation of proxies by our board of directors for use at the Special Meeting of stockholders to be held on            , 2017, and at any adjournment or postponement thereof. This proxy statement is first being furnished to our stockholders on or about            , 2017. This proxy statement provides you with information you need to know to be able to vote or instruct your vote to be cast at the special meeting of stockholders.

Date, Time and Place of Special Meetings

The special meeting of stockholders of GPAC will be held at 10:00 a.m. on            , 2017, at the offices of Pepper Hamilton LLP, New York Times Building, 37th Floor, 620 8th Avenue, New York, New York 10018, or such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the proposals.

Voting Power; Record Date

You will be entitled to vote or direct votes to be cast at the special meeting of stockholders if you owned shares of our common stock, respectively, at the close of business on            , 2017, which is the record date for the special meetings of stockholders. You are entitled to one vote for each share of our common stock that you owned as of the close of business on the record date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted. On the record date, there were (i) 19,406,250 shares of GPAC Common Stock outstanding, of which 15,525,000 are public shares and 3,881,250 are Founder Shares held by our Sponsor, officers and directors.

Vote of GPAC Sponsor, Officers and Directors

Our Sponsor, officers and directors have entered into agreements pursuant to which they have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of the Business Combination Proposal. Currently, our Sponsor, directors and officers collectively own approximately 20% of our issued and outstanding shares of common stock.

Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to their Founder Shares in connection with the completion of our Business Combination. Our Sponsor has entered into a letter agreement with us, pursuant to which it waived its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete our initial business combination by August 4, 2017. However, if our Sponsor (or any of our officers, directors or affiliates) acquired public shares in or after our initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination within the allotted 24-month time period. The warrants held by Sponsor, officers and directors have no redemption rights upon our liquidation and will be worthless if no business combination is effected by us prior to August 4, 2017.

Quorum and Required Vote for Proposals for the Special Meeting of Stockholders

A quorum of our stockholders is necessary to hold a valid meeting. A quorum will be present at the special meeting of stockholders if a majority of the common stock outstanding and entitled to vote at the special meeting of stockholders is represented in person or by proxy. Abstentions and broker non-votes will count as present for the purposes of establishing a quorum.

The approval of the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock that are represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting of stockholders. Accordingly, abstentions and broker non-votes will have no effect on the outcome of the vote on the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal and the Adjournment Proposal.

The approval of each Certificate Proposal requires the affirmative vote of the holders of a majority of the shares of our common stock. Accordingly, abstentions and broker non-votes will have the same effect as a vote “AGAINST” a Certificate Proposal.

Directors are elected by a plurality of all of the votes cast by holders of shares of our common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders. This means that the nine nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Stockholders may not cumulate their votes with respect to the election of directors. Accordingly, abstentions and broker non-votes will have no effect on the Director Election Proposal.

The Business Combination Proposal is conditioned on the Share Issuance Proposal, each Certificate Proposal (except for the Delaware Forum Proposal), the Incentive Plan Proposal and the Director Election Proposal. The Share Issuance Proposal, each Certificate Proposal (except for the Delaware Forum Proposal), the Incentive Plan Proposal and the Director Election Proposal are conditioned on the approval of the Business Combination Proposal. The Share Issuance Proposal, the Director Election Proposal and the Incentive Plan Proposal are each conditioned on the approval of the Certificate Proposals (except for the Delaware Forum Proposal). If the Share Issuance Proposal, the Certificate Proposals (except for the Delaware Forum Proposal), the Incentive Plan Proposal and the Director Election Proposal are not approved, the Business Combination Proposal will have no effect, even if the Business Combination Proposal is approved by the requisite vote. If the Business Combination Proposal is not approved, the Share Issuance Proposal, the Certificate Proposals (except for the Delaware Forum Proposal), the Incentive Plan Proposal and the Director Election Proposal will have no effect, even if those proposals are approved by the requisite vote.

Recommendation to GPAC Stockholders

In considering the recommendation of GPAC’s board of directors to vote for the proposals presented at the special meeting of stockholders, you should be aware that our Sponsor, officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•         the approximately 3,881,250 Founder Shares that our Sponsor, officers and directors will continue to hold (either directly, through affiliates or through interests in the Sponsor) following the Business Combination (with 2,328,750 of these shares subject to a new six-month lock-up and 1,552,500 of these shares subject to vesting), which would have a total value at December 30, 2016 of approximately $38.6 million based on the December 30, 2016 Stock Price, which is significantly higher than the aggregate purchase price of $25,000 at which these shares were originally purchased;

•         the approximately 5,283,000 Sponsor Warrants to purchase 2,661,500 shares of common stock that our Sponsor, officers and directors will continue to hold (either directly, through affiliates or through interests in the Sponsor) following the Business Combination, which would have a value at December 30, 2016 of $0.35 per Sponsor Warrant based on the December 30, 2016 Warrant Price;

•         the fact that the Founder Shares have no redemption rights in the Business Combination but that our Sponsor, officers and directors will be entitled to redemption rights with respect to any public shares they hold if we fail to consummate a business combination on or prior to August 4, 2017;

•         the fact that the warrants, including the Sponsor Warrants, will expire worthless if a business combination is not consummated on or prior to August 4, 2017;

•         the fact that under the Sponsor Registration Rights Agreement, our Sponsor will be entitled to make up to three demands, excluding short form registration demands, that we register its Founder Shares, Sponsor Warrants, the shares of GPAC Common Stock issuable upon exercise of such Sponsor Warrants and other securities that may be issued in repayment of the Sponsor loans for sale under the Securities Act and will have “piggy-back” registration rights;

•         the fact that following the consummation of the Business Combination, we intend to file a registration statement to register for resale the shares of GPAC Common Stock issuable upon exercise of the Public Warrants, the Founder Shares, Sponsor Warrants and the shares of GPAC Common Stock issuable upon the exercise of the Sponsor Warrants, which will permit the public resale of such securities;

•         the fact that following the expiration of the applicable lock-up periods, all shares of common stock owned by the Sponsor, our officers and directors will be freely tradable once registered as described above;

•         the fact that the Administrative Services Agreement with our Sponsor will terminate if the Business Combination is consummated;

•         the fact that we will reimburse loans made to us by our Sponsor to fund the Business Combination costs and expenses prior to the completion of the Business Combination, which amount is expected to be approximately $1.2 million upon the consummation of the Business Combination;

•         the fact that in order to protect the amounts held in the Trust Account, Paul Zepf, our Chief Executive Officer, has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets other than due to the failure to obtain such waiver, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that we complete the Business Combination, Mr. Zepf’s indemnity obligations will cease;

•         the continuation of certain of our officers and directors as directors (but not officers) of GPAC post-Business Combination, which will entitle them to compensation as non-employee directors post-Business Combination as described under “Management After the Business Combination — Director Compensation;”

•         the establishment of a three-year staggered board will make it more difficult to remove our directors; and

•         the continued indemnification of current directors and officers of GPAC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

As a result, our Sponsor, officers and directors have financial incentives to see a business combination consummated. These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal and the transactions contemplated thereby.

Broker Non-Votes and Abstentions

Under the rules of various national and regional securities exchanges, your broker, bank or nominee cannot vote your shares with respect to non-discretionary matters unless you provide instructions on how to vote in accordance with the information and procedures provided to you by your broker, bank or nominee. We believe the proposals presented to our stockholders will be considered non-discretionary and therefore your broker, bank or nominee cannot vote your shares without your instruction. If you do not provide instructions with your proxy, your bank, broker or other nominee may deliver a proxy card expressly indicating that it is NOT voting your shares; this indication that a bank, broker or nominee is not voting your shares is referred to as a “broker non-vote.”

With respect to the special meeting of stockholders, abstentions and broker non-votes will be considered present for the purposes of establishing a quorum, will have no effect on the Business Combination Proposal, the Share Issuance Proposal, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal, and will have the same effect as a vote “AGAINST” the Certificate Proposals.

Voting Your Shares

Each share of our common stock that you own in your name entitles you to one vote on each of the proposals for the special meeting of stockholders. Your one or more proxy cards show the number of shares of our common stock that you own.

If you are a registered stockholder, even if you have already voted, you will need to submit new votes and voting instructions as your previously submitted proxy card or voting instructions will not be voted at the special meeting of stockholders. If you previously voted and do not submit new voting instructions, your previously submitted vote will not be counted in determining the outcome of the proposals being submitted to stockholders. There are several ways to vote your shares:

•         You have already voted, you do not need to submit any new votes or voting instructions as your previously submitted proxy card or voting instructions will be voted at the special meeting. You also can change your vote as detailed in this proxy statement.

•         If you have not yet voted, you can vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the applicable special meeting(s). If you vote by proxy card, your “proxy,” whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares of our common stock will be voted, as recommended by our board of directors. With respect to proposals for the special meeting of stockholders, that means: “FOR” the Business Combination Proposal, “FOR” the Share Issuance Proposal, “FOR” each Certificate Proposal, “FOR” the Director Election Proposal, “FOR” the Incentive Plan Proposal and “FOR” the Adjournment Proposal.

•         You can attend the special meeting and vote in person. You will be given a ballot when you arrive. However, if your shares of common stock are held in the name of your broker, bank or other nominee, you must get a proxy from the broker, bank or other nominee. That is the only way we can be sure that the broker, bank or nominee has not already voted your shares of common stock.

Revoking Your Proxy

If you give a proxy, you may revoke it at any time before the special meeting, or at such meeting by doing any one of the following:

•         you may send another proxy card with a later date;

•         you may notify Andrew Cook, the Company’s Secretary, in writing before the special meeting that you have revoked your proxy; or

•         you may attend the special meeting, revoke your proxy, and vote in person, as indicated above.

No Additional Matters May Be Presented at the Special Meetings

The special meeting of stockholders has been called only to consider the approval of the Business Combination Proposal, the Share Issuance Proposal, the Certificate Proposals, the Incentive Plan Proposal, the Director Election Proposal and the Adjournment Proposal. Under our bylaws, other than procedural matters incident to the conduct of the special meeting, no other matters may be considered at the special meetings if they are not included in the notice of the special meeting.

Who Can Answer Your Questions About Voting

If you have any questions about how to vote or direct a vote in respect of your shares of our common stock, you may call Morrow Sodali LLC, our proxy solicitor, at (800) 662-5200.

Redemption Rights

Pursuant to our amended and restated certificate of incorporation, any holders of our public shares may demand that such shares be redeemed in exchange for a pro rata share of the aggregate amount on deposit in the Trust Account, less franchise and income taxes payable, calculated as of two business days prior to the consummation of the Business Combination. If demand is properly made and the Business Combination is consummated, these shares, immediately prior to the Business Combination, will cease to be outstanding and will represent only the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account which holds the proceeds of our initial public offering and private placement as of two business days prior to the consummation of the Business Combination, less franchise and income taxes payable, upon the consummation of the Business Combination. For illustrative purposes, based on funds in the Trust Account of approximately $155.5 million on September 30, 2016, the estimated per share redemption price would have been approximately $10.00.

Redemption rights are not available to holders of warrants in connection with the Business Combination.

In order to exercise your redemption rights, you must, prior to 5:00 p.m. Eastern time on          , 2017 (two business days before the special meeting), both:

•         Submit a request in writing that we redeem your public shares for cash to Continental Stock Transfer & Trust Company, GPAC’s transfer agent, at the following address:

Continental Stock Transfer & Trust Company
17 Battery Place,
New York, NY 10014
Attn: Mark Zimkind
E-mail: mzimkind@continentalstock.com

•         Deliver your public shares either physically or electronically through Depository Trust Company’s DWAC (Deposit/Withdrawal At Custodian) to our transfer agent. Stockholders seeking to exercise their redemption rights and opting to deliver physical certificates should allot sufficient time to obtain physical certificates from the transfer agent. It is our understanding that stockholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, we do not have any control over this process and it may take longer than two weeks. Stockholders who hold their shares in street name will have to coordinate with their bank, broker or other nominee to have the shares certificated or delivered electronically. If you do not submit a written request and deliver your public shares as described above, your shares will not be redeemed.

Any demand for redemption, once made, may be withdrawn at any time until the deadline for exercising redemption requests and thereafter, with our consent, until the vote is taken with respect to the Business Combination. If you delivered your shares for redemption to our transfer agent and decide within the required timeframe not to exercise your redemption rights, you may request that our transfer agent return the shares (physically or electronically). You may make such request by contacting our transfer agent at the phone number or address listed above.

In no event will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the closing of the Business Combination.

Prior to exercising redemption rights, stockholders should verify the market price of our common stock as they may receive higher proceeds from the sale of their common stock in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. We cannot assure you that you will be able to sell your shares of our common stock in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in our common stock when you wish to sell your shares.

If you exercise your redemption rights, your shares of our common stock will cease to be outstanding immediately prior to the Business Combination and will only represent the right to receive a pro rata share of the aggregate amount on deposit in the Trust Account. You will no longer own those shares. You will be entitled to receive cash for these shares only if you properly demand redemption.

If the Business Combination is not approved and we do not consummate an initial business combination by August 4, 2017, we will be required to dissolve and liquidate and our warrants will expire worthless.

Appraisal Rights

Appraisal rights are not available to holders of shares of our common stock or warrants in connection with the Business Combination.

Proxy Solicitation Costs

GPAC will pay the cost of soliciting proxies for the special meeting. GPAC has engaged Morrow Sodali LLC to assist in the solicitation of proxies for the special meeting. GPAC has agreed to pay Morrow Sodali LLC a fee of $20,000. GPAC will also reimburse Morrow Sodali LLC for reasonable associated out-of-pocket expenses and will indemnify Morrow Sodali LLC and its affiliates against certain claims, liabilities, losses, damages and expenses. GPAC also will reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of GPAC’s common stock for their expenses in forwarding soliciting materials to beneficial owners of GPAC’s common stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

PROPOSAL NO. 1 — APPROVAL OF THE BUSINESS COMBINATION

We are asking our stockholders to approve and adopt the Merger Agreement. Our stockholders should read carefully this proxy statement in its entirety for more detailed information concerning the Merger Agreement, which is attached as Annex A to this proxy statement. Please see the subsections entitled “The Merger Agreement” and “Related Agreements” below for additional information and a summary of certain terms of the Merger Agreement and related agreements. You are urged to read carefully the Merger Agreement and related agreements in their entirety before voting on this proposal.

Structure of the Business Combination

Pursuant to the Agreement and Plan of Merger, dated as of January 11, 2017, by and among GPAC, MergerSub, Sequel and other parties named thereto, as it may be amended, we will acquire the Sequel business through an equity purchase and a merger of MergerSub with and into Sequel, with Sequel being the survivor in the merger. A copy of the Merger Agreement is attached to this proxy statement as Annex A.

Consideration to Sequel Equity Holders in the Business Combination and Related Transactions

In the Business Combination:

•         the Sequel common equity holders will receive in consideration for their common units in Sequel newly issued class B limited liability company common units in Sequel, which will be exchangeable initially for 4,500,000 shares of common stock of GPAC. Immediately following the Business Combination, under the Merger Agreement, the Sequel common equity holders will also receive a distribution of (i) $105.0 million in cash, (ii) 6,532,000 Sequel Warrants to purchase 3,266,000 shares of common stock of GPAC and (iii) rights under the Tax Receivable Agreement;

•         all issued and outstanding options of Sequel will vest and become exercisable for common units of Sequel entitled to the consideration above;

•         the preferred equity holder in Sequel will receive a Preferred Cash Distribution of $30.0 million in cash and approximately $62.2 million in newly-issued preferred units in Sequel as Preferred Equity Consideration in exchange for its existing preferred interests in Sequel. The Preferred Equity Consideration will have certain preferred rights, including the right to receive monthly cash distributions in an amount initially equal to 9.9% per year, subject to adjustment based on Same Program Revenues of Sequel, and approval rights over certain actions by GPAC and Sequel;

•         the Preferred Equity Consideration will be redeemable at any time at GPAC’s option and automatically upon a change of control of GPAC or Sequel, provided that if such change of control has not been approved by the board of directors of GPAC, then the Preferred Equity Consideration will be exchangeable instead for newly-issued preferred stock of GPAC convertible into not more than 12,500,000 shares of GPAC Common Stock;

•         pursuant to the Tax Receivable Agreement, GPAC will share tax savings resulting from (A) the amortization of the anticipated step-up in tax basis in Sequel’s assets as a result of (i) the Business Combination and (ii) the exchange of the class B limited liability company common units in Sequel received in connection with the Business Combination for shares of GPAC pursuant to the Exchange Agreement and (B) certain other related transactions with certain of the equity holders of Sequel based on the timing of when those tax savings are realized as follows: (i) the first $5.0 million in tax savings attributable to the Sequel equity held by the Ripley Trust will be retained by GPAC, (ii) tax savings above the first $5.0 million attributable to the Sequel equity held by the Ripley Trust will be paid 80% to the Ripley Trust and retained 20% by GPAC; and (iii) tax savings attributable to certain Sequel equity holders, other than the Ripley Trust, that received cash in the Business Combination and exchange class B limited liability company common units in Sequel for shares of GPAC pursuant to the Exchange Agreement will be paid 80% to such Sequel equity holders and retained 20% by GPAC;

•         approximately $137.5 million in net debt of Sequel will remain outstanding following the consummation of the Business Combination;

•         third party Business Combination transaction expenses will be paid at closing in an amount of up to $22.0 million in the aggregate, consisting of $11.6 million for Company Third Party Expenses and up to a maximum of $10.4 million for GPAC and Sponsor third party expenses;

•         to secure the payment of GPAC’s post-closing indemnification rights under the Merger Agreement, 400,000 class B limited liability company common units with an aggregate value of $4.0 million issuable to the Sequel common equity holders as Equity Consideration at closing of the Business Combination will be placed in escrow for 18 months to secure any indemnification obligation of the Sequel equity holders, if any, for breaches of representations and warranties (other than certain labor and billing matters), breaches of covenants, reimbursement of pre-closing taxes and unpaid Company Third Party Expenses in excess of $11.6 million and certain other indemnification obligations of the Sequel equity holders under the Merger Agreement. The units placed in escrow will be allocated among the equity holders of Sequel as provided in the Merger Agreement. In addition, the parties have purchased a $25 million representations & warranties insurance policy to indemnify GPAC against breaches of certain representations and warranties in the Merger Agreement. Other than with respect to fraud, intentional misrepresentation, willful misconduct, breaches of certain fundamental representations or indemnification obligations for breaches of covenants, pre-closing taxes, unpaid Company Third Party Expenses and other specific indemnification obligations of the Sequel equity holders, GPAC’s rights to indemnification recovery will be subject to a $2.0 million deductible and be capped to $2.0 million worth of the amount in escrow plus the amounts available under the representations & warranties insurance policy. The holder of preferred interests in Sequel will be subject to indemnification obligations to GPAC only for its own covenants and in the maximum amount of the Preferred Cash Distribution in connection with the Merger Agreement; and

•         the class B limited liability company common units of Sequel issued to the Sequel common equity holders in the Business Combination will be exchangeable into shares of common stock of GPAC following a six-month lock-up period on the first business day of any calendar month, upon a change of control or upon termination of employment. The initial exchange ratio will be one-for-one and is subject to certain adjustments.

Immediately following the consummation of the Business Combination, assuming all Sequel options are exercised in the Business Combination, GPAC will own 90% of the voting rights of Sequel, the Class B common equity holders of Sequel will have no voting rights and the preferred equity holder of Sequel will own 10% of the voting rights of Sequel and have an initial 9.9% preferred return on its interest, subject to adjustment based on Same Program Revenues of Sequel. Initially, GPAC will own, directly or indirectly, 81.18% of the outstanding common units of Sequel and the Class B common equity holders will own 18.82% of the outstanding common units of Sequel.

The Merger Agreement

This subsection of the proxy statement and the following subsection on Related Agreements describe the material provisions of the Merger Agreement and related agreements to the Merger Agreement (the “Related Agreements”), but do not purport to describe all of the terms of the Merger Agreement or Related Agreements. The following summary is qualified in its entirety by reference to the complete text of the Merger Agreement, which is attached as Annex A hereto, and other Related Agreements which are attached as Annex D through N hereto. You are urged to read the Merger Agreement and the Related Agreements in their entirety because they are the primary legal document that govern the Business Combination.

The Merger Agreement and other Related Agreements contain representations, warranties and covenants that the respective parties made to each other as of the date of the Merger Agreement, and other Related Agreements or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Merger Agreement and other Related Agreements. The representations, warranties and covenants in the Merger Agreement and other Related Agreements are also modified in important part by the underlying disclosure schedules which are not filed publicly and which are subject to a contractual standard of materiality different from that generally applicable to stockholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. We do not believe that these schedules contain information that is material to an investment decision.

General Description of the Merger Agreement

Pursuant to the Agreement and Plan of Merger, dated as of January 11, 2017, by and among GPAC, MergerSub, Sequel and other parties named thereto, as it may be amended, we will acquire the Sequel business through an equity purchase and a merger of MergerSub with and into Sequel, with Sequel being the survivor in the merger. The equity purchase is described under “— Equity Purchase Agreement” below.

See “— Consideration to Sequel Equity Holders in the Business Combination and Related Transactions” for a description of the Consideration and other terms of the Business Combination contemplated by the Merger Agreement.

Closing and Effective Time of the Business Combination

The closing of the Business Combination is expected to take place as promptly as practicable after the execution and delivery of the Merger Agreement, following satisfaction or waiver of the conditions described below. The merger will become effective upon filing of a Certificate of Merger with the Secretary of State of the State of Delaware or at such later time as the parties may agree upon (such time as the merger becomes effective, the “Effective Time”).

Conditions to Closing of the Business Combination

Conditions to Each Party’s Obligations

The respective obligations of the Company, MergerSub and Sequel to consummate the transactions contemplated by the Merger Agreement, including the Business Combination, are subject to the satisfaction, at or prior to the effective time of the Business Combination, of each of the following conditions:

•         No governmental authority must have issued any order and no law must have been adopted restraining, enjoining or otherwise prohibiting the consummation of the Business Combination.

•         No temporary restraining order, proceeding, injunction or other legal restrain issued by any court, administrative agency or other governmental authority preventing the consummation of the Business Combination must be in effect.

•         Proposals 1 through 4 and 6 through 9 in this proxy statement must be approved by the stockholders.

•         The antitrust approvals specified in the Merger Agreement must be obtained.

Conditions to the Company and MergerSub’s Obligations

The obligations of the Company and MergerSub to effect the Business Combination are subject to the satisfaction at or prior to the effective time of the Business Combination of each of the following conditions, any of which may be waived, in writing, by the Company and MergerSub:

•         (a) The representations and warranties of Sequel in the Merger Agreement must be true and correct in all material respects on and as of the date of the Merger Agreement and as of the effective time of the Business Combination (except to the extent expressly made as of a specified date, in which case as of such date), and (b) Sequel must comply in all material respects with all covenants and obligations under the Merger Agreement.

•         Approvals from any governmental authority, instrumentality, agency, or commission (if any) reasonably deemed appropriate or necessary by the Company must be obtained.

•         The approval of the Business Combination by the Board of Managers and voting equity holders of Sequel.

•         Sequel must deliver to the Company all consents, waivers and approvals of parties to certain specified contracts which must remain effective as of the date of the Business Combination.

•         The absence of a Sequel Material Adverse Effect.

•         The Company must reasonably determine that all of the Equity Consideration may be issued pursuant to available federal and state securities law exemptions.

•         Sequel must deliver to the Company a certificate signed by its Chief Executive Officer that represents that the conditions to the obligations of the Company and MergerSub to consummate the Business Combination have been satisfied and lists estimated Sequel’s third party transaction expenses.

•         The Company must receive a certificate signed by the Secretary of Sequel certifying (a) the effectiveness of Sequel’s and its subsidiaries’ operating agreements, (b) the validity of Sequel’s resolutions approving the Business Combination and (c) the approval of the Business Combination by Sequel’s voting equity holders.

•         The Company must receive a long form certificate of good standing of Sequel certified within five business days of the closing.

•         The Company must receive a statement signed by an officer of Sequel certifying that Sequel does not own any real estate and that no Sequel subsidiary is a United States Real Property Holding Corporation.

•         Certain specified key employees, including the CEO, CFO and Chief Program Officer, (a) must have their offer letters and restrictive covenants remain effective at the time of the Business Combination, (b) shall remain employees of Sequel or a Sequel subsidiary immediately before the effectiveness of the Business Combination, and (c) shall not have notified of their intention of terminating their employment following the consummation of the Business Combination.

•         There must be no proceeding pending or threatened against the Company, MergerSub or Sequel, in any way connected with the Business Combination.

•         John F. Ripley’s non-competition agreement with the Company and Sequel must remain effective as of the time of the Business Combination.

•         Sequel must continue its current debt financing on terms reasonably satisfactory to the Company and Sequel.

•         The Company must obtain, to the extent it deems necessary, equity financing of up to $15.0 million on terms reasonably satisfactory to the Company and Sequel.

•         The amount of the funds contained in the Trust Account, after giving effect to redemptions and payment of any deferred commissions, plus the proceeds from the equity and debt financing, prior to closing shall be not less than $158,006,779.

•         Prior to or at the closing, Sequel and each Sequel equity holder must execute and deliver certain related transaction agreements.

•         Prior to or at the closing, (a) at least 98% of the holders of Sequel options, (b) holders of at least 98% of the Sequel options, and (c) each of the specified holders of Sequel options must have exercised their options for common units of Sequel and executed a letter of transmittal, which includes a joinder agreement.

•         The Company must receive from Sequel executed copies of agreements and other documents, in form reasonably satisfactory to the Company, evidencing the termination of certain agreements.

•         Sequel must complete the merger of Sequel Youth Services of New Jersey, Inc. with and into Sequel Youth Services of New Jersey, LLC, in form reasonably satisfactory to the Company.

Conditions to Sequel’s Obligations

The obligations of Sequel to effect the Business Combination are subject to the satisfaction at or prior to the effective time of the Business Combination of each of the following conditions, any of which may be waived, in writing, exclusively by Sequel:

•         (a) The representations and warranties of the Company and MergerSub in the Merger Agreement must be true and correct in all material respects on and as of the date of the Merger Agreement and as of the effective time of the Business Combination (except to the extent expressly made as of a specified date, in which case as of such date) and (b) each of the Company and MergerSub must comply in all material respects with all covenants and obligations under the Merger Agreement.

•         The absence of a GPAC Material Adverse Effect.

•         Sequel must receive a certificate signed by an officer of the Company that represents that that the conditions to the obligations of Sequel to consummate the Business Combination have been satisfied.

•         Sequel must receive a certificate signed by the Secretary of the Company and the sole member of MergerSub, certifying (a) the effectiveness of their respective charter documents, (b) the validity of the Company’s resolutions approving the Business Combination and (c) the approval of the Business Combination by the Company’s stockholders.

•         Prior to or at the closing, Sequel and each Sequel equity holder must execute and deliver certain related transaction agreements, including a release of claims.

•         The Company and MergerSub must have sufficient amounts of funds contained in the Trust Account as of or immediately prior to the closing and after giving effect to redemptions and payment of any deferred commissions, plus the proceeds from the equity and debt financing, necessary to consummate the Business Combination and pay the distribution payable to the Sequel equity holders.

Sequel must be able to issue the Equity Consideration to the Sequel equity holders.

Representations and Warranties

Under the Merger Agreement, Sequel makes customary representations and warranties relating to: organization; equity of Sequel and the Sequel subsidiaries; authority; execution and delivery; enforceability; no conflicts; consents; financial statements and controls; no changes; assets other than real property interests; real property; environmental matters; intellectual property; information technology; privacy and security; contracts; permits; insurance; tax matters; proceedings; compliance with laws; employee benefit plans and compensation; employee and labor matters; transactions with related persons; intercompany accounts; effect of transaction; top payors/vendors; solvency; healthcare matters; healthcare matters; payment programs; accounts; safe deposit boxes; powers of attorney; officers and directors; brokers’ and finders’ fees; disclosure; and no other representations and warranties.

Under the Merger Agreement, the Company and MergerSub make customary representations and warranties relating to: organization, standing and power; authority; consents; no conflicts; interim operations of MergerSub; capitalization; compliance with laws; equity consideration; SEC documents; financial statements; trust account; board approval; vote required; legal proceedings; and brokers’ and finders’ fees.

Under the Merger Agreement, certain representations and warranties of Sequel are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “Sequel Material Adverse Effect” means any change, event, development, circumstance or effect that has had, or would reasonably likely be expected to have a material adverse effect on the business, prospects, assets (whether tangible or intangible), liabilities, financial condition, operations or capitalization of Sequel and its subsidiaries, taken as a whole; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Sequel Material Adverse Effect shall have occurred: (a) any changes in general economic conditions in the industries or markets in which Sequel or its subsidiaries operate; (b) any change in financing, banking or securities markets generally; or (c) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto; provided, in each case, that such effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on Sequel and its subsidiaries, taken as a whole, relative to other persons in the industries or markets in which Sequel or its subsidiaries operate.

Under the Merger Agreement, certain representations and warranties of the Company are qualified in whole or in part by a material adverse effect standard for purposes of determining whether a breach of such representations and warranties has occurred. Pursuant to the Merger Agreement, a “GPAC Material Adverse Effect” means any mean any change, event, development, circumstance or effect that has, or would reasonably likely be expected to have a material adverse effect on the business, prospects, assets (whether tangible or intangible), financial condition, operations or capitalization of the GPAC and its subsidiaries, taken as a whole; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a GPAC Material Adverse Effect shall have occurred: (a) any change or development in general economic conditions in the industries or markets in which the GPAC or its subsidiaries operates, (b) any change in financing, banking or securities markets generally or (c) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto; provided, in each case, that such effects do not, in the aggregate, have a materially disproportionate adverse impact on the GPAC and its subsidiaries, taken as a whole, relative to other persons in the industries or markets in which the GPAC or any of its subsidiaries operates.

Covenants of the Parties

Covenants of Sequel

Sequel made certain covenants under the Merger Agreement, including, among others, the following:

•         Sequel has agreed to use its reasonable best efforts to conduct its business the ordinary course of business.

•         Subject to certain exceptions, prior to the effective time of the Business Combination, Sequel shall not, and shall not permit any of its subsidiaries to, do any of the following:

o        amend its certificate of formation or operating agreement (or comparable documents);

o        declare, set aside, make or pay any dividend or make any other distribution with respect to its ownership interests;

o        redeem or otherwise acquire any equity or debt interests or any convertible securities or authorize, issue or sell any equity or debt interests or any convertible securities, except to exercise of any Sequel options in accordance with the Merger Agreement;

o        adopt, amend or terminate any benefit plan or enter into, amend or terminate any collective bargaining agreement or other contract with any labor organization, except as required by law;

o        (a) split, combine or reclassify any of Sequel’s or its subsidiaries’ equity interests or issue other securities in respect of shares of Sequel’s or its subsidiaries’ equity interests or any of their other securities or (b) purchase or redeem any securities of Sequel or any of its subsidiaries;

o        create any new subsidiary, enter into any joint venture or partnership with any other person or acquire the securities of, or invest in, any other person;
o        make, accrue or become liable for any bonus, profit sharing, deferred compensation or incentive payment, except for accruals under existing plans, or increase the rate of compensation payable to any of its officers, directors or employees, other than in the ordinary course of business;

o        increase in any compensation or benefits of, or pay any benefit, or make any award or grant under any benefit plan to any present or former managers, directors, officers or employees, other than in the ordinary course of business, or terminate the employment of any executive officer or management-level employee (other than termination due to employee neglect or misconduct);

o        create, incur or assume any indebtedness or guarantee any indebtedness, other than in the ordinary course of business;

o        subject any of its assets or properties to any lien, other than permitted liens;

o        enter into, amend, modify, cancel or terminate any material contract except in the ordinary course of business;

o        cancel any indebtedness or settle any material claim except in the ordinary course of business;

o        sell, transfer or lease any of its assets, except for transactions among Sequel and its subsidiaries;

o        change any material accounting controls, accounting principles, policies or practices, other than in the ordinary course of business;

o        prepare or file any tax return inconsistent with past practice or, file any amended tax return, or take other similar actions relating to taxes;

o        acquire any material assets or merge or consolidate with any other business, other than in the ordinary course of business;

o        make or incur any capital expenditure to the extent not included in Sequel’s annual budget;

o        pledge or encumber, sell, assign, lease, or otherwise transfer any of its material assets;

o        enter into any contract that materially restrains the ability of Sequel or its subsidiaries to conduct business in any geographic area or solicit the employment of any person;

o        modify, amend, terminate or cancel any top payor contract or top vendor contract, other than in the ordinary course of business;

o        default, breach or suffer to exist any event which could constitute a material default or breach under any Sequel contract;

o        make any sales under conditions as to prices, discounts, rebates, returns, or payment terms that are not consistent in any material respect with generally applied past practices;

o        accelerate the collection of any trade receivables or delay the payment of trade payables or any other liability other than in the ordinary course of business;

o        pay or agree to pay any management charge or incur any other liability to the Sequel equity holders, other than in the ordinary course of business;

o        commence or threaten to commence legal or arbitration proceedings, other than in the ordinary course of business;

o        do or omit to do anything which prejudices any right of Sequel or its subsidiaries to the Sequel intellectual property, other than in the ordinary course of business;

o        enter into any lease of real property, except any renewals of existing leases in the ordinary course of business; or

o        authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

•         Until the closing or the termination of the Merger Agreement, Sequel shall and shall cause the subsidiaries to:

o        maintain their respective assets in the ordinary course of business;

o        upon any damage, destruction or loss to any material asset, apply all insurance proceeds received to the repair, replacement and restoration of such asset;

o        (a) pay outstanding accounts payable in the ordinary course of business, (b) pay all other indebtedness when due and (c) pay all taxes and file all tax returns as required by law; and

o        use commercially reasonable efforts to collect accounts receivable and not extend credit outside of the ordinary course of business.

•         Sequel must promptly advise the Company in writing of the occurrence of any matter or event that is material to its business, assets, condition or results of operations.

•         Sequel must keep specified insurance policies through the closing date.

•         Sequel must provide to the Company financial statements or reports that are available to Sequel’s executive officers or as reasonably requested by the Company.

•         Until the earlier of (a) the effective time of the Business Combination, or (b) the date of termination of the Merger Agreement, Sequel may not take any of the following actions with any party other than the Company and its designees: (i) solicit, encourage or enter into any agreement, with respect to any offer or proposal that would constitute an acquisition proposal, (ii) disclose or afford access to any information not customarily disclosed to any person concerning the business of Sequel, (iii) cooperate with any person to make any proposal to purchase any part of the Sequel’s equity or assets, or (iv) enter into any agreement with any person providing for the acquisition of Sequel.

•         Sequel must afford the Company reasonable access to (a) all of the properties, books, contracts, commitments and records of Sequel and its subsidiaries, (b) all other information concerning the business of Sequel as the Company may reasonably request, and (c) all employees of Sequel and its subsidiaries as identified by the Company.

Covenants of the Company

The Company made certain covenants under the Merger Agreement, including, among others, the following:

•         The Company must, between the date of the Merger Agreement and the closing, with certain exceptions, (a) conduct its business in the ordinary course of business, (b) maintain in effect all of its material permits and other approvals of governmental authorities, (c) except as required by the Merger Agreement, not amend its certificate of incorporation or the Trust Agreement, (d) not issue any shares of capital stock or any other equity interests (other than in connection with equity financing), (e) not create any subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any person, or merge or consolidate with, or purchase any assets of, any person, (f) not incur any indebtedness (excluding the Company stockholder redemption described above), (g) not declare, set aside or pay any dividend or make any other distribution or payment with respect to any shares of capital stock or other securities (excluding the Company stockholder redemption described above), (h) not split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, any shares of its capital stock or other securities out of the ordinary course of business (excluding the Company stockholder redemption described above), (i) not engage in any transactions with the Company’s affiliates or its or its affiliates’ officers, directors, managers or employees outside the ordinary course of business, (j) not enter into, or permit any of the assets owned or used by it to become bound by, any contract requiring the consent of any other party to such contract in connection with the transactions contemplated under the Merger Agreement, (k) not change any of its methods of accounting or accounting practices in any material respect, (l) not undertake any other action that would be reasonably likely to materially adversely impede consummation of the transactions under the Merger Agreement, (m) not enter into any agreement, understanding or arrangement with respect to the voting of the Company’s common stock or (n) not agree or commit to take any of the actions described in this paragraph.

•         Until the termination of the Merger Agreement, (a) prior to June 15, 2017, the Company may not enter into a definitive agreement with respect to a transaction that would prohibit or materially impair its ability to consummate the Business Combination; (b) the Company will immediately give Sequel notice if it enters into a non-binding letter of intent for a transaction which, if consummated, would prohibit or materially impair its ability to consummate the Business Combination; and (c) the Company must give Sequel ten days prior notice before entering into a definitive agreement with respect to a transaction which, if consummated, would prohibit or materially impair its ability to consummate the Business Combination.

Transaction Expenses

If the Business Combination is not consummated, all fees and expenses incurred by a party in connection with the negotiation and effectuation of the terms and conditions of the Merger Agreement and the transactions contemplated thereunder will be the obligation of the respective party incurring such fees and expenses. If the Business Combination is consummated, the amount of Company Third Party Expenses and up to $10.4 million of

GPAC and Sponsor third party expenses will be deducted from the cash distribution to be paid to the Sequel equity holders.

Survival of Representations and Warranties; Indemnification

The representations and warranties of the parties contained in the Merger Agreement will survive until the 36-month anniversary of the closing, except:

•         certain of Sequel’s representations and warranties regarding organization, equity, authority, execution and delivery, enforceability, financial statements, undisclosed liabilities and indebtedness, no changes, environmental matters, intellectual property, information technology, privacy and security, tax matters, employee benefit plans and compensation, and brokers’ and finders’ fees will survive until the earlier of (a) the expiration of the applicable statute of limitations, taking into account any applicable extension and (b) the seventy-two (72) month anniversary of the closing date;

•         the Company’s representations and warranties regarding organization, standing and power, authority, interim operations of MergerSub, capitalization, equity consideration, trust account, and brokers’ and finders’ fees will survive until the earlier of (a) the expiration of the applicable statute of limitations, taking into account any applicable extension and (b) the seventy-two (72) month anniversary of the closing date; and

•         Sequel’s representations and warranties regarding certain employee and labor matters, healthcare payment program matters will not survive the closing.

All covenants and agreements contained in the Merger Agreement, the Related Agreements or in any certificate or other writing delivered pursuant thereto or in connection therewith will survive the closing and will continue to remain in full force and effect in perpetuity after the closing date, unless they terminate earlier in accordance with their express terms.

GPAC and the Sequel equity holders have agreed to customary indemnification obligations with respect to breaches of the representations and warranties described above. The Sequel common equity holders’ obligations will be subject to a deductible in the amount of $2,000,000.

At the closing of the Business Combination, (a) GPAC will purchase a representations and warranties insurance policy (the “R&W Insurance Policy”) having an aggregate policy limit that is not less than $25.0 million, a retention of $4.0 million and a premium (including loss mitigation fees) of $1,035,000 and (2) will cause 400,000 class B units limited liability company common units of Sequel (equal to $4.0 million at the defined per unit price of $10.00) which would otherwise be payable to the Sequel equity holders as Equity Consideration to be placed into a third party escrow account to satisfy any indemnification claims against the Sequel equity holders up to $2.0 million. Such class B units, when and if released to GPAC, will be worth their current price, meaning the closing price of the GPAC Common Stock at the close of trading on the business day prior such applicable point in time. Except for losses arising out of certain specified matters, only class B units of Sequel worth, in the aggregate based on the relevant current prices of such units ($2.0 million) will be available to satisfy indemnification obligations to GPAC.

Except for losses arising out of fraud, intentional misrepresentation or willful misconduct, breaches of certain fundamental representations or certain specified matters, the R&W Insurance Policy, together with any then-remaining funds in the escrow fund, will constitute the sole and exclusive source of funds available to the post-Business Combination company to seek indemnification for any indemnifiable losses under the Merger Agreement. Any class B units remaining in the escrow fund that are not necessary to satisfy any outstanding claims will be finally released to the Sequel equity holders on the eighteen-month anniversary of the closing of the Business Combination.

The holder of preferred interests in Sequel will be subject to indemnification obligations to GPAC only for its own covenants and in the maximum amount of the Preferred Cash Distribution in connection with the Merger Agreement.

Directors’ and Officers’ Insurance

Prior to the Closing, Sequel may obtain and fully pay the premium for a tail policy under its then-current directors’ and officers’ liability insurance, which such premium, if any, shall not exceed 300% of the last annual premium paid prior to the date of the Merger Agreement.

Termination and Amendment

The Merger Agreement may be terminated and the Business Combination abandoned at any time prior to the closing:

•         by mutual agreement of Sequel and GPAC prior to GPAC’s stockholder approval;

•         by GPAC or Sequel if the closing date has not occurred by May 15, 2017; provided, however, that the right to terminate the Merger Agreement will not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Business Combination to occur on or before such date and such action or failure to act constitutes a breach of the Merger Agreement. This date shall automatically be extended to June 15, 2017 if the proxy statement has been mailed to GPAC’s stockholders by May 15, 2017 but the GPAC stockholder meeting has not yet occurred;

•         by GPAC or Sequel if: (a) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Business Combination, or (b) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the closing by any governmental authority that would make consummation of the closing illegal;

•         by GPAC if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Business Combination by any governmental authority, which would: (a) prohibit GPAC’s ownership or operation of any portion of the business of Sequel or its subsidiaries or (b) compel GPAC or Sequel to dispose of or hold separate all or any portion of the business or assets of GPAC, Sequel or their respective affiliates as a result of the Business Combination;

•         by GPAC if it is not in material breach of its obligations under the Merger Agreement and there has been a breach of any representation, warranty, covenant or agreement of Sequel or its equity holders contained in the Merger Agreement such that the conditions to the obligation of GPAC to consummate the Business Combination would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Sequel and the Securityholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

•         by GPAC if at any time prior to obtaining the vote of the Sequel voting equity holders sufficient to approve the Business Combination, the Board of Managers of Sequel or Sequel is in material breach of certain covenants as to the operation of Sequel’s business before closing; or

•         by Sequel if none of Sequel or its equity holders is in material breach of their respective obligations under the Merger Agreement and there has been a breach of any representation, warranty, covenant or agreement of GPAC contained in the Merger Agreement such that the conditions to the obligation of Sequel to consummate the Business Combination would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to GPAC; provided, however, that no cure period will be required for a breach which by its nature cannot be cured.

The Merger Agreement may be amended by the parties by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought, and GPAC or the Securityholder Representative may extend the time for performance or waive the obligations of the other.

Related Agreements

Amended and Restated Limited Liability Company Agreement

Concurrently with the consummation of the Business Combination, the existing amended and restated operating agreement of Sequel will be further amended and restated in its entirety (as so amended and restated, the “Operating Agreement”). The Operating Agreement of Sequel will provide for four classes of units in Sequel: class A units, class B units, class C units and class D units.

Immediately following the consummation of the Business Combination, the number of outstanding units of each class will be as follows: 19,406,250 class A units owned by GPAC; 4,500,000 class B units owned by the Sequel common equity holders; and 2,156,250 class C units and 239,583 class D units owned by Alaris USA Inc. (“Alaris”) or one of its affiliates (the “Preferred Member”).

The class A units will be voting common units of Sequel entitled to share in the profits and losses of Sequel and to receive distributions as and if declared by the board of managers of Sequel.

The class B units will be non-voting common units of Sequel entitled to share in the profits and losses of Sequel and to receive distributions as and if declared by the board of managers of Sequel. The class B units will be exchangeable into GPAC Common Stock, initially on a one-for-one basis pursuant to the terms of the Exchange Agreement described below in this proxy statement.

The class C units will be voting units of Sequel entitled to preferred distributions as described under “— Preferred Distributions on Class C Units” below.

The class D units will be non-voting units of Sequel entitled to preferred distributions as described under “— Preferred Distributions on Class D Units” below. The class D units will convert into class C units upon certain circumstances as described under “— Voting Rights” below.

Preferred Distributions on Class C Units

The class C units will be entitled to the following preferred distributions, payable monthly in equal installments during the applicable distribution period on a pari passu basis with the class D units but in priority to distributions to all other holders of units:

(i)       in respect of the period from and after the date of closing of the Business Combination to and including June 30, 2017, an amount equal to 9.9% of the Preferred Member’s initial class C capital contribution multiplied by the number of calendar days remaining in the fiscal year ending June 30, 2017 following the date of the initial Class C capital contribution divided by 365;

(ii)      in respect of the fiscal year ending June 30, 2018, an amount equal to 9.9% of the Preferred Member’s initial class C capital contribution; and

(iii)     in respect of each fiscal year thereafter, the product of:

(a)     one (1) plus any positive percentage change (or minus any negative percentage change) in Same Program Revenues of Sequel (as defined below) for the most recently completed fiscal year, compared to the next preceding fiscal year, multiplied by

(b)     the amount of the class C distribution calculated with respect to the most recently completed fiscal year;

provided, that any such positive or negative percentage change in Same Program Revenues of Sequel will be limited to a positive or negative (as applicable) five percent (5%) change per fiscal year.

“Same Program Revenues of Sequel” means, for any given fiscal year, all net revenues of all members of the Sequel Group attributable to the Sequel business, on a consolidated basis determined in accordance with GAAP, provided that: (i) in the event any new program, service contract, business line or facility is commenced or opened by any member of the Sequel Group, the revenues attributable to such New Program will not be included in Same Program Revenues of Sequel until the first fiscal year that begins after the completion of eighteen (18) calendar months after the date on which such new program, service contract, business line or facility recognizes its first dollar of revenue, except as otherwise provided in clause (iii) below; (ii) in the event any program, service contract, business line or facility is acquired from a third party by any member of the Sequel Group, whether by way of share purchase, asset purchase, amalgamation, merger, arrangement, reorganization or other business combination, the revenues attributable to such acquired program will not be included in Same Program Revenues of Sequel until the first fiscal year that begins after the completion of twelve (12) calendar months following the effective date of the acquisition of such acquired program, except as otherwise provided in clause (iii) below; and (iii) in the event any program, service contract, business line or facility of the Sequel business is terminated or closed, then the net revenues of the Sequel business attributable to each such termination or closing will be removed from the calculation of Same Program Revenues of Sequel for both the fiscal years in which the terminated program is terminated as well as the immediately preceding fiscal year.

Notwithstanding anything to the contrary, if at any time Sequel repurchases some, but not all, of the outstanding class C units, the class C distribution will immediately be reduced to an amount equal to the product of (A) the number of class C units outstanding following such repurchase, and (B) the quotient of (X) the class C distribution immediately prior to such repurchase, and (Y) the number of class C units outstanding immediately prior to such repurchase.

In the event any monthly installment of the class C distribution is not paid to the holder of the class C units within thirty (30) days of the date due (but such installment is paid prior to the one-year anniversary of the date due), the amount of each such delinquent installment of the class C distribution, as may be adjusted, will be automatically increased by an amount equal to 1/12th of 2% of the Preferred Member’s initial class C capital contribution in respect of all class C units outstanding as of such date due, until paid. In the event any monthly installment of the class C distribution remains unpaid for more than one year following the date due (but such installment is paid prior to the two-year anniversary of the date due), the amount of each such delinquent class C distribution, as may be adjusted, will be automatically increased by an amount equal to 1/12th of 4% of the Preferred Member’s initial class C capital contribution in respect of all class C units outstanding as of such date due, until paid. In the event any monthly installment of the class C distribution remains unpaid for more than two years following the date due, the amount of each such delinquent class C distribution, as may be adjusted, will be automatically increased by an amount equal to 1/12th of 5% of the Preferred Member’s initial class C capital contribution in respect of all class C units outstanding as of such date due, until paid.

Effective as of the 42-month anniversary of the closing of the Business Combination, and again effective as of the one-year anniversary of such 42-month anniversary, and again effective as of each successive such one-year anniversary occurring thereafter, and in addition to any other adjustments to the class C distribution provided for in the Operating Agreement, the annualized class C distribution will be automatically recalculated and adjusted to an amount equal to the product of (A plus B) multiplied by C, where:

A =      100 basis points

B =      the annualized class C distribution amount as of immediately prior thereto divided by the Preferred Member’s initial class C capital contribution in respect of all class C units then outstanding

C =      the Preferred Member’s initial class C capital contribution in respect of all class C units then outstanding

Notwithstanding anything to the contrary, at no time will the class C distribution be less than zero.

Preferred Distributions on Class D Units

The class D units will be entitled to the following preferred distributions, payable monthly in equal installments during the applicable distribution period on a pari passu basis with the class C units but in priority to distributions to all other holders of units:

(i)       in respect of the period from and after the date of closing of the Business Combination to and including June 30, 2017, an amount equal to 9.9% of the Preferred Member’s initial class D capital contribution multiplied by the number of calendar days remaining in the fiscal year ending June 30, 2017 following the date of the initial class D capital contribution divided by 365;

(ii)      in respect of the fiscal year ending June 30, 2018, an amount equal to 9.9% of the Preferred Member’s initial class D capital contribution; and

(iii)     in respect of each fiscal year thereafter, the product of:

(a)      one (1) plus any positive percentage change (or minus any negative percentage change) in Same

Program Revenues of Sequel for the most recently completed fiscal year, compared to the next preceding fiscal year, multiplied by

(b)     the amount of the class D distribution calculated with respect to the most recently completed fiscal year;

provided, that any such positive or negative percentage change in Same Program Revenues of Sequel will be limited to a positive or negative (as applicable) five percent (5%) change per fiscal year.

Notwithstanding anything to the contrary, if at any time Sequel repurchases some, but not all, of the outstanding class D units, the class D distribution will immediately be reduced to an amount equal to the product of (A) the number of class D units outstanding following such repurchase, and (B) the quotient of (X) the class D distribution immediately prior to such repurchase, and (Y) the number of class D units outstanding immediately prior to such repurchase.

In the event any monthly installment of the class D distribution is not paid to the holder of the class D units within thirty (30) days of the date due (but such installment is paid prior to the one-year anniversary of the date due), the amount of each such delinquent installment of the class D distribution, as may be adjusted, will be automatically increased by an amount equal to 1/12th of 2% of the Preferred Member’s initial class D capital contribution in respect of all class D units outstanding as of such date due, until paid. In the event any monthly installment of the class D distribution remains unpaid for more than one year following the date due (but such installment is paid prior to the two-year anniversary of the date due), the amount of each such delinquent class D distribution, as may be adjusted, will be automatically increased by an amount equal to 1/12th of 4% of the Preferred Member’s initial class D capital contribution in respect of all class D units outstanding as of such date due, until paid. In the event any monthly installment of the class D distribution remains unpaid for more than two years following the date due, the amount of each such delinquent class D distribution, as may be adjusted, will be automatically increased by an amount equal to 1/12th of 5% of the Preferred Member’s initial class D capital contribution in respect of all class D units outstanding as of such date due, until paid.

Effective as of the 42-month anniversary of the closing of the Business Combination, and again effective as of the one-year anniversary of the 42-month anniversary, and again effective as of each successive such one-year anniversary occurring thereafter, and in addition to any other adjustments to the class D distribution provided for in the Operating Agreement, the annualized class D distribution will be automatically recalculated and adjusted to an amount equal to the product of (A plus B) multiplied by C, where:

A =      100 basis points

B =      the annualized class D distribution amount as of immediately prior thereto divided by the Preferred Member’s initial class D capital contribution in respect of all class D units then outstanding

C =      the Preferred Member’s initial class D capital contribution in respect of all class D units then outstanding

Notwithstanding anything to the contrary, at no time will the class D distributions be less than zero.

Other Distributions

So long as all preferred distributions on the class C and class D units have been paid in full and no event of default is continuing, Sequel will make tax distributions to the holders of class A and class B units as necessary to enable these holders to pay their estimated income tax liabilities and may make any additional distributions to the holders of these units on a pro rata basis as the board of managers may determine.

Distributions Upon a Liquidation Event of any Person

Upon a bankruptcy, insolvency, liquidation or winding up of any person, all net proceeds thereof will be distributed as follows:

(i)       first, to the Preferred Member until all class C distributions and class D distributions that are due and payable are fully paid;

(ii)      second, one hundred percent (100%) to the Preferred Member until the Preferred Member has received, in the aggregate, an amount which is equal to the Preferred Member’s initial class C capital contribution and initial class D capital contribution; and

(iii)     third, one hundred percent (100%) to the holders of class A and class B units, pro rata.

Notwithstanding the foregoing, in a winding up of Sequel, all net proceeds (after the payment of creditors) will distributed to the holders of units based on their respective capital account balances after all amounts have been credited to their respective capital accounts.

Voting Rights

The class B and class D units will have not voting rights except as otherwise required by applicable law and except, with respect to the class D units, for the consent rights of the Preferred Member described below.

The holders of class A units and class C units will vote together as a single class on all matters that require a vote of members under the Operating Agreement or applicable law, other than matters expressly subject to a vote solely by the holders of class C units under the Operating Agreement.

Meetings of holders of units may be called at any time by the act of holders of a majority of the issued and outstanding class A units or by the board of managers of Sequel. At any meeting duly convened, the vote of a majority of the issued and outstanding class A units and class C units, voting together as a single class, will be required for the approval of any matter submitted to a vote, subject to the additional consent rights of the Preferred Member described below.

If, at any time that the Preferred Member holds class D units, any event occurs that would cause the voting power of the class C units then held by the Preferred Member to hold less than 10.0% of the combined voting power of all voting units in Sequel or such other minimum or maximum percentage as may be required by the Income Tax Act (Canada), as amended from time to time, to maintain the tax integrity of the Preferred Member’s investment in class C units and class D units (such percentage, the “Voting Threshold”), then upon the effectiveness of each such event (i) a number of class D units then held by the Preferred Member will be automatically converted to class C units on a unit-for-unit basis to the minimum extent necessary to provide that, upon such conversion, the voting power of the aggregate class C units then held by the Preferred Member will equal or exceed the Voting Threshold, and (ii) the board of managers will amend the books and records of Sequel to reflect such conversion without further act, vote or consent of any other person.

Consent Rights

The consent of the Preferred Member will be required for the admission of any new member in Sequel except for permitted transferees of existing members in Sequel under certain circumstances.

In addition, for so long as the class C and class D units are outstanding and owned by the Preferred Member, the prior approval or waiver of the Preferred Member will be required for the following transactions or proposals by the Sequel board of managers, GPAC, Sequel, or any of their subsidiaries and controlled entities (the “Sequel Group”) (a “Nondefault Preferred Consent Matter”):

(i)       effecting any increase in the amount of indebtedness for borrowed money available under any agreement or other arrangement of Sequel, GPAC, or any other member of the Sequel Group if the ratio of indebtedness for borrowed money to EBITDA of the Sequel Group would exceed 4.75x, or (B) making any modification to any indebtedness which would have a material adverse effect on the rights and privileges of the Preferred Member including, without limitation, increasing any interest rate applicable to any indebtedness or entering into any new agreement or other arrangement extending the term of any indebtedness (contingent or otherwise) to Sequel, GPAC or any other member of the Sequel Group (but excluding for purposes of this clause (B) an increase in the interest rate with respect to indebtedness owing under Sequel’ senior credit facility in place in existence on the date of consummation of the Business Combination and any refinancing thereof);

(ii)      amending, altering or repealing any provision of the certificate of formation of Sequel or the Operating Agreement, or the certificate of incorporation or bylaws of GPAC, in any manner which materially adversely affects the rights or privileges of the Class C units or the Class D units, including, but not limited to, modifying any of the rights, privileges, restrictions or conditions attaching to any class of units, or any increase or decrease in the voting power of any units;

(iii)     creating, authorizing or issuing (A) any interests, units or other equity security of any kind in Sequel or GPAC or (B) any other securities convertible into interests, units or any other equity securities of any kind in Sequel or GPAC, in each case which are senior to or in pari passu in any respect with the Class C units or Class D units;

(iv)     redeeming, repurchasing or making distributions with respect to any interest or unit which is junior to the Class C units or Class D units in any manner which is not in strict compliance with the provisions of the Operating Agreement, except for certain permitted tax distributions;

(v)      effecting or permitting the occurrence of any event that cause or would result (whether directly or indirectly and whether immediately or prospectively) in any breach, violation or contravention of the protective tax provisions of the Operating Agreement;

(vi)     creating or acquiring any subsidiary or entering into any joint venture with another party without first reasonably engaging the Preferred Member in discussion so as to reasonably satisfy the Preferred Member that the creation of such subsidiary or joint venture will not impact the Preferred Member’s tax structure; or

(vii)    conducting business outside the United States, except within certain limits described in the Operating Agreement.

For so long as any distribution on the class C and class D units is not paid within 12 months of the due date, the prior approval or waiver of the Preferred Member will be required for the following transactions or proposals by the Sequel board of managers or any member of the Sequel Group (a “Delinquent Payment Preferred Consent Matter”):

(i)       a Change of Control of GPAC or Change of Control of Sequel (each, as defined below) unless all of the Class C units and Class D units are purchased in connection with any such change of control and all amounts payable to the holders thereof as described under “— Optional Redemption of Class C and Class D Units” below are paid in full; or

(ii)      any acquisition or agreement to acquire by merging or consolidating with, or by purchasing any portion of the assets of, or by any other manner, any business or any person.

For so long as an event of default under the Operating Agreement has occurred and is continuing or at any time after the 42-month anniversary of the closing of the Business Combination, irrespective of whether or not an event of default has occurred and is ongoing, the prior approval or waiver of the Preferred Member will be required for the following transactions or proposals by the Sequel board of managers or member of the Sequel Group:

(i)       any acquisition or agreement to acquire by merging or consolidating with, or by purchasing any portion of the assets (other than in the ordinary course of the Sequel business consistent with past practice) of, or by any other manner, any portion of the business or any securities of any person;

(ii)      any Change of Control of GPAC or Change of Control of Sequel unless all of the Class C units and Class D units are repurchased as a condition precedent to the consummation of any such change of control and all amounts payable to the holders thereof (as determined under “— Optional Redemption of Class C and Class D Units” below, assuming that such required repurchase was an optional redemption as described under “— Optional Redemption of Class C and Class D Units” below) are paid in full;

(iii)     (A) effecting any increase in the amount of indebtedness available (contingent or otherwise) under any agreement or other arrangement of any member of the Sequel Group, whether or not in effect as of the occurrence of the applicable event of default, (B) making any other modification to any indebtedness, whether or not in effect as of the occurrence of the applicable event of default, which would have a material adverse effect on any of the rights, preferences or privileges of the Preferred Member including, without limitation, entering into any new agreement or other arrangement extending the term of any indebtedness (contingent or otherwise) to any member of the Sequel Group, or (C) being granted any waiver to any financial or other covenant governing any agreement or other arrangement extending indebtedness (contingent or otherwise) to any member of the Sequel Group, whether or not in effect as of the occurrence of the applicable event of default;

(iv)     any encumbrance on any of the assets of any member of the Sequel Group or any ownership interests in any such person, other than in respect of securing bona fide indebtedness of Sequel to its senior secured lenders (if any) that exists on the date of the occurrence of the applicable event of default (including any refinancing of indebtedness of Sequel under its senior secured credit facility (if any) in existence as of the occurrence of the applicable event of default); or

(v)      making any loans or advances to, or providing any guarantee of indebtedness of, any other person, other than any member of the Sequel Group, excluding guarantees in respect of obligations of Sequel to its senior secured lenders.

No Preemptive Rights

No holder of units will have any preemptive rights.

Board of Managers

The business, property and affairs of Sequel will be managed by a board of managers consisting of one or more managers designated by the holders of units in accordance with the Operating Agreement. The board of managers will initially consist of only one manager which will be GPAC. Thereafter, managers may be added or removed by the holders of class A units and class C units voting together as a single class.

Restrictions on Transfers of Units

The Operating Agreement will contain restrictions on transfers of units and will require the prior consent of the board of managers for such transfers, except, in each case, for certain transfers to permitted affiliates under certain conditions and exchanges of class B units for GPAC Common Stock pursuant to the Exchange Agreement described below.

Optional Redemption of Class C and Class D Units

At any time, the holder of class A units may repurchase (or may cause Sequel to repurchase) all or less than all of the class C and class D units (but no less than 20% of the aggregate then outstanding class C and class D units) upon at least 60 days’ advance written notice to the Preferred Member so long as any such repurchase would not affect the Preferred member’s tax planning. The purchase price for such class C and class D units in such repurchase will be as follows (the “Redemption Price”):

(a)      an amount equal to the Preferred Member’s initial class C capital contribution in respect of each class C unit being purchased plus the Preferred Member’s initial class D capital contribution in respect of each class D unit being purchased; provided, that:

(i)       in the case of any repurchase consummated on or after 42-month anniversary of the closing of the Business Combination (but prior to the one-year anniversary of such 42-month anniversary), such amount shall be 103% of the Preferred Member’s initial class C capital contribution in respect of each class C unit being purchased and 103% of the Preferred Member’s initial class D capital contribution in respect of each class D unit being purchased; and

(ii)      in the case of any repurchase consummated on or after the one-year anniversary of the 42-month anniversary of the closing of the Business Combination, such amount payable for any class C unit or class D unit shall increase as of such one-year anniversary and again on each subsequent one-year anniversary to 103% of the respective amount payable in respect of a repurchase occurring in the one-year period ending on the immediately preceding one-year anniversary; plus

(b)     all installments of class C distributions and class D distributions that are due and payable through the date of consummation of the repurchase.

Mandatory Redemption Upon a Change of Control and Conversion Rights

Upon any Change of Control of Sequel or upon any Approved Change of Control of GPAC (as defined below), and unless waived by the Preferred Member, Sequel will be required to repurchase, contemporaneously with consummation of any such change of control, all outstanding class C units and class D units at the Redemption Price described under “— Optional Redemption of Class C and Class D Units” above, determined as of the date of completion of such change of control assuming (for purposes of determining the repurchase price price) that such required repurchase was an optional redemption.

All outstanding class C units and class D units will be automatically exchanged by GPAC for newly-issued shares of GPAC preferred stock upon the expiration of a successful tender offer in which a majority of the outstanding shares of GPAC Common Stock are to be acquired, resulting in an Unapproved Change of Control of GPAC (as defined below). Immediately after the issuance thereof, all such shares of preferred stock will be automatically converted to GPAC Common Stock in accordance with GPAC’s certificate of incorporation or any certificate of designations of the preferred stock then in effect, and GPAC and any acquiring party will for all purposes treat the Preferred Member the same as all other holders of GPAC Common Stock in such tender offer.

To the extent not prohibited by applicable law, the Preferred Member may, in such tender offer, conditionally tender the GPAC Common Stock issuable to the Preferred Member upon conversion of the preferred stock, and GPAC and any acquiring party will be required to permit such conditional tender by the Preferred Member. The number of shares of GPAC preferred stock issuable in exchange for the class C units and class D units will be equal to the aggregate Redemption Price described under “— Optional Redemption of Class C and Class D Units” above, determined as of the date of commencement of such tender offer (assuming, for purposes of determining the Redemption Price, that such tender offer was an optional redemption), divided by the price per share of common stock paid in such tender offer.

As soon as practicable and in any event within ten days after the occurrence of any Unapproved Change of Control of GPAC (other than pursuant to a tender offer as described above), GPAC will deliver written notice thereof (a “Change of Control Notice”) to the Preferred Member setting forth the terms of such Unapproved Change of Control of GPAC in reasonable detail. At any time after its receipt of a Change of Control Notice, the Preferred Member may at its option deliver to GPAC written notice (“Exchange Notice”) of its election to exchange all of its class C units and class D units for newly-issued shares of GPAC preferred stock. GPAC will be required to promptly, but in any event within three business days after receipt of such Exchange Notice, issue to the Preferred Member the number of shares of preferred stock equal to the aggregate Redemption Price payable for all such class C units and class D units, determined as of the date of such Exchange Notice (assuming, for purposes of determining the Redemption Price, that such election to exchange was an optional repurchase as set forth under “— Optional Redemption of Class C and Class D Units” above), divided by the average high and low intraday sale prices of the GPAC Common Stock for the 30 trading days ending on the 10th trading day prior to the date of the Exchange Notice.

In the Operating Agreement, a “Change of Control of GPAC” means either of the following:

(i)      such time as any person or “group” of persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of (a) a majority of the outstanding voting stock of GPAC or (b) all or substantially all of the assets of GPAC or its subsidiaries; or

(ii)      any change or changes to the membership of the board of directors or managers or other governing body of GPAC resulting in at least a majority of the members of such board or other governing body consisting of persons who are neither (a) members of such board or other governing body as of the date of the closing of the Business Combination nor (b) persons duly elected or appointed or nominated to such board or other governing body by the members of such board or other governing body.

In the Operating Agreement, a “Change of Control of Sequel” means either of the following:

(i)       any acquisition of Sequel by means of merger, securities purchase or other form of reorganization in which Sequel’s outstanding equity securities are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring person or any one or more of its subsidiaries or affiliates, unless

Sequel’s security holders immediately prior to such merger, securities purchase or reorganization hold more than 50% of the voting power of the surviving or acquiring person immediately after such merger, securities purchase or reorganization (by virtue of securities issued as consideration for such transaction) in the same relative proportions; or

(ii)      the sale of all or substantially all of the assets of Sequel or its subsidiaries.

In the Operating Agreement, “Approved Change of Control of GPAC” means a Change of Control of GPAC as set forth in subsection (i) of such definition above that has been approved by the board of directors or managers or other governing body of GPAC.

In the Operating Agreement, “Unapproved Change of Control of GPAC” means a Change of Control of GPAC described in (i) clause (i) of the definition of “Change of Control of GPAC” above that has not been approved by the board of directors or managers or other governing body of GPAC, or (ii) clause (ii) of such definition.

The terms of the preferred stock issuable upon conversion of the class C units and class D units are more specifically described under “Description of Securities — Authorized and Outstanding Stock — Series A Preferred Stock.”  The preferred stock will be convertible into up to 12,500,000 shares of GPAC Common Stock, subject to adjustment for splits or similar events.  The preferred dividend amount and redemption price of any shares of preferred stock that could not be converted into shares of GPAC Common Stock due to this cap will increase as described under “Description of Securities — Authorized and Outstanding Stock — Series A Preferred Stock.”

Distributions on Class A Units and Class B Units Upon a Change of Control

After a Change of Control of Sequel, once the Preferred Member has been redeemed in full as described above, any remaining cash less any amounts reserved in the discretion of the board of managers will be distributed to the holders of class A and class B units, pro rata, at such times as the board of managers may determine.

For more information on the Operating Agreement, please see the form of the Operating Agreement which is attached as Annex D hereto.

Exchange Agreement

Concurrently with the consummation of the Business Combination, we will enter into an exchange agreement with Sequel and John F. Ripley as representative and the holders of Class B limited liability company common units of Sequel (the “Exchange Agreement”), which will provide for the exchange of the Class B limited liability company common units of Sequel issued as Equity Consideration into shares of common stock of the post-Business Combination company, initially on a one-for-one basis, subject to certain adjustments.

Holders of Class B limited liability company common units of Sequel will be able elect to exchange all or portion of their Class B limited liability company common units of Sequel by delivering a notice to Sequel at least 15 days prior to the beginning of the following calendar month. Class B limited liability company common units of Sequel may not be exchanged until the date that is six months after the consummation of the Business Combination. The exchange will occur automatically upon the termination of employment for any reason of any holder of Class B limited liability company common units of Sequel and immediately prior to the occurrence of a change of control or sale of substantially all assets of the post Business Combination company or Sequel.

Adjustments to the exchange ratio will occur in case of split, reclassification, recapitalization, subdivision or otherwise of the Class B limited liability company common units or the shares of common stock of the post-Business Combination company or transaction in which the common stock of the post-Business Combination company is exchanged or converted into other securities or property. The exchange ratio will also adjust when the post-Business Combination company acquires Class B limited liability company common units other than through an exchange for its shares.

The Exchange Agreement also provides that the post-Business Combination company will not pay a dividend or otherwise make a distribution of cash or other property with respect to its shares if such cash or other property was not previously received by the post-Business Combination company as a distribution from Sequel or its subsidiaries.

The right of a holder of Class B limited liability company common units to exchange may be limited by the post-Business Combination company if it reasonably determines in good faith that such restrictions are required by applicable law (including securities laws), such exchange would not be permitted under other agreements of such holder with the post-Business Combination company or its subsidiaries, including the Amended and Restated Limited Liability Company Agreement or if such exchange would cause Sequel to be treated as a “publicly traded partnership” under applicable tax laws.

The post-Business Combination company and each holder of Class B limited liability company common units shall bear its own expense regarding the exchange except that the post-Business Combination company shall be responsible for transfer taxes, stamp taxes and similar duties.

For more information on the Exchange Agreement, please see the form of the Exchange Agreement which is attached as Annex E hereto.

Tax Receivable Agreement

Concurrently with the consummation of the Business Combination and as a condition precedent for the closing, we will enter into the Tax Receivable Agreement with the Ripley Trust and the other holders of Class B limited liability company common units of Sequel, among others. Pursuant to the Tax Receivable Agreement, in the case of holders of Class B limited liability company common units of Sequel, other than the Ripley Trust, we will be required to pay to them 80% of the amount of savings, if any, in U.S. federal, state and local income tax that the Company actually realizes (or is deemed to realize in the case of an early termination payment by the Company, or a change in control) as a result of the increases in tax basis and certain other tax benefits related to the exchange of the Class B limited liability company common units of Sequel for the Company’s common stock. We would retain the remaining 20% of cash savings, if any, realized. In the case of any tax savings attributable to the exchange of interests in Sequel owned by the Ripley Trust, GPAC will retain the first $5.0 million of tax savings, and, to the extent such tax savings exceed the first $5.0 million that is retained by GPAC, GPAC will pay 80% of such tax savings to the Ripley Trust and will retain the other 20%. All payments of tax savings to holders of Class B limited liability company common units of Sequel, including the Ripley Trust, will be our obligation, and not that of Sequel.

In general, a cash tax savings results in a year when the tax liability of GPAC for the year, computed without regard to the deductions attributable to the amortization of the basis step-up in Sequel’s assets and other deductions that arise in connection with the exchange of the Class B limited liability company common units of Sequel for the Company’s common stock, would be more than the tax liability for the year, taking into account such deductions.

Estimating the amount of payments that we may be required to make under the Tax Receivable Agreement is imprecise by its nature, because the actual increase in our share of Sequel’s tax basis, as well as the amount and timing of any payments under the Tax Receivable Agreement, will vary depending upon a number of factors, including:

•         the timing of exchanges of Class B limited liability company common units of Sequel for shares of our common stock, because the increase in our share of the basis in the assets of Sequel, as well as the increase in any tax deductions, will be related to the price of our common stock at the time of these exchanges;

•         the tax rates in effect at the time we utilize the increased amortization and depreciation deductions; and

•         the amount and timing of our income, because the payment is based on the cash tax savings generated, in part, by the amortization of the basis step-up and if we do not have taxable income for a year, without taking into account the amortization generated by the exchanges, we generally will not be required to make payments under the Tax Receivable Agreement for that taxable year.

We expect that, as a result of the size of the increases in our share of the tax basis of the tangible and intangible assets of Sequel attributable to our interest therein, and assuming that there are no material changes in the relevant tax law, and that we earn sufficient taxable income to realize the full tax benefit of the increased depreciation and amortization of our assets, the payments that we make under the Tax Receivable Agreement will likely be substantial and could have a material adverse effect on our financial condition. Were the IRS to either successfully challenge the tax basis increases described above or conduct an audit of us that results in a lower tax savings to us, we would not be reimbursed for any payments previously made under the Tax Receivable Agreement, but such payments would effectively offset any future tax savings payments that must be made under the Tax Receivable Agreement. As a result, in certain circumstances, we could make payments under the Tax Receivable Agreement in excess of our actual cash savings in income tax. The accelerated timing of payments and the increase in our tax liability without reimbursement could affect the cash available to us and could impact our ability to pay dividends.

In addition, the Tax Receivable Agreement provides that, upon certain mergers, asset sales, other forms of business combinations, liquidations, other changes of control or early terminations of the Tax Receivable Agreement we (or our successors’) would be obligated to make a payment to the holders of Class B limited liability company common units of Sequel in order to terminate the Tax Receivable Agreement. That payment would be based on certain assumptions, including that we would have sufficient taxable income to fully utilize the deductions arising from the increased tax deductions and tax basis and other benefits related to entering into the Tax Receivable Agreement, that all of the remaining Class B units would be deemed exchanged at that time and that the discount rate to for the net present value calculation of the tax benefits would be LIBOR plus 100 basis points. We would also be obligated to make such a payment if we are more than thirty days late in making a payment of the annual tax savings that is due under the Tax Receivable Agreement.

For more information on the Tax Receivable Agreement, please see the form of the Tax Receivable Agreement which is attached as Annex F hereto.

Sequel Registration Rights Agreement

Concurrently with the consummation of the Business Combination, we will enter into a registration rights agreement (the “Sequel Registration Rights Agreement”) with the holders of the newly issued Class B limited liability company common units of Sequel issued as Equity Consideration and the Sequel Warrants in the Business Combination (the “Registration Rights Holders”) pursuant to which such Registration Rights Holders will be given certain demand and piggyback registration rights with respect to their Registrable Securities (defined below).

“Registrable Securities” means the shares of GPAC common stock issuable upon exchange of the Class B limited liability company common units of Sequel issued as Equity Consideration, the Sequel Warrants, the shares of GPAC common stock issuable upon exercise of such warrants and any other securities issued or issuable with respect to such securities because of stock splits, stock dividends, reclassifications, recapitalizations, mergers, consolidations, or similar events. As to any particular Registrable Securities, once issued, such securities will cease to be Registrable Securities when (i) they are sold pursuant to an effective registration statement under the Securities Act, (ii) they are sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act) and the transferee thereof does not receive “restricted securities” as defined in Rule 144, (iii) they cease to be outstanding, (iv) they have been sold in a private transaction in which the transferor’s rights hereunder are not assigned to the transferee of the securities in accordance with the terms herein or (v) with respect to any Registration Rights Holder, they first become eligible for resale pursuant to Rule 144 (or any similar rule then in effect under the Securities Act) without regard to volume or manner of sale limitations or current public information requirement set forth therein or are otherwise saleable under an effective registration statement.

Demand Registration Rights

Under the Sequel Registration Rights Agreement, the Registration Rights Holders will have the right to demand that we register their Registrable Securities for resale so long as the sale of such Registrable Securities is expected to result in aggregate gross proceeds in excess of $15.0 million and subject to the other conditions set forth in the Sequel Registration Rights Agreement.

However, the Registration Rights Holders may not exercise their demand registration right more than once in any 12 month period. In addition, we will not be obligated to effect a demand registration within 180 days of the effective date of another registration statement already filed by us (other than on Form S-4 or Form S-8) or if a shelf registration statement or other registration statement is effective which includes the Registrable Securities.

We may also postpone the filing of the registration statement for a reasonable period of time not in excess of 120 days if our board of directors determines in its good faith judgment that such registration and offering would reasonably be expected to materially adversely affect any bona fide material financing or any material transaction under consideration by us or would require disclosure of information that has not been disclosed to the public and is not otherwise required to be disclosed at that time that would reasonably be expected to materially adversely affect us.

If a demand registration involves an underwritten offering and the managing underwriter advises us that in its opinion the total number or dollar amount of Registrable Securities and, if permitted, other securities requested to be included in such underwritten offering exceeds the number of Registrable Securities and other securities, if any, which can be sold without adversely affecting us or the marketability of the underwritten offering (an “Adverse Effect”), we may exclude such number of Registrable Securities as necessary or desirable to negate such Adverse

Effect, in which case we will include in such registration: (i) first, the Registrable Securities of the Registration Rights Holders, (ii) second, all other securities proposed to be included in such underwritten offering by other holders of registration rights, pro rata, and (iii) third, all securities requested to be registered by the Company.

S-3 Registration Rights

If we are eligible to file a registration statement on Form S-3, the Registration Rights Holders can request that we register their Registrable Securities for resale on a shelf registration statement so long as the sale of such Registrable Securities is expected to result in aggregate gross proceeds of at least $15.0 million. The Registration Rights Holders cannot make more than one demand for a shelf registration in any 12-month period.

Piggyback Registration Rights

The Registration Rights Holders may also request that we register their Registrable Securities in the event that we file a registration statement with respect to any offering of securities (other than a registration statement filed on Form S-4, Form S-8 or any successor forms thereto or filed solely in connection with an exchange offer, an offering of securities solely to our existing stockholders, an offering of debt securities convertible into equity securities or any employee stock options, benefit or dividend reinvestment plan ), including a registration pursuant to the exercise of registration rights of other persons, subject to the conditions set forth in the Sequel Registration Rights Agreement.

Notwithstanding, if the registration is for an underwritten offering and the managing underwriter of such underwritten offering has informed us that in its view the total number or dollar amount of securities that are intended to be included in such offering is such as to have an Adverse Effect, then we may exclude such securities as necessary or desirable to negate such Adverse Effect, in which case the securities that in the opinion of such managing underwriter or underwriters can be sold without adversely affecting such offering will be included in the following order: (i) first, (A) the securities for the account of the post-Business Combination company if the registration is with respect to an offering for our own account or (B) the securities for the account of a third party if such third party initiated the registration; (ii) second, the securities for the account of any person with piggyback registration rights pursuant to prior agreements with GPAC, the registrable securities of the Preferred Member in Sequel and the Registrable Securities requested by the Registration Rights Holders; (iii) third, the securities for the account of the post-Business Combination company if we did not initiate the registration; and (iv) fourth, the securities for the account of any other persons.

Other Provisions

We will pay all expenses of the registrations (including the reasonable fees and disbursements of one counsel for the Registration Rights Holders), except for the underwriters’ fees relating to the distribution of the Registrable Securities and certain other expenses.

In certain underwritten offerings, the Registration Rights Holders will agree to a lock-up in connection with any registration, commencing 30 days prior to, and ending 90 days after, the effective date of any registration.

We have agreed to indemnify the Registration Rights Holders against all losses, claims, expenses and damages arising from any untrue statement of a material fact or omission of a material fact except where such loss, claim or damage arises from or is based upon an untrue statement from the Registration Rights Holders.

For more information on the Registration Rights Agreement, please see the form of the Registration Rights Agreement, which is attached as Annex G hereto.

Founder Share Letter Agreement

Concurrently with the execution of the Merger Agreement and subject to automatic termination upon termination of the Merger Agreement, our Sponsor entered into a founder share letter agreement (the “Founder Share Letter Agreement”), which provides, among other things, that 2,328,750 of the Founder Shares owned by our Sponsor (or 60% of the 3,881,250 Founder Shares owned by it) will be subject to a new lock-up until the six-month anniversary of the closing of the Business Combination.

The Founder Share Letter Agreement also provides that 1,552,500 of the Founder Shares owned by our Sponsor (or 40% of the 3,881,250 Founder Shares owned by it) will become subject to forfeiture on the eighth anniversary of the effectiveness of the Business Combination unless such shares have vested. These shares will vest and no longer be subject to forfeiture as follows:

•         776,250 of the shares will vest and no longer be subject to forfeiture upon the first day that the last sale price of the GPAC Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a thirty (30) day trading period immediately preceding such day;

•         776,250 of the shares will vest and no longer be subject to forfeiture upon the first day that the last sale price of the GPAC Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a thirty (30) day trading period immediately preceding such day; and

•         all of the shares will vest and no longer be subject to forfeiture upon a sale of substantially all assets or a change of control of GPAC or the post-Business Combination company.

Finally, the Founder Share Letter Agreement provides that our Sponsor will forfeit 7,532,000 of its Sponsor Warrants to purchase 3,766,000 shares of GPAC Common Stock as of the effective time of the Business Combination.

For more information on the Founder Share Letter Agreement, please see the form of the Founder Share Letter Agreement, which is attached as Annex H hereto.

Board Agreement

Contemporaneously with the execution of the Merger Agreement and subject to automatic termination upon termination of the Merger Agreement, GPAC entered into an agreement with John F. Ripley pursuant to which GPAC agreed to nominate Mr. Ripley as the chairman of the board of directors of the post-Business Combination company. It also agreed that so long as he is a director of the post-Business Combination company, Mr. Ripley will receive an annual payment of $100,000. For more information on the Board Agreement, please see the form of the Board Agreement, which is attached as Annex I hereto.

Ripley Non-Compete Agreement

Contemporaneously with the execution of the Merger Agreement and subject to automatic termination upon termination of the Merger Agreement, GPAC and Sequel entered into an agreement with John F. Ripley pursuant to which Mr. Ripley agreed not to compete with, interfere with or solicit employees, agents or officers of the post-Business Combination company for ten years. In consideration thereof, Mr. Ripley will be entitled to receive $1,900,000 per year, payable monthly in arrears during the ten year period. In the event of a failure to pay which remains uncured for 90 days (unless and to the extent such cure period is extended due to the post-Business Combination company not being solvent under its senior lending facility), the restrictive covenants binding Mr. Ripley will terminate. If we make payments for ten years following the completion of the Business Combination under the Ripley Non-Compete Agreement, Mr. Ripley will also assign his undivided one-half interest in the option to purchase real property owned by Mingus Mountain Estate Residential Center to Sequel at a purchase price of $1.00. For more information on the Ripley Non-Compete Agreement, please see the form of the Ripley Non-Compete Agreement, which is attached as Annex J hereto.

Sequel Warrants

For a description of the Sequel Warrants to be issued to the Sequel common equity holders, see “Description of Securities — Warrants — Sequel Warrants.”

Equity Purchase Agreement

Immediately prior to the execution of the Merger Agreement, Sequel will enter into an agreement with GPAC as a part of a reorganizing transaction. Pursuant to the Equity Purchase Agreement, Sequel will sell to GPAC all of the equity interests of Sequel Camelot Holdings, LLC, a subsidiary of Sequel, for $45.0 million. For more information on the Equity Purchase Agreement, please see the form of the Equity Purchase Agreement, which is attached as Annex K hereto.

Contribution Agreement

Immediately prior to the execution of the Merger Agreement but after the effectiveness of the Equity Purchase Agreement, Sequel will enter into an agreement with Sequel CS, Inc. (at such time, an indirectly wholly owned subsidiary of GPAC) as a part of a reorganizing transaction for financial and tax planning purposes. Pursuant to the Contribution Agreement, Sequel CS, Inc. will contribute to Sequel all of the equity interests of each of its operating companies in exchange for the issuance of 4,500,000 newly created and issued limited liability company units of Sequel. For more information on the Contribution Agreement, please see the form of the Contribution Agreement, which is attached as Annex L hereto.

Support Agreement

Contemporaneously with the execution of the Merger Agreement, GPAC entered into an agreement with the Sponsor pursuant to which the Sponsor agrees, among other things, to adopt a resolution approving the Merger Agreement and to vote any shares of GPAC Common Stock then owned or thereafter acquired by the Sponsor in favor of the Business Combination. For more information on the Support Agreement, please see the form of the Support Agreement, which is attached as Annex M hereto.

Background of the Business Combination

GPAC is a blank check company formed on May 19, 2015 for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

On August 4, 2015, we closed our initial public offering and issued 15,525,000 units at a price of $10.00 per unit for gross proceeds of $155,250,000. Those funds were place in trust for the benefit of our stockholders. In addition, on August 4, 2015, we issued 12,815,000 warrants to our Sponsor at a price of $0.50 per warrant for gross proceeds of $6,408,000.

Our amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in trust will be released until the earlier of: (i) the completion of a business combination; or (ii) the redemption of 100% of the shares of common stock included in the units sold in our initial public offering if we are unable to complete a business combination within 24 months from the closing of our initial public offering (subject to the requirements of law).

Prior to the consummation of our initial public offering, neither GPAC, nor anyone on its behalf, had contacted any prospective target business or had any substantive discussions, formal or otherwise, with respect to a transaction with GPAC.

After our initial public offering, our officers and directors commenced an active search for prospective businesses and assets to acquire. During this search process we did not hire an investment bank but Deutsche Bank was very active in the process given that it led GPAC’s initial public offering. In addition, Mr. Zepf, Mr. Cook and GPAC’s board and advisors actively interacted with their investment banking and private equity relationships in order for GPAC to see as many potential transactions as possible. During this search process, we reviewed more than 60 acquisition opportunities and entered into detailed discussions with at least three possible target businesses or their representatives other than Sequel.

In December 2015, we negotiated a non-binding letter of intent with a potential target. Early into the due diligence process, the target decided to pursue an investment with a private investment firm.

In April 2016, we negotiated a non-binding letter of intent with another potential target. Soon thereafter, the target determined to pursue other alternatives, including a potential listing and all work on this potential transaction ceased.

In May 2016, we negotiated a non-binding letter of intent with another potential target but following initial diligence, we determined not to pursue this opportunity at the time.

On May 18, 2016, GPAC sent out a marketing email to various investment banking, private equity, venture capital and other related firms and contacts. The email discussed the public equity markets, the traditional IPO market and what GPAC may be able to offer companies and their owners.

On May 21, 2016, GPAC received an email response from Charles Bryan, Managing Director of Bengur Bryan, stating that he may have a prospect for GPAC. On May 24, 2016, Mr. Zepf replied to Mr. Bryan’s email and set up a call with Mr. Bryan.

On May 26, 2016, Mr. Zepf had a call with Mr. Bryan. They discussed Special Purpose Acquisition Companies in general and GPAC specifically. Mr. Bryan noted that he was working with one client who he believed could be a good fit for a transaction with GPAC. He stated that the client is a behavioral health company.

On June 7, 2016, GPAC and Sequel entered into a mutual non-disclosure agreement. Mr. Bryan and Mr. Zepf also met in person in New York to discuss Sequel, GPAC and the opportunity further.

On June 12, 2016, GPAC and Deutsche Bank had an initial discussion surrounding the behavioral health market and the opportunities within the public market for a company in this industry sector.

On June 13, 2016, as part of GPAC’s regularly scheduled bi-weekly update calls, Mr. Zepf informed the GPAC board and advisory group about the potential for a transaction with Sequel. Mr. Zepf and Mr. Cook answered the questions posed to them by the GPAC board and advisors.

On June 14, 2016, Mr. Zepf and Mr. Bryan had a phone call to discuss the agenda for the meeting to be held on June 16, 2016.

There were a number of follow up calls during the week of June 13, 2016 in order for Mr. Zepf and Mr. Cook to be prepared for the meeting on June 16, 2016 between GPAC, Sequel and Bengur Bryan. On June 16, 2016, Mr. John F. Ripley, Mr. Bryan, Mr. Zepf and Mr. Cook, met in GPAC’s offices in New York City. Mr. Ripley and Mr. Bryan introduced themselves and provided some background on their professional careers. Mr. Zepf and Mr. Cook did the same. Mr. Ripley then gave a presentation on Sequel which included its current operations and structure. Mr. Ripley outlined his goals for a potential transaction with GPAC. Mr. Bryan noted that he and Mr. Ripley had previously met with another SPAC with respect to a potential transaction. Mr. Zepf and Mr. Cook gave a presentation on GPAC and the benefits to Sequel of completing a transaction with GPAC.

In June 2016, GPAC retained Pepper Hamilton LLP (“PH”) as its legal advisor and commenced a discussion on a potential letter of intent and term sheet as well as the regulatory issues that GPAC should be aware of within the behavioral health industry.

On June 20, 2016, Mr. Zepf and Mr. Cook had a conference call with members of the Deutsche Bank SPAC and health services investment banking teams to provide an update on discussions with Sequel.

During the week of June 20, 2016, Bengur Bryan sent additional background information on Sequel to GPAC. Mr. Zepf and Mr. Bryan had follow up calls to discuss the contents of the background information. Further, Mr. Zepf sought clarity on what Mr. Ripley and ownership group of Sequel were seeking to accomplish with a potential merger with GPAC. Mr. Bryan asked Mr. Zepf a number of follow up questions about the SPAC process, a merger transaction and about GPAC and its leadership.

In addition, during the weeks of June 20 and June 27, 2016, GPAC had ongoing discussions with Deutsche Bank to obtain their initial views of the industry sector and Sequel’s positioning in the market in order to begin to assess potential investor interest in the opportunity.

On June 23, 2016, Paul Zepf sent Bengur Bryan and John F. Ripley GPAC’s initial, preliminary, non-binding proposal for a merger. The proposal included an outline of a potential transaction and the reasons why GPAC felt this was a compelling transaction for Sequel and its owners. The proposal also included a summary of the sources and uses of funding and a pro-forma ownership table.

In the subsequent weeks, as negotiations commenced there was a series of e-mail correspondence and telephonic conversations between Mr. Zepf, Mr. Cook, Mr. Bryan and Mr. Ripley. The negotiations centered around the timing of certain acquisitions that Sequel was in the process of executing, as well as the process and timing of the Sequel/GPAC merger.

On July 18, 2016, Mr. Cook and Mr. Zepf held a telephonic conference with the GPAC board in order to update them on their progress with respect their negotiations with Sequel, and provide the board with an overview of the behavioral health market. Mr. Zepf took the board through the non-binding letter of intent GPAC intended to send to Sequel. Mr. Zepf and Mr. Cook answered the questions posed to them by the GPAC board.

On July 22, 2016, Mr. Zepf sent Bengur Bryan and Mr. Ripley a draft, non-binding letter of intent (the “Letter of Intent”) with an attached term sheet (the “Term Sheet”) for a proposed acquisition of Sequel. This proposal contemplated the proposed acquisitions by Sequel of Pomegranate, CARE Schools and another company which Sequel was looking to acquire as well (“Target A”).

On July 26, 2016, Mr. Zepf and Mr. Cook had a conference call with members of the Deutsche Bank SPAC and health services investment banking teams to provide an update on the discussions with Sequel and communicate the status of the proposed Letter of Intent for the transaction.

In the subsequent weeks, there was a series of e-mail correspondence and telephonic conversations between Mr. Zepf, Mr. Cook, Mr. Bryan and Mr. Ripley. These discussions centered around the July 22, 2016 Letter of Intent, the progress of the Sequel acquisitions as well as the process and timing of the Sequel/GPAC merger.

On August 8, 2016, Mr. Bryan on behalf of Sequel sent to Mr. Zepf Sequel’s counterproposal to GPAC’s Letter of Intent and Term Sheet. This counterproposal included comments from Sequel’s counsel, Brown Winick, Graves, Gross, Baskerville and Schoenebaum, P.L.C. The material terms of the counterproposal centered around GPAC’s request for exclusivity and the timing of the transaction, given the expected timing of the Sequel acquisitions.

Following the receipt of the counterproposal, Mr. Zepf and Mr. Cook reviewed their comments and held telephonic meetings with counsel and Deutsche Bank. Mr. Zepf kept the GPAC board informed with respect to the material changes in the Letter of Intent and Term Sheet.

On August 12, 2016, Mr. Bryan informed Mr. Zepf that the acquisition of Target A had been delayed, potentially into 2017. Mr. Bryan and Mr. Zepf discussed this issue at length. Given that this acquisition would not close until after the expected closing of the Business Combination with Sequel, Mr. Bryan suggested modifications to the proposed Term Sheet and Letter of Intent to reflect an acquisition of Sequel including only the Pomegranate and the CARE Schools acquisitions.

On August 12, 2016, Mr. Zepf and Mr. Cook had a conference call with members of the Deutsche Bank SPAC and health services investment banking teams to provide an update on discussions with Sequel, and discuss the revised timing of the potential transaction.

Over the next several days Mr. Zepf and Mr. Bryan spoke multiple times telephonically about the proposed changes to the terms of the letter intent. Mr. Zepf also held a series of telephonic calls with the members of the board of GPAC and with Deutsche Bank.

On August 16, 2016 Mr. Cook and Mr. Zepf had a telephonic meeting with Deutsche Bank to assess the proposed changes to the Business Combination due to the delay of the Target A acquisition and the implications to the valuation of Sequel.

On August 16, 2016, Mr. Zepf informed Mr. Bryan that GPAC was interested in moving forward with a transaction. Mr. Zepf noted that GPAC’s interest was subject to clarifying certain Sequel financial and operational numbers, negotiating some of the details of and updating the Letter of Intent and Term Sheet.

On August 18, 2016 Mr. Zepf sent Bengur Bryan a revised Letter of Intent and Term Sheet for a proposed acquisition of Sequel. Prior to sending the Letter of Intent and Term Sheet Mr. Zepf reviewed it with the GPAC board of directors.

During the week of August 18, 2016 and concluding on August 24, 2016 there were a number of telephonic meetings between Mr. Zepf, Mr. Cook, Mr. Bryan and Mr. Ripley in order to confirm the mutual understanding of the transaction. These meetings included discussions surrounding the expected pro forma financial results of Sequel without the inclusion of Target A.

On August 24, 2016, Mr. Zepf and Mr. Ripley signed an updated Letter of Intent and Term Sheet. The terms of the updated Letter of Intent and Term sheet were consistent with the conversations that Mr. Zepf had with members of the GPAC board.

On August 24, 2016, Mr. Ripley called Sequel’s lender Fifth Third Bank and discussed the transaction and shared the Letter of Intent with them. Since August 24, 2016 there have been ongoing discussions with Fifth Third Bank about the transaction.

On August 30, 2016, GPAC signed an engagement letter with a big-four accounting firm to provide quality of earnings and tax due diligence in conjunction with the potential acquisition of Sequel.

On August 30, 2016, GPAC signed an engagement letter with Financial Risk Mitigation, Inc., a corporate investigative firm to assist GPAC in limiting its financial, regulatory and reputational risks to provide employee background checks on key Sequel executive management members in conjunction with the potential acquisition of Sequel.

On September 2, 2016, Mr. Ripley called Steve King, the CEO of Sequel’s preferred unit holder, Alaris, to notify Mr. King of the existence of the Letter of Intent and Sequel’s intention to pursue the transactions described therein, which would require a repurchase of all preferred interests in Sequel held by Alaris in accordance with Sequel’s then-existing operating agreement. Subsequently, ongoing discussions and negotiations occurred among Messrs. King and Ripley and representatives of Alaris, Sequel and GPAC concerning the terms of the Business Combination, including the terms of any equity issuable to Alaris.

On September 7, a dinner meeting was held in New York City which included Mr. Ripley and Mr. Stupak from Sequel, Mr. Zepf and Mr. Cook from GPAC, Mr. Bryan from Bengur Bryan, as well as members of the Deutsche Bank’s health services and SPAC investment banking and healthcare equity capital markets teams to discuss the proposed transaction, then-current equity market conditions, recent trends in the SPAC market, and the general outline of the process to complete the business combination.

On September 8, a meeting was held at Deutsche Bank’s offices in New York City which included Mr. Ripley and Mr. Stupak from Sequel, Mr. Zepf and Mr. Cook from GPAC, Mr. Bryan from Bengur Bryan, and several members of Deutsche Bank’s health services and SPAC investment banking as well as equity capital markets and equity syndicate groups. The discussion included an overview of Sequel for the benefit of the broader Deutsche Bank team, as well as a discussion of the current market environment, the transaction process, and key near-term execution work streams.

On September 21, Mr. Zepf and Mr. Cook had a meeting with representatives from Deutsche Bank’s health services and SPAC investment banking teams to review the status of the potential transaction and discuss next steps.

On September 20, 2016, GPAC signed an engagement letter with Marwood Group Advisory LLC (“Marwood”) to provide strategic advisory services including, a state regulatory and reimbursement analysis, a high-level commercial health plan market analysis, a market sizing analysis and a clinical quality and compliance assessment for GPAC in conjunction with the potential transaction.

On September 21, 2016, GPAC signed an engagement letter with Aon Risk Services Northeast, Inc. (“Aon”) to provide human capital and insurance due diligence for GPAC in conjunction with the potential acquisition of Sequel.

On September 26, 2016, Mr. Zepf and Mr. Cook had a conference call with members of the Deutsche Bank health services and SPAC investment banking teams to discuss the draft investor marketing materials for Sequel.

On September 26, 2016, Mr. Zepf and Mr. Cook together with members of the Deutsche Bank health services investment banking team had dinner with Mr. Ripley and Mr. Stupak and other members of the executive management team in Huntsville, Alabama.

On September 27, 2016, Mr. Zepf and Mr. Cook together with members of the Deutsche Bank health services investment banking team and Mr. Bryan and Ms. Wittelsberger from Bengur Bryan had a meeting with Mr. Ripley and Mr. Stupak and other members of the executive management team in Huntsville, Alabama. Mr. Stupak lead the meeting and gave an overview of Sequel and each executive management member in attendance introduced themselves and discussed their role at the company. The meeting covered, finance, operations, marketing, administrative services, business development, IT infrastructure, company culture and human resources. Additional members of the Deutsche Bank investment banking team, Marwood and Aon participated telephonically.

On September 27, 2016, Mr. Zepf and Mr. Cook together with members of the Deutsche Bank health services investment banking team, Mr. Bryan and Ms. Wittelsberger had a follow up meeting with Mr. Ripley to review and discuss the findings of the earlier meeting with Sequel management. A discussion ensued on next steps and the assignment of various responsibilities in order to move the transaction forward.

On October 4, 2016, members of the Bengur Bryan investment banking team opened and began populating a data room for the transaction. Bengur Bryan sent invitations to grant access to the data room to members of GPAC and its group of advisors.

In early October 2016, Mr. Zepf and Mr. Ripley exchanged emails and spoke telephonically about the candidates GPAC wished to put forward for the board of directors post-Business Combination. The candidates proposed were Mr. Zepf, Mr. Cook and Mr. William Kerr. Mr. Ripley concurred with Mr. Zepf’s recommendations.

On October 6, 2016, Mr. Zepf and Mr. Cook had dinner with Mr. Ripley and Mr. Bryan in Baltimore, MD together with three potential board candidates for the board of directors post-Business Combination.

On October 10, 2016, GPAC signed an engagement letter with ICR, LLC to provide strategic communication services for GPAC in conjunction with the potential acquisition of Sequel.

On October 10, 2016, Mr. Zepf and Mr. Ripley had a follow up telephonic conversation with respect to Mr. Ripley’s suggested candidates for the board of directors post-Business Combination. Mr. Zepf and Mr. Ripley agreed that the candidates would be Mr. Ripley, Mr. Stupak, Mr. Bryan and Mr. Daniel Baker.

On October 11, 2016, Mr. Zepf initiated a telephonic meeting between Mr. Ripley, Bengur Bryan and David Clair of ICR to discuss the investor relations issues surrounding the transaction.

On October 13, 2016, Mr. Zepf and Mr. Cook had a telephonic conversation with the GPAC board in order to provide them with an update on the transaction and to receive feedback from the board.

On October 13, 2016, Mr. Zepf and Mr. Cook had a call with Bengur Bryan to discuss quality of earnings results on Sequel’s acquisitions.

On October 14, 2016, Mr. Zepf and Mr. Cook and members of the Bengur Bryan and Deutsche Bank investment banking teams had a conference call to discuss the investor presentation that would be used to market the transaction on a confidential basis to investors. Over the next several weeks the presentation was edited and updated. A final version was completed on November 30, 2016.

On October 18, 2016, Mr. Zepf and Mr. Cook held a telephonic meeting with the tax team from the big-four accounting firm to discuss the tax structuring issues surrounding the transaction. These discussions continued throughout the process.

On October 19, 24 and 25, 2016, Mr. Zepf visited the Mingus Academy, the Woodward Academy and the Northern Illinois Academy to meet with management on-site as part of GPAC’s due diligence process.

On October 28, 2016, Mr. Zepf and Mr. Cook had an introductory call with Raymond James to introduce GPAC and to discuss the possibility of Raymond James acting as an advisor on the transaction. As a follow up to this call, Mr. Zepf sent a package of information to Raymond James in order for them to evaluate their role in a transaction between GPAC and Sequel.

Starting in mid-October to mid-November 2016, various discussions were held among Messrs. Ripley, Zepf and Cook. Following these discussions, it was determined that the size of the board of directors should be increased to nine directors to increase the number of independent directors on the board.

On November 1, Mr. Zepf and Mr. Cook held a telephonic board meeting. As part of the meeting, Mr. Zepf and Mr. Cook provided an update to the board of directors with respect to the status of the transaction.

Starting in late October, PH and GPAC held a series of calls in connection with preparing the initial draft of the Merger Agreement, which was delivered to Sequel and Brown Winick in early November. Throughout

November, PH and GPAC coordinated initial drafts of all exhibit documents to the Merger Agreement and for most exhibits delivered them to Sequel and Brown Winick during November and December.

Throughout November and December, GPAC pursued its due diligence investigation of Sequel. The due diligence included multiple conference calls with representatives of Sequel and Bengur Bryan. Mr. Zepf and Mr. Cook received due diligence reports from FRM, Aon, Marwood, the big four accounting firm and PH. The reports were reviewed and follow up conference calls were held with all service providers.

On November 18, 2016, Mr. Zepf and Mr. Cook were introduced via a conference call to the client relationship team at Fifth Third Bank. Bengur Bryan was in attendance. The Bengur Bryan team outlined the transaction and Mr. Zepf explained the rationale of the transaction to the team from Fifth Third Bank.

On November 21, 2016, Mr. Zepf and Mr. Cook held a call with representatives from PH and Ellenoff Grossman & Schole LLP on considerations for wall-crossing to stockholders and investors.

On November 23, 2016, Mr. Zepf and Mr. Stupak and Ms. Wittelsberger met with the health care analyst from Raymond James in order to present the transaction and Sequel to him. Mr. Ripley participated in the meeting telephonically.

Between November 28 and December 2, 2016, the Deutsche Bank and Raymond James teams reached out to a small number of existing GPAC stockholders and other potential healthcare services investors on a confidential basis to get their initial feedback on the proposed valuation, structure and other aspects of the proposed Business Combination.

On November 29, 2016, GPAC and its advisors held a structuring call for the Business Combination.

On December 1, 2 and 5, Mr. Zepf, Mr. Ripley, Mr. Stupak and Ms. Potts discussed with existing GPAC stockholders and potential new investors the proposed Business Combination. The investors consisted generally of healthcare specialists and/or capital markets experts. Various members of the investment banking teams of Deutsche Bank and Raymond James participated either in person or telephonically at each meeting.

Following each meeting, members of the investment banking team of Deutsche Bank and Raymond James followed up with those investors to address their additional inquiries and gather their feedback on the proposed Business Combination.

Throughout the month of December through early January, PH, Brown Winick, representatives of Alaris and outside legal counsel for Alaris held a series of calls and telephonic drafting sessions to negotiate the terms of the Merger Agreement and the exhibit documents.

On December 7, 2016, Mr. Zepf and Mr. Cook conducted a preliminary telephone call with Deutsche Bank and Raymond James to discuss investor meetings. On the same day, a larger telephone conference was held that also included Mr. Ripley and Bengur Bryan to discuss investor feedback, next steps in the process, and timing.

On December 7, 2016, Mr. Zepf and Mr. Cook held a telephonic board meeting to discuss the status of the transaction and present the due diligence findings. Members of the Deutsche Bank investment banking team also shared with the board of directors the team’s high-level perspective and thoughts on the healthcare services industry as well as the feedback gathered from the meetings with investors. A representative from PH discussed with the board of directors their responsibilities with respect to approving the transaction.

Beginning in mid-December through the date of execution of the Merger Agreement in early January, PH, Brown Winick, representatives of Alaris and outside counsel for Alaris communicated telephonically and electronically on a regular basis to finalize the drafts of the Merger Agreement and related agreements and documents, including on such correspondence GPAC and Sequel as warranted by the particular discussions.

Sequel, GPAC, Alaris, Bengur Bryan, and their respective counsel continued to negotiate the specific terms and rights of Alaris’ preferred interest in Sequel post-merger. Bengur Bryan, consulting with GPAC, Sequel and Alaris, led the negotiation with Fifth Third Bank on the terms of Sequel’s debt facilities post-closing.

On December 14, 2016, members of the Deutsche Bank and Raymond James investment banking teams discussed with Mr. Zepf and Mr. Cook the calendar for January and February 2017 and a proposed timeline for the announcement of the Business Combination, as well as potential dates for formal meetings with select healthcare services investors.

On January 4, 2017, Mr. Zepf and Mr. Cook held a telephonic board meeting to provide the board with an update on the transaction.

On January 10, 2017, our board of directors unanimously approved the Business Combination, the Merger Agreement and the transactions contemplated thereunder. At the time of this approval, management was still in discussions with other potential business combination targets but had not reached any agreement on definitive terms and had no assurance as to when or if any agreement on definitive terms could be reached. Consequently, at the time, there was no alternative transaction being considered by the board.

On January 11, 2017, the Merger Agreement and related transaction documents were signed. On the same day, GPAC and Sequel issued a joint press release announcing the transaction, GPAC filed a Current Report on Form 8-K with the SEC announcing the execution of the Merger Agreement and GPAC and Sequel held an investor call to discuss the transaction.

GPAC’s Board of Directors’ Reasons for the Approval of the Business Combination

Before reaching its decision, GPAC’s board of directors reviewed the results of GPAC management’s due diligence and discussed with the entire management team of GPAC the diligence findings. GPAC’s board of directors also received and reviewed presentations from, and discussed with, GPAC’s third party financial and legal advisors on the transaction structure and various aspects of the due diligence.

The diligence conducted by GPAC’s management and presentations received included:

•         an overview of the public markets in general and the behavioral health sector specifically presented by Deutsche Bank, GPAC’s financial advisor;

•         research on comparable companies and transactions;

•         a review of the transaction structure presented by GPAC management and Pepper Hamilton LLP, GPAC’s legal advisor;

•         a discussion by Sequel’s Chairman of the Board and its CEO regarding Sequel’s strategic direction and recent initiatives;

•         human capital and insurance due diligence performed by Aon;

•         strategic advisory services including, a state regulatory and reimbursement analysis, a high-level commercial health plan market analysis, a market sizing analysis and a clinical quality and compliance assessment performed by Marwood;

•         financial, tax, legal and accounting diligence review, including a quality of earnings analysis prepared by a big four accounting firm;

•         employee background checks on the senior management team of Sequel performed by Financial Risk Mitigation, Inc.;

•         site visits by GPAC’s management to certain facilities of Sequel; and

•         extensive meetings and calls with Sequel’s management and Sequel’s representatives regarding Sequel’s operations, financial condition, strategy and prospects.

The board of directors considered a wide variety of factors in connection with its evaluation of the Business Combination. In light of the complexity of those factors, the board of directors, as a whole, did not consider it practicable to, nor did it attempt to, quantify or otherwise assign relative weights to the specific factors it took into account in reaching its decision. Individual directors may have given different weight to different factors. This explanation of GPAC’s reasons for the Business Combination and all other information presented in this section is forward-looking. Therefore, you should read this explanation in light of the factors discussed under “Forward-Looking Statements.”

In our prospectus for our initial public offering, we identified the following general criteria and guidelines that we believed would be important in evaluating prospective target businesses:

•         Value-Added Capital For Growth And/Or Consolidation Opportunities: Our combined team has significant and successful experience in investing in and working with companies that are achieving rapid and profitable growth through (a) organic growth initiatives; and/or (b) strategic consolidation opportunities. We will target companies whose owners may not have the requisite capital or experience to take advantage of compelling corporate development opportunities.

•         Operational improvements: Our combined team has significant and successful experience in investing in and working with companies where there is an opportunity to effect meaningful operational improvements. Our combined team has the versatility and flexibility to allow us to provide strategic guidance as board members and consultants or members take on direct senior leadership roles to drive operational improvements at the target company.

•         Deleveraging: Our combined team’s extensive relationships with lenders and private equity firms, as well as their prior experience in making deleveraging investments, should position us well to source and execute a recapitalizing acquisition.

•         “Partnership” Sale: We may seek to acquire one or more companies with a current owner, private equity or otherwise, who would like to retain a meaningful stake in the company to preserve and enhance potential upside.

•         Limited Liquidity Options: At times the IPO market is uncertain or closed, so an acquisition by us could be a better means of going public for a target company. Further, a target company’s owners and/or management might not have experience going public or as a public company and could view our management team and sponsor experience as an important factor.

In considering the Business Combination, our board of directors concluded that Sequel substantially met the above criteria. In particular, the board considered the following positive factors:

•         Best-in-class behavioral healthcare provider with national scale

Sequel is a premier behavioral health services provider with broad continuum of services, for behavioral needs. It operates 44 programs across 19 US states and three distinct categories of programs, providing a wide spectrum of services. It is currently serving approximately 9,000 clients with a residential bed capacity as of September 30, 2016 of approximately 2,600 beds and over 6,500 people served in community based programs. We believe that it is a preferred employer in its surrounding communities employing over 4,000 individuals.

Sequel primarily focuses on the unmet mental health needs of a niche population, with high growth potential; at-risk youth, aged 12-18. Many of Sequel’s facilities take the highest acuity cases because of superior clinical expertise and proven track record. As a result, Sequel has longstanding relationships with a diverse set of referral sources in 42 states with approximately 500 individual referring agencies. Sequel has a well-diversified payor mix, comprised of state Medicaid, corrections and social services agencies, county and local agencies, managed care organizations (MCOs), commercial insurers, education funding, private pay, and other sources. It has a clean regulatory and litigation history.

•         Large, growing market with significant barriers to entry

The US mental health and substance abuse services industry includes over 17,000 facilities with combined annual revenue of approximately $50 billion according to a behavioral health, US report from the Substance Abuse and Mental Health Administration (“SAMHSA”). It is a highly fragmented industry which provides for compelling consolidation opportunities. Including ancillary services, broader industry revenues represent over $220 billion combined according to the Agency for Healthcare Research and Quality (AHRQ). The mental health segment of the behavioral healthcare industry, comprises over 70% of the total industry spend, growing at an average annual rate of 5% over the historical period, outpacing the spending growth for the healthcare industry as a whole, approximately 40% of which is in the form of residential/inpatient treatment and 30% which is outpatient treatment. The estimated $35 billion substance abuse market is expected to grow 5% per year through 2020, driven by increases in coverage through the Affordable Care Act and the rampant growth in opioid and heroin addiction across the country. According to Acadia Healthcare, the estimated $23 billion market for treatment of Autism Spectrum Disorder (“ASD”), the fastest growing developmental disorder in the U.S., has experienced a 144% increase in diagnosis over the last 10 years, with one in 68 children born with a complex brain development disorder. The estimated $11 billion youth behavioral health market has grown at an annual rate of 2.3% from 2008 – 2014 and is expected to grow at a similar pace in the future.

There are supportive funding trends, with increasing or stable mental health budgets in 44 states. There are favorable supply and demand dynamics due to declining supply of inpatient beds driven by closures at state and local facilities.

At the same time, there are significant barriers to entry to delivering specialized care, including high regulatory hurdles, knowledge of state and federal laws and significant experience required.

Source: Projections of National Expenditures for Treatment of Mental and Substance Use Disorders

•         Comprehensive service offering with superior quality of service and clinical capabilities

Sequel has a comprehensive offering that caters to conduct disorder, substance abuse, sexual abuse, trauma resolution, delinquency and ASD/SED clients.

The quality and outcomes are driven by Sequel’s focus on its customized programs and treatment plans in addition to the impact of the normative culture.

Sequel conducts customer satisfaction surveys for all legacy programs, every six months. The surveys allow customers to rate Sequel’s facilities based on criteria set forth in the survey on a scale of poor, below average, average, above average, and excellent. The survey results are used to determine areas of improvement and improve client satisfaction. This emphasis on customer satisfaction and regular communication with customers results in long term relationships with customers.

•         Diversified revenue, geography, referral and payor mix

Sequel’s client base currently includes approximately 9,000 individuals across three program types. The largest individual program accounts for approximately 8% of fiscal 2016 revenue. The top state payor relationship represents just less than 11% of fiscal 2016 revenue. The focus on youth allows for a portion of the payments to come through education funding, thus reducing reliance on state Medicaid funding. Referrals are generated from 42 different states and territories encompassing approximately 500 individual referring agencies. Sequel’s programs are widely spread throughout the US with locations in 19 different states.

Fiscal 2016 top 10 payors(1)

____________

(1)      Based on fiscal 2016, which excludes acquisitions completed post fiscal 2016 such as CARE Schools and Pomegranate.

•         Attractive financial profile with consistent revenue and earnings growth

Sequel has a business model that supports strong growth and high free cash flow generation. Sequel’s total revenue was $200.4 million, $185.7 million, $163.6 million and $54.0 million in fiscal 2016, 2015 and 2014 and for the three months ended September 30, 2016, respectively; its program revenue was $208.0 million, $193.0 million, $171.5 million and $55.9 million in fiscal 2016, 2015 and 2014 and for the three months ended September 30, 2016, respectively; and it generated $31.3 million, $27.2 million, $23.2 million and $8.1 million in adjusted EBITDA in fiscal 2016, 2015 and 2014 and for the three months ended September 30, 2016, respectively. Sequel’s free cash flows were $28.8 million, $25.7 million and $21.2 million in fiscal 2016, 2015 and 2014, respectively, representing a free cash flow conversion ratio of 90.4%, 94.5% and 91.6% in fiscal 2016, 2015 and 2014, respectively.

In addition, Sequel has steadily increased its bed capacity and occupancy. It had bed capacity of approximately 2,600, 2,151, 2,078 and 1,878 beds for the three months ended September 30, 2016 and in fiscal 2016, 2015 and 2014, respectively, which represented occupancy rates of 82.0%, 83.0%, 82.6% and 80.7% for the three months ended September 30, 2016 and in fiscal 2016, 2015 and 2014, respectively.

Note: Fiscal 2017 Sequel metrics are pro forma for the acquisitions of CARE Schools, Pomegranate and 3 YSI programs in Florida in fiscal 2017.

Note: EBITDA, adjusted EBITDA and free cash flows are non-GAAP measures. See “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for a discussion of EBITDA, adjusted EBITDA and free cash flows and their reconciliation to GAAP beginning on page 203.

(1)      Gross revenue used from fiscal 2011 to fiscal 2016 and net revenue used for projected fiscal 2017. See “Certain Projected Financial Information” beginning on page 131.

•         Proven track record of growth through both organic expansion and acquisitions

Over its 18-year history, Sequel has consistently grown organically and diversified its programming through strategic acquisitions. For example, Sequel recently acquired the business of Pomegranate Health Systems of Central Ohio (Pomegranate) and the Center for Adolescent Recovery and Education (CARE Schools) business.

Due to its scale, Sequel has been able to develop a dedicated marketing organization that leverages program-level, regional, and national marketing resources. Sequel’s national marketing team is one of the most experienced in the industry with a total of over 140 years of behavioral health specific marketing experience among its six senior members. Sequel’s marketing team has a proven history of expanding referral relationships and penetration in new markets once it secures an initial foothold. Some recent examples include St John’s Youth Academy, Alachua Academy and Palm Beach Youth Academy contracts.

Marketing recent ‘wins’ over the last three years

The management team in place has significant experience executing both small and large transactions with ten acquisitions completed since 2007 ranging in size from approximately $3 million to approximately $50 million in revenue. Sine 2007 Sequel has more than tripled the number of programs and expanded its services to include secure residential, psychiatric residential treatment facilities (“PRTF”), private pay residential and an inpatient acute psychiatric hospital. Further management has demonstrated its ability to improve the operating performance of acquired programs post-close primarily through a developed opportunity triage process and the sharing of best practices, as well as leveraging its national marketing capabilities to tap into new sources of referrals. It further works to instill Sequel’s core values, operational and financial disciplines and improved business planning and reporting. It assesses the local leadership and augments it, if needed.

A key to Sequel’s growth strategy has been acquiring businesses that provide diversification either from a payor, service type, client type or geographic perspective and management teams wishing to join the Sequel team post-transaction. As noted above, its existing platform can be leveraged to increase referrals, manage finances and drive program efficiencies at acquired locations. Sequel maintains a robust pipeline of acquisition opportunities and believes that due to its best-in-class clinical outcomes and the high quality of care standards that it is an ideal M&A partner and “acquirer of choice.” Currently, Sequel has identified and/or is monitoring approximately 20 acquisition targets with revenues ranging from $20 million to up to $100 million.

•         Talented and experienced management team leading an extraordinary staff culture

Sequel is led by a highly experienced management team, including its CEO John Stupak. John has ten years of experience with Sequel and 35 years of experience in the behavioral health industry. He is the immediate past Chairman of the Board of the National Association of Psychiatric Health Systems (NAPHS) and sits on the executive committee of its board of trustees, and previously worked for NHS Human Services, a large and diversified provider of behavioral health and human services. Sequel has a deep bench of management talent with a combined approximately 213 years of experience and individual average of over 23 years of experience in the industry.

•         Terms of the Business Combination

Our board of directors considered the total mix of cash and equity consideration. Our board of directors took note of the course of negotiations between the parties in arriving at the amount of total purchase price to be paid, and Sequel indebtedness to be assumed, in the Business Combination. Our board of directors also considered the other terms and conditions of the Business Combination, including the nature and scope of the closing conditions and the likelihood of obtaining any necessary regulatory approvals.

Our board of directors took note of the fact that following completion of the Business Combination and if there are no redemptions and no new equity awards, our existing stockholders, including our Sponsor, will retain an ownership interest of approximately 79.3% of the post-Business Combination company on a fully-diluted basis after giving effect to the exercise of all warrants for cash, the exchange of all limited liability company common units of

Sequel exchangeable for GPAC Common Stock, the vesting of all Sponsor shares and assuming no exchange of the Preferred Equity Consideration.

Our board of directors also gave consideration to the following negative factors, although not weighted or in any order of significance:

•         the risk that some of the current public stockholders would vote against the Business Combination Proposal or exercise their redemption rights, thereby depleting the amount of cash available in the Trust Account, which our board concluded was substantially mitigated because of the fact that public stockholders may vote for the Business Combination Proposal while also exercising their redemption rights, which mitigates any incentive for a public stockholder to vote against the Business Combination Proposal, especially to the extent that they hold Public Warrants, which would likely be worthless if the Business Combination is not completed;

•         the risk that the announcement of the transaction and potential diversion of Sequel’s management and employee attention may adversely affect Sequel’s ability to retain current clients;

•         the risk that certain key employees and clients of Sequel might not choose to remain with the company post-closing;

•         the risks associated with the behavioral health sector industry in general;

•         the risk associated with macroeconomic uncertainty and the effects it could have on Sequel’s revenues;

•         the risk of regulatory changes in healthcare laws following the recent U.S. elections, especially the expected repeal or changes to the Affordable Care Act and their potential impact on Sequel’s revenues;

•         the risks associated with Sequel’s debt and preferred interests, including the economic preference, potentially dilutive effect and potential change of control deterrence of the preferred interests;

•         the risk of competition in the industry, including the potential for new entrants;

•         the risk that the Business Combination might not be consummated in a timely manner or that the closing of the Business Combination might not occur despite the companies’ efforts, including by reason of a failure to obtain the approval of the GPAC stockholders;

•         the inability to maintain the listing of the GPAC Common Stock on The Nasdaq Capital Market prior to or following the Business Combination;

•         the significant fees and expenses associated with completing the Business Combination and the substantial time and effort of management required to complete the Business Combination;

•         the fact that the Sponsor and our officers and directors may have interests in the Business Combination that are different from, or are in addition to, the interests of our public stockholders, including the matters described under “— Certain Benefits of GPAC’s Sponsor, Directors and Officers in the Business Combination” below; and

•         the other risks described in the “Risk Factors” section of this proxy statement.

Our board of directors concluded that these risks, however, could be managed or mitigated by GPAC or were unlikely to have a material impact on the Business Combination or GPAC, and that, overall, the potentially negative factors or risks associated with the Business Combination were outweighed by the potential benefits of the Business Combination to GPAC and its stockholders. Our board of directors realized that there can be no assurance about future results, including results considered or expected as disclosed in the foregoing reasons. The foregoing discussion of the material factors considered by the GPAC board of directors is not intended to be exhaustive, but does set forth the principal factors considered by our board.

Certain Projected Financial Information

GPAC and Sequel do not as a practice make public projections as to future revenues, earnings or other results. However, in connection with GPAC’s board of directors’ consideration of the Business Combination, Sequel management provided to GPAC its non-public, one-year internal financial forecasts regarding Sequel’s anticipated future operations in its fiscal year ended June 30, 2017 and calendar year ended December 31, 2017. GPAC has included the below summary information from such financial forecasts to give its stockholders access to certain previously non-public information because such information was considered by the board of directors of GPAC for purposes of evaluating the Business Combination. Inclusion of summary information regarding the financial forecasts in this proxy statement is not intended to influence your decision whether to vote for the Business Combination.

These financial forecasts have not been audited or reviewed by GPAC’s or Sequel’s independent auditors who do not express an opinion or provide any other form of assurance with respect thereto for the purpose of this proxy statement. The unaudited prospective financial information included in this proxy statement has been prepared by, and is the responsibility of, Sequel management.

Furthermore, the unaudited prospective financial information does not take into account any circumstances or events occurring after January 9, 2017, the date it was prepared. None of the prospective financial information provided herein should be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to rely on the prospective financial information.

The accompanying prospective financial information includes financial measures that were not calculated in accordance with GAAP, namely EBITDA, adjusted EBITDA, adjusted EBITDA margin, program revenue and free cash flows.

“EBITDA” is net income (loss) before interest expense, income taxes and depreciation and amortization. We have included EBITDA in this proxy statement because it is a key measure used by our management to understand and evaluate Sequel’s core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA can provide a useful measure for period-to-period comparisons of our business. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP.

“Adjusted EBITDA” is EBITDA as adjusted for items that are not part of regular operating activities, including acquisition costs, founder’s fee and profits interest expense (both of which will cease post-closing of the transaction) and other non-cash items such as non-cash unit based compensation, losses on disposal of property, losses from discontinued operations and individually significant disposals and expenses related to tax changes. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP.

“Adjusted EBITDA margin” is adjusted EBITDA divided by program revenue.

“Program revenue” is total program billings, including (i) amounts billed by Sequel on behalf of not-for-profits under its provider service agreements, of which a portion of the billings are retained by the not-for-profits and (ii) individually significant disposals.

“Total revenue” is net program service revenue plus provider service revenue as reported in the financial statements of Sequel.

“Free cash flows” is adjusted EBITDA less capital expenditures.

We have presented adjusted EBITDA, adjusted EBITDA margin, program revenue and free cash flows because we consider them as important supplemental measures of Sequel’s performance and believe that those are frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA, adjusted EBITDA margin, program revenue and free cash flows differently than we do. Adjusted EBITDA, adjusted EBITDA margin, program revenue and free cash flows have limitations as analytical tools, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

See “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for a discussion of EBITDA, adjusted EBITDA, adjusted EBITDA margin, program revenue and free cash flows and their reconciliation to GAAP beginning on page 203.

The assumptions and estimates underlying the prospective financial information are inherently uncertain and are subject to a wide variety of significant business, economic and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the prospective financial information, including, among others, risks and uncertainties set forth under “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” contained elsewhere in this proxy statement. Accordingly, there can be no assurance that the prospective results are indicative of the future performance of GPAC or Sequel or that actual results will not differ materially from those presented in the prospective financial information. Inclusion of the prospective financial information in this proxy statement should not be regarded as a representation by any person that the results contained in the prospective financial information will be achieved.

This financial forecast constitutes “forward-looking statements” and actual results likely will differ from it and the differences may be material. See “Cautionary Note Regarding Forward-Looking Statements.”

A summary of the one-year internal consolidated financial forecast information regarding Sequel’s anticipated future operations for fiscal 2017 and the calendar year ended December 31, 2017 provided by Sequel management to GPAC is as follows:

Financial Metric	Value
CY 2017E EBITDA Margin	16.0%
CY 2017E Cash Flow Conversion	93.0%
FY 2017E Cash Flow Conversion	92.7%
CY 2017E Adjusted EBITDA	$43.0 mm
FY 2017E Adjusted EBITDA	$40.0 mm
CY 2017E Program Revenue	$269.0 mm
FY 2017E Program Revenue	$254.0 mm
CY 2017E Enterprise Value/Free Cash Flows	10.6x
CY 2017E Enterprise Value/Adjusted EBITDA	9.8x
FY 2017 E Number of residential beds	2,614

The financial data reviewed included:

•         Projected adjusted EBITDA margin for the year ending December 31, 2017, or “CY 2017E EBITDA Margin.”

•         Projected free cash flow conversion ratio for the year ending December 31, 2017, or “CY 2017E Cash Flow Conversion,” and for fiscal 2017, or “FY 2017E Cash Flow Conversion.”

•         Adjusted EBITDA for the year ending December 31, 2017, or “CY 2017E Adjusted EBITDA.”

•         Adjusted EBITDA for fiscal 2017, or “FY 2017E Adjusted EBITDA.”

•         Program revenue for the year ending December 31, 2017, or “CY 2017E Program Revenue.”

•         Program revenue for fiscal 2017, or “FY 2017E Program Revenue.”

•         Enterprise value over free cash flows for the year ending December 31, 2017, or “CY 2017E Enterprise Value/Free Cash Flows.”

•         Enterprise value over adjusted EBITDA for the year ending December 31, 2017, or “CY 2017E Enterprise Value/Adjusted EBITDA.”

Certain Benefits of GPAC’s Sponsor, Directors and Officers in the Business Combination

In considering the recommendation of GPAC’s board of directors to vote for the proposals presented at the special meeting of stockholders, you should be aware that our Sponsor, officers and directors have interests in the Business Combination that are different from, or in addition to, the interests of our stockholders generally. The members of our board of directors were aware of these differing interests and considered them, among other matters, in evaluating and negotiating the transaction agreements and in recommending to our stockholders that they vote in favor of the proposals presented at the special meeting. These interests include, among other things:

•         the approximately 3,881,250 Founder Shares that our Sponsor, officers and directors will continue to hold (either directly, through affiliates or through interests in the Sponsor) following the Business

Combination (with 2,328,750 of these shares subject to a new six-month lock-up and 1,552,500 of these shares subject to vesting), which would have a total value at December 30, 2016 of approximately $38.6 million based on the December 30, 2016 Stock Price, which is significantly higher than the aggregate purchase price of $25,000 at which these shares were originally purchased;

•         the approximately 5,283,000 Sponsor Warrants to purchase 2,641,500 shares of common stock that our Sponsor, officers and directors will continue to hold (either directly, through affiliates or through interests in the Sponsor) following the Business Combination, which would have a value at December 30, 2016 of $0.35 based on the December 30, 2016 Warrant Price;

•         the fact that the Founder Shares have no redemption rights in the Business Combination but that our Sponsor, officers and directors will be entitled to redemption rights with respect to any public shares they hold if we fail to consummate a business combination on or prior to August 4, 2017;

•         the fact that the warrants, including the Sponsor Warrants, will expire worthless if a business combination is not consummated on or prior to August 4, 2017;

•         the fact that under the Sponsor Registration Rights Agreement, our Sponsor will be entitled to make up to three demands, excluding short form registration demands, that we register its Founder Shares, Sponsor Warrants, the shares of GPAC Common Stock issuable upon exercise of such Sponsor Warrants and other securities that may be issued in repayment of the Sponsor loans for sale under the Securities Act and will have “piggy-back” registration rights;

•         the fact that following the consummation of the Business Combination, we intend to file a registration statement to register for resale the shares of GPAC Common Stock issuable upon exercise of the Public Warrants, the Founder Shares, Sponsor Warrants and the shares of GPAC Common Stock issuable upon the exercise of the Sponsor Warrants, which will permit the public resale of such securities;

•         the fact that following the expiration of the applicable lock-up periods, all shares of common stock owned by the Sponsor, our officers and directors will be freely tradable once registered as described above;

•         the fact that the Administrative Services Agreement with our Sponsor will terminate if the Business Combination is consummated;

•         the fact that we will reimburse loans made to us by our Sponsor to fund the Business Combination costs and expenses prior to the completion of the Business Combination, which amount is expected to be approximately $1.2 million upon the consummation of the Business Combination;

•         the fact that in order to protect the amounts held in the Trust Account, Paul Zepf, our Chief Executive Officer, has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets other than due to the failure to obtain such waiver, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that we complete the Business Combination, Mr. Zepf’s indemnity obligations will cease;

•         the continuation of certain of our officers and directors as directors (but not officers) of GPAC post-Business Combination, which will entitle them to compensation as non-employee directors post-Business Combination as described under “Management After the Business Combination — Director Compensation;”

•         the establishment of a three-year staggered board will make it more difficult to remove our directors; and

•         the continued indemnification of current directors and officers of GPAC and the continuation of directors’ and officers’ liability insurance after the Business Combination.

As a result, our Sponsor, officers and directors have financial incentives to see a business combination consummated. These interests may influence our directors in making their recommendation that you vote in favor of the Business Combination Proposal and the transactions contemplated thereby.

Potential Purchases of Public Shares

In connection with the stockholder vote to approve the proposed Business Combination, the Sponsor, our directors, officers, or advisors or their respective affiliates may privately negotiate transactions to purchase shares from stockholders who would have otherwise elected to have their shares redeemed in conjunction with a proxy solicitation pursuant to the proxy rules for a per-share pro rata portion of the trust account. None of the Sponsor, our directors, officers or advisors or their respective affiliates will make any such purchases when they are in possession of any material non-public information not disclosed to the seller. Such a purchase would include a contractual acknowledgement that such stockholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event that the Sponsor, our directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the trust account.

In addition, at any time prior to the special meeting, during a period when they are not then aware of any material nonpublic information regarding the Company or its securities, the Sponsor, our directors, officers, or advisors and/or their respective affiliates may (i) purchase shares of GPAC Common Stock in previously negotiated transactions from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire shares of GPAC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions by the Sponsor, our directors, officers, or advisors and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of a majority of the public shares present and entitled to vote at the special meeting vote in favor of the Business Combination Proposal, (y) that the aggregate amount of cash available to GPAC will be at least $158.0 million and/or (z) that the Company will have at least $5,000,001 in net tangible assets upon the closing of the Business Combination after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when, in each case, it appears that such requirements would otherwise not be met.

Total GPAC Shares to be Issued in Connection With the Business Combination

Immediately after the Business Combination, the amount of GPAC Common Stock outstanding will continue to be 19,406,250 shares of GPAC Common Stock (assuming that no shares of GPAC Common Stock are redeemed).

Up to 33,520,000 additional shares of GPAC Common Stock may be issuable in the future as a result of: (i) 20,808,000 warrants to purchase 10,404,000 shares of GPAC Common Stock owned by GPAC’s existing warrant holders, including the Sponsor, that will remain outstanding following the Business Combination, (ii) the 6,532,000 Sequel Warrants to purchase 3,266,000 shares of GPAC Common Stock that will be issued to the Sequel common equity holders in the Business Combination, (iii) the class B limited liability company common units in Sequel held by the Sequel common equity holders (other than GPAC) that will be exchangeable for 4,500,000 shares of GPAC Common Stock, (iv) 2,850,000 shares of GPAC Common Stock that may be issued under the proposed Equity Incentive Plan and (v) up to 12,500,000 shares of GPAC Common Stock that may be issued upon conversion of the preferred stock issuable under certain limited change of control circumstances upon exchange of the Preferred Equity Consideration.

On a fully-diluted basis, assuming (i) no indemnification by the Sequel equity holders, which may reduce their ownership, (ii) that none of GPAC’s stockholders exercise their redemption rights, (iii) the exercise for cash of all outstanding 27,340,000 warrants to purchase 13,670,000 shares of common stock of GPAC, (iv) the exchange of all units issued as Equity Consideration, (v) that no equity awards are issued under our proposed Equity Incentive Plan and (vi) no exchange of the Preferred Equity Consideration, immediately following the completion of the Business Combination:

•         GPAC’s public stockholders will retain an ownership interest of approximately 61.97%;

•         the common equity holders of Sequel will own approximately 20.67%; and

•         the Sponsor will own approximately 17.36% (including 1,552,500 shares of common stock of GPAC owned by our Sponsor that will become subject to vesting).

You should read “Summary of the Proxy Statement and Business Combination — Consideration to Sequel Equity Holders in the Business Combination and Related Transactions” and “Unaudited Pro Forma Condensed Combined Financial Information” for further information.

Board of Directors of GPAC Following the Merger

After the Business Combination, the board of directors of the Company will consist of nine members, divided into three classes, with each class having a term of three years. We expect that our stockholders will elect the following director nominees: Ronald Diegelman, William Kerr and Andrew Cook as the Class I Directors; Paul Zepf, Gary DiCamillo and Charles Bryan as Class II Directors; and Daniel Baker, John F. Ripley and John Stupak as Class III Directors. At the time of the Business Combination, two of GPAC’s current directors, Jeffrey Weiss and Pano Anthos will resign from the board. See the sections entitled “Proposal No. 8 — Election of Directors to the Board of Directors” and “Management After the Business Combination” for additional information.

Certificate of Incorporation

Immediately prior to the closing of the Business Combination, our amended and restated certificate of incorporation will be amended promptly to:

•         increase our authorized common stock and preferred stock;

•         increase the number of classes of the board of directors from two to three;

•         adopt Delaware as exclusive forum for certain legal actions;

•         change our name to Sequel Youth and Family Services, Inc.; and

•         remove certain provisions related to our status as a blank check company.

Name; Headquarters

The name of the Company after the Business Combination will be Sequel Youth and Family Services, Inc. and our headquarters will be located in Huntsville, Alabama.

Redemption Rights

Pursuant to our amended and restated certificate of incorporation, holders of public shares may elect to have their shares redeemed for cash at the applicable redemption price per share calculated in accordance with our amended and restated certificate of incorporation. As of September 30, 2016, this would have amounted to approximately $10.00 per share. If a holder exercises its redemption rights, then such holder will be exchanging its shares of our common stock for cash and will no longer own shares of GPAC. Such a holder will be entitled to receive cash for its public shares only if it properly demands redemption and delivers its shares (either physically or electronically) to our transfer agent in accordance with the procedures described herein. Each redemption of public shares by our public stockholders will decrease the amount in our Trust Account and increase the amount of cash we would need to obtain through equity or debt financing. In no event, however, will we redeem public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon the closing of the Business Combination. See the section entitled “Special Meeting of GPAC Stockholders — Redemption Rights” for the procedures to be followed if you wish to redeem your shares for cash.

Business Combination Expenses

We estimate that the fees, costs and expenses related to the identification, investigation, negotiation, execution and completion of the Business Combination will be approximately $22.0 million.

Those fees, costs and expenses include $4,658,000 in deferred underwriting compensation to the underwriters of our initial public offering, and the financial advisors fees, regulatory fees, legal fees, accounting fees, printer fees and other professional fees incurred by GPAC, our Sponsor or Sequel. In particular, we will reimburse loans made to us by our Sponsor to fund the Business Combination costs and expenses prior to the completion of the Business Combination, which amount is expected to be approximately $1.2 million upon the consummation of the Business Combination.

Also included in the Business Combination transaction expenses are approximately $6.6 million in transaction bonuses to the senior management team of Sequel that will be expensed as a compensation expense.

We intend to pay all such fees, costs and expenses with proceeds from the Trust Account and approximately $2.8 million in borrowings under Sequel’s current revolving line of credit.

Third party Business Combination transaction expenses will be paid at closing in an amount of up to $22.0 million in the aggregate, consisting of $11.6 million for Company Third Party Expenses and up to a maximum of $10.4 million for GPAC and Sponsor third party expenses. The Sequel equity holders have agreed to indemnify us for unpaid Company Third Party Expenses in excess of $11.6 million.

Appraisal Rights

There are no appraisal rights available to our stockholders in connection with the Business Combination.

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of United States federal income tax considerations for holders of our common stock that elect to have their common stock redeemed for cash if the acquisition is completed. This summary is based upon the Internal Revenue Code of 1986, as amended (the “Code”) the regulations promulgated by the U.S. Treasury Department, current administrative interpretations and practices of the Internal Revenue Service (the “IRS”) and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below. This summary does not discuss all aspects of United States federal income taxation that may be important to particular investors in light of their individual circumstances, such as investors subject to special tax rules (e.g. , financial institutions, insurance companies, mutual funds, pension plans, S corporations, broker-dealers, traders in securities that elect mark-to-market treatment, regulated investment companies, real estate investment trusts, trusts and estates, partnerships and their partners and tax-exempt organizations (including private foundations)) and investors that will hold our common stock as part of a “straddle,” “hedge,” “conversion,” “synthetic security,” “constructive ownership transaction,” “constructive sale,” or other integrated transaction for United States federal income tax purposes, investors subject to the alternative minimum tax provisions of the Code, U.S. Holders (as defined below) that have a functional currency other than the United States dollar, U.S. expatriates, investors that actually or constructively own 5 percent or more of our common stock, and Non-U.S. Holders (as defined below, and except as otherwise discussed below), all of whom may be subject to tax rules that differ materially from those summarized below. In addition, this summary does not discuss any state, local, or non-United States tax considerations, any non-income tax (such as gift or estate tax) considerations, alternative minimum tax or the Medicare tax on net investment income. In addition, this summary is limited to investors that hold our common stock as “capital assets” (generally, property held for investment) under the Code.

If a partnership (including an entity or arrangement treated as a partnership for United States federal income tax purposes) holds our common stock, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and certain determinations made at the partner level. If you are a partner of a partnership holding our common stock, you are urged to consult your tax advisor regarding the tax consequences of a redemption.

WE URGE HOLDERS OF OUR COMMON STOCK CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS TO CONSULT THEIR OWN TAX ADVISORS CONCERNING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX CONSEQUENCES THEREOF.

U.S. Federal Income Tax Considerations to U.S. GPAC Holders

This section is addressed to U.S. holders of our common stock that elect to have their common stock redeemed for cash as described in the section entitled “Special Meeting of GPAC Stockholders — Redemption Rights.” For purposes of this discussion, a “U.S. Holder” is a beneficial owner that so redeems its common stock and is:

•         an individual who is a United States citizen or resident of the United States;

•         a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•         an estate the income of which is includible in gross income for United States federal income tax purposes regardless of its source; or

•         a trust (A) the administration of which is subject to the primary supervision of a United States court and which has one or more United States persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury regulations to be treated as a United States person.

Redemption of Common Stock

In the event that a U.S. Holder’s common stock is redeemed pursuant to the redemption provisions described in the section entitled “Special Meeting of GPAC Stockholders — Redemption Rights,” the treatment of the transaction for U.S. federal income tax purposes will depend on whether the redemption qualifies as sale of the common stock under Section 302 of the Code. Whether the redemption qualifies for sale treatment will depend largely on the total number of shares of our stock treated as held by the U.S. Holder (including any stock constructively owned by the U.S. Holder as a result of owning warrants) relative to all of our shares both before and after the redemption. The redemption of common stock generally will be treated as a sale of the common stock (rather than as a distribution) if the redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder. These tests are explained more fully below.

In determining whether any of the foregoing tests are satisfied, a U.S. Holder takes into account not only stock actually owned by the U.S. Holder, but also shares of our stock that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include common stock which could be acquired pursuant to the exercise of the warrants. In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately following the redemption of Common Stock must, among other requirements, be less than 80% of our outstanding voting stock actually and constructively owned by the U.S. Holder immediately before the redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the shares of our stock actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the shares of our stock actually owned by the U.S. Holder are redeemed and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members and the U.S. Holder does not constructively own any other stock. The redemption of the common stock will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. However, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.”

If none of the foregoing tests are satisfied, then the redemption will be treated as a distribution and the tax effects will be as described below under “U.S. Federal Income Tax Considerations to U.S. GPAC Holders — Taxation of Distributions.” U.S. Holders of our Common Stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their common stock will be treated as a sale or as a distribution under the Code.

Gain or Loss on Sale, Taxable Exchange, or Other Taxable Disposition of Common Stock

If the redemption qualifies as a sale of common stock, a U.S. Holder must treat any gain or loss recognized upon a sale, taxable exchange or other taxable disposition of our common stock as capital gain or loss. Any such capital gain or loss will be long-term capital gain or loss if the U.S. Holder’s holding period for the common stock so disposed of exceeds one year. Generally, a U.S. Holder will recognize gain or loss in an amount equal to the difference between (i) the sum of cash and the fair market value of any property received in such disposition (or, if the common stock is held as part of a unit at the time of the disposition, the portion of the amount realized on such disposition that is allocated to the common stock based upon the then fair market values of the common stock and the warrant included in the unit) and (ii) the U.S. Holder’s adjusted tax basis in its common stock so disposed of. A U.S. Holder’s adjusted tax basis in its common stock generally will equal the U.S. Holder’s acquisition cost (that is, as discussed above, the portion of the purchase price of a unit allocated to a share of common stock or the U.S. Holder’s initial basis for common stock received upon exercise of a warrant) less any prior distributions treated as a return of capital. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deduction of capital losses is subject to limitations.

Taxation of Distributions

If the redemption does not qualify as a sale of common stock, the U.S. Holder will be treated as receiving a distribution. In general, any distributions to U.S. Holders generally will constitute dividends for United States federal income tax purposes to the extent paid from our current or accumulated earnings and profits, as determined under United States federal income tax principles. Distributions in excess of current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in our common stock. Any remaining excess will be treated as gain realized on the sale or other disposition of the common stock and will be treated as described under “U.S. Federal Income Tax Considerations to GPAC U.S. Holders — Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.”

Dividends we pay to a U.S. Holder that is a taxable corporation generally will qualify for the dividends received deduction if the requisite holding period is satisfied. With certain exceptions, and provided certain holding period requirements are met, dividends we pay to a non-corporate U.S. Holder generally will constitute “qualified dividends” that will be taxable at a reduced rate.

U.S. Federal Income Tax Considerations to Non-U.S. GPAC Holders

This section is addressed to non-U.S. holders of our common stock that elect to have their common stock redeemed for cash as described in the section entitled “Special Meeting of GPAC Stockholders — Redemption Rights.” For purposes of this discussion, a “Non-U.S. Holder” is a beneficial owner (other than a partnership) that so redeems its common stock and is not a U.S. Holder. The characterization for United States federal income tax purposes of the redemption of a Non-U.S. Holder’s GPAC Common Stock pursuant to the redemption provisions described in the section entitled “Special Meeting of GPAC Stockholders — Redemption Rights” generally will correspond to the United States federal income tax characterization of such a redemption of a U.S. Holder’s GPAC Common Stock, as described under “U.S. Federal Income Tax Considerations to U.S. GPAC Holders.”

Non-U.S. Holders of our common stock considering exercising their redemption rights should consult their own tax advisors as to whether the redemption of their common stock will be treated as a sale or as a distribution under the Code.

Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock

If the redemption qualifies as a sale of common stock, a Non-U.S. Holder generally will not be subject to United States federal income or withholding tax in respect of gain recognized on a sale of its common stock, unless:

•         the gain is effectively connected with the conduct of a trade or business by the Non-U.S. Holder within the United States (and, under certain income tax treaties, is attributable to a United States permanent establishment or fixed base maintained by the Non-U.S. Holder), in which case the Non-U.S. Holder will generally be subject to the same treatment as a U.S. Holder with respect to the redemption, and a corporate Non-U.S. Holder may be subject to the branch profits tax at a 30% rate (or lower rate as may be specified by an applicable income tax treaty);

•         the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year in which the redemption takes place and certain other conditions are met, in which case the Non-U.S. Holder will be subject to a 30% tax on the individual’s net capital gain for the year; or

•         we are or have been a “U.S. real property holding corporation” for United States federal income tax purposes at any time during the shorter of the five-year period ending on the date of disposition or the period that the Non-U.S. Holder held our Common Stock, and, in the case where shares of our Common Stock are regularly traded on an established securities market, the Non-U.S. Holder has owned, directly or constructively, more than 5% of our Common Stock at any time within the shorter of the five-year period preceding the disposition or such Non-U.S. Holder’s holding period for the shares of our Common Stock.

Taxation of Distributions

If the redemption does not qualify as a sale of common stock, the Non-U.S. Holder will be treated as receiving a distribution. In general, any distributions we make to a Non-U.S. Holder of shares of our common stock, to the extent paid out of our current or accumulated earnings and profits (as determined under United States federal income tax principles), will constitute dividends for U.S. federal income tax purposes and, provided such dividends are not effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States, we will be required to withhold tax from the gross amount of the dividend at a rate of 30%, unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate.

Any distribution not constituting a dividend will be treated first as reducing (but not below zero) the Non-U.S. Holder’s adjusted tax basis in its shares of our common stock and, to the extent such distribution exceeds the Non-U.S. Holder’s adjusted tax basis, as gain realized from the sale or other disposition of the common stock, which will be treated as described under “U.S. Federal Income Tax Considerations to Non-U.S. GPAC Holders — Gain on Sale, Taxable Exchange or Other Taxable Disposition of Common Stock.” If it cannot be determined at the time a distribution is made whether or not such distribution will be in excess of current and accumulated earnings and profits, the distributions will be subject to withholding at the same 30% rate discussed in the last paragraph unless such Non-U.S. Holder is eligible for a reduced rate of withholding tax under an applicable income tax treaty and provides proper certification of its eligibility for such reduced rate (usually on an IRS Form W-8BEN or W-8BEN-E). Because we generally cannot determine at the time we make a distribution whether or not the distribution will exceed our current and accumulated earnings and profits, we normally will withhold tax on the entire amount of any distribution at the 30% rate (subject to reduction by an applicable income tax treaty). However, amounts thus withheld are refundable to the Non-U.S. Holder if it is subsequently determined that such distribution was, in fact, in excess of our current and accumulated earnings and profits.

Dividends we pay to a Non-U.S. Holder that are effectively connected with such Non-U.S. Holder’s conduct of a trade or business within the United States generally will not be subject to United States withholding tax, provided such Non-U.S. Holder complies with certain certification and disclosure requirements. Instead, such dividends generally will be subject to United States federal income tax, net of certain deductions, at the same graduated individual or corporate rates applicable to U.S. Holders (subject to an exemption or reduction in such tax as may be provided by an applicable income tax treaty). If the Non-U.S. Holder is a corporation, dividends that are effectively connected income may also be subject to a “branch profits tax” at a rate of 30% (or such lower rate as may be specified by an applicable income tax treaty).

Information Reporting and Backup Withholding

Information returns will be filed with the IRS in connection with payments resulting from our redemption of shares of our common stock. U.S. Holders will have to provide their taxpayer identification number and comply with comply certification requirements to avoid backup withholding. A Non-U.S. holder may have to comply with certification procedures to establish that it is not a United States person in order to avoid information reporting and backup withholding requirements. The certification procedures required to claim a reduced rate of withholding under a treaty will satisfy the certification requirements necessary to avoid the backup withholding as well. The amount of any backup withholding from a payment to a Non-U.S. holder will be allowed as a credit against such holder’s U.S.

federal income tax liability and may entitle such holder to a refund, provided that the required information is timely furnished to the IRS.

FATCA

A 30% withholding tax applies with respect to certain payments on (and, after December 31, 2018, gross proceeds from a sale or disposition of) our common stock in each case if paid to a foreign financial institution or a non-financial foreign entity (including, in some cases, when such foreign financial institution or entity is acting as an intermediary), unless (i) in the case of a foreign financial institution, such institution enters into an agreement with the U.S. government to withhold on certain payments, and to collect and provide to the U.S. tax authorities substantial information regarding U.S. account holders of such institution (which includes certain equity and debt holders of such institution, as well as certain account holders that are foreign entities with U.S. owners), (ii) in the case of a non-financial foreign entity, such entity certifies that it does not have any substantial U.S. owners or provides the withholding agent with a certification identifying the direct and indirect substantial U.S. owners of the entity or (iii) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. Under certain circumstances, a Non-U.S. Holder might be eligible for refunds or credits of such taxes. An intergovernmental agreement between the United States and an applicable foreign country or future Treasury Regulations may modify these requirements.

Non-U.S. Holders are encouraged to consult their tax advisors regarding the possible implications of such withholding tax.

Vote Required for Approval

Approval of this proposal is a condition to the completion of the Business Combination. If this proposal is not approved, the Business Combination will not occur. This proposal is also conditioned on the Share Issuance Proposal, each Certificate Proposal (except for the Delaware Forum Proposal), the Incentive Plan Proposal and the Director Election Proposal. If any of the Share Issuance Proposal, the Certificate Proposals (other than the Delaware Forum Proposal), the Incentive Plan Proposal or the Director Election Proposal are not approved, this proposal will have no effect and the Business Combination will not occur, even if it is approved by the requisite vote.

The Merger Agreement will be approved and adopted if the holders of a majority of the shares of our common stock represented in person or by person and entitled to vote thereon and actually cast at the special meeting of stockholders vote “FOR” the Business Combination Proposal.

As of the record date, our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors collectively own approximately 20% of our issued and outstanding shares of common stock (excluding warrant shares).

Recommendation of the Board

GPAC’S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
STOCKHOLDERS
VOTE “FOR” THE BUSINESS COMBINATION PROPOSAL.

PROPOSAL NO. 2 — APPROVAL OF ISSUANCE OF MORE THAN 20% OF GPAC’S ISSUED
AND OUTSTANDING COMMON STOCK

Our stockholders are being asked to vote upon and approve, for purposes of complying with applicable NASDAQ Capital Market Listing rules, the issuance of more than 20% of GPAC’s issued and outstanding common stock.

NASDAQ Listing Rule 5635(a) requires stockholder approval where, among other things, the issuance of securities in a transaction exceeds 20% of the number of shares of common stock or the voting power outstanding before the transaction. We currently have 19,406,250 shares of common stock outstanding. We intend to issue up to approximately 23,116,000 shares of GPAC Common Stock in the Business Combination consisting of:

(i)       4,500,000 shares of GPAC Common Stock issuable upon the exchange of the class B limited liability company common units of Sequel issued to the Sequel common equity holders as Equity Consideration;

(ii)      3,266,000 shares of GPAC Common Stock issuable upon exercise of the 6,532,000 Sequel Warrants issued to the Sequel common equity holders in the Business Combination;

(iii)     2,850,000 shares of GPAC Common Stock that may be issued under our proposed Equity Incentive Plan; and

(iv)     up to 12,500,000 shares of GPAC Common Stock that may be issued upon conversion of the preferred stock issuable under certain limited change of control circumstances upon exchange of the Preferred Equity Consideration;

or approximately 119.1% of our 19,406,250 currently outstanding shares of common stock, in the Business Combination (assuming no redemptions of our public shares).

Therefore, we are required to obtain the approval of our stockholders under NASDAQ Listing Rule 5635(a).

Vote Required for Approval

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy that are entitled to vote thereon and actually cast at the special meeting is required to approve the Share Issuance Proposal. Abstentions and broker-non votes will have no effect on the outcome of the vote on this proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal and each of the Certificate Proposals (other than the Delaware Forum Proposal). If the Business Combination Proposal and the Certificate Proposals (other than the Delaware Forum Proposal) are not approved, this proposal will have no effect.

As of the record date, our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of the Business Combination. Currently, our Sponsor, officers and directors collectively own approximately 20% of our issued and outstanding shares of common stock (excluding warrant shares).

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF PROPOSAL 2.

PROPOSAL NO. 3 — APPROVAL OF AMENDMENT TO GPAC’S AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO INCREASE GPAC’S AUTHORIZED
COMMON STOCK AND PREFERRED STOCK

Our stockholders are being asked to vote upon and approve an amendment to our amended and restated certificate of incorporation to increase GPAC’s authorized common stock and authorized preferred stock. Our current authorized capital stock is 36,000,000 shares consisting of 35,000,000 shares of common stock, par value $0.0001 per share, and 1,000,000 shares of preferred stock, par value $0.0001 per share.

There currently are 19,406,250 shares of our common stock and 28,340,000 warrants to purchase 14,170,000 shares of our common stock issued and outstanding as of September 30, 2016. There are no shares of preferred stock currently outstanding.

Up to 30,670,000 additional shares of GPAC Common Stock may be issuable in the future as a result of: (i) 20,808,000 warrants to purchase 10,404,000 shares of GPAC Common Stock owned by GPAC’s existing warrant holders, including the Sponsor, that will remain outstanding following the Business Combination, (ii) the 6,532,000 Sequel Warrants to purchase 3,266,000 shares of GPAC Common Stock that will be issued to the Sequel common equity holders in the Business Combination, (iii) the class B limited liability company common units in Sequel held by the Sequel common equity holders (other than GPAC) that will be exchangeable for 4,500,000 shares of GPAC Common Stock and (iv) up to 12,500,000 shares of GPAC Common Stock that may be issued upon conversion of the preferred stock issuable under certain limited change of control circumstances upon exchange of the Preferred Equity Consideration.

In connection with the Business Combination, we also intend to adopt the Sequel Youth and Family Services Stock Incentive Plan pursuant to which we intend to issue from time to time equity incentive awards to employees, directors and consultants or other service providers to the post-Business Combination company for up to 2,850,000 shares of capital stock.

In order to ensure that we will have sufficient authorized capital to complete the Business Combination and comply with all of our obligations in connection therewith, including our future issuance obligations as described above, and to make issuances pursuant to the Sequel Youth and Family Services Stock Incentive Plan, our board of directors has approved, subject to stockholder approval, an amendment to our amended and restate certificate of incorporation to increase our authorized capital stock to 150 million shares, consisting of 125 million shares of common stock, par value $0.0001 per share, and 25 million shares of preferred stock, par value $0.0001 per share. This summary is qualified by reference to the complete text of the proposed amendment included in our proposed second amended and restated certificate of incorporation, a copy of which is attached as Annex B to this proxy statement.

You are urged to read the proposed second amended and restated certificate of incorporation in its entirety for a more complete description of its terms.

The principal purpose of this proposal is to authorize additional shares of our common stock and preferred stock to:

•         complete the Business Combination and comply with all of our obligations in connection therewith;

•         comply with our obligations to issue shares of our common stock upon exercise of our Public Warrants or Sponsor Warrants currently outstanding;

•         issue equity incentive awards under the Sequel Youth and Family Services Stock Incentive Plan; and

•         for general corporate purposes.

Our board of directors believes it is important for us to have available for issuance a number of authorized shares of capital stock sufficient to support our growth and provide flexibility for future corporate needs, including if needed, as part of financing for future growth or future acquisitions.

Assuming approval of this proposal, after taking into account all 19,406,250 shares issued and outstanding and up to 33,520,000 shares that may be issuable as described above, we would have up to 72,073,750 authorized shares of common stock and 25,000,000 shares of preferred stock available for issuance from time to time at the discretion of our board of directors and without any further stockholder action, except as may be required by applicable law or the requirements of The NASDAQ Capital Market. The shares would be issuable for any corporate purpose, including for future acquisitions, capital raising transactions (including equity, convertible debt), stock dividends or issuances under future equity incentive plans. Our board of directors believes that these additional shares will provide us flexibility needed for our growth in a timely manner and without incurring delays and potential expenses incident to obtaining stockholder approval for a particular issuance.

The following table sets forth a summary of the material differences between our current amended and restated certificate of incorporation and the proposed certificate as amended by this Proposal 3:

Proposed Changes to Amended and Restated Certificate of Incorporation Pursuant to Proposal 3

	Current Certificate	Proposed Certificate
Authorized Capital Stock

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 36,000,000 shares, consisting of 35,000,000 shares of common stock, par value $0.0001 per share and 1,000,000 shares of preferred stock, par value $0.0001 per share.

The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 150 million shares, consisting of 125 million shares of common stock, par value $0.0001 per share and 25 million shares of preferred stock, par value $0.0001 per share.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 3. Broker non-votes, abstentions or the failure to vote on this proposal will have the same effect as a vote “AGAINST” this proposal. This proposal is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect. Approval of this proposal is a condition to the completion of the Business Combination. If this proposal is not approved, the Business Combination will not occur. By approving this Proposal 3, the GPAC stockholders are approving the second amended and restated certificate of incorporation of GPAC which will reflect the amendment contemplated by this Proposal 3.

As of the record date, our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors collectively own approximately 20% of our issued and outstanding shares of common stock (excluding warrant shares).

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF PROPOSAL 3.

PROPOSAL NO. 4 — APPROVAL OF AMENDMENT TO GPAC’S AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO CHANGE THE CLASSIFICATION OF
THE BOARD OF DIRECTORS

Our stockholders are being asked to vote upon and approve an amendment to our amended and restated certificate of incorporation to change the classification of our board of directors from two classes to three classes. In connection with the Business Combination, our board of directors will be reconstituted and initially composed of nine members. Our board of directors believes it is in the best interest of GPAC and our stockholders for our board of directors to be classified into three classes instead of two, each comprising as nearly as possible one-third of the directors to serve for three-year terms except that if this Proposal 4 is approved at the special meeting, our Class I Directors who are elected at the special meeting will serve until our 2017 annual meeting, our Class II Directors who are elected at the special meeting will serve until our 2018 annual meeting and our Class III Directors who are elected at the special meeting will serve until our 2019 annual meeting.

We intend to change our fiscal year-end to correspond to Sequel’s June 30 fiscal year-end, effective following completion of the Business Combination. Accordingly, we expect to conduct our next annual meeting of stockholders during the fourth calendar quarter of 2017 and expect that our annual meeting will be conducted during the fourth calendar quarter of each year thereafter.

Our board of directors believes that providing for a third class of directors will assure desirable continuity in leadership and policy following completion of the Business Combination.

See Proposal 8 below “Election of Directors to the Board” for specifics on our director nominees. The following table sets forth a summary of the material differences between our current amended and restated certificate of incorporation and the proposed certificate as amended by this Proposal 4.

Proposed Changes to Amended and Restated Certificate of Incorporation Pursuant to Proposal 4

	Current Certificate	Proposed Certificate
Classes of Directors

Subject to Section 5.5 hereof, the Board shall be divided into two classes, as nearly equal in number as possible and designated Class I and Class II. The Board is authorized to assign members of the Board already in office to Class I or Class II. The term of the initial Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; the term of the initial Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, successors to the class of directors whose term expires at that annual meeting shall be elected for a two-year term.

Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Upon the effectiveness of this Amended and Restated Certificate, the members of the Board shall be assigned to such classes in a manner that is consistent with applicable disclosures made by the Corporation in its definitive proxy statement filed with the Securities and Exchange Commission in connection with the approval by the stockholders of the Corporation of this Amended and Restated Certificate and of a business combination contemplated by a merger agreement by and among the Corporation, Global Partner Sponsor I LLC, a Delaware limited liability company, Sequel Acquisition, LLC, a Delaware limited liability company, Sequel Youth and Family Services, LLC, an Iowa limited liability company, and the key equity holders and equity holder representative party thereto, dated as of January 11, 2017. The term of the Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; the term of the Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate;

Current Certificate	Proposed Certificate

and the term of the Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease in directorships shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors that constitute the Board shorten the term of any incumbent director.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 4. Broker non-votes, abstentions or the failure to vote on this proposal will have the same effect as a vote “AGAINST” this proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect. Approval of this proposal is a condition to the completion of the Business Combination. If this proposal is not approved, the Business Combination will not occur. By approving this Proposal 4, the GPAC stockholders are approving the second amended and restated certificate of incorporation of GPAC which will reflect the amendment contemplated by this Proposal 4.

As of the record date, our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors collectively own approximately 20% of our issued and outstanding shares of common stock (excluding warrant shares).

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF PROPOSAL 4.

PROPOSAL NO. 5 — APPROVAL OF AMENDMENT TO GPAC’S AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO ADOPT DELAWARE AS EXCLUSIVE
FORUM FOR CERTAIN LEGAL ACTIONS

Our stockholders are being asked to approve an amendment to GPAC’s amended and restated certificate of incorporation to provide that, with certain exceptions, the state and federal courts of the State of Delaware be the exclusive forum for certain legal actions.

The form of the amendment proposed to be included in our second amended and restated certificate of incorporation is as follows:

ARTICLE IX
EXCLUSIVE FORUM

Section 9.1. Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) of the Corporation to bring (i) any derivative action, suit or proceeding brought or purporting to be brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action, suit or proceeding asserting a claim against the Corporation or any of its current or former directors, officers or employees arising pursuant to any provision of the DGCL, this Amended and Restated Certificate or the Bylaws or (iv) any action, suit or proceeding asserting a claim against the Corporation or any of its current or former directors, officers or employees governed by the internal affairs doctrine, except for, as to each of clauses (i) through (iv), any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction.

Section 9.2. Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 9.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 9.1 immediately above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 9.3. If any provision of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance to such person and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) to such person, and the application of such provision to other persons and circumstances, shall not in any way be affected or impaired thereby. Any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have received notice of and consented to the provisions of this Article IX.

This amendment is intended to assist GPAC in avoiding multiple lawsuits in multiple jurisdictions regarding the same matter. The ability to require such claims to be brought in a single forum will help to assure consistent consideration of the issues, the application of a relatively known body of case law and level of expertise, and should promote efficiency and costs-savings in the resolution of such claims. Our board of directors believes that Delaware courts are best suited to address disputes involving such matters given that GPAC is incorporated in Delaware and that the Delaware courts have a reputation for expertise in corporate law matters. Our board of directors also believes that the Delaware courts have more experience and expertise in dealing with complex corporate issues than many other jurisdictions. For these reasons, our board of directors believes that providing for Delaware as the exclusive forum for the types of disputes listed above is in the best interests of GPAC and our stockholders. At the same time, our board of directors believes that GPAC should retain the ability to consent to an alternative forum on a case-by-case basis where GPAC determines that its interest and those of our stockholders are best served by permitting such a dispute to proceed in a forum other than the Delaware courts.

Our board of directors is aware that certain proxy advisors, and even some institutional holders, take the view that they will not support an exclusive forum clause until the company requesting it can show it already has suffered material harm as a result of multiple stockholder suits filed in different jurisdictions regarding the same matter. We feel this position fails to adequately take into account a variety of important considerations, including recent trends in lawyer-driven stockholder litigation; for example, recent lawsuits alleging breach of fiduciary duty relating to disclosures in proxy statements for annual stockholder meetings that threaten to delay or impede the meeting at significant cost to a company unless there is a quick settlement of the matter. These cases have typically been filed in the state court where the company is located rather than the state where it is incorporated, thus requiring a court less familiar with the laws of the jurisdiction in which the company is incorporated to interpret and apply those laws and to do so under a very tight timeframe. For the reasons set forth above, we believe that Delaware courts are best suited to address such issues. Our board of directors believes that it is more prudent to take preventive measures before GPAC and most of our stockholders are harmed by the increasing practice of the plaintiffs’ bar to rush to file their own claims in their favorite jurisdictions, not after.

Such a provision requires that state courts in which such claims are asserted in contravention of the proposed amendment be willing to enforce its terms. It cannot be assured that all state courts will determine such a provision to be enforceable or will be willing to force the transfer of such proceedings to the Delaware courts. However, the Company believes that if the stockholders approve the Exclusive Forum Amendment, a court would be more likely to enforce it.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 5. Broker non-votes, abstentions or the failure to vote on this proposal will have the same effect as a vote “AGAINST” this proposal.

This proposal is not conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will still go into effect if approved. By approving this Proposal 5, the GPAC stockholders are also approving the Second Amended and Restated Certificate of Incorporation, which would reflect the amendment contemplated by this Proposal 5.

As of the record date, our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors collectively own approximately 20% of our issued and outstanding shares of common stock (excluding warrant shares).

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF PROPOSAL 5.

PROPOSAL NO. 6 — APPROVAL OF AMENDMENT TO GPAC’S AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO CHANGE GPAC’S NAME

Our stockholders are being asked to vote upon and approve an amendment to GPAC’s amended and restated certificate of incorporation to change GPAC’s name to “Sequel Youth and Family Services, Inc.”

We are required to change GPAC’s name pursuant to the terms of the Merger Agreement. We have agreed to change GPAC’s name under the Merger Agreement to reflect GPAC’s new business and operations following completion of the Business Combination and use the same name as the one with which its business is known to customers, suppliers, regulators and the industry.

Vote Required for Approval

The affirmative vote of holders of a majority of the outstanding shares of our common stock is required to approve this Proposal 6. Broker non-votes, abstentions or the failure to vote on this proposal will have the same effect as a vote “AGAINST” this proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect. Approval of this proposal is a condition to the completion of the Business Combination. If this proposal is not approved, the Business Combination will not occur. By approving this Proposal 6, the GPAC stockholders are approving the second amended and restated certificate of incorporation of GPAC which will reflect the amendment contemplated by this Proposal 6.

As of the record date, our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors collectively own approximately 20% of our issued and outstanding shares of common stock (excluding warrant shares).

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF PROPOSAL 6.

PROPOSAL NO. 7 — APPROVAL OF AMENDMENT TO GPAC’S AMENDED AND
RESTATED CERTIFICATE OF INCORPORATION TO REMOVE CERTAIN PROVISIONS
RELATING TO GPAC’S STATUS AS A BLANK CHECK COMPANY

Our stockholders are being asked to approve an amendment to GPAC’s amended and restated certificate of incorporation to remove certain provisions related to GPAC’s status as a blank check company. Upon consummation of the Business Combination, we will cease to be a blank check company and the provisions in our amended and restated certificate of incorporation related to our status and obligations as a blank check company, including provisions relative to consummating a business combination prior to August 4, 2017 and provisions relative to the release and use of funds in the Trust Account, will become inapplicable by their terms and of no further force and effect. We are also proposing the removal of the provisions related to the waiver of the corporate opportunity doctrine.

The following table sets forth a summary of the material differences between our current amended and restated certificate of incorporation and the proposed certificate as amended by this Proposal 7:

Proposed Changes to Amended and Restated Certificate of Incorporation Pursuant to Proposal 7

	Current Certificate	Proposed Certificate
Purpose

Our current certificate provides that our purpose is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law, as amended, and that, in addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company possesses and may exercise all the powers and privileges that are necessary or convenient to the conduct, promotion or attainment of the business or purposes of the Company including, but not limited to, effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination, involving the Company and one or more businesses.

The proposed certificate provides that our purpose is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Provisions Specific to a Blank Check Company	Under our current certificate, Article IX sets forth various provisions related to our operations as a blank check company prior to the consummation of an initial business combination.

The proposed certificate does not include these blank check company provisions because, upon consummation of the Business Combination, we will cease to be a blank check company. In addition, the provisions requiring that the proceeds from our initial public offering be held in a trust account until a business combination or liquidation of the Company and the terms governing the Company’s consummation of a proposed business combination will not be applicable following consummation of the Business Combination.

Corporate Opportunity

Our current certificate provides that the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors in circumstances where the application of any such doctrine would conflict with any fiduciary duties or contractual obligations they may have.

The proposed certificate does not include this corporate opportunity provision because such provision is not typical for a public company.

Vote Required for Approval

The affirmative vote of holders of at a majority of the outstanding shares of our common stock is required to approve this Proposal 7. Broker non-votes, abstentions or the failure to vote on this proposal will have the same effect as a vote “AGAINST” this proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal. If the Business Combination Proposal is not approved, this proposal will have no effect. Approval of this proposal is a condition to the completion of the Business Combination. If this proposal is not approved, the Business Combination will not occur. By approving this Proposal 7, the GPAC stockholders are approving the second amended and restated certificate of incorporation of GPAC which will reflect the amendment contemplated by this Proposal 7.

As of the record date, our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors collectively own approximately 20% of our issued and outstanding shares of common stock (excluding warrant shares).

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF PROPOSAL 7.

PROPOSAL NO. 8 — ELECTION OF DIRECTORS TO THE BOARD

GPAC’s board of directors is currently divided into two classes, Classes I and II. If Proposal 4 is approved, our second amended and restated certificate of incorporation will reclassify our board of directors into three separate classes, with each class serving a three-year term. At the special meeting, stockholders are being asked to elect nine directors to our board of directors, effective upon the closing of the Business Combination.

We intend to change our fiscal year end to correspond to Sequel’s June 30 fiscal year-end, effective following completion of the Business Combination. Accordingly, we expect to conduct our next annual meeting of stockholders during the fourth calendar quarter of 2017.

Our board of directors has nominated:

•         William Kerr, Ronald Diegelman and Andrew Cook to serve as Class I Directors, to take office immediately upon the closing of the Business Combination, and each with a term expiring at GPAC’s annual meeting of stockholders in 2017 and until his successor is duly elected and qualified, or until his earlier resignation, removal or death;

•         Paul Zepf, Gary DiCamillo and Charles Bryan to serve as Class II Directors to take office immediately upon the closing of the Business Combination, with a term expiring at GPAC’s annual meeting of stockholders in 2018 and until his successor is duly elected and qualified, or until his earlier resignation, removal or death; and

•         Daniel Baker, John F. Ripley and John Stupak to serve as Class III Directors, to take office immediately upon the closing of the Business Combination, and each with a term expiring at GPAC’s annual meeting of stockholders in 2019 and until his successor is duly elected and qualified, or until his earlier resignation, removal or death.

We anticipate that Jeffrey Weiss and Pano Anthos will resign from their positions as directors, effective upon the closing of the Business Combination.

For information regarding our continuing directors Paul Zepf, Gary DiCamillo and William Kerr and our director nominee Andrew Cook, see “Information About GPAC — Management — Directors and Executive Officers.” For information regarding the additional director nominees to our board of directors John F. Ripley and John Stupak, see “Information About Sequel — Management — Directors and Executive Officers,” and for information regarding Daniel Baker, Charles Bryan and Ronald Diegelman, see “Management After the Business Combination.”

Vote Required for Approval

If a quorum is present, directors are elected by a plurality of the votes cast, in person or by proxy. This means that all of the nominees will be elected if they receive more affirmative votes than any other nominee for the same position. Votes marked “FOR” a nominee will be counted in favor of that nominee. Proxies will have full discretion to cast votes for other persons in the event any nominee is unable to serve. Failure to vote by proxy or to vote in person at the special meeting, abstentions and broker non-votes will have no effect on the vote since a plurality of the votes cast is required for the election of each nominee.

This proposal is conditioned upon the approval of the Business Combination Proposal and each of the Certificate Proposals (other than the Delaware Forum Proposal). If the Business Combination Proposal and the Certificate Proposals (other than the Delaware Forum Proposal) are not approved, this proposal will have no effect. Approval of this proposal is a condition to the completion of the Business Combination. If this proposal is not approved, the Business Combination will not occur.

As of the record date, our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors collectively own approximately 20% of our issued and outstanding shares of common stock (excluding warrant shares).

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
STOCKHOLDERS VOTE “FOR” THE ELECTION OF EACH OF THE PROPOSED
NOMINEES TO THE BOARD OF DIRECTORS.

PROPOSAL NO. 9 — APPROVAL AND ADOPTION OF THE EQUITY INCENTIVE PLAN

Our board of directors has unanimously approved and adopted the Sequel Youth and Family Services Stock Incentive Plan (the “Equity Incentive Plan”), and our board has unanimously approved and recommended that our stockholders approve and adopt the Equity Incentive Plan.

Stockholders are being asked to approve the Equity Incentive Plan. Stockholder approval of the Equity Incentive Plan is necessary in order for us to take tax deductions for certain compensation resulting from awards granted thereunder qualifying as performance-based compensation under Section 162(m) of the Internal Revenue Code, as amended (the “Code”). If our stockholders do not approve the Equity Incentive Plan, the Equity Incentive Plan will not go into effect.

The principal features of the Equity Incentive Plan are summarized below, but the summary is qualified in its entirety by reference to the complete text of the Sequel Youth and Family Services Stock Incentive Plan, which is attached as Annex C to this proxy statement.

Highlights of the Equity Incentive Plan

We adopted our Equity Incentive Plan to enable us and our affiliated companies to: (a) recruit and retain highly qualified employees, directors and consultants; (b) offer them a greater stake in our success and a closer identity with our company; and (c) encourage ownership of our stock by such individuals.

The Equity Incentive Plan permits the grant of (i) nonqualified stock options (“Options”); (ii) restricted stock awards; (iii) restricted stock units (“RSUs”), (iv) stock appreciation rights (“SARs”) and (v) other stock-based awards, which we refer to collectively as “Awards,” as more fully described below.

Some of the key features of the Equity Incentive Plan that reflect our commitment to effective management of incentive compensation are as follows:

No Repricing of Options. The Equity Incentive Plan prohibits, without stockholder approval, the repricing of Options.

No In-the-Money Options. The Equity Incentive Plan prohibits the grant of Options with an exercise or base price less than the fair market value of our common stock as of the date of grant.

Section 162(m) Qualification. The Equity Incentive Plan is designed to allow Awards made under the Equity Incentive Plan to qualify as performance-based compensation under Section 162(m) of the Code.

Recoupment. Awards made under the Equity Incentive Plan may be subject to rescission, cancellation or recoupment, in whole or in part, under any current or future “clawback” or similar policy maintained by us that is applicable to any participant.

Independent Administration. The Compensation Committee, which consists of only independent directors, will be responsible for the general administration of the Equity Incentive Plan with respect to Awards, provided however, that the Compensation Committee may delegate to one or more officers or Board members the authority to grant Awards to eligible individuals, who are neither subject to the requirements of Rule 16b-3 of the Exchange Act nor “covered employees” within the meaning of Section 162(m) of the Code

All Awards granted under the Equity Incentive Plan are governed by separate written agreements, or Award Agreements, between us and the participants. No Awards may be granted after the 10th anniversary of the date on which the Equity incentive Plan was approved by the Board, although Awards granted before that time will remain valid in accordance with their terms.

Eligibility. Any of our employees, officers, directors, consultants (who are natural persons) are eligible to participate in the Equity Incentive Plan if selected by the Compensation Committee (the “Participants”). The basis of participation of an individual under the Equity Incentive Plan, and the type and amount of any Award that an individual will be entitled to receive under the Equity Incentive Plan, will be determined by the Compensation Committee based on its judgment as to the best interests of the Company and our stockholders, and therefore cannot be determined in advance.

Subject to certain adjustments, the maximum number of shares of common stock that may be issued under the Equity Incentive Plan in connection with Awards is 2.4 million. In any calendar year, no Participant may receive any Award or any combination of Awards that relate to more than 800,000 shares. Any shares tendered by a Participant in payment of an exercise price for an Award or the tax liability with respect to an Award, including shares withheld from any such Award, shall not be available for future Awards hereunder. Any shares of Common Stock issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares of Common Stock available for Awards under the Plan. Additionally, subject to counting procedures adopted by the Compensation Committee, any shares subject to an Award under the Plan that are forfeited or terminated without an actual distribution of shares shall again be available for Awards under the Plan.

In the event of any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, which affects the Common Stock, the Compensation Committee may make such adjustment, which is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, to (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding Awards, (iii) the aggregate number and kind of shares of Common Stock available under the Plan, (iv) the limits described in above, (v) the exercise price or grant price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award, and (vi) if applicable to the performance goals applicable to any such Award.

Options. An Option entitles the holder to purchase from us a stated number of shares of common stock at a set price. The Compensation Committee will specify the number of shares of common stock subject to each Option and the exercise price for such Option, provided that the exercise price may not be less than the fair market value of a share of common stock on the date the Option is granted. Generally, all or part of the exercise price may be paid (i) in cash, (ii) with shares of Common Stock, (iii) with other legal consideration that the Committee may deem appropriate, which may include payment through cashless and net exercise arrangements, to the extent permitted by applicable law, or (iv) by any combination of such methods. Participants who are subject to the reporting requirements of Section 16 of the Exchange Act may elect to pay all or a portion of the exercise price of an Option by directing the Company to withhold shares of Common Stock that would otherwise be received upon exercise of such Option.

All Options shall be exercisable in accordance with the terms of the applicable Award Agreement. The maximum term of an Option shall be determined by the Compensation Committee on the date of grant but shall not exceed 10 years.

Unless otherwise provided in an Award Agreement or as may be determined by the Compensation Committee, upon a Participant’s termination of service with the Company, the unvested portion of such Participant’s Options shall cease to vest and shall be forfeited with no further compensation due to the Participant and the vested portion of such Participant’s Options shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period of (i) 90 days in the event of a Participant’s termination of service by the Company or a Subsidiary without Cause (as such term is defined in the Plan), (ii) one year in the event of a Participant’s termination of service due to death or disability and (iii) 30 days in the event of a Participant’s voluntary termination of service; provided, however, that in no event shall any Option be exercisable after its stated term has expired. All of a Participant’s Options shall be forfeited immediately upon such Participant’s termination by the Company for Cause.

Restricted Stock. A restricted stock award is a grant of shares of common stock, which are subject to forfeiture restrictions during a restriction period. The Compensation Committee will determine the price, if any, to be paid by the Participant for each share of common stock subject to a restricted stock award. The Compensation Committee may condition the expiration of the restriction period, if any, upon: (i) the Participant’s continued service over a period of time with us or our affiliates; (ii) the achievement by the Participant, us or our affiliates of any other performance goals set by the Compensation Committee; or (iii) any combination of the above conditions as specified in the Award Agreement. If the specified conditions are not attained, the Participant will forfeit the portion of the restricted stock award with respect to which those conditions are not attained, and the underlying common stock will be forfeited to us. At the end of the restriction period, if the conditions, if any, have been satisfied, the restrictions imposed will lapse with respect to the applicable number of shares. During the restriction period, unless otherwise provided in an Award Agreement, a Participant will have the right to vote the shares underlying the restricted stock; however, all dividends will remain subject to restriction until the stock with respect to which the dividend was issued lapses. The Compensation Committee may, in its discretion, accelerate the vesting and delivery of shares of restricted stock. Unless otherwise provided in an Award Agreement or as may be determined by the Compensation Committee, upon a Participant’s termination of service with the Company, the unvested portion of a restricted stock award will be forfeited.

RSUs. RSUs are granted in reference to a specified number of shares of common stock and entitle the holder to receive, on achievement of specific performance goals established by the Compensation Committee, after a period of continued service with us or our affiliates or any combination of the above as set forth in the applicable Award Agreement, one share of common stock for each such share of common stock covered by the RSU. The Compensation Committee may, in its discretion, accelerate the vesting of RSUs. Unless otherwise provided in an Award Agreement or as may be determined by the Compensation Committee, upon a Participant’s termination of service with the Company, the unvested portion of the RSUs will be forfeited.

Stock Appreciation Rights. An SAR entitles the recipient to receive, upon exercise of the SAR, the increase in the fair market value of a specified number of shares of common stock from the date of the grant of the SAR and the date of exercise payable in shares of common stock. Any grant may specify a vesting period or periods before the SAR may become exercisable and permissible dates or periods on or during which the SAR shall be exercisable. No SAR may be exercised more than ten years from the grant date. Upon a Participant’s termination of service the same general conditions applicable to Options as described above would be applicable to the SAR.

Other Stock-Based Awards. Other Stock-Based Awards may be granted by the Compensation Committee in the form and on such terms and conditions as the Committee shall determine.

Performance Goals. Performance goals may be linked to a variety of factors including the Participant’s completion of a specified period of employment or service with us or an affiliated company. Additionally, performance goals can include objectives stated with respect to an individual Participant, the Company or the subsidiary, division, department or function in which the Participant is employed. Performance goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. The performance goals are limited to one or more of the following:

•         specified levels of or increases in the Company’s, a division’s or a subsidiary’s return on capital, equity or assets;

•         earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA);

•         net economic profit (which is operating earnings minus a charge to capital);

•         net income;

•         operating income;

•         sales;

•         sales growth;

•         gross margin;

•         direct margin;

•         share price (including but not limited to growth measures and total stockholder return), operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital);

•         inventory turns;

•         financial return ratios;

•         market share;

•         balance sheet measurements such as receivable turnover;

•         improvement in or attainment of expense levels;

•         improvement in or attainment of working capital levels;

•         debt reduction;

•         strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement;

•         customer or employee satisfaction;

•         individual objectives;

•         any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress of the Company and its subsidiaries (or any business unit of the Company or any of its subsidiaries); and/or

•         any combination of any of the foregoing criteria.

The Compensation Committee may impose restrictions on the grant, exercise or payment of an Award as it determines appropriate. Generally, Awards granted under the Equity Incentive Plan shall be nontransferable except by will or by the laws of descent and distribution. No Participant shall have any rights as a stockholder with respect to shares covered by Options, SARs, or RSUs, unless and until such Awards are settled in shares of common stock.

No Option (or, if applicable, SARs) shall be exercisable, no shares of common stock shall be issued, no certificates for shares of common stock shall be delivered and no payment shall be made under the Equity Incentive Plan except in compliance with all applicable laws.

Our board of directors may amend, suspend or terminate the Equity Incentive Plan and the Compensation Committee may amend any outstanding Award at any time; provided that (a) such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s stockholders if (i) such action would decrease the price at which outstanding Awards may be exercised or (ii) such stockholder approval is required by any applicable federal, state or foreign law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted and (b) no such amendment or termination may adversely affect Awards then outstanding without the holder’s permission, unless such amendment is necessary to ensure a deduction under Section 162(m) of the Code, if applicable, or to avoid the additional tax described in Section 409A of the Code.

In the event of a change in control (as defined in the Equity Incentive Plan), the Compensation Committee may, in its discretion, (i) accelerate the vesting and, if applicable, exercisability of all outstanding Awards, (ii) cancel all outstanding Options or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the fair market value of the Common Stock underlying the unexercised portion of the Option or SAR over the exercise price or grant price, as the case may be, of such portion, , (iii) terminate all Options or SARs, effective immediately prior to the change in control, provided that the Company provides the Participant an opportunity to exercise such Award within a specified period following the Participant’s receipt of a written notice of such change in control and the Company’s intention to terminate such Awards, or (iv) require the successor corporation, following a change in control if the Company does not survive such change in control, to assume all outstanding Options or SARs and to substitute such Options or SARs with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of Participants with respect to such Options or SARs. The judgment of the Compensation Committee with respect to a change in control shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

New Plan Benefits

Because our Compensation Committee has discretion to grant future awards of a design and amount determined in its discretion, (i) it is not possible at present to specify the persons to whom Awards will be granted under the Equity Incentive Plan in the future or the amounts and types of individual grants and (ii) nor would it be possible to predict what awards would have been had the Equity Incentive Plan been in existence in the prior fiscal year. However, it is anticipated that, among others, all of our current executive officers, including our named executive officers, will receive Awards under the Equity Incentive Plan.

Section 162(m) of the Internal Revenue Code

Section 162(m) of the Code limits the federal income tax deductions a publicly held company can claim for compensation in excess of $1,000,000 paid to certain executive officers (generally, the officers who are “named executive officers” in the summary compensation table in the issuer’s proxy statement, excluding the issuer’s principal financial officer). “Qualified performance-based compensation” is not counted against the $1,000,000 deductibility limit. Under the Equity Incentive Plan, options and SARs granted with an exercise price at least equal to 100% of the fair market value of the underlying shares at the date of grant may satisfy the requirements for treatment as “qualified performance-based compensation.” In addition, Performance Awards that are conditioned upon achievement of certain Performance Goals may satisfy the requirements for treatment as “qualified performance-based compensation.” A number of other requirements must be met, however, in order for those awards to so qualify. Accordingly, there can be no assurance that awards under the Equity Incentive Plan will be fully deductible under all circumstances.

Federal Income Tax Consequences Relating to Awards Under the Equity Incentive Plan

The current United States federal income tax treatment of awards under the Equity Incentive Plan is generally described below. This description of tax consequences is not a complete description. There may be different income tax consequences under certain circumstances, and there may be gift and estate tax consequences. Local, state and other taxing authorities may also tax awards under the plan. Tax laws are subject to change.

Nonqualified Stock Options

There are generally no federal income tax consequences to a Participant or to the Company upon the grant of a nonqualified stock option. Upon the exercise of a nonqualified stock option, a Participant will recognize ordinary income in an amount equal to the excess of the fair market value of the shares at the time of exercise over the aggregate exercise price paid. The Company generally will be entitled to a corresponding federal income tax deduction. The Participant will have a tax basis in the shares equal to the exercise price plus the amount of income recognized at the time of exercise.

When a Participant sells shares of stock acquired through the exercise of a nonqualified stock option, the Participant will have a capital gain or loss in an amount equal to the difference between the amount realized on the sale and the tax basis in the shares. The capital gain tax rate will depend on a number of factors, including the length of time the Participant held the shares prior to selling them.

Restricted Stock

A Participant will generally not recognize federal taxable income when he or she receives a grant of restricted stock, and the Company will not be entitled to a deduction, until the stock is transferable by the Participant or is otherwise no longer subject to a substantial risk of forfeiture. When the stock is either transferable or is no longer subject to a substantial risk of forfeiture, a Participant will recognize ordinary income in an amount equal to the fair market value of the shares at that time (less any amounts paid for the shares), and generally, the Company will be entitled to a deduction in the same amount. Any gain or loss recognized by the Participant upon a later disposition of the shares will be capital gain or loss. A Participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date the stock became transferable or ceased to be subject to a substantial risk of forfeiture.

A Participant may elect to recognize ordinary income in the year when the share award is granted in an amount equal to the fair market value of the shares subject to the award (less any amounts paid for such shares) at the time of grant, determined without regard to any restrictions. This election is referred to as a Section 83(b) election. In that event, the Company will be entitled to a corresponding deduction in the same year. Any gain or loss recognized by the Participant upon a later disposition of the shares will be capital gain or loss. A Participant’s holding period for purposes of determining whether that capital gain or loss is long-term or short-term will be counted from the date of the original transfer to the Participant. The Participant may not claim a credit for any tax previously paid on stock that is later forfeited.

Restricted Stock Units

If a Participant is granted a restricted stock unit, he or she will not be required to recognize any taxable income at the time of grant. Upon distribution of shares or cash in respect of a restricted stock unit, the fair market value of those shares or the amount of that cash will be taxable to the Participant as ordinary income and the Company will receive a deduction equal to the income recognized by the Participant. The subsequent disposition of shares acquired pursuant to a restricted stock unit will result in capital gain or loss (based on the difference between the price received on disposition and the market value of the shares at the time of their distribution). The capital gain tax rate will depend on a number of factors, including the length of time the Participant held the shares prior to selling them.

SARs

A Participant realizes no taxable income and the Company is not entitled to a deduction when a SAR is granted. Upon exercising a SAR, a Participant will realize ordinary income in an amount equal to the fair market value of the shares received minus any amount paid for the shares, and the Company will be entitled to a corresponding deduction. A Participant’s tax basis in the shares of common stock received upon exercise of a SAR will be equal to the fair market value of such shares on the exercise date, and the Participant’s holding period for such shares will begin at that time. Upon sale of the shares of common stock received upon exercise of a SAR, the Participant will realize short-term or long-term capital gain or loss, depending upon whether the shares have been held for more than one year. The amount of such gain or loss will be equal to the difference between the amount realized in connection with the sale of the shares and the Participant’s tax basis in such shares.

Other Stock-Based Awards

The tax consequences of receiving other stock-based Awards will generally be governed by the principles set forth in the Code. These tax consequences may vary depending upon the terms and conditions of such awards.

Interest of Certain Persons in the Equity Incentive Plan

Stockholders should understand that our executive officers and non-employee directors may be considered to have an interest in the approval of the Equity Incentive Plan because they may in the future receive awards under it. Nevertheless, our board of directors believes that it is important to provide incentives and rewards for superior performance and the retention of experienced directors by implementing the Equity Incentive Plan.

Equity Awards

The grant of options and other equity or cash awards under the Equity Incentive Plan is discretionary and we cannot determine now the specific number or type of equity or cash awards to be granted in the future to any particular person or group. Any such grants of awards will be made in the sole discretion of our Compensation Committee, in such amounts and to such persons, as our Compensation Committee deems appropriate.

Vote Required for Approval

The affirmative vote of holders of a majority of the shares of our common stock present in person or represented by proxy at the special meeting and entitled to vote thereon and actually cast is required to approve the Equity Incentive Plan. Abstentions and broker-non votes will have no effect on the outcome of the vote on this proposal.

This proposal is conditioned upon the approval of the Business Combination Proposal and each of the Certificate Proposals (other than the Delaware Forum Proposal). If the Business Combination Proposal and the Certificate Proposals (other than the Delaware Forum Proposal) are not approved, this proposal will have no effect.

Approval of this proposal is a condition to the completion of the Business Combination. If this proposal is not approved, the Business Combination will not occur.

As of the record date, our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of this proposal. Currently, our Sponsor, officers and directors collectively own approximately 20% of our issued and outstanding shares of common stock (excluding warrant shares).

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR
STOCKHOLDERS
VOTE “FOR” THE APPROVAL AND ADOPTION OF THE SEQUEL YOUTH AND FAMILY
SERVICES STOCK INCENTIVE PLAN.

PROPOSAL NO. 10 — THE ADJOURNMENT PROPOSAL

The Adjournment Proposal, if adopted, will allow our board of directors to adjourn the special meeting of stockholders to a later date or dates to permit further solicitation of proxies. The Adjournment Proposal will only be presented to our stockholders in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve one or more of the proposals presented at the special meeting. In no event will our board of directors adjourn the special meeting of stockholders or consummate the Business Combination beyond the date by which it may properly do so under our amended and restated certificate of incorporation and Delaware law.

If the Adjournment Proposal is not approved by our stockholders, our board of directors may not be able to adjourn the special meeting of stockholders to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the special meeting of stockholders to approve the Business Combination Proposal or the Incentive Plan Proposal.

Vote Required For Approval

Adoption of the Adjournment Proposal requires the affirmative vote of a majority of the issued and outstanding shares of our common stock as of the record date represented in person or by proxy and entitled to vote thereon and actually cast at the special meeting of stockholders. Adoption of the Adjournment Proposal is not conditioned upon the adoption of any of the other proposals. Abstentions and broker-non votes will have no effect on the outcome of the vote on this proposal.

The Adjournment Proposal does not require the approval of any other proposal to be effective and will only be presented at the special meeting if there are not sufficient votes to approve one or more of the other proposals.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS
VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT GPAC

We are a blank check company incorporated in May 2015 as a Delaware corporation formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses.

We have been focused on seeking and completing an initial business combination with a company that has an enterprise value of between $300 million and $1.5 billion, although potential target entities with a smaller or larger enterprise value were be considered. In seeking such an opportunity, we intended to capitalize on the ability of our combined team to identify, acquire and operate a business following the business combination.

We are not presently engaged in, and we will not engage in, any operations for an indefinite period of time until we consummate a business combination.

Our management team is led by William Kerr, our Chairman, Paul Zepf, our Chief Executive Officer and a director, and Andrew Cook, our Chief Financial Officer. In addition, our combined team includes our other directors (Pano Anthos, Gary DiCamillo and Jeffrey Weiss) and advisors (David Chamberlain, Neal Goldman and Michael Johnston). For a complete discussion of our combined teams’ background and experience, please see “Management — Directors and Executive Officers.”

We believe the combined team possesses the core characteristics of an ideal team for a special purpose acquisition corporation. This combined team is a mix of what we view to be successful dealmakers or operators, with experience across multiple deal types, including complicated special situations and as senior operators across a variety of businesses and industries, having completed more than 125 transactions collectively. This combined team has built a meaningful proprietary deal sourcing network in a wide range of industries and business lines that should allow us to source deals that other investors could not. Through these endeavors, this combined team has what we believe is a long standing track record of value creation, both as investors and for investors, across the gamut of private equity or direct public and private company investing. Our network and current affiliations across the team allow us to lean heavily on an existing infrastructure of resources that assist in due diligence, underwriting and ultimately structuring an acquisition. We may also leverage our network of third party advisors as needed.

Significant Activities Since Inception

On August 4, 2015, we consummated our initial public offering of 15,525,000 units, including the full exercise of the underwriters’ over-allotment option of 2,025,000 units. Each unit consists of one share of common stock and one warrant to purchase one-half of one share of common stock at an exercise price of $5.75 per half share ($11.50 per full share). The units were sold in our initial public offering at an offering price of $10.00 per unit, generating gross proceeds of $155,250,000 (before underwriting discounts and commissions and offering expenses). Simultaneously with the consummation of our initial public offering, we completed the private placement of 12,815,000 warrants issued to our Sponsor, generating total proceeds of $6,407,500.

A total of $155,250,000 of the net proceeds from our initial public offering (including the over-allotment) and the private placement with our Sponsor were deposited in the Trust Account established for the benefit of our public stockholders.

Our units began trading on July 30, 2015 on The NASDAQ Capital Market under the symbol “GPACU.” Commencing on August 13, 2015, the securities comprising the units began separate trading. Our units, common stock, and warrants are trading on The NASDAQ Capital Market under the symbols “GPACU,” “GPAC” and “GPACW,” respectively.

At closing of the Business Combination, our units will separate into their component shares of common stock and warrants so that the units will no longer trade separately under “GPACU.” We intend to apply for the continued listing of our common stock and warrants on The NASDAQ Capital Market under the ticker symbols “SYFS” and “SYFSW,” respectively, following consummation of the Business Combination.

Our Sponsor has agreed not to transfer, assign or sell any of its shares of GPAC Common Stock until the earlier of (A) one year after the completion of the Business Combination, or earlier if, subsequent to the Business Combination, the last sale price of GPAC’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any

30-trading day period commencing at least 150 days after the Business Combination or (B) the date on which GPAC completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of GPAC’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Each Public Warrant issued and sold to the public in GPAC’s initial public offering entitles the holder to purchase one-half of one share of common stock of GPAC at a price of $5.75 per half share ($11.50 per full share). No fractional shares will be issued upon exercise of the Public Warrants. If, upon exercise of the Public Warrants, a holder would be entitled to receive a fractional interest in a share, GPAC will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Public Warrant holder. Each Public Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of GPAC’s initial public offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if GPAC does not complete a business combination on or prior to the 24-month period allotted to complete a business combination, the Public Warrants will expire at the end of such period. GPAC has agreed to use its best efforts following the completion of a business combination to file a new registration statement under the Securities Act to cover the shares of common stock issuable upon the exercise of the Public Warrants. If GPAC is unable to deliver registered shares of common stock to the holder upon exercise of Public Warrants issued in connection with the 15,525,000 public units during the exercise period, there will be no net cash settlement of these Public Warrants and they will expire worthless, unless they are exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Public Warrants become exercisable, GPAC may redeem the outstanding Public Warrants in whole and not in part at a price of $0.01 per Public Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of GPAC’s shares of common stock equals or exceeds $24.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before GPAC sends the notice of redemption to the Public Warrant holders. The holders of these Public Warrants do not have redemption rights in connection with the Business Combination.

Each Sponsor Warrant issued and sold to the Sponsor in connection with GPAC’s initial public offering entitles the Sponsor to purchase one-half of one share of common stock of GPAC at $5.75 per half share ($11.50 per full share). The Sponsor Warrants (including the common stock issuable upon exercise of the Sponsor Warrants) are not transferable, assignable or salable except to permitted transferees until 30 days after the completion of the Business Combination and they are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Sponsor Warrants are held by someone other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by GPAC and exercisable by such holders on the same basis as the Public Warrants. The Sponsor Warrants can also be exercised on a cashless basis so long as they are owned by the Sponsor or its permitted transferees. Otherwise, the Sponsor Warrants have terms and provisions that are identical to those of the Public Warrants and have no net cash settlement provisions. If GPAC does not complete a business combination, then the proceeds from the Sponsor Warrants will be part of the liquidating distribution to the public stockholders and the Sponsor Warrants will expire worthless.

Financial Position

With funds available for a business combination in the amount of $155.5 million as of September 30, 2016 assuming no redemptions and after payment of up to approximately $4.6 million of deferred underwriting fees, we offer a target business a variety of options such as creating a liquidity event for its owners, providing capital for the potential growth and expansion of its operations or strengthening its balance sheet by reducing its debt ratio. Because we are able to complete a business combination using our cash, debt or equity securities, or a combination of the foregoing, we have the flexibility to use the most efficient combination that will allow us to tailor the consideration to be paid to the target business to fit its needs and desires.

We intend to pay any redemption of GPAC Common Stock, the Cash Distribution, the Preferred Cash Distribution, and Business Combination transaction expenses primarily with proceeds from the Trust Account and approximately $2.8 million in borrowings at closing under Sequel’s current revolving credit line. The remainder of the consideration in the Business Combination consists the Preferred Equity Consideration, the Sequel Warrants, the Equity Consideration and the rights under the Tax Receivable Agreement.

Third party Business Combination transaction expenses will be paid at closing in an amount of up to $22.0 million in the aggregate, consisting of $11.6 million for Company Third Party Expenses and up to a maximum of $10.4 million for GPAC and Sponsor third party expenses. The Sequel equity holders have agreed to indemnify us for unpaid Company Third Party Expenses in excess of $11.6 million.

If not all of the funds released from the Trust Account are used for payment of the Cash Distribution, the Preferred Cash Distribution, the Business Combination transaction expenses and redemptions of our common stock in connection with our Business Combination, we may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations post-Business Combination, the payment of principal or interest due on indebtedness assumed in connection with the Business Combination, to fund the purchase of other companies or for working capital.

If the aggregate cash payments we would be required to pay for all shares of GPAC Common Stock that are validly submitted for redemption plus the Cash Distribution, the Preferred Cash Distribution and transaction expenses pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, including pursuant to any additional equity or debt financing we may procure, we will not complete the Business Combination or redeem any shares, and all shares of GPAC Common Stock submitted for redemption will be returned to the holders thereof.

Selection of a Target Business and Structuring of our Initial Business Combination

The NASDAQ listing rules require that our initial business combination must be with one or more target businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of our signing a definitive agreement in connection with our initial business combination. We do not intend to purchase multiple businesses in unrelated industries in connection with our initial business combination. We anticipate structuring our initial business combination so that the post-transaction company in which our public stockholders own shares will own or acquire 100% of the equity interests or assets of the target business or businesses. We may, however, structure our initial business combination such that the post-transaction company owns or acquires less than 100% of such interests or assets of the target business in order to meet certain objectives of the target management team or stockholders or for other reasons, but we will only complete such business combination if the post-transaction company owns or acquires 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. Even if the post-transaction company owns or acquires 50% or more of the voting securities of the target, our stockholders prior to the business combination may collectively own a minority interest in the post-transaction company, depending on valuations ascribed to the target and us in the business combination transaction. For example, we could pursue a transaction in which we issue a substantial number of new shares in exchange for all of the outstanding capital stock of a target. In this case, we would acquire a 100% controlling interest in the target. However, as a result of the issuance of a substantial number of new shares, our stockholders immediately prior to our initial business combination could own less than a majority of our outstanding shares subsequent to our initial business combination. If less than 100% of the equity interests or assets of a target business or businesses are owned or acquired by the post-transaction company, the portion of such business or businesses that is owned or acquired is what will be valued for purposes of the 80% of net assets test. If the business combination involves more than one target business, the 80% of net assets test will be based on the aggregate value of all of the target businesses. Our board of directors has determined that the Business Combination satisfies the NASDAQ requirements and our target selection criteria. In light of the financial background and experience of the members of our management team and the board of directors, our board of directors believes that the members of our management team and the board of directors are qualified to determine whether the Business Combination meets the 80% asset test. Our board of directors did not seek or obtain an opinion of an outside fairness or valuation advisor as to whether the 80% asset test has been met.

We may pay a member of our combined team (or an entity affiliated with a member of our combined team) a fee for financial advisory services rendered in connection with our identification, negotiation and consummation of our initial business combination. The fee will only be payable upon closing of our initial business combination, and may be paid out of the offering proceeds deposited in the Trust Account. The per-share amount distributed to any redeeming stockholders upon the completion of our initial business combination will not be reduced as a result of such fee. A majority of disinterested directors will determine the nature and amount of such fee, which will be based upon the prevailing market rate for similar services negotiated at arms’ length for such transactions at such time, but will in no event exceed $3,000,000 in the aggregate. Any such fee will also be subject to the review of our Audit Committee pursuant to the Audit Committee’s policies and procedures relating to transactions that may present conflicts of interest. No such fee will be payable to our Chief Executive Officer or any member of our combined team in connection with the consummation of the Business Combination.

Permitted Purchases of our Securities

Our Sponsor, directors, officers, advisors or their affiliates may purchase shares in privately negotiated transactions or in the open market either prior to or following the completion of the Business Combination. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase shares in such transactions. They will not make any such purchases when they are in possession of any material non-public information not disclosed to the seller or if such purchases are prohibited by Regulation M under the Exchange Act. Such a purchase may include a contractual acknowledgement that such stockholder, although still the record holder of our shares is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. We have adopted an insider trading policy which requires insiders to refrain from purchasing shares during certain blackout periods and when they are in possession of any material non-public information and to clear all trades with our legal counsel prior to execution. We cannot currently determine whether our insiders will make such purchases pursuant to a Rule 10b5-1 plan, as it will be dependent upon several factors, including but not limited to, the timing and size of such purchases. Depending on such circumstances, our insiders may either make such purchases pursuant to a Rule 10b5-1 plan or determine that such a plan is not necessary.

In the event that our Sponsor, directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from public stockholders who have already elected to exercise their redemption rights, such selling stockholders would be required to revoke their prior elections to redeem their shares. We do not currently anticipate that such purchases, if any, would constitute a tender offer subject to the tender offer rules under the Exchange Act or a going-private transaction subject to the going-private rules under the Exchange Act; however, if the purchasers determine at the time of any such purchases that the purchases are subject to such rules, the purchasers will comply with such rules.

In addition, at any time prior to the special meeting, the Sponsor, our directors, officers, or advisors and/or their respective affiliates may (i) purchase shares of GPAC Common Stock in previously negotiated transactions from institutional and other investors who vote, or indicate an intention to vote, against the Business Combination Proposal, (ii) execute agreements to purchase such shares from institutional and other investors in the future, and/or (iii) enter into transactions with institutional and other investors to provide such persons with incentives to acquire shares of GPAC Common Stock or vote their shares in favor of the Business Combination Proposal. The purpose of such share purchases and other transactions by the Sponsor, our directors, officers, or advisors and/or their respective affiliates would be to increase the likelihood of satisfaction of the requirements that (x) the holders of a majority of the public shares present and entitled to vote at the special meeting vote in favor of the Business Combination Proposal, (y) that the aggregate amount of cash available to GPAC will be at least $158.0 million and/or (z) that the Company will have at least $5,000,001 in net tangible assets upon the closing of the Business Combination after taking into account holders of public shares that properly demanded redemption of their public shares into cash, when, in each case, it appears that such requirements would otherwise not be met.

In addition, if such purchases are made, the public “float” of our common stock may be reduced and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on NASDAQ or another national securities exchange.

Our Sponsor, officers, directors and/or their affiliates anticipate that they may identify the stockholders with whom our Sponsor, officers, directors or their affiliates may pursue privately negotiated purchases by either the stockholders contacting us directly or by our receipt of redemption requests submitted by stockholders following our mailing of proxy materials in connection with the Business Combination. To the extent that our Sponsor, officers, directors, advisors or their affiliates enter into a private purchase, they would identify and contact only potential selling stockholders who have expressed their election to redeem their shares for a pro rata share of the Trust

Account or vote against the Business Combination. Our Sponsor, officers, directors, advisors or their affiliates will only purchase shares if such purchases comply with Regulation M under the Exchange Act and the other federal securities laws.

Any purchases by our Sponsor, officers, directors and/or their affiliates who are affiliated purchasers under Rule 10b-18 under the Exchange Act will only be made to the extent such purchases are able to be made in compliance with Rule 10b-18, which is a safe harbor from liability for manipulation under Section 9(a)(2) and Rule 10b-5 of the Exchange Act. Rule 10b-18 has certain technical requirements that must be complied with in order for the safe harbor to be available to the purchaser. Our Sponsor, officers, directors and/or their affiliates will not make purchases of common stock if the purchases would violate Section 9(a)(2) or Rule 10b-5 of the Exchange Act.

Redemption Rights for Public Stockholders Upon Completion of Our Initial Business Combination

We are providing our public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares, subject to the limitations described herein. The amount in the Trust Account is approximately $10.00 per public share as of September 30, 2016. The per-share amount we will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions we will pay to the underwriters. Our Sponsor, officers and directors have entered into letter agreements with us, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares.

Manner of Conducting Redemptions

We are providing our public stockholders with the opportunity to redeem all or a portion of their shares of common stock upon the completion of the initial Business Combination in connection with the special meeting of stockholders.

We will complete the Business Combination only if a majority of the shares of common stock represented in person or by proxy and entitled to vote thereon at the special meeting of stockholders are voted in favor of the Business Combination. Our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of the Business Combination. Each public stockholder may elect to redeem their public shares irrespective of whether they vote for or against the Business Combination.

Our amended and restated certificate of incorporation provides that in no event will we redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of a business combination (so that we are not subject to the SEC’s “penny stock” rules). Redemptions of our public shares may also be subject to a higher net tangible asset test or cash requirement pursuant to the agreements relating to the Business Combination. For example, the proposed Business Combination requires: (i) cash to be paid to Sequel’s equity holders, and (ii) the retention of cash to satisfy other conditions in accordance with the terms of the Business Combination. In the event the aggregate cash payments we would be required to pay for all shares of GPAC Common Stock that are validly submitted for redemption plus the Cash Distribution, the Preferred Cash Distribution and transaction expenses pursuant to the terms of the proposed Business Combination exceed the aggregate amount of cash available to us, including pursuant to any additional equity or debt financing we may procure, we will not complete the Business Combination or redeem any shares, and all shares of GPAC Common Stock submitted for redemption will be returned to the holders thereof.

See “Special Meeting of GPAC Stockholders — Redemption Rights” for details on how to exercise your redemption rights.

Limitation on Redemption Upon Completion of our Initial Business Combination

Our amended and restated certificate of incorporation provides that a public stockholder, together with any affiliate of such stockholder or any other person with whom such stockholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemption rights with respect to more than an aggregate of 10% of the shares sold in our initial public offering, which we refer to as the “Excess Shares.” We believe this restriction will discourage stockholders from accumulating large blocks of shares, and subsequent attempts by such holders to use their ability to exercise their redemption rights against the proposed Business Combination as a means to force us or our management to purchase their shares at a significant premium to the then-current market price or on other undesirable terms. Absent this provision, a public stockholder holding more than an aggregate of 10% of the shares sold in our initial public offering could threaten to exercise its redemption rights if such holder’s shares are not purchased by us or our management at a premium to the then-current market price or on other undesirable terms. By limiting our stockholders’ ability to redeem no more than 10% of the shares sold in our initial public offering, we believe we will limit the ability of a small group of stockholders to unreasonably attempt to block our ability to complete the Business Combination, particularly in connection with the Business Combination, which requires as a closing condition that we have a certain amount of cash. However, we would not be restricting our stockholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination.

Redemption of Public Shares and Liquidation if no Initial Business Combination

Our Sponsor, executive officers and directors have agreed that if we do not complete our initial business combination by August 4, 2017, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest (less up to $50,000 of interest to pay dissolution expenses (which interest shall be net of taxes payable) divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. There will be no redemption rights or liquidating distributions with respect to our warrants, which will expire worthless if we fail to complete our business combination within the 24-month time period.

Our Sponsor has entered into a letter agreement with us, pursuant to which it waived its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete our initial business combination by August 4, 2017. However, if our Sponsor (or any of our officers, directors or affiliates) acquired public shares in or after our initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination within the allotted 24-month time period.

Our executive officers and directors have agreed that they will not propose any amendment to our amended and restated certificate of incorporation that would affect the substance or timing of our obligation to redeem 100% of our public shares if we do not complete our initial business combination by August 4, 2017, unless we provide our public stockholders with the opportunity to redeem their shares of common stock upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (which interest shall be net of taxes payable) divided by the number of then outstanding public shares. However, we may not redeem our public shares in an amount that would cause our net tangible assets to be less than $5,000,001 upon consummation of a business combination (so that we are not subject to the SEC’s “penny stock” rules).

We expect that all costs and expenses associated with implementing our plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the approximately $155.5 million of proceeds held outside the Trust Account (as of September 30, 2016), although we cannot assure you that there will be sufficient funds for such purpose. However, if those funds are not sufficient to cover the costs and expenses associated with implementing our plan of dissolution, to the extent that there is any interest accrued in the trust account not required to pay taxes, we may request the trustee to release to us an additional amount of up to $50,000 of such accrued interest to pay those costs and expenses.

If we were to expend all of the net proceeds of our initial public offering, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the trust account, the per-share redemption amount received by stockholders upon our dissolution would be approximately $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of our creditors which would have higher priority than the claims of our public stockholders. We cannot assure you that the actual per-share redemption amount received by stockholders will not be substantially less than $10.00. Under Section 281(b) of the DGCL, our plan of dissolution must provide for all claims against us to be paid in full or make provision for payments to be made in full, as applicable, if there are sufficient assets. These claims must be paid or provided for before we make any distribution of our remaining assets to our stockholders. While we intend to pay such amounts, if any, we cannot assure you that we will have funds sufficient to pay or provide for all creditors’ claims.

Although we seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of our public stockholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative. Examples of possible instances where we may engage a third party that refuses to execute a waiver include the engagement of a third party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the trust account for any reason. In order to protect the amounts held in the Trust Account, Paul Zepf, our Chief Executive Officer, has agreed to be liable to us if and to the extent any claims by a vendor for services rendered or products sold to us, or a prospective target business with which we have discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets other than due to the failure to obtain such waiver, in each case net of the amount of interest which may be withdrawn to pay taxes, except as to any claims by a third party who executed a waiver of any and all rights to seek access to the trust account and except as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, then Mr. Zepf will not be responsible to the extent of any liability for such third-party claims. We cannot assure you, however, that Mr. Zepf would be able to satisfy those obligations. None of our other officers will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.

In the event that the proceeds in the Trust Account are reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets other than due to the failure to obtain such waiver, in each case net of the amount of interest which may be withdrawn to pay taxes, and Mr. Zepf asserts that he is unable to satisfy its indemnification obligations or that he has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against Mr. Zepf to enforce his indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against Mr. Zepf to enforce his indemnification obligations to us, it is possible that our independent directors, in exercising their business judgment may choose not to do so in any particular instance. Accordingly, we cannot assure you that due to claims of creditors the actual value of the per-share redemption price will not be substantially less than $10.00 per share.

We seek to reduce the possibility that Mr. Zepf will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than our independent auditors), prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to monies held in the trust account. Mr. Zepf will also not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. We will have access to up to approximately $155.5 million of proceeds held outside the Trust Account (as of September 30, 2016) with which to pay any such potential claims (including costs and expenses incurred in connection with our liquidation, currently estimated to be no more than approximately $50,000).

Under the DGCL, stockholders may be held liable for claims by third parties against a corporation to the extent of distributions received by them in a dissolution. The pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete a business combination by August 4, 2017 may be considered a liquidation distribution under Delaware law. Delaware law provides that if a corporation complies with certain procedures set forth in Section 280 of the DGCL intended to ensure that it makes reasonable provision for all claims against it, including a 60-day notice period during which any third-party claims can be brought against the corporation, a 90-day period during which the corporation may reject any claims brought, and an additional 150-day waiting period before any liquidating distributions are made to stockholders, any liability of stockholders with respect to a liquidating distribution is limited to the lesser of such stockholder’s pro rata share of the claim or the amount distributed to the stockholder, and any liability of the stockholder would be barred after the third anniversary of the dissolution.

Furthermore, if the pro rata portion of our Trust Account distributed to our public stockholders upon the redemption of our public shares in the event we do not complete a business combination by August 4, 2017, is not considered a liquidation distribution under Delaware law and such redemption distribution is deemed to be unlawful, then pursuant to Section 174 of the DGCL, the statute of limitations for claims of creditors could then be six years after the unlawful redemption distribution, instead of three years, as in the case of a liquidation distribution. If we are unable to complete a business combination by August 4, 2017, we will: (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the trust account, including interest (net of the amount of interest which may be withdrawn to pay taxes and less up to $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Accordingly, it is our intention to redeem our public shares as soon as reasonably possible following our 24th month and, therefore, we do not intend to comply with those procedures. As such, our stockholders could potentially be liable for any claims to the extent of distributions received by them (but no more) and any liability of our stockholders may extend well beyond the third anniversary of such date.

Because we will not be complying with Section 280, Section 281(b) of the DGCL requires us to adopt a plan, based on facts known to us at such time that will provide for our payment of all existing and pending claims or claims that may be potentially brought against us within the subsequent 10 years. However, because we are a blank check company, rather than an operating company, and our operations will be limited to searching for prospective target businesses to acquire, the only likely claims to arise would be from our vendors (such as lawyers, investment bankers and auditors) or prospective target businesses. As described above, we seek to have all vendors, service providers, prospective target businesses or other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account.

As a result of this obligation, the claims that could be made against us are significantly limited and the likelihood that any claim that would result in any liability extending to the trust account is remote. Further, our Sponsor may be liable only to the extent necessary to ensure that the amounts in the Trust Account are not reduced below (i) $10.00 per public share or (ii) such lesser amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, due to reductions in value of the trust assets other than due to the failure to obtain such waiver, in each case net of the amount of interest withdrawn to pay taxes and less any per-share amounts distributed from our Trust Account to our public stockholders in the event we are unable to complete a business combination by August 4, 2017 and will not be liable as to any claims under our indemnity of the underwriters of our initial public offering against certain liabilities, including liabilities under the Securities Act. In the event that an executed waiver is deemed to be unenforceable against a third party, Mr. Zepf will not be responsible to the extent of any liability for such third-party claims.

If we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our stockholders. To the extent any bankruptcy claims deplete the trust account, we cannot assure you we will be able to return $10.00 per share to our public stockholders. Additionally, if we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by stockholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance.” As a result, a bankruptcy court could seek to recover all amounts received by our stockholders. Furthermore, our board may be viewed as having breached its fiduciary duty to our creditors and/or may have acted in bad faith, and thereby exposing itself and our company to claims of punitive damages, by paying public stockholders from the trust account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons.

Our public stockholders will be entitled to receive funds from the Trust Account only in the event of the redemption of our public shares if we do not complete a business combination by August 4, 2017 or if they redeem their respective shares for cash upon the completion of the Business Combination. In no other circumstances will a stockholder have any right or interest of any kind to or in the Trust Account. A stockholder’s voting in connection with the Business Combination at the special meeting alone will not result in such stockholder’s redeeming its shares to us for an applicable pro rata share of the Trust Account. Such stockholder must have also exercised its redemption rights described elsewhere in this proxy statement.

Competition

In identifying, evaluating and selecting a target business for our business combination, we have encountered and may continue to encounter, intense competition from other entities having a business objective similar to ours, including other blank check companies, private equity groups and leveraged buyout funds, and operating businesses seeking strategic acquisitions. Many of these entities are well established and have extensive experience identifying and effecting business combinations directly or through affiliates. Moreover, many of these competitors possess greater financial, technical, human and other resources than us. Our ability to acquire larger target businesses is limited by our available financial resources. This inherent limitation gives others an advantage in pursuing the acquisition of a target business. Furthermore, our obligation to pay cash in connection with our public stockholders who exercise their redemption rights may reduce the resources available to us for our initial business combination and our outstanding warrants, and the future dilution they potentially represent, may not be viewed favorably by certain target businesses. Either of these factors may place us at a competitive disadvantage in successfully negotiating an initial business combination.

Employees

We currently have two executive officers. While Mr. Zepf currently devotes the substantial majority of his time to our affairs, other members of our management team are not obligated to devote any specific number of hours to our matters but they intend to devote as much of their time as they deem necessary to our affairs until we have completed our initial business combination. The amount of time that Mr. Zepf or any other members of our management devote in any time period varies based on whether a target business has been selected for our initial business combination and the current stage of the business combination process.

Periodic Reporting and Financial Information

Our units, common stock and warrants are registered under the Exchange Act and we have reporting obligations, including the requirement that we file annual, quarterly and current reports with the SEC. In accordance with the requirements of the Exchange Act, our annual reports contain financial statements audited and reported on by our independent registered public auditors.

We will be required to evaluate our internal control procedures for the fiscal year ending December 31, 2016 as required by the Sarbanes-Oxley Act. Only in the event we are deemed to be a large accelerated filer or an accelerated filer will we be required to have our internal control procedures audited. A target company may not be in compliance with the provisions of the Sarbanes-Oxley Act regarding adequacy of their internal controls. The development of the internal controls of any such entity to achieve compliance with the Sarbanes-Oxley Act may increase the time and costs necessary to complete any such acquisition.

We are an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the JOBS Act. As such, we are eligible to take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not “emerging growth companies” including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in our periodic reports and proxy statements, and exemptions from the requirements of holding a non-binding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved. If some investors find our securities less attractive as a result, there may be a less active trading market for our securities and the prices of our securities may be more volatile.

In addition, Section 107 of the JOBS Act also provides that an “emerging growth company” can take advantage of the extended transition period provided in Section 7(a)(2)(B) of the Securities Act for complying with new or revised accounting standards. In other words, an “emerging growth company” can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. We are taking advantage of the benefits of this extended transition period.

We will remain an emerging growth company until the earlier of (1) the last day of the fiscal year (a) following the fifth anniversary of the completion of our initial public offering, (b) in which we have total annual gross revenue of at least $1.0 billion, or (c) in which we are deemed to be a large accelerated filer, which means the market value of our common stock that is held by non-affiliates exceeds $700 million as of the prior June 30th, and (2) the date on which we have issued more than $1.0 billion in non-convertible debt during the prior three-year period. References herein to “emerging growth company” shall have the meaning associated with it in the JOBS Act.

Management

Directors and Executive Officers

As of the date hereof, our directors and officers are as follows:

Name	Age	Title
William Kerr	75	Chairman
Paul Zepf	51	Chief Executive Officer and Director
Andrew Cook	54	Chief Financial Officer
Gary DiCamillo	65	Vice Chairman
Jeffrey Weiss	72	Director
Pano Anthos	58	Director

William Kerr has served as the chairman of our board of directors since our initial public offering. Since May 2013, Mr. Kerr has been a partner of Eaglepoint Advisors (“Eaglepoint”), a consulting firm that works primarily with middle-market retail, consumer goods, media, technology and industrial companies and their constituencies. From 1991 until January 2010, Mr. Kerr was Executive Vice President, Chief Operating Officer, Chief Executive Officer, Chairman and finally non-executive chairman of Meredith Corporation (NYSE: MDP) a diversified media company. From January 2010 through January 2013, Mr. Kerr served as Chief Executive Officer of Arbitron, Inc., a leading media and marketing services firm. He assumed this position from his role as an independent director when the company faced a managerial crisis, and led the sale of the company to Nielsen in September 2013. Mr. Kerr has served on the board of directors of each of The Interpublic Group, a marketing solutions provider, from 2006 to the present and Penton Media, an information services company, from 2006 to the November 2016. Mr. Kerr has also served on the board of directors of Whirlpool Corporation, Maytag Corporation, Principal Financial Group and StorageTek. Earlier in his career, from 1973 to 1979 he was a consultant with McKinsey and from 1979 to 1991 a Vice President of The New York Times Company. Mr. Kerr holds an M.A. and M.B.A. from Harvard University; a B.A. and M.A. from Oxford University, where he was a Rhodes Scholar; and a B.A. from the University of Washington. Mr. Kerr is a member of our Sponsor. He is well-qualified to serve on our board of directors due to his extensive operational, financial and management background. Mr. Kerr is a nominee for election as Class I Director at the special meeting.

Paul Zepf has served as our Chief Executive Officer since our inception. From February 2014 to June 2015, Mr. Zepf had been a managing director and Head of Strategic Initiatives at Golub Capital. Prior to joining Golub Capital, from March 2005 to February 2014, Mr. Zepf was a managing principal of Corporate Partners II Ltd, a Lazard-sponsored private equity fund formed to acquire significant stakes in public and private companies. The Corporate Partners funds focused on making privately negotiated minority stake and control investments in companies in need of capital for balance sheet repair, growth capital, or consolidations/acquisitions. Following the February 2009 spin-off of Corporate Partners from Lazard, Mr. Zepf also served as managing principal of Corporate Partners Management LLC until February 2014. Prior to that, from 2001 to 2009, he was also co-head of Lazard North American Private Equity, and, from 2001 to 2005, a managing director of Lazard LLC. Mr. Zepf was a managing principal of Lazard Alternative Investments from 2005 to 2009 and of Lazard Capital Partners from 2001 to 2009. Previously, from 1998 to 2001, Mr. Zepf was a managing director of Corporate Partners I and of Centre Partners, a middle market private equity firm. He started his career in the Merchant Banking Department at Morgan Stanley & Co. in 1987. Mr. Zepf has since 2006 been a member of the board of directors of Ironshore Ltd, a global specialty property casualty insurance company, and since June 2015 he has provided limited consulting services to an investment management company. Mr. Zepf has also served on the board of directors of BIH Holdings and CP Financial. Mr. Zepf received a B.A. and graduated with highest honors and Phi Beta Kappa from the University of Notre Dame. Mr. Zepf is the managing member of our Sponsor. He is well-qualified to serve on our board of directors due to his extensive investing and financial background. Mr. Zepf is a nominee for election as Class II Director at the special meeting.

Andrew Cook has served as our Chief Financial Officer since our inception. Mr. Cook has been a director and audit committee chairman of Blue Capital Reinsurance Holdings Ltd (NYSE: BCRH) since September 2013. Since April 2015 he has also been a director and investment committee chairman of GreyCastle Life Reinsurance (SAC) Ltd. a Bermuda based entity that participates in the life reinsurance run-off space. He served as President of Alterra Bermuda Ltd. from October 2010 to June 2013, in addition to his position as EVP — Business Development. Previously, Mr. Cook served as Chief Financial Officer of Harbor Point Ltd. from 2006 until its merger with Max Capital Corp., the combination forming Alterra Capital Holdings Ltd, in May 2010. He also served from 2006 to 2010 as deputy chairman, President and Chief Financial officer of Harbor Point Re Ltd. While at Alterra, Mr. Cook was President and Chief Executive Officer of its New Point Limited reinsurance sidecar vehicles. From 2001 to 2006, Mr. Cook was the founding Chief Financial Officer of Axis Capital Holdings Ltd. Prior to that, he served as founding Senior Vice President and Chief Financial Officer of LaSalle Re Holdings, Ltd. Mr. Cook qualified as a Canadian Chartered Professional Accountant in 1986. Mr. Cook holds a BA from the University of Western Ontario. Mr. Cook is a member of our Sponsor. Mr. Cook is a nominee for election as Class I Director at the special meeting.

Gary T. DiCamillo has served as our vice chairman of our board of directors since our initial public offering. Mr. DiCamillo has since January, 2010 been the managing partner of Eaglepoint Advisors, LLC, a privately held advisor to boards and chief executive officers in matters of strategy, organization and the management of business transition issues. Prior to that he was the former president and chief executive officer of Advantage Resourcing (formerly known as RADIA International), a group of privately held technical, professional and commercial staffing companies based in Dedham, Massachusetts, from 2002 until August 2009. Previously, he was chairman and chief executive officer at the Polaroid Corporation from 1996 to 2002. He also has served as president of Worldwide Power Tools and Accessories at Black & Decker Corporation from 1986 to 1996 and before that as vice president/general manager for Culligan U.S.A., a division of Beatrice Corporation. He began his career in brand management at Procter & Gamble Co., followed by several years as a manager at McKinsey & Company. Mr. DiCamillo was elected as a director of Whirlpool Corporation (NYSE:WHR) in 1997. He has been chairman of its audit committee since April 2013. He is also is a board member of The Sheridan Group, Inc., a digital and analog printing company, where since 2009 he has chaired the audit committee; a board member of Pella Corp., a window and door manufacturer, from 1993 until 2007, then again from May 2010 until the present, where he has chaired the compensation committee since May 2015; a board member of Berkshire Manufactured Products Corp., a manufacturer of aircraft engine parts, from February 2011 to July 2015, where he chaired the audit committee since May 2012; a board member of Universal Trailer Corp., a manufacturer of horse, livestock and cargo trailers for farm, recreational, and commercial markets, since March 2011 and a board member of Select Staffing Corp., a commercial and specialty contract staffing company, since May 2014, where he has chaired the compensation committee since May 2014. He serves on the boards of trustees at Rensselaer Polytechnic Institute, the Museum of Science in Boston, Spoleto Festival USA and the Massachusetts Business Roundtable. Mr. DiCamillo is a graduate of Harvard Business School where he earned an MBA. He also holds a Bachelor of Science degree in Chemical Engineering from Rensselaer Polytechnic Institute. Mr. DiCamillo is a member of our Sponsor. He is well-qualified to serve on our board of directors due to his extensive operational, financial and management background. Dr. DiCamillo is a nominee for election as Class II Director at the special meeting.

Pano Anthos has served as one of our directors since our initial public offering. Since August 2015, Mr. Anthos has been the Managing Director of XRC Labs and XRC Fund, a retail and consumer goods technology accelerator based in New York City and co-sponsored by Parsons School of Design and Kurt Salmon. Since October 2011, Mr. Anthos has been a partner of Eaglepoint, running their digital transformation practice. He has over 25 years of technology Chief Executive Officer and founder experience, having built new businesses in B2B and B2C markets across Web, social, mobile and gaming platforms. Since November 2012, Mr. Anthos has also been a co-founder of GatherEducation, a virtual reality classroom platform that recreates the physical classroom online to enable great teachers to teach students on low bandwidth, 3G networks. From September 2010 to October 2011, Mr. Anthos founded and ran Guided Launch, an advisory firm that incubated startups in the media and advertising spaces. From 2007 to August 2010, Mr. Anthos founded Hangout Industries, the first virtual reality gaming platform on Facebook, leveraging real world fashion brands and partners such as Conde Nast, Steve Madden and Paige Denim to generate brand experiences for over its players. From 2003 to 2006, Mr. Anthos founded Pantero, a semantic web integration platform that major telecom and insurance companies use to integrate multiple disparate systems. From 1984 to 2001, Mr. Anthos co-founded and built Clearcross, a global logistics platform to manage cross border shipments for global manufacturers and e-commerce companies in over 20 countries. Mr. Anthos also served on the board of directors of FCA International. Mr. Anthos holds an MIA from Columbia University, was an International Fellow and holds a BA from the University of Delaware. Mr. Anthos is a member of our Sponsor. He is well-qualified to serve on our board of directors due to his extensive operational and management background. We anticipate that Mr. Anthos will resign from his position as director, effective upon the closing of the Business Combination.

Jeffrey Weiss has served as one of our directors since our initial public offering. Mr. Weiss has been an investment banker and corporate executive at public and private companies for more than 30 years. Since May 2016, he has served as chairman of WFG Holdings, LLC, a consumer finance company. For 24 years, through June 2014, he was the founder, Chairman and Chief Executive Officer of DFC Global, an international financial services company with over $1.3 billion in revenues. In 1990, as a managing director in Bear Stearns’ merchant banking group, Mr. Weiss formed the predecessor to DFC to rollup US retail check cashing businesses. Mr. Weiss led the buyout of DFC in June 2014. In 1998, Mr. Weiss led the sale of DFC to Leonard Green Partners. DFC became a global provider of retail and internet financial services to the under-banked market, with revenues of more than $1.3 billion when sold to Lone Star Partners in June 2014. Mr. Weiss has also worked as a senior executive in industries ranging from publishing, air handling equipment, the foundry industry as well as financial services, in addition to having been the founding editor of Country Living magazine, an editor at Encyclopedia Britannica and Psychology Today magazine. Mr. Weiss graduated with a BA from Clark University and received a MS from the University of Chicago. Mr. Weiss is a member of our Sponsor. He is well-qualified to serve on our board of directors due to his extensive operational, financial and management background. We anticipate that Mr. Weiss will resign from his position as director, effective upon the closing of the Business Combination.

Advisors

Our advisors (i) have assisted us in sourcing potential business combination targets and (ii) have provided their business insights when we assess potential business combination targets. In this regard, they fulfill some of the same functions as our board members. However, our advisors do not perform board or committee functions, nor do they have any voting or decision-making authority on our behalf. They also are not subject to the fiduciary requirements to which our board members are subject.

Our advisors, who are also members of our Sponsor, are as follows:

David Chamberlain has served as a member of our Sponsor and one of our advisors since our initial public offering. Mr. Chamberlain has been managing partner of Eaglepoint since 2009. He has over 15 years of Chief Executive Officer experience, having led three then-or-currently NYSE-listed companies: Stride Rite Corporation, a footwear manufacturer, from 1999 to 2007, Genesco, Inc. (NYSE:GCO) a specialty footwear retailer, from 1994 to 1999 and Shaklee Corporation, a distributor of health, wellness, cosmetic and nutritional products, from 1983 to 1993. During his career, he assisted in buying and integrating businesses, selling underperforming operations, as well as repositioning and rebuilding nationally recognized brands. Prior to this, Mr. Chamberlain held senior management positions at Nabisco Brands and Quaker Oats, where he ran numerous brands and divisions in the United States and Canada, and has served on the board of directors of Eddie Bauer, Wild Oats, Papyrus and Mrs. Fields.

Neal Goldman has served as a member of our Sponsor and one of our advisors since our initial public offering. Since January 2012, Mr. Goldman has been a partner of Eaglepoint. Mr. Goldman has over 25 years of senior management experience, at the intersection of legal and business, having managed legal, regulatory and corporate business functions. He has crafted and negotiated restructuring arrangements and enhanced stockholder value through the sale of underperforming assets which included the sale and licensing of intellectual property. From June 2010 to April 2012, Mr. Goldman was the chief legal and regulatory officer of Skype and assisted in the sale of Skype to Microsoft Corporation in 2011. From April 2007 to May 2010 he was the executive vice president and chief legal and administrative officer of 3Com and played a role in the sale of 3Com Corporation to Hewlett-Packard Company in 2010. From 2001 to 2003 he was the executive vice president and chief legal and administrative officer of Polaroid Corporation and played a lead role in its sale to a private equity firm. In addition to his role at Eaglepoint, Mr. Goldman is also a limited partner in CommonAngels Ventures. He served on the board of directors of Nets, Inc. and US Robotics. Mr. Goldman is admitted to practice law in the Commonwealth of Massachusetts, before the Federal District of Massachusetts and before the US Supreme Court.

Michael Johnston has served as a member of our Sponsor and one of our advisors since our initial public offering. Since June 2012, Mr. Johnston has been a partner of Eaglepoint. Mr. Johnston brings over 30 years of experience in the global industrial sector, ranging from aerospace and automotive engineering to appliance manufacturing. As CEO of Visteon Corporation (NYSE:VS) a global automotive parts supply company, from 2000 to 2008, Michael led restructuring activities to exit uncompetitive product lines and manufacturing operations. Under his leadership, the company expanded internationally in Asia, South America and Europe. From 1999 to 2000, Mr. Johnston served as Corporate President of e-Business of Johnson Controls, Inc., (NYSE: JCI) a global diversified technology company, where he was responsible for introducing, launching and growing new, world-wide e-based businesses. Prior to that, from 1989 to 1999 he was President of their automotive business for North America and Asia Pacific. Mr. Johnston currently serves on the boards of several international corporations, including Whirlpool Corporation (NYSE: WHR), where since 2003 he has served as presiding director, chairman of its governance committee and a member of its audit committee, Dover Corp. (NYSE: DOV), a diversified global manufacturer, since February, 2013 as a member of its compensation and governance committees, and Armstrong World Industries (NYSE: AWI), a manufacturer of floors and ceilings, since 2010 as a member of its compensation committee.

We do not expect any of these advisors to continue as advisors of GPAC following consummation of the Business Combination.

Number and Terms of Office of Officers and Directors

Our board of directors is divided into two classes with only one class of directors being elected in each year and each class (except for those directors appointed prior to our first annual meeting of stockholders) serving a two-year term. The term of office of all of our current directors will expire at our special meeting of stockholders upon approval of Proposal 8.

Our officers are elected by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. Our board of directors is authorized to appoint persons to the offices set forth in our bylaws as it deems appropriate. Our bylaws provide that our officers may consist of a Chief Executive Officer, President, Chief Financial Officer, Vice Presidents, Secretary, Assistant Secretaries, Treasurer and such other offices as may be determined by the board of directors.

Committees of the Board of Directors

We currently have the following standing committees: the Audit Committee and the Compensation Committee. Each of the standing committees of the board of directors is composed entirely of independent directors.

During the fiscal year ended December 31, 2016:

•         our board of directors held five meetings on matters separate from the Business Combination;

•         our board of directors also held several meetings in person or telephonically in connection with the Business Combination as further discussed in “Proposal No. 1 — Approval of the Business Combination — Background of the Business Combination;”

•         four meetings of the Audit Committee were held; and

•         no meeting of the Compensation Committee was held.

Each of our incumbent directors attended or participated in at least 75% of the meetings of the board of directors and the respective committees of which he is a member held during the period such incumbent director was a director during fiscal year ended December 31, 2015.

We encourage all of our directors to attend our annual meetings of stockholders.

Audit Committee

We have a separately-designated standing Audit Committee established in accordance with Section 3(a)(58)(A) of the Exchange Act, and Nasdaq Listing Rules. In addition, our Board adopted a written charter for the Audit Committee. A copy of the Audit Committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, 1 Rockefeller Plaza, 11th Floor, New York, New York 10020.

Messrs. DiCamillo, Kerr and Weiss serve as members of our Audit Committee. Mr. DiCamillo serves as chairman of the Audit Committee. Under the NASDAQ listing standards and applicable SEC rules, we are required to have three members of the Audit Committee, all of whom must be independent. Each of Messrs. DiCamillo, Kerr and Weiss are independent.

Each member of the Audit Committee is financially literate and our board of directors has determined that Mr. DiCamillo qualifies as an “Audit Committee financial expert” as defined in applicable SEC rules.

We have adopted an Audit Committee charter, which details the principal functions of the Audit Committee, including:

•         the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•         pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•         reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•         setting clear hiring policies for employees or former employees of the independent auditors;

•         setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•         obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•         reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•         reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

Compensation Committee

The members of our Compensation Committee are Messrs. Weiss and Kerr. Mr. Weiss serves as Chairman of the Compensation Committee. We have adopted a Compensation Committee charter, which details the principal functions of the Compensation Committee, including:

•         reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration (if any) of our Chief Executive Officer based on such evaluation;

•         reviewing and approving the compensation of all of our other executive officers;

•         reviewing our executive compensation policies and plans;

•         implementing and administering our incentive compensation equity-based remuneration plans;

•         assisting management in complying with our proxy statement and annual report disclosure requirements;

•         approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•         producing a report on executive compensation to be included in our annual proxy statement; and

•         reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter also provides that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

A copy of the Compensation Committee charter is available, free of charge, from the Company by writing to the Company’s Secretary, 1 Rockefeller Plaza, 11th Floor, New York, New York 10020.

Director Nominations

We do not have a standing nominating committee, though we intend to form a corporate governance and nominating committee following consummation of the Business Combination. In accordance with Rule 5605(e)(2) of the NASDAQ rules, a majority of the independent directors may recommend a director nominee for selection by the board of directors. Our board of directors believes that the independent directors can satisfactorily carry out the responsibility of properly selecting or approving director nominees without the formation of a standing nominating committee. The directors who shall participate in the consideration and recommendation of director nominees are Messrs. Kerr, DiCamillo, Anthos and Weiss. Our board of directors has determined that under Rule 5605(e)(1)(A) of the NASDAQ rules, Messrs. Kerr, DiCamillo, Anthos and Weiss are independent. As there is no standing nominating committee, we do not have a nominating committee charter in place.

Our board of directors will also consider director candidates recommended for nomination by our stockholders during such times as they are seeking proposed nominees to stand for election at the next annual meeting of stockholders (or, if applicable, a special meeting of stockholders). Our stockholders that wish to nominate a director for election to the Board should follow the procedures set forth in our bylaws.

We have not formally established any specific, minimum qualifications that must be met or skills that are necessary for directors to possess. In general, in identifying and evaluating nominees for director, the board of directors considers educational background, diversity of professional experience, knowledge of our business, integrity, professional reputation, independence, wisdom, and the ability to represent the best interests of our stockholders

Compensation Committee Interlocks and Insider Participation

None of our executive officers currently serves, and in the past year has not served, as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving on our board of directors.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our officers, directors and persons who beneficially own more than ten percent of our common stock to file reports of ownership and changes in ownership with the SEC. These reporting persons are also required to furnish us with copies of all Section 16(a) forms they file. Based solely upon a review of such forms, we believe that during the year ended December 31, 2015 there were no delinquent filers.

Code of Ethics

We have adopted a code of ethics that applies to our officers and directors. We have filed copies of our code of ethics, our Audit Committee charter and our Compensation Committee charter as exhibits to our registration statement in connection with our initial public offering. You may review these documents by accessing our public filings at the SEC’s web site at www.sec.gov. In addition, a copy of the code of ethics will be provided without charge upon request to us.

Executive Compensation

None of our executive officers or directors has received any cash (or non-cash) compensation for services rendered to us.

There are no agreements or understandings, whether written or unwritten, with our named executive officers concerning the information specified in Item 402(t)(2) or (3) of Regulation S-K (i.e., any type of compensation, whether present, deferred or contingent, that is based on or otherwise relates to the Business Combination). Since our formation, we have not granted any stock options or stock appreciation rights or any other awards under long-term incentive plans to any of our executive officers or directors.

We may pay our management team and our advisors (or an entity affiliated with a member of our management team and our advisors) a fee for financial advisory services rendered in connection with our identification, negotiation and consummation of our initial business combination. The fee will only be payable upon closing of our initial business combination, and may be paid out of the offering proceeds deposited in the Trust Account. The per-share amount distributed to any redeeming stockholders upon the completion of our initial business combination will not be reduced as a result of such fee. A majority of disinterested directors will determine the nature and amount of such fee, which will be based upon the prevailing market rate for similar services negotiated at arms’ length for such transactions at such time, but will in no event exceed $3,000,000 in the aggregate. Any such fee will also be subject to the review of our Audit Committee pursuant to the Audit Committee’s policies and procedures relating to transactions that may present conflicts of interest. No such fee will be payable to our Chief Executive Officer or any other member of our combined team in connection with the consummation of the Business Combination.

Commencing on July 30, 2015 through the earlier of consummation of our initial business combination and our liquidation, we have paid our Sponsor a total of $10,000 per month for office space, utilities and administrative services. Our Sponsor, executive officers and directors, or any of their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our independent directors will review on a quarterly basis all payments that were made to our Sponsor, officers, directors or our or their affiliates.

On January 12, 2017, we executed a promissory note in an aggregate principal amount of up to $1.2 million (the “Sponsor Note”) with an interest rate of 7.5% per annum, computed on the basis of a 360-day year in favor of the Sponsor to cover certain Business Combination fees and expenses. The Sponsor Note can be drawn down in any amount upon five business days’ notice to the Sponsor. On January 12, 2017, we drew $600,000 and on January 24, 2017, we drew the remaining $600,000 under the Sponsor Note. Under the Sponsor Note, we have the option to convert any unpaid balance into shares of GPAC Common Stock based on a share price of $10.00 per share. The Sponsor Note is repayable in full upon consummation of the Business Combination.

Fees and Services

Principal Accountant Fees and Services.

The following is a summary of fees paid or to be paid to our independent auditors Withum, Smith + Brown, PC, or Withum, for services rendered.

Audit Fees. Audit fees consist of fees for professional services rendered for the audit of our year-end financial statements and services that are normally provided by Withum in connection with regulatory filings. The aggregate fees of Withum for professional services rendered for the audit of our annual financial statements, review of the financial information included in our Forms 10-Q for the respective periods and other required filings with the SEC for the period from May 19, 2015 (date of inception) to December 31, 2015 totaled approximately $37,500. The aggregate fees of Withum related to audit services in connection with our initial public offering totaled approximately $37,500. The above amounts include interim procedures and audit fees, as well as attendance at audit committee meetings.

Audit-Related Fees. Audit-related fees consist of fees billed for assurance and related services that are reasonably related to performance of the audit or review of our financial statements and are not reported under “Audit Fees.” These services include attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards. During the period from May 19, 2015 (date of inception) to December 31, 2015, we did not pay Withum any audit-related fees.

Tax Fees. We expect to pay Withum approximately $2,500 for tax return services, planning and tax advice for the period from May 19, 2015 (date of inception) to December 31, 2015.

All Other Fees. We did not pay Withum for any other services for the year ended December 31, 2015.

Pre-Approval Policy

Our Audit Committee was formed upon the consummation of our initial public offering. As a result, the Audit Committee did not pre-approve all of the foregoing services, although any services rendered prior to the formation of our Audit Committee were approved by our board of directors. Since the formation of our Audit Committee, and on a going-forward basis, the Audit Committee has and will pre-approve all auditing services and permitted non-audit services to be performed for us by our auditors, including the fees and terms thereof (subject to the de minimis exceptions for non-audit services described in the Exchange Act which are approved by the Audit Committee prior to the completion of the audit).

GPAC MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL
CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of GPAC included elsewhere in this proxy statement. This discussion and analysis contains forward-looking statements reflecting our current expectations, estimates and assumptions concerning events and financial trends that may affect our future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “GPAC Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to Global Partner Acquisition Corp.

Overview

Organization and General

GPAC was incorporated in Delaware on May 19, 2015. GPAC was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses. GPAC is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the JOBS Act.

At September 30, 2016, GPAC had not commenced any operations. All activity for the period from May 19, 2015 (inception) through September 30, 2016 relates to GPAC’s formation and the initial public offering described below and subsequent to our initial public offering, locating and completing a suitable business combination. GPAC has not and will not generate any operating revenues until after completion of a business combination, at the earliest.

We intend to effectuate our initial business combination using cash from the proceeds of our initial public offering that closed on August 4, 2015 and the sale of warrants to our Sponsor in a private placement that occurred simultaneously with the completion of our initial public offering, our capital stock, debt or a combination of cash, stock and debt. The issuance of additional shares of our stock in a business combination:

•         may significantly dilute the equity interest of our stockholders;

•         may subordinate the rights of holders of common stock if preferred stock is issued with rights senior to those afforded to our common stock;

•         could cause a change of control if a substantial number of shares of our common stock are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•         may have the effect of delaying or preventing a change of control of us by diluting the stock ownership or voting rights of a person seeking to obtain control of us; and

•         may result in a decrease in the prevailing market prices for our common stock and/or warrants.

Similarly, if we issue debt securities, it could result in:

•         a decrease in the prevailing market prices for our common stock and/or warrants;

•         default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;

•         acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•         our immediate payment of all principal and accrued interest, if any, if the debt security is payable on demand;

•         our inability to obtain necessary additional financing if the debt security contains covenants restricting our ability to obtain such financing while the debt security is outstanding;

•         our inability to pay dividends on our common stock;

•         using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our common stock if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•         limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;

•         increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and

•         limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

As indicated in the accompanying financial statements, at September 30, 2016, we had approximately $645,000 in cash. We expect to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete our initial business combination will be successful.

The Trust Account

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of a business combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds of our initial public offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses for prospective acquisition targets and continuing general and administrative expenses.

Our amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of a business combination; or (ii) the redemption of 100% of the shares of common stock included in the units sold in our initial public offering if GPAC is unable to complete a business combination within 24 months from the closing of our initial public offering (subject to the requirements of law).

Business Combination

Our management has broad discretion with respect to the specific application of the net proceeds of our initial public offering, although substantially all of the net proceeds of our initial public offering are intended to be generally applied toward consummating a business combination.

Results of Operations

For the period from May 19, 2015 (inception) through September 30, 2016 our activities consisted of formation and preparation for the initial public offering and, subsequent to our initial public offering, locating and completing a suitable business combination. As such, we had no operations or significant operating expenses in 2015 until August 2015.

Our operating costs for the period from May 19, 2015 through December 31, 2015 and for the three and nine months ended September 30, 2016 were approximately $346,000, $227,000 and $486,000, respectively, and are largely associated with our governance and public reporting, insurance, as well as state franchise taxes of approximately $100,000, $24,000 and $73,000, respectively, and charges of $10,000 per month from our Sponsor for administrative services. Our operating costs for the three and nine months ended September 30, 2016 also include costs associated with reviewing potential targets for a business combination of approximately $75,000 and $100,000 respectively. During the three and nine months ended September 30, 2016, approximately $56,000 of accrued franchise taxes were reversed as final calculations resulted in lower taxes for 2015 than anticipated since GPAC was not incorporated until May 2015. During the period from May 19, 2015 (inception) through December 31, 2015 and for the three and nine months ended September 30, 2016, interest income earned on our U.S. government treasury bills totaled approximately $43,000, $93,000 and $258,000, respectively, resulting in a net loss of approximately $303,000, or $0.07 per share, during the period from May 19, 2015 through December 31, 2015, $134,000, or $0.03 per share, for the three months ended September 30, 2016, and $228,000, or $0.05 per share, for the nine months ended September 30, 2016.

Liquidity and Capital Resources

On August 4, 2015, we consummated our initial public offering of an aggregate of 15,525,000 units (including the full exercise of the underwriters’ over-allotment option) at a price of $10.00 per unit generating gross proceeds of approximately $155,250,000 before underwriting discounts and expenses. Simultaneously with the consummation of our initial public offering, we consummated the private placement of 12,815,000 Sponsor Warrants, each exercisable to purchase one-half of one share of our common stock at $5.75 per half share ($11.50 per whole share), to the Sponsor, at a price of $0.50 per Sponsor Warrant, generating gross proceeds, before expenses, of approximately $6,408,000. We received net proceeds from our initial public offering and the sale of the Sponsor Warrants of approximately $156,550,000, net of the non-deferred portion of the underwriting commissions of $4,658,000 and offering costs and other expenses of approximately $450,000. $155,250,000 of the proceeds from our initial public offering and the concurrent private placement were deposited into the Trust Account and are not available to us for operations (other than amounts identified for working capital and payment of taxes).

Until the consummation of our initial public offering, our only sources of liquidity were the initial purchase of shares of common stock for $25,000 by our Sponsor, and a total of $225,000 loaned by our Sponsor against the issuance of an unsecured promissory note. These loans were non-interest bearing and were paid in full on August 4, 2015 in connection with the closing of our initial public offering.

During the nine months ended September 30, 2016, we used approximately $403,000 of cash in operations, including approximately $70,000 transferred from the Trust Account to pay taxes. At September 30, 2016, we had approximately $645,000 of cash available outside of the Trust Account to fund our activities to search for a business combination.

On January 12, 2017, we executed the Sponsor Note in an aggregate principal amount of up to $1.2 million with an interest rate of 7.5% per annum, computed on the basis of a 360-day year in favor of the Sponsor to cover certain Business Combination fees and expenses. The Sponsor Note can be drawn down in any amount upon five business days’ notice to the Sponsor. On January 12, 2017, we drew $600,000 and on January 24, 2017, we drew the remaining $600,000 under the Sponsor Note. Under the Sponsor Note, we have the option to convert any unpaid balance into shares of GPAC Common Stock based on a share price of $10.00 per share. The Sponsor Note is repayable in full upon consummation of the Business Combination.

With this loan, we expect to have sufficient resources to fund its operations through the closing of the Business Combination or our liquidation.

Off-balance sheet financing arrangements

We have no obligations, assets or liabilities which would be considered off-balance sheet arrangements. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements.

We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or entered into any non-financial assets.

Contractual obligations

At September 30, 2016, we did not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities. In connection with our initial public offering, in July 2015 we entered into an

Administrative Services Agreement with our Sponsor, pursuant to which we pay a total of $10,000 per month for office space, utilities and administrative support. Upon completion of the Business Combination or our liquidation, we will cease paying these monthly fees.

Critical Accounting Policies

The preparation of financial statements and related disclosures in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We have identified the following as its critical accounting policies:

Emerging Growth Company

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such an election to opt out is irrevocable. We have elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard.

Loss Per Common Share

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of shares of common stock outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At September 30, 2016, we had outstanding warrants to purchase 14,170,000 shares of common stock. For all periods presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. For all periods presented, the weighted average of these shares was excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for all periods presented.

Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the accompanying condensed balance sheets.

Offering Costs

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering.” Offering costs of approximately $9,765,000, consisting of underwriting discounts of $9,315,000 (including approximately $4,658,000 of which payment is deferred) and approximately $450,000 of professional, printing, filing, regulatory and other costs were charged to additional paid in capital upon the closing of the Public Offering on August 4, 2015.

Income Taxes

The Company follows the asset and liability method of accounting for income taxes under FASB ASC 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At September 30, 2016 and December 31, 2015 the Company has a deferred tax asset of approximately $140,000 and $100,000, respectively, related to net operating loss carryforwards (which begin to expire in 2035) and start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

Redeemable common stock

All of the 15,525,000 shares of common stock sold as part of the units in our initial public offering contain a redemption feature which allows for the redemption of such common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of the entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company does not specify a maximum redemption threshold, its amended and restated certificate of incorporation provides that in no event will the Company redeem its shares of common stock sold in its initial public offering in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001 upon the closing of a business combination.

The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock are affected by charges against additional paid-in capital.

Accordingly, at September 30, 2016 and December 31, 2015, 14,638,714 and 14,661,512, respectively, the 15,525,000 shares of common stock sold in its initial public offering were classified outside of permanent equity at their redemption value of $10.00 per share.

Recent Accounting Pronouncements

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

Quantitative and Qualitative Disclosures About Market Risk

We were incorporated in Delaware on May 19, 2015 for the purpose of effecting a business combination. As of September 30, 2016, we had not commenced any operations or generated any revenues. All activity through September 30, 2016 relates to our formation and our initial public offering and subsequent to that, locating and completing a suitable business combination. Subsequent to our initial public offering, $155,250,000 of the net proceeds of our initial public offering and the private placement that closed on August 4, 2015 were deposited into a Trust Account that invests solely in U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U. S. government obligations. At September 30, 2016, the Trust Account is invested primarily in U.S. government treasury bills. Therefore, we do not believe there is currently a material interest rate risk.

INFORMATION ABOUT SEQUEL

Unless otherwise stated, references in this section to “Sequel” or “we” generally refer to Sequel Youth and Family Services, LLC and its consolidated subsidiaries.

Company Overview

Sequel Youth and Family Services, LLC, founded in 1999 and headquartered in Huntsville, Alabama, is a leading, national provider of diversified behavioral healthcare services for individuals with behavioral, emotional, or physical challenges. With a historical focus on the at-risk adolescent population, Sequel has successfully diversified into a full-spectrum service offering of 44 programs across three primary program types, i) residential treatment centers (“RTCs”), ii) intensive treatment programs, and iii) community-based services (“CBS”). The Company’s programs span across 19 states, as set forth in the map below, serving approximately 9,000 children, adolescents and adults annually, from 42 states and U.S. territories. Sequel’s residential and intensive programs offer a total bed capacity of over 2,500, with an occupancy rate of over 82.0% as of September 30, 2016. In addition to the residential and intensive programs, Sequel offers eight community based programs which serve over 6,500 individuals as of September 30, 2016.

Sequel’s National Program Footprint

Sequel is recognized among its customers for the superior quality of its programs and the outstanding outcomes generated for the individuals served, through its deep clinical expertise and utilization of evidence-based therapeutic interventions, trauma-informed and cognitive behavioral treatment, applied behavioral analysis and normative culture. Sequel employs evidence-based, clinical treatment models to address a wide range of behavioral and mental health issues including autism spectrum disorders (“ASD”), neurodevelopmental disorders, severely emotionally disturbed (“SED”) individuals, sexual maladaptive disorders and sexual offenders, juvenile offenders, substance use disorders, abused and neglected youth, severely mentally ill adults and terminally ill and medically home bound individuals. In addition, many of its residential programs offer a foundation of academics, vocations, life-skills training, physical education, interscholastic sports and other extra-curricular activities, as well as individual and group therapy to the children and adolescents served.

Through its well-developed, national marketing platform, Sequel is able to generate referrals nationwide and more effectively manage the occupancy rate, referral mix and payor base at each of its programs. Referral sources place a high degree of value on having a single provider to which they can refer a wide spectrum of cases, setting the Company apart from local and more narrowly focused participants in the market. Given the breadth of its service offering, Sequel has built strong, longstanding relationships with a diverse set of approximately 500 referral sources, generated from 42 different states and U.S. territories. The types of agencies and individuals that refer clients to Sequel vary by state and local area depending on the state’s placement process. Payor funding for Sequel’s services comes primarily from multiple state and local-based programs including the Department of Juvenile Justice, Department of Human Services, Department of Children’s Services, Department of Family Services, various school districts, state education funds and other county payors. In addition, the Company’s payor base includes Medicaid and managed care programs, commercial insurance and private pay. This diversification of revenue provides for stability in the business and insulation from fluctuations in the economy. Sequel’s size and scope have enabled the development of a highly diversified revenue base, with the largest program and state relationship, made up of multiple payors, accounting for approximately 8% and 11% of projected program revenue, respectively, for fiscal 2017.

Sequel was founded by John F. Ripley (current Chairman), Adam Shapiro and Cindy Cox in 1999, after being approached by the Board of Directors of Clarinda Youth Corporation, a 501(c)(3) not-for-profit organization, to take over management of the Clarinda Academy program, given their past successes in the industry. In June of 1999, Clarinda Academy became Sequel’s first program when operations were commenced under Sequel’s management. Organic growth fueled the Company’s next five years as it took over the management of three additional 501(c)(3) not-for-profit programs including Woodward Academy in Woodward, Iowa; Normative Services Prep School in Sheridan, Wyoming; and Mingus Mountain Academy in Prescott Valley, Arizona. Since then, the Company has grown both organically and through the acquisition of ten companies representing 31 ongoing programs, with growth accelerating in recent years as Sequel has gained access to institutional sources of capital.

Sequel believes that its strong operating and financial metrics over the last 18 years are driven by the quality of care for the individuals it serves and the culture and core values at the foundation of the Company: Humility, Integrity, Passion for clients and staff, and (high) Performance (HIPP). The following metrics were found to be compelling in reaching the decision to acquire Sequel:

•         From the Company’s founding in 1999, through fiscal 2016, program revenue grew from approximately $8.0 million to $208.0 million, representing a compounded annual growth rate (“CAGR”) of 22.5%

•         Over the last five fiscal years through fiscal 2016, Sequel achieved average annual organic total revenue growth of 7.5%

•         From fiscal 2011 to September 30, 2016, Sequel increased its residential bed capacity from 1,624 to over 2,500, through the addition of six new organic programs, added either through request-for-proposal (“RFP”) wins or management contract, and through the acquisition of nine new programs

•         From fiscal 2011 through fiscal 2016, Sequel increased its adjusted EBITDA by approximately 191%, from $16.4 million to $31.3 million.

For a reconciliation of program revenue and adjusted EBITDA, see “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics”

Organizational Structure

The following diagram illustrates the current organization and ownership structure of Sequel and its subsidiaries:

Competitive Strengths

Sequel believes the following strengths allow it to have a strong, sustainable position in the market and differentiate itself from competition:

Best-in-class Behavioral Healthcare Provider with National Scale

Few providers in the industry offer the breadth of service offering of Sequel, with a historical focus and expertise serving the at-risk adolescent population. Sequel is able to appeal to a diverse set of payors given its broad geographic footprint, with programs in 19 states and clients from 42 states and U.S. territories today, as well as the wide spectrum of services it offers, including residential treatment centers (secure, staff-secure and private pay), intensive treatment programs (psychiatric residential treatment facilities and an inpatient acute psychiatric hospital) and community-based services. See the table below for a breakdown of projected fiscal 2017 program revenue by program type.

Projected fiscal 2017 Program Revenue by Program Type

Large, Growing Market with Significant Barriers to Entry

The U.S. behavioral healthcare industry encompasses services for individuals at risk of, or suffering from, mental, behavioral / developmental or addictive disorders. According to the Substance Abuse and Mental Health Services Administration of the U.S. Department of Health and Human Services (“SAMHSA”), the behavioral health industry, comprising over 17,000 mental health and substance abuse disorder facilities in the United States, has an estimated total spend of $220 billion. Sequel’s current market share is estimated at less than 0.2% of the total industry, representing a significant market opportunity for growth. The various segments of the industry have grown at an average rate of 2-5% annually, driven by the growing awareness of mental health conditions as well as the expansion of coverage through various legislative and regulatory initiatives. Lastly, the high barriers to entry in the industry, including regulatory hurdles, state licensing complexities, necessary clinical expertise, capital requirements and relationships with payors, position Sequel well to benefit from the industry’s continued momentum.

Comprehensive Service Offering with Superior Quality of Service and Clinical Capabilities

The Company’s success with the evidence-based, clinical treatment model approach is driven by its committed and diverse operations workforce of approximately 4,000 individuals including professionals such as youth counselors, supervisors, therapists, physicians, psychologists, occupational therapists, physical therapists, registered nurses, equine therapists, case managers and dietary professionals. Given the wide range of behavioral health and mental issues which the Company serves, Sequel recognizes the need for the conditions to be treated in a specialized setting with different levels of care and therefore offers options unique to each patient’s needs, including residential facilities (i.e., male and/or female, short-term and long-term), group homes, foster-care homes, boarding schools, individual and group therapy, substance abuse treatment, medication management, as well as counseling, shadowing, mentoring, coaching, outpatient therapies and monitoring services to youth and their families in community and home-based settings. Sequel’s residential and intensive treatment facilities are licensed by the appropriate authorities in the states in which they operate. In addition, many have Joint Commission or Commission on Accreditation of Rehabilitation Facilities (CARF) accreditation and provide fully accredited educational and vocational components.

The positive quality and outcomes achieved year after year are driven by Sequel’s focus on “Doing the Right Thing” for each client in addition to the impact of the evidenced-based treatment models utilized. Sequel strives for an elite level quality of care and monitoring, and as such conducts experience-of-care surveys called Youth Services Surveys (“YSS”) for every discharged client, allowing clients to rate their satisfaction with the program based on various, nationally standardized criteria, including provider performance (both services and staff) and treatment outcomes (both individual and social). The Company earned a range of 85% – 93% satisfaction on each of the four criteria surveyed in the most recent fiscal 2016 survey, conducted for 1,473 discharged clients during the fiscal year period across 26 programs. Sequel tracks client progress through the programs through a variety of measures including treatment plan goals met and barriers mitigated, specialty and functional assessments, daily and weekly ratings, educational records and family engagement. In addition, the Company tracks various performance measures at the program-level monthly via its quality monitoring system (QMS). Performance measures tracked include unsuccessful discharges, use of restraints/holds, count of employees injured during restraints, worker’s compensation claims and program-level employee turnover rate. Lastly, Sequel is in the process of implementing a proprietary electronic medical record system, P.AN.D.A. which will allow for the ongoing maintenance, analysis and tracking of post-discharge and functional outcomes.

Diversified Revenue, Geography, Referral and Payor Mix

Due to its scale, the Company has had the ability to develop a national marketing team of 18 full-time marketing professionals that leverage program-level, regional and national marketing resources. The marketing team is divided into two divisions covering the east coast and west coast, targeting strategic locations across the country with staff assigned to specific states and payors. Sequel has a proven history of driving organic growth through the further penetration of existing referral relationships and the development of new referral relationships in existing and new markets. This competitive advantage has resulted in the following key success attributes i) a referral base of approximately 500 agencies across 42 different states and U.S. territories, ii) no single state relationship, represented by multiple payors, making up more than 11% and 12% of total program revenue in fiscal 2016 and fiscal 2015, respectively, iii) longstanding customer relationships in 30 states in excess of ten years and iv) no single program making up more than 8% and 10% of total program revenue in fiscal 2016 and fiscal 2015, respectively.

Proven Track Record of Balanced Growth Through Organic Expansion and Acquisitions

Since its founding in 1999, the Company has had an exceptional track record of organic growth; 13 programs across the country have joined the Sequel family of programs through the development of de novo programs, management contracts with not-for-profit organizations as well as RFP contract wins. In conjunction with the Company’s reputation in the market, as well as the efforts of Sequel’s national marketing team, the Company is able to further optimize each program’s payor mix, referral base, scope of services, capacity and census levels, thus further driving growth. Organic total revenue growth across the organization in each of the last five fiscal years has averaged 7.5%.

Over the last ten years, Sequel has successfully closed and implemented ten acquisitions representing a total of 31 ongoing facilities and programs. Each acquisition completed to date has been accretive to the Company at closing and a majority of acquisitions have experienced significant improvement in financial results post-closing, through the improvement of financial and operational disciplines, applying Sequel’s national marketing capabilities to increase referrals and occupancy, as well as the adoption of Sequel’s culture and values.

Talented and Experienced Management Team, Leading an Extraordinary Staff Culture

Sequel has assembled a talented and experienced senior management team which has been key to driving its strong financial and operational performance and achieving successful execution of goals and initiatives. This team of nine individuals, including the original co-founder and Chairman, has been with Sequel for over 100 years collectively, and boasts over 200 years of collective experience in the behavioral healthcare industry. Sequel’s management team is further supported by Senior Vice Presidents and Vice Presidents with direct responsibility for operations, marketing, finance and administrative services as well as a team of Executive Directors at the program level. The deep knowledge set and industry expertise of Sequel’s management team, grounded by the passion for the clients they serve, has enabled the Company to successfully grow from one single program to one of the largest, most diverse behavioral healthcare platforms in the market today.

Sequel’s mission is to prepare its clients to lead responsible and fulfilling lives by providing mentoring education, and living support within a safe, structured, dynamic environment — whether on one of its campuses, in the community, or in the client’s home. The Company’s core values are humility, integrity, passion for clients and staff and high performance. Sequel’s mission and core values, in addition to the culture of trust, respect and “doing the right thing” for each client, pervade the entire organization from the executive management team to the clients at each of the individual programs. The prioritization of culture has been at the forefront of the Company’s strategy since 1999, which has allowed Sequel to grow while maintaining client and employee satisfaction and high quality outcomes. The tenure of Sequel’s executive management team, an average of over 12 years, and many of its employees is a testament to the strength and importance of the Company culture.

Attractive Financial Profile with Consistent Revenue and Earnings Growth

Since inception, fiscal years 2000 through 2016, the Company has achieved program revenue and adjusted EBITDA compounded annual growth rates (“CAGR”) of 22.5% and 24.9%, respectively, growing program revenue from $8.0 million in fiscal 2000 to $208.0 million in fiscal 2016, excluding acquisitions completed post fiscal 2016. During the same time period, Sequel was also able to increase its adjusted EBITDA by over thirty-five times, from $0.9 million to approximately $31.3 million. Adjusted EBITDA margins have grown at a steady pace from 13.4% in fiscal 2000 to 15.6% in fiscal 2016, indicative of management’s ability to successfully navigate the behavioral health industry, maintain its market share in its respective markets despite periods of economic turbulence and regulatory reform, as well as successfully integrate accretive acquisitions. In addition, the Company’s historical capital expenditures have not exceeded 2.0% of program revenue, including both enhancement and maintenance for its facilities as well as capacity expansion projects.

See “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations — Key Business Metrics” for a discussion of program revenue, adjusted EBITDA, adjusted EBITDA margin and free cash flows and their reconciliation to GAAP.

Our Growth Strategy

Sequel’s vision is to become the premier full-service behavioral health provider in the world. As such, the Company aims to grow more deeply in its existing verticals, as well as enter into new verticals, in order to expand the continuum of care for clients, referring agencies and payors. Future growth in Sequel’s existing verticals will occur through both acquisitions and organic growth as is evident in the Company’s strategy over the last 18 years. It is anticipated that entry into new behavioral healthcare verticals in the future will primarily occur through acquisitions.

Organic Growth Initiatives

In 2014, the Company formalized its business development process with the implementation of a business development team to oversee organic growth projects at the program, divisional and corporate levels. Sequel has developed and implemented an opportunity triage process which begins by targeting and identifying organic growth opportunities in four primary categories including i) capacity expansion at existing facilities, ii) requests from payors or referral relationships for de novo programs, iii) addition of new service lines at existing facilities, and iv) entering into management contracts with not-for-profit organizations. In addition, the business development team is involved with the integration of acquired programs and identifying areas of potential operational improvement, occupancy expansion and the expansion of new, acquired service lines across other existing Sequel programs. Given Sequel’s strong occupancy levels in excess of 80%, the Company is currently underway with six facility expansion and conversion projects which are anticipated to generate an additional $14.0 million of annual program revenue for the Company, once complete.

Growth Through Acquisitions

Since inception, the Company has acquired ten behavioral healthcare businesses — representing 31 ongoing programs. These acquisitions expanded the Company’s service offering to include secure residential treatment, private pay residential treatment, psychiatric residential treatment, and inpatient acute psych, and established Sequel as an industry leader. Key to Sequel’s growth strategy has been identifying businesses with talented management teams that are a match for Sequel’s core values and culture. The Company targets businesses that not only may provide further strength in the core RTC segment, focusing on at-risk adolescents, but also those that may provide diversification of payors, service types, client types or geographies. Sequel has had success in the past leveraging its existing platform of programs to increase referrals, create and manage operational and financial disciplines and drive program efficiencies. Through its ongoing partnership with an outside business development advisor, the Company is able to continually scan the landscape for potential acquisitions, and as such maintains a robust pipeline of actionable opportunities. Members of the executive team and business development team are engaged early in the process in order to strategically identify which opportunities should be managed within one of the Company’s three existing verticals or whether the opportunity represents a new service line. Given the enhancements to the Company’s capital structure through the Business Combination, the Company is well positioned to move forward immediately following the closing of the transaction with acquisition targets currently being monitored in the pipeline.

Programs

Sequel offers a comprehensive, unique, and scalable spectrum of services to address the needs of its clients which are categorized into three different program types: Residential Treatment Centers, Intensive Treatment Programs and Community-based Services. Few providers in the industry can match the Company’s scale, quality, clinical capabilities, and breadth of services which are offered across 44 programs in 19 states. The Company’s payor base is well diversified given its national footprint and diversity of program and service offerings, leading to numerous sources of funding including state and county/local agencies (i.e. department of juvenile justice, department of human services, department of child services, department of social services) school districts, state education funding, managed care organizations, state Medicaid, commercial insurance providers, and private pay. No one program comprises more than 8% of Sequel’s projected program revenue for fiscal 2017 and no one state, each represented by multiple payors, comprises more than 11% of projected program revenue for fiscal 2017.

Community-based Services

Sequel operates eight programs within its community-based services offering, which represent 17% of projected program revenue for fiscal 2017. The CBS programs, the least restrictive of Sequel’s service offering and typically branded “SequelCare,” provide counseling, shadowing, mentoring, coaching, outpatient therapies and monitoring services to enhance and enrich the lives of children, adolescents, adults and their families in an office or school setting as well as in the home. Sequel’s CBS clients are often treated for severe behavioral or mental health disorders; as such, service offerings also often include trauma-specific services, youth case management, and working with stabilizing and strengthening the client’s entire family. Sequel’s CBS services in Arizona and Florida offer treatment in a group home and/or therapeutic foster-care home setting. Sequel’s CBS program in Maine also offers home health services for the chronically ill, medically complex pediatric cases and post-surgical wound management. The Company’s professionals work in conjunction with local resources to develop a strength-based plan to support success for youth and families. The following table provides a summary of Sequel’s current community-based service offering.

Program	Location	# Office Locations	# Group Homes	Group/Foster Home 9/30/16 Census	Group Home 9/30/16 Licensed Capacity	9/30/16 Census Roster	CY Year Founded	CY Joined Sequel
1 Woodward Community Based Services*	Iowa	3	4	19	24	370	2006	2006
2 SequelCare of Florida	Florida	5	0	53.5	—	2,887	1995	2007
3 SequelCare of Arizona	Arizona	1	7	82.4	64	126	2001	2008
4 Traditions	Arizona	4	1	5	8	24	2006	2009
5 SequelCare of Maine	Maine	5	0	—	—	593	1993	2010
6 SequelCare of Oklahoma	Oklahoma	6	0	—	—	713	1995	2011
7 SequelCare of Idaho	Idaho	9	0	—	—	1,381	2000	2014
8 SequelCare of Nevada	Nevada	1	0	—	—	506	2000	2014
		34	12	160	96	6,599

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*         Includes a census roster of 41 served at Woodward Academy in the community-based, day school setting

Residential Treatment Centers

Within Sequel’s RTC program offering of 30 facilities, which represents 63% of projected program revenue for fiscal 2017, the Company has three different unique program types — staff secure, secure and private pay. Sequel’s largest programmatic offering, staff-secure residential academies, offer a broad continuum of specialized treatment options including: long-term residential treatment for chronic delinquent males and females, short-term residential treatment for males and females, sexual offender treatment for males, therapeutic group homes, alternative day schools, and shelter care. Each student enjoys robust educational opportunities as well as medication management; individual, group and family counseling; and extensive recreational opportunities. Students have the opportunity to receive their High School Diploma, GED, or credits, which will transfer to their home school district upon discharge. The academies also offer level I & II chemical dependency treatment in conjunction with the residential program for students with dependency issues. As a member of their residing states Athletic Associations, Sequel students may compete in a variety of varsity, junior varsity, and freshmen sports with local area high schools. Sequel utilizes a cognitive behavioral treatment model which focuses on an individualized approach through a variety of evidence based therapies that addresses both mental health and behavioral issues in a trauma-informed treatment environment. Many of the Sequel programs also implement the sociological model of a normative culture to develop a strong and positive milieu and positive student body interactions. Sequel’s facilities are licensed by the Department of Human Services and provide fully accredited Education and Vocational components.

An alternative to Sequel’s staff-secure programs are its secure residential programs that treat adolescents with serious behavioral issues, requiring perimeter-secure settings. Interventions include, when necessary: medication management; individual, group and family counseling; education; and recreation. The Company offers a variety of specialized treatment options in the secure setting, including long- and short-term residential programs for chronic delinquent males and females and sexual offender treatment for males. Many of its students suffer from severe emotional and/or learning disorders. Sequel’s evidence-based programs combine cognitive-behavioral therapy with a normative culture and a wide range of specialized therapeutic modalities, including individual and group therapy, family counseling, and substance abuse treatment. The programs provide a fully accredited academic and vocational education and students have the opportunity to obtained their GED or receive high school credits, which will transfer to their home school district upon discharge.

Lastly, Sequel offers one private pay residential program; Auldern Academy, an accredited therapeutic boarding school serving up to 60 young women in grades 8 through 12. Auldern offers a unique treatment approach that focuses on helping troubled teenage girls accept personal responsibility for their actions as they learn how to build and sustain healthy relationships with peers and family members. The 86-acre campus, located near Raleigh, North Carolina, brings together college preparatory academics, individualized emotional growth counseling, family support, and a wide variety of extracurricular activities. Auldern’s low staff-to-student ratio provides a caring, intimate, and nurturing environment tailored to each student’s needs. Auldern is accredited through both Advance ED (SACS/CASI) and NIPSA. Note that Sequel currently owns the real estate associated with the Auldern campus and facility.

The following table provides a summary of Sequel’s current residential treatment center offering.

Program	Type of Program	Location	9/30/16 Licensed Capacity	Student Profile	CY Year Founded	CY Joined Sequel
1 Clarinda Academy	Staff-secure residential	Clarinda, IA	267	Male & Female, ages 12-18	1992	1999
2 Woodward Academy*	Staff-secure residential	Woodward, IA	265	Male, ages 12-18	1995	2000
3 Normative Services Academy	Staff-secure residential	Sheridan, WY	120	Male & Female, ages 12-19	1991	2003
4 Mingus Mountain Academy	Staff-secure residential	Prescott Valley, AZ	142	Female, ages 12-18	1985	2004
5 Lakeside Academy	Staff-secure residential	Kalamazoo, MI	124	Male & Female, ages 12-18	1907	2007
6 Union Juvenile Residential Facility	Secure residential	Raiford, FL	24	Male, ages 12-19	2006	2009
7 Owens Cross Roads	Staff-secure residential	Owens Cross Roads, AL	31	Female, ages 12-18	1996	2009
8 Tuskegee	Secure residential	Tuskegee, AL	41	Male, ages 12-18	1998	2009
9 Courtland	Secure residential	Courtland, AL	46	Male & Female, ages 13-18	1990	2009
10 Madison	Secure residential	Madison, AL	58	Male, ages 12-18	1996	2009
11 Mountain Home Academy	Staff-secure residential	Mountain Home, ID	60	Male, ages 10-18	2001	2009
12 Auldern Academy	Private pay	Siler City, NC	60	Female, grades 8-12	2001	2009
13 Lakeside Academy of Kansas	Staff-secure residential	Goddard, KS	45	Male, ages 13 and over	2008	2011
14 Capital Academy*	Staff-secure residential	Camden, NJ	60	Male & Female, ages 14.5-18	2001	2011
15 Riverside Academy	Staff-secure residential	Wichita, KS	44	Male & Female, ages 13-18	2007	2011
16 Sequel Transition Academy	Staff-secure residential	Sioux Falls, SD	32	Male, ages 16-20	2013	2013
17 Sequel of Montgomery	Staff-secure residential	Montgomery, AL	20	Female, ages 12-18	2013	2013
18 Forest Ridge Youth Services	Staff-secure residential	Estherville, IA	135	Female, ages 13-17	1983	2014
19 Starr Albion Prep	Staff-secure residential	Albion, MI	140	Male, ages 12-18	1913	2014
20 St. John’s Youth Academy	Secure residential	St. Augustine, FL	70	Male, ages 14-18	2009	2015
21 Alachua Academy	Secure residential	Gainesville, FL	24	Female, ages 14-18	2009	2016
22 Palm Beach Youth Academy	Secure residential	Palm Beach, FL	70	Male, ages 15-21	2006	2016
23 Charles Britt Academy	Staff-secure residential	St Petersburg, FL	28	Male, ages 14-18	2013	2016
24 Pompano Youth Treatment Center	Staff-secure residential	Pompano Beach, FL	24	Male, ages 13-18	2014	2016
25 Duval Academy	Staff-secure residential	Jacksonville, FL	28	Male, ages 14-18	2013	2016
26 Marion Youth Academy	Staff-secure residential	Ocala, FL	42	Male, ages 13-18	2014	2016
27 Red Rock Canyon School	Staff-secure residential	St George, UT	140	Male & Female, ages 12-18	1999	2016
28 Falcon Ridge Ranch	Staff-secure residential	Virgin, UT	48	Female, ages 12-18	2004	2016
29 Mt Pleasant Academy	Staff-secure residential	Mt. Pleasant, UT	16	Male, ages 12-18	2011	2016
30 Lava Heights Academy	Staff-secure residential	Toquerville, UT	48	Male & Female, ages 12-18	2012	2016
		Total	2,252

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*         Includes a 12 bed group home setting at Woodward and an 8 bed group home setting at Capital for supervised independent living

Intensive Treatment

Sequel operates six programs within its intensive treatment program offering, which represent 20% of projected program revenue for fiscal 2017. Included in this program offering are five psychiatric residential treatment facilities (“PRTF”) and one inpatient acute psychiatric hospital. The PRTFs treat clients with high acuity autism spectrum disorder (ASD) and seriously emotionally disturbed disorder (SED) through tailored treatment strategies including evidence-based therapeutic interventions, trauma-informed and cognitive behavioral treatment and applied behavioral analysis, focusing on each client’s inherent potential. The clients in Sequel’s PRTFs benefit from experienced medical management teams composed of psychiatrists and around-the-clock nurses as well as a host of licensed clinicians. Sequel’s neurodevelopment programs (Bernalillo, Norris, and a portion of Northern Illinois Academy) serve residents diagnosed with ASD or with a non-specified developmental delay through services including occupational, speech, and physical therapies; 1:1 care and the services of certified Applied Behavioral Analysts (“ABA”). In addition, Sequel’s PRTFs serve a diverse cross-section of exceptional children with a range of complex needs including, but not limited to: Asperger’s, pervasive developmental disorder, Prader-Willi syndrome, cerebral palsy and other disorders causing impairments and disabilities. Sequel’s SED programs (Kingston, a portion of Northern Illinois Academy and Pomegranate) are heavily staffed with medical and clinical teams who address both the mental and behavioral issues presented and develop individual treatment plans under the supervision of psychiatrists.

Lastly, Sequel offers an inpatient acute psychiatric hospital with 20 acute care beds for clients aged 12-17, in need of emergency psychiatric care and admitted under physician order. The acute hospital is staffed with approximately 40 child and adolescent psychiatrists, psychiatric nurse practitioners, psychologists, therapists, case managers, nurses, and administrative supportive personnel offering medical services, psycho-social services and pharmaceutical services, for an average length of stay of seven to ten days. The acute hospital payor sources include both Medicaid and commercial insurance.

The following table provides a summary of Sequel’s current program offering within intensive treatment, all of which are accredited by the Joint Commission.

Program	Type of Program	Location	9/30/16 Licensed Capacity	Student Profile	CY Year Founded	CY Joined Sequel
1 Norris Academy	Psychiatric Residential Treatment Facility	Norris, TN	41	ASD, ages 5-21	2008	2011
2 Bernalillo Academy	Psychiatric Residential Treatment Facility	Albuquerque, NM	40	ASD, ages 5-17	2009	2011
3 Kingston Academy	Psychiatric Residential Treatment Facility	Kingston, TN	52	SED, ages 5-17	2002	2011
4 Northern Illinois Academy	Psychiatric Residential Treatment Facility	Aurora, IL	65	ASD & SED, ages 6-21	2003	2011
5 Pomegranate Health Systems	Psychiatric Residential Treatment Facility	Columbus, Ohio	70	SED, ages 12-17	2007	2016
6 Pomegranate Health Systems – Hospital	Inpatient acute psychiatric hospital	Columbus, Ohio	20	Acute needs, ages 12-17	2009	2016
		Total	288

Not-For-Profit Arrangements

Sequel has entered into eight Provider Service Agreements (PSA’s) for 11 of its residential treatment centers, whereby Sequel manages the program operations and provides services on an exclusive basis — with a not-for-profit organization holding the provider license while owning or leasing the facility. Under these agreements, Sequel is typically responsible for the operating expenses of the program, including personnel, benefits, supplies, maintenance and repairs, customer development and program marketing, direct student care and other operating expenses. The occupancy costs, including rent or mortgage payments related to the facility, are the responsibility of the not-for-profit organization. Sequel receives per diem payments from the not-for-profit organization subject to certain adjustments based on the student census in the program. These PSA’s are usually entered into for a period of ten years and are automatically renewable upon failure of either party to give notice of termination one year prior to the expiration of the agreement term. The agreements contain indemnity provisions pursuant to which both Sequel and the not-for-profit corporations agree to indemnify each other against any claims or liabilities arising out of the rendition of services by either party or their agents, servants, employees or independent contractors. Sequel has never had one of these agreements canceled by any of its not-for-profit partners.

Management, Employees and Operations

Sequel is led by a talented and experienced nine-person executive management team with a combined 213 years of experience in the behavioral health industry, as outlined below. The current team in place consists of a blend of Company veterans as well as talent added over the years through acquisition. Sequel’s executive team has been responsible for the initiatives that have driven the Company’s success and rapid growth.

Name	Title	Years with Sequel	Years in Industry
Jay Ripley	Non-Executive Chairman	18	23
John Stupak	Chief Executive Officer	10	35
Mandy Moses	Executive Vice President, Chief Program Officer	17	25
Sybil Potts	Executive Vice President, Chief Financial Officer	10	30
Steve Gilbert	Executive Vice President, Marketing	18	25
Jack Rachko	Vice President, Chief Cultural Officer	16	33
Susanne Young	Vice President of Administrative Services	6	23
Christine Aron	Vice President of Business Development	3	3
Jason Willetts	Chief Technology Officer	13	13
	Total	111	210

In addition to the executive management team, the Company has put in place a highly experienced team of national leaders and Executive Directors (“EDs”), which oversee the individual programs. Each ED, along with his or her program management team, is responsible for annual budgeting and business planning, as well as the profit and loss and overall management of their individual program. Program level management is overseen by one of the deepest operations teams in the industry, including Mandy Moses, the Executive Vice President and Chief Program Officer and six Senior Vice Presidents and Vice Presidents of Operations, which collectively have over 100 years of industry experience. The program-level operations workforce, making up approximately 90% of the total Company workforce, is made up of clinical professionals including; youth counselors, supervisors, maintenance, therapists, physicians, psychologists, occupational therapists, physical therapists, registered nurses, equine therapists, accountants, case managers, dietary professionals and human resources professionals.

As of December 31, 2016, Sequel had approximately 4,416 employees, of whom approximately 2,908 were hourly program-level employees and 974 were salaried program-level employees. The remaining 534 employees were management and corporate personnel. None of the employees are part of a collective bargaining agreement.

Marketing and Advertising

Sequel’s national marketing team is tasked with developing and maintaining payor and referral relationships across the entire U.S. The 18-person team is structured into two divisions, covering the east and west coast, respectively. This team oversees the Company’s national marketing efforts using a three-tier focus including program-level, regional and national marketing resources. At the program level, a director of admissions or similar person, is responsible for marketing and selling the Company’s programs within their local market, and will call on a range of referral sources including probation officers, juvenile justice, judges, human services, mental health, and education and school district personnel, depending on the program type. The only exception to the director of admissions position is for the secure residential treatment centers, which contract with and rely exclusively on placement for adjudicated youth from the state in which they operate and receive a per diem rate even for unoccupied beds. To complement the program-level marketing efforts, Sequel has regional marketing professionals within strategic locations across the country assigned to specific states and payors. The regional professionals assist at the program-level with maintaining and growing each program’s current market and referral states. The regional efforts are further supported by a team of national marketing representatives that are responsible for generating referrals from new markets and states. Once a new market or state is open, the responsibility of maintaining the market returns to the program level and the national marketing representative refocuses on new market and referral source opportunities. Sequel’s local, regional, and national teams utilize a number of marketing tactics to expand their reach, including brochures and marketing mailers, websites, office presentations to new customers, site visits to programs for prospective referral sources, attendance at state and national conferences, and memberships with multiple state and national industry organizations. This well-developed national coverage generates a large and diverse referral pool from approximately 500 referring agencies. This large referral pool improves Sequel’s ability to manage occupancy rates (which consistently are in excess of 80%) across each of the programs. Many of Sequel’s programs are licensed to accept referrals from out of state residents and as such have benefitted as the Company has continued to expand its referral network, both organically and through acquisition. The result of the Company’s industry-leading national marketing team is diversification by program, payor, referral source and geography.

Properties

Sequel has entered into roughly 82 leases to run its facilities, in the form of either capital or operating leases. The term of the capital leases ranges from ten to 15 years in length, with an option to renew for two consecutive five-year terms. The operating leases, which constitute a majority of Sequel’s leases, generally provide for one-year terms, however, several also contain longer terms ranging to ten years. Sequel also has an option to purchase the property upon written notice to the landlord, in approximately ten of its lease agreements. In addition to the leased properties, Sequel owns four group home properties in Arizona, an office space property in Oklahoma and one private-pay residential treatment facility in North Carolina. The states in which Sequel operates and owns property as of November 30, 2016 are Alabama, Arizona, Florida, Idaho, Illinois, Iowa, Kansas, Maine, Michigan, New Jersey, New Mexico, Nevada, North Carolina, Ohio, Oklahoma, South Dakota, Tennessee, Utah and Wyoming.

Intellectual Property

Sequel has entered into a number of agreements with third party software providers. Willetts Technology, Inc. manages Sequel’s information technology infrastructure and has been involved with the development of Sequel’s electronic health record software P.AN.D.A. Sequel does not have any registered patents or trademarks. Sequel and its subsidiaries collectively own 38 registered domain names.

Industry Overview

According to the SAMHSA, the behavioral health industry, comprised of over 17,000 mental health and substance abuse disorder facilities, has an estimated total spend of $220 billion. The mental health segment, which comprises approximately 85% of the total behavioral health spend, has grown at an average annual rate of 5%, outpacing the healthcare industry as a whole. The youth behavioral segment, which encompasses a majority of Sequel’s population, is an estimated $11 billion market today in terms of total spend, with annual growth expected in excess of 2%.

According to a survey by SAMHSA, approximately 18% of adults in the United States, aged 18 years or older, suffer from a mental illness in a given year and about 4% suffer from a serious mental illness. According to the National Institute of Mental Health, over 20% of children, either currently or at some point in their life, have had a seriously debilitating mental disorder. Sequel believes the market for behavioral services will continue to grow due to increased awareness of mental health and substance use conditions, bipartisan support in the political system, as well as the expansion of treatment options and funding sources. While the growing awareness of mental health and substance use conditions is expected to accelerate demand for services, recent healthcare reform in the United States including the Mental Health Parity and Addiction Equity Act (“MHPAEA”) and the Affordable Care Act (“ACA”) are expected to increase access to industry services as more people obtain insurance coverage. A key aspect of reform legislation enacted in 2008, the MHPAEA, requires employers who provide behavioral health and addiction benefits to provide such coverage to the same extent as other medical conditions. It is estimated that the MHPAEA will affect 110 million Americans. In addition, the ACA, enacted in 2010, has already expanded coverage to over 17 million Americans, primarily adults, who were previously uninsured. Given the expansion of coverage primarily for the adult population which is not representative of Sequel’s primary client base, the Company did not experience a material impact to its business from the ACA being passed. And as a result, despite the recent election of President Donald Trump, Sequel does not expect any material changes to its business from any potential repeal or amendment of the ACA.

Competition

The healthcare industry is highly competitive and remains highly fragmented, despite the presence of Sequel’s larger behavioral healthcare service competitors such as Acadia Healthcare Company, Universal Health Services, Inc. and Civitas Solutions, Inc. While there is overlap among certain program types, each of these companies offers a different mix of services and patient profile as compared to Sequel and generally maintains a presence in only some of the same geographic markets as Sequel. Given the fragmented nature of the market, competition also occurs at the local level, where Sequel often has a significant advantage over smaller competitors that are unable to bring the same level of operational, clinical and administrative expertise to bear in serving clients and referral sources. Depending on the market and service offering, Sequel may also compete, to a lesser extent, with not-for-profit organizations, hospitals, general healthcare facilities that provide mental health services and correctional facilities for at-risk adolescents. Sequel’s believes that its culture of trust, respect and “Doing the Right Thing” for each client, which pervades the entire organization, as well as the talented and dedicated team it has built over the last 18 years, are unmatched in the industry and allow the Company to stand out amongst the competition.

An important part of Sequel’s growth strategy is to continue making targeted acquisitions of other behavioral health providers and facilities. It should be noted however that the passage of mental health parity laws and other legislative reform, in addition to increased demand for mental health services are likely to attract other potential providers, including diversified healthcare companies and possibly other pure- play behavioral healthcare companies.

Regulation and Compliance

The behavioral health market in which Sequel operates is highly regulated, with varying licensing requirements based on the requirements of individual jurisdictions in which the Company’s programs operate. Additionally, other clinical and operational requirements must be met in order to receive reimbursement from payors, including but not limited to, state and local payors, Medicaid and commercial insurers. Mental health and substance use treatment providers such as Sequel are required to be licensed in each state in which they provide care and may be required to maintain separate licenses for each facility. A certificate of need (“CON”) issued by a state regulatory agency is required in 35 states and the District of Columbia today in order to construct and/or open a new healthcare facility. For the remaining 15 states, which repealed the state CON laws, certain mechanisms were maintained with the intension of regulating costs and duplication of services. Currently 21 out of Sequel’s 44 programs require a CON. Providers such as Sequel may also need special approval by local zoning boards depending on the permitted use of facilities and locations, as dictated by city ordinances.

Federal certification may be necessary for treatment centers that receive Medicaid reimbursements, such as Sequel, whereby the provider must first be certified through a government quality inspection. Many behavioral health providers, over 2,000 today, voluntarily seek accreditation by The Joint Commission, formally the Joint Commission on Accreditation of Healthcare Organizations (JCAHO). Most state governments have come to recognize Joint Commission accreditation as a condition of licensure and the receipt of Medicaid reimbursement. Moreover, The Joint Commission accreditation is becoming a prerequisite to eligibility for reimbursements by many insurance companies. Recognizing this trend, 16 of Sequel’s total 44 programs are currently Joint Commission accredited and two are in the process of doing becoming accredited.

The need for particular licenses or accreditations for treating ASD/SED patients, one of Sequel’s client population subsets, is highly dependent upon the state in which the facility is located, the type of patient served, as well as the form of treatments utilized. Generally, most facilities will be registered with either a state’s mental health authority and/or its department of health. Other licenses, accreditations, affiliations and certifications that Sequel holds and are available, but not necessarily required, include: the Psychiatric Residential Treatment Facilities (PRTF) license, Council on Accreditation for Children and Family Services (COA), Southern Association of Colleges and Schools (SACS), North Central Association (NCA) of Colleges and Schools, National Independent Private Schools Association (NIPSA) accreditation, Seven Challenges, Prison Rape Elimination Act Certification (PREA) and CARF.

An additional regulatory component which governs Sequel and all healthcare providers is the Health Insurance Portability and Accountability Act (HIPAA). HIPAA addresses the portability of health insurance, non-discrimination, fraud and abuse issues and administrative simplification. The privacy rule within HIPAA establishes national standards to protect individuals’ medical records and personal health information, requiring the use of appropriate safeguards to protect personal health information and giving patients certain rights over their health information. The Department of Health and Human Services’ Office of Civil Rights (OCR) provides technical assistance and enforces HIPAA standards. Within Sequel, each program designates a HIPAA Privacy Officer who is responsible for assisting the program’s Executive Director with compliance. Sequel conducts an annual HIPAA risk analysis at each program, completes an annual review of all HIPAA policies and procedures, and performs on-site HIPAA audits.

Sequel has a five person dedicated administrative team managing the compliance and quality functions of the organization, including the following positions: VP of Administrative Services (who serves as the Corporate HIPAA Privacy Officer), Quality Manager and PREA Coordinator, Corporate Director of Compliance (who serves as the Chief Compliance Officer), Outcomes Manager and a Compliance and Regulatory Analyst. The compliance function within the organization, led by the Corporate Director of Compliance, oversees the code of conduct, any investigations, initial and annual OIG checks, new hire and annual employee training, a Company compliance hotline used for reporting violations, a companywide compliance committee and weekly program-level RAC (Recovery Audit Program) audits. The purpose of the RAC audit is to identify any areas of risk within the programs and to confirm that all required documentation is in each patient file, documenting the current best practices being utilized or identifying any needed improvement of best practices. The quality and outcomes function within the organization is led by the Quality Manager. The Company monitors performance and outcomes through a variety of tools including client experience of care surveys, referral source satisfaction surveys and an internal quality monitoring system (QMS). The QMS tracks various performance measures at the program level, monthly, including the number of unsuccessful discharges, use of restraints/holds, the number of employee’s injured during a restraint, worker’s compensation claims and program-level employee turnover rates. The Company’s proprietary enterprise software system, P.AN.D.A., which is currently being implemented, allows for the maintenance, analysis and tracking of pre- and post-discharge and functional outcomes, individually selected by the programs based on Sequel’s standard metrics as well as unique metrics relevant to payors, accreditation agencies and the market in which the program operates.

For a discussion of the various risks Sequel may face related to regulation and compliance matters, see “Risk Factors.”

Management Information Systems

Sequel maintains a distributed IT infrastructure across its 44 programs and corporate office location. Local software applications and user security are managed at the program level, while Company-wide software is served from the corporate data center. As such, Sequel’s IT infrastructure consists of a number of locally segmented client/server networks with two main data centers located in Cumberland, MD and Huntsville, AL. Sequel maintains 8 on-site field technicians. Sequel’s servers currently operate on the Windows 2010 Server OS platform, while most of the Company’s customers are on a combination of Windows 7 and Windows 10 platforms. The Company’s servers are backed-up daily at onsite and/or off-site locations, depending on their function and importance. To ensure data security, the Company’s networks are protected via a hardware firewall appliance, while servers and workstations maintain security with either Webroot or Symantec Endpoint. In addition, active directory and group policy controls are in place and administered at the corporate data center network and many program locations to enforce data security and policy compliance.

Sequel’s systems are managed both out of its corporate office in Huntsville, Alabama, as well as the primary location of Sequel’s Chief Technology Officer, in Cumberland, MD. The Huntsville office also houses the Company’s centralized accounting and financial reporting functions. Each program adheres to a common set of information and financial reporting controls and is responsible for its own program level financial reporting using standardized reporting formats. Company-wide financial reporting and consolidation is managed by a team in Huntsville. Sequel is in the process of implementing a proprietary enterprise management software package called P.AN.D.A. (Performance and Data Application), which will feature the following capabilities: electronic medical records, business development opportunities database, customer relationship management, file sharing, tracking client outcomes, interfacing with outside organizations and the Company’s accounting software, and robust reporting capabilities. P.AN.D.A. is expected to be fully implemented by June 2018.

Legal Proceedings

Sequel is currently involved in various claims and legal actions that arise in the ordinary course of business. In addition, the Company operates in an industry with extensive regulatory requirements, which if not complied with, could result in potential claims against the business. Although the results of litigation and claims can never be predicted with certainty, Sequel believes that the ultimate resolution of these actions will not have a material adverse effect on the business, results of operations or financial condition. Regardless of the outcome, litigation can have an adverse impact on Sequel because of defense and settlement costs, diversion of management resources and other factors. Below are two current claims in which the Company is currently involved.

In June 2015, in Wendell Upton vs. Sequel of New Mexico, LLC d/b/a Bernalillo Academy, Melinda Heller-Nellos, and John/Jane Does (Case No. D-101-CV-2015-01452), Sequel received a complaint for damages, citing negligence in its duty to use ordinary care when a former resident was in Sequel’s care. The former resident alleges that he fell as a result of Sequel’s failure to properly supervise and also alleges that on a separate occasion, he received the wrong medication, resulting in damages. The former resident is seeking compensatory damages for the cost of life-long care and punitive damages. The plaintiff was deposed in October 2016 and the mediation is now scheduled for January 25, 2017. Based upon management’s current understanding of the relevant facts and circumstances, Sequel does not believe that these proceedings give rise to a probable or estimable loss and should not have a material adverse effect on Sequel’s financial position, operations or cash flow. Any potential damages associated with the claim are anticipated to be within the Company’s insurance coverage levels. Sequel intends to vigorously defend the claims.

In June 2016, in French vs. Norris Academy (Case No. B6LA0096), Sequel received a complaint related to a plaintiff who was allegedly involved in an altercation with program staff causing the plaintiff to trip and hit his head, suffering emotional trauma. Sequel’s attorney submitted a response on the case and was also informed that the plaintiff’s attorney passed away and it does not appear that any other lawyer from the plaintiff’s attorney’s firm will be taking the case. Sequel intends to file a motion for summary judgment, which will ask for the case to be dismissed, in the near future. Sequel believes the claim is unwarranted and will ultimately result in dismissal. Based upon management’s current understanding of the relevant facts and circumstances, Sequel does not believe that these proceedings give rise to a probable or estimable loss and should not have a material adverse effect on Sequel’s financial position, operations or cash flow. Should Sequel’s Motion to Dismiss not be granted, and Plaintiff proceeds with the case, Sequel will vigorously defend the claims.

Corporate Information

Sequel was formed as an Iowa limited liability company in 2006 to consolidate ownership in a roll-up transaction of various Sequel entities formed starting in 1999 for the first entity. The mailing address of Sequel’s principal executive office is 1131 Eagletree Lane, Huntsville, AL 35801

Management

Directors and Executive Officers

As of the date hereof, Sequel’s officers and directors are as follows:

Name	Age	Title
John F. Ripley	59	Co-Founder, Non-Executive Chairman
John Stupak	59	President, Chief Executive Officer
Sybil Potts	56	Executive Vice President, Chief Financial Officer
Mandy Moses	50	Executive Vice President, Chief Program Officer
Steve Gilbert	52	Executive Vice President, Marketing
Jack Rachko	54	Vice President, Chief Cultural Officer
Susanne Young	54	Vice President of Administrative Services
Christine Aron	31	Vice President of Business Development

John F. Ripley has served as Sequel’s Co-Founder since 1999 and Chairman of its board of directors since 2013. He was a founding stockholder of Youth Services International (YSI) and served as its President and COO as well as its CFO from 1990 to 1995. Mr. Ripley also previously served as President and CEO of Precision Auto Care, a publicly held, worldwide franchiser of automotive service centers, from 1995 to 1998, as well as Corporate Controller and Vice President of the Eastern Division Retail Operations for Jiffy Lube, the leading franchiser of quick lube centers in America, from 1985 to 1990. Mr. Ripley is a seasoned entrepreneurial executive that has been involved in three IPOs. Mr. Ripley began his career with Ernst & Young, CPAs, in Baltimore, MD, from 1979 to 1985, and is a graduate of the University of Baltimore. Mr. Ripley is the father of Christine Aron, Sequel’s Vice President of Business Development.

John Stupak has served as Sequel’s Chief Executive Officer since 2013. He has more than 35 years of experience in the behavioral health industry. Prior to becoming Sequel’s Chief Executive Officer, from 2007 to 2013, Mr. Stupak served as the President of SequelCare, Sequel’s community-based services division, as well as the Company’s Chief Administrative Officer and Chief Operating Officer. Before joining Sequel, he worked for NHS Human Services, a large and diversified provider of behavioral health and human services, from 2000 to 2007. Mr. Stupak graduated from Temple University with a master’s degree from the School of Social Administration with a concentration in planning, research, and evaluation. Mr. Stupak currently serves as an Executive Committee member of the Board of Trustees for the NAPHS (National Association of Psychiatric Health Systems) and is the immediate past Chairman of the Board of Trustees for NAPHS.

Sybil Potts has served as Sequel’s Executive Vice President and Chief Financial Officer since 2007. Ms. Potts began her career in 1983 in behavioral healthcare financial management and has worked as facility CFO, facility Executive Director, Regional CFO and Corporate CFO with emphasis on behavioral healthcare for over 20 years. Prior to joining Sequel Ms. Potts served as the Chief Financial Officer for Kids Behavioral Health, a behavioral health company based in Reno, Nevada, from 2001 to 2006. Ms. Potts earned her Bachelor’s degree in accounting from the University of Tennessee in 1982.

Mandy Moses has served as Sequel’s Executive Vice President of Operations since 2007 and Chief Program Officer since 2014. She has more than 20 years of experience in the childcare industry, beginning her career as an Investigator with the South Dakota Department of Social Services. In 1992, Ms. Moses accepted employment at Clarinda Academy. During her tenure at Clarinda Academy until 1999 and then again since 2000, Ms. Moses successfully served in the position of Senior Counselor, Team Leader, and Admissions Representative, which led to her promotion to Group Living Director. Ms. Moses was the Executive Director at Woodward Academy, a residential treatment program for male youth, from 2001 to 2007. Ms. Moses earned her master’s degree in social work from Yeshiva University in 1997 as well as her Bachelor’s degree from University of Northern Iowa in 1989.

Steve Gilbert has served as Sequel’s Executive Vice President of Marketing and Customer Development since 2008 and as Vice President of Marketing and Business Development since 1999. Mr. Gilbert began his career in the childcare industry as a youth counselor at the Clarinda Academy in 1992. During his seven years being employed with Youth Services International (YSI), Mr. Gilbert served the company as the Clarinda Academy Admissions Director, Regional Admissions and Marketing Director, and the National Marketing and Business Development Director. Mr. Gilbert attended Evangel University in Springfield Missouri from 1984 to 1987 where he studied Business Administration and Marketing.

Jack Rachko has served as Sequel’s Vice President since 2016 and Chief Culture Officer since 2014. Mr. Rachko started training and consulting for Sequel in 2001. He has over 32 years of experience in the residential treatment field. Mr. Rachko began his career in May 1984 at the Glen Mills Schools, a residential facility for male juvenile offenders, where he held numerous direct care and administrative positions until June 2013. In addition, Mr. Rachko has trained and consulted for numerous social service agencies, schools, and residential programs both nationally and internationally. Mr. Rachko is a graduate from St. Joseph’s University with a Bachelor of Science Degree in Psychology.

Susanne Young has served as Sequel’s Vice President of Administrative Services for Sequel since 2014. Ms. Young has overall responsibility for HR, compliance, quality assurance, risk management and outcomes. Ms. Young began her career working with children with developmental disabilities in 1995, as a one-on-one aide as well as a behavior interventionist. From 2004 to 2011, Ms. Young was employed by Camelot Schools, a provider of educational programs for children with autism and adolescents with mental health and behavioral issues, where she worked in a variety of roles including of Facility Services Director, Admissions Coordinator, Assistant Executive Director and ultimately Corporate Risk Manager. In 2011, Ms. Young joined the Sequel team, in conjunction with the Camelot acquisition, as the Director of QMS and Risk Management. Ms. Young graduated from Elgin Community College in Elgin, IL in 2003 with an Associate degree in Applied Science in Human Services — Mental Health.

Christine Aron has served as Sequel’s Vice President of Business Development since 2016. Ms. Aron joined Sequel in 2014. Ms. Aron holds a Bachelor’s Degree in Finance from Virginia Tech and came to Sequel with experience in financial forecasting and modeling, process and system enhancements, and strategic problem solving. Ms. Aron began her career in 2008 with Accenture, where she supported several clients within the health and public service operating group through her roles in corporate finance until 2014. Ms. Aron is the daughter of John F. Ripley, Co-Founder and Non-Executive Chairman of Sequel. Ms. Aron reports to John Stupak, Sequel’s Chief Executive Officer.

Advisor

Sequel also uses the services of an outside consultant to the company, Jason Willetts, who has been leading Sequel’s staff of network engineers and tech support agents as Chief Technology Officer since 2012. Mr. Willetts is responsible for implementation and maintenance of all hardware and software systems and has been working with Sequel since 2004. Mr. Willetts has 20 years of experience in the technology industry and is an entrepreneur and tech evangelist. He is passionate about leveraging technology to achieve organizational and individual goals. Prior to becoming Sequel Chief Technology Officer, Willetts led his own Company and a team of programmers who developed several next generation web based software solutions for a variety of industries. Mr. Willetts graduated from James Madison University. Mr. Willetts is not an officer of Sequel.

Executive Compensation

Sequel has opted to comply with the executive compensation disclosure rules applicable to emerging growth companies, as GPAC is an emerging growth company. Emerging growth companies comply with the executive compensation rules applicable to “smaller reporting companies,” as such term is defined under the Securities Act, which require compensation disclosure for Sequel’s principal executive officer and the next two most highly-compensated executive officers.

The tabular disclosure and discussion that follow describe Sequel’s executive compensation program during the two most recently completed fiscal years, ended June 30, 2016 and June 30, 2015 with respect to Sequel’s “named executive officers,” who are:

•         John Stupak — Sequel’s President, Chief Executive Officer and Vice Chairman of the Board of Directors;

•         Sybil Potts — Sequel’s Executive Vice President and Chief Financial Officer; and

•         Mandy Moses — Sequel’s Executive Vice President and Chief Program Officer.

Summary Compensation Table

The following table sets forth the compensation paid to the named executive officers for services performed during fiscal 2015 and fiscal 2016:

Summary Compensation Table

Name and principal position	Year	Salary ($)	Bonus ($)		Nonequity Incentive Plan Compensation ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($)	Total ($)
John Stupak, Chief Executive Officer and Vice Chairman	2016	421,151	129,537	(1)	—	—	—	550,588
	2015	400,000	234,514		—	—	—	634,514
Sybil Potts, Executive Vice President and Chief Financial Officer	2016	252,690	98,436	(2)	—	—	—	351,126
	2015	240,000	138,642		—	—	—	378,642
Mandy Moses, Executive Vice President and Chief Program Officer	2016	252,690	35,309	(3)	—	—	—	287,999
	2015	240,000	77,493		—	—	—	317,493

____________

(1)      The bonus amount includes an amount paid John Stupak pursuant to a profit sharing arrangement, where Mr. Stupak was eligible to receive a maximum bonus of $79,725 if the stockholders of the Company (when it was privately held) received a free-cash flow distribution of $1,500,000 or greater and if the free-cash flow distribution was less than $1,500,000, Mr. Stupak would receive such an amount, if any, as determined by the Company in its sole discretion. Pursuant to this agreement, because the performance goal was met, Mr. Stupak received a bonus of $79,537. This agreement will be terminated on or prior to the consummation of the Business Combination. The remainder of his bonus for fiscal 2016 of $50,000 was paid to Mr. Stupak as a discretionary bonus.

(2)      The bonus amount includes an amount paid Sybil Potts pursuant to a profit sharing arrangement, where Ms. Potts was eligible to receive a maximum bonus of $63,662 if the stockholders of the Company (when it was privately held) received a free-cash flow distribution of $1,500,000 or greater and if the free-cash flow distribution was less than $1,500,000, Ms. Potts would receive such an amount, if any, as determined by the Company in its sole discretion, that was not in excess of $63,662. Pursuant to this agreement, because the performance goal was met, Ms. Potts received a bonus of $63,436. This agreement will be terminated on or prior to the consummation of the Business Combination. The remainder of her bonus for fiscal 2016 of $35,000 was paid to Ms. Potts as a discretionary bonus.

(3)      The bonus amount includes an amount paid Mandy Moses pursuant to a profit sharing arrangement, where Ms. Moses was eligible to receive a maximum bonus of $2,709 if the stockholders of the Company (when it was privately held) received a free-cash flow distribution of $1,500,000 or greater and if the free-cash flow distribution was less than $1,500,000, Ms. Moses would receive such an amount, if any, as determined by the Company in its sole discretion, that was not in excess of $2,709. Pursuant to this agreement, Ms. Moses received a bonus of $309. This agreement will be terminated on or prior to the consummation of the Business Combination. The remainder of her bonus for fiscal 2016 of $35,000 was paid to Ms. Moses as a discretionary bonus.

Executive Agreements

Sequel does not have any written employment agreements, severance or change in control agreements with any of its named executive officers.

Unit Options

Sequel has set aside 1,750,000 Class B limited liability company common units to grant pursuant to unit option agreements. This unit option pool is used by Sequel as a key component of the compensation package offered to recruit and retain key employees. The unit options are generally granted with an exercise price equal to the fair market value of Sequel’s limited liability company common units as of the date of grant and vest 25% per year over four years. Unit options for 813,627 Class B limited liability company common units were outstanding as of June 30, 2016.

Equity Incentive Awards Granted in Fiscal 2015 and 2016

No options were granted to Sequel’s named executive officers in fiscal 2015 and 2016.

Outstanding Equity Awards at End of Fiscal 2016

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units That Have Not Vested (#)(1)	Market Value of Shares or Units That Have Not Yet Vested ($)	Equity incentive plan awards: number of unearned shares, units or other rights that have not vested (#)	Equity incentive plan awards: market or payout value of unearned shares, units or other rights that have not vested ($)
John Stupak	100,000	50,000	5.0	7/1/2023	—	—	—	—
	100,000	25,000	4.5	1/1/2023	—	—	—	—
	85,178	—	4.0	4/1/2021	—	—	—	—
Sybil Potts	50,388	—	4.0	4/1/2021	—	—	—	—
	52,000	—	2.0	2/20/2017	—	—	—	—
Mandy Moses	—	—	N/A	N/A	—	—	—	—

____________

(1)      All options vest 25% annually over four years.

Tax-Qualified Retirement Plan

Sequel has a tax-qualified retirement savings plan, the Sequel Youth and Family Services 401(k) Plan (the “401(k) Plan”), under which all non-temporary employees may participate, subject to certain age and service requirements. Participating employees may elect to defer up to the maximum annual 401(k) deferral amount or their annual compensation, whichever is less, subject to the limits established by the Internal Revenue Service. No matching contributions were made by Sequel under the 401(k) Plan in fiscal 2016, fiscal 2015 and fiscal 2014.

Potential Payments Upon Termination or Change in Control

Sequel does not have any policy or written employment or other agreement with any of its named executive officers providing for any payment upon termination or a change of control.

However, in connection with the consummation of the Business Combination, approximately $6.6 million in transaction bonuses are expected to be paid to the senior management team of Sequel that will be expensed as a compensation expense. This amount will be included in Business Combination third party transaction expenses discussed elsewhere in this proxy statement.

With respect to the named executive officers, Mr. Stupak is expected to receive a transaction bonus of $1,806,997 and Ms. Potts is expected to receive a transaction bonus of $427,773.
Compensation of Directors

As a limited liability company, Sequel has a board of managers consisting of only one manager, John F. Ripley who currently serves as Non-Executive Chairman.

Sequel pays Mr. Ripley a founder fee for his time devoted to the strategic planning of Sequel’s business and operational affairs in the amount of $104,167 per month. Mr. Ripley is also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with his role. Outside of those fees and expense reimbursements, Sequel has no other outstanding payment obligations or any other compensation arrangements with Mr. Ripley in any capacity, including as Non-Executive Chairman.

Director Compensation In Fiscal 2016

Name	Fees earned or paid in cash ($)	Stock Awards ($)	Option Awards ($)	Nonqualified deferred compensation earnings ($)	All other compensation ($	)	Total ($)
John F. Ripley	—	—	—	—	1,250,000	(1)	1,250,000

____________

(1)      This represents founder fee payments.

SEQUEL MANAGEMENT’S DISCUSSION AND ANALYSIS
OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the consolidated financial statements and related notes of Sequel included elsewhere in this proxy statement. This discussion and analysis contains forward-looking statements reflecting Sequel’s current expectations, estimates and assumptions concerning events and financial trends that may affect its future operating results or financial position. Actual results and the timing of events may differ materially from those contained in these forward-looking statements due to a number of factors, including those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

References in this “Sequel Management’s Discussion and Analysis of Financial Condition and Results of Operations” section to the “Company,” “us” or “we” refer to Sequel.

Sequel’s fiscal year ends on June 30. Therefore in this section, when used in relation to Sequel, references to “fiscal 2014,” “fiscal 2015,” “fiscal 2016” and “fiscal 2017” refer to the twelve-month period ended June 30, 2013, 2014, 2015, 2016 or quarter ended September 30, 2016, respectively.

OVERVIEW

Sequel Youth and Family Services, LLC, collectively with its wholly-owned subsidiaries, is a national provider of a broad spectrum of diversified behavioral health services for people with behavioral, emotional, or physical challenges. Sequel offers a broad continuum of treatment options for children, adolescents, and adults. Options include long-term residential treatment, short-term impact programs, shelter care, therapeutic group homes, therapeutic foster care, community-based services, in-home services, and alternative education programs. Sequel administers its treatment options through 44 different treatment programs. These 44 treatment programs render a comprehensive set of services from the lowest acuity of Community Based Services (“CBS”) to Residential Treatment Centers (“RTC”) to our highest acuity of Intensive Treatment.

Sequel’s client population includes adjudicated delinquents, children with autism, children, adolescents and adults with physical disabilities, sexually offending or maladaptive behaviors, substance abuse, and emotional or conduct disorders. The Company employs evidence-based, clinical treatment models to address a wide range of behavioral and mental health issues including a wide range of other handicapping conditions.

Sequel’s mission is to prepare our clients to lead responsible and fulfilling lives by providing mentoring, education, and living support within a safe, structured, dynamic environment — whether on one of our campuses, in the community, or in their own homes.

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing our performance. Our chief operating decision-maker is made up of a core group of executives who are active in the day-to-day operations of the Company and who review our financial information only on a consolidated basis. In addition, our operations, revenues, and decision-making functions are based entirely in the United States. Therefore, management has concluded that we operate in one operating and geographic segment, and thus one reportable segment, behavioral health.

Our Industry

We operate in the behavioral and mental health services industry. Companies in the behavioral health industry provide outpatient and residential care and treatment for individuals with a range of illnesses.

According to the U.S. Department of Health and Human Services’ Substance Abuse and Mental Health Services Administration (“SAMHSA”), there are 43.6 million adults aged 18 or older in the U.S. with mental illnesses, representing approximately 18.1% of all adults. Nearly 60% of the adult population and nearly half of children between 8 and 15 years with a mental illness do not receive treatment for their mental disorders. For children 12 years or older, 23 million need mental health treatment, while only 11% receive the treatment they need. 1 in 5 children either currently or at some point during their life experience a mental disorder. For children between the ages of 8 to 15 years, more than 13% will have a diagnosable mental disorder within 12 months.

In 2012 (the most recent year of spending report data), the behavioral healthcare industry comprised of over 17,000 facilities and a combined annual industry spend totaling over $220 billion. Mental health comprises approximately 85% of the total behavioral health spend, growing at an average annual rate of 5%, outpacing the healthcare industry as a whole. Approximately 40% of mental health spend is for residential/inpatient treatment and approximately 30% is outpatient spend.

Referral and payor mix

Sequel serves approximately 9,000 clients from 42 states and U.S. territories as of September 30, 2016. Clients are either referred in through a variety of sources or are repeat/past clients or clients from other program types. Sequel does not distinguish clients among different class or type. They are all sourced using Sequel’s referral network. The Company has a broad and diverse national network of referral sources. Referrals are generated from 42 different states and territories over approximately 500 distinct organizations and agencies. The types of agencies and individuals that refer clients to the Company vary by state and local area depending on the state’s placement process. Generally, the referring agency relationships include but are not limited to: (i) social / human services agencies; (ii) juvenile corrections; (iii) adult corrections; (iv) child protection; and (v) other institutions such as school districts and insurance carriers, and mental health authorities and agencies.

Competitive Landscape

The behavioral health care industry is highly fragmented with few companies of scale. Industry participants include for-profit companies, not-for-profit entities, and governmental agencies.

The Company believes there are significant barriers to entry in the behavioral health and human services industry. These barriers include: (i) significant initial capital outlays required to open new facilities, (ii) expertise required to deliver highly specialized services safely and effectively, and (iii) high regulatory hurdles that require market entrants to be knowledgeable of state and federal laws, have established relationships with regional and local payers/referral sources, as well as access to sophisticated and expensive technology to prepare for pay for performance contracting. The aforementioned conditions and barriers to market entry result in an industry that is ripe for consolidation.

Given the specialty nature and breadth of the services the company provides, the scope of our existing programs and clinical capabilities, and the Company’s scale, the Company believes that it is a prime position to continue its excellent record of year-over-year organic growth as well as fortifying its position as a preferred industry consolidator.

We believe the most significant factors relevant to our future business growth are the ability to (i) expand into currently underserved and growing populations of individuals seeking behavioral health services, (ii) focus on high-demand treatment modalities, and (iii) identify acquisition targets poised for expanded services. As a result of our strong market position, our scale, our strong referral and payor relationships and the Company’s focus on its mission statement, we believe we are well-positioned to benefit from an industry which is growing and changing due to recent legislative changes and healthcare reforms.

Recent Significant Transactions

On February 28, 2014, the Company acquired certain net assets of Alliance Family Services North, Inc. (“Alliance”) for a purchase price of $7.0 million, subject to certain adjustments as set forth in the Asset Purchase Agreement for Alliance (the “Alliance Agreement”). The Company financed the acquisition with debt proceeds received under the Company’s credit facility. Transaction costs of approximately $0.2 million incurred in connection with the purchase were expensed as incurred. The transaction was accounted for using the acquisition method of accounting. The results of Alliance’s operations have been included in the Company’s consolidated financial statements since the acquisition date. The Company expects that the amortization of goodwill is tax deductible. The net assets acquired were recorded at their estimated acquisition date fair value. Alliance provides services to adults and adolescents with mental health and developmental disabilities.

On December 1, 2014, the Company acquired certain non-real estate assets and assumed certain liabilities of Forest Ridge Youth and Family Services (“Forest Ridge”) for a purchase price of $1.9 million, subject to certain adjustments as set forth in the asset purchase agreement. Forest Ridge provides residential care for at-risk adolescent girls. The Company financed the acquisition with loan proceeds received from the Company’s senior lender.

Transaction costs of approximately $0.1 million incurred in connection with the purchase were expensed as incurred and are reflected in acquisition related expenses in the accompanying consolidated statement of operations for the year ended June 30, 2015. The transaction was accounted for using the acquisition method of accounting. The results of Forest Ridge’s operations have been included in the Company’s consolidated financial statements since the acquisition date. The Company expects that the amortization of goodwill is tax deductible.

On July 22, 2016, the Company acquired certain non-real estate assets and assumed liabilities of Youth Services International, LLC (“YSI”) for a cash purchase price of approximately $1.2 million, subject to certain adjustments as set forth in the asset purchase agreement. Assets acquired represent contracts for three facilities: Charles Britt Academy in St. Petersburg, Florida, Pompano Youth Treatment Center in Pompano Beach, Florida and Duval Academy in Jacksonville, Florida. YSI provides residential care for at-risk adolescents.

On August 16, 2016, the Company acquired certain non-real estate assets and assumed certain liabilities of Falcon Ridge Ranch Inc., Red Rock Canyon School, LLC, Lava Heights Academy, Inc., Mount Pleasant Academy, LLC, Red Rock Canyon School, NFP, Falcon Ridge Ranch, NFP, Red Rock Canyon CRT (collectively, the “CARE Acquisition”). These facilities provide residential psychiatric/counseling, substance abuse treatment, developmental disability and similar services. The purchase price for this acquisition was $23.5 million plus the value of the assumed liabilities (as defined in the agreement) and is subject to a contingent payment adjustment. The contingent payment is calculated as the product of 5.5 times the amount by which the EBITDA of the facilities during the year after the closing date exceeds $4.2 million, for which there is no minimum or maximum amount that can be earned. Based on the preliminary valuation and purchase price allocation at September 30, 2016, we estimated the fair value of the contingent consideration to be de minimis. Transaction costs of approximately $1.1million incurred in connection with the purchase were expensed as incurred and are reflected in acquisition related expense in the consolidated statement of operations for the quarter ended September 30, 2016.

On October 27, 2016, the Company acquired certain assets, including real estate, used in the business of Pomegranate Health Systems of Central Ohio, Inc. (“Pomegranate”) and assumed certain liabilities generated in the Pomegranate business. Pomegranate provides professional behavioral health care and psychiatric services to children and adolescents from 12 to 17 years of age in the temporary and permanent custody of child welfare agencies. The total purchase price for this acquisition was $54.5 million for certain business assets and real estate properties and assumption of certain liabilities. Subsequent to the acquisition, the Company entered into a separate transaction whereby it sold certain real estate properties for a sale price of $16.0 million and simultaneously entered into an agreement to lease back this property for use in its Pomegranate business. Transaction costs of approximately $1.8 million incurred in connection with the purchase will be expensed as incurred and will be reflected in acquisition related expense in the consolidated statement of operations.

Critical Accounting Policies and Estimates

Our discussion and analysis of our financial condition and results of operations are based upon our consolidated financial statements, which have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We believe the following are the more critical accounting policies that impact the financial statements, some of which are based on management’s best estimates available at the time of preparation. Actual future experience may differ significantly from these estimates.

Revenue and Accounts Receivable

The Company recognizes revenue at the time the services are performed. Revenue is primarily derived from services rendered to clients for a variety of behavioral health care and adolescent residential treatment. In certain residential academy programs, revenue is earned pursuant to provider service contracts with not-for-profit organizations which have engaged the Company to manage their programs. Under such contracts, revenues are principally determined using a per diem payment arrangement based on the student census in the program. Under these agreements, the Company typically is responsible for the operating expenses of the program, including personnel, benefits, supplies, maintenance and repairs, customer development and program marketing, direct student care, and other operating expenses. Occupancy costs, including rent and mortgage payments related to the facility, are the responsibility of the not-for-profit organization. Net program service revenue is earned from the Company’s remaining residential programs and community-based services. The Company typically has agreements with third-party payors including state or county governmental agencies, Medicaid, managed care companies, commercial insurance carriers, and private pay that provide for payments to the Company at negotiated amounts which are determined prospectively. Net program service revenue is reported at the estimated net realizable amount from such payors for services rendered to clients in accordance with the terms of the respective agreements.

The Company receives payments from the following payor groups for services rendered in our facilities: (i) state agencies; (ii) county or local agencies; (iii) managed care organizations and commercial insurers; (iv) education; (v) private pay and (vi) others. State agencies are varied and comprised of numerous U.S. states and territories and agencies including the Departments of Health and Human Services and Juvenile Justice and Magellan Health, among others. Many states administer placement and funding for the services that Sequel provides at the county level. Commercial insurers provide coverage for autism therapies, including behavioral health treatments, as well as for community-based services, such as those provided by Sequel. Managed Care Organizations (“MCOs”) represent a limited portion of revenue in a few states where the delivery of care has been assigned to the MCO and divested from the local government. Sequel also receives payments from a variety of education programs including but not limited to: The Individuals with Disabilities Education Act (IDEA), No Child Left Behind, Title 4E, and Local Education Agencies (LEAs), among others. Private pay represents a small component of the Company’s payor mix, as Sequel operates a single private pay program, and receives very limited private pay for services provided at any of its other facilities and programs.

The American Recovery and Reinvestment Act of 2009 provides for Medicare and Medicaid incentive payments for eligible hospitals and professionals that adopt, implement, upgrade and meaningfully use certified electronic health record (“EHR”) technology. The Company recognizes income related to Medicaid incentive payments using a grant accounting model that is based upon when the Company’s eligible professionals have demonstrated meaningful use of certified EHR technology for the applicable period.

Medicaid EHR incentive calculations and related payment amounts are based upon client volume reporting information available at the time the Company’s eligible professionals adopt, implement or demonstrate meaningful use of certified EHR technology for the applicable period. Revenue related to incentive payments for the year ended June 30, 2014 was $0.3 million. Revenue related to incentive payments for fiscal 2016 and 2015 was de minimis.

Allowance for Doubtful Accounts

The Company determines its allowance for doubtful accounts based upon the age of the receivable and its historical ability to collect. Generally, as a receivable balance ages, an increasingly larger allowance is recorded for the receivable. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

Allowance for Contractual Discounts

Provisions for settlements with third-party payors are deducted from gross client revenues to determine net client revenues. These provisions are estimated by management based upon expected settlement amounts. Any differences between estimated settlements and final determinations are reflected in operations in the year finalized. Significant changes in payor mix could have a significant impact on the Company’s results of operations and cash flows.

Property and Equipment

Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets, including software, to operations over their estimated useful lives, which vary from 3 to 28 years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial statement presentation purposes.

Income Taxes

Sequel is a limited liability company treated as a partnership for income tax purposes; therefore, a provision for federal and state income taxes is not necessary because the tax attributes are proportionally includable in the income tax returns of Sequel’s members. The Company has not disclosed the net difference between their tax bases and the reported amounts of their assets and liabilities. This is due to the fact that tax positions available to individual members will not be pro rata to ownership interest but will instead reflect the different outside tax basis of the individual member and will depend on his or her individual tax position, which the Company does not have access to. It does not appear that disclosure of the aggregate tax basis would be meaningful in any event, since individual members may not share the tax basis pro rata. We believe that these circumstances make it impracticable for our Company to determine the aggregate tax basis of the individual owners, nor would a disclosure of available information be meaningful to these financial statements.

One of the Company’s subsidiaries, CHG Health Services, Inc. (“CHG”), is a C-Corporation and is subject to corporate income taxes. Income taxes are calculated using the liability method. The Company provides for estimated income taxes payable or refundable on current year income tax returns, as well as the estimated future tax effects attributable to temporary differences and carryforwards. Measurement of deferred income taxes is based upon enacted tax laws and tax rates, with the measurement of deferred income tax assets reduced by estimated amounts of tax benefits not likely to be realized.

The Company follows the accounting guidance in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 740, Income Taxes, as it relates to uncertain tax positions. The guidance provides information and procedures for financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. Any interest and penalties recognized associated with a tax position are classified in selling, general and administrative (“SG&A”) expenses in the Company’s consolidated statement of operations.

Goodwill

We evaluate goodwill for impairment under ASC 350 at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Under FASB guidance, we have the option of performing a qualitative assessment to determine whether, based on the facts and circumstances, it is more likely than not that the fair value of the reporting unit exceeds the carrying value of its net assets. A qualitative assessment requires judgment involving relevant factors, including but not limited to, changes in the general economic environment, industry and regulatory considerations, current economic performance compared to historical economic performance and other relevant company-specific events such as changes in management, key personnel or business strategy, where applicable. If we elect to bypass the qualitative assessment, or if we determine, based upon our assessment of those qualitative factors that it is more likely than not that the fair value of the unit is less than its carrying value, a quantitative assessment for impairment is required. The quantitative assessment for evaluating the potential impairment of goodwill involves a two-step assessment process which requires significant estimates and judgments by us to be used during the analysis. In step one we determine if there is an indication of goodwill impairment by determining the fair value of the reporting unit’s net assets and comparing that value to the reporting unit’s carrying value including the goodwill. If the carrying value of the net assets exceed the fair value, then the second step of the impairment assessment is required. The step two assessment determines if an impairment exists, and if so, the magnitude of the impairment by comparing the estimated fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The excess of the carrying value over the estimated fair value of the goodwill determines the amount of impairment which would then be recorded as a loss on our statement of operations in the year the impairment occurred.

For our assessment as of June 30, 2016 and 2015, we elected the option of performing a qualitative assessment. Our approach began by identifying the inputs and assumptions that most affect fair value. We then identified the relevant events and circumstances we believe would have an impact on those inputs and assumptions. Finally, we weighed how much the impact of those events and circumstances would potentially have on our inputs and assumptions. Finally, after assessing the totality of relevant events and circumstances, we determined that it is not more likely than not that the fair value of our reporting unit is less than its carrying amount and concluded that the first and second steps of the goodwill impairment test were unnecessary.

New Accounting Pronouncements

In May 2014, the FASB and the International Accounting Standards Board issued ASU 2014-09, Revenue from Contracts with Customers (Topic 606) (“ASU 2014-09”). ASU 2014-09’s core principal is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Additionally, ASU 2014-09 would permit both public and nonpublic organizations to adopt the new revenue standard early, but not before the original public organization effective date (that is, annual periods beginning after December 15, 2016). Management is evaluating the impact of ASU 2014-09 on the Company’s consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08”). This guidance changes the requirements for reporting discontinued operations by raising the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. The standard limits discontinued operations reporting to disposals of components of an entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. This standard is effective for the Company on a prospective basis for annual financial statements with years that begin on or after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements. The Company adopted this update on July 1, 2015. See Note 16 for discussion of current year disposals.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”). ASU 2015-03 simplifies the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, and the new guidance should be applied retrospectively. The Company has elected early adoption, as permitted, as of June 30, 2016 with retrospective application to June 30, 2015.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This guidance requires adjustments to provisional amounts that are identified during the measurement period, including the cumulative effect of changes in depreciation, amortization, or other income effects to be recognized in the reporting period in which the adjustment amounts are determined. This standard is effective for the Company for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted. The Company’s early adoption of this update for the fiscal year beginning July 1, 2015, did not have a significant impact on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which changes how deferred taxes are classified on our balance sheets and is effective for financial statements issued for annual periods beginning after December 15, 2016, with early adoption permitted. ASU 2015-17 requires all deferred tax assets and liabilities to be classified as non-current. Upon adoption, the Company anticipates reclassifying deferred income taxes of approximately $0.8 million from current to non-current assets.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact that adoption of this new standard will have on its consolidated financial statements.

In April 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting, in order to improve the accounting for certain aspects of share-based payment transactions as part of its simplification initiative. The key provisions of this accounting update are: (1) recognizing current excess tax benefits in the income statement in the period the benefits are deducted on the income tax return as opposed to an adjustment to additional paid-in capital in the period the benefits are realized by reducing a current income tax liability; (2) allowing an entity-wide election to account for forfeitures related to service conditions as they occur instead of estimating the total number of awards that will be forfeited because the requisite service period will not be rendered; (3) allowing the net settlement of an equity award for statutory tax withholding purposes to not exceed the maximum statutory tax rate by relevant tax jurisdiction instead of withholding taxes for each employee based on a minimum statutory withholding tax rate; and (4) requiring the presentation of excess tax benefits as operating cash flow and cash payments for employee withholding taxes related to vested stock awards as financing cash flow in the consolidated statement of cash flows. Under the new accounting standard, all previously unrecognized equity deductions will be recognized as a deferred tax asset, net of any valuation allowance, with a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption of this standard. This update is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods. Early adoption is permitted. The adoption of this new standard is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). Among other clarifications, ASU 2016-15 clarifies the classification of payments for debt prepayment or debt extinguishment costs, including third-party costs, premiums paid, and other fees paid to lenders that are directly related to the debt prepayment or debt extinguishment, excluding accrued interest, which will now be included in the Financing Activities section in the Statements of Cash Flows. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of ASU 2016-15 is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (“ASU 2016-18”). ASU 2016-18 provides guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows requiring that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of ASU 2016-18 is not expected to have a material impact on the Company’s consolidated statement of cash flows.

Operating Results

The following table sets forth for the periods indicated the percentage of total revenue represented by certain items in our consolidated statements of operations (dollars in thousands):

	Year ended June 30,
	2016		2015		2014
	Amount	%	Amount	%	Amount	%
Revenues
Net program service revenue	$123,853	61.8%	$117,636	63.3%	$106,147	64.9%
Provider service revenue	76,524	38.2%	68,062	36.7%	57,415	35.1%
Total revenues	200,377	100.0%	185,698	100.0%	163,562	100.0%
Operating expenses
Wages, salaries and benefits, inclusive of unit-based compensation expense of $267, $0 and $0, respectively, and profits interest expense of $160, $164 and $0, respectively	138,238	69.0%	128,837	69.4%	112,865	69.0%
Selling, general and administrative, inclusive of founder’s fee of $1,250, $1,313 and $2,000, respectively	34,150	17.0%	31,884	17.2%	29,667	18.1%
Depreciation and amortization	2,833	1.4%	3,170	1.7%	2,673	1.6%
Total operating expenses	175,221	87.4%	163,891	88.3%	145,205	88.8%
Income from operations	25,156	12.6%	21,807	11.7%	18,357	11.2%
Interest expense	4,893	2.4%	5,625	3.0%	6,841	4.2%
Interest income	(4)	0.0%	(28)	0.0%	(11)	0.0%
Acquisition related expense	135	0.1%	323	0.2%	197	0.1%
Income before income tax expense	20,132	10.0%	15,887	8.6%	11,330	6.9%
Income tax expense (benefit)	1,527	0.8%	1,833	1.0%	(271)	-0.2%
Income from continuing operations	18,605	9.3%	14,054	7.6%	11,601	7.1%
Loss from discontinued operations, net of income taxes	—	0.0%	(87)	0.0%	(807)	-0.5%
Net income	$18,605	9.3%	$13,967	7.5%	$10,794	6.6%

Year Ended June 30, 2016 Compared to the Year Ended June 30, 2015

Revenue. Total revenue increased $14.7 million, or 7.9%, to $200.4 million for fiscal 2016 from $185.7 million for fiscal 2015 due to the following:

•         $6.2 million increase in net program service revenue due to:

▪       contracts awarded by the Florida Department of Juvenile Justice

▪       increase in student days of 7.8% for fiscal 2016 compared to fiscal 2015

▪       overall organic growth; and

•         $8.5 million increase in provider service revenue primarily due to:

▪       $6.4 million generated by a full year of revenue in fiscal 2016 related to significant provider service agreements entered into in fiscal 2015

▪       overall organic growth

Provision for contractual discounts. The provision for contractual discounts was $1.1 million for fiscal 2016, or 0.5% of revenue before provision for contractual discounts, compared to $1.5 million for fiscal 2015, or 0.8% of revenue before provision for contractual discounts.

Wages, salaries and benefits. Wages, salaries and benefits (“WSB”) expense was $138.2 million, or 69.0% of revenue, for fiscal 2016 compared to $128.8 million, or 69.4% of revenue, for fiscal 2015, an increase of $9.4 million. WSB expense included $0.3 million and $0.0 million of equity-based compensation expense for fiscal 2016 and 2015, respectively. The $9.4 million increase in WSB expense was primarily driven by an increase in average full-time employees of 6.8% in fiscal 2016 as compared to fiscal 2015 due to a full year of operating results of the Forest Ridge acquisition.

Selling, general and administrative. Selling, general and administrative expense was $34.2 million, or 17.0% of revenue, for fiscal 2016 compared to $31.9 million, or 17.2% of revenue, for fiscal 2015, an increase of $2.3 million. The $2.3 million increase in SG&A expense was primarily driven by overall company growth.

Depreciation and amortization. Depreciation and amortization expense was $2.8 million for fiscal 2016, or 1.4% of revenue, compared to $3.2 million for fiscal 2015, or 1.7% of revenue. The decrease in depreciation and amortization was primarily a result of the Company committing during fiscal 2016 to close, closing, or selling certain facilities’ operations.

Income from operations. Income from operations was $25.2 million for fiscal 2016, an increase of $3.3 million, or 15.4%, compared to operating income of $21.8 million for fiscal 2015 due to the increase in revenue discussed above. The operating margin for 2016 was 12.6% compared to 11.7% for 2015 as a result of the above-mentioned items.

Interest expense. Interest expense was $4.9 million for fiscal 2016 compared to $5.6 million for fiscal 2015. The decrease in interest expense was primarily due to a lower interest rate on the 2015 Credit Facility during fiscal 2016 as compared to fiscal 2015.

Acquisition related expense. Acquisition related expense remained relatively flat over the comparative periods. Acquisition related expense was $0.1 million, or 0.1% of revenue, for fiscal 2016 compared to $0.3 million, or 0.2% of revenue, for fiscal 2015, a decrease of $0.2 million.

Provision for income taxes. For fiscal 2016, the provision for income taxes was $1.5 million, reflecting an effective tax rate of 7.58%, compared to $1.8 million, reflecting an effective tax rate of 11.53%, for 2015. The decrease in the tax rate for fiscal 2016 was primarily due to an adjustment to income tax expense for purchase accounting related to fixed assets that was recorded in fiscal 2015, not duplicated in fiscal 2016, and an increase in taxable income in fiscal 2016, which net the two years’ activity to a decrease of $0.3 million.

Year Ended June 30, 2015 Compared to the Year Ended June 30, 2014

Revenue. Total revenue increased $22.1 million, or 13.5%, to $185.7 million for fiscal 2015 from $163.6 million for the year ended June 30, 2014 due to the following:

•         $11.5 million increase in net program service revenue due to:

▪       revenue generated during fiscal 2015 from our 2014 and 2015 acquisitions

▪       increase in student days of 10.8% for fiscal 2015 compared to fiscal 2014

▪       overall organic growth; and

•         $10.6 million increase in provider service revenue primarily due to:

▪       $7.1 million related to significant provider service agreements entered into in fiscal 2015

▪       overall organic growth

Provision for contractual discounts. The provision for contractual discounts was $1.5 million for fiscal 2015, or 0.8% of revenue before provision for contractual discounts, compared to $0.7 million for fiscal 2014, or 0.5% of revenue before provision for contractual discounts.

Wages, salaries and benefits. WSB expense was $128.8 million, or 69.4% of revenue, for fiscal 2015 compared to $112.9 million, or 69.0% of revenue, for fiscal 2014, an increase of $16.0 million. There was no equity-based compensation expense for fiscal 2015 and 2014. The $16.0 million increase in WSB expense was primarily driven by an increase in average full-time employees of 9.8% in fiscal 2015 as compared to fiscal 2014, as a result of the Forest Ridge acquisition in the latter half of fiscal year 2015 and discontinued operations during fiscal 2014, as well as overall organic growth due to demand in services.

Selling, general and administrative. Selling, general and administrative expense was $31.9 million, or 17.2% of revenue, for fiscal 2015 compared to $29.7 million, or 18.1% of revenue, for fiscal 2014, an increase of $2.2 million. The $2.2 million increase in SG&A expense was primarily driven by company growth.

Depreciation and amortization. Depreciation and amortization expense was $3.2 million for fiscal 2015, or 1.7% of revenue, compared to $2.7 million for fiscal 2014, or 1.6% of revenue. The increase in depreciation and amortization was attributable to depreciation associated with acquisitions during 2014 and 2015 offset by discontinued operations during the same period.

Income from operations. Income from operations was $21.8 million for fiscal 2015, an increase of $3.4 million, or 18.8%, compared to operating income of $18.4 million for fiscal 2014 due to the increase in revenue discussed above. The operating margin for fiscal 2015 was 11.7% compared to 11.2% for fiscal 2014 as a result of the above-mentioned items.

Interest expense. Interest expense was $5.6 million for fiscal 2015 compared to $6.8 million for fiscal 2014. The decrease in fiscal 2015 is primarily due to a write off of financing costs of $1.1 million to interest expense in fiscal 2014.

Acquisition related expense. Acquisition related expense was $0.3 million, or 0.2% of revenue, for fiscal 2015 compared to $0.2 million, or 0.1% of revenue, for fiscal 2014, an increase of $0.1 million.

Provision for income taxes. For fiscal 2015, the provision for income taxes was $1.8 million, reflecting an effective tax rate of 11.53%, compared to a benefit of $(0.3) million, reflecting an effective tax rate of (2.39) %, for 2014. The increase in the tax rate for fiscal 2015 was primarily due to an increase in taxable income, as well as a benefit adjustment for additional deferred tax assets booked in 2014.

Operating results for the quarters ended September 30, 2016 and 2015

The following table sets forth for the periods indicated the percentage of total revenue represented by certain items in our consolidated statements of operations (dollars in thousand):

	Quarter ended September 30,
	2016		2015
	(unaudited)
	Amount	%	Amount	%
Revenues
Net program service revenue	$33,017	61.1%	$31,143	62.3%
Provider service revenue	21,007	38.9%	18,824	37.7%
Total revenues	54,024	100.0%	49,967	100.0%
Operating expenses
Wages, salaries and benefits, inclusive of unit-based compensation expense of $61 and $68, respectively	37,099	68.7%	33,940	67.9%
Selling, general and administrative, inclusive of founder’s fee of $313 and $313, respectively	9,271	17.2%	8,532	17.1%
Depreciation and amortization	737	1.4%	766	1.5%
Total operating expenses	47,107	87.2%	43,238	86.5%
Income from operations	6,917	12.8%	6,729	13.5%
Interest expense	1,392	2.6%	1,257	2.5%
Interest income	(2)	0.0%	(2)	0.0%
Acquisition related expense	1,148	2.1%	16	0.0%
Income before income tax expense	4,379	8.1%	5,458	10.9%
Income tax expense	293	0.5%	430	0.9%
Net income	$4,086	7.6%	$5,028	10.1%

Quarter Ended September 30, 2016 Compared to the Quarter Ended September 30, 2015

Revenue. Total revenue increased $4.1 million, or 8.1%, to $54.0 million for the quarter ended September 30, 2016 from $50.0 million for the quarter ended September 30, 2015 due to the following:

•         $1.9 million increase in net program service revenue due to:

▪       increase in student days of 11.3% for the quarter ended September 30, 2016 compared to the quarter ended September 30, 2015

▪       overall organic growth; and

•         $2.2 million increase in provider service revenue primarily due to:

▪       acquisition of CARE Schools

▪       overall organic growth

Provision for contractual discounts. The provision for contractual discounts was $0.8 million for the quarter ended September 30, 2016, or 1.6% of revenue before provision for contractual discounts, compared to $0.2 million for the quarter ended September 30, 2015, or 0.3% of revenue before provision for contractual discounts.

Wages, salaries and benefits. WSB expense was $37.1 million, or 68.7% of revenue, for the quarter ended September 30, 2016 compared to $33.9 million, or 67.9% of revenue, for the quarter ended September 30, 2015, an increase of $3.2 million. WSB expense included $0.06 million and $0.06 million of equity-based compensation expense for the quarters ended September 30, 2016 and 2015, respectively. The $3.2 million increase in WSB expense was primarily driven by an increase in average full-time employees of 20% in the quarter ended September 30, 2016 as compared to the quarter ended September 30, 2015 due to the CARE Schools acquisition and organic growth.

Selling, general and administrative. Selling, general and administrative expense was $9.3 million, or 17.2% of revenue, for the quarter ended September 30, 2016 compared to $8.5 million, or 17.1% of revenue, for the quarter ended September 30, 2015, an increase of $0.7 million. The $0.7 million increase in SG&A expense was primarily driven by overall company growth.

Depreciation and amortization. Depreciation and amortization expense remained relatively flat over the period. Depreciation and amortization expense was $0.7 million for the quarter ended September 30, 2016, or 1.4% of revenue, compared to $0.8 million for the quarter ended September 30, 2015, or 1.5% of revenue.

Income from operations. Income from operations was $6.9 million for the quarter ended September 30, 2016, an increase of $0.2 million, or 2.8%, compared to operating income of $6.7 million for the quarter ended September 30, 2015 due to the increase in revenue discussed above. The operating margin for the quarter ended September 30, 2016 was 12.8% compared to 13.5% for the quarter ended September 30, 2015. The decrease in operating margin is primarily due to the CARE Schools acquisition and implementation expenses.

Interest expense. Interest expense remained relatively flat and was $1.4 million for the quarter ended September 30, 2016 compared to $1.3 million for the quarter ended September 30, 2015.

Acquisition related expense. Acquisition related expense was $1.1 million, or 2.1% of revenue, for the quarter ended September 30, 2016 compared to a de minimis amount for the quarter ended September 30, 2015, an increase of $1.1 million. Acquisition related expense in the quarter ended September 30, 2016 is due to acquisition related costs related to the acquisitions of CARE Schools.

Provision for income taxes. For the quarter ended September 30, 2016, the provision for income taxes was $0.3 million, reflecting an effective tax rate of 6.7%, compared to $0.4 million, reflecting an effective tax rate of 7.9%, for 2015. The slight decrease in the tax rate for the quarter ended September 30, 2016 was primarily due to decrease in income from continuing operations.

Key Business Metrics

In addition to traditional financial metrics, we rely upon the following key business metrics to evaluate our business performance and facilitate long-term strategic planning:

EBITDA. We define this metric as net income (loss) before interest expense, income taxes and depreciation and amortization. We have included EBITDA in this proxy statement because it is a key measure used by our management to understand and evaluate our core operating performance and trends, to prepare and approve our annual budget and to develop short- and long-term operational plans. In particular, the exclusion of certain expenses in calculating EBITDA can provide a useful measure for period-to-period comparisons of our business. However, EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. Other companies may calculate EBITDA differently than we do. EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Adjusted EBITDA. To calculate adjusted EBITDA, we calculate EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, founder’s fee and profits interest expense, both of which will cease following closing of the Business Combination, and other non-cash items such as non-cash unit-based compensation, losses on disposal of property, losses from discontinued operations and individually significant disposals and expenses related to tax changes. Adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. We have presented adjusted EBITDA because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA differently than we do. Adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Adjusted EBITDA Margin. We define this metric as adjusted EBITDA divided by program revenue. Adjusted EBITDA margin does not represent, and should not be considered as, an alternative to net income or cash flows from operations, as determined in accordance with GAAP. We have presented adjusted EBITDA margin because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate adjusted EBITDA margin differently than we do. Adjusted EBITDA margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Free Cash Flow. To calculate free cash flow, we calculate adjusted EBITDA, which is then further adjusted for capital expenditures. Free cash flow does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. We have presented free cash flow because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate free cash flow differently than we do. Free cash flow has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Free Cash Flow Conversion. We define this metric as adjusted EBITDA less capital expenditures, divided by adjusted EBITDA. Free cash flow conversion does not represent, and should not be considered as, an alternative to net income or cash flows from operations, as determined in accordance with GAAP. We have presented free cash flow conversion because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate free cash flow conversion differently than we do. Free cash flow conversion has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Program Revenue. We define this metric as total program billings, including (i) amounts billed by Sequel on behalf of not-for-profits under its provider service agreements, of which a portion of the billings are retained by the not-for-profits and (ii) individually significant disposals. We have presented program revenue because we consider it an important supplemental measure of our performance and believe that it is frequently used by analysts, investors and other interested parties in the evaluation of companies. Other companies may calculate program revenue differently than we do. Program revenue has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Pro forma EBITDA. We define this metric as net income (loss) before interest expense, income taxes and depreciation and amortization after giving pro forma effect to the CARE Schools Acquisition as if the transaction had occurred on the first day of each quarter end period presented. The historical financial statements of CARE Schools include reclassifications of certain balances in order to conform to the presentation of the Company. We have included pro forma EBITDA in this proxy statement because we believe it provides a useful period-to-period comparison of our business. However, pro forma EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. Other companies may calculate pro forma EBITDA differently than we do. Pro forma EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Pro forma Adjusted EBITDA. To calculate pro forma adjusted EBITDA, we calculate pro forma EBITDA, which is then further adjusted for items that are not part of regular operating activities, including acquisition costs, founder’s fee and profits interest expense, both of which will cease following closing of the Business Combination, and other non-cash items such as non-cash unit-based compensation, losses on disposal of property and losses from discontinued operations, individually significant disposals and expenses related to tax changes, after giving pro forma effect to the CARE Schools Acquisition as if the transaction had occurred on the first day of each quarter end period presented. The historical financial statements of the CARE Schools include reclassifications of certain balances in order to conform to the presentation of the Company. We have included pro forma adjusted EBITDA in this proxy statement because we believe it provides a useful period-to-period comparison of our business. However, pro forma adjusted EBITDA does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. Other companies may calculate pro forma adjusted EBITDA differently than we do. Pro forma adjusted EBITDA has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Pro forma Adjusted EBITDA Margin. We define this metric as pro forma adjusted EBITDA divided by program revenue after giving pro forma effect to the CARE Schools Acquisition as if the transaction had occurred on the first day of each quarter end period presented. The historical financial statements of CARE Schools include reclassifications of certain balances in order to conform to the presentation of the Company. We have included pro forma adjusted EBITDA margin in this proxy statement because we believe it provides a useful period-to-period comparison of our business. However, pro forma profit margin does not represent, and should not be considered as, an alternative to net income or cash flows from operations, each as determined in accordance with GAAP. Other companies may calculate pro forma adjusted EBITDA margin differently than we do. Pro forma adjusted EBITDA margin has limitations as an analytical tool, and you should not consider it in isolation or as a substitute for analysis of our results as reported under GAAP.

Key business metrics for fiscal 2016, 2015 and 2014 and their reconciliation to GAAP are as follows (dollars in thousands):

	For the year ended June 30,
	2016	%	2015	%	2014	%
Net income	$18,605	8.9%	$13,967	7.2%	$10,794	6.3%
Interest expense, net	4,889	2.4%	5,597	2.9%	6,830	4.0%
Depreciation and amortization	2,833	1.4%	3,170	1.6%	2,673	1.6%
Income tax expense (benefit)	1,527	0.7%	1,833	0.9%	(271)	-0.2%
EBITDA	27,854	13.4%	24,567	12.7%	20,026	11.7%
Acquisition related expense	135	0.1%	323	0.2%	197	0.1%
Non-cash unit based compensation expense	267	0.1%	—	0.0%	—	0.0%
Profits interest expense	160	0.1%	164	0.1%	—	0.0%
Founder’s fee	1,250	0.6%	1,313	0.7%	2,000	1.2%
Loss (gain) on disposal of property	102	0.0%	577	0.3%	(5)	0.0%
Other non-cash expense	237	0.1%	126	0.1%	222	0.1%
Loss from discontinued operations and individually significant disposals, net of income taxes	1,268	0.6%	87	0.0%	807	0.5%
Adjusted EBITDA	$31,273		$27,157		$23,247
Adjusted EBITDA Margin		15.0%		14.1%		13.6%
Capital expenditures	(2,488)		(1,454)		(2,039)
Free Cash Flow	$28,785		$25,703		$21,208
Free Cash Flow Conversion	92.0%		94.6%		91.2%

Program revenue	$207,955		$193,028		$171,518

Key business metrics for the quarter ended September 30, 2016 and 2015 and their reconciliation to GAAP are as follows (dollars in thousands):

	For the quarter ended September 30, 2016
	Sequel	%	CARE	%	Pro forma Adjusted	%
Net income	$4,086	7.3%	$452	14.5%	$4,538	7.7%
Interest expense, net	1,390	2.5%	18	0.6%	1,408	2.4%
Depreciation and amortization	737	1.3%	65	2.1%	802	1.4%
Income tax expense (benefit)	293	0.5%	—	0.0%	293	0.5%
EBITDA	6,506	11.6%	535	17.2%	7,041	11.9%
Acquisition related expense	1,148	2.1%	—	0.0%	1,148	1.9%
Non-cash unit based compensation expense	61	0.1%	—	0.0%	61	0.1%
Profits interest expense	—	0.0%	—	0.0%	—	0.0%
Founder’s fee	313	0.6%	—	0.0%	313	0.5%
Loss (gain) on disposal of property	(2)	0.0%	—	0.0%	(2)	0.0%
Other non-cash expense	—	0.0%	—	0.0%	—	0.0%
Loss from discontinued operations and individually significant disposals, net of income taxes	96	0.2%	—	0.0%	96	0.2%
Adjusted EBITDA	$8,122		$535		$8,657
Adjusted EBITDA Margin		14.5%		17.2%		14.7%

Program revenue	$55,871		$3,111		$58,982

	For the quarter ended September 30, 2015
	Sequel	%	CARE	%	Pro forma Adjusted	%
Net income	$5,028	9.7%	$223	4.3%	$5,251	9.2%
Interest expense, net	1,255	2.4%	102	2.0%	1,357	2.4%
Depreciation and amortization	766	1.5%	64	1.2%	830	1.5%
Income tax expense (benefit)	430	0.8%	—	0.0%	430	0.8%
EBITDA	7,479	14.4%	389	7.5%	7,868	13.8%
Acquisition related expense	16	0.0%	—	0.0%	16	0.0%
Non-cash unit based compensation expense	68	0.1%	—	0.0%	68	0.1%
Profits interest expense	—	0.0%	—	0.0%	—	0.0%
Founder’s fee	313	0.6%	—	0.0%	313	0.5%
Loss (gain) on disposal of property	—	0.0%	—	0.0%	—	0.0%
Other non-cash expense	49	0.1%	—	0.0%	49	0.1%
Loss from discontinued operations and individually significant disposals, net of income taxes	272	0.5%	—	0.0%	272	0.5%
Adjusted EBITDA	$8,197		$389		$8,586
Adjusted EBITDA Margin		15.8%		7.5%		15.1%

Program revenue	$51,823		$5,158		$56,981

Liquidity and Capital Resources

Our primary cash needs consist of working capital, capital expenditures, member distributions and unit redemptions and debt service. Our working capital needs depend upon the timing of our collections from payors and payments to others as well as our capital and operating lease payment obligations. Our capital expenditures primarily relate to acquiring facility equipment and maintaining it. For fiscal 2016, capital expenditures were $2.5 million. There were di minimis proceeds from sales of property and equipment in fiscal 2016. We generally expect our sustaining capital expenditures for our facilities, net of proceeds from property and equipment sales, to be approximately 1% of total revenue annually. We currently expect net capital expenditures for fiscal 2017 to be approximately $2.5 million. Actual amounts could differ significantly because of operating needs, growth needs, regulatory changes, covenants in our debt arrangements, other expenses, or other factors.

In March 2015, the Company refinanced its syndicated senior credit facility and entered into a Third Amended and Restated Credit Facility (the “2015 Credit Facility”) with a syndicate of banks. The 2015 Credit Facility is composed of a $25 million revolving line of credit and a term loan in the original principal amount of $75 million. The Company used the proceeds from the refinancing to repay amounts outstanding under certain existing indebtedness and for general corporate purposes.

In February 2016, the Company amended its 2015 Credit Facility to borrow an additional $9.2 million in the form of an additional term loan to purchase and redeem certain Class B units of Sequel owned by certain Class B members pursuant to the terms of redemption agreements with such members for an aggregate purchase price not to exceed $5.0 million and to make a $5.0 million distribution to its Class A member. The Company capitalized approximately $0.2 million in deferred financing fees in connection with the additional term loan financing.

Both the revolving line of credit and term loan mature on March 27, 2020. Both the revolving line of credit and term loan are subject to an interest rate of LIBOR, subject to a 1.00% floor at June 30, 2016 and 2015, respectively, plus 4.00%. The interest rate was 5.00% at June 30, 2016 and 2015, respectively. Interest payments on the revolving line of credit are due quarterly. Principal and interest payments on the term loan are due quarterly.

Debt service consists of principal and interest payments on the outstanding balance of our 2015 Credit Facility as well as our outstanding Note payable to Normative Services, Inc. (“Note Payable”). The Note Payable is a 20-year note with a maturity date of December 31, 2026. Interest on the Note Payable is 4.79%. We have no major debt maturities prior to March 2020, when our 2015 Credit Facility matures. During fiscal 2015 and 2016, note indebtedness was comprised primarily of our 2015 Credit Facility.

Our primary sources of liquidity for operations during the fiscal 2016 and 2015 periods were cash flow from operations and borrowing availability under the 2015 Credit Facility. The Company pays a commitment fee equal to 0.5% of the unused borrowings under its line of credit. At September 30, 2016 and June 30, 2016, no amount was outstanding and approximately $22.5 million and $22.5 million, respectively, was available for borrowing under the Company’s revolving line of credit. At September 30, 2016 and June 30, 2016, the Company had letters of credit outstanding of approximately $2.5 million and $2.5 million, respectively. At September 30, 2016 and June 30, 2016, $100.0 million and $75.9 million were outstanding, respectively, under the term loan under the 2015 Credit Facility.

We may from time to time repurchase or redeem additional amounts of our outstanding debt or other securities. Any repurchases or redemptions would depend upon prevailing market conditions, our liquidity requirements, contractual restrictions and other factors we consider important. Future repurchases or redemptions may materially impact our liquidity, future tax liability and results of operations.

We believe that, based on current operations and anticipated growth, our cash flow from operations, together with other available sources of liquidity, will be sufficient to fund anticipated capital expenditures, operating expenses and our other anticipated liquidity needs for the next twelve months. Anticipated debt maturities, the acquisition of other businesses or other events that we do not foresee may require us to seek alternative financing, such as restructuring or refinancing our long-term debt, selling assets or operations or selling additional debt or equity securities. If these alternatives were not available in a timely manner or on satisfactory terms or were not permitted under any of our debt agreements and we default on our obligations, our debt could be accelerated and our assets might not be sufficient to repay in full all of our obligations.

Cash flows for the years ended June 30, 2016, 2015 and 2014

The following summarizes our cash flows for the years ended June 30, 2016, 2015 and 2014 as reported in our consolidated statements of cash flows in the accompanying consolidated financial statements (dollars in thousands):

	Year ended June 30,
	2016	2015	2014
	(In thousands)
Net cash provided by operating activities	$23,623	$22,745	$18,131
Net cash used in investing activities	(2,529)	(3,218)	(9,208)
Net cash used in financing activities	(21,993)	(9,055)	(8,902)
Net (decrease) increase in cash	(899)	10,472	21
Cash at beginning of year	10,546	74	53
Cash at end of year	$9,647	$10,546	$74

Cash provided by operating activities for fiscal 2016 was $23.6 million compared to $22.7 million for fiscal 2015 and $18.1 million for fiscal 2014. The increase in cash provided by operating activities was primarily attributable to improvement in net income from acquisitions and the overall growth in existing operations. Days sales outstanding as of June 30, 2016, 2015 and 2014 was 39.5, 38.1 and 42.4, respectively. As of June 30, 2016 and 2015, we had working capital of $11.3 million and $12.7 million, respectively.

Cash used in investing activities for fiscal 2016 was $2.5 million compared to $3.2 million for fiscal 2015. Cash used in investing activities for fiscal 2016 solely consisted of $2.5 million of cash paid for property and equipment. We had no acquisitions during fiscal 2016. Cash paid net of cash acquired related to acquisitions during fiscal 2015 was $1.8 million. Cash paid for property and equipment was $1.4 million in fiscal 2015. Cash used in investing activities for fiscal 2014 of $9.2 million consisted of $7.0 million related to acquisition of Alliance and $2.2 million of cash paid for property and equipment.

Cash used in financing activities for fiscal 2016 was $22.0 million compared to $9.1 million for fiscal 2015. Cash used in financing activities for fiscal 2016 primarily consisted of distributions to members of $18.4 million, redemptions of Class A and Class B member units of $4.2 million and principal payments on long-term and revolving debt of $18.4 million, offset by borrowings on long-term debt and revolving debt of $19.2 million. Cash used in financing activities for fiscal 2015 primarily consisted of distributions to members of $12.9 million, redemption of certain Class A and Class B member units of $14.9 million and principal payments on long-term and revolving debt of $97.9 million, offset by borrowings on long-term debt and revolving debt of $110.8 million and proceeds from the sale of Class D units of $7.5 million. Cash used in financing activities for fiscal 2014 primarily consisted of distributions to members of $27.3 million, redemption of certain preferred and Class A member units of $41.5 million and principal payments on long-term and revolving debt of $88.2 million, offset by borrowings on long-term debt and revolving debt of $87.1 million and $63.7 million of proceeds from the sale of Class C member units.

We had total available cash and cash equivalents of $9.6 million, $10.5 million and $0.07 million as of June 30, 2016, 2015 and 2014, respectively.

Cash flows for the quarters ended September 30, 2016 and 2015

The following summarizes our cash flows for the quarters ended September 30, 2016 and 2015 as reported in our consolidated statements of cash flows (dollars in thousands):

	Quarter ended September 30,
	2016	2015
	(In thousands)
Net cash (used in) provided by operating activities	$(1,854)	$1,001
Net cash used in investing activities	(23,895)	(744)
Net cash provided by (used in) financing activities	19,606	(4,155)
Net (decrease) in cash	(6,143)	(3,898)
Cash at beginning of year	9,647	10,546
Cash at end of year	$3,504	$6,648

Cash used in operating activities for the quarter ended September 30, 2016 was primarily the result of an increase of $5.1 million in accounts receivable partially offset by net income during the period. The cash provided by operating activities for the quarter ended September 30, 2015 was primarily the result of higher net income during the period.

Our primary investing activities for the quarter ended September 30, 2016 were attributable to the CARE Schools Acquisition. Investing activities for the quarter ended September 30, 2015 were primarily routine capital expenditures.

During the quarter ended September 30, 2016, cash provided by financing activities of $19.6 million was related to our borrowing under the 2015 Credit Facility for purposes of the CARE Schools Acquisition. During the quarter ended September 30, 2015, cash used in financing activities was primarily due to member distributions and principal payments on our long-term debt.

We had total available cash and cash equivalents of $3.5 million and $6.6 million as of September 30, 2016 and 2015, respectively.

Amended and Restated Senior Credit Facility

On July 1, 2013, the Company executed a second amended and restated credit facility (the “2013 Credit Facility”). The credit facility was with a syndicate of national banks which includes a term loan in the amount of $57.0 million and a $15.0 million revolving line of credit ($4.5 million drawn at closing) with an interest rate based on the Eurodollar Rate, adjusted monthly, plus an applicable margin ranging from 4.00% to 4.25%. Additionally, the Company sold 810,000 Class C member units for proceeds of approximately $63.7 million net of costs of $2.3 million. Simultaneous to the execution of the amended credit facility and sale of Class C member units, net proceeds were used to extinguish approximately $61.5 million of senior and subordinated debt outstanding at June 30, 2013 and to fund the redemption of 10,000 preferred units and 5,947,694 Class A units of Sequel at a total redemption price of $41.3 million. On March 3, 2014, the Company executed its first amendment to the second amended and restated credit facility in order to purchases substantially all of the assets of Alliance for a cash purchase price of $7.0 million.

On August 1, 2014, the Company amended its 2013 Credit Facility a second time in order to borrow an additional $13 million in the form of an additional term loan. Together with approximately $7.5 million in net proceeds received from the sale of Class D member units, the Company redeemed certain Class A and B units from one of the Company’s members for approximately $14.8 million and repaid approximately $5.5 million outstanding under its revolving line of credit. The Company capitalized approximately $0.2 million in deferred financing fees in connection with the additional term loan financing.

On December 1, 2014, in order to finance the Forest Ridge acquisition, the Company amended its 2013 Credit Facility a third time in order to borrow an additional $2.2 million in the form of an additional term loan. The Company capitalized approximately $0.1 million in deferred financing fees in connection with the additional term loan financing.

On March 27, 2015, the Company refinanced its 2013 Credit Facility and entered into the 2015 Credit Facility with a syndicate of banks. The 2015 Credit Facility is composed of a $25.0 million revolving line of credit and a term loan in the original principal amount of $75.0 million. The Company used the proceeds from the refinancing to repay amounts outstanding under certain existing indebtedness and for general corporate purposes. The Company capitalized approximately $1.3 million in new deferred financing fees and wrote off approximately $0.4 million in unamortized deferred financing fees in connection with this refinancing.

On February 10, 2016, the Company executed its second amendment to its 2015 Credit Facility in order to borrow an additional $9.2 million in the form of an additional term loan to purchase and redeem certain Class B units of Sequel owned by certain Class B members pursuant to the terms of redemption agreements with such holders for an aggregate purchase price not to exceed $5.0 million and to make a $5.0 million distribution to its Class A member. The Company capitalized approximately $0.2 million in deferred financing fees in connection with the additional term loan financing.

Both the revolving line of credit and term loan mature on March 27, 2020. Both the revolving line of credit and term loan are subject to an interest rate of LIBOR, subject to a 1.00% floor at June 30, 2016 and 2015, respectively, plus 4.00%. The interest rate was 5.00% at June 30, 2016 and 2015, respectively. Interest payments on the revolving line of credit are due quarterly. Principal and interest payments on the term loan are due quarterly.

The Company pays a commitment fee equal to 0.5% of the unused borrowings under its line of credit. At September 30, 2016 and June 30, 2016, no amount was outstanding and approximately $22.5 million and $22.5 million, respectively was available for borrowing under the Company’s revolving line of credit. At September 30, 2016 and June 30, 2016, the Company had letters of credit outstanding of approximately $2.5 million and $2.5 million, respectively. At September 30, 2016 and June 30, 2016, $100.0 million and $75.9 million were outstanding, respectively, under the term loan under the 2015 Credit Facility.

Interest expense associated with the Company’s long-term debt was $1.1 million, $4.0 million and $4.2 million for the quarter ended September 30, 2016, fiscal 2016 and fiscal 2015, respectively, and excludes amortization of deferred financing fees and interest expense associated with capital lease obligations.

Interest Rate Caps

In connection with certain of the financings above, the Company entered into two interest rate cap agreements which set a maximum interest rate on a notional amount and utilize LIBOR as a variable-rate reference. Under these agreements, the Company paid a total premium of approximately $0.9 million for a cap rate of 3.00% on an initial $70.0 million of the Company’s borrowings under the senior credit facility. The Company has elected not to apply hedge accounting to these agreements. As such, the change in fair value of the contracts is reported in earnings in the period in which the value of the contract changes as a component of interest expense. These interest rate cap agreements mature on June 30, 2018. As of June 30, 2016 and 2015, the two interest rate caps had an aggregate fair value of approximately $300 and $0.1 million, respectively. The aggregate fair value of the interest rate caps at September 30, 2016 was $1,246. The Company does not use financial instruments for speculative purposes.

Covenants

The 2015 Credit Facility requires us to comply with customary affirmative, negative and financial covenants, including a fixed charge coverage ratio, consolidated leverage ratio and consolidated senior secured leverage ratio. We may be required to pay all of our indebtedness immediately if we default on any of the numerous financial or other restrictive covenants contained in any of its material debt agreements. Dividends to members of the Company in accordance to the Company’s operating agreement are permitted in an aggregate not to exceed 50% of excess cash flow (as defined in the 2015 Credit Facility) not to exceed $1.5 million in any fiscal year. As of September 30, 2016 and June 30, 2016 and 2015, the Company was in compliance with all of the above covenants.

Note Payable

On January 1, 2003, the Company entered into a 20-year note payable with Normative Services, Inc. in the amount of $750,000 secured by a provider services agreement between Normative Services, Inc. and the Company. The provider services agreement was amended on January 1, 2007 to include interest of 4.79% retroactive to January 1, 2003. The Note Payable is due in monthly payments of $4,818 through December 2026. There are no specific restrictive covenants to this note payable.

Contractual Obligations

The following table presents a summary of contractual obligations as of June 30, 2016 (dollars in thousands):

	Payments Due by Period
	Less than 1 Year	1 – 3 Years	3 – 5 Years	More than 5 Years	Total
Long-term debt	$4,248	$9,028	$62,808	$279	$76,363
Operating leases	4,173	6,111	4,059	11,015	25,358
Capital lease obligations	1,237	2,284	1,336	245	5,102
Total obligations and commitments	$9,658	$17,423	$68,203	$11,539	$106,823

Contractual obligations for the quarter ended September 30, 2016 increased approximately $24.0 million primarily due to the $25.5 million of proceeds borrowed for the CARE Schools Acquisition that was partially offset by principal payments during the quarter.

Other Issues

While uncertainties relating to legislative environment and regulatory matters exist within the behavioral and mental health industry, management is not aware of any trends or events likely to have a material adverse effect on liquidity or the accompanying financial statements. Our credit rating is affected by many factors, including our financial results, operating cash flows and total indebtedness.

Off-Balance Sheet Arrangements

Through September 30, 2016, we had not entered into any off-balance sheet arrangements, other than the operating leases discussed in Note 9 of the accompanying consolidated financial statements as of the quarter ended September 30, 2016.

Quantitative and Qualitative Disclosures About Market Risk and Interest Rate Risk

Our interest expense is sensitive to changes in market interest rates. With respect to our interest-bearing liabilities, our long-term debt outstanding at September 30, 2016 was composed of $0.5 million of fixed-rate debt and $100.0 million of variable-rate debt with interest based on LIBOR plus an applicable margin. A hypothetical 10% increase in interest rates would decrease our net income and cash flows by $10.0 million on an annual basis based upon our borrowing level at September 30, 2016. Since the Company utilizes interest rate cap agreements in order to mitigate such an increase, we do not consider this a significant risk.

MANAGEMENT AFTER THE BUSINESS COMBINATION

Management and Board of Directors

Name	Age	Title
John Stupak	59	Vice Chairman and Chief Executive Officer
Mandy Moses	50	President and Chief Operating Officer
Sybil Potts	56	Executive Vice President, Chief Financial Officer
Steve Gilbert	52	Executive Vice President, Marketing
Jack Rachko	54	Vice President, Chief Cultural Officer
Susanne Young	54	Vice President of Administrative Services
Christine Aron	31	Vice President of Business Development
John F. Ripley	59	Chairman of the Board
Daniel Baker	67	Director
Charles Bryan	56	Director
Andrew Cook	54	Director
Gary DiCamillo	65	Director
Ronald Diegelman	75	Director
William Kerr	75	Director
Paul Zepf	51	Director

Biographical information for John Stupak, Mandy Moses, Sybil Potts, Steve Gilbert, John Rachko, Susanne Young, Christine Aron and John F. Ripley is set forth above under “Information about Sequel — Management — Directors and Executive Officers.”

Biographical information for Andrew Cook, Gary DiCamillo, William Kerr and Paul Zepf is set forth above under “Information About GPAC — Management — Directors and Officers.”

Daniel Baker. Mr. Baker is currently Chairman and CEO of Tate Engineering Services Corporation, a company engaged in the sales and service of industrial and commercial mechanical equipment in the mid-Atlantic region of the United States. Mr. Baker joined Tate Access Floors, a global manufacturer of raised flooring systems, in 1977 as European Regional Manager, later serving as Vice President of International Operations and was appointed President and CEO in 1985. Mr. Baker acquired a controlling interest in the company in 1989 and negotiated the successful sale of the business in 2001. Mr. Baker currently serves on various boards, including the advisory board of directors of the R G Group, an industrial supplier and manufacturer of motion control and fluid handling products and solution headquartered in York, PA, and Brenton Communities, an independently owned provider of manufactured housing communities located in Des Moines Iowa. Mr. Baker has served on the board of directors of the Baltimore Branch of the Federal Reserve Bank from 1993 to 1999, including the last two years as Chairman. He has served as a director and chairman of the board of directors for several not-for-profit organizations, including St. Paul’s School, Baltimore, MD, Normative Services Inc., Sheridan, WY, Pride of Baltimore II, Inc., Baltimore International Visitors Center, the Washington-Baltimore Chapter of the Young Presidents Organization. Mr. Baker is a graduate of Hobart College, Geneva, with a Bachelor of Arts Degree.

Charles Bryan. Mr. Bryan is the co-founder and President of the middle market investment banking firm Bengur Bryan & Co., Inc., based in Baltimore. Bengur Bryan provides merger & acquisition and private placement services to companies in select industries including healthcare services. Mr. Bryan has led Bengur Bryan’s representation of Sequel for over eight years in multiple acquisition and private placement transactions. Mr. Bryan is also a Senior Principal and Adviser, a member of the Investment Committee and one of the founders of Patriot Capital, a mezzanine lender and private equity firm that provides growth capital for middle market companies seeking to finance business expansion, acquisitions, management buyouts and recapitalizations. Prior to forming Bengur Bryan, Mr. Bryan was an industry group head and a vice president in the investment banking division of Alex Brown & Sons (now part of Deutsche Bank) from 1986 to 1991 and a certified public accountant at a predecessor to KPMG from 1982 to 1984. Mr. Bryan currently serves on the board of directors of PJPA, LLC, a Papa John’s Pizza franchisee, American National Rubber and the Washington Baltimore Chapter of YPO (Young Presidents’ Organization) Gold. In addition Mr. Bryan is a board observer for several of Patriot Capital’s investments. Mr. Bryan is a graduate of the University of North Carolina at Chapel Hill, where he was a Morehead Cain Scholar, and received his MBA from Harvard Business School.

Ronald Diegelman. Mr. Diegelman is the Chief Financial Officer of SameGrain Inc, a social networking platform that he co-founded in 2011. Mr. Diegelman served as the Chief Financial Officer of MyHealthFunds, Inc., company that he co-founded that serves small and medium sized employers adopt Health Savings Accounts, from December 2006 to October 2010. From 2005 to 2006, Mr. Diegelman was a partner at MMS Advisors, LLC, a business and financial consulting firm, where he provided executive decision support to various businesses. From 2000 to 2005, Mr. Diegelman served as the CFO of Dakota Imaging, Inc., a software company, where he led the company’s reorganization effort to streamline its business operations. From 1996 to 2000, Mr. Diegelman served as president and CFO of Avatech Solutions, Inc., a nationwide design automation and technology services company, where he was responsible for leadership of a $30 million business that grew to 19 locations in 15 states under his watch. Mr. Diegelman started his career with Ernst & Young LLP in 1964, where became a partner in 1975, until his retirement in 1996. While at Ernst & Young, he gained extensive experience serving large financial institutions and held multiple management and leadership roles. Mr. Diegelman holds B.S. in accounting from Loyola University – Maryland and is a graduate of the Ernst & Young Executive Program at the Kellogg School of Business at Northwestern University.

Advisor

Following the consummation of the Business Combination, the Company will continue to use the services of Jason Willetts as Chief Technology Officer on a consulting basis. Mr. Willetts will not be an officer of the post-Business Combination company. See “Information about Sequel-Advisor” above for further information about Mr. Willetts.

Classified Board of Directors

Upon the consummation of the Business Combination, GPAC’s board of directors will be divided into three classes with staggered three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire will be elected to serve from the time of election and qualification until the third annual meeting following election. Except as otherwise provided by law and subject to the rights of any class or series of preferred stock, vacancies on our board of directors (including a vacancy created by an increase in the size of the board of directors) may be filled only by the affirmative vote of a majority of the remaining directors. A director elected by the board of directors to fill a vacancy (other than a vacancy created by an increase in the size of the board of directors) serves for the unexpired term of such director’s predecessor in office and until such director’s successor is elected and qualified. A director appointed to fill a position resulting from an increase in the size of the board of directors serves until the next annual meeting of stockholders at which the class of directors to which such director is assigned by the board of directors is to be elected by stockholders and until such director’s successor is elected and qualified. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors.

Upon the consummation of the Business Combination, the combined company’s directors will be divided among the three classes and are anticipated to be as follows:

•              The nominees for Class I directors will be Ronald Diegelman, William Kerr and Andrew Cook, with initial terms expiring at GPAC’s 2017 annual meeting of stockholders;

•              The Class II directors will be Paul Zepf, Gary DiCamillo and Charles Bryan, with initial terms expiring at the 2018 annual meeting of stockholders; and

•              The Class III directors will be John F. Ripley, John Stupak and Daniel Baker, with terms expiring at the 2019 annual meeting of stockholders.

Committees of the Board of Directors

Upon the closing of the Business Combination, the standing committees of our board of directors will consist of an Audit Committee, a Compensation Committee and a Corporate Governance and Nominating Committee. Each of the committees will report to the board of directors as it deems appropriate and as the board may request. The composition, duties and responsibilities of these committees are expected to be as set forth below. We intend to make a copy of each committee charter available on our website at www.sequelyouthservices.com. The information on this website is not part of this proxy statement.

Audit Committee

Upon consummation of the Business Combination, our Audit Committee will consist of Ronald Diegelman (Chairman), Gary DiCamillo and Daniel Baker. Our board of directors has determined that each of Ronald Diegelman, Gary DiCamillo and Daniel Baker qualifies as independent director according to the rules and regulations of the SEC and NASDAQ listing requirements with respect to audit committee membership. Our board of directors has also determined that Ronald Diegelman qualifies as “audit committee financial expert,” as such term is defined in Item 401(h) of Regulation S-K. In connection with the consummation of the Business Combination, we intend to amend the charter for our Audit Committee detailing the principal function of the Audit Committee to be as follows:

•              the appointment, compensation, retention, replacement, and oversight of the work of the independent auditors and any other independent registered public accounting firm engaged by us;

•              pre-approving all audit and non-audit services to be provided by the independent auditors or any other registered public accounting firm engaged by us, and establishing pre-approval policies and procedures;

•              reviewing and discussing with the independent auditors all relationships the auditors have with us in order to evaluate their continued independence;

•              setting clear hiring policies for employees or former employees of the independent auditors;

•              setting clear policies for audit partner rotation in compliance with applicable laws and regulations;

•              obtaining and reviewing a report, at least annually, from the independent auditors describing (i) the independent auditor’s internal quality-control procedures and (ii) any material issues raised by the most recent internal quality-control review, or peer review, of the audit firm, or by any inquiry or investigation by governmental or professional authorities, within, the preceding five years respecting one or more independent audits carried out by the firm and any steps taken to deal with such issues;

•              reviewing and approving any related party transaction required to be disclosed pursuant to Item 404 of Regulation S-K promulgated by the SEC prior to us entering into such transaction; and

•              reviewing with management, the independent auditors, and our legal advisors, as appropriate, any legal, regulatory or compliance matters, including any correspondence with regulators or government agencies and any employee complaints or published reports that raise material issues regarding our financial statements or accounting policies and any significant changes in accounting standards or rules promulgated by the Financial Accounting Standards Board, the SEC or other regulatory authorities.

The charter will also provide that the Audit Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Audit Committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Compensation Committee

Upon consummation of the Business Combination, our Compensation Committee will consist William Kerr (Chairman), Daniel Baker and Gary DiCamillo. Our board of directors has determined that each of William Kerr, Daniel Baker and Gary DiCamillo qualifies as independent director according to the NASDAQ listing requirements and that each of them is a “non-employee director” for purposes of Section 162(m) under the Internal Revenue

Code. In connection with the consummation of the Business Combination, we intend to amend the charter for our Compensation Committee detailing the principal function of the Compensation Committee to be as follows:

•              reviewing and approving on an annual basis the corporate goals and objectives relevant to our Chief Executive Officer’s compensation, evaluating our Chief Executive Officer’s performance in light of such goals and objectives and determining and approving the remuneration of our Chief Executive Officer based on such evaluation;

•              reviewing and approving the compensation of all of our other executive officers;

•              reviewing our executive compensation policies and plans;

•              implementing and administering our incentive compensation equity-based remuneration plans;

•              assisting management in complying with our proxy statement and annual report disclosure requirements;

•              approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;

•              producing a report on executive compensation to be included in our annual proxy statement; and

•              reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.

The charter will also provide that our board of directors may ratify all actions of the Compensation Committee as it deems appropriate.

The charter will also provide that the Compensation Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the Compensation Committee will consider the independence of each such adviser, including the factors required by NASDAQ and the SEC.

Corporate Governance and Nominating Committee

Following consummation of the Business Combination, we intend to establish a corporate governance and nominating committee (the “Nominating Committee”), which will consist of Paul Zepf (Chairman), Andrew Cook and William Kerr. Our board of directors will adopt a written charter for the Nominating Committee, which will detail the principal functions of the Nominating Committee, including:

•              identifying individuals qualified to become members of our board of directors, consistent with criteria approved by our board of directors;

•              overseeing the organization of our board of directors to discharge the board’s duties and responsibilities properly and efficiently;

•              identifying best practices and recommending corporate governance principles; and

•              developing and recommending to our board of directors a set of corporate governance guidelines and principles applicable to us.

The charter will also provide that the Nominating Committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and will be directly responsible for the appointment, compensation and oversight of the work of any such adviser.

Code of Ethics

We will adopt a Code of Ethics that applies to all of our employees, including our chief executive officer, chief financial officer and principal accounting officer. Our Code of Ethics will be available on our website http://www.sequelyouthservices.com upon the completion of the Business Combination. If we amend or grant a waiver of one or more of the provisions of our Code of Ethics, we intend to satisfy the requirements under Item 5.05 of Item 8-K regarding the disclosure of amendments to or waivers from provisions of our Code of Ethics that apply to our principal executive officer, principal financial officer and principal accounting officer by posting the required information on our website at the above address. This website is not part of this proxy statement, the information on this website is not part of this proxy statement.

Risk Oversight

Our board of directors will oversee the Company’s business post-Business Combination and consider the risks associated with business strategy and decisions. Our board committees will also provide risk oversight and report any material risks to our board of directors.

Executive Compensation

Overview

Following the closing of the Business Combination, we intend to develop an executive compensation program designed to align compensation with our business objectives and the creation of stockholder value, while enabling us to attract, motivate and retain individuals who contribute to our long-term success.

Decisions on the executive compensation program will be made by the Compensation Committee of the board of directors. The following discussion is based on the present expectations as to the executive compensation program to be adopted by the Compensation Committee. The executive compensation program actually adopted will depend on the judgment of the members of the Compensation Committee and may differ from that set forth in the following discussion.

We anticipate that decisions regarding executive compensation will reflect our belief that the executive compensation program must be competitive in order to attract and retain our executive officers. We anticipate that the Compensation Committee will seek to implement our compensation policies and philosophies by linking a significant portion of our executive officers’ cash compensation to performance objectives and by providing a portion of their compensation as long-term incentive compensation in the form of equity awards.

We anticipate that compensation for our executive officers will have three primary components: a base salary, cash bonuses and long-term incentive-based compensation in the form of equity-based awards.

Base Salary

It is expected that Sequel’s named executive officers’ base salaries will continue as described under “Information about Sequel — Executive Compensation” subject to the terms of new offer letters which will be entered into in connection with the consummation of the Business Combination with each of the Sequel named executive officers as further described under “— Employment, Non-Compete and Non-Solicitation Agreements” below and will be reviewed annually by the Compensation Committee based upon advice and counsel of its advisors.

Bonuses

We intend to use cash bonuses for Sequel’s named executive officers to tie a portion of their compensation to financial and operational objectives achievable within the applicable fiscal year. We expect that, near the beginning of each year, the Compensation Committee will select the performance targets, target amounts, target award opportunities and other term and conditions of annual cash bonuses for the named executive officers in its sole discretion, subject to the terms of their employment agreements. Following the end of each year, the Compensation Committee will determine the extent to which the performance targets were achieved and the amount of the award that is payable to the named executive officers in its sole discretion and subject to ratification by the board of directors.

Stock-Based Awards

We intend to use stock-based awards to reward long-term performance of the named executive officers. We believe that providing a meaningful portion of the total compensation package in the form of stock-based awards will align the incentives of the named executive officers with the interests of our stockholders and serve to motivate and retain these individuals. Stock-based awards will be awarded under the Sequel Youth and Family Services Stock Incentive Plan, which has been adopted by GPAC’s board of directors and is being submitted to our stockholders for approval at the special meeting of stockholders. For a description of the Sequel Youth and Family Services Stock Incentive Plan, please see “Proposal No. 9 — Approval and Adoption of the Equity Incentive Plan.”

Employment, Non-Compete and Non-Solicitation Agreements

Concurrently with the execution of the Merger Agreement, each of John Stupak, Mandy Moses, Sybil Potts and Steve Gilbert signed a new offer letter with Sequel (the “Employee Offer Letters”) for their continued employment as the Chief Executive Officer, Chief Operating Officer, Chief Financial Officer and Executive Vice President of Marketing, respectively, of the post-Business Combination company. Each of the Employee Offer Letters will become effective upon consummation of the Business Combination. On the same day, they each also entered into a confidentiality, non-solicitation and proprietary rights agreement (the “Restrictive Covenant Agreement”).

The Employee Offer Letters provide for an annual base salary of $500,000 for Mr. Stupak, $300,000 for Ms. Moses, $264,600 for Ms. Potts and $253,575 for Mr. Gilbert, which will be reviewed on an annual basis, in line with the post-Business Combination company’s compensation policies. Each of these executives will be eligible to receive an annual cash bonus, as determined by the board of managers in its sole discretion based on individual and company-performance criteria set forth by the board of managers. Any such bonus will be paid when annual bonuses are paid to other executives, generally, and will be further conditioned on continued employment through the applicable payment date. Upon the closing of the Business Combination, and subject to the executive’s continued employment through the date of closing and subject to stockholder approval of the proposed Equity Incentive Plan, the Compensation Committee of the board of directors will meet to consider the issuance of equity to the executive pursuant to the terms of the proposed Equity Incentive Plan. The executive will be an employee at will whose employment may be terminated by him or the company at any time, with or without cause. The executive will be required to give the post-Business Combination company not less than 180 days’ advance written notice of his or her resignation; provided, however, that the company may at any time in its discretion waive all or part of that notice period. During the notice period, the post-Business Combination company may in its discretion require the executive to cease performing some or all of his or her duties and to refrain from entering its places of business. During such notice period, the executive will remain an employee, will cooperate in the transition of his or her duties and will remain bound by all his or her duties and obligations. If the executive fails, in whole or in part, to provide the advance notice of resignation required and the post-Business Combination company does not waive that notice period or any unexpired portion thereof, the post-Business Combination company will continue to pay the executive’s base salary for the remaining period and the restrictive covenants and the executive’s other duties and obligations will continue for the duration of the remaining period.

Pursuant to the Restrictive Covenant Agreement, during each executive’s employment and for the 12 month period following cessation of employment for any reason, the executive shall not, directly or indirectly, on his or her own behalf or on behalf of any other person (other than the post-Business Combination company) (i) contact, solicit, divert, induce, call on or attempt to contact, induce, take away, do business with or otherwise impact the relationship of the post-Business Combination company, and its subsidiaries with any past, present or prospective customer (after termination of employment, customers shall be measured within the two year period prior to the termination date; or (ii) employ, hire or engage (or solicit for employment or engagement) any individual who is employed by the post-Business Combination company and its subsidiaries or has been so employed within the preceding 12 months, or otherwise encourage or induce any such individual to discontinue or otherwise alter his or her relationship with the post-Business Combination company and its subsidiaries. Each executive will also be subject to confidentiality obligations.

Contemporaneously with the execution of the Merger Agreement, GPAC and Sequel entered into an agreement with John F. Ripley who will become chairman of the board of directors of the post-Business Combination company. Under this agreement, Mr. Ripley agreed not to compete with, interfere with or solicit employees, agents or officers of the post-Business Combination company for ten years. In consideration thereof, Mr. Ripley will be entitled to receive $1,900,000 per year, payable monthly in arrears during the ten year period. In the event of a failure to pay which remains uncured for 90 days (unless and to the extent such cure period is extended due to the post-Business Combination company not being solvent under its senior lending facility), the restrictive covenants binding Mr. Ripley will terminate. If we make payments for ten years following the completion of the Business Combination under the Ripley Non-Compete Agreement, Mr. Ripley will also assign his undivided one-half interest in the option to purchase real property owned by Mingus Mountain Estate Residential Center to Sequel at a purchase price of $1.00.

Other Compensation

We expect to continue to maintain various employee benefit plans, including medical, dental, life insurance and 401(k) plans, in which the named executive officers will participate. We also expect to continue to provide certain perquisites to the named executive officers, subject to the Compensation Committee’s ongoing review.

Deductibility of Executive Compensation

Section 162(m) of the Internal Revenue Code denies a federal income tax deduction for certain compensation in excess of $1.0 million per year paid to the chief executive officer and the three other most highly-paid executive officers (other than a company’s chief executive officer and chief financial officer) of a publicly-traded corporation. Certain types of compensation, including compensation based on performance criteria that are approved in advance by stockholders, are excluded from the deduction limit. We expect our policy will be that compensation paid to our executive officers will not be subject to this limit on deductibility for federal income tax purposes to the extent feasible. However, to retain highly skilled executives and remain competitive with other employers, the Compensation Committee may authorize compensation that would not be deductible under Section 162(m) or otherwise if it determines that such compensation is in the best interests of the post-Business Combination company and its stockholders.

Director Compensation

Following completion of the Business Combination, the post-Business Combination company Compensation Committee will determine the annual compensation to be paid to the non-employee directors of the board except that so long as he remains a member of the board of directors, Mr. Ripley will be entitled to receive annual fees of $100,000 payable in cash quarterly ($25,000 each quarter) pursuant to the Board Agreement.

DESCRIPTION OF SECURITIES

The following summary of the material terms of the post-Business Combination company’s securities is not intended to be a complete summary of the rights and preferences of such securities. We urge you to read our proposed certificate in its entirety for a complete description of the rights and preferences of the post-Business Combination company’s securities. The proposed certificate, which will be adopted if the Certificate Proposals are approved, is as described in Proposals No. 3 — 7 and the full text of the proposed certificate is attached as Annex B to this proxy statement.

Authorized and Outstanding Stock

The proposed certificate will authorize the issuance of 125 million shares of common stock, $0.0001 par value per share, and 25 million shares of undesignated preferred stock, $0.0001 par value per share. The outstanding shares of our common stock are, and the shares of common stock issued in the Business Combination will be, duly authorized, validly issued, fully paid and non-assessable. As of the record date for the special meeting, there were 19,406,250 shares of GPAC Common Stock outstanding.

Common Stock

The proposed certificate will provide that all of the shares of common stock will have identical rights, powers, preferences and privileges.

Voting Power

Except as otherwise required by law or as otherwise provided in any certificate of designation for any series of preferred stock, the holders of common stock will have exclusive voting power for the election of directors and all other matters requiring stockholder action. Holders of common stock will be entitled to one vote per share on matters to be voted on by stockholders.

Dividends

Subject to the rights, if any, of the holders of any outstanding series of preferred stock, the holders of common stock will be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the post-Business Combination company) when, as and if declared thereon by the board of directors from time to time out of any assets or funds of the Company legally available therefor, and will share equally on a per share basis in such dividends and distributions.

Liquidation, Dissolution and Winding Up

In the event of any voluntary or involuntary liquidation, dissolution or winding-up, the holders of any common stock will be entitled to receive all remaining assets of the post-Business Combination company available for distribution to stockholders, after the rights of the holders of the preferred stock have been satisfied.

Preemptive or Other Rights

Stockholders will have no preemptive or other subscription rights and there will be no sinking fund or redemption provisions applicable to the common stock.

Election of Directors

The board of directors of the post-Business Combination company will be divided into three classes, each of which generally will serve for a term of three years with only one class of directors being elected in each year. There will be no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares voted for the election of directors can elect all of the directors.

Common Stock Outstanding Prior to the Business Combination

We are providing stockholders with the opportunity to redeem their shares upon the consummation of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust

Account, including interest but net of franchise and income taxes payable, divided by the number of then outstanding public shares, subject to the limitations described herein. Our Sponsor, officers and directors have agreed to waive their redemption rights with respect to their Founder Shares in connection with the completion of the Business Combination.

We will consummate the Business Combination only if a majority of the outstanding shares of common stock represented in person or by proxy at the special meeting are voted in favor of the Business Combination Proposal. However, the participation of our Sponsor, officers, directors, advisors or their affiliates in privately-negotiated transactions (as described in this proxy statement), if any, could result in the approval of the Business Combination even if a majority of the stockholders vote, or indicate their intention to vote, against the Business Combination.

Our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of the Business Combination. Public stockholders may elect to redeem their public shares whether they vote for or against the Business Combination.

Pursuant to our amended and restated certificate of incorporation, if we are unable to complete our business combination by August 4, 2017, we will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but no more than ten business days thereafter, subject to lawfully available funds therefor, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account including interest earned on the funds held in the trust account and not previously released to us to pay our franchise and income taxes (less $50,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public stockholders’ rights as stockholders (including the right to receive further liquidation distributions, if any), subject to applicable law, and (iii) as promptly as reasonably possible following such redemption, subject to the approval of our remaining stockholders and our board of directors, dissolve and liquidate, subject in each case to our obligations under Delaware law to provide for claims of creditors and the requirements of other applicable law. Our Sponsor has entered into a letter agreement with us, pursuant to which it waived its rights to liquidating distributions from the Trust Account with respect to its Founder Shares if we fail to complete our initial business combination by August 4, 2017. However, if our Sponsor (or any of our officers, directors or affiliates) acquired public shares in or after our initial public offering, they will be entitled to liquidating distributions from the Trust Account with respect to such public shares if we fail to complete our initial business combination within the allotted 24-month time period.

In the event of a liquidation, dissolution or winding up of the company after the Business Combination, our stockholders are entitled to share ratably in all assets remaining available for distribution to them after payment of liabilities and after provision is made for each class of stock, if any, having preference over the common stock. Our stockholders have no preemptive or other subscription rights. There are no sinking fund provisions applicable to the common stock, except that we will provide our stockholders with the opportunity to redeem all or a portion of their public shares upon the completion of the Business Combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest earned on the funds held in the Trust Account and not previously released to us to pay our franchise and income taxes, divided by the number of then outstanding public shares, subject to the limitations described herein.

Founder Shares

The Founder Shares are identical to the shares of common stock sold in our initial public offering, and holders of these shares have the same stockholder rights as public stockholders, except that (i) the Founder Shares are subject to certain transfer restrictions described below and (ii) our Sponsor, officers and directors have (A) agreed to waive their redemption rights with respect to their Founder Shares and their shares of GPAC Common Stock acquired during or after our initial public offering in connection with the completion of a business combination and (B) agreed to waive their redemption rights with respect to their Founder Shares if the Company fails to consummate a business combination by August 4, 2017, although they will be entitled to redemption rights with respect to any public shares they hold if the Company fails to consummate a business combination within such time period. Our Sponsor, officers and directors have agreed to vote their Founder Shares and all shares of GPAC Common Stock acquired by our Sponsor during or after our initial public offering in favor of the Business Combination.

Pursuant to a letter agreement, the Sponsor has agreed not to transfer, assign or sell any of its Founder Shares until the earlier of (A) one year after the completion of a business combination, or earlier if, subsequent to the business combination, the last sale price of our common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the business combination or (B) the date on which we complete a liquidation, merger, stock exchange or other similar transaction after the business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property. Notwithstanding the foregoing, the Founder Shares will be released from the lock-up on the date on which we complete a liquidation, merger, stock exchange or other similar transaction after our initial business combination that results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property.

In connection with the Business Combination, the Sponsor will subject 1,552,500 shares of common stock of GPAC owned by it (or 40% of the 3,881,250 Founder Shares owned by it) to vesting and forfeiture based on the common stock price performance of the post-Business Combination company over the Vesting Period as follows: (i) 776,250 shares (or 50%) will vest and no longer be subject to forfeiture on the first day of the closing price of the common stock of the post-Business Combination company being at or above $12.50 for 20 trading days over a 30 trading day period immediately preceding such day during the Vesting Period and (ii) 776,250 shares (or 50%) will vest and no longer be subject to forfeiture on the first day of the closing price of the common stock of the post-Business Combination company being at or above $15.00 for 20 trading days over a 30 trading day period immediately preceding such day during the Vesting Period. Any shares that do not vest during the Vesting Period will be forfeited by the Sponsor at the expiration of the Vesting Period. All shares will vest and no longer be subject to forfeiture upon a change of control or liquidation of the post-Business Combination company.

The Sponsor will also subject 2,328,750 shares of common stock of GPAC owned by it (or 60% of the 3,881,250 Founder Shares owned by it) to a new six-month lock-up in addition to the existing twelve-month lock-up described above on these shares, subject to certain exceptions.

Preferred Stock

GPAC’s amended and restated certificate of incorporation currently provides, and the proposed certificate will provide, that shares of preferred stock may be issued from time to time in one or more series. The board of directors is authorized to fix the voting rights, if any, designations, powers and preferences, the relative, participating, optional or other special rights, and any qualifications, limitations and restrictions thereof, applicable to the shares of each series of preferred stock. The board of directors will be able to, without stockholder approval, issue preferred stock with voting and other rights that could adversely affect the voting power and other rights of the holders of the common stock and could have anti-takeover effects. The ability of our board of directors to issue preferred stock without stockholder approval could have the effect of delaying, deferring or preventing a change of control of the Company or the removal of existing management. We have no preferred stock outstanding at the date hereof. Although we do not currently intend to issue any shares of preferred stock, we cannot assure you that we will not do so in the future. No shares of preferred stock are being issued in connection with the Business Combination.

Series A Preferred Stock

Immediately prior to the consummation of the Business Combination, GPAC will file a certificate of designations for a new series A preferred stock issuable to the holders of class C and class D units in the circumstances under “Proposal No. 1 — Approval of the Business Combination — Related Agreements — Amended and Restated Limited Liability Company Agreement” (the “Series A Preferred”).

All outstanding class C units and class D units will be automatically exchanged by GPAC for newly-issued shares of Series A Preferred (and immediately after the issuance thereof all such shares of Series A Preferred will be automatically converted to GPAC Common Stock in accordance with GPAC’s certificate of incorporation and the certificate of designations of the Series A Preferred then in effect as further described below) upon the expiration of a successful tender offer in which a majority of the outstanding shares of GPAC Common Stock are to be acquired, resulting in an Unapproved Change of Control of GPAC (as defined above under “Proposal No.1 — Approval of the Business Combination — Related Agreements — Amended and Restated Limited Liability Company Agreement”), and GPAC and any acquiring party will for all purposes treat the Preferred Member the same as all other holders of GPAC Common Stock in such tender offer.

To the extent not prohibited by applicable law, the Preferred Member may, in such tender offer, conditionally tender the GPAC Common Stock issuable to the Preferred Member upon conversion of the Series A Preferred, and

GPAC and any acquiring party will be required to permit such conditional tender by the Preferred Member. The number of shares of Series A Preferred issuable in exchange for the class C units and class D units will be equal to the aggregate Redemption Price described under “Proposal No.1 — Approval of the Business Combination — Related Agreements — Amended and Restated Limited Liability Company Agreement — Optional Redemption of Class C and Class D Units” above, determined as of the date of commencement of such tender offer (assuming, for purposes of determining the exchange price, that such tender offer was an optional redemption), divided by the average high and low intraday sale prices of the GPAC Common Stock for the 30 trading days ending on the 10th trading day prior to the date of announcement of the tender offer.

As soon as practicable and in any event within ten days after the occurrence of any Unapproved Change of Control of GPAC (other than pursuant to a tender offer as described above), GPAC will deliver written notice thereof (a “Change of Control Notice”) to the Preferred Member setting forth the terms of such Unapproved Change of Control of GPAC in reasonable detail. At any time after its receipt of a Change of Control Notice, the Preferred Member may deliver to GPAC written notice (“Exchange Notice”) of its election to exchange all of its class C units and class D units for shares of Series A Preferred. GPAC will be required to promptly, but in any event within three business days after receipt of such Exchange Notice, issue to the Preferred Member the number of shares of Series A Preferred equal to the aggregate repurchase price payable for all such class C units and class D units, determined as of the date of such Exchange Notice (assuming, for purposes of determining the exchange price, that such election to exchange was an optional repurchase as set forth under “ Proposal No. 1 — Approval of the Business Combination — Related Agreements — Amended and Restated Limited Liability Company Agreement — Optional Redemption of Class C and Class D Units” above), divided by the average high and low intraday sale prices of the GPAC Common Stock for the 30 trading days ending on the 10th trading day prior to the date of the Exchange Notice.

Dividends

The certificate of designations will provide that when issued, the holders of the Series A Preferred will be entitled to receive, in preference and priority to any dividends on the common stock of the post-Business Combination company and all other series of preferred stock, mandatory annual dividends of the Series A Dividend Amount (described below), in cash, prorated monthly and payable on the 15th day of each calendar month. In the event that full cumulative dividends on the Series A Preferred have not been declared and paid or set apart for payment when due, the post-Business Combination company will not declare and pay or set apart for payment any dividends or make any distributions on, or make any payment on account of the purchase, redemption or retirement of any shares of any common stock or any other series of preferred stock of the post-Business Combination company.

The “Series A Dividend Amount” means:

(i)       in respect of the period from and after the date of issuance of the Series A Preferred (the “Exchange Date”) to and including the last day of the then-current fiscal year, an amount equal to the aggregate then-current annualized class C distribution and class D distribution multiplied by (the number of calendar days remaining in such fiscal year following the Exchange Date divided by the total number of days in such fiscal year); and

(ii)      in respect of each fiscal year thereafter, the product of:

i.        one plus any positive percentage change (or minus any negative percentage change) in Same Program Revenues of Sequel for the most recently completed fiscal year, compared to the next preceding fiscal year, multiplied by

ii.       the annualized amount of the Series A Dividend Amount calculated with respect to the most recently completed fiscal year;

provided, that any such positive or negative percentage change in Same Program Revenues of Sequel shall be limited to a positive or negative (as applicable) five percent (5%) change per fiscal year.

Notwithstanding anything to the contrary, if at any time any shares of Series A Preferred are converted to common stock of the post-Business Combination company, the Series A Dividend Amount will immediately be reduced to an amount equal to the product of (a) the number of shares of Series A Preferred outstanding following such conversion, and (b) the quotient of (x) the Series A Dividend Amount immediately prior to such conversion, and (y) the number of shares of Series A Preferred outstanding immediately prior to such conversion.

In the event any monthly installment of the Series A Dividend Amount is not paid within 30 days of the date due (but such installment is paid prior to the one-year anniversary of the date due), the amount of each such delinquent installment of the Series A Dividend Amount, as may be adjusted, will be automatically increased by an amount equal to 1/12th of 2% of the capital contributions made in respect of all shares of Series A Preferred outstanding as of such date due, until paid. In the event any monthly installment of the Series A Dividend Amount remains unpaid for more than one year following the date due (but such installment is paid prior to the two-year anniversary of the date due), the amount of each such delinquent Series A Dividend Amount, as may be adjusted, will be automatically increased by an amount equal to 1/12th of 4% of the capital contributions made in respect of all shares of Series A Preferred outstanding as of such date due, until paid. In the event any monthly installment of the Series A Dividend Amount remains unpaid for more than two years following the date due, the amount of each such delinquent Series A Dividend Amount, as may be adjusted, shall be automatically increased by an amount equal to 1/12th of 5% of the capital contributions made in respect of all shares of Series A Preferred outstanding as of such date due, until paid.

Effective as of the 42-month anniversary of the closing of the Business Combination, and again effective as of the one-year anniversary of the 42-month anniversary of the closing of the Business Combination, and again effective as of each successive such one-year anniversary occurring thereafter, and in addition to any other adjustments to the Series A Dividend Amount set forth herein, the annualized Series A Dividend Amount will be automatically recalculated and adjusted to an amount equal to the product of (A plus B) multiplied by C, where:

A	=	100 basis points
B	=	the annualized Series A Dividend Amount as of immediately prior thereto divided by the capital contributions made in respect of all shares of Series A Preferred then outstanding
C	=	the capital contributions made in respect of all shares of Series A Preferred then outstanding

At no time will any Series A Dividend Amount be less than zero.

Notwithstanding the foregoing, if upon conversion of the Series A preferred as provided under “— Optional Conversion” below, the number of shares of GPAC Common Stock issuable upon conversion of all such Series A Preferred would exceed 12,500,000, subject to adjustment for split or similar events (the “Share Cap”), the Series A Dividend Amount payable upon any remaining share of Series A Preferred that could not be converted into GPAC Common Stock due to the Share Cap will increase immediately by an additional 100 basis points, cumulatively each month, but not compounding (such increase, the “Dividend Increase”), except that in no event will the total Series A Dividend Amount payable pursuant to this Dividend Increase exceed two times the total Series A Dividend Amount that would otherwise have been payable without this Dividend Increase.

Liquidation Preference

The certificate of designations will provide that in the event of any liquidation, dissolution or winding up of the post-Business Combination company, whether voluntary or involuntary, the holders of the Series A Preferred Stock will be entitled to receive out of the assets of the post-Business Combination company available for distribution to the stockholders of the post-Business Combination company, in preference and priority to the common stock of the post-Business Combination company and all other series of preferred stock of the post-Business Combination company, an amount in cash equal to:

(i)       all installments of the Series A Dividend Amount that are due and payable; and

(ii)      all capital contributions in respect of each share of Series A Preferred then outstanding.

Voting Rights

The certificate of designations will provide that the Series A Preferred will vote together with the common stock of the post-Business Combination company on all matters on which stockholders generally are entitled to vote on an as-converted basis up to the Share Cap, and not as a separate class, except as required by law, and except that the post-Business Combination company will not:

(i)       during any period of time that any shares of Series A Preferred are outstanding, propose, enter into or permit to occur or exist any of the following without prior approval of the holders of the Series A Preferred:

(a)      (1) effecting any increase in the amount of indebtedness for borrowed money available under any agreement or other arrangement of Sequel, the post-Business Combination company, or any other member of the Sequel Group if the ratio of indebtedness for borrowed money to EBITDA of the Sequel Group would exceed 4.75x, or (2) making any modification to any indebtedness which would have a material adverse effect on the rights and privileges of the Series A Preferred including, without limitation, increasing any interest rate applicable to any indebtedness or entering into any new agreement or other arrangement extending the term of any indebtedness (contingent or otherwise) to any member of the Sequel Group (but excluding for purposes of this clause (2) an increase in the interest rate with respect to indebtedness owing under Sequel’s senior credit facility in place on the Exchange Date and any refinancing thereof);

(b)     amending, altering or repealing any provision of the certificate of formation of Sequel or the Operating Agreement, or the certificate of incorporation or bylaws of the post-Business Combination company, whether by merger, consolidation or otherwise, in any manner which adversely affects any of the rights, preferences or privileges of the Series A Preferred, including, but not limited to, modifying any of the rights, privileges, preferences, restrictions or conditions of the Series A Preferred or any other capital stock of the post-Business Combination company or attaching to any class of units in Sequel, or any increase or decrease in the voting power of the Series A Preferred or any units in Sequel;

(c)      creating, authorizing or issuing (1) any equity security of any kind in Sequel or the post-Business Combination company or (2) any other securities convertible into equity securities of any kind in Sequel or the post-Business Combination company, in any case which are senior to or pari passu in any respect with the Series A Preferred; or

(d)     redeeming, repurchasing or making distributions with respect to any equity interest in Sequel or the post-Business Combination company, which is junior to the Series A Preferred, except for tax distributions in accordance with the Operating Agreement as in effect on the Exchange Date.

(ii)      during any period of time that any required dividend on the Series A Preferred is not paid within 12 months of the date due, propose, enter into or permit to occur or exist any of the following without prior approval of the holders of the Series A Preferred:

(a)      any Change of Control of Sequel or Change of Control of GPAC unless all of the shares of Series A Preferred are repurchased as a condition precedent to the consummation of any such change of control and all amounts payable to the holders thereof (as set forth below in “— Optional Repurchase Right”, assuming that such required repurchase was an optional repurchase) are paid in full; or

(b)     any acquisition or agreement to acquire by merging or consolidating with, or by purchasing any portion of the assets of, or by any other manner, any business or any person.

(iii)     during any period of time that any event of default under the certificate of designations exists and is continuing, or at any time after the 42-month anniversary of the closing of the Business Combination irrespective of the existence or continuance of any such event of default, or at any time after the occurrence of an Unapproved Change of Control of GPAC, propose, enter into or permit to occur or exist any of the following without prior approval of the holders of the Series A Preferred:

(a)      any acquisition or agreement to acquire by merging or consolidating with, or by purchasing any portion of the assets (other than in the ordinary course of the Sequel business consistent with past practice) of, or by any other manner, any portion of the business or any securities of any person;

(b)     any Change of Control of Sequel or Change of Control of GPAC unless all of the shares of Series A Preferred are repurchased as a condition precedent to the consummation of any such change of control and all amounts payable to the holders thereof (as set forth below in “— Optional Repurchase Right”, assuming that such required repurchase was an optional repurchase) are paid in full;

(c)      (1) effecting any increase in the amount of indebtedness available (contingent or otherwise) under any agreement or other arrangement of any member of the Sequel Group, whether or not in effect as of the occurrence of the applicable event of default, (2) making any other modification to any indebtedness, whether or not in effect as of the occurrence of the applicable event of default, which would have a material adverse effect on any of the rights, preferences or privileges of the Series A Preferred, including, without limitation, entering into any new agreement or other arrangement extending the term of any indebtedness (contingent or otherwise) to any member of the Sequel Group, or (3) being granted any waiver to any financial or other covenant governing any agreement or other arrangement extending indebtedness (contingent or otherwise) to any member of the Sequel Group, whether or not in effect as of the occurrence of the applicable event of default;

(d)     any lien or encumbrance on any of the assets of any member of the Sequel Group or any ownership interests in any such person, other than in respect of securing bona fide indebtedness of Sequel to its senior secured lenders (if any) that exists on the date of the occurrence of the applicable event of default (including any refinancing of indebtedness of Sequel under its senior secured credit facility (if any) in existence as of the occurrence of the applicable event of default); or

(e)      making any loans or advances to, or providing any guarantee of indebtedness of, any other person, other than any member of the Sequel Group, excluding guarantees in respect of obligations of the Company to its senior secured lenders.

Conversion

The certificate of designations will provide that the shares of Series A Preferred will be convertible:

(i)       automatically upon the expiration of a successful tender offer in which a majority of the outstanding shares of common stock of the post-Business Combination company are to be acquired, resulting in an Unapproved Change of Control of GPAC, at a conversion price equal to the then-current redemption price of the Series A Preferred (described below in “— Optional Repurchase Right”) divided by the price per share of GPAC Common Stock paid in such tender offer; and

(ii)      at any time at the option of the holder (in whole and not in part) other than as described in clause (i) above, at a conversion price equal to the then-current redemption price of the Series A Preferred (described below in “— Optional Repurchase Right”) divided by the then average high and low intraday sales prices of the shares of common stock of the post-Business Combination company for each of the 30 trading days ending on the 10th trading day prior to the date of conversion; provided, that the amounts of any accrued and unpaid Series A Dividend Amount will be paid in cash to the holders of the Series A Preferred and not paid in shares of common stock of the post-Business Combination company unless so elected by the holders of the Series A Preferred;

provided, however, in each of clause (i) and (ii) above that if upon any such conversion of all of the outstanding shares of Series A Preferred, the amount of shares of GPAC Common Stock issuable to the holder would exceed the Share Cap, only an amount of shares of GPAC Common Stock up to the Share Cap will be issued to the Preferred Member and any remaining shares of Series A Preferred that could not be converted will remain outstanding in accordance with their terms and with the benefit of the Dividend Increase described under “— Dividends” above and the increased redemption price described under “— Optional Repurchase Right” below.

Optional Repurchase Right

The certificate of designations will provide that the post-Business Combination company will have the right and option at any time, upon at least one 60 days’ advance written notice (a “Repurchase Notice”) to the holders of the Series A Preferred, to purchase, repurchase or retract all or any lesser number of outstanding shares of the Series A Preferred (but not less than 20% of the then-outstanding Series A Preferred), in exchange for payment of the amounts set forth below. Upon receipt of a Repurchase Notice, the holders of the Series A Preferred will be obligated to sell to the post-Business Combination company the specified number of shares of the Series A Preferred as set out in the Repurchase Notice, in exchange for payment of the following:

(i)       an amount equal to the capital contributions made in respect of each share of Series A Preferred being purchased; provided, that:

(a)      in the case of any repurchase consummated on or after the 42-month anniversary (but prior to the one-year anniversary of the 42-month anniversary), such amount shall be 103% of the capital contributions made in respect of each share of Series A Preferred being purchased; and

(b)     in the case of any repurchase consummated on or after the one-year anniversary of the 42-month anniversary, such amount payable for any share of Series A Preferred will increase as of such one-year anniversary and again on each subsequent one-year anniversary to 103% of the respective amount payable in respect of a repurchase occurring in the one -year period ending on the immediately preceding one-year anniversary (for purposes of clarity, in the case of a repurchase consummated after the second one-year anniversary of the 42-month anniversary of the closing of the Business Combination but prior to the third one-year anniversary thereof, such amount payable will be 109.2727% (i.e., 103% multiplied by 103% multiplied by 103%) of the capital contributions made in respect of each share of Series A Preferred being purchased); plus

(ii)      all installments of the class C distributions and class D distributions on the class C and class D units that remain due and payable through the date of consummation of the repurchase; plus

(iii)     all installments of the Series A Dividend Amount that are due and payable through the date of consummation of the repurchase.

Notwithstanding the foregoing, if upon conversion of the Series A preferred as provided under “— Optional Conversion” below, the number of shares of GPAC Common Stock issuable upon conversion of all such Series A Preferred would exceed 12,500,000 (the “Share Cap”), the repurchase price for the shares of Series A Preferred that could not be converted into GPAC Common Stock due to the Share Cap will increase (i) immediately by an additional 6% and (ii) by a further additional 6% each year thereafter.

Events of Default

Each of the following will constitute an “event of default” under the certificate of designations unless otherwise expressly waived by the holders of the Series A Preferred:

(i)       the occurrence of a bankruptcy, insolvency or other liquidation event with respect to any member of the Sequel Group that generates at least 25% of the Same Program Revenues of Sequel; and

(ii)      any member of the Sequel Group (or the governing body of any such entity) undertakes any action or makes any proposal to implement, enter into or permit to occur or exist any Nondefault Preferred Consent Matter or any Delinquent Payment Preferred Consent Matter (each, as defined under “Proposal No.1 — Approval of the Business Combination — Related Agreements — Amended and Restated Limited Liability Company Agreement — Consent Rights”) without first obtaining any required approval of the holders of the Series A Preferred.

Registration Rights

The Merger Agreement provides that as a condition to the closing of the Business Combination, we will enter into a registration rights agreement with the Preferred Member pursuant to which, beginning on the Exchange Date, the holders of shares of common stock of the post-Business Combination company issuable upon conversion of the Series A Preferred (the “Preferred Registrable Securities”) may request two (consummated) registrations of the Preferred Registrable Securities. A registration will count for this purpose only if (i) all Preferred Registrable Securities requested to be registered are registered, and (ii) it is closed, or withdrawn at the request of the holders of such shares (other than as a result of a material adverse change to the post-Business Combination company).

Under the registration rights agreement, the holders of Preferred Registrable Securities will have the right to require the post-Business Combination company to register on Form S-3, if available for use by the post-Business Combination company, Preferred Registrable Securities for an aggregate offering price of at least $5.0 million. There will be no limit on the aggregate number of such Form S-3 registrations, provided that there are no more than two per year.

The registration rights agreement will also provide that the holders of Preferred Registrable Securities will be entitled to “piggyback” registration rights on all registration statements of the post-Business Combination company, subject to the right of the underwriters to reduce the number of shares proposed to be registered to a minimum of 30% on a pro rata basis. In all events, the shares to be registered by holders of Preferred Registrable Securities will be reduced only after all other selling stockholders’ shares are removed from the registration.

The registration expenses (exclusive of stock transfer taxes and underwriting discounts and commissions) will be borne by the post-Business Combination company. The post-Business Combination company will also pay the reasonable fees and expenses of one special counsel to represent the holders of the Preferred Registrable Securities.

The registration rights will terminate when all Preferred Registrable Securities are eligible to be sold without restriction under Rule 144.

No future registration rights may be granted without consent of the holders of the Preferred Registrable Securities unless subordinate to the rights of the holders of the Preferred Registrable Securities.

Rights and Options

GPAC’s amended and restated certificate of incorporation currently provides, and the proposed certificate will provide, that the company has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the company’s capital stock or other securities of the company, and such rights, warrants and options will be evidenced by instrument(s) approved by the board of directors. The board of directors is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options provided that the consideration to be received for any shares of capital stock subject to this provision may not be less than the par value thereof.

Warrants

Public Warrants

Each whole warrant entitles the registered holder to purchase one-half of one share of our common stock at a price of $5.75 per half share ($11.50 per full share), subject to adjustment as discussed below, at any time commencing on the later of 12 months from the closing of our initial public offering or 30 days after the completion of our initial business combination. Pursuant to the warrant agreement, a warrantholder may exercise its warrants only for a whole number of shares of the Company’s common stock. For example, if a warrantholder holds one warrant to purchase one-half of a share of the Company’s common stock, such warrant will not be exercisable. If a warrantholder holds two warrants, such warrants will be exercisable for one share of the Company’s common stock. Warrants must be exercised for a whole share. The warrants will expire five years after the date on which they first became exercisable, at 5:00 p.m., New York time, or earlier upon redemption or liquidation.

We will not be obligated to deliver any shares of common stock pursuant to the exercise of a warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the shares of common stock underlying the warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration. No warrant will be exercisable and we will not be obligated to issue shares of common stock upon exercise of a warrant unless common stock issuable upon such warrant exercise has been registered, qualified or deemed to be exempt under the securities laws of the state of residence of the registered holder of the warrants. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the share of common stock underlying such unit.

We have agreed that as soon as practicable, but in no event later than fifteen (15) business days, after the closing of our initial business combination, we will use our best efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the shares of common stock issuable upon exercise of the warrants. We will use our best efforts to cause the same to become effective and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the warrants in accordance with the provisions of the warrant agreement. Notwithstanding the above, if our common stock is at the time of any exercise of a warrant not listed on a national securities exchange such that it satisfies the definition of a “covered security” under Section 18(b)(1) of the Securities Act, we may, at our option, require holders of public warrants who exercise their warrants to do so a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event we so elect, we will not be required to file or maintain in effect a registration statement or register or qualify the shares under blue sky laws.

Once the warrants become exercisable, we may call the warrants for redemption:

•              in whole and not in part;

•              at a price of $0.01 per warrant;

•              upon not less than 30 days’ prior written notice of redemption (the “30-day redemption period”) to each warrantholder; and

•              if, and only if, the reported last sale price of the common stock equals or exceeds $24.00 per share for any 20 trading days within a 30-trading day period ending three business days before we send to the notice of redemption to the warrant holders.

If and when the warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.

We have established the last of the redemption criterion discussed above to prevent a redemption call unless there is at the time of the call a significant premium to the warrant exercise price. If the foregoing conditions are satisfied and we issue a notice of redemption of the warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the common stock may fall below the $24.00 redemption trigger price as well as the $5.75 (for each half share) warrant exercise price after the redemption notice is issued.

If we call the warrants for redemption as described above, our management will have the option to require any holder that wishes to exercise his, her or its warrant to do so on a “cashless basis.” In determining whether to require all holders to exercise their warrants on a “cashless basis,” our management will consider, among other factors, our cash position, the number of warrants that are outstanding and the dilutive effect on our stockholders of issuing the maximum number of shares of common stock issuable upon the exercise of our warrants. If our management takes advantage of this option, all holders of warrants would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” shall mean the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of redemption is sent to the holders of warrants. If our management takes advantage of this option, the notice of redemption will contain the information necessary to calculate the number of shares of common stock to be received upon exercise of the warrants, including the “fair market value” in such case. Requiring a cashless exercise in this manner will reduce the number of shares to be issued and thereby lessen the dilutive effect of a warrant redemption. We believe this feature is an attractive option to us if we do not need the cash from the exercise of the warrants after our initial business combination. If we call our warrants for redemption and our management does not take advantage of this option, our Sponsor and its permitted transferees would still be entitled to exercise their Sponsor Warrants for cash or on a cashless basis using the same formula described above that other warrant holders would have been required to use had all warrant holders been required to exercise their warrants on a cashless basis, as described in more detail below.

A holder of a warrant may notify us in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (as specified by the holder) of the shares of common stock outstanding immediately after giving effect to such exercise.

If the number of outstanding shares of common stock is increased by a stock dividend payable in shares of common stock, or by a split-up of shares of common stock or other similar event, then, on the effective date of such stock dividend, split-up or similar event, the number of shares of common stock issuable on exercise of each warrant will be increased in proportion to such increase in the outstanding shares of common stock. A rights offering to holders of common stock entitling holders to purchase shares of common stock at a price less than the fair market value will be deemed a stock dividend of a number of shares of common stock equal to the product of (i) the number of shares of common stock actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for common stock) multiplied by (ii) one (1) minus the quotient of (x) the price per share of common stock paid in such rights offering divided by (y) the fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for common stock, in determining the price payable for common stock, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) fair market value means the volume weighted average price of common stock as reported during the ten trading day period ending on the trading day prior to the first date on which the shares of common stock trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if we, at any time while the warrants are outstanding and unexpired, pay a dividend or make a distribution in cash, securities or other assets to the holders of common stock on account of such shares of common stock (or other shares of our capital stock into which the warrants are convertible), other than as described above, (b) certain ordinary cash dividends, (c) to satisfy the redemption rights of the holders of common stock in connection with a proposed initial business combination, (d) as a result of the repurchase of shares of common stock by the Company if a proposed initial business combination is presented to the stockholders of the Company for approval or (e) in connection with the Company’s liquidation and the distribution of its assets upon its failure to consummate a business combination, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each share of common stock in respect of such event.

If the number of outstanding shares of our common stock is decreased by a consolidation, combination, reverse stock split or reclassification of shares of common stock or other similar event, then, on the effective date of such consolidation, combination, reverse stock split, reclassification or similar event, the number of shares of common stock issuable on exercise of each warrant will be decreased in proportion to such decrease in outstanding shares of common stock.

Whenever the number of shares of common stock purchasable upon the exercise of the warrants is adjusted, as described above, the warrant exercise price will be adjusted by multiplying the warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of shares of common stock purchasable upon the exercise of the warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of shares of common stock so purchasable immediately thereafter.

In case of any reclassification or reorganization of the outstanding shares of common stock (other than those described above or that solely affects the par value of such shares of common stock), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding shares of common stock), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the warrants and in lieu of the shares of our common stock immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of shares of stock or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. If less than 70% of the consideration receivable by the holders of common stock in such a transaction is payable in the form of common stock in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the warrant agreement based on the Black-Scholes value (as defined in the warrant agreement) of the warrant.

The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of at least

50% of the then outstanding public warrants to make any change that adversely affects the interests of the registered holders of public warrants.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of warrants being exercised. The warrant holders do not have the rights or privileges of holders of common stock or any voting rights until they exercise their warrants and receive shares of common stock. After the issuance of shares of common stock upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by stockholders.

No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of shares of our common stock to be issued to the warrant holder.

Sponsor Warrants

Pursuant to a letter agreement, the Sponsor Warrants will not be released except to permitted transferees until 30 days after the completion of the Business Combination. During the lock-up period, the Sponsor Warrants will not be transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor, (b) by gift to a member of one of the members of our Sponsor’s immediate family or to a trust, the beneficiary of which is a member of one of the members of our Sponsor’s immediate family, to an affiliate of our Sponsor or to a charitable organization; (c) by virtue of laws of descent and distribution upon death of one of the members of our Sponsor; (d) pursuant to a qualified domestic relations order; (e) by virtue of the laws of the state of Delaware or our Sponsor’s limited liability company agreement upon dissolution of our Sponsor; (f) in the event of our liquidation prior to our completion of our initial business combination; or (g) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property subsequent to our completion of our initial business combination; provided, however, that these permitted transferees must enter into a written agreement agreeing to be bound by these transfer restrictions. The Sponsor Warrants are not redeemable by us so long as they are held by the Sponsor or its permitted transferees. Otherwise, the Sponsor Warrants have terms and provisions that are identical to those of the public warrants, except that such warrants may be exercised by the holders on a cashless basis. If the Sponsor Warrants are held by holders other than the Sponsor or its permitted transferees, the Sponsor Warrants will be redeemable by us and exercisable by the holders on the same basis as the Public Warrants.

If holders of the Sponsor Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering their warrants for that number of shares of common stock equal to the quotient obtained by dividing (x) the product of the number of shares of common stock underlying the warrants, multiplied by the difference between the exercise price of the warrants and the “fair market value” (defined below), by (y) the fair market value. The “fair market value” means the average reported last sale price of the common stock for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent. The reason that we have agreed that these warrants will be exercisable on a cashless basis so long as they are held by our Sponsor or its affiliates and permitted transferees is because it is not known at this time whether they will be affiliated with us following a business combination. If they remain affiliated with us, their ability to sell our securities in the open market will be significantly limited. We expect to have policies in place that prohibit insiders from selling our securities except during specific periods of time. Even during such periods of time when insiders will be permitted to sell our securities, an insider cannot trade in our securities if he or she is in possession of material non-public information. Accordingly, unlike public stockholders who could exercise their warrants and sell the shares of common stock received upon such exercise freely in the open market in order to recoup the cost of such exercise, the insiders could be significantly restricted from selling such securities. As a result, we believe that allowing the holders to exercise such warrants on a cashless basis is appropriate.

Sequel Warrants

The Sequel Warrants to be issued to the Sequel common equity holders in connection with the Business Combination will have terms and provisions that are substantially similar to those of the Sponsor Warrants, including being exercisable on a cashless basis so long as they are owned by the Sequel common units holder or his or her permitted transferees. Such Sequel Warrants and any shares issuable upon exercise thereof, however, will not be transferable except to permitted transferees until six months after the completion of the Business Combination and such Sequel Warrants will not be subject to redemption. During the six-months lock-up period, the Sequel Warrants and any shares issuable upon exercise thereof will not be transferable, other than (a) to our officers or directors, any affiliates or family members of any of our officers or directors, any members of our Sponsor, or any affiliates of our Sponsor or its members; (b) by gift to holder’s immediate family or to a trust, the beneficiary of which is a member of the holder’s immediate family, to an affiliate of such person or to a charitable organization; (c) by virtue of laws of descent and distribution upon death; (d) pursuant to a qualified domestic relations order; or (e) in the event of our completion of a liquidation, merger, stock exchange or other similar transaction which results in all of our stockholders having the right to exchange their shares of common stock for cash, securities or other property; provided, however, that the permitted transferees in clauses (a)-(d) must enter into a written agreement agreeing to be bound by these transfer restrictions. For more information on the Sequel Warrants, please see the form of Warrant which is attached as Annex N hereto.

Dividends

We have not paid any cash dividends on our common stock to date and do not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends following the Business Combination will be dependent upon our revenues and earnings, capital requirements and general financial condition, and will be within the discretion of the board of directors at such time. We are not currently contemplating and do not anticipate declaring any dividends in the foreseeable future.

Certain Anti-Takeover Provisions of Delaware Law

We are subject to the provisions of Section 203 of the DGCL regulating corporate takeovers. This statute prevents certain Delaware corporations, under certain circumstances, from engaging in a “merger” with:

•              a stockholder who owns 15% or more of our outstanding voting stock (otherwise known as an “interested stockholder”);

•              an affiliate of an interested stockholder; or

•              an associate of an interested stockholder, for three years following the date that the stockholder became an interested stockholder.

A “merger” includes a merger or sale of more than 10% of our assets. However, the above provisions of Section 203 do not apply if:

•              our board of directors approves the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;

•              after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or

•              on or subsequent to the date of the transaction, the merger is approved by our board of directors and authorized at a meeting of its stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Rule 144

Pursuant to Rule 144, a person who has beneficially owned restricted shares of our common stock or warrants for at least six months would be entitled to sell such securities provided that (i) such person is not deemed to have been one of our affiliates at the time of, or at any time during the three months preceding, a sale and (ii) we are subject to the Exchange Act periodic reporting requirements for at least three months before the sale and have filed all required reports under Section 13 or 15(d) of the Exchange Act during the 12 months (or such shorter period as we were required to file reports) preceding the sale.

Persons who have beneficially owned restricted shares of our common stock or warrants for at least six months but who are our affiliates at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:

•              1% of the total number of shares of common stock then outstanding; or

•              the average weekly reported trading volume of the common stock during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales by our affiliates under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about us.

Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies

Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:

•              the issuer of the securities that was formerly a shell company has ceased to be a shell company;

•              the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

•              the issuer of the securities has filed all Exchange Act reports and materials required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•              at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement, we had 19,406,250 shares of common stock outstanding. Of these shares, the 15,525,000 shares sold in our initial public offering are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the outstanding 3,881,250 Founder Shares owned by our Sponsor are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

Similarly, the 4,500,000 shares of our common stock issuable upon exchange of the Class B limited liability company common units of Sequel issued to the Sequel common equity holders as Equity Consideration, the 3,266,000 shares of our common stock issuable upon exercise of the 6,532,000 Sequel Warrants issued in the Business Combination and the up to 12,500,000 shares of GPAC Common Stock that may be issued upon conversion of the preferred stock issuable under certain limited change of control circumstances upon exchange of the Preferred Equity Consideration, will be restricted securities for purposes of Rule 144.

As of the date of this proxy statement, there are a total of 28,340,000 warrants to purchase 14,170,000 shares of GPAC Common Stock outstanding. 15,525,000 of these warrants are Public Warrants and are freely tradable. The remaining 12,815,000 warrants are the Sponsor Warrants owned by our Sponsor and are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.

In the Business Combination, the Sponsor will forfeit (i) 6,532,000 of its Sponsor Warrants to purchase 3,266,000 shares of GPAC Common Stock to permit the issuance and sale of the 6,532,000 Sequel Warrants to purchase 3,266,000 shares of GPAC Common Stock to the Sequel common equity holders in the Business Combination and (ii) 1,000,000 of its Sponsor Warrants to purchase 500,000 shares of GPAC Common Stock to fund in part the proposed Sequel Youth and Family Services Stock Incentive Plan. Following such forfeitures, the Sponsor will own 5,283,000 Sponsor Warrants to purchase 2,641,500 shares of common stock of GPAC at the consummation of the Business Combination. All these Sponsor Warrants will continue to be restricted securities under Rule 144.

Following the consummation of the Business Combination, we intend to file and maintain an effective registration statement under the Securities Act covering all the shares of GPAC Common Stock issuable upon exercise of all Public Warrants, the Founder Shares, the Sponsor Warrants, the shares of GPAC Common Stock issuable upon the exercise of the Sponsor Warrants, the shares of GPAC Common Stock issuable upon the exchange of the Class B limited liability company common units of Sequel issued as Equity Consideration, all Sequel Warrants and the shares of GPAC Common Stock issuable upon exercise of such Sequel Warrants.

TRANSFER AGENT AND WARRANT AGENT

The transfer agent for the shares of GPAC Common Stock and warrants is and will continue post-Business Combination to be Continental Stock Transfer & Trust Company.

LISTING OF SECURITIES

Our common stock, units and warrants are currently listed on The NASDAQ Capital Market under the symbols “GPAC,” “GPACU” and “GPACW,” respectively. At the closing, our units will separate into their component shares of common stock and warrants so that the units will no longer trade separately under “GPACU.” We intend to apply for the continued listing of our common stock and warrants on The NASDAQ Capital Market under the ticker symbols “SYFS” and “SYFSW,” respectively, following consummation of the Business Combination. See “Risk Factors — There can be no assurance that our common stock will be approved for listing on NASDAQ following the closing, or if approved, that we will be able to comply with the continued listing standards of NASDAQ.”

BENEFICIAL OWNERSHIP OF SECURITIES

The following table set forth information known to us regarding (i) the actual beneficial ownership of GPAC’s common stock as of January 20, 2017 (pre-Business Combination) and (ii) expected beneficial ownership of our common stock immediately following consummation of the Business Combination (post-Business Combination), assuming that no public shares of the Company are redeemed, and alternatively, that the maximum number of shares of the Company are redeemed, by:

•              each person who is, or is expected to be, the beneficial owner of more than 5% of the outstanding shares of our common stock;

•              each of our current executive officers and directors;

•              each person who will become a named executive officer or director of GPAC post-Business Combination; and

•              all executive officers and directors of GPAC as a group pre-Business Combination and post-Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within sixty days.

The beneficial ownership of GPAC’s common stock is based on 19,406,250 shares of common stock issued and outstanding as of January 20, 2017. Unless otherwise noted, the business address of each of the following persons listed below is Rockefeller Plaza, 11th floor, New York, NY 10020.

The beneficial ownership information below excludes: (i) the 6,407,500 shares of GPAC Common Stock issuable upon exercise of the 12,815,000 warrants owned by the Sponsor because they will not be exercisable until 30 days following the closing of the Business Combination which is expected to occur in April 2017, (ii) the 3,266,000 shares of GPAC Common Stock issuable to the Sequel common equity holders upon exercise of the 6,532,000 Sequel Warrants issued in the Business Combination because they will not be exercisable until thirty days following the closing of the Business Combination which is expected to occur in April 2017, the (iii) the 4,500,000 shares of GPAC Common Stock issuable upon exchange of the class B limited liability company common units issued to the Sequel common equity holders as Equity Consideration because no exchanges will be permitted for a six month period following the closing of the Business Combination and (iv) the up to 12,500,000 shares of GPAC Common Stock that may be issued upon conversion of the Series A Preferred because such Series A Preferred can only be issued upon a change of control upon exchange of the preferred units in Sequel.

Unless otherwise indicated, we believe that all persons named in the table below have sole voting and investment power with respect to all shares of common stock beneficially owned by them.

	Before the Business Combination		After the Business Combination
			Assuming No Redemption		Assuming Redemption of 2.5 million Shares Held by the Public		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Outstanding GPAC Common Stock	Shares Beneficially Owned	Percentage of Outstanding GPAC Common Stock Owned	Shares Beneficially Owned	Percentage of GPAC Common Stock owned	Shares Beneficially Owned	Percentage of GPAC Common Stock Owned
Global Partner Sponsor I LLC (Sponsor)	3,881,250	20.0%	3,881,250	20.0%	3,881,250	23.0%	3,881,250	100.0%
Paul Zepf(1)	3,881,250	20.0%	3,881,250	20.0%	3,881,250	23.0%	3,881,250	100.0%
Andrew Cook(2)	—	—	—	—	—	—	—	—
William Kerr(3)	—	—	—	—	—	—	—	—
Gary DiCamillo(4)	—	—	—	—	—	—	—	—
Pano Anthos(5)	—	—	—	—	—	—	—	—
Jeffrey Weiss(6)	—	—	—	—	—	—	—	—
BlueMountain Capital Management, LLC(7)	1,200,000	6.2%	1,200,000	6.2%	1,200,000	7.1%	—	—
TD Asset Management Inc.(8)	1,295,300	6.7%	1,295,300	6.7%	1,295,300	7.7%	—	—
Capstone Investment Advisors, LLC(9)	1,000,000	5.2%	1,000,000	5.2%	1,000,000	5.9%	—	—
Davidson Kempner Capital Management LLC(10)	1,200,000	6.2%	1,200,000	6.2%	1,200,000	7.1%	—	—
Deutsche Bank AG(11)	1,031,205	5.3%	1,031,205	5.3%	1,031,205	6.1%	—	—
John Stupak	—	—	—	—	—	—	—	—
Sybil Potts	—	—	—	—	—	—	—	—
Mandy Moses	—	—	—	—	—	—	—	—
The Ripley Revocable Trust	—	—	—	—	—	—	—	—
Daniel Baker	—	—	—	—	—	—	—	—
Charles Bryan	—	—	—	—	—	—	—	—
Ronald Diegelman	—	—	—	—	—	—	—	—
All directors and executive officers (6 individuals)	3,881,250	20.0%	3,881,250	20.0%	3,881,250	23.0%	3,881,250	100.0%
All directors and executive officers post-Business Combination (15 individuals)	3,881,250	20.0%	3,881,250	20.0%	3,881,250	23.0%	3,881,250	100.0%

____________

*         Less than 1%

(1)      These shares represent the Founder Shares held by our Sponsor. Paul Zepf, our Chief Executive Officer, is the sole managing member of our Sponsor. Consequently, Mr. Zepf may be deemed the beneficial owner of the Founder Shares held by our Sponsor and has sole voting and dispositive control over such securities. Mr. Zepf, through his holdings in our Sponsor, has a pecuniary interest in 865,576 Founder Shares. In addition, 200,001 shares are held in the Zepf 1999 Descendants’ Trust, over which Mr. Zepf does not have voting or dispositive control.

(2)      Tomahawk International Holdings Limited, an affiliate of Mr. Cook, has a pecuniary interest in 293,687 Founder Shares through its holdings in our Sponsor.

(3)      Mr. Kerr, through his holdings in our Sponsor, has a pecuniary interest in 298,204 Founder Shares.

(4)      Mr. DiCamillo, through his holdings in our Sponsor, has a pecuniary interest in 167,713 Founder Shares.

(5)      Mr. Anthos, through his holdings in our Sponsor, has a pecuniary interest in 77,709 Founder Shares. Mr. Anthos is expected to resign from our board of directors effective upon consummation of the Business Combination.

(6)      Mr. Weiss, through his holdings in our Sponsor, has a pecuniary interest in 156,170 Founder Shares. Mr. Weiss is expected to resign from our board of directors effective upon consummation of the Business Combination.

(7)      According to Amendment No. 1 to Schedule 13G filed on February 2, 2016 by BlueMountain Capital Management, LLC and Blue Mountain Credit Alternatives Master Fund L.P., BlueMountain Capital Management, LLC shares voting and dispositive power over 1,200,000 shares of common stock and Blue Mountain Credit Alternatives Master Fund L.P. shares voting and dispositive power over 858,326 shares of common stock. The address of the principal business office of each of the reporting persons is 280 Park Avenue, 12th Floor, New York, New York 10017.

(8)      According to a Schedule 13G filed on February 12, 2016 by TD Asset Management Inc. and TDAM USA Inc., TD Asset Management Inc. has sole voting and dispositive power over 1,295,300 shares of common stock and TDAM USA Inc. has sole voting and dispositive power over 2,000 shares of common stock. The address of the principal business office of each of the reporting persons is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2.

(9)      According to a Schedule 13G filed on February 12, 2016 by Capstone Investment Advisors, LLC, the reporting person has sole voting and dispositive power over 1,000,000 shares of common stock. The address of the reporting person is 7 World Trade Center, 250 Greenwich Street, 30th Floor, New York, New York 10007.

(10)   According to a Schedule 13G filed with the SEC on August 10, 2015, Davidson Kempner Capital Management LLC shares voting and dispositive power over 1,200,000 shares of common stock with certain affiliated entities. Davidson Kempner Capital Management LLC acts as investment manager to each such affiliated entity and is responsible for the voting and investment decisions of each such affiliated entity. Messrs. Thomas L. Kempner, Jr. and Robert J. Brivio, Jr. are managing members of Davidson Kempner Capital Management LLC with voting and dispositive power over the shares held by Davidson Kempner Capital Management LLC and such affiliated entities. The address of the principal business office of each of reporting persons is 520 Madison Avenue, 12th Floor, New York, New York 10022.

(11)   According to a Schedule 13G filed on February 16, 2016 by Deutsche Bank AG, the reporting person has sole voting and dispositive power over 1,031,205 shares of common stock. The address of the principal place of business office of the reporting person is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany.

The beneficial ownership information below is based on the same assumptions as the table above except that it includes the 4,500,000 shares of GPAC Common Stock issuable upon exchange of the class B limited liability company common units to be issued to the Sequel common equity holders as Equity Consideration in the Business Combination.

	Before the Business Combination		After the Business Combination
			Assuming No Redemption		Assuming Redemption of 2.5 million Shares Held by The Public		Assuming Maximum Redemption
Name and Address of Beneficial Owner(1)	Shares Beneficially Owned	Percentage of Outstanding GPAC Common Stock	Shares Beneficially Owned	Percentage of Outstanding GPAC Common Stock Owned	Shares Beneficially Owned	Percentage of GPAC Common Stock owned	Shares Beneficially Owned	Percentage of GPAC Common Stock Owned
Global Partner Sponsor I LLC (Sponsor)	3,881,250	20.0%	3,881,250	16.24%	3,881,250	18.1%	3,881,250	46.3%
Paul Zepf(1)	3,881,250	20.0%	3,881,250	16.24%	3,881,250	18.1%	3,881,250	46.3%
Andrew Cook(2)	—	—	—	—	—	—	—	—
William Kerr(3)	—	—	—	—	—	—	—	—
Gary DiCamillo(4)	—	—	—	—	—	—	—	—
Pano Anthos(5)	—	—	—	—	—	—	—	—
Jeffrey Weiss(6)	—	—	—	—	—	—	—	—
BlueMountain Capital Management, LLC(7)	1,200,000	6.2%	1,200,000	5.0%	1,200,000	5.6%	—	—
TD Asset Management Inc.(8)	1,295,300	6.7%	1,295,300	5.4%	1,295,300	6.1%	—	—
Capstone Investment Advisors, LLC(9)	1,000,000	5.2%	1,000,000	4.2%	1,000,000	4.7%	—	—
Davidson Kempner Capital Management LLC(10)	1,200,000	6.2%	1,200,000	5.0%	1,200,000	5.6%	—	—
Deutsche Bank AG(11)	1,031,205	5.3%	1,031,205	4.3%	1,031,205	4.8%	—	—
John Stupak	—	—	261,057	1.1%	261,057	1.2%	261,057	3.1%
Sybil Potts	—	—	105,635	*	105,635	*	105,635	1.3%
Mandy Moses	—	—	180,291	*	180,291	*	180,291	2.2%
The Ripley Revocable Trust	—	—	3,140,739	13.1%	3,140,739	14.7%	3,140,739	37.5%
Daniel Baker	—	—	—	—	—	—	—	—
Charles Bryan	—	—	—	—	—	—	—	—
Ronald Diegelman	—	—	—	—	—	—	—	—
All directors and executive officers (6 individuals)	3,881,250	20.0%	3,881,250	16.2%	3,881,250	18.1%	3,881,250	46.3%
All directors and executive officers post-Business Combination (15 individuals)	3,881,250	20.0%	7,568,974	31.7%	7,568,974	35.4%	7,568,974	90.3%

____________

*         Less than 1%

(1)      These shares represent the Founder Shares held by our Sponsor. Paul Zepf, our Chief Executive Officer, is the sole managing member of our Sponsor. Consequently, Mr. Zepf may be deemed the beneficial owner of the Founder Shares held by our Sponsor and has sole voting and dispositive control over such securities. Mr. Zepf, through his holdings in our Sponsor, has a pecuniary interest in 865,576 Founder Shares. In addition, 200,001 shares are held in the Zepf 1999 Descendants’ Trust, over which Mr. Zepf does not have voting or dispositive control.

(2)      Tomahawk International Holdings Limited, an affiliate of Mr. Cook, has a pecuniary interest in 293,687 Founder Shares through its holdings in our Sponsor.

(3)      Mr. Kerr, through his holdings in our Sponsor, has a pecuniary interest in 298,204 Founder Shares.

(4)      Mr. DiCamillo, through his holdings in our Sponsor, has a pecuniary interest in 167,713 Founder Shares.

(5)      Mr. Anthos, through his holdings in our Sponsor, has a pecuniary interest in 77,709 Founder Shares. Mr. Anthos is expected to resign from our board of directors effective upon consummation of the Business Combination.

(6)      Mr. Weiss, through his holdings in our Sponsor, has a pecuniary interest in 156,170 Founder Shares. Mr. Weiss is expected to resign from our board of directors effective upon consummation of the Business Combination.

(7)      According to Amendment No. 1 to Schedule 13G filed on February 2, 2016 by BlueMountain Capital Management, LLC and Blue Mountain Credit Alternatives Master Fund L.P., BlueMountain Capital Management, LLC shares voting and dispositive power over 1,200,000 shares of common stock and Blue Mountain Credit Alternatives Master Fund L.P. shares voting and dispositive power over 858,326 shares of common stock. The address of the principal business office of each of the reporting persons is 280 Park Avenue, 12th Floor, New York, New York 10017.

(8)      According to a Schedule 13G filed on February 12, 2016 by TD Asset Management Inc. and TDAM USA Inc., TD Asset Management Inc. has sole voting and dispositive power over 1,295,300 shares of common stock and TDAM USA Inc. has sole voting and dispositive power over 2,000 shares of common stock. The address of the principal business office of each of the reporting persons is Canada Trust Tower, BCE Place, 161 Bay Street, 35th Floor, Toronto, Ontario, M5J 2T2.

(9)      According to a Schedule 13G filed on February 12, 2016 by Capstone Investment Advisors, LLC, the reporting person has sole voting and dispositive power over 1,000,000 shares of common stock. The address of the reporting person is 7 World Trade Center, 250 Greenwich Street, 30th Floor, New York, New York 10007.

(10)   According to a Schedule 13G filed with the SEC on August 10, 2015, Davidson Kempner Capital Management LLC shares voting and dispositive power over 1,200,000 shares of common stock with certain affiliated entities. Davidson Kempner Capital Management LLC acts as investment manager to each such affiliated entity and is responsible for the voting and investment decisions of each such affiliated entity. Messrs. Thomas L. Kempner, Jr. and Robert J. Brivio, Jr. are managing members of Davidson Kempner Capital Management LLC with voting and dispositive power over the shares held by Davidson Kempner Capital Management LLC and such affiliated entities. The address of the principal business office of each of reporting persons is 520 Madison Avenue, 12th Floor, New York, New York 10022.

(11)   According to a Schedule 13G filed on February 16, 2016 by Deutsche Bank AG, the reporting person has sole voting and dispositive power over 1,031,205 shares of common stock. The address of the principal place of business office of the reporting person is Taunusanlage 12, 60325 Frankfurt am Main, Federal Republic of Germany.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

GPAC Related Person Transactions

Founder Shares

In May 2015, the Sponsor purchased 3,881,250 shares of GPAC Common Stock for an aggregate purchase price of $25,000, or approximately $0.006 per share.

Sponsor Warrants

Our Sponsor purchased 12,815,000 Sponsor Warrants for a purchase price of $0.50 per warrant, or $6,407,500 in the aggregate, in a private placement transaction that occurred simultaneously with the closing of our initial public offering. Each Sponsor Warrant entitles the holder to purchase one-half of one share of our common stock at $5.75 per half share ($11.50 per full share). Warrants may be exercised only for a whole number of shares of common stock. The Sponsor Warrants (including the common stock issuable upon exercise of the Sponsor Warrants) may not, subject to certain limited exceptions, be transferred, assigned or sold by it except to permitted transferees until 30 days after the completion of our initial business combination.

Services

We have entered into an Administrative Services Agreement with our Sponsor, pursuant to which we pay our Sponsor a total of $10,000 per month for office space, utilities and administrative support. We intend to terminate this agreement upon completion of the Business Combination.

We may pay our management team and our advisors (or an entity affiliated with a member of our management team and our advisors) a fee for financial advisory services rendered in connection with our identification, negotiation and consummation of our initial business combination. The fee will only be payable upon closing of our initial business combination, and may be paid out of the offering proceeds deposited in the Trust Account. The per-share amount distributed to any redeeming stockholders upon the completion of our initial business combination will not be reduced as a result of such fee. A majority of disinterested directors will determine the nature and amount of such fee, which will be based upon the prevailing market rate for similar services negotiated at arms’ length for such transactions at such time, but will in no event exceed $3,000,000 in the aggregate. Any such fee will also be subject to the review of our Audit Committee pursuant to the Audit Committee’s policies and procedures relating to transactions that may present conflicts of interest. No such fee will be payable to our Chief Executive Officer or any other member of our combined team in connection with the consummation of the Business Combination.

Our Sponsor, executive officers and directors and their respective affiliates, will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combination targets. Our independent directors will review on a quarterly basis all payments that were made to the Sponsor, officers, directors or our or their affiliates and will determine which expenses and the amount of expenses that will be reimbursed. There is no cap or ceiling on the reimbursement of out-of-pocket expenses incurred by such persons in connection with activities on our behalf.

Loans

Prior to our initial public offering, the Sponsor provided an aggregate of $225,000 to us under an unsecured promissory note, to be used for a portion of the expenses of our initial public offering. These loans were non-interest bearing, unsecured and were repaid upon the closing of our initial public offering.

On January 12, 2017, 2017, we executed the Sponsor Note in an aggregate principal amount of up to $1.2 million with an interest rate of 7.5% per annum, computed on the basis of a 360-day year in favor of the Sponsor to cover certain Business Combination fees and expenses. The Sponsor Note can be drawn down in any amount upon five business days’ notice to the Sponsor. On January 12, 2017, we drew $600,000 and on January 24, 2017, we drew the remaining $600,000 under the Sponsor Note. Under the Sponsor Note, we have the option to convert any unpaid balance into shares of GPAC Common Stock based on a share price of $10.00 per share. The Sponsor Note is repayable in full upon consummation of the Business Combination.

Registration Rights

We have entered into a registration rights agreement with respect to the Founder Shares, Sponsor Warrants, the shares of GPAC Common Stock issuable upon exercise of the Sponsor Warrants and other securities that may be issued in repayment of any Sponsor loans. The holders of these securities will be entitled to make up to three demands, excluding short form registration demands, that we register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include such securities in other registration statements filed by us and rights to require us to register for resale such securities pursuant to Rule 415 under the Securities Act. We will bear the costs and expenses of filing any such registration statements.

To streamline registrations, our board of directors will waive the restrictions on registration of securities during the lock-up period (but not the lock-up itself). As a result, following the consummation of the Business Combination, we intend to file and maintain an effective registration statement under the Securities Act covering all the shares of GPAC Common Stock issuable upon exercise of all Public Warrants, the Founder Shares, the Sponsor Warrants, the shares of GPAC Common Stock issuable upon the exercise of the Sponsor Warrants, the shares of GPAC Common Stock issuable upon the exchange of the Class B limited liability company common units of Sequel issued as Equity Consideration, all Sequel Warrants and shares of GPAC Common Stock issuable upon exercise of such Sequel Warrants.

Sequel Related Person Transactions

Founder Fees

Sequel pays Mr. Ripley a founder fee for his time devoted to the strategic planning of Sequel’s business and operational affairs in the amount of $104,167 per month. Mr. Ripley is also reimbursed for travel expenses and other out-of-pocket costs incurred in connection with his role. The payment of this fee will cease immediately following consummation of the Business Combination.

Option to Purchase Real Estate

On January 12, 2004, a subsidiary of Sequel, Sequel Youth Services of Arizona, LLC (“Sequel Arizona”), entered into a Management Services Agreement (“Management Agreement”) with Mingus Mountain Estate Residential Center, Inc. (“Mingus”) that provided Sequel Arizona an option to purchase and right of first refusal over certain real property described therein (the “Option”) exercisable at any time during the term of the Management Agreement, which currently expires on July 31, 2023. The Option is at the lesser of appraised value or a designated amount as adjusted for depreciation, amortization and the costs of certain improvements. Thereafter, under an Assignment of Option to Purchase Real Estate Agreement dated February 1, 2004, Sequel Arizona assigned all of its rights and interest in the Option to John F. Ripley and Adam Shapiro, Sequel’s Co-Founders. The Option has not been exercised to date. In connection with the Business Combination, Mr. Ripley will be assigning his rights and interest in the Option back to Sequel for $1.00 upon payment of all amounts due Mr. Ripley under his non-compete agreement entered into in connection with the Business Combination.

August 2014 Unit Redemption

On August 1, 2014, Sequel redeemed 3,604,864 Class A Units and 3,823 Class B Units (the “Redemption”) from one of its members for $14.8 million. The member also forfeited approximately 20,000 options to purchase Class B Units of Sequel.

Sequel funded the Redemption using proceeds of $13.0 million from additional term loan borrowings from amending its senior credit facility and $7.5 million received from the sale of 92,045 Class D Units. Concurrent with the Redemption, Sequel used a portion of the aggregate proceeds from the sale of Class D units to repay approximately $5.5 million outstanding under its senior credit facility.

February 2016 Tender Offer to Purchase Class B Units and Vested Class B Options

In February 2016, Sequel executed a tender offer to purchase up to a maximum of a combined total of $5.0 million in outstanding Class B Units and vested options to purchase Class B Units (the “Class B Options”) under any Membership Unit Option Agreement of Sequel for a purchase price of $10.00 per Unit.

The tender offer allowed holders of Class B Units to elect to tender any designated number of Class B Units held, and holders of Class B Options to elect to exercise and tender any designated number of Class B Options held through a cash exchange. Class B Options were exercised and cancelled in a cashless exchange, wherein Option Holders received, for each Class B Unit for which an Option was exercised, the purchase price less the exercise price provided in such Option Holder’s Membership Unit Option Agreement, less all applicable tax withholding. As of June 30, 2016, 361,356 of the Class B Options were settled at $10.00 per Unit, which approximated fair value at the settlement date.

Charles Bryan’s Director Nomination

Mr. Charles Bryan, one of the nominees for election to the board of directors of the post-Business Combination company, is the co-founder of the middle market investment banking firm Bengur Bryan & Co., Inc. (“Bengur Bryan”). Bengur Bryan has provided in the past investment banking and similar services to Sequel and may in the future continue to provide such services the post-Business Combination company following the consummation of the Business Combination. Total fees paid to date in fiscal 2017 and for fiscal 2016 and 2015 by Sequel to Bengur Bryan for its services were $1,355,553, $130,000 and $110,000, respectively.

Policies and Procedures for Related Person Transactions

Our Audit Committee must review and approve any related person transaction we propose to enter into. Our Audit Committee charter details and, post-Business Combination, the amended charter of the Audit Committee of the post-Business Combination will provide, the policies and procedures relating to transactions that may present actual, potential or perceived conflicts of interest and may raise questions as to whether such transactions are consistent with the best interest of the company and our stockholders. A summary of such policies and procedures is as follows:

Any potential related party transaction that is brought to the Audit Committee’s attention will be analyzed by the Audit Committee, in consultation with outside counsel or members of management, as appropriate, to determine whether the transaction or relationship does, in fact, constitute a related party transaction. At each of its meetings, the Audit Committee will be provided with the details of each new, existing or proposed related party transaction, including the terms of the transaction, the business purpose of the transaction, and the benefits to us and to the relevant related party.

In determining whether to approve a related party transaction, the Audit Committee must consider, among other factors, the following factors to the extent relevant:

•              whether the terms of the transaction are fair to us and on the same basis as would apply if the transaction did not involve a related party;

•              whether there are business reasons for us to enter into the transaction;

•              whether the transaction would impair the independence of an outside director; and

•              whether the transaction would present an improper conflict of interest for any director or executive officer.

Any member of the Audit Committee who has an interest in the transaction under discussion must abstain from voting on the approval of the transaction, but may, if so requested by the Chairman of the Audit Committee, participate in some or all of the Audit Committee’s discussions of the transaction. Upon completion of its review of the transaction, the Audit Committee may determine to permit or to prohibit the transaction.

PRICE RANGE OF SECURITIES AND DIVIDENDS

GPAC

Price Range of GPAC Securities

GPAC’s units, common stock and warrants are listed on The NASDAQ Capital Market under the symbols “GPACU,” “GPAC” and “GPACW,” respectively. GPAC’s common stock and warrants began separate trading on NASDAQ on January 6, 2014. On January 11, 2017, the date before the public announcement of the Business Combination, GPAC’s units, common stock and warrants closed at $10.0, $9.91 and $0.50, respectively. The following table includes the high and low sales prices for our units, common stock and warrants for the periods presented.

		Units(1)		Common Stock(2)		Warrants(3)
	High	Low	High	Low	High	Low
2015
Third Quarter	$10.05	$10.00	$—	$—	$0.35	$0.23
Fourth Quarter	$10.08	$9.95	$10.19	$9.45	$0.37	$0.19
2016
First Quarter	$9.96	$9.26	$10.00	$9.56	$0.25	$0.15
Second Quarter	$10.05	$9.30	$9.86	$9.51	$0.22	$0.14
Third Quarter	$10.15	$9.76	$10.00	$9.65	$0.29	$0.15
Fourth Quarter	$10.08	$10.00	$9.95	$9.46	$0.35	$0.21
2017
First Quarter	$10.55	$10.00	$10.50	$9.90	$0.63	$0.35

____________

(1)      Our units began trading on The NASDAQ Capital Market on July 30, 2015. As a result, the figures for the third quarter of 2015 are for the period from July 30, 2015 through September 30, 2015.

(2)      Our common stock began separate trading on The NASDAQ Capital Market on August 13, 2015. As a result, the figures for the third quarter of 2015 are for the period from August 13, 2015 through September 30, 2015.

(3)      Our warrants began separate trading on The NASDAQ Capital Market on August 13, 2015. As a result, the figures for the second quarter of 2015 are for the period from August 13, 2015 through September 30, 2015.

Holders

As of January 12, 2017, there were one holder of record of our units, five holders of record of our common stock and two holders of record of our warrants.

Dividends

GPAC has not paid any cash dividends on its common stock to date and does not intend to pay cash dividends prior to the completion of the Business Combination. The payment of cash dividends in the future will be dependent upon our revenues and earnings, if any, capital requirements and general financial condition subsequent to the completion of a Business Combination. The payment of any cash dividends subsequent to a Business Combination will be within the discretion of our board of directors at such time. Our board of directors is not currently contemplating and does not anticipate declaring any stock dividends in the foreseeable future. Further, if we incur any indebtedness, our ability to declare dividends may be limited by restrictive covenants that we may agree to in connection therewith.

Under Sequel’s 2015 Credit Facility, dividends to members of Sequel in an aggregate may not to exceed 50% of excess cash flow (as defined in the 2015 Credit Facility) not to exceed $1.5 million in any fiscal year. In addition, pursuant to the terms of the proposed Operating Agreement, no dividend distribution may be made on the common stock unless all required distributions on the class C and class D units have been paid in full.

It is the present intention of GPAC post-Business Combination to retain any earnings for use in its business operations and, accordingly, we do not anticipate the board of directors declaring any dividends in the foreseeable future.

Sequel

Price Range of Sequel Securities

Historical market price information regarding Sequel is not provided because there is no public market for the limited liability company interests of Sequel.

As of the date of this proxy statement there were 25 holders of record of Sequel common limited liability company units and one holder of record of Sequel preferred units.

Dividend Policy of Sequel

Sequel has not paid any cash dividends in fiscal 2013, fiscal 2014, fiscal 2015 and fiscal 2016.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS

Representatives of our independent registered public accounting firm, Withum Smith & Brown, PC, will be present at the special meeting of the stockholders. The representatives will have the opportunity to make a statement if they so desire and they are expected to be available to respond to appropriate questions.

If the Business Combination is completed, BDO USA LLP will audit the financial statements of the post-Business Combination company for fiscal 2017.

The audited financial statements of Global Partner Acquisition Corp. as of December 31, 2015, and for the period from May 19, 2015 (inception) to December 31, 2015, included in this proxy statement have been so included in reliance on a report of Withum Smith & Brown, PC, an independent registered public accounting firm, appearing elsewhere herein given on the authority of said firm, as experts in auditing and accounting.

The consolidated financial statements of Sequel Youth and Family Services, LLC at June 30, 2016 and for the year then ended appearing in this proxy statement have been audited by BDO USA, LLP, an independent registered public accounting firm, as set forth in their report thereon appearing elsewhere herein. The consolidated financial statements of Sequel Youth and Family Services, LLC at June 30, 2015, and for each of the two fiscal years in the period ended June 30, 2015, appearing in this proxy statement have been audited by Rodefer Moss & Co, PLLC, an independent registered public accounting firm.

APPRAISAL RIGHTS

Our stockholders do not have appraisal rights in connection with the Business Combination under Delaware law.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS

Pursuant to the rules of the SEC, we and servicers that we employ to deliver communications to our stockholders are permitted to deliver to two or more stockholders sharing the same address a single copy of the proxy statement. Upon written or oral request, we will deliver a separate copy of the proxy statement to any stockholder at a shared address to which a single copy of the proxy statement was delivered and who wishes to receive separate copies in the future. Stockholders receiving multiple copies of the proxy statement may likewise request that we deliver single copies of the proxy statement in the future. Stockholders may notify us of their requests by calling or writing us at our principal executive offices at 1 Rockefeller Plaza, 11th Floor, New York, New York 10020, telephone: (646) 756-2877.

SUBMISSION OF STOCKHOLDER PROPOSALS

Our board of directors is aware of no other matter that may be brought before the special meeting. Under Delaware law, only business that is specified in the notice of special meeting to stockholders may be transacted at the special meeting.

FUTURE STOCKHOLDER PROPOSALS

Our bylaws also establish an advance notice procedure for stockholders who wish to present a proposal before an annual meeting of stockholders but do not intend for the proposal to be included in our proxy statement. Our bylaws provide that the only business that may be conducted at an annual meeting is business that is either (i) specified in the Company’s notice of meeting (or any supplement thereto) given by or at the direction of our board of directors, (ii) otherwise properly brought before the annual meeting by or at the direction of our board of directors or (iii) otherwise properly brought before the annual meeting by any stockholder of the Company (x) who is a stockholder of record on the date of the giving of the notice provided for in our bylaws and on the record date for the determination of stockholders entitled to vote at such annual meeting and (y) who complies with the notice procedures set forth in our bylaws.

Stockholder proposals for the 2017 annual meeting must be received at our principal executive offices by     , 2017 and must otherwise comply with the SEC’s rules, to be considered for inclusion in our proxy materials relating to our 2017 annual meeting. If, however, the 2017 annual meeting is more than 30 days from the anniversary of the special meeting of stockholders, then stockholder proposals for the 2017 annual meeting must be received at our principal executive offices a reasonable time before the Company begins to print and mail its annual meeting proxy materials, to be considered for inclusion in our proxy materials relating to our 2017 annual meeting.

If you intend to present a proposal at the 2017 annual meeting, or if you want to nominate one or more directors, you must give timely notice thereof in writing to the Company. The Company must receive this notice no earlier than     , 2017 and no later than     , 2017; provided, however, that in the event that the 2016 annual meeting is called for a date that is not within 45 days before or after the anniversary of the special meeting of stockholders, notice by the stockholder to be timely must be so received not earlier than the opening of business on the 120th day before the 2017 annual meeting and not later than the later of (x) the close of business on the 90th day before the 2017 annual meeting or (y) the close of business on the 10th day following the day on which public announcement of the date of the 2017 annual meeting is first made by the Company.

If you intend to present a proposal at the 2017 annual meeting, or if you want to nominate one or more directors at the 2017 annual meeting, you must comply with the advance notice provisions of our bylaws. You may contact our Secretary at our principal executive offices for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

WHERE YOU CAN FIND MORE INFORMATION

We file reports, proxy statements and other information with the SEC as required by the Exchange Act. You can read GPAC’s SEC filings, including this proxy statement, over the Internet at the SEC’s website at http://www.sec.gov. You may also read and copy any document we file with the SEC at the SEC public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C., 20549. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. You may also obtain copies of the materials described above at prescribed rates by writing to the SEC, Public Reference Section, 100 F Street, N.E., Washington, D.C. 20549.

If you would like additional copies of this proxy statement or if you have questions about the Business Combination or the proposals to be presented at the special meeting, you should contact us by telephone or in writing:

Andrew Cook
Global Partner Acquisition Corp.
Email: info@globalpartnerac.com

You may also obtain these documents by requesting them in writing or by telephone from GPAC’s proxy solicitation agent at the following address and telephone number:

Morrow Sodali LLC
470 West Avenue
Stamford, CT 06902
Telephone: (800) 662-5200 or banks and brokers can call collect at (203) 658-9400
Email: gpac.info@morrowsodali.com

If you are a stockholder of GPAC and would like to request documents, please do so by       , 2017 to receive them before the GPAC special meeting of stockholders. If you request any documents from us, we will mail them to you by first class mail, or another equally prompt means.

All information contained or incorporated by reference in this proxy statement relating to GPAC has been supplied by GPAC, and all such information relating to Sequel has been supplied by Sequel. Information provided by either GPAC or Sequel does not constitute any representation, estimate or projection of any other party.

This document is a proxy statement of GPAC for the special meeting of our stockholders. We have not authorized anyone to give any information or make any representation about the Business Combination, the Company or Sequel that is different from, or in addition to, that contained in this proxy statement. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS

GLOBAL PARTNER ACQUISITION CORP.

Page
Report of Independent Registered Public Accounting Firm	F-2
Financial Statements
Balance Sheet as of December 31, 2015	F-3
Statement of Operations for the period from May 19, 2015 (inception) to December 31, 2015	F-4
Statement of Stockholders’ Equity for the period from May 19, 2015 (inception) to December 31, 2015	F-5
Statement of Cash Flows for the period from May 19, 2015 (inception) to December 31, 2015	F-6
Notes to Financial Statements	F-7

Condensed Balance Sheets as of September 30, 2016 (unaudited) and December 31, 2015	F-15

Condensed Statements of Operations for the three and nine months ended September 30, 2016 (unaudited) and for the three months ended September 30, 2015 (unaudited) and for the period from May 19, 2015 (inception) to September 30, 2015 (unaudited)

F-16
Condensed Statement of Stockholders’ Equity for the nine months ended September 30, 2016 (unaudited)	F-17
Condensed Statements of Cash Flows for the nine months ended September 30, 2016 (unaudited) and for the period from May 19, 2015 (inception) to September 30, 2015 (unaudited)	F-18
Notes to Condensed Financial Statements (unaudited)	F-19

SEQUEL YOUTH & FAMILY SERVICES, LLC AND SUBSIDIARIES

Independent Auditor’s Report	F- 27 – F-28
Balance Sheets	F-29
Statements of Operations	F-30
Statements of Changes in Members’ Equity	F-31
Statement of Cash Flows	F-32
Notes to Financial Statements	F-33

Balance Sheets	F-54
Statements of Operations	F-55
Statement of Cash Flows	F-56
Notes to Financial Statements	F-57

CENTERS FOR ADOLESCENT RECOVERY AND EDUCATION, INC.

Independent Auditor’s Report	F-68
Balance Sheets	F-70
Statements of Operations	F-71
Statements of Owners’ Deficit	F-72
Statement of Cash Flows	F-73
Notes to Financial Statements	F-74

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Global Partner Acquisition Corp.:

We have audited the accompanying balance sheet of Global Partner Acquisition Corp. (the “Company”) as of December 31, 2015, and the related statements of operations, stockholders’ equity and cash flows for the period from May 19, 2015 (inception) to December 31, 2015. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Global Partner Acquisition Corp. as of December 31, 2015, and the results of its operations and its cash flows for the period from May 19, 2015 (inception) to December 31, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ WithumSmith + Brown, PC
Morristown, New Jersey
March 11, 2016

GLOBAL PARTNER ACQUISITION CORP.

BALANCE SHEET

December 31, 2015

ASSETS
Current assets –
Cash	$1,048,000
Prepaid expenses	131,000
Total current assets	1,179,000

Non-current assets –
Cash and investments held in Trust Account	155,293,000

Total assets	$156,472,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued liabilities	$199,000

Other liabilities –
Deferred underwriting compensation	4,658,000
Total liabilities	4,857,000

Common stock subject to possible redemption; 14,661,512 shares (at redemption value of approximately $10.00 per share)	146,615,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value; 1,000,000 shares authorized, none issued or outstanding	—
Common stock, $0.0001 par value, 35,000,000 authorized shares, 4,744,738 shares issued and outstanding (excluding 14,661,512 shares subject to possible redemption)	—
Additional paid-in-capital	5,303,000
Accumulated deficit	(303,000)
Total stockholders’ equity	5,000,000

Total liabilities and stockholders’ equity	$156,472,000

See accompanying notes to financial statements

GLOBAL PARTNER ACQUISITION CORP.

STATEMENT OF OPERATIONS

For the period from May 19, 2015 (inception) to December 31, 2015
Revenues	$—
General and administrative expenses	346,000
Loss from operations	(346,000)
Other income – interest on Trust Account	43,000
Net loss attributable to common stock	$(303,000)
Weighted average common shares outstanding:
Basic and diluted	4,446,000
Net loss per common share:
Basic and diluted	$(0.07)

See accompanying notes to financial statements

GLOBAL PARTNER ACQUISITION CORP.

STATEMENT OF STOCKHOLDERS’ EQUITY

For the period from May 19, 2015 (inception) to December 31, 2015

	Common Stock		Additional Paid-in	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Sale of common stock to Sponsor at $0.006 per share	3,881,250	$—	$25,000	$—	$25,000
Sale of Units to the public in August 2015 at $10.00 per unit	15,525,000	2,000	155,248,000	—	155,250,000
Underwriters’ discount and offering expenses	—	—	(9,765,000)	—	(9,765,000)
Sale of 12,815,000 Private Placement Warrants in August 2015 at $0.50 per warrant	—	—	6,408,000	—	6,408,000
Proceeds subject to possible redemption of 14,661,512 shares at redemption value	(14,661,512)	(2,000)	(146,613,000)	—	(146,615,000)
Net loss attributable to common stock	—	—	—	(303,000)	(303,000)
Balances, December 31, 2015	4,744,738	$—	$5,303,000	$(303,000)	$5,000,000

See accompanying notes to financial statements

GLOBAL PARTNER ACQUISITION CORP.

STATEMENT OF CASH FLOWS

For the period from May 19, 2015 (inception) to December 31, 2015
Cash flow from operating activities:
Net loss attributable to common stock	$(303,000)
Adjustments to reconcile net loss to net cash used in operating activities
Increase in prepaid expenses	(131,000)
Increase in accounts payable and accrued expenses	199,000
Trust income retained in Trust Account	(43,000)
Net cash used in operating activities	(278,000)

Cash flows from investing activities: Cash deposited in Trust Account	(155,250,000)

Cash flows from financing activities:
Proceeds from sale of common stock to Sponsor	25,000
Proceeds from note payable and advances – related party	225,000
Proceeds from sale of Public Offering Units	155,250,000
Proceeds from sale of Private Placement Warrants	6,408,000
Payment of underwriting discounts	(4,658,000)
Payment of offering costs	(449,000)
Payment of notes payable and advances – related party	(225,000)
Net cash provided by financing activities	156,576,000

Net increase in cash	1,048,000
Cash at beginning of period	—
Cash at end of period	$1,048,000

Supplemental disclosure of non-cash financing activities:
Deferred underwriters’ compensation	$4,658,000

See accompanying notes to financial statements

GLOBAL PARTNER ACQUISITION CORP.
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Global Partner Acquisition Corp. (the “Company”) was incorporated in Delaware on May 19, 2015. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At December 31, 2015, the Company had not commenced any operations. All activity for the period from May 19, 2015 (inception) through December 31, 2015 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and subsequent to the Public Offering, efforts have been directed toward locating and completing a suitable Business Combination. The Company has not and will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company expects to generate non-operating income in the form of interest income on cash from the proceeds of the Public Offering. The Company has selected December 31st as its fiscal year end. All dollar amounts are rounded to the nearest thousand dollars.

Sponsor and Financing:

The Company’s sponsor is Global Partner Sponsor I LLC, a Delaware limited liability corporation (the “Sponsor”). The registration statement for the Public Offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on July 29, 2015. The Company intends to finance a Business Combination with proceeds from $155,250,000 of gross proceeds from the Public Offering (including the underwriters’ exercise of the over-allotment option in full, the “Public Offering” — Note 3) and approximately $6,408,000 of gross proceeds from the private placement (Note 4). Upon the closing of the Public Offering and the private placement, $155,250,000 was deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as discussed below.

The Trust Account:

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds of the Public Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses for prospective acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the Units (as defined below) sold in the Public Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law).

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with a Target Business. As used herein, “Target Business” must be with one or more businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

GLOBAL PARTNER ACQUISITION CORP.
Notes to Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to redeem their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by NASDAQ rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares (as defined below) in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. As a result, such shares of common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards, Board (“FASB”) Accounting Standards Update (“ASC”) 480, “Distinguishing Liabilities from Equity.”

The Company will only have 24 months from the closing date of the Public Offering to complete a Business Combination. If the Company does not complete a Business Combination within this period of time, it shall (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the Public Shares for a per share pro rata portion of the Trust Account, including interest, but less taxes payable (less up to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholder has entered into a letter agreement with the Company, pursuant to which it has waived its right to participate in any redemption with respect to its initial shares; however, if the initial stockholder or any of the Company’s officers, directors or affiliates acquires shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete a Business Combination within the required time period.

In the event of such distribution, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per Unit in the Public Offering.

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”).

GLOBAL PARTNER ACQUISITION CORP.
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Common Share:

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At December 31, 2015, the Company had outstanding warrants to purchase 14,170,000 shares of common stock. For all periods presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for the period.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the financial statements.

Use of Estimates:

The preparation of financial statements in conformity with US GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Actual results could differ from those estimates.

Offering Costs:

The Company complies with the requirements of ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering.” Offering costs of approximately $9,765,000, consisting principally of underwriting discounts of $9,315,000 (including approximately $4,658,000 of which payment is deferred) and approximately $450,000 of professional, printing, filing, regulatory and other costs were charged to additional paid in capital upon the closing of the Public Offering on August 4, 2015.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statements carrying amounts of existing assets and liabilities and

GLOBAL PARTNER ACQUISITION CORP.
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At December 31, 2015 the Company has a deferred tax asset of approximately $100,000 related to net operating loss carryforwards (which begin to expire in 2035) and start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2015. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at December 31, 2015. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities.

Redeemable Common Stock:

As discussed in Note 3, all of the 15,525,000 shares of common stock sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of such common stock under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of an entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against additional paid-in capital.

Accordingly, at December 31, 2015, 14,661,512 of the 15,525,000 Public Shares were classified outside of permanent equity at their redemption value.

Recent Accounting Pronouncements:

The Company complies with the reporting requirements of FASB ASU No. 2014-10, which eliminated certain financial reporting requirements of companies previously identified as “Development Stage Entities” (Topic 915). The amendments in this ASU simplify accounting guidance by removing all incremental financial reporting requirements for development stage entities. The amendments also reduce date maintenance and, for those entities subject to audit, audit costs, by eliminating the requirements for development stage entities to present inception-to-date information in the statements of income, cash flows, and stockholders’ equity. Upon adoption, entities will no longer present or disclose any information required by Topic 915. For private entities and emerging growth companies under the JOBS Act, the amendments are effective for annual reporting periods beginning after December 15, 2015. The Company has elected early adoption and incorporated the methodologies prescribed by ASU 2014-10 in the accompanying financial statements.

GLOBAL PARTNER ACQUISITION CORP.
Notes to Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In August 2014, the FASB issued ASU 2014-15, Presentation of Financial Statements-Going Concern (Subtopic 205-40): Disclosure of Uncertainties about an Entity’s Ability to Continue as a Going Concern (“ASU 2014-15”). ASU 2014-15 provides guidance on management’s responsibility to evaluate whether there is substantial doubt about an organization’s ability to continue as a going concern and to provide related footnote disclosures. For each reporting period, management will be required to evaluate whether there are conditions or events that raise substantial doubt about a company’s ability to continue as a going concern within one year from the date the financial statements are issued. The amendments in ASU 2014-15 are effective for annual reporting periods ending after December 15, 2016 and for annual and interim periods thereafter. Early adoption is permitted. The Company has adopted the methodologies prescribed by ASU 2014-15, and does not anticipate that the adoption of ASU 2014-15 will have a material effect on its financial position or results of operations.

Management does not believe that any other recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — PUBLIC OFFERING

On August 4, 2015, the Company closed the Public Offering for the sale of 15,525,000 Units at a price of $10.00 per unit (the “Units”), including the full exercise of the underwriters’ over-allotment option yielding gross proceeds of $155,250,000. Each Unit consists of one share of the Company’s common stock, $0.0001 par value and one redeemable common stock purchase warrant (the “Warrants”). Each Warrant entitles the holder to purchase one-half of one share of common stock at a price of $5.75. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the Warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 24-month period allotted to complete a Business Combination, the Warrants will expire at the end of such period. The Company has agreed to use its best efforts following the completion of the Business Combination to file a new registration statement under the Securities Act, to cover the shares of common stock issuable upon the exercise of the warrants. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of Warrants issued in connection with the 15,525,000 public Units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they are exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $24.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of 3% of the gross proceeds of the Public Offering to the underwriters at the closing of the Public Offering (approximately $4,658,000), with an additional fee (the “Deferred Discount”) of 3% of the gross proceeds payable upon the Company’s completion of the Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Business Combination.

In addition, on August 4, 2015, the Sponsor paid the Company approximately $6,408,000 in a private placement for the purchase of 12,815,000 warrants at a price of $0.50 per warrant — see also Note 4.

GLOBAL PARTNER ACQUISITION CORP.
Notes to Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares

In May 2015, the Sponsor purchased 3,881,250 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.006 per share. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions, as described in more detail below. The Sponsor agreed to forfeit up to 506,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the initial stockholder would own 20.0% of the Company’s issued and outstanding shares after the Public Offering. As described above, the underwriters exercised their over-allotment option in full and therefore none of the Founder Shares was forfeited.

The Company’s initial stockholder has agreed not to transfer, assign or sell any of its Founder Shares until the earlier of (A) one year after the completion of the Business Combination, or earlier if, subsequent to the Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants

Upon the closing of the Public Offering on August 4, 2015, the Sponsor paid the Company approximately $6,408,000 in a private placement for the purchase of an aggregate of 12,815,000 warrants (including warrants issued in connection with the exercise of the over-allotment option) at a price of $0.50 per warrant (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account pending completion of the Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination and they are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds from the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants will expire worthless.

Registration Rights

The Company’s initial stockholder and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Public Offering in July 2015. The Company’s initial stockholder and holders of the Private Placement Warrants are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

GLOBAL PARTNER ACQUISITION CORP.
Notes to Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans

As of June 5, 2015, the Sponsor agreed to loan the Company an aggregate of $225,000 by drawdowns of not less than $10,000 each against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. In June and July 2015, the Company borrowed an aggregate of approximately $225,000 under the Note. These loans were non-interest bearing and were paid in full upon the closing of the Public Offering on August 4, 2015.

Administrative Services Agreement

The Company has agreed to pay $10,000 a month for office space, utilities and administrative support to the Sponsor. Services commenced on July 29, 2015, the date the securities were first listed on the NASDAQ Capital Market and will terminate upon the earlier of the consummation by the Company of the Business Combination or the liquidation of the Company.

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the private placement, a total of $155,250,000 was deposited into the Trust Account. All proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.

At December 31, 2015, the proceeds of the Trust Account were invested primarily in U.S. government treasury bills maturing in February and May 2016, meeting the conditions of Rule 2a-7 as set forth above. The Company classifies its United States Government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities”. Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying December 31, 2015 balance sheet and adjusted for the amortization or accretion of premiums or discounts. Approximately $417,000 of the balance in the Trust Account was held in cash at December 31, 2015.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis as of December 31, 2015 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value under ASC 320, excluding accrued interest income and gross unrealized holding gains. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying Value at December 31, 2015	Gross Unrealized Holding Gain/(Loss)	Quoted Price Prices in Active Markets (Level 1)
Assets:
U.S. Government Treasury Bills	$154,876,000	$(10,000)	$154,866,000
Cash	417,000	—	417,000
Total	$155,293,000	$(10,000)	$155,283,000

GLOBAL PARTNER ACQUISITION CORP.
Notes to Financial Statements

NOTE 6 — STOCKHOLDERS’ EQUITY

Common Stock

The Company is authorized to issue 35,000,000 shares of common stock. The Company will likely (depending on the terms of the Business Combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with the Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock they own. At December 31, 2015, there were 19,406,250 shares of common stock issued and outstanding, including 14,661,512 shares which are subject to redemption at that date.

Preferred Stock

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At December 31, 2015, there were no shares of preferred stock issued and outstanding.

GLOBAL PARTNER ACQUISITION CORP.

CONDENSED BALANCE SHEETS

	September 30, 2016	December 31, 2015
	(unaudited)
ASSETS
Current assets –
Cash	$645,000	$1,048,000
Prepaid expenses	72,000	131,000
Total current assets	717,000	1,179,000

Non-current assets –
Cash and investments held in Trust Account	155,480,000	155,293,000
Total assets	$156,197,000	$156,472,000

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities – Accounts payable and accrued liabilities	$152,000	$199,000

Other liabilities –
Deferred underwriting compensation	4,658,000	4,658,000
Total liabilities	4,810,000	4,857,000
Common stock subject to possible redemption; 14,638,714 shares and 14,661,512 shares, respectively, at September 30, 2016 and December 31, 2015 (at redemption value of approximately $10.00 per share)	146,387,000	146,615,000

Commitments and contingencies

Stockholders’ equity:
Preferred stock, $0.0001 par value, 1,000,000 shares authorized, none issued or outstanding	—	—
Common stock, $0.0001 par value, 35,000,000 shares authorized, 4,767,536 shares and 4,744,738 shares, respectively, issued and outstanding (excluding 14,638,714 and 14,661,512 shares, respectively, subject to possible redemption) at September 30, 2016 and December 31, 2015	—	—
Additional paid-in-capital	5,531,000	5,303,000
Accumulated deficit	(531,000)	(303,000)
Total stockholders’ equity	5,000,000	5,000,000
Total liabilities and stockholders’ equity	$156,197,000	$156,472,000

See accompanying notes to condensed financial statements

GLOBAL PARTNER ACQUISITION CORP.

CONDENSED STATEMENTS OF OPERATIONS

	For the three months ended September 30, 2016	For the three months ended September 30, 2015	For the nine months ended September 30, 2016	For the period from May 19, 2015 (inception) to September 30, 2015
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$—	$—	$—	$—
General and administrative expenses	227,000	149,000	486,000	149,000
Loss from operations	(227,000)	(149,000)	(486,000)	(149,000)
Other income – interest on Trust Account	93,000	—	258,000	—
Net loss attributable to common stock	$(134,000)	$(149,000)	$(228,000)	$(149,000)
Weighted average common shares outstanding:
Basic and diluted	4,763,000	4,407,000	4,754,000	4,242,000
Net loss per common share:
Basic and diluted	$(0.03)	$(0.03)	$(0.05)	$(0.03)

See accompanying notes to condensed financial statements

GLOBAL PARTNER ACQUISITION CORP.

CONDENSED STATEMENT OF STOCKHOLDERS’ EQUITY

For the nine months ended September 30, 2016

(unaudited)

	Common Stock		Additional Paid-in	Accumulated	Stockholders’
	Shares	Amount	Capital	Deficit	Equity
Balance, December 31, 2015	4,744,738	$—	$5,303,000	$(303,000)	$5,000,000
Change in proceeds subject to possible redemption	22,798	—	228,000	—	228,000
Net loss	—	—	—	(228,000)	(228,000)
Balance, September 30, 2016	4,767,536	$—	$5,531,000	$(531,000)	$5,000,000

See accompanying notes to condensed financial statements

GLOBAL PARTNER ACQUISITION CORP.

CONDENSED STATEMENTS OF CASH FLOWS

	For the nine months ended September 30, 2016	For the Period from May 19, 2015 (inception) to September 30, 2015
	(unaudited)	(unaudited)
Cash flow from operating activities:
Net loss	$(228,000)	$(149,000)
Adjustments to reconcile net loss to net cash used in operations
Decrease in prepaid expenses	59,000	(143,000)
Decrease in accounts payable and accrued expenses	(47,000)	95,000
Trust income retained in Trust Account	(187,000)	—
Net cash used in operating activities	(403,000)	(197,000)

Cash flows from investing activities: Cash deposited in Trust Account	—	(155,250,000)
Cash flows from financing activities:
Proceeds from sale of common stock to Sponsor	—	25,000
Proceeds from note payable and advances – related party	—	225,000
Proceeds from sale of Public Offering Units	—	155,250,000
Proceeds from sale of Private Placement Warrants	—	6,408,000
Payment of underwriting discounts	—	(4,658,000)
Payment of offering costs	—	(449,000)
Payment of notes payable and advances – related party	—	(225,000)
Net cash provided by financing activities	—	156,576,000
Net increase (decrease) in cash	(403,000)	1,129,000
Cash at beginning of period	1,048,000	—
Cash at end of period	$645,000	$1,129,000
Supplemental disclosure of non-cash financing activities:
Deferred underwriter compensation	$—	$4,658,000

See accompanying notes to condensed financial statements

GLOBAL PARTNER ACQUISITION CORP.
Notes to Condensed Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Organization and General:

Global Partner Acquisition Corp. (the “Company”) was incorporated in Delaware on May 19, 2015. The Company was formed for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses (the “Business Combination”). The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act of 1933, as amended, or the “Securities Act,” as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”).

At September 30, 2016, the Company had not commenced any operations. All activity for the period from May 19, 2015 (inception) through September 30, 2016 relates to the Company’s formation and the initial public offering (“Public Offering”) described below and, subsequent to the Public Offering, locating and completing a suitable Business Combination. The Company has not and will not generate any operating revenues until after completion of the Business Combination, at the earliest. The Company generates non-operating income in the form of interest income on cash from the proceeds of the Public Offering and a concurrent private placement. The Company’s fiscal year end is December 31st. All dollar amounts are rounded to the nearest thousand dollars.

Sponsor and Financing:

The Company’s sponsor is Global Partner Sponsor I LLC, a Delaware limited liability corporation (the “Sponsor” or the “initial stockholder”). The registration statement for the Public Offering (as described in Note 3) was declared effective by the United States Securities and Exchange Commission (the “SEC”) on July 29, 2015. The Company intends to finance a Business Combination with proceeds from $155,250,000 of gross proceeds from the Public Offering, including the underwriters’ exercise of the over-allotment option in full (as described in Note 3) and approximately $6,408,000 of gross proceeds from a concurrent private placement (Note 4). Upon the closing of the Public Offering and the private placement, $155,250,000 was deposited in a trust account with Continental Stock Transfer and Trust Company acting as trustee (the “Trust Account”) as discussed below.

The Trust Account:

The funds in the Trust Account may be invested only in U.S. government treasury bills with a maturity of one hundred and eighty (180) days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940 which invest only in direct U.S. government obligations. Funds will remain in the Trust Account until the earlier of (i) the consummation of the Business Combination or (ii) the distribution of the Trust Account as described below. The remaining proceeds of the Public Offering outside the Trust Account may be used to pay for business, legal and accounting due diligence expenses for prospective acquisition targets and continuing general and administrative expenses.

The Company’s amended and restated certificate of incorporation provides that, other than the withdrawal of interest to pay taxes, if any, none of the funds held in the Trust Account will be released until the earlier of: (i) the completion of the Business Combination; or (ii) the redemption of 100% of the shares of common stock included in the Units (as defined below) sold in the Public Offering if the Company is unable to complete a Business Combination within 24 months from the closing of the Public Offering (subject to the requirements of law).

Business Combination:

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Public Offering, although substantially all of the net proceeds of the Public Offering are intended to be generally applied toward consummating a Business Combination with a Target Business. As used herein, a “Target Business” is one or more businesses that together have a fair market value equal to at least 80% of the balance in the Trust Account (less any deferred underwriting commissions and taxes payable on interest earned) at the time of the Company signing a definitive agreement in connection with the Business Combination. There is no assurance that the Company will be able to successfully effect a Business Combination.

GLOBAL PARTNER ACQUISITION CORP.
Notes to Condensed Financial Statements

NOTE 1 — DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS (cont.)

The Company, after signing a definitive agreement for a Business Combination, will either (i) seek stockholder approval of the Business Combination at a meeting called for such purpose in connection with which stockholders may seek to redeem their shares, regardless of whether they vote for or against the Business Combination, for cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable, or (ii) provide stockholders with the opportunity to have their shares redeemed by the Company by means of a tender offer (and thereby avoid the need for a stockholder vote) for an amount in cash equal to their pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to commencement of the tender offer, including interest but less taxes payable. The decision as to whether the Company will seek stockholder approval of the Business Combination or will allow stockholders to redeem their shares in a tender offer will be made by the Company, solely in its discretion, and will be based on a variety of factors such as the timing of the transaction and whether the terms of the transaction would otherwise require the Company to seek stockholder approval unless a vote is required by NASDAQ rules. If the Company seeks stockholder approval, it will complete its Business Combination only if a majority of the outstanding shares of common stock voted are voted in favor of the Business Combination. However, in no event will the Company redeem its Public Shares (as defined below) in an amount that would cause its net tangible assets to be less than $5,000,001. In such case, the Company would not proceed with the redemption of its Public Shares and the related Business Combination, and instead may search for an alternate Business Combination.

If the Company holds a stockholder vote or there is a tender offer for shares in connection with a Business Combination, a public stockholder will have the right to redeem its shares for an amount in cash equal to its pro rata share of the aggregate amount then on deposit in the Trust Account as of two business days prior to the consummation of the Business Combination, including interest but less taxes payable. As a result, such shares of common stock are recorded at redemption amount and classified as temporary equity upon the completion of the Public Offering, in accordance with Financial Accounting Standards, Board (“FASB”) Accounting Standards Update (“ASC”) 480, “Distinguishing Liabilities from Equity.”

The Company will only have 24 months from the closing date of the Public Offering to complete the Business Combination. See Liquidation and Going Concern below.

Liquidation and Going Concern:

The Company will only have 24 months from the closing date of the Public Offering (until August 4, 2017) to complete a Business Combination. If the Company does not complete a Business Combination within 24 months from the closing date of the Public Offering, the Company will (i) cease all operations except for the purposes of winding up; (ii) as promptly as reasonably possible, but not more than ten business days thereafter, redeem the public shares of common stock for a per share pro rata portion of the Trust Account, including interest, but less taxes payable and funds released for working capital (less up to $50,000 of such net interest to pay dissolution expenses) and (iii) as promptly as possible following such redemption, dissolve and liquidate the balance of the Company’s net assets to its creditors and remaining stockholders, as part of its plan of dissolution and liquidation. The initial stockholders have entered into letter agreements with the Company, pursuant to which they have waived their rights to participate in any redemption with respect to their initial shares; however, if the Sponsor or any of the Company’s officers, directors or affiliates acquire shares of common stock in or after the Public Offering, they will be entitled to a pro rata share of the Trust Account upon the Company’s redemption or liquidation in the event the Company does not complete the Business Combination within the required time period.

This mandatory liquidation and subsequent dissolution raises substantial doubt about the Company’s ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after August 4, 2017.

In the event of liquidation, it is possible that the per share value of the residual assets remaining available for distribution (including Trust Account assets) will be less than the initial public offering price per unit in the Public Offering.

GLOBAL PARTNER ACQUISITION CORP.
Notes to Condensed Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation:

The accompanying interim condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the accounting and disclosure rules and regulations of the Securities and Exchange Commission (“SEC”), and reflect all adjustments, consisting only of normal recurring adjustments, which are, in the opinion of management, necessary for a fair presentation of the financial position as of September 30, 2016 and December 31, 2015, and the results of operations and cash flows for the periods presented. Certain information and disclosures normally included in financial statements prepared in accordance with GAAP have been omitted pursuant to such rules and regulations. Interim results are not necessarily indicative of results for a full year.

The accompanying unaudited interim condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K filed by the Company with the SEC. All dollar amounts are rounded to the nearest thousand dollars.

Emerging Growth Company:

Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when an accounting standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised accounting standard at the time private companies adopt the new or revised standard.

Net Loss Per Common Share:

Net loss per common share is computed by dividing net loss applicable to common stockholders by the weighted average number of common shares outstanding during the period, plus to the extent dilutive the incremental number of shares of common stock to settle warrants, as calculated using the treasury stock method. At September 30, 2016, the Company had outstanding warrants to purchase 14,170,000 shares of common stock. For all periods presented, these shares were excluded from the calculation of diluted loss per share of common stock because their inclusion would have been anti-dilutive. As a result, diluted loss per common share is the same as basic loss per common share for all periods presented.

The presentation of the weighted average common shares outstanding and net loss per common share for the three and six months ended September 30, 2015 has been updated from the presentation in the Form 10-Q filed by the Company for such periods to exclude shares subject to possible redemption in order to conform to the presentation in the accompanying financial statements for the period from May 19, 2015 (date of inception) to December 31, 2015.

Concentration of Credit Risk:

Financial instruments that potentially subject the Company to concentrations of credit risk consist of cash accounts in a financial institution, which at times, may exceed the Federal depository insurance coverage of $250,000. The Company has not experienced losses on these accounts and management believes the Company is not exposed to significant risks on such accounts.

GLOBAL PARTNER ACQUISITION CORP.
Notes to Condensed Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial Instruments:

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under FASB ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the condensed financial statements.

Use of Estimates:

The preparation of condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the condensed financial statements. Actual results could differ from those estimates.

Offering Costs:

The Company complies with the requirements of FASB ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (SAB) Topic 5A — “Expenses of Offering.” Offering costs of approximately $9,765,000, consisting principally of underwriting discounts of $9,315,000 (including approximately $4,658,000 of which payment is deferred) and approximately $450,000 of professional, printing, filing, regulatory and other costs were charged to additional paid in capital upon the closing of the Public Offering on August 4, 2015.

Income Taxes:

The Company follows the asset and liability method of accounting for income taxes under FASB ASC, 740, “Income Taxes.” Deferred tax assets and liabilities are recognized for the estimated future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date. Valuation allowances are established, when necessary, to reduce deferred tax assets to the amount expected to be realized. At September 30, 2016 and December 31, 2015, the Company has a deferred tax asset of approximately $140,000 and $100,000, respectively, related to net operating loss carryforwards (which begin to expire in 2035) and start-up costs. Management has determined that a full valuation allowance of the deferred tax asset is appropriate at this time.

FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more-likely-than-not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of September 30, 2016. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. No amounts were accrued for the payment of interest and penalties at September 30, 2016. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities.

Redeemable Common Stock:

All of the 15,525,000 common shares sold as part of the Units in the Public Offering contain a redemption feature which allows for the redemption of common shares under the Company’s liquidation or tender offer/stockholder approval provisions. In accordance with FASB ASC 480, redemption provisions not solely within the control of the Company require the security to be classified outside of permanent equity. Ordinary liquidation events, which involve the redemption and liquidation of all of an entity’s equity instruments, are excluded from the provisions of FASB ASC 480. Although the Company did not specify a maximum redemption threshold, its charter

GLOBAL PARTNER ACQUISITION CORP.
Notes to Condensed Financial Statements

NOTE 2 — SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

provides that in no event will it redeem its Public Shares in an amount that would cause its net tangible assets (stockholders’ equity) to be less than $5,000,001.

The Company recognizes changes in redemption value immediately as they occur and will adjust the carrying value of the security to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable common stock shall be affected by charges against additional paid-in capital.

Accordingly, at September 30, 2016 and December 31, 2015, 14,638,714 and 14,661,512, respectively, of the 15,525,000 Public Shares were classified outside of permanent equity at their redemption value.

Recent Accounting Pronouncements:

Management does not believe that any recently issued, but not yet effective, accounting pronouncements, if currently adopted, would have a material effect on the Company’s financial statements.

NOTE 3 — PUBLIC OFFERING

On August 4, 2015, the Company closed the Public Offering for the sale of 15,525,000 Units at a price of $10.00 per unit (the “Units”), including the full exercise of the underwriters’ over-allotment option yielding gross proceeds of $155,250,000. Each Unit consists of one share of the Company’s common stock, $0.0001 par value and one redeemable common stock purchase warrant (the “Warrants”). Each Warrant entitles the holder to purchase one-half of one share of common stock at a price of $5.75. No fractional shares will be issued upon exercise of the Warrants. If, upon exercise of the Warrants, a holder would be entitled to receive a fractional interest in a share, the Company will, upon exercise, round down to the nearest whole number the number of shares of common stock to be issued to the warrant holder. Each Warrant will become exercisable on the later of 30 days after the completion of the Business Combination or 12 months from the closing of the Public Offering and will expire five years after the completion of the Business Combination or earlier upon redemption or liquidation. However, if the Company does not complete the Business Combination on or prior to the 24-month period allotted to complete the Business Combination, the Warrants will expire at the end of such period. The Company has agreed to use its best efforts following the completion of the Business Combination to file a new registration statement under the Securities Act, to cover the shares of common stock issuable upon the exercise of the warrants. If the Company is unable to deliver registered shares of common stock to the holder upon exercise of the Warrants issued as part of the 15,525,000 Units during the exercise period, there will be no net cash settlement of these Warrants and the Warrants will expire worthless, unless they are exercised on a cashless basis in the circumstances described in the warrant agreement. Once the Warrants become exercisable, the Company may redeem the outstanding Warrants in whole and not in part at a price of $0.01 per Warrant upon a minimum of 30 days’ prior written notice of redemption, only in the event that the last sale price of the Company’s shares of common stock equals or exceeds $24.00 per share for any 20 trading days within the 30-trading day period ending on the third trading day before the Company sends the notice of redemption to the Warrant holders.

The Company paid an underwriting discount of 3% of the gross proceeds of the Public Offering to the underwriters at the closing of the Public Offering (approximately $4,658,000), with an additional fee (the “Deferred Discount”) of 3% of the gross proceeds payable upon the Company’s completion of the Business Combination. The Deferred Discount will become payable to the underwriters from the amounts held in the Trust Account solely in the event the Company completes the Business Combination.

In addition, on August 4, 2015, the Sponsor paid the Company approximately $6,408,000 in a private placement for the purchase of 12,815,000 warrants at a price of $0.50 per warrant (the “Private Placement Warrants”) — see also Note 4.

GLOBAL PARTNER ACQUISITION CORP.
Notes to Condensed Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS

Founder Shares:

In May 2015, the Sponsor purchased 3,881,250 shares of common stock (the “Founder Shares”) for $25,000, or approximately $0.006 per share. The Founder Shares are identical to the common stock included in the Units sold in the Public Offering except that the Founder Shares are subject to certain transfer restrictions as described in more detail below. The Sponsor agreed to forfeit up to 506,250 Founder Shares to the extent that the over-allotment option was not exercised in full by the underwriters so that the initial stockholder would own 20.0% of the Company’s issued and outstanding shares after the Public Offering. As described above, the underwriters exercised their over-allotment option in full and therefore none of the Founder Shares were forfeited.

The Company’s initial stockholder has agreed not to transfer, assign or sell any of its Founder Shares until the earlier of (A) one year after the completion of the Business Combination, or earlier if, subsequent to the Business Combination, the last sale price of the Company’s common stock equals or exceeds $12.00 per share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the Business Combination or (B) the date on which the Company completes a liquidation, merger, stock exchange or other similar transaction after the Business Combination that results in all of the Company’s stockholders having the right to exchange their shares of common stock for cash, securities or other property.

Private Placement Warrants;

Upon the closing of the Public Offering on August 4, 2015, the Sponsor paid the Company approximately $6,408,000 in a private placement for the purchase of 12,815,000 warrants (including warrants in connection with the exercise of the over-allotment option) at a price of $0.50 per warrant (the “Private Placement Warrants”). Each Private Placement Warrant entitles the holder to purchase one-half of one share of common stock at $5.75 per share. The purchase price of the Private Placement Warrants was added to the proceeds from the Public Offering held in the Trust Account pending completion of the Business Combination. The Private Placement Warrants (including the common stock issuable upon exercise of the Private Placement Warrants) are not transferable, assignable or salable until 30 days after the completion of the Business Combination and they are non-redeemable so long as they are held by the Sponsor or its permitted transferees. If the Private Placement Warrants are held by someone other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company and exercisable by such holders on the same basis as the warrants included in the Units sold in the Public Offering. Otherwise, the Private Placement Warrants have terms and provisions that are identical to those of the Warrants sold as part of the Units in the Public Offering and have no net cash settlement provisions.

If the Company does not complete a Business Combination, then the proceeds from the Private Placement Warrants will be part of the liquidating distribution to the public stockholders and the Private Placement Warrants will expire worthless.

Registration Rights:

The Company’s initial stockholder and holders of the Private Placement Warrants are entitled to registration rights pursuant to a registration rights agreement entered into in connection with the Public Offering in July 2015. The Company’s initial stockholder and holders of the Private Placement Warrants are entitled to make up to three demands, excluding short form registration demands, that the Company register such securities for sale under the Securities Act. In addition, these holders have “piggy-back” registration rights to include their securities in other registration statements filed by the Company. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

GLOBAL PARTNER ACQUISITION CORP.
Notes to Condensed Financial Statements

NOTE 4 — RELATED PARTY TRANSACTIONS (cont.)

Related Party Loans:

As of June 5, 2015, the Sponsor agreed to loan the Company an aggregate of $225,000 by drawdowns of not less than $10,000 each against the issuance of an unsecured promissory note (the “Note”) to cover expenses related to the Public Offering. In June and July 2015, the Company borrowed an aggregate of approximately $225,000 under the Note. These loans were non-interest bearing and were paid in full upon the closing of the Public Offering on August 4, 2015.

Administrative Services Agreement:

The Company has agreed to pay $10,000 a month for office space, utilities and administrative support to the Sponsor. Services commenced on July 29, 2015, the date the securities were first listed on the NASDAQ Capital Market, and will terminate upon the earlier of the consummation by the Company of the Business Combination or the liquidation of the Company.

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT

The Company complies with FASB ASC 820, Fair Value Measurements, for its financial assets and liabilities that are re-measured and reported at fair value at each reporting period, and non-financial assets and liabilities that are re-measured and reported at fair value at least annually.

Upon the closing of the Public Offering and the private placement, a total of $155,250,000 was deposited into the Trust Account. All proceeds in the Trust Account may be invested in either U.S. government treasury bills with a maturity of 180 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended, and that invest solely in U.S. government treasury obligations.

At September 30, 2016 and December 31, 2015, the proceeds of the Trust Account were invested primarily in U.S. government treasury bills. The U.S. government treasury bills held at September 30, 2016 mature in December 2016. The Company classifies its U.S. government treasury bills and equivalent securities as held-to-maturity in accordance with FASB ASC 320 “Investments — Debt and Equity Securities.” Held-to-maturity securities are those securities which the Company has the ability and intent to hold until maturity. Held-to-maturity treasury securities are recorded at amortized cost on the accompanying condensed balance sheet at September 30, 2016 and December 31, 2015 and adjusted for the amortization or accretion of premiums or discounts. Approximately $10,000 and $417,000, respectively, of the balance in the Trust Account was held in cash at September 30, 2016 and December 31, 2015. During the three and nine months ended September 30, 2016, approximately $9,000 and approximately $70,000, respectively, was released from the Trust Account to the Company to pay taxes.

The following tables present information about the Company’s assets that are measured at fair value on a recurring basis as of September 30, 2016 and December 31, 2015 and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value. In addition, the table presents the carrying value under FASB ASC 320, excluding accrued interest income and gross unrealized holding gains. Since all of the Company’s permitted investments consist of U.S. government treasury bills and cash, fair values of its investments are determined by Level 1 inputs utilizing quoted prices (unadjusted) in active markets for identical assets or liabilities as follows:

Description	Carrying Value at September 30, 2016	Gross Unrealized Holding Loss	Quoted Prices in Active Markets (Level 1)
Assets:
U.S. Government
Treasury Bills	$155,470,000	$(24,000)	$155,446,000
Cash	10,000	—	10,000
Total	$155,480,000	$(24,000)	$155,456,000

GLOBAL PARTNER ACQUISITION CORP.
Notes to Condensed Financial Statements

NOTE 5 — TRUST ACCOUNT AND FAIR VALUE MEASUREMENT (cont.)

Description	Carrying Value at December 31, 2015	Gross Unrealized Holding Loss	Quoted Prices in Active Markets (Level 1)
Assets
U.S. Government
Treasury Bills	$154,876,000	$(10,000)	$154,866,000
Cash	417,000	—	417,000
Total	$155,293,000	$(10,000)	$155,283,000

NOTE 6 — STOCKHOLDERS’ EQUITY

Common Stock:

The Company is authorized to issue 35,000,000 shares of common stock. The Company will likely (depending on the terms of the Business Combination) be required to increase the number of shares of common stock which it is authorized to issue at the same time as its stockholders vote on the Business Combination to the extent the Company seeks stockholder approval in connection with the Business Combination. Holders of the Company’s common stock are entitled to one vote for each share of common stock they own. At September 30, 2016, there were 19,406,250 shares of common stock issued and outstanding, including 14,638,714 shares which are subject to redemption at that date.

Preferred Stock:

The Company is authorized to issue 1,000,000 shares of preferred stock with such designations, voting and other rights and preferences as may be determined from time to time by the Board of Directors. At September 30, 2016, there were no shares of preferred stock issued and outstanding.

Report of Independent Registered Public Accounting Firm

Members and Board of Managers

Sequel Youth and Family Services and Subsidiaries

Huntsville, Alabama

We have audited the accompanying consolidated balance sheet of Sequel Youth and Family Services, LLC and Subsidiaries (the “Company”) as of June 30, 2016, and the related consolidated statements of operations, changes in members’ equity (deficit) and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States) and in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sequel Youth and Family Services, LLC and Subsidiaries at June 30, 2016, and the results of its operations and its cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States of America.

/s/ BDO USA, LLP

Nashville, Tennessee

January 10, 2017

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Members
Sequel Youth and Family Services, LLC.

We have audited the accompanying consolidated balance sheet of Sequel Youth and Family Services, LLC and Subsidiaries (the “Company”) as of June 30, 2015, and the related consolidated statements of income, changes in members’ equity, and cash flows for each of the years in the two-year period ended June 30, 2015. The Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Sequel Youth and Family Services, LLC and Subsidiaries as of June 30, 2015, and the results of its operations and its cash flows for each of the years in the two-year period ended June 30, 2015, in conformity with accounting principles generally accepted in the United States of America.

/s/ Rodefer Moss & Co, PLLC

Nashville, Tennessee

December 30, 2016

SEQUEL YOUTH & FAMILY SERVICES, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
(in thousands)

	June 30,
	2016	2015
Assets
Current assets:
Cash and cash equivalents	$9,647	$10,546
Restricted cash	2,750	2,000
Accounts receivable, net of allowance for doubtful accounts of $1,386 and $719, respectively	17,721	18,561
Deferred tax asset	772	485
Prepaid expenses and other current assets	1,458	1,422
Total current assets	32,348	33,014
Property and equipment, net	20,272	20,406
Goodwill	36,075	36,075
Intangible assets, net	2,167	2,438
Deferred tax asset, net of current portion	1,547	2,280
Other assets	666	1,122
Total assets	$93,075	$95,335

Liabilities and Members’ Equity
Current liabilities:
Accounts payable	$2,095	$1,839
Accrued expenses and other current liabilities	13,742	13,704
Current portion of long-term debt	4,248	3,784
Current portion of capital lease obligation	1,002	957
Total current liabilities	21,087	20,284
Long-term debt, net of current portion and financing costs	69,604	67,933
Capital lease obligation, net of current portion	3,487	4,448
Total liabilities	94,178	92,665

Commitments and contingencies – Note 13

Members’ (Deficit) Equity:
Preferred units, no par value, 10,810 units authorized; 902 units issued and outstanding at June 30, 2016 and 2015	71,240	71,240
Common units, no par value, 6,455 units authorized; 4,482 units and 4,627 units issued and outstanding at June 30, 2016 and 2015, respectively	840	514
Distributions	(158,505)	(135,801)
Retained earnings	85,322	66,717
Total members’ (deficit) equity	(1,103)	2,670
Total liabilities and members’ (deficit) equity	$93,075	$95,335

See accompanying notes to consolidated financial statements

SEQUEL YOUTH & FAMILY SERVICES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(in thousands)

	Year ended June 30,
	2016	2015	2014
Revenues
Net program service revenue	$123,853	$117,636	$106,147
Provider service revenue	76,524	68,062	57,415
Total revenues	200,377	185,698	163,562

Operating expenses
Wages, salaries and benefits, inclusive of unit-based compensation expense of $267, $0 and $0, respectively, and profits interest expense of $160, $164 and $0, respectively	138,238	128,837	112,865
Selling, general and administrative, inclusive of founder’s fee of $1,250, $1,313 and $2,000, respectively	34,150	31,884	29,667
Depreciation and amortization	2,833	3,170	2,673
Total operating expenses	175,221	163,891	145,205
Income from operations	25,156	21,807	18,357
Interest expense	4,893	5,625	6,841
Interest income	(4)	(28)	(11)
Acquisition related expense	135	323	197
Income before income tax expense	20,132	15,887	11,330
Income tax expense (benefit)	1,527	1,833	(271)
Income from continuing operations	18,605	14,054	11,601
Loss from discontinued operations, net of income taxes	—	(87)	(807)
Net income	$18,605	$13,967	$10,794

See accompanying notes to consolidated financial statements

SEQUEL YOUTH & FAMILY SERVICES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CHANGES IN MEMBERS’ EQUITY
(in thousands)

	Contributed Equity		Members’ Distributions/	Retained
	Preferred	Common	Redemptions	Earnings	Total
Balance at June 30, 2013	$—	$1,101	$(81,055)	$41,956	$(37,998)
Proceeds from Class C member unit issuance, net of issuance costs	63,747	—		—	63,747
Redemption of certain Class A and B member units	—	(209)	(8,283)	—	(8,492)
Exercise/redemption of Class B member unit options	—	—	(427)	—	(427)
Class C member distributions	—	—	(11,622)	—	(11,622)
Class A and B member distributions	—	—	(6,945)	—	(6,945)
Net income	—	—		10,794	10,794
Balance at June 30, 2014	$63,747	$892	$(108,332)	$52,750	$9,057
Proceeds from Class D member unit issuance, net of issuance costs	7,493	—	—	—	7,493
Redemption of certain Class A and B member units	—	(378)	(14,531)	—	(14,909)
Exercise/redemption of Class B member unit options	—	—	(83)	—	(83)
Class C member distributions	—	—	(10,172)	—	(10,172)
Class D member distributions	—	—	(981)	—	(981)
Class A and B member distributions	—	—	(1,702)	—	(1,702)
Net income	—	—		13,967	13,967
Balance at June 30, 2015	$71,240	$514	$(135,801)	$66,717	$2,670
Exercise of certain Class B member unit options	—	59	—	—	59
Redemption of certain Class A and Class B member units and vested options	—	—	(4,255)	—	(4,255)
Class C member distributions	—	—	(10,680)	—	(10,680)
Class D member distributions	—	—	(1,124)	—	(1,124)
Class A and B member distributions	—	—	(6,645)	—	(6,645)
Unit based compensation	—	267	—	—	267
Net income	—	—	—	18,605	18,605
Balance at June 30, 2016	$71,240	$840	$(158,505)	$85,322	$(1,103)

See accompanying notes to consolidated financial statements

SEQUEL YOUTH & FAMILY SERVICES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

	Years ended June 30,
	2016	2015	2014
Cash flows from operating activities
Net income	$18,605	$13,967	$10,794
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	2,833	3,170	2,673
Provision for bad debt	1,100	1,541	653
Deferred income tax provision (benefit)	617	1,877	(272)
Loss (gain) on sale of property and equipment	102	577	(5)
Amortization of debt issuance costs	565	909	1,962
Unit based compensation expense	267	—	—
Change in operating assets and liabilities:
Restricted cash	(750)	(2,000)	—
Accounts receivable	(260)	(1,441)	(156)
Prepaid expenses, other current assets and other assets	420	935	(816)
Accounts payable, accrued expenses and other current liabilities	272	3,499	3,113
Deferred revenues	(148)	(289)	185
Net cash provided by operating activities	23,623	22,745	18,131

Cash flows from investing activities
Proceeds from sale of property and equipment	1	20	97
Purchase of property and equipment	(2,530)	(1,436)	(2,264)
Acquisition of Forest Ridge, net of cash acquired	—	(1,802)	—
Acquisition of Alliance, net of cash acquired	—	—	(7,041)
Net cash used in investing activities	(2,529)	(3,218)	(9,208)

Cash flows from financing activities
Distributions to members	(18,449)	(12,854)	(27,277)
Redemption of certain Class A and Class B member units	(1,611)	(14,909)	—
Exercise/redemption of Class B member unit options, net	(2,585)	(83)	—
Redemption of certain Preferred and Class A member units	—	—	(41,462)
Proceeds from sale of Class D units, net of issuance costs	—	7,493	—
Proceeds from sale of Class C units, net of issuance costs	—	—	63,747
Principal payments on long-term and revolving debt and capital lease obligations	(18,401)	(97,884)	(88,234)
Proceeds from long-term and revolving debt	19,273	110,840	87,100
Payment of financing costs	(220)	(1,658)	(2,776)
Net cash used in financing activities	(21,993)	(9,055)	(8,902)

Net (decrease) increase in cash	(899)	10,472	21

Cash at beginning of year	10,546	74	53

Cash at end of year	$9,647	$10,546	$74

Supplemental cash flow information:
Cash paid for interest	$4,303	$4,587	$3,977
Cash paid for income taxes	$124	$83	$223

Significant non-cash transactions:
Forgiveness of accrued liabilities	$—	$140	$—
Receivable from vendor	$—	$168	$—

See accompanying notes to consolidated financial statements

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

1. Description of Business

Sequel Youth and Family Services, LLC (collectively with its wholly-owned subsidiaries, the “Company,” “Sequel” or “we”), is a leading, national provider of diversified behavioral health services for children, adolescents and adults with behavioral, emotional or physical challenges. Sequel offers a broad continuum of treatment options which include long-term residential treatment, short-term impact programs, shelter care, therapeutic group homes, therapeutic foster care, community-based services, in-home services, and alternative education programs. Sequel administers its treatment options through 44 different treatment programs across 19 states. The Company services clients from 42 states and U.S. territories. These 44 treatment programs render a comprehensive set of services from the lowest acuity of Community Based Services (“CBS”) to Residential Treatment Centers (“RTC”) to our highest acuity of Intensive Treatment.

Sequel’s RTCs offer long-term and short-term residential programs that treat chronic delinquent adolescent males and females and sexual offenders also suffering from severe emotional and/or learning disorders. Sequel’s Intensive Treatment programs offer an inpatient acute psychiatric facility that provides a structured environment for children and adolescents with special needs and complex mental health and behavioral problems. Sequel’s CBS programs provide education, counseling, mentoring and outpatient therapies in group home and foster care home settings. Families and individuals of all ages benefit from these services. In some instances, CBS also provides a “step down” for adolescents coming from Sequel’s RTCs.

Clients are either referred from a variety of sources or are repeat/past clients or clients from other program types. The Company has a broad and diverse national network of referral sources. Referrals are generated from 42 different states and the US Virgin Islands. The types of agencies and individuals that refer clients to the Company vary by state and local area depending on the state’s placement process. Generally, the referring agency relationships include: (i) social/human services agencies; (ii) juvenile corrections; (iii) adult corrections; (iv) child protection; and (v) other institutions such as school districts and insurance providers.

2. Summary of Significant Accounting Policies

Basis of Presentation

These consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States (“GAAP”) using U.S. dollars as the reporting currency as our business is in the U.S. The consolidated financial statements include the accounts of Sequel Youth and Family Services, LLC and its wholly-owned subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

Cash and Cash Equivalents

The Company considers cash on hand, demand deposit accounts and all other unrestricted highly liquid investments with original maturities of three months or less when purchased to be cash or cash equivalents.

Restricted Cash

Restricted cash includes cash required to be utilized in conjunction with the Company’s workers’ compensation program in lieu of credit extended to the Company by the third party administrator. This cash is deposited in an

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

escrow account which is in the name of the Company pursuant to the third party administrator agreement. The carrying amount of restricted cash approximates fair value due to the short-term maturity of these instruments. Changes in restricted cash are reflected in cash flows from operating activities in the accompanying consolidated statements of cash flows due to the nature in which the restricted cash is being used.

Revenue and Accounts Receivable

The Company recognizes revenue at the time services are performed. Revenue is primarily derived from services rendered to clients for a variety of behavioral health care and adolescent residential treatment. In certain residential academy programs, revenue is earned pursuant to provider service contracts with not-for-profit organizations which have engaged the Company to manage their programs. Under such contracts, revenues are principally determined using a per diem payment arrangement based on the student census in the program. Under these agreements, the Company typically is responsible for the operating expenses of the program, including personnel, benefits, supplies, maintenance and repairs, customer development and program marketing, direct student care, and other operating expenses. Occupancy costs, including rent and mortgage payments related to the facility, are the responsibility of the not-for-profit organization. Net program service revenue is earned from the Company’s remaining residential programs and community-based services. The Company typically has agreements with third-party payors including state or county governmental agencies, Medicaid, managed care companies, commercial insurance carriers, and private pay that provide for payments to the Company at negotiated amounts which are determined prospectively. Net program service revenue is reported at the estimated net realizable amount from such payors for services rendered to clients in accordance with the terms of the respective agreements.

The Company receives payments from the following payor groups for services rendered in our facilities: (i) state agencies; (ii) county or local agencies; (iii) managed care organizations and commercial insurers; (iv) education; (v) private pay and (vi) others. State agencies are varied and comprised of numerous U.S. states and territories and agencies including the Departments of Health and Human Services and Juvenile Justice and Magellan Health, among others. Many states administer placement and funding for the services that Sequel provides at the county level. Commercial insurers provide coverage for autism therapies, including behavioral health treatments, as well as for community-based services, such as those provided by Sequel. Managed Care Organizations (“MCOs”) represent a limited portion of revenue in a few states where the delivery of care has been assigned to the MCO and divested from the local government. Sequel also receives payments from a variety of education programs including but not limited to: The Individuals with Disabilities Education Act (IDEA), No Child Left Behind, Title 4E, and Local Education Agencies (LEAs), among others. Private pay represents a small component of the Company’s payor mix, as Sequel operates a single private pay program, and receives very limited private pay for services provided at any of its other facilities and programs.

The American Recovery and Reinvestment Act of 2009 provides for Medicare and Medicaid incentive payments for eligible hospitals and professionals that adopt, implement, upgrade and meaningfully use certified electronic health record (“EHR”) technology. The Company recognizes income related to Medicaid incentive payments using a grant accounting model that is based upon when the Company’s eligible professionals have demonstrated meaningful use of certified EHR technology for the applicable period.

Medicaid EHR incentive calculations and related payment amounts are based upon client volume reporting information available at the time the Company’s eligible professionals adopt, implement or demonstrate meaningful use of certified EHR technology for the applicable period. Revenue related to incentive payments for the year ended June 30, 2014 was $0.3 million. Revenue related to incentive payments for the years ended June 30, 2016 and 2015 was de minimis.

Allowance for Doubtful Accounts

The Company determines its allowance for doubtful accounts based upon the age of the receivable and its historical ability to collect. Generally, as a receivable balance ages, an increasingly larger allowance is recorded for the receivable. Account balances are charged off against the allowance after all means of collection have been

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

exhausted and the potential for recovery is considered remote. The Company does not have any off-balance sheet credit exposure related to its customers.

Allowance for Contractual Discounts

Provisions for settlements with third-party payors are deducted from gross client revenues to determine net client revenues. These provisions are estimated by management based upon expected settlement amounts. Any differences between estimated settlements and final determinations are reflected in operations in the year finalized. Significant changes in payor mix could have a significant impact on the Company’s results of operations and cash flows.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. The amount of cash and cash equivalents held by banks, at times, are subject to FDIC insurance limits, which are currently $250,000 per depositor, per insured bank. Management periodically evaluates the creditworthiness of these institutions. The Company has not experienced any losses on such deposits. Additionally, the Company believes it is not exposed to any significant credit risk on accounts receivable at June 30, 2016 and 2015, respectively.

Selling, general and administrative

Selling, general and administrative (“SG&A”) expenses consisted of the following (in thousands):

	For the year ended June 30,
	2016	2015	2014
Other general expenses	$32,561	$29,868	$27,450
Founder’s fee	1,250	1,313	2,000
Gain (loss) on disposal of property	102	577	(5)
Changes related to tax position	237	126	222
Selling, general and administrative	$34,150	$31,884	$29,667

Property and Equipment

Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets, including software, to operations over their estimated useful lives, which vary from 3 to 28 years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial reporting purposes.

Income Taxes

Sequel is a limited liability company treated as a partnership for income tax purposes; therefore, a provision for federal and state income taxes is not necessary because the tax attributes are proportionally includable in the income tax returns of Sequel’s members. The Company has not disclosed the net difference between their tax bases and the reported amounts of their assets and liabilities. This is due to the fact that tax positions available to individual members will not be pro rata to ownership interest but will instead reflect the different outside tax basis of the individual member and will depend on his or her individual tax position, which the Company does not have access to. It does not appear that disclosure of the aggregate tax basis would be meaningful in any event, since individual members may not share the tax basis pro rata. We believe that these circumstances make it impracticable for our Company to determine the aggregate tax basis of the individual owners, nor would a disclosure of available information be meaningful to these financial statements.

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

One of the Company’s subsidiaries, CHG Health Services, Inc. (“CHG”), is a C-Corporation and is subject to corporate income taxes. Income taxes are calculated using the liability method. The Company provides for estimated income taxes payable or refundable on current year income tax returns, as well as the estimated future tax effects attributable to temporary differences and carryforwards. Measurement of deferred income taxes is based upon enacted tax laws and tax rates, with the measurement of deferred income tax assets reduced by estimated amounts of tax benefits not likely to be realized.

The Company follows the accounting guidance in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 740, Income Taxes, as it relates to uncertain tax positions. The guidance provides information and procedures for financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. Any interest and penalties recognized associated with a tax position are classified in SG&A expenses in the Company’s consolidated statement of operations.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs for the years ended June 30, 2016, 2015 and 2014 were approximately $1.0 million, $1.0 million and $1.0 million, respectively.

Intangible Assets

The Company generally accounts for intangible assets under ASC 350, Intangibles — Goodwill and Other (“ASC 350”). Under ASC 350, intangible assets with indefinite lives are not amortized, but instead are tested for impairment at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Intangible assets with finite lives continue to be amortized over their useful lives. No impairments on intangible assets were recorded during the years ended June 30, 2016, 2015 and 2014.

Long-Lived Assets

The Company reviews its long-lived assets and certain identifiable intangibles with finite lives for impairment whenever events or changes in circumstances indicate that the carrying amount of these assets may not be fully recoverable. In the event that facts and circumstances indicate that the carrying amount of any long-lived asset may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset is compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required.

Goodwill

We evaluate goodwill for impairment under ASC 350 at least annually or whenever events or changes in circumstances indicate the carrying value may not be recoverable. Under FASB guidance, we have the option of performing a qualitative assessment to determine whether, based on the facts and circumstances, it is more likely than not that the fair value of the reporting unit exceeds the carrying value of its net assets. A qualitative assessment requires judgment involving relevant factors, including but not limited to, changes in the general economic environment, industry and regulatory considerations, current economic performance compared to historical economic performance and other relevant company-specific events such as changes in management, key personnel or business strategy, where applicable. If we elect to bypass the qualitative assessment, or if we determine, based upon our assessment of those qualitative factors that it is more likely than not that the fair value of the unit is less than its carrying value, a quantitative assessment for impairment is required. The quantitative assessment for evaluating the potential impairment of goodwill involves a two-step assessment process which requires significant estimates and judgments by us to be used during the analysis. In step one we determine if there is an indication of goodwill impairment by determining the fair value of the reporting unit’s net assets and comparing that value to the

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

reporting unit’s carrying value including the goodwill. If the carrying value of the net assets exceed the fair value, then the second step of the impairment assessment is required. The step two assessment determines if an impairment exists, and if so, the magnitude of the impairment by comparing the estimated fair value of the reporting unit’s goodwill with the carrying amount of that goodwill. The excess of the carrying value over the estimated fair value of the goodwill determines the amount of impairment which would then be recorded as a loss on our statement of operations in the year the impairment occurred.

For our assessment as of June 30, 2016 and 2015, we elected the option of performing a qualitative assessment. Our approach began by identifying the inputs and assumptions that most affect fair value. We then identified the relevant events and circumstances we believe would have an impact on those inputs and assumptions. Finally, we weighed how much the impact of those events and circumstances would potentially have on our inputs and assumptions. Finally, after assessing the totality of relevant events and circumstances, we determined that it is not more likely than not that the fair value of our reporting unit is less than its carrying amount and concluded that the first and second steps of the goodwill impairment test were unnecessary.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an ordinary transaction between market participants. In calculating fair value, a company must maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy that details such fair value measurement. A hierarchy of valuation techniques is defined to determine whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These inputs have created the following fair value hierarchy:

•         Level 1 — quoted prices for identical instruments in active markets;

•         Level 2 — quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•         Level 3 — fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair value because of the short-term nature of these accounts. The carrying amount of the Company’s debt approximates fair value because the instruments either have variable rates that adjust to current market rates or carry fixed interest rates which approximate the current rates available to the Company. Refer to Note 8 for additional information.

Derivative Instruments

From time to time, the Company manages its interest rate risk through derivative instruments. In accordance with ASC 815, Derivatives and Hedging, the Company records such derivative instruments at fair value in its financial statements with changes in the fair value of the derivative reflected in earnings as the Company has elected not to apply hedge accounting to its derivatives. The Company does not use financial instruments for speculative purposes. Refer to Note 8 for additional information.

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

Unit-based Compensation

The Company recognizes compensation cost for all unit-based payments on a straight-line basis over the vesting period. The Company calculates the recognized and unrecognized unit-based compensation using the Black-Scholes option valuation method, which requires the use of certain key assumptions to develop the fair value estimates. These key assumptions include expected volatility, risk-free interest rate, expected dividends and expected term. Refer to Note 11 for additional information.

Insurance

In March 2015, the Company became self-insured for employee health insurance, which is subject to certain reinsurance limits. The reinsurance agreement contains stop loss provisions which protect the Company against losses that exceed certain retention thresholds. At June 30, 2016 and 2015, self-insurance liabilities in the accompanying consolidated balance sheets were $1.3 million and $0.9 million, respectively. These liabilities represent the unfunded accrual for self-insured risks associated with employee health insurance. The Company’s health insurance liability is based on known claims incurred and an estimate of incurred but unreported claims determined by an analysis of historical claims paid within approximately 3 months of the fiscal year end.

The Company’s operations have professional and general liability insurance coverage. Limits for both general and professional liability coverage is $1.0 million per incident with a $50,000 deductible, $3.0 million aggregate with a $0.3 million deductible and an insured excess limit of $20.0 million. The Company’s statutory workers’ compensation program is fully insured with a $500,000 deductible per accident. The workers’ compensation liability was $4.0 million and $3.4 million as of June 30, 2016 and 2015, respectively. Refer to Note 7 for additional information.

Discontinued Operations

In the period that a component of an entity meets the criteria to be reported in discontinued operations, the Company separately presents the assets and liabilities of that component in its balance sheet for the current period and all prior periods presented. Additionally, the Company reclassifies the results of operations of that component for the current period and all prior periods presented into a single caption titled “Discontinued operations, net of income taxes” in its consolidated statement of operations. Refer to Note 16 for additional information.

Comprehensive Income

Comprehensive income is equal to net income for the years ended June 30, 2016, 2015 and 2014, respectively.

Recent Accounting Pronouncements

In May 2014, the FASB and the International Accounting Standards Board issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09’s core principal is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Additionally, ASU 2014-09 would permit both public and nonpublic organizations to adopt the new revenue standard early, but not before the original public organization effective date (that is, annual periods beginning after December 15, 2016). Management is evaluating the impact of ASU 2014-09 on the Company’s consolidated financial statements.

In April 2014, the FASB issued ASU No. 2014-08, Reporting Discontinued Operations and Disclosures of Disposals of Components of an Entity (ASU 2014-08”). This guidance changes the requirements for reporting discontinued operations by raising the threshold for a disposal to qualify as a discontinued operation and requires new disclosures of both discontinued operations and certain other disposals that do not meet the definition of a discontinued operation. The standard limits discontinued operations reporting to disposals of components of an

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

entity that represent strategic shifts that have (or will have) a major effect on an entity’s operations and financial results. This standard is effective for the Company on a prospective basis for annual financial statements with years that begin on or after December 15, 2014, and interim periods within annual periods beginning on or after December 15, 2015. Early adoption is permitted, but only for disposals (or classifications as held for sale) that have not been reported in financial statements. The Company adopted this update on July 1, 2015. See Note 16 for discussion of current year disposals.

In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest (Subtopic 835-30) (“ASU 2015-03”). ASU 2015-03 simplifies the presentation of debt issuance costs by requiring debt issuance costs related to a recognized debt liability be presented in the balance sheet as a direct deduction from the carrying amount of that debt liability, consistent with debt discounts. ASU 2015-03 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2015. Early adoption is permitted, and the new guidance should be applied retrospectively. The Company has elected early adoption, as permitted, as of June 30, 2016 with retrospective application to June 30, 2015.

In September 2015, the FASB issued ASU No. 2015-16, Business Combinations (Topic 805): Simplifying the Accounting for Measurement-Period Adjustments. This guidance requires adjustments to provisional amounts that are identified during the measurement period, including the cumulative effect of changes in depreciation, amortization, or other income effects to be recognized in the reporting period in which the adjustment amounts are determined. This standard is effective for the Company for fiscal years beginning after December 15, 2016, and for interim periods within fiscal years beginning after December 15, 2017. Early adoption is permitted. The Company’s early adoption of this update for the fiscal year beginning July 1, 2015, did not have a significant impact on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which changes how deferred taxes are classified on our balance sheets and is effective for financial statements issued for annual periods beginning after December 15, 2016, with early adoption permitted. ASU 2015-17 requires all deferred tax assets and liabilities to be classified as non-current. Upon adoption, the Company anticipates reclassifying deferred income taxes of approximately $0.8 million from current to non-current assets.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. The standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available. The Company is currently evaluating the impact that adoption of this new standard will have on its consolidated financial statements.

In April 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting, in order to improve the accounting for certain aspects of share-based payment transactions as part of its simplification initiative. The key provisions of this accounting update are: (1) recognizing current excess tax benefits in the income statement in the period the benefits are deducted on the income tax return as opposed to an adjustment to additional paid-in capital in the period the benefits are realized by reducing a current income tax liability; (2) allowing an entity-wide election to account for forfeitures related to service conditions as they occur instead of estimating the total number of awards that will be forfeited because the requisite service period will not be rendered; (3) allowing the net settlement of an equity award for statutory tax withholding purposes to not exceed the maximum statutory tax rate by relevant tax jurisdiction instead of withholding taxes for each employee based on a minimum statutory withholding tax rate; and (4) requiring the presentation of excess tax benefits as operating cash flow and cash payments for employee withholding taxes related to vested stock awards as financing cash flow in the consolidated statement of cash flows. Under the new accounting standard, all previously unrecognized equity deductions will be recognized as a deferred tax asset, net of

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

2. Summary of Significant Accounting Policies (cont.)

any valuation allowance, with a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption of this standard. This update is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods. Early adoption is permitted. The adoption of this new standard is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). Among other clarifications, ASU 2016-15 clarifies the classification of payments for debt prepayment or debt extinguishment costs, including third-party costs, premiums paid, and other fees paid to lenders that are directly related to the debt prepayment or debt extinguishment, excluding accrued interest, which will now be included in the Financing Activities section in the Statements of Cash Flows. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The adoption of ASU 2016-15 is not expected to have a material impact on the Company’s consolidated financial statements.

3. Acquisitions

Alliance Family Services North, Inc.

On February 28, 2014, the Company acquired certain net assets of Alliance Family Services North, Inc. (“Alliance”) for a purchase price of $7.0 million, subject to certain adjustments as set forth in the Asset Purchase Agreement (the “Agreement”). The Agreement also provides that in the event that after February 28, 2014, any reason, event or occurrence occurred before or after February 28, 2014 that would have caused Adjusted EBITDA (as defined in the Agreement) of the seller for the trailing twelve-month period ended January 31, 2014, to be less than $1,450,000, the Company is entitled to an amount equal to 4.5 times the amount by which the corrected Adjusted EBITDA of the seller for such period is less than $1,450,000. To date, no such amounts have been identified by the Company. Alliance provides services to adults and adolescents with mental health and developmental disabilities.

The Company financed the acquisition with debt proceeds received from the Company’s senior lender. Transaction costs of approximately $0.2 million incurred in connection with the purchase were expensed as incurred and are reflected in SG&A expenses in the accompanying consolidated statement of operations for the year ended June 30, 2014.

The transaction was accounted for using the acquisition method of accounting. The results of Alliance’s operations have been included in the Company’s consolidated financial statements since the acquisition date. The Company expects that the goodwill is tax deductible. The net assets acquired were recorded at their estimated acquisition date fair value as follows (in thousands):

Prepaid expenses	$52
Property and equipment	157
Other assets	40
Tradenames	1,350
Customer list (referral database)	260
Goodwill	5,251
Accrued liabilities	(69)
$7,041

Alliance’s revenues and earnings since the acquisition date and pro forma results of operations have not been presented as such financial information is not material to the Company’s consolidated results of operations.

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

3. Acquisitions (cont.)

Forest Ridge Youth and Family Resource Services

On December 1, 2014, the Company acquired certain non-real estate assets and assumed certain liabilities of Forest Ridge Youth and Family Services (“Forest Ridge”) for a purchase price of $1.9 million, subject to certain adjustments as set forth in the asset purchase agreement. Forest Ridge provides residential care for at-risk adolescent girls.

The Company financed the acquisition with loan proceeds received from the Company’s senior lender. Transaction costs of approximately $0.1 million incurred in connection with the purchase were expensed as incurred and are reflected in SG&A expenses in the accompanying consolidated statement of operations for the year ended June 30, 2015.

The transaction was accounted for using the acquisition method of accounting. The results of Forest Ridge’s operations have been included in the Company’s consolidated financial statements since the acquisition date. The Company expects that the goodwill is tax deductible. The net assets acquired were recorded at their estimated acquisition date fair value as follows (in thousands):

Cash	$123
Accounts receivable	644
Property and equipment	22
Other assets	43
Tradenames	600
Licensing	508
Goodwill	203
Accrued liabilities	(218)
$1,925

Forest Ridge’s revenues and earnings since the acquisition date and pro forma results of operations have not been presented as such financial information is not material to the Company’s consolidated results of operations.

4. Property and Equipment

A summary of property and equipment is as follows at June 30 (in thousands):

	2016	2015
Land	$986	$951
Land under capital lease	1,436	1,446
Buildings	4,719	4,296
Buildings under capital lease	10,899	11,304
Leasehold improvements	8,523	7,848
Equipment	6,965	5,469
Vehicles	1,028	931
	34,556	32,245
Less accumulated depreciation and amortization	(14,284)	(11,839)
Property and equipment, net	$20,272	$20,406

Depreciation expense related to property and equipment for the years ended June 30, 2016, 2015 and 2014 was $2.6 million, $2.8 million and $2.4 million, respectively.

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

5. Intangible Assets

A summary of intangible assets is as follows at June 30 (in thousands):

	2016			2015			Weighted Average
	Cost basis	Accumulated amortization	Net carrying value	Cost basis	Accumulated Amortization	Net carrying Value	lives (in years)
Referral database	$260	$(61)	$199	$260	$(35)	$225	10
Licensing	508	(80)	428	508	(30)	478	10
Tradenames	1,950	(410)	1,540	1,950	(215)	1,735	10
	$2,718	$(551)	$2,167	$2,718	$(280)	$2,438

Intangible assets are amortized on a straight-line basis over a 10-year useful life. Amortization expense related to intangible assets for the years ended June 30, 2016, 2015 and 2014 was $0.3 million, $0.3 million and $0.1 million, respectively. Estimated aggregate amortization expense for intangible assets for each of the succeeding fiscal years is as follows (in thousands):

2017	$272
2018	272
2019	272
2020	272
2021 and after	1,079
$2,167

6. Goodwill

Goodwill has been recorded as a result of previous acquisitions. There were no additions to goodwill during the year ended June 30, 2016. See Note 3 for further discussion of our history of acquisitions. Additionally, no losses on impairment of goodwill were recorded during the years ended June 30, 2016, 2015 and 2014.

A rollforward schedule of goodwill is as follows (in thousands):

Goodwill at June 30, 2014	$35,872
Acquisition of Forest Ridge	203
Goodwill at June 30, 2015	36,075
Goodwill at June 30, 2016	$36,075

7. Accounts Payable, Accrued Expenses and Other Current Liabilities

Accounts payable, accrued expenses and other current liabilities as of June 30 consisted of the following (in thousands):

	2016	2015
Wages, salaries and benefits	$6,092	$7,585
Trade accounts payable	2,095	1,839
Accrued workers’ compensation	3,957	3,409
Other	3,693	2,710
	$15,837	$15,543

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

8. Long-term Debt

A summary of long-term debt at June 30 is as follows (in thousands):

	2016	2015
Outstanding balance on line of credit	$—	$—
Term loans	75,886	74,063
Other notes	476	510
	76,362	74,573
Less current maturities	(4,248)	(3,784)
Total long-term debt net of current maturities	72,114	70,789
Less financing costs, net	(2,510)	(2,856)
Total long-term debt net of current maturities and financing costs	$69,604	$67,933

Future maturities of long-term debt are as follows (in thousands):

Year ending June 30,	Amount
2017	$4,248
2018	4,250
2019	4,778
2020	62,765
2021	43
Thereafter	278
$76,362

Senior Credit Facility

In July 2013, the Company refinanced all its outstanding senior and subordinated debt. Net proceeds from the refinancing were used for, among other things, to repay balances then outstanding on various notes under the Company’s existing senior debt and to repay outstanding balances owed under the subordinated debt and to fund the redemption of certain preferred units and Class B units. The senior credit facility, as refinanced, was composed of a $15.0 million revolving line of credit maturing on July 1, 2018 and a term loan in the original principal amount of $57.0 million. On March 3, 2014, the Company amended its senior credit facility in order to purchase substantially all of the assets of Alliance.

On August 1, 2014, the Company amended further its senior credit facility to borrow an additional $13.0 million in the form of an additional term loan. Together with approximately $7.5 million in net proceeds received from the sale of Class D member units, the Company redeemed certain Class A and B Units from one of the Company’s members for approximately $14.8 million and repaid approximately $5.5 million outstanding under its revolving line of credit (Note 11). The Company capitalized approximately $0.2 million in deferred financing fees in connection with the additional term loan financing.

On December 1, 2014, to finance the Forest Ridge acquisition, the Company further amended its senior credit facility to borrow an additional $2.2 million in the form of an additional term loan. The Company capitalized approximately $27,000 in deferred financing fees in connection with the additional term loan financing.

On March 27, 2015, the Company refinanced its senior credit facility and entered into a Third Amended and Restated Credit Facility (the “2015 Credit Facility”) with a syndicate of banks. The 2015 Credit Facility is composed of a $25.0 million revolving line of credit and a term loan in the original principal amount of $75.0 million. Both the

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

8. Long-term Debt (cont.)

revolving line of credit and term loan mature on March 27, 2020. Both the revolving line of credit and term loan are subject to an interest rate of LIBOR, subject to a 1.00% floor at June 30, 2016 and 2015, respectively, plus 4.00%. The interest rate was 5.00% at June 30, 2016 and 2015, respectively. Interest payments on the revolving line of credit are due quarterly. The revolving line of credit is secured by substantially all of the assets of the Company. Principal and interest payments on the term loan are due quarterly. The term loan is secured by substantially all of the assets of the Company. The Company used the proceeds from the refinancing to repay amounts outstanding under certain existing indebtedness and for general corporate purposes. The Company capitalized approximately $1.3 million in new deferred financing fees and wrote off approximately $0.4 million in unamortized deferred financing fees in connection with this refinancing.

On February 10, 2016, the Company amended its 2015 Credit Facility to borrow an additional $9.2 million in the form of an additional term loan to purchase and redeem certain Class B Units of the Company owned by certain Class B members pursuant to the terms of redemption agreements with such members for an aggregate purchase price not to exceed $5.0 million and to make a $5.0 million distribution to its Class A member. The Company capitalized approximately $0.2 million in deferred financing fees in connection with the additional term loan financing.

The Company pays a commitment fee equal to 0.5% of the unused borrowings under its line of credit. At June 30, 2016 and 2015, no amount was outstanding and approximately $22.5 million and $22.4 million, respectively was available for borrowing under the Company’s revolving line of credit. At June 30, 2016 and 2015, the Company had letters of credit outstanding of approximately $2.5 million and $2.6 million, respectively.

Interest expense associated with the Company’s long-term debt was $4.0 million, $4.2 million and $3.6 million for the years ended June 30, 2016, 2015 and 2014, respectively and excludes amortization of deferred financing fees and interest expense associated with capital lease obligations. Amortization of debt issuance costs was $0.6 million, $0.9 million and $1.9 million for the years ended June 30, 2016, 2015 and 2014, respectively.

The 2015 Credit Facility contains conditions and restrictions, including required levels of collateral; limits on incurrence of additional encumbrances; limits on new debt obligations; and excess cash flow, asset sales and extraordinary receipt repayment provisions. Additionally, the Company is subject to certain non-financial and financial covenants including minimum EBITDA, minimum fixed charge coverage ratio, maximum leverage ratio, and maximum capital expenditure requirements. Dividends to members of the Company in accordance to the Company’s operating agreement are permitted in an aggregate not to exceed 50% of excess cash flow (as defined in the 2015 Credit Facility) not to exceed $1.5 million in any fiscal year. As of June 30, 2016 and 2015, the Company was in compliance with all of its covenants under its 2015 Credit Facility.

Other notes represent a note payable to Normative Services, Inc. Installments including interest at 4.79% are due monthly through December 2026. There are no specific restrictive covenants to this note payable. The loan is secured by the provider service agreement with Normative Services, Inc.

Interest Rate Caps

In connection with certain of the financings above, the Company entered into two interest rate cap agreements which set a maximum interest rate on a notional amount and utilize LIBOR as a variable-rate reference. Under these agreements, the Company paid a total premium of approximately $0.9 million for a cap rate of 3.00% on an initial $70.0 million of the Company’s borrowings under the senior credit facility. These interest rate cap agreements mature on June 30, 2018. The Company has elected not to apply hedge accounting to these agreements. As such, the change in fair value of the contracts is reported in earnings in the period in which the value of the contract changes as a component of interest expense. As of June 30, 2016 and 2015, the Company had two interest rate caps related to its bank term loan which had an aggregate fair value of approximately $300 and $86,000, respectively.

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

8. Long-term Debt (cont.)

Liquidity

We believe that, based on current operations and anticipated growth, our cash flow from operations, together with other available sources of liquidity, will be sufficient to fund anticipated capital expenditures, operating expenses and our other anticipated liquidity needs for the next twelve months. Anticipated debt maturities, the acquisition of another business or other events that we do not foresee may require us to seek alternative financing, such as restructuring or refinancing our long-term debt, selling assets or operations or selling additional debt or equity securities. If these alternatives were not available in a timely manner or on satisfactory terms or were not permitted under any of our debt agreements and we default on our obligations, our debt could be accelerated and our assets might not be sufficient to repay in full all of our obligations.

9. Capital Leases

The Company has various capital leases which mature 2017 through 2022. All of the capital leases relate to real property or network equipment. Refer to Note 4 for further details related to the properties under capital lease.

Future minimum lease payments, by year and in the aggregate, are summarized as follows (in thousands):

Year ending June 30,	Amount
2017	$1,237
2018	1,221
2019	1,063
2020	860
2021	477
Thereafter	245
Total minimum lease payments	5,103
Less amount representing interest	(614)
Net present value	$4,489
Less current portion	(1,002)
Capital lease obligation, less current portion	$3,487

Interest on the capitalized leases is based on the terms reflected in the underlying lease agreements and ranges from 4.54% – 7.00% per annum.

The Company has the right to acquire certain of the leased properties through purchase options with the lessor.

10. 401(k) Profit Sharing Plans

The Company maintains several qualified deferred compensation plans under Section 401(k) of the Internal Revenue Service Code for employees of the Company and its subsidiaries. All non-temporary employees may participate after meeting certain age and service requirements. Employees may elect to defer up to the maximum annual 401(k) deferral amount or their annual compensation, whichever is less, subject to the limits established by the Internal Revenue Service. No matching contributions were made by the Company during the years ended June 30, 2016, 2015 or 2014.

11. Members’ Equity

In March 2007, the equity ownership of the Company was reorganized when the membership interests in the Company’s various subsidiaries were transferred by their respective owners to the Company in exchange for membership interests in the Company. As a result, each member owns units in the Company, and the Company now owns 100% of each of its subsidiaries.

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

11. Members’ Equity (cont.)

At June 30, 2016, the Company’s authorized capital consisted of four classes of membership units: 3,604,864 Class A Units, 2,850,000 Class B Units, 810,000 Class C Units and 10,000,000 Class D Units, of which 3,604,864 Class A Units, 876,785 Class B Units, 810,000 Class C Units and 92,045 Class D Units are outstanding. At June 30, 2015, the Company’s authorized capital consisted of four classes of membership units: 3,604,864 Class A Units, 2,850,000 Class B Units, 810,000 Class C Units and 10,000,000 Class D Units, of which 3,604,864 Class A Units, 1,021,830 Class B Units, 810,000 Class C Units and 92,045 Class D Units are outstanding. The Class C membership units (“Class C Units”) are voting units and receive preferential distribution rights. Together with the Class A Unit holders, the Class C Unit holders may vote as a single class as to all matters that require a vote of members under the Operating Agreement, other than matters expressly subject to a vote solely by the Class C units pursuant to the Operating Agreement. Class A membership units (“Class A Units”) are voting units and are reserved for the founding shareholders of the Company and those admitted by the founding shareholders. Class B membership units (“Class B Units”) are non-voting units. Class A Unit holders also may hold Class B Units. Class D membership units (“Class D Units”) are also non-voting units, receive preferential distribution rights and are held by the same member who holds the Class C Units.

Distributions to members were $18.4 million, $12.9 million and $18.6 million for the years ended June 30, 2016, 2015 and 2014, respectively.

July 2013 Recapitalization

As described in Note 8, on July 1, 2013, the Company amended its credit facility with a syndicate of National banks to provide for a credit facility which included a term loan in the original principal amount of $57.0 million and a $15.0 million revolving line of credit ($4.5 million drawn at closing). Additionally, the Company sold 810,000 Class C member units for net proceeds of approximately $63.7 million (net of costs of approximately $2.3 million). Simultaneous to the execution of the amended credit facility and sale of Class C member units, the Company used substantially all of the net proceeds to:

•         extinguish approximately $61.5 million of senior and subordinated debt then outstanding, including prepayment penalties of approximately $940,000;

•         fund the redemption of 10,000 Preferred Units and 5,947,694 Class A Units at a total redemption price of approximately $41.3 million;

•         make aggregate payment of approximately $17.2 million to:

redeem certain Class A and Class B Units and pay distributions to the remaining Class A and Class B Unit holders pay transactional bonuses of approximately $1,090,000 to certain employees and option holders; and

•         pay other transactional related costs

Subject to limitations in the Company’s operating agreement, as amended, at any time following the third anniversary of the Initial Class C Contribution (as defined in the operating agreement), holders of the Class A Units shall have the right and option to undertake, or cause the Company to undertake a repurchase of all or any lesser number of outstanding Class C Units and/or Class D Units at a price determined in accordance with the operating agreement.

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

11. Members’ Equity (cont.)

August 2014 Unit Redemption

On August 1, 2014, the Company redeemed 3,604,864 Class A Units and 3,823 Class B Units (the “Redemption”) from one of its members for $14.8 million. The member also forfeited approximately 20,000 options to purchase Class B Units of the Company.

The Company funded the Redemption using proceeds of $13.0 million from additional term loan borrowings from amending its senior credit facility (Note 8) and $7.5 million received from the sale of 92,045 Class D Units. Concurrent with the Redemption, the Company used a portion of the aggregate proceeds to repay approximately $5.5 million outstanding under its senior revolving line of credit.

February 2016 Tender Offer to Purchase Class B Units and Vested Class B Unit Options

In February 2016, the Company executed a tender offer to purchase up to a maximum of a combined total of $5.0 million in outstanding Class B Units and the vested options to purchase Class B Units (the “Options”) under any Membership Unit Option Agreement for a purchase price of $10.00 per Unit.

The tender offer allowed holders of Class B Units to elect to tender any designated number of Class B Units held, and holders of Options to elect to exercise and tender any designated number of Options held through a cash exchange. Options were exercised and cancelled in a cashless exchange, wherein Option holders received, for each Class B Unit for which an Option was exercised, the purchase price less the exercise price provided in such Option holder’s Membership Unit Option Agreement, less all applicable tax withholding. As of June 30, 2016, 361,356 of the Options were settled. The $10.00 per Unit offer approximated fair value at the settlement date. As a result, no incremental compensation expense was recognized during the year.

Unit Options

The Company has set aside 1,750,000 Class B membership units to grant pursuant to unit option agreements. This unit option pool is used by the founding shareholders as a key component of the compensation package offered to recruit and retain key employees. The unit options are generally granted with an exercise price equal to the fair market value of the Company’s limited liability company common units as of the date of grant and vest 25% per year over four years.

Accounting for unit based compensation

The fair value of each unit option award is estimated on the date of grant using a Black-Scholes valuation model. The following assumptions were used during the year ended June 30, 2014: expected volatility of 50%, exercise price of $5.00, expected term of 6.25 years, risk-free rate of 2%, and expected dividends of zero. The following assumptions were used during the year ended June 30, 2015: expected volatility of 50%, exercise price of $5.00, expected term of 6.25 years, risk-free rate of 2% and expected dividends of zero. The following assumptions were used during the year ended June 30, 2016: expected volatility of 45%, exercise price ranging from $7.00 to $10.00, expected term of 6.25 years, risk-free rates ranging from 1.6% to 2% and expected dividends of zero. Expected volatilities are based on implied volatilities of public companies from the Company’s industry. The expected term of options granted represents the period of time that options granted are expected to be outstanding. The risk-free rate for periods within the expected term of the option is based on the U.S. Treasury yield curve in effect at the time of grant.

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

11. Members’ Equity (cont.)

The following table summarizes unit option activity:

	Number of shares	Weighted Average Exercise Price
Options outstanding at June 30, 2013	1,329,077	$3.20
Options granted	100,000	$5.00
Options exercised	(342,209)	$3.17
Options outstanding at June 30, 2014	1,086,868	$3.56
Options granted	40,000	$7.00
Options exercised	(65,313)	$3.85
Options forfeited	(113,750)	$2.00
Options outstanding at June 30, 2015	947,805	$4.36
Options granted	242,000	$8.93
Options exercised	(376,178)	$2.73
Options outstanding at June 30, 2016	813,627	$5.44

The outstanding unit options at June 30, 2016 and 2015 have exercise prices ranging from $2.0 to $10.0. At June 30, 2016 and 2015, 494,402 and 766,714 options, respectively, are exercisable. Unit-based compensation cost of $0.3 million was recognized for the year ended June 30, 2016. Unit based compensation cost for the years ended June 30, 2015 and 2014 was de minimis, respectively. Future compensation expense associated with unvested options is approximately $1.3 million and is expected to be recognized over a weighted average period of approximately three years.

12. Segment Reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing our performance. Our chief operating decision-maker is made up of a core group of executives who are active in the day-to-day operations of the Company and who review our financial information in a manner substantially similar to the accompanying consolidated financial statements. In addition, our operations, revenues, and decision-making functions are based entirely in the United States. Therefore, management has concluded that we operate in one operating and geographic segment, and thus one reportable segment, behavioral health.

13. Commitments and Contingencies

Lease Commitments

The Company leases office and residential living space under non-cancelable operating leases expiring in various years through 2032. Total lease expense for the years ended June 30, 2016, 2015 and 2014 under non-cancelable operating leases, was $4.7 million, $4.6 million and $4.0 million, respectively.

As of June 30, 2016, future minimum rental payments required under leases with initial or remaining lease terms greater than one year are as follows (in thousands):

Year ending June 30,	Amount
2017	$4,173
2018	3,734
2019	2,377
2020	2,112
2021	1,947
Thereafter	11,015
$25,358

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

13. Commitments and Contingencies (cont.)

Laws and Regulations

Laws and regulations governing Medicaid and other social service programs are complex and subject to interpretation. The Company believes that it is in substantial compliance with all applicable laws and regulations. Compliance with such laws and regulations can be subject to future governmental review and interpretation. Noncompliance could result in regulatory actions including fines, penalties, and exclusion from the Medicaid programs.

Legal Proceedings

The Company is involved in litigation in the ordinary course of business. In the opinion of management, any liability not covered by insurance resulting from such litigation would not be material in relationship to the Company’s financial position.

14. Related Party Transactions

Subject to certain limitations and conditions in the 2015 Credit Facility, as amended, and in the Company’s operating agreement, the Company pays certain fees to its founders for time devoted to the strategic planning of the Company’s business and operational affairs. Prior to August 1, 2014 and the Redemption described in Note 11, the monthly founder’s fee was $0.2 million. Subsequent to August 1, 2014, the monthly founder’s fee is $0.1 million, but is subject to further reduction upon the death or disability of the remaining co-founder. Founder’s fees were approximately $1.3 million, $1.3 million and $2.0 million for the years ended June 30, 2016, 2015 and 2014, respectively.

15. Income Taxes

Overview

Income tax expense relates to CHG Health Services, Inc. which is taxed as a regular C corporation. The provision (benefit) for income taxes of continuing operations is composed of the following components (in thousands):

Years ended June 30,	2016	2015	2014
Current provision (benefit):
Federal	$840	$18	$8
State	70	(62)	(7)
Total current	910	(44)	1

Deferred provision (benefit):
Federal	541	1,676	(244)
State	76	201	(28)
Total deferred	617	1,877	(272)
Income tax provision (benefit)	$1,527	$1,833	$(271)

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

15. Income Taxes (cont.)

A reconciliation between the effective tax rate on income from continuing operations and the statutory rate is as follows (dollars in thousands):

Years ended June 30,	2016	2015	2014
Provision (benefit) for federal income taxes at statutory rates	$7,027	$5,521	$3,946
Provision (benefit) for state income taxes, net of federal benefit	247	69	172
Effect of Flow-through Entity	(5,485)	(5,147)	(3,174)
Employment tax credits	(305)	(95)	—
Nondeductible expenses	25	32	8
Return to Provision – Partnership Overhead Allocation	—	—	(1,228)
Return to Provision – Fixed Asset Purchase Accounting	—	1,505	—
Other	18	(52)	5
Provision (benefit) for income taxes of continuing operations	$1,527	$1,833	$(271)
Effective Tax Rate	7.58%	11.53%	-2.39%

Deferred Taxes

Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes. The net deferred tax assets and liabilities, at the respective income tax rates, are as follows (in thousands):

June 30,	2016	2015
Allowance for doubtful accounts	$490	$220
Prepaid expenses	(80)	(100)
Net loss carryforward	296	291
Other accrued liabilities	66	74
Net current deferred tax asset	$772	$485

The net noncurrent deferred tax assets (liabilities) are as follows:

June 30,	2016	2015
Net loss carryforward	$2,691	$3,024
Property and equipment	905	656
Intangibles	(2,049)	(1,400)
Net noncurrent deferred tax asset	$1,547	$2,280

Operating Loss and Tax Credit Carryforwards

The assessment of the amount of value assigned to our deferred tax assets under the applicable accounting standards is highly subjective. We are required to consider all available positive and negative evidence in evaluating the likelihood that we will be able to realize the benefit of our deferred tax assets in the future. Since this evaluation requires consideration of historical and future events, there is significant judgment involved, and our conclusion could be materially different should certain of our expectations not transpire.

The Company has incurred pre-tax income in each of the years of the three year period ended June 30, 2016. Additionally, the Company has made strategic moves that position the Company for continued economic growth. In performing the analysis, the Company contemplated utilization of the deferred tax assets under likely scenarios. After consideration of these factors, the Company determined that it was more likely than not that future taxable

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

15. Income Taxes (cont.)

income would be sufficient to realize all of the recorded value of the Company’s deferred tax assets for federal and state income tax purposes.

Realization of the deferred tax assets is not assured and future events could result in a change in judgment. If future events result in a conclusion that realization is no longer more likely than not to occur, the Company would be required to establish a valuation allowance on the deferred tax assets at that time, which would result in a charge to income tax expense and a potentially material decrease in net income in the period in which the factors change our judgment.

At June 30, 2016, the deferred tax assets include a gross asset of $7.7 million of net operating loss carryforwards, which will begin to expire at various dates beginning 2029 through 2033. The Company is subject to annual limitations on the utilization of the net operating loss of $0.8 million. With respect to federal and state deferred tax assets, the Company has projected income that will provide for utilization.

Under the Work Opportunity Tax Credit program, the Company recorded $0.2 million and $0.1 million in Work Opportunity Tax Credits during 2016 and 2015, respectively, all of which will be used to offset fiscal year 2016 taxable income, leaving no credit carry-forwards to next year.

Unrecognized Tax Benefits and Liabilities

ASC 740-10, Income Taxes, provides guidance regarding the recognition, measurement, presentation and disclosure in the financial statements of tax positions taken or expected to be taken on a tax return. As of tax years June 30, 2016 and 2015, all unrecognized tax benefits were reported as current liabilities on the accompanying consolidated balance sheets, as these are expected to turn within a short period of time.

The following table provides a reconciliation of the total amounts of unrecognized tax benefits (in thousands):

June 30,	2016	2015
Balance at beginning of year	$206	$—
Gross increases related to tax positions in a prior period	—	—
Gross decreases related to tax positions in a prior period	—	—
Gross increases related to tax positions in the current period	1,217	206
Settlements with taxing authorities	—	—
Lapse of statute of limitations	—	—
Balance at end of year	$1,423	$206

Interest and penalties, totaling approximately $0.2 million for year ended June 30, 2016, recognized associated with a tax position are classified in SG&A expenses in the Company’s consolidated financial statements, as has been Company policy. As of June 30, 2016, the Company’s tax years for 2013 and forward are subject to examination by the tax authorities.

Entities that are public and are not taxed should consider disclosing the net difference between their tax bases and the reported amounts of their assets and liabilities. Presumably this disclosure is meant to indicate to an owner (or prospective owner) what future taxable income or deductions, disproportionate to reported amounts, will be generated for his/her ownership interest by the entity’s future operations. However, for some entities, tax positions available to individual owners will not be pro rata to ownership interest but will instead reflect the different outside tax basis of the individual owners. Further, each owner’s tax accounting depends on his or her individual tax position. Thus, the entity itself frequently will not have information about individual owners’ tax basis. It does not appear that disclosure of the aggregate tax basis would be meaningful in any event, since individual owners may not share the tax basis pro rata. We believe this is our Company’s situation, and that these circumstances make it impracticable for our Company to determine the aggregate tax basis of the individual owners, nor would a disclosure of available information being meaningful to these financials.

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

16. Discontinued Operations

During the year ended June 30, 2014, and prior to the Company’s adoption of ASU 2014-08, the Company either committed to close, closed, or sold certain facilities acquired as a part of the 2009 Three Springs, Inc. acquisition. Additionally, during the fiscal year ended June 30, 2016, the Company either committed to close, closed, or sold certain facilities acquired as a part of SYFS Kissimmee, Tennessee and Rose Rock operations.

The Company has classified the operations, and the real and personal property of the Three Springs, Inc. facilities described above as discontinued operations for the fiscal year ended June 30, 2015. The Company evaluated the discontinued operations occurring in the fiscal year ended June 30, 2016 under ASU 2014-08 noting the facility closures qualified as individually significant disposals and have appropriately disclosed the related results of operations. As the 2016 closures did not meet the accounting criteria under ASU 2014-08 to be classified as discontinued operations, the operating results of these facilities are presented within continuing operations in the accompanying consolidated statements of income.

The following table highlights the operations of these disposals for the year ended June 30 (in thousands):

	2016	2015	2014
Revenue	$4,864	$—	$771
Operating expenses	(6,069)	(87)	(1,540)
Depreciation expense	(109)	—	(17)
Other non-operating expense	—	—	(18)
Loss on disposal of property and equipment	(8)	—	(3)
Total	$(1,322)	$(87)	$(807)

17. Subsequent Events

Management has evaluated subsequent events through January 10, 2017, the date on which the financial statements were available to be issued.

On August 16, 2016, the Company amended its 2015 Credit Facility to, among other things, increase the term loan commitments under the credit facility by approximately $64.0 million. A portion of the increased term loan availability was used to fund the acquisition described below. There were no changes to the revolving line of credit commitment, interest rates or maturity dates.

CARE Acquisition

On August 16, 2016, the Company acquired certain non-real estate assets and assumed certain liabilities of Falcon Ridge Ranch LLC, Red Rock Canyon School, LLC, Lava Heights Academy, Inc., Mount Pleasant Academy, Inc., Red Rock Canyon School, NFP, Falcon Ridge Ranch, NFP, Red Rock Canyon CRT (collectively, the “CARE Acquisition”). These facilities provide residential psychiatric/counseling, substance abuse treatment, developmental disability and similar services. The purchase price for this acquisition was $23.3 million plus the value of the assumed liabilities (as defined in the agreement) and is subject to a contingent payment adjustment. The contingent payment is calculated as the product of 5.5 times the amount by which the EBITDA of the facilities during the year after the closing date exceeds $4.2 million, for which there is no minimum or maximum amount that can be earned. Based on the preliminary valuation and purchase price allocation report, the fair value of the contingent consideration at the acquisition date is estimated to be de minimis. Transaction costs of approximately $0.1 million incurred in connection with the purchase will be expensed as incurred and will be reflected in acquisition related expense in the consolidated statement of operations.

As a result of the acquisition of CARE, beginning in the first quarter of fiscal year 2017, our consolidated results of operations will include the results of CARE. We have not completed a detailed valuation analysis necessary to determine the final fair market values of the CARE assets acquired and any related income tax effects and the initial accounting for the business combination is incomplete at this time.

Sequel Youth and Family Services, LLC and Subsidiaries

Notes to Consolidated Financial Statements

17. Subsequent Events (cont.)

Preliminary fair market values of the net identifiable assets and goodwill are as follows (in thousands):

Cash	$866
Accounts receivable	2,401
Property and equipment	1,486
Other assets	241
Tradenames	5,350
Licensing	2,735
Goodwill	12,232
Accrued liabilities	(1,971)
$23,340

The following table provides certain unaudited pro forma financial information for the Company as if the acquisition of CARE occurred as of July 1, 2014 (in thousands):

	Year ended June 30,
	2016	2015
Revenue	$221,977	$204,254
Income from continuing operations before income taxes	$19,489	$16,301

Pomegranate Acquisition

On October 27, 2016, the Company acquired certain assets, including real estate, used in the business of Pomegranate Health Systems of Central Ohio, Inc. (“Pomegranate”) and assumed certain liabilities generated in the Pomegranate business. Pomegranate provides professional behavioral health care and psychiatric services to children and adolescents from 12 to 17 years of age in the temporary and permanent custody of child welfare agencies. The total purchase price for this acquisition was $54.5 million for certain business assets and real estate properties and assumption of certain liabilities. Subsequent to the acquisition, the Company entered into a separate transaction whereby it sold certain real estate properties for a sale price of $16.0 million and simultaneously entered into an agreement to lease back this property for use in its Pomegranate business.

The Company is currently in the process of completing its purchase price allocation and determining any necessary working capital adjustments related to the acquisition. Transaction costs of approximately $1.8 million incurred in connection with the purchase will be expensed as incurred and will be reflected in acquisition related expenses in the consolidated statement of operations for the quarter ended December 31, 2016.

As a result of the acquisition of Pomegranate, beginning in the second quarter of fiscal year 2017, our consolidated results of operations will include the results of Pomegranate. We have not completed a detailed valuation analysis necessary to determine the final fair market values of the Pomegranate assets acquired and any related income tax effects and the initial accounting for the business combination is incomplete at this time.

SEQUEL YOUTH & FAMILY SERVICES, LLC AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(in thousands)

	September 30, 2016	June 30, 2016
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$3,504	$9,647
Restricted cash	3,420	2,750
Accounts receivable, net of allowance for doubtful accounts of $1,176 and $1,386, respectively	24,348	17,721
Deferred tax asset	772	772
Prepaid expenses and other current assets	2,647	1,458
Total current assets	34,691	32,348
Property and equipment, net	21,482	20,272
Goodwill	49,467	36,075
Intangible assets, net	10,083	2,167
Deferred tax asset, net of current portion	1,475	1,547
Other assets	1,077	666
Total assets	$118,275	$93,075

Liabilities and Members’ Equity (Deficit)
Current liabilities:
Accounts payable	$1,575	$2,095
Accrued expenses and other current liabilities	15,527	13,742
Current portion of long-term debt	4,224	4,248
Current portion of capital lease obligation	1,003	1,002
Total current liabilities	22,329	21,087
Long-term debt, net of current portion and financing costs	92,664	69,604
Capital lease obligation, net of current portion	3,228	3,487
Total liabilities	118,221	94,178

Commitments and contingencies – Note 9

Members’ Equity (Deficit):
Preferred units no par value, 10,810 authorized, 902 issued and outstanding at September 30, 2016 and June 30, 2016, respectively	71,240	71,240
Common units, no par value, 6,455 units authorized; 4,482 units and 4,627 units issued and outstanding at September 30, 2016 and June 30, 2016, respectively	901	840
Distributions	(161,497)	(158,505)
Retained earnings	89,410	85,322
Total members’ equity (deficit)	54	(1,103)
Total liabilities and members’ equity (deficit)	$118,275	$93,075

See accompanying notes to consolidated financial statements

SEQUEL YOUTH & FAMILY SERVICES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

For the quarter ended September 30, 2016 and 2015

Unaudited

(in thousands)

	Three months ended September 30,
	2016	2015
Revenues
Net program service revenue	$33,017	$31,143
Provider service revenue	21,007	18,824
Total revenues	54,024	49,967

Operating expenses
Wages, salaries and benefits, inclusive of unit-based compensation expense of $61 and $68, respectively	37,099	33,940
Selling, general and administrative, inclusive of founder’s fee of $313 and $313, respectively	9,271	8,532
Depreciation and amortization	737	766
Total operating expenses	47,107	43,238
Income from operations	6,917	6,729
Interest expense	1,392	1,257
Interest income	(2)	(2)
Acquisition related expense	1,148	16
Income before income tax expense	4,379	5,458
Income tax expense	293	430
Net income	$4,086	$5,028

See accompanying notes to consolidated financial statements

SEQUEL YOUTH & FAMILY SERVICES, LLC AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

For the quarter ended September 30, 2016 and 2015
Unaudited

(in thousands)

	Three months ended September 30,
	2016	2015
Cash flows from operating activities
Net income	$4,086	$5,028
Adjustments to reconcile net income to net cash (used in) provided by operating activities:
Depreciation and amortization	737	766
Provisions for bad debt	843	168
Deferred income tax provision	72	441
(Gain) loss on sale of property and equipment	(2)	—
Amortization of debt issuance costs	182	138
Unit based compensation expense	61	68
Changes in operating assets and liabilities:
Restricted cash	(670)	(750)
Accounts receivable	(5,068)	(3,336)
Prepaid expenses, other current assets and other assets	(1,361)	(1,810)
Accounts payable, accrued expenses and other current liabilities	(861)	329
Deferred revenues	127	(41)
Net cash (used in) provided by operating activities	(1,854)	1,001

Cash flows from investing activities
Proceeds from sale of property and equipment	1	—
Purchase of property and equipment	(237)	(744)
Cash paid for business acquisitions, net of cash acquired	(23,659)	—
Net cash used in investing activities	(23,895)	(744)

Cash flows from financing activities
Distributions to members	(2,991)	(2,973)
Principal payments on long-term debt and capital lease obligations	(1,637)	(1,182)
Proceeds from long–term debt	25,500	—
Proceeds from long-term and revolving debt	—	—
Payment of financing costs	(1,266)	—
Net cash provided by (used in) financing activities	19,606	(4,155)

Net decrease in cash and cash equivalents	(6,143)	(3,898)
Cash and cash equivalents, beginning of year	9,647	10,546
Cash and cash equivalents, end of year	$3,504	$6,648

Supplemental cash flow information:
Cash paid during the quarter for:
Interest	$1,210	$1,113
Income taxes	$104	$32

See accompanying notes to consolidated financial statements

SEQUEL YOUTH AND FAMILY SERVICES, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

1. Description of Business

Sequel Youth and Family Services, LLC, collectively with its wholly-owned subsidiaries (the “Company,” “Sequel” or “we”), is a national provider of a broad spectrum of diversified behavioral health services for people with behavioral, emotional, or physical challenges. Sequel offers a broad continuum of treatment options for children, adolescents, and adults. Options include long-term residential treatment, short-term impact programs, shelter care, therapeutic group homes, therapeutic foster care, community-based services, in-home services, and alternative education programs. Sequel administers its treatment options through 44 different treatment programs across 19 states. The Company services clients in 42 states and U.S. territories.  These 44 treatment programs render a comprehensive set of services from the lowest acuity of Community Based Services (“CBS”) to Residential Treatment Centers (“RTC”) to our highest acuity of Intensive Treatment.

Sequel’s RTCs offer long-term and short-term residential programs that treat chronic delinquent adolescent males and females and sexual offenders also suffering from severe emotional and/or learning disorders. Sequel’s Intensive Treatment programs offer an inpatient acute psychiatric facility that provides a structured environment for children and adolescents with special needs and complex mental health and behavioral problems. Sequel’s CBS programs provide education, counseling, mentoring and outpatient therapies in group home and foster care home settings. Families and individuals of all ages benefit from these services. In some instances, CBS also provides a “step down” for adolescents coming from Sequel’s RTCs.

Clients are either referred from a variety of sources or are repeat/past clients or clients from other program types. The Company has a broad and diverse national network of referral sources.  Referrals are generated from 42 different states and the US Virgin Islands. The types of agencies and individuals that refer clients to the Company vary by state and local area depending on the state’s placement process.  Generally, the referring agency relationships include: (i) social/human services agencies; (ii) juvenile corrections; (iii) adult corrections; (iv) child protection; and (v) other institutions such as school districts and insurance providers.

2. Summary of Significant Accounting Policies

Basis of Presentation

The accompanying consolidated financial statements are unaudited, with the exception of the June 30, 2016 balance sheet which is consistent with the audited financial statements at that date but does not include all of the information and footnotes required by U.S. generally accepted accounting principles (“GAAP”) for a complete set of financial statements. The information contained in these consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and notes thereto for the year ended June 30, 2016. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.  In the opinion of management, all adjustments (consisting of normal recurring adjustments and accruals) considered necessary for a fair statement of consolidated financial position, results of operations and cash flows have been included. The June 30, 2016 consolidated balance sheet was derived from audited financial statements at that date, but does not include all the disclosures required by U.S. GAAP.

Operating results for the quarter ended September 30, 2016 are not necessarily indicative of the results that may be expected for the entire fiscal year.

Use of Estimates

The preparation of the consolidated financial statements in conformity with GAAP requires management to make estimates, judgments and assumptions that affect the amounts reported in the consolidated financial statements and accompanying notes. These estimates and assumptions are based on management’s best estimates and judgment. Management evaluates its estimates and assumptions on an ongoing basis using historical experience and other factors and adjusts such estimates and assumptions when facts and circumstances dictate. As future events and their effects cannot be determined with precision, actual results could differ significantly from these estimates.

SEQUEL YOUTH AND FAMILY SERVICES, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

2. Summary of Significant Accounting Policies (cont.)

Selling, general and administrative

Selling, general and administrative expenses consisted of the following (in thousands):

	For the quarter ended September 30,
	2016	2015
Other general expenses	$8,960	$8,170
Founder’s fee	313	313
(Gain) loss on disposal of property	(2)	—
Change in tax position	—	49
Selling, general and administrative	$9,271	$8,532

Recent Accounting Pronouncements

In May 2014, the FASB and the International Accounting Standards Board issued ASU 2014-09, “Revenue from Contracts with Customers (Topic 606)” (“ASU 2014-09”). ASU 2014-09’s core principal is that a company will recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the company expects to be entitled in exchange for those goods or services. ASU 2014-09 is effective for fiscal years, and interim periods within those years, beginning after December 15, 2017. Additionally, ASU 2014-09 would permit both public and nonpublic organizations to adopt the new revenue standard early, but not before the original public organization effective date (that is, annual periods beginning after December 15, 2016). Management is evaluating the impact of ASU 2014-09 on the Company’s consolidated financial statements.

In November 2015, the FASB issued ASU No. 2015-17, Balance Sheet Classification of Deferred Taxes (“ASU 2015-17”), which changes how deferred taxes are classified on our balance sheets and is effective for financial statements issued for annual periods beginning after December 15, 2016, with early adoption permitted. ASU 2015-17 requires all deferred tax assets and liabilities to be classified as non-current. Upon adoption, the Company anticipates reclassifying deferred income taxes of approximately $0.8 million from current to non-current assets.

In February 2016, the FASB issued ASU No. 2016-02, Leases, which establishes a right-of-use (ROU) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement.  The standard is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.  The Company is currently evaluating the impact that adoption of this new standard will have on its consolidated financial statements.

In April 2016, the FASB issued ASU No. 2016-09, Compensation-Stock Compensation: Improvements to Employee Share-Based Payment Accounting, in order to improve the accounting for certain aspects of share-based payment transactions as part of its simplification initiative. The key provisions of this accounting update are: (1) recognizing current excess tax benefits in the income statement in the period the benefits are deducted on the income tax return as opposed to an adjustment to additional paid-in capital in the period the benefits are realized by reducing a current income tax liability; (2) allowing an entity-wide election to account for forfeitures related to service conditions as they occur instead of estimating the total number of awards that will be forfeited because the requisite service period will not be rendered; (3) allowing the net settlement of an equity award for statutory tax withholding purposes to not exceed the maximum statutory tax rate by relevant tax jurisdiction instead of withholding taxes for each employee based on a minimum statutory withholding tax rate; and (4) requiring the

SEQUEL YOUTH AND FAMILY SERVICES, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

2. Summary of Significant Accounting Policies (cont.)

presentation of excess tax benefits as operating cash flow and cash payments for employee withholding taxes related to vested stock awards as financing cash flow in the consolidated statement of cash flows. Under the new accounting standard, all previously unrecognized equity deductions will be recognized as a deferred tax asset, net of any valuation allowance, with a cumulative-effect adjustment to retained earnings as of the beginning of the year of adoption of this standard. This update is effective for annual reporting periods beginning after December 15, 2017, including interim periods within those annual reporting periods. Early adoption is permitted. The adoption of this new standard is not expected to have a material impact on the Company’s consolidated financial statements.

In August 2016, the FASB issued ASU No. 2016-15, Statement of Cash Flows: Classification of Certain Cash Receipts and Cash Payments (“ASU 2016-15”). Among other clarifications, ASU 2016-15 clarifies the classification of payments for debt prepayment or debt extinguishment costs, including third-party costs, premiums paid, and other fees paid to lenders that are directly related to the debt prepayment or debt extinguishment, excluding accrued interest, which will now be included in the Financing Activities section in the Statements of Cash Flows. The new standard is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years.  The adoption of ASU 2016-15 is not expected to have a material impact on the Company’s consolidated financial statements.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (“ASU 2016-18”). ASU 2016-18 provides guidance on the presentation of restricted cash or restricted cash equivalents in the statement of cash flows requiring that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. ASU 2016-18 is effective for fiscal years beginning after December 15, 2018, and interim periods within fiscal years beginning after December 15, 2019. The adoption of ASU 2016-18 is not expected to have a material impact on the Company’s consolidated statement of cash flows.

3. Acquisitions

CARE Acquisition

On August 16, 2016, the Company acquired certain non-real estate assets and assumed certain liabilities of Falcon Ridge Ranch Inc., Red Rock Canyon School, LLC, Lava Heights Academy, Inc., Mount Pleasant Academy, LLC, Red Rock Canyon School, NFP, Falcon Ridge Ranch, NFP, Red Rock Canyon CRT (collectively, the “CARE Acquisition”).  These facilities provide residential psychiatric/counseling, substance abuse treatment, developmental disability and similar services.  The purchase price for this acquisition was $23.3 million plus the value of the assumed liabilities (as defined in the agreement) and is subject to a contingent payment adjustment.  The contingent payment is calculated as the product of 5.5 times the amount by which the EBITDA of the facilities during the year after the closing date exceeds $4.2 million, for which there is no minimum or maximum amount that can be earned. Based on the preliminary valuation and purchase price allocation report, we estimated the fair value of the contingent consideration to be de minimis.  Additionally, we estimate the fair value of the contingent consideration to be de minimis at September 30, 2016. Transaction costs of approximately $1.1 million incurred in connection with the purchase were expensed as incurred and are reflected in acquisition related expense in the consolidated statement of operations.

Our consolidated results of operations include the results of CARE from the August 16, 2016 acquisition date.  Total revenue and net income for the quarter ended September 30, 2016 includes $2.6 million and a net loss of $0.1 million related to CARE, respectively. We have not completed a detailed valuation analysis necessary to determine the final fair market values of the CARE assets acquired and any related income tax effects and the initial accounting for the business combination is incomplete at this time.

SEQUEL YOUTH AND FAMILY SERVICES, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

3. Acquisitions (cont.)

The preliminary fair values of assets acquired and liabilities assumed in connection with the CARE Acquisition are estimated as follows (in thousands).

Cash	$866
Accounts receivable	2,401
Property and equipment	1,486
Other assets	241
Tradenames	5,350
Licensing	2,735
Goodwill	12,232
Accrued liabilities	(1,971)
$23,340

The following table provides certain unaudited supplemental pro forma financial information for the Company as if the acquisition of CARE occurred as of July 1, 2015 (in thousands):

	Quarter ended September 30,
	2016	2015
Revenue	$57,135	$55,125
Income from continuing operations before income taxes	$5,207	$5,106

Youth Services International Acquisition

On July 22, 2016, the Company acquired certain non-real estate assets and assumed liabilities of Youth Services International, LLC (“YSI”) for a cash purchase price of $1.2 million, subject to certain adjustments as set forth in the asset purchase agreement. YSI provides residential care for at-risk adolescents.  Management has determined that the acquisition of YSI is immaterial to warrant disclosure of supplemental pro forma financial information.

4. Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an ordinary transaction between market participants. In calculating fair value, a company must maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy that details such fair value measurement. A hierarchy of valuation techniques is defined to determine whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These inputs have created the following fair value hierarchy:

•         Level 1 — quoted prices for identical instruments in active markets;

•         Level 2 — quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•         Level 3 — fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

SEQUEL YOUTH AND FAMILY SERVICES, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

4. Fair Value Measurements (cont.)

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair value because of the short-term nature of these accounts. The carrying amount of the Company’s debt approximates fair value because the instruments either have variable rates that adjust to current market rates or carry fixed interest rates which approximate the current rates available to the Company. Refer to Note 7 for additional information.

5. Property and Equipment

Depreciation and amortization are provided for in amounts sufficient to relate the cost of depreciable assets, including software, to operations over their estimated useful lives, which vary from 3 to 28 years. Leasehold improvements are amortized over the lives of the respective leases or the service lives of the improvements, whichever is shorter. The straight-line method of depreciation is followed for substantially all assets for financial statement presentation purposes.

A summary of property and equipment is as follows (in thousands):

	September 30, 2016	June 30, 2016
	(unaudited)
Land	$986	$986
Land under capital lease	1,436	1,436
Buildings	4,737	4,719
Buildings under capital lease	12,110	10,899
Leasehold improvements	8,626	8,523
Equipment	7,375	6,965
Vehicles	1,049	1,028
	36,319	34,556
Less accumulated depreciation and amortization	(14,837)	(14,284)
Property and equipment, net	$21,482	$20,272

Depreciation expense related to property and equipment for the quarters ended September 30, 2016 and 2015 was $0.6 million and $0.7 million, respectively.

6. Goodwill and Intangible Assets

We evaluate goodwill for impairment under ASC 350 at least annually and whenever circumstances indicate a possible impairment may exist. The methodology applied in the analysis performed June 30, 2016 was consistent with the methodology applied in prior years, but was based on updated assumptions, as appropriate.  The Company performed its most recent goodwill impairment testing as of June 30, 2016 and did not incur an impairment charge.

Our goodwill balance as of September 30, 2016 and June 30, 2016 was $49.5 million and $36.1million, respectively. The increase in our goodwill balance at September 30, 2016 arose from the CARE Schools and YSI acquisitions. Refer to Note 3 for additional information.

A rollforward schedule of goodwill is as follows (in thousands):

Goodwill at June 30, 2016	$36,075
Acquisition of CARE Schools	12,232
Acquistion of YSI	1,160
Goodwill at September 30, 2016	$49,467

SEQUEL YOUTH AND FAMILY SERVICES, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

6. Goodwill and Intangible Assets (cont.)

The increase in our other intangible assets is primarily due to the CARE Schools acquisition during the quarter ended September 30, 2016. Our other intangible assets consist of tradenames, licensing, and customer relationships. Finite-lived intangible assets are amortized over their useful lives which range from two to fifteen years. Amortization expense for the quarter ended September 30, 2016 and 2015 was $0.2 million and $0.1 million, respectively.

A summary of intangible assets is as follows (in thousands):

	September 30, 2016			June 30, 2016			Weighted Average
	Cost basis	Accumulated amortization	Net carrying value	Cost basis	Accumulated amortization	Net carrying value	lives (in years)
Referral database	$260	$(67)	$193	$260	$(61)	$199	10
Licensing	3,243	(127)	3,116	508	(80)	428	10
Tradenames	7,300	(526)	6,774	1,950	(410)	1,540	10
	$10,803	$(720)	$10,083	$2,718	$(551)	$2,167

7. Accounts Payable, Accrued Expenses and Other Current Liabilities

Accounts payable, accrued expenses and other current liabilities consisted of the following (in thousands):

	September 30, 2016	June 30, 2016
	(unaudited)
Wages, salaries and benefits payable	$7,969	$6,092
Trade accounts payable	1,575	2,095
Accrued workers’ compensation	3,387	3,957
Other	4,171	3,693
	$17,102	$15,837

8. Debt

On March 27, 2015, the Company refinanced its syndicated senior credit facility and entered into a Third Amended and Restated Credit Facility (the “2015 Credit Facility”) with a syndicate of banks. The 2015 Credit Facility is composed of a $25.0 million revolving line of credit and a term loan in the original principal amount of $75.0 million.  Both the revolving line of credit and term loan mature on March 27, 2020. Both the revolving line of credit and term loan are subject to an interest rate of LIBOR, subject to a 1.00% floor at June 30, 2016 and September 30, 2016, respectively, plus 4.00%. The interest rate was 5.00% at September 30, 2016 and June 30, 2016, respectively. Interest payments on the revolving line of credit are due quarterly. The revolving line of credit is secured by substantially all of the assets of the Company. Principal and interest payments on the term loan are due quarterly. The term loan is secured by substantially all of the assets of the Company. The Company used the proceeds from the refinancing to repay amounts outstanding under certain existing indebtedness and for general corporate purposes. The Company capitalized approximately $1.3 million in new deferred financing fees and wrote off approximately $0.4 million in unamortized deferred financing fees in connection with this refinancing.

On February 10, 2016, the Company amended its 2015 Credit Facility to borrow an additional $9.2 million in the form of an additional term loan to purchase and redeem certain Class B Units of the Borrower owned by such Class B Members pursuant to the terms of the Redemption Agreements for an aggregate purchase price not to exceed $5.0 million and to make a $5.0 million distribution to its Class A member. The Company capitalized approximately $0.2 million in deferred financing fees in connection with the additional term loan financing.

SEQUEL YOUTH AND FAMILY SERVICES, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

8. Debt (cont.)

On August 16, 2016, the Company amended its 2015 Credit Facility to, among other things, increase the term loan commitments under the credit facility by approximately $64 million. A portion of the increased term loan availability was used to fund the CARE Acquisition described in Note 3. There were no changes to the revolving line of credit commitment, interest rates or maturity dates. Deferred financing fees related to the acquisition of approximately $1.3 million were capitalized.

The Company pays a commitment fee equal to 0.5% of the unused borrowings under its line of credit. At September 30, 2016 and June 30, 2016, no amount was outstanding and approximately $22.5 million and $22.5 million, respectively, was available for borrowing under the Company’s revolving line of credit.

Other notes represent a note payable to Normative Services, Inc. Installments including interest at 4.79% are due monthly through December 2026. The loan is secured by the provider service agreement.

Interest expense associated with the Company’s long-term debt was $1.1million and $1.0 million for the quarters ended September 30, 2016 and 2015, respectively, and excludes amortization of deferred financing fees and interest expense associated with capital lease obligations. Amortization of debt issuance costs was $0.2 million and $0.1 million for the quarters ended September 30 2016 and 2015, respectively.

Certain of the Company’s debt agreements contain conditions and restrictions, including required levels of collateral; limits on incurrence of additional encumbrances; limits on new debt obligations; and excess cash flow, asset sales and extraordinary receipt repayment provisions. Additionally, the Company is subject to certain non-financial and financial covenants including minimum EBITDA, minimum fixed charge coverage ratio, maximum leverage ratio, and maximum capital expenditure requirements. As of September 30, 2016, the Company was in compliance with all covenants.

Interest Rate Caps

In connection with certain of the financings above, the Company entered into two interest rate cap agreements which set a maximum interest rate on a notional amount and utilize LIBOR as a variable-rate reference. Under these agreements, the Company paid a total premium of approximately $0.9 million for a cap rate of 3.00% on an initial $70.0 million of the Company’s borrowings under the senior credit facility. The Company has elected not to apply hedge accounting to these agreements. As such, the change in fair value of the contracts is reported in earnings in the period in which the value of the contract changes as a component of interest expense. These interest rate cap agreements mature on June 30, 2018. As of September 30, 2016 and June 30, 2016, the Company had two interest rate caps related to its bank term loan which had an aggregate fair value of approximately $1,246 and $300, respectively.

9. Commitments and Contingencies

Lease Commitments

The Company leases office and residential living space under non-cancelable operating leases expiring in various years through 2032. Total lease expense for the quarters ended September 30, 2016 and 2015, under non-cancelable operating leases, was $1.3 million and $1.1 million, respectively.

Laws and Regulations

Laws and regulations governing Medicaid and other social service programs are complex and subject to interpretation. The Company believes that it is in substantial compliance with all applicable laws and regulations. Compliance with such laws and regulations can be subject to future governmental review and interpretation. Noncompliance could result in regulatory actions including fines, penalties, and exclusion from the Medicaid programs.

SEQUEL YOUTH AND FAMILY SERVICES, LLC AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Unaudited)

9. Commitments and Contingencies (cont.)

Legal Proceedings

The Company is involved in litigation in the ordinary course of business. In the opinion of management, any liability not covered by insurance resulting from such litigation would not be material in relationship to the Company’s financial position.

10. Segment Reporting

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing our performance. Our chief operating decision-maker is made up of a core group of executives who are active in the day-to-day operations of the Company and who review our financial information in a manner substantially similar to the accompanying consolidated financial statements. In addition, our operations, revenues, and decision-making functions are based entirely in the United States. Therefore, management has concluded that we operate in one operating and geographic segment, and thus one reportable segment, behavioral health.

11. Income Taxes

Income tax expense relates to CHG Health Services, Inc. which is taxed as a regular C corporation. The provision for income taxes for the three months ended September 30, 2016 reflects an effective tax rate of 7.74% compared to an effective tax rate for the three months ended September 30, 2015 of 7.62%. The increase in effective tax rate was primarily attributable to reduced credits available for income tax reduction.

12. Related Party Transactions

Subject to certain limitations and conditions in the 2015 Credit Facility, as amended, and in the Company’s operating agreement, the Company pays certain fees to its founders for time devoted to the strategic planning of the Company’s business and operational affairs. The monthly founder’s fee is $0.1 million, but is subject to further reduction upon the death or disability of the remaining co-founder.  Founder’s fees were approximately $0.3 million and $0.3 million for the quarters ended September 30, 2016 and 2015, respectively.

13. Subsequent Events

On October 27, 2016, the Company acquired certain assets, including real estate, used in the business of Pomegranate Health Systems of Central Ohio, Inc. (“Pomegranate”) and assumed certain liabilities generated in the Pomegranate business. Pomegranate provides professional behavioral health care and psychiatric services to children and adolescents from 12 to 17 years of age in the temporary and permanent custody of child welfare agencies.  The total purchase price for this acquisition was $54.5 million for certain business assets and real estate properties and assumption of certain liabilities. Subsequent to the acquisition, the Company entered into a separate transaction whereby it sold certain real estate properties for a sale price of $16.0 million and simultaneously entered into an agreement to lease back this property for use in its Pomegranate business.

The Company is currently in the process of completing its purchase price allocation and determining any necessary working capital adjustments related to the acquisition. Transaction costs of approximately $1.8 million incurred in connection with the purchase will be expensed as incurred and will be reflected in other non-operating expense in the consolidated statement of operations.

As a result of the acquisition of Pomegranate, beginning in the second quarter of fiscal year 2017, our consolidated results of operations will include the results of Pomegranate.  We have not completed a detailed valuation analysis necessary to determine the final fair market values of the Pomegranate assets acquired and any related income tax effects and the initial accounting for the business combination is incomplete at this time.

CENTERS FOR ADOLESCENT RECOVERY
AND EDUCATION, INC.

Combined Financial Statements
For the year ended December 31, 2015
and six months ended June 30, 2016

CENTERS FOR ADOLESCENT RECOVERY AND EDUCATION, INC.

Contents

Independent Auditor’s Report	F-68

Combined Financial Statements

Combined Balance Sheets	F-70

Combined Statements of Operations	F-71

Combined Statements of Owners’ Deficit	F-72

Combined Statement of Cash Flows	F-73

Notes to Combined Financial Statements	F-74

Tel: 801-269-1818 Fax: 801-266-3481 www.bdo.com	178 S. Rio Grande St, Suite 200 Five Gateway Center Salt Lake City, UT 84101

Independent Auditor’s Report

Board of Directors

Centers for Adolescent Recovery and Education, Inc.

St. George, Utah

We have audited the accompanying combined balance sheet of Centers for Adolescent Recovery and Education, Inc. as of December 31, 2015 and the related combined statements of operations, owners’ deficit, and cash flows for the year then ended, and the related notes to the combined financial statements.

Management’s Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of these combined financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of combined financial statements that are free from material misstatement, whether due to fraud or error.

Auditor’s Responsibility

Our responsibility is to express an opinion on these combined financial statements based on our audit. We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the combined financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the combined financial statements. The procedures selected depend on the auditor’s judgment, including the assessment of the risks of material misstatement of the combined financial statements, whether due to fraud or error. In making those risk assessments, the auditor considers internal control relevant to the entity’s preparation and fair presentation of the combined financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the entity’s internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the combined financial statements.

We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the combined financial statements referred to above present fairly, in all material respects, the financial position of Centers for Adolescent Recovery and Education, Inc. as of December 31, 2015, and results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Salt Lake City, Utah

November 22, 2016

BDO USA, LLP, a Delaware limited liability partnership, is the U.S. member of BDO International Limited, a UK company limited by guarantee, and forms part of the international BDO network of independent member firms.

BDO is the brand name for the BDO network and for each of the BDO Member Firms.

Combined Financial Statements

CENTERS FOR ADOLESCENT RECOVERY AND EDUCATION, INC.

COMBINED BALANCE SHEETS

(in thousands)

	June 30, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,836	$26
Accounts receivable, net of allowance for doubtful accounts of $1,179 and $985, respectively	2,319	2,521
Other current assets	28	30
Total current assets	4,183	2,577
Property and equipment, net	895	933
Other assets	2	2
Total assets	$5,080	$3,512

Liabilities and Owners’ Deficit
Current liabilities:
Accrued salaries, wages and benefits	$927	$800
Accounts payable	345	343
Customer deposits	322	352
Accrued liabilities	269	124
Current portion of long-term debt	3,353	3,764
Total current liabilities	5,216	5,383
Long-term debt, net of current portion	233	536
Other non current assets	—	—
Total liabilities	5,449	5,919

Commitments and contingencies – Note 6

Owners’ Deficit
Common stock, no par value, 102,500 shares authorized, 2,000 issued and outstanding at June 30, 2016 and December 31, 2015	1	1
Additional paid-in capital	1,104	1,100
Accumulated deficit	(1,474)	(3,508)
Total owners’ deficit	(369)	(2,407)
Total liabilities and owners’ deficit	$5,080	$3,512

See accompanying notes to combined financial statements

CENTERS FOR ADOLESCENT RECOVERY AND EDUCATION, INC.

COMBINED STATEMENTS OF OPERATIONS

(in thousands)

	For the six months ended June 30, 2016	For the year ended December 31, 2015
	(unaudited)
Total revenues	$12,535	$20,171

Operating expenses
Wages, salaries and benefits	6,378	10,644
Selling, general and administrative	2,851	5,172
Student costs	1,094	1,969
Depreciation expense	119	232
Total operating expenses	10,442	18,017
Income from operations	2,093	2,154
Interest expense	99	258
Other income	(47)	(4)
Other non-operating expense	—	—
Income before tax expense	2,041	1,900
Provision for income tax	7	12
Net income	$2,034	$1,888

See accompanying notes to combined financial statements

CENTERS FOR ADOLESCENT RECOVERY AND EDUCATION, INC.

COMBINED STATEMENTS OF OWNERS’ DEFICIT

(in thousands)

	Shares of Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Total Owners’ Deficit
Balance, December 31, 2014	2,000	$1	$1,100	$(5,291)	$(4,190)
Owner distributions				(105)	(105)
Net income				1,888	1,888
Balance, December 31, 2015	2,000	$1	$1,100	$(3,508)	$(2,407)

Owner contributions (unaudited)			4		4
Net income (unaudited)				2,034	2,034
Balance, June 30, 2016 (unaudited)	2,000	$1	$1,104	$(1,474)	$(369)

See accompanying notes to combined financial statements

CENTERS FOR ADOLESCENT RECOVERY AND EDUCATION, INC.

COMBINED STATEMENTS OF CASH FLOWS

(in thousands)

	Six months ended June 30, 2016	Year ended December 31, 2015
	(unaudited)

Cash flows from operating activities
Net income	$2,034	$1,888
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation	119	232
Provisions for bad debt	193	190
Changes in operating assets and liabilities:
Accounts receivable	7	(835)
Other assets	4	(37)
Accounts payable and accrued expenses	117	58
Accrued salaries, bonuses, and benefit costs	126	357

Net cash provided by operating activities	2,600	1,853

Cash flows from investing activities
Purchase of property and equipment	(81)	(337)

Net cash used in investing activities	(81)	(337)

Cash flows from financing activities
Owner contributions	4	—
Owner’s distributions	—	(105)
Principal payments on long-term debt	(95)	(180)
Payments on revolving debt	(3,648)	(17,366)
Proceeds from revolving debt	3,030	16,222

Net cash provided by financing activities	(709)	(1,429)

Net decrease in cash and cash equivalents	1,810	87
Cash and cash equivalents, beginning of year	26	(61)
Cash and cash equivalents, end of year	$1,836	$26

Supplemental disclosure of cash flow information
Cash paid during the year for:
Interest	$99	$258
Income taxes	$—	$—

See accompanying notes to combined financial statements

CENTERS FOR ADOLESCENT RECOVERY AND EDUCATION, INC.

Notes to Combined Financial Statements

For the year ended December 31, 2015 and six months ended June 30, 2016

1. DESCRIPTION OF BUSINESS

Centers for Adolescent Recovery and Education, Inc. (“CARE Schools,” the “Company,” “we” and “our”) is an organization established in 1999 of specialized schools and residential treatment centers for troubled teens and struggling youth dedicated to helping families with troubled teens get the help they need. Care Schools oversees four facilities in the state of Utah all of which are licensed with the state of Utah as residential treatment centers with a total capacity of 240 beds. CARE Schools provide mental health, behavioral, residential, skill building, academic and tutoring services for adolescents from 12 to 18 years of age who require structure and treatment beyond that available in traditional outpatient clinics and intensive outpatient clinics. CARE Schools has approximately 426 behavioral care professionals and treats approximately 2,000 patients annually.

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The business of the Company is conducted through S-corporations, limited liability companies and non-profit organizations: Falcon Ridge Ranch, Inc., Lava Heights Academy, Inc., Mt. Pleasant Academy, LLC, Red Rock Canyon School, LLC, Red Rock Canyon School, Non-Profit Organization and Falcon Ridge Ranch, Non-Profit Organization. The financial statements have been combined on a basis of the common ownership and control throughout each of these entities. The accompanying combined financial statements have been prepared in accordance with generally accepted accounting principles in the United States of America (“GAAP”) using U.S. dollars as the reporting currency as all our business is in the U.S. All dollar amounts in the footnotes are rounded to the nearest thousand. All significant intercompany accounts and transactions have been eliminated in the combination.

Unaudited Interim Financial Information

The accompanying interim combined balance sheet as of June 30, 2016, the combined statement of operations and cash flows for the six months ended June 30, 2016, the combined statement of owner’s equity for the six month period ended June 30, 2016, and the related footnote disclosures are unaudited. These unaudited interim financial statements have been prepared in accordance with U.S. generally accepted accounting principles (“U.S. GAAP”). In management’s opinion, the unaudited interim financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, which include only normal recurring adjustments, necessary for the fair presentation of our statement of financial position as of June 30, 2016 and our results of operations and cash flows for the six month period ended June 30, 2016. The results for the six month period ended June 30, 2016 are not necessarily indicative of the results expected for the full fiscal year.

Use of Estimates

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Cash and Cash Equivalents

We consider all highly liquid investments with original maturities of three months or less to be cash equivalents.

Revenue

Revenue is primarily derived from services rendered to patients and clients for a variety of adolescent residential treatments and is recognized on a daily basis as services are provided. The Company typically has agreements with third-party payors including state or county governmental agencies, Medicaid, managed care

CENTERS FOR ADOLESCENT RECOVERY AND EDUCATION, INC.

Notes to Combined Financial Statements

For the year ended December 31, 2015 and six months ended June 30, 2016

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

companies, commercial insurance carriers, and private pay that provide for payments to the Company at negotiated amounts in accordance with the terms of the respective agreements. Provisions for settlements with third-party payors are deducted from gross client revenues to determine net client revenues. These provisions are estimated by management based upon expected settlement amounts. Any differences between estimated settlements and final determinations are reflected in operations in the year finalized. Significant changes in payor mix could have a significant impact on the Company’s results of operations and cash flows.

Accounts Receivable

The Company recognized revenue at the time services are performed. The Company determines its allowance for doubtful accounts based upon the age of the receivable and its historical ability to collect. Generally, as a receivable balance ages, an increasingly larger allowance is recorded for the receivable. Account balances are charged off against the allowance after all means of collection have been exhausted and the potential for recovery is considered remote.

Concentrations of Credit Risk

Financial instruments which potentially subject the Company to significant concentrations of credit risk consist primarily of cash and accounts receivable. The amount of cash and cash equivalents held by banks, at times, are subject to FDIC insurance limits, which are currently $250,000 per depositor, per insured bank. Management periodically evaluates the credit worthiness of these institutions. The Company has not experienced any losses on such deposits. Additionally, the Company believes it is not exposed to any significant credit risk on accounts receivable at December 31, 2015 and June 30, 2016.

Property and Equipment

Property and equipment is recorded at cost, less accumulated depreciation, in the accompanying combined balance sheet. Depreciation expense for property and equipment is computed using the straight-line method over the following respective useful lives:

Buildings	15 years
Equipment	7 years
Computers and vehicles	5 years

The Company periodically reviews long-lived assets for impairment whenever events or changes in business circumstances indicate that the carrying value of the assets may not be recoverable. In the event that facts and circumstances indicate that the carrying amount of any long-lived asset may be impaired, an evaluation of recoverability is performed. If an evaluation is required, the estimated future undiscounted cash flows associated with the asset is compared to the asset’s carrying amount to determine if a write-down to market value or discounted cash flow value is required. No impairment losses were recognized for the periods presented.

Fair Value Measurements

Fair value is defined as the price that would be received to sell an asset, or paid to transfer a liability, in an ordinary transaction between market participants. In calculating fair value, a company must maximize the use of observable market inputs, minimize the use of unobservable market inputs and disclose in the form of an outlined hierarchy that details such fair value measurement. A hierarchy of valuation techniques is defined to determine whether the inputs to a fair value measurement are considered to be observable or unobservable in a marketplace.

CENTERS FOR ADOLESCENT RECOVERY AND EDUCATION, INC.

Notes to Combined Financial Statements

For the year ended December 31, 2015 and six months ended June 30, 2016

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect the Company’s market assumptions. This hierarchy requires the use of observable market data when available. These inputs have created the following fair value hierarchy:

•         Level 1 — quoted prices for identical instruments in active markets;

•         Level 2 — quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and model-derived valuations in which significant inputs and significant value drivers are observable in active markets; and

•         Level 3 — fair value measurements derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

Fair Value of Financial Instruments

The carrying amounts of cash and cash equivalents, receivables, accounts payable and accrued expenses approximate fair value because of the short-term nature of these accounts. The carrying amount of the Company’s debt approximates fair value because the instruments either have variable rates that adjust to current market rates or carry fixed interest rates which approximate the current rates available to the Company. Refer to Note 4 for additional information.

Advertising and Marketing Costs

Advertising and marketing costs are expensed as incurred. Advertising and marketing costs for the year ended December 31, 2015 and the six months ended June 30, 2016 were $478,656 and $293,750, respectively.

Comprehensive Income

Comprehensive income is equal to net income for the year ended December 31, 2015 and the six months ended June 30, 2016.

Income Taxes

The Company operates through S-corporations, limited liability companies and non-profit organizations. The S-corporations and limited liability companies are treated as S-Corporations for income tax purposes; therefore, a provision for federal and state income taxes is not necessary because the tax attributes are proportionally includable in the income tax returns of companies’ owners.

New Accounting Pronouncements

The Financial Accounting Standards Board (“FASB”) issued Accounting Standard Update (“ASU”) 2014-09, 2015-14 and 2016-8 — Revenue from Contracts with Customers, which provides a single, comprehensive revenue recognition model for all contracts with customers. The core principal of the ASUs is that an entity should recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. The ASUs also requires additional disclosure about the nature, amount, timing and uncertainty of revenue and cash flows arising from customer contracts, including significant judgments and changes in judgments and assets recognized from costs incurred to obtain or fulfill a contract. In July 2015, the FASB deferred the effective date of this standard. As a result, the standard and related amendments will be effective for the Company for its fiscal year beginning July 1, 2018, including interim periods within that fiscal year. Early application is permitted, but not before the original effective date of June 1, 2017. Entities are allowed to transition to the new standard by either retrospective application or recognizing the cumulative effect. The Company is currently evaluating the guidance, including which transition approach will be applied and the estimated impact it will have on our combined financial statements.

CENTERS FOR ADOLESCENT RECOVERY AND EDUCATION, INC.

Notes to Combined Financial Statements

For the year ended December 31, 2015 and six months ended June 30, 2016

2. BASIS OF PRESENTATION AND SIGNIFICANT ACCOUNTING POLICIES (cont.)

In February 2016, the FASB issued ASU No. 2016-02, Leases (Topic 842) (“ASU 2016-02”). This ASU primarily provides new guidance for lessees on the accounting treatment of operating leases. Under the new guidance, lessees are required to recognize assets and liabilities arising from operating leases on the balance sheet. ASU 2016-02 also aligns lessor accounting with the revenue recognition guidance in Topic 606 of the Accounting Standards Codification. ASU 2016-02 is effective for annual reporting periods beginning after December 15, 2018 with early adoption permitted and is required to be adopted on a modified retrospective basis, meaning the new leasing model will be applied to the earliest year presented in the financial statements and thereafter. The Company is currently evaluating the impact of adopting this new accounting standard on its financial statements.

3. PROPERTY AND EQUIPMENT

A summary of property and equipment is as follows at December 31, 2015 and June 30, 2016 (in thousands):

	June 30, 2016	December 31, 2015
	(unaudited)
Buildings and improvements	$1,158	$1,101
Machinery and equipment	601	586
Vehicles	395	395
Computer equipment	207	200
Furniture and fixtures	187	185
	2,548	2,467
Less accumulated depreciation	(1,653)	(1,534)
Property and equipment, net	$895	$933

4. LONG-TERM DEBT

A summary of long-term debt is as follows (in thousands):

	June 30, 2016	December 31 2015
	(unaudited)
Outstanding balance on lines of credit	$643	$1,261
2014 Commercial Loan	2,746	2,826
2011 Commercial Loan	109	118
SBA Loan	88	95
	3,586	4,300
Less current maturities	(3,353)	(3,764)
Total long-term debt	$233	$536

All loans and lines of credit are guaranteed by the former executive officer and collateralized by the assets of the Company.

During March 2011, the Company entered into a commercial loan to fund solar improvements (“2011 Commercial Loan”). Payments of $1,887 are made monthly at an annual interest rate of 5.6%. On December 8, 2011, the Company additionally entered into a Small Business Administration loan agreement (“SBA loan”) with a principal balance of $152,000 and a maturity date of January 1, 2022. The purpose of this credit loan was to finance solar improvements. The effective annualized rate for the full term of the loan is 3.8%. Monthly payments for the first 60 months are $1,515. For months 61 through 120, monthly payments will be $1,447.

CENTERS FOR ADOLESCENT RECOVERY AND EDUCATION, INC.

Notes to Combined Financial Statements

For the year ended December 31, 2015 and six months ended June 30, 2016

4. LONG-TERM DEBT (cont.)

In July 2014, the Company entered into a commercial loan agreement (the “2014 Commercial Loan”) to pay off in part some of the principal balance of the lines of credit. Regular monthly payments of $18,000 are made at an annual interest rate of 5.5% with the loan maturing in fiscal year 2016.

Lines of Credit

In December 2006, the Company obtained a line of credit in the amount of $2.0 million with a maturity date of December 4, 2015. The line of credit was reduced to $1.5 million in July 2014. The balance remaining at December 31, 2015 was $233,824. The loan was paid in full in 2016.

In July 2010, the Company obtained a line of credit with a limit of $1,000,000 with a maturity date of July 21, 2011 and monthly payments at an interest rate of 7.0%. The maturity date was subsequently extended to June 4, 2014 and then in July 2014, the Company further extended the maturity date to June 5, 2015. Interest was modified to a variable rate subject to the Prime Rate plus 1.75%. During the term of the loan, the interest rate will not be less than 5.0%. The remaining balance at December 31, 2015 was $97,911. The loan was paid in full in 2016.

In November 2012, the Company obtained a line of credit with a limit of $1,000,000 and an original maturity date of November 8, 2013. In December 2014, the maturity date of the note was extended to November 8, 2015. The initial monthly payments were based on a variable annual interest rate of 5.0%. The interest rate is based on the Prime Rate plus 1.720 percentage points. The interest rate will never be less than 5.0%. The interest rate at December 31, 2015 was 5.22%. The outstanding balance on the line of credit at December 31, 2015 was $929,701. At June 30, 2016, the outstanding balance was $642,609.

Future maturities of long-term debt are as follows:

Year ending December 31,	Amount
2016	$3,764
2017	20
2018	20
2019	20
2020	20
Thereafter	456
$4,300

5. OWNER’S EQUITY

Our authorized capital stock consists of 102,500 shares of common stock, no par value and are held by the former executive officer and his immediate family. Each share has equal voting rights and equal rights in the event of dissolution or liquidation. The Company does not expect to declare or pay any cash or other dividends in the foreseeable future. A summary of the ownership details for each entity is below:

CENTERS FOR ADOLESCENT RECOVERY AND EDUCATION, INC.

Notes to Combined Financial Statements

For the year ended December 31, 2015 and six months ended June 30, 2016

5. OWNER’S EQUITY (cont.)

Entity	Authorized Capital Stock	Beneficial owner of issued capital stock or membership interests owned
Falcon Ridge Ranch, Inc.	100,000 shares common stock, no par value	1,000 shares issued and owned by former executive officer’s family trust
Falcon Ridge Ranch Non-Profit Organization	No stock authorized	Not applicable
Lava Heights Academy, Inc.	2,500 shares common stock, no par value	1,000 shares issued and owned by former executive officer’s family trust
Mount Pleasant Academy, LLC	Not applicable	100% membership interests owned by former executive officer’s family trust
Red Rock Canyon School, LLC	Not applicable	100% membership interests owned by former executive officer
Red Rock Canyon School Non-Profit Organization	No stock authorized	Not applicable

6. COMMITMENTS AND CONTINGENCIES

The Company is subject to certain legal proceedings and claims that may arise in the ordinary course of business. In the opinion of management, the Company does not have a potential liability related to any current legal proceedings and claims that would individually, or in the aggregate, have a material adverse effect on the Company’s financial condition, liquidity, results of operations, or cash flows.

7. INCOME TAX

Falcon Ridge Ranch, Inc. and Lava Heights Academy, Inc. are S-corporations. Red Rock Canyon School, LLC and Mount Pleasant Academy, LLC are limited liability companies. These entities are each treated as an S-Corporation for income tax purposes; therefore, a provision for federal and state income taxes is not necessary because the tax attributes are proportionally includable in the income tax returns of the entities’ members or beneficial owners. Falcon Ridge Ranch Non-Profit Organization and Red Rock Canyon School Non-Profit Organization are tax exempt entities. The Company is subject to taxation in the U.S. and Utah. The Company’s U.S. federal and state income tax returns for the tax years 2013 and forward are subject to examination by the taxing authorities.

The entities listed above follow the accounting guidance in Financial Accounting Standards Board Accounting Standards Codification (“ASC”) 740, Income Taxes, as it relates to uncertain tax positions. The guidance provides information and procedures for financial statement recognition and measurement of tax positions taken, or expected to be taken, in tax returns. Any interest and penalties recognized associated with a tax position are classified in operating expenses in the Company’s combined financial statements.

8. SEGMENTS

Operating segments are defined as components of an enterprise about which separate financial information is available that is evaluated regularly by the chief operating decision-maker, or decision-making group, in deciding how to allocate resources and in assessing performance of the Company. The Company’s CODM is considered to be the single managing member. The CODM reviews the Company’s financial information in a manner substantially similar to the accompanying combined financial statements. In addition, the Company’s operations, revenues, and decision-making functions are based solely in the state of Utah. Therefore, management has concluded that the Company operates in one operating and geographic segment.

CENTERS FOR ADOLESCENT RECOVERY AND EDUCATION, INC.

Notes to Combined Financial Statements

For the year ended December 31, 2015 and six months ended June 30, 2016

9. RELATED PARTY RENT EXPENSE

All real estate used by the Company is owned either directly or indirectly by the former executive officer and his immediate family.  During 2015 there were no formal rent agreements in place and instead the rental arrangements were month-to-month verbal arrangements. Rent expense for the year ended December 31, 2015 and the six months ended June 30, 2016 was $1,541,090 and $863,533, respectively.

10. SUBSEQUENT EVENTS

Subsequent events have been evaluated through November 22, 2016, which is the date the financial statements were available to be issued. Other than the item disclosed below, no other recognized or unrecognized transactions requiring disclosure occurred subsequent to December 31, 2015. On August 16, 2016, certain non-real estate assets and certain assumed liabilities of Falcon Ridge Ranch LLC, Red Rock Canyon School, LLC, Lava Heights Academy, Inc., Mount Pleasant Academy, Inc., Red Rock Canyon School, NFP, Falcon Ridge Ranch, NFP, Red Rock Canyon CRT were acquired by Sequel Youth and Family Services, LLC. The purchase price for this acquisition was $23.5 million and is subject to a contingent payment adjustment. The contingent payment is calculated as the product of 5.5 times the amount by which the EBITDA of the facilities during the year after the closing date exceeds $4.2 million.

ANNEX A

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

GLOBAL PARTNER ACQUISITION CORP.

GLOBAL PARTNER SPONSOR I LLC

SEQUEL ACQUISITION, LLC

SEQUEL YOUTH AND FAMILY SERVICES, LLC

KEY EQUITYHOLDERS

AND

SECURITYHOLDER REPRESENTATIVE

Dated as of January 11, 2017

Annex A-i

ARTICLE III REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB		A-27

3.1	Organization, Standing and Power	A-27
3.2	Authority	A-27
3.3	Consents	A-27
3.4	No Conflict	A-28
3.5	Interim Operations of Sub.	A-28
3.6	Capitalization	A-28
3.7	Compliance with Laws	A-28
3.8	Equity Consideration	A-28
3.9	SEC Documents	A-28
3.10	Proxy Statement	A-29
3.11	Financial Statements	A-29
3.12	Trust Account	A-29
3.13	Board Approval; Vote Required	A-29
3.14	Legal Proceedings	A-29
3.15	Brokers’ and Finders’ Fees	A-29

ARTICLE IV CONDUCT PRIOR TO THE EFFECTIVE TIME		A-29

4.1	Conduct of Business of the Company	A-29
4.2	Conduct of the Business of Parent	A-33
4.3	No Solicitation	A-33
4.4	Procedures for Requesting Parent Consent	A-34

ARTICLE V ADDITIONAL AGREEMENTS		A-34

5.1	Proxy Statement.	A-34
5.2	Access to Information	A-35
5.3	Confidentiality	A-35
5.4	Expenses	A-36
5.5	Public Disclosure	A-36
5.6	Consents	A-36
5.7	Additional Documents and Further Assurances; Reasonable Efforts	A-36
5.8	New Employment Arrangements	A-37
5.9	Tax Matters	A-37
5.10	Notification of Certain Matters	A-38
5.11	No Claims Against Trust Account	A-38
5.12	Agreement to Defend	A-38
5.13	Change of Name; Listing	A-39
5.14	Debt Financing; Equity Financing; Cooperation	A-39
5.15	Release	A-41
5.16	Pre-Closing Transactional Matters	A-41
5.17	Post-Closing Distributions	A-42
5.18	R&W Insurance Policy	A-44

ARTICLE VI CONDITIONS TO THE MERGER		A-44

6.1	Conditions to Obligations of Each Party to Effect the Merger	A-44
6.2	Conditions to the Obligations of Parent and Sub	A-44
6.3	Conditions to Obligations of the Company	A-46

Annex A-ii

ARTICLE VII INDEMNIFICATION		A-47

7.1	Survival of Representations, Warranties and Covenants	A-47
7.2	Indemnification	A-47
7.3	Escrow Arrangements	A-48
7.4	Indemnification Claims	A-49
7.5	Securityholder Representative	A-53
7.6	Parent Representative	A-54
7.7	Remedy	A-55
7.8	Purchase Price Adjustments	A-56
7.9	Sole Remedy	A-56

ARTICLE VIII TERMINATION, AMENDMENT AND WAIVER		A-56

8.1	Termination	A-56
8.2	Effect of Termination	A-57
8.3	Amendment	A-57
8.4	Extension; Waiver	A-57

ARTICLE IX GENERAL PROVISIONS		A-58

9.1	Notices	A-58
9.2	Interpretation	A-59
9.3	Counterparts	A-59
9.4	Entire Agreement; Assignment	A-59
9.5	Severability	A-59
9.6	Other Remedies; Specific Performance	A-59
9.7	Governing Law; Venue	A-59
9.8	Rules of Construction	A-60
9.9	Successors and Assigns	A-60
9.10	Third Party Beneficiaries	A-60
9.11	Post-Closing Representation	A-60
9.12	Waiver of Jury Trial	A-61
9.13	Definitions	A-61

Annex A-iii

INDEX OF EXHIBITS

Exhibit	Description
Exhibit A-1	Form of Offer Letter

Exhibit A-2	Form of Confidentiality, Non-Solicitation and Proprietary Rights Agreement

Exhibit B	Form of Non-Competition Agreement

Exhibit C	Form of Board Agreement

Exhibit D	Form of Support Agreement

Exhibit E	Form of Founder Share Letter Agreement

Exhibit F	Form of Certificate of Merger

Exhibit G	Form of Limited Liability Company Agreement

Exhibit H	Form of Payment Administration Agreement

Exhibit I	Form of Letter of Transmittal

Exhibit J	Form of Exchange Agreement

Exhibit K	Form of Legacy Registration Rights Agreement

Exhibit L	Form of Tax Receivable Agreement

Exhibit M	Form of Option Exercise Agreement

Exhibit N	Purchase Price Allocation

Exhibit O	Form of Amended and Restated Certificate of Incorporation of Parent

Exhibit P	Form of Sequel Youth and Family Services Stock Incentive Plan

Exhibit Q	Equity Purchase Agreement

Exhibit R	Legacy Operating Agreement Amendment

Exhibit S	Contribution Agreement

Exhibit T	Distribution Agreement

Exhibit U	Preferred Stock Term Sheet

Exhibit V	Form of Escrow Agreement

Exhibit W-1	Company Knowledge Parties

Exhibit W-2	Parent Knowledge Parties

Exhibit X	Form of Warrant

Annex A-iv

THIS AGREEMENT AND PLAN OF MERGER (the “Agreement”) is made and entered into as of January 11, 2017 by and among Global Partner Acquisition Corp., a Delaware corporation (“Parent”); Global Partner Sponsor I LLC, a Delaware limited liability company and a stockholder of Parent (“Sponsor”); Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”); Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”); the Key Equityholders; and John F. Ripley, who will serve as the representative of the Company’s Legacy Equityholders and is referred to herein from time to time as the “Securityholder Representative”.

RECITALS

A.      The sole member of Sub, the board of managers of the Company and the board of directors of Parent believe it is advisable and in the best interests of each company and their respective equityholders that Parent acquire the Company through the statutory merger of Sub with and into the Company (the “Merger”), upon the terms and conditions set forth herein and in accordance with the Act, and in furtherance thereof, have approved this Agreement and the Merger. Equityholders representing the Sufficient Equityholder Vote have approved this Agreement, the Merger, and the Transactions.

B.       Pursuant to the Merger, among other things, and subject to the terms and conditions of this Agreement, all of the issued and outstanding equity of the Company shall be converted into the right to receive the consideration set forth herein.

C.       A portion of the consideration payable in connection with the Merger shall be placed in escrow as security for the indemnification obligations set forth in this Agreement.

D.       The Company, on the one hand, and Parent and Sub, on the other hand, desire to make certain representations, warranties, covenants and other agreements in connection with the Merger.

E.       Contemporaneously with the execution and delivery of this Agreement by the parties hereto, the Key Employees are entering into or executing, as applicable, an offer letter, each in substantially the form attached hereto as Exhibit A-1 (collectively, the “Offer Letters”), and a Confidentiality, Non-Solicitation and Proprietary Rights Agreement, each in substantially the form attached hereto as Exhibit A-2 (collectively, the “Restrictive Covenant Agreements”), each to be effective as of the Effective Time.

F.       Contemporaneously with the execution and delivery of this Agreement, as a material inducement to Parent and Sub to enter into this Agreement, John F. Ripley is entering into a Non-Competition and Non-Solicitation Agreement, in substantially the form attached hereto as Exhibit B (the “Non-Competition Agreement”), with Parent and the Company, pursuant to which John F. Ripley has agreed, for a period of time after the Effective Time, not to compete with the Business of the Surviving Entity and not to solicit the employees of the Company (and following the Effective Time, the Surviving Entity or Parent, as the case may be) for employment, and a Board Agreement, in substantially the form attached hereto as Exhibit C (the “Board Agreement”), with Parent, pursuant to which Parent agrees to pay John F. Ripley $100,000 per year for so long as John F. Ripley is a member of the Board of Directors of Parent. Each of the Non-Competition Agreement and the Board Agreement will be effective as of the Effective Time.

G.       Contemporaneously with the execution and delivery of this Agreement, as a material inducement to Parent and the Company to enter into this Agreement, the Sponsor is entering into a support agreement, in substantially the form attached hereto as Exhibit D (the “Support Agreement”), and a Founder Share Letter Agreement, in substantially the form attached hereto as Exhibit E (the “Founder Letter Agreement”). The Founder Letter Agreement will be effective as of the Effective Time.

Annex A-1

NOW, THEREFORE, in consideration of the mutual agreements, covenants and other promises set forth herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree as follows:

ARTICLE I
THE MERGER

1.1       The Conversion and the Merger.

(a)        Conversion. In connection with and prior to the consummation of the Transactions, the Company shall convert from an Iowa limited liability company to a Delaware limited liability company (the “Conversion”), in accordance with the Delaware Limited Liability Company Act, 6 Del. C. § 18-101, et seq., as it may be amended from time to time (or any corresponding provisions of succeeding law) (the “Act”), and the Iowa Revised Uniform Limited Liability Company Act, IA Code § 489-101 et seq., as it may be amended from time to time (or any corresponding provisions of succeeding law) (the “Iowa Act”).

(b)        Merger. After the effectiveness of the Conversion, at the Effective Time and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Act, Sub shall be merged with and into the Company, the separate company existence of Sub shall cease, and the Company shall continue as the surviving limited liability company. The surviving company after the Merger is sometimes referred to hereinafter as the “Surviving Entity.”

1.2       Effective Time. Unless this Agreement is earlier terminated pursuant to Section 8.1, the closing of the Merger (the “Closing”) will take place on a Business Day as promptly as practicable after the execution and delivery hereof by the parties hereto, and following satisfaction or waiver of the conditions set forth in Article VI, at the offices of Pepper Hamilton, 400 Berwyn Park, 899 Cassatt Road, Berwyn, PA 19312, unless another time or place is mutually agreed upon in writing by Parent and the Company. The date upon which the Closing actually occurs shall be referred to herein as the “Closing Date.” On the Closing Date, the parties hereto shall cause the Merger to be consummated by filing a certificate of merger in substantially the form attached hereto as Exhibit F (the “Certificate of Merger”), with the Secretary of State of the State of Delaware, in accordance with the applicable provisions of the Act. The Merger shall become effective at such time as a properly executed and certified copy of the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware in accordance with the Act or at such later time as Parent and the Company may agree upon and set forth in the Certificate of Merger (such time as the Merger becomes effective, the “Effective Time”).

1.3       Effect of the Merger. At the Effective Time, the effect of the Merger shall be as provided under the applicable provisions of the Act. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time all the property, rights, privileges, powers and franchises of the Company and Sub shall vest in the Surviving Entity, and all debts, liabilities, obligations and duties of the Company and Sub shall become the debts, liabilities and duties of the Surviving Entity.

1.4      Formation Documents.

(a)        At the Effective Time, the certificate of formation of the Surviving Entity shall be amended and restated as of the Effective Time to be identical to the certificate of formation of Sub as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the Act and as provided in such certificate of formation.

(b)        At the Effective Time, the limited liability company agreement of the Surviving Entity shall be amended and restated as of the Effective Time to be identical to the limited liability company agreement attached hereto as Exhibit G (the “Amended and Restated LLC Agreement”), until thereafter amended in accordance with the Act and as provided in the certificate of formation of the Surviving Entity and such operating agreement.

1.5       Management.

(a)        Directors of Surviving Entity. The managers of the Surviving Entity immediately after the Effective Time shall be as set forth in the Amended and Restated LLC Agreement, each to hold the office of a manager of the Surviving Entity in accordance with the provisions of the Act and the Amended and Restated LLC Agreement until their successors are duly elected and qualified.

Annex A-2

(b)        Officers of Surviving Entity. The officers of the Surviving Entity immediately after the Effective Time shall be as set forth in the Amended and Restated LLC Agreement, each to hold office in accordance with the provisions of the Act and the Amended and Restated LLC Agreement until their successors are duly elected and qualified.

1.6       Effect of Merger on Equity.

(a)        Effect on Membership Interests in Sub and Legacy Class E Units. All of the limited liability company interest in Sub immediately prior to the Effective Time shall be converted into and shall represent 14,906,250 Survivor Class A Units.

(b)        Effect on Legacy Equity (Legacy Class A Units and Legacy Class B Units). Subject to Section 1.6(e), at the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of units of Legacy Equity, each Legacy Class A Unit and Legacy Class B Unit issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into solely the right to receive, upon surrender of the certificate representing such units of Legacy Equity in the manner provided in Section 1.8, the Equity (A-B) Consideration Per Unit, in each case rounded down in the aggregate to the nearest whole number with the value of the fractional unit to be paid by Parent in cash based on the Unit Price.

(c)        Effect on Legacy Equity (Legacy Class C Units and Legacy Class D Units). At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of units of Legacy Equity, all of the Legacy Class C Units and the Legacy Class D Units issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into the right to receive, upon surrender of the certificates representing such units of Legacy Equity in the manner provided in Section 1.8, the Equity (C-D) Consideration.

(d)        Effect on Legacy Equity (Legacy Class E Units). At the Effective Time, by virtue of the Merger and without any action on the part of Sub, the Company or the holders of units of Legacy Equity, the Legacy Class E Units issued and outstanding immediately prior to the Effective Time, upon the terms and subject to the conditions set forth in this Section 1.6 and throughout this Agreement, will be cancelled and extinguished and be converted automatically into and shall represent the Equity (E) Consideration.

(e)        Escrow Amounts. Notwithstanding any other provisions of this Agreement to the contrary, (i) the Equity (A-B) Consideration payable to a Legacy Equityholder pursuant to this Section 1.6 shall be reduced by such Legacy Equityholder’s Pro Rata Portion of the Indemnity Escrow Amount in accordance with Section 7.3, and (ii) each Legacy Equityholder’s Pro Rata Portion of the Indemnity Escrow Amount shall be deposited into the Escrow Fund as provided herein.

1.7       Obligations.

(a)        Representative Obligations. Subject to Article VII, at least three (3) Business Days prior to the Closing Date and before Parent, the Exchange Agent or the Surviving Entity shall make any payments hereunder to Legacy Equityholders (including Optionholders who will exercise their Company Options prior to Closing), the Securityholder Representative shall deliver to Parent and the Exchange Agent a payment schedule setting forth (a) the name and address of each Legacy Equityholder (including each Optionholder who will exercise their Company Options prior to Closing) entitled to distribution of Equity Consideration, and (b) the amount of consideration to which each such Legacy Equityholder (including each Optionholder who will exercise their Company Options prior to Closing) is then entitled (and, with respect to payments to be made in connection with the Closing, the amount of any income or employment Tax withholding required under applicable Law), together with calculations of the amount then payable to such holder (the “Payments Schedule”). The Securityholder Representative shall be responsible for instructing Parent, the Exchange Agent and the Surviving Entity as to the distribution of such amounts. Parent, the Exchange Agent and the Surviving Entity may rely on the instructions of the Securityholder Representative for distributions and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Securityholder Representative are followed. The Parent Representative shall be responsible for instructing the Company, the Exchange Agent and the Securityholder Representative as to any matters set forth herein relating to Parent and/or Sponsor. The Company, the Exchange

Annex A-3

Agent and the Equityholders may rely on the instructions of the Parent Representative for distributions and shall have no responsibility or liability with respect thereto; provided, that the distribution instructions of the Parent Representative are followed.

(b)        Company Obligations. Subject to Article VII, at least three (3) Business Days prior to the Closing Date and before Parent, the Exchange Agent or the Surviving Entity shall make any payments hereunder to the Equityholders (including Optionholders who will exercise their Company Options prior to Closing), the Company shall deliver to Parent a payment schedule setting forth (a) the address of the Preferred Holder, and (b) the amount of consideration to which the Preferred Holder is then entitled (and, with respect to payments to be made in connection with the Closing, the amount of any income or employment Tax withholding required under applicable Law), together with calculations of the amount then payable to the Preferred Holder.

1.8       Payment of Equity Consideration; Surrender of Certificates.

(a)        Exchange Agent. Acquiom Clearinghouse LLC, or an institution selected by Parent and at Parent’s sole expense, prior to the Effective Time, shall serve as the exchange agent (such institution, the “Exchange Agent”) for the Merger, pursuant to the terms of a Payments Administration Agreement, substantially in the form attached hereto as Exhibit H (the “Payments Administration Agreement”).

(b)        Payment Procedures for Equity Consideration.

(i)          Subject to the terms and conditions of this Agreement and the provisions of Section 1.6(e) relating to withholding of taxes and Section 7.3 relating to escrow arrangements, on the Closing Date, (i) the Company shall deliver to the Escrow Agent the number of Survivor Class B Units equal to the Indemnity Escrow Amount; and (ii) the Company shall deliver to the Exchange Agent the number of Survivor Class B Units less the number delivered to the Escrow Agent in the immediately preceding subclause (i), for exchange in accordance with Section 1.6(b).

(ii)         Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall deliver to the Preferred Holder the Equity (C-D) Consideration payable at the Effective Time to the Preferred Holder pursuant to Section 1.6(c) in exchange for outstanding Legacy Class C Units and Legacy Class D Units.

(iii)        Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall deliver to Parent 14,906,250 Survivor Class A Units, payable at the Effective Time to Parent pursuant to Section 1.6(a).

(iv)       Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall deliver to Sequel CS, Inc. the Equity (E) Consideration payable at the Effective Time to Sequel CS, Inc. pursuant to Section 1.6(d) in exchange for outstanding Legacy Class E Units.

(v)        The Pro Rata Portion of the consideration comprising the Indemnity Escrow Amount shall be deemed to be contributed to the Escrow Fund with respect to each such Legacy Equityholder.

(c)        Exchange Procedures. Promptly following the date of this Agreement, the Company shall (or shall cause the Exchange Agent to) mail to each Legacy Equityholder and Optionholder a letter of transmittal in substantially the form attached hereto as Exhibit I (each, a “Letter of Transmittal”), the Amended and Restated LLC Agreement executed by the Company and Parent, the Exchange Agreement in the form attached hereto as Exhibit J (the “Exchange Agreement”), the Registration Rights Agreement in the form attached hereto as Exhibit K (the “Legacy Registration Rights Agreement”), and the Tax Receivable Agreement in the form attached hereto as Exhibit L (the “Tax Receivable Agreement”). In addition, promptly following the date of this Agreement, the Company shall (or shall cause the Exchange Agent to) mail to each Optionholder an Option Exercise Agreement in substantially the form attached hereto as Exhibit M (each, an “Option Exercise Agreement”); after delivery of the Option Exercise Agreement to the Company (with a copy delivered to Parent) and exercise of all Company Options held by such Optionholder, such Optionholder shall be treated thereafter as a Legacy Equityholder holding Legacy Class B Units. After receipt of the applicable Letter of Transmittal and Related Agreements to be signed by such Legacy Equityholder, the Legacy Equityholders will surrender the certificates representing their Legacy Equity (the “Legacy Unit Certificates”) to the Exchange Agent for cancellation together with a duly completed and validly executed Letter of Transmittal and executed copies of each of the Related Agreements. Upon surrender of a Legacy

Annex A-4

Unit Certificate for cancellation to the Exchange Agent, together with such Letter of Transmittal, duly completed and validly executed in accordance with the instructions thereto, and the Related Agreements, each duly completed and validly executed, subject to the terms of Section 1.6(e), Section 1.8(d), Section 1.13 and Section 7.3, the holder of such Legacy Unit Certificate shall be entitled to receive from the Exchange Agent in exchange therefor, the Equity Consideration to which such holder is entitled pursuant to Section 1.6 and the Legacy Unit Certificate so surrendered shall be cancelled. Until so surrendered, each Legacy Unit Certificate outstanding after the Effective Time will be deemed, for all purposes thereafter, to evidence only the right to receive the applicable portion of the Equity Consideration, pursuant to Section 1.6 and Section 1.8. No portion of the Equity Consideration (including such holder’s Pro Rata Portion of the Indemnity Escrow Amount, when deliverable) will be paid to the holder of any unsurrendered Legacy Unit Certificate with respect to Legacy Units formerly represented thereby or issuable thereunder until the holder of record of such Legacy Unit Certificate shall surrender such Legacy Unit Certificate, pursuant hereto.

(d)        Transfers of Ownership. If any consideration is to be disbursed pursuant to Section 1.6 to a Person other than the Person whose name is reflected on the Legacy Unit Certificate surrendered in exchange therefor, it will be a condition of the delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the disbursement of such cash and/or equity amounts to a Person other than the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(e)        Exchange Agent to Return Equity Consideration. At any time following the last day of the twelve (12) month period following the Effective Time, Parent shall be entitled (but not obligated) to require the Exchange Agent to deliver to Parent or its designated successor or assign all equity amounts that have been deposited with the Exchange Agent pursuant to Section 1.8(b), and any income or proceeds thereof, not disbursed to the Legacy Equityholders pursuant to Section 1.8(c), and thereafter, if so delivered, the Legacy Equityholders shall be entitled to look only to Parent (subject to the terms of Section 1.8(f) and 1.8(g)) only as general creditors thereof with respect to any and all amounts that may be payable to such Legacy Equityholders pursuant to Section 1.6 upon the due surrender of such Legacy Unit Certificates in the manner set forth in Section 1.8(c). In the event that Parent does not require the Exchange Agent to return the consideration amounts to Parent pursuant to this Section 1.8(e), the agreement between Parent and the Exchange Agent shall provide that the Exchange Agent shall continue to hold such cash and equity amounts in its capacity as Exchange Agent, subject to compliance with applicable Law.

(f)         No Liability. Notwithstanding anything to the contrary in this Section 1.8, none of the Exchange Agent, the Surviving Entity, Parent nor any other party hereto shall be liable to a holder of Company Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(g)        Parent to Deliver Balance of Equity Consideration. At any time following April 1, 2026 (or the latest expiration date of any Company Options then outstanding if earlier than April 1, 2026), the Securityholder Representative shall be entitled (but not obligated) to require Parent to deliver to the Securityholder Representative or assign all equity amounts that have been delivered to Parent pursuant to Section 1.8(e), for further distribution to the Legacy Equityholders on a pro rata basis based on their respective portions of the Equity Consideration. In the event that the Securityholder Representative does not require Parent to return the consideration amounts to the Securityholder Representative pursuant to this Section 1.8(g), Parent shall continue to hold such equity amounts, subject to compliance with applicable Law.

1.9       No Further Ownership Rights in Company Units. The Equity Consideration paid in respect of the surrender for exchange of Company Units in accordance with the terms hereof shall be deemed to be full satisfaction of all rights pertaining to shares of Company Units, and there shall be no further registration of transfers on the records of the Surviving Entity of Company Units which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Legacy Unit Certificates are presented to the Surviving Entity for any reason, they shall be cancelled and exchanged as provided in this Article I.

1.10     Lost, Stolen or Destroyed Certificates. In the event any Legacy Unit Certificates shall have been lost, stolen or destroyed, the Surviving Entity shall issue, and Parent shall cause the Surviving Entity to issue, in exchange for such lost, stolen or destroyed certificates, upon the making of an affidavit of that fact by the holder thereof, such amount, if any, as may be required pursuant to Section 1.6; provided, however, that either the Exchange Agent or

Annex A-5

Parent may, in each of their discretion and as a condition precedent to the issuance thereof, require the Equityholder who is the owner of such lost, stolen or destroyed certificates to provide an indemnification agreement in a form and substance acceptable to the Exchange Agent and Parent, against any claim that may be made against Parent or the Exchange Agent with respect to the certificates alleged to have been lost, stolen or destroyed. Subject to the terms of Section 1.6(e) and Section 7.3, any Equityholder complying with the provisions of this Section 1.10 shall be deemed to have surrendered such lost, stolen or destroyed Legacy Unit Certificate for all purposes hereunder, including for purposes of receiving the cash and/or equity to which such Equityholder is entitled pursuant to Section 1.6.

1.11     Taking of Necessary Action; Further Action. If at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, property, rights, privileges, powers and franchises of the Company, Parent, Sub, and the officers and directors of the Company, Parent and Sub are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

1.12     Stipulated Values. Each of the Company, Parent, Sub and the Securityholder Representative acknowledges and agrees that the Unit Price and the number of units constituting the Equity Consideration are based upon values that have been agreed upon between Parent and the Company for purposes of this Agreement and may not represent their fair market or intrinsic value as determined by a third party.

1.13     Intended Tax Treatment and Purchase Price Allocation. For United States federal income Tax purposes (and, where applicable, state and local income Tax purposes) only, all parties hereto will treat the Surviving Entity as a continuation of the Company as a partnership and will treat the acquisition of the Legacy Equity followed by the Cash Distribution as a purchase by Parent of such Legacy Equity, in a transaction with respect to which an election pursuant to Section 754 of the Code shall be made. The cash distributable to the Legacy Equityholders, increased by all other items of consideration, including liabilities for federal income tax purposes, shall be allocated in a manner consistent with Exhibit N (the “Purchase Price Allocation”), and such allocation shall be finalized within sixty (60) days of the Closing Date. If the final consideration is amended, the Purchase Price Allocation shall be amended in accordance with Exhibit N. All parties to this Agreement agree to file all United States Tax Returns in accordance with such Purchase Price Allocation and the intended tax treatment as set forth in this Section 1.13. For United States Tax purposes, there will be a technical termination and closing of the Tax year on the change of control occurring in connection with the Merger.  The parties hereto agree that they will make a 754 election for the calendar year beginning after consummation of the Transactions. If any dispute arises regarding the Purchase Price Allocation, any such dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless Parent and the Securityholder Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Parent or the Legacy Equityholders or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the Qualified Tax Advisor (as defined in the Tax Receivable Agreement). The Expert shall resolve any such matter within thirty (30) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, such Tax Return may be filed as prepared by Parent, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert, amending any Tax Return and the proceeding shall be borne by Parent except as provided in the next sentence. Parent and the Legacy Equityholders shall bear their own costs and expenses of such proceeding, unless the Securityholder Representative has a prevailing position that is more than 10% of the payment at issue, in which case Parent shall reimburse the Securityholder Representative (on behalf of the Legacy Equityholders) for any reasonable out-of-pocket costs and expenses in such proceeding. The determinations of the Expert pursuant to this Section 1.13 shall be binding on Parent and the Legacy Equityholders and may be entered and enforced in any court having jurisdiction.

Annex A-6

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

The Company hereby represents and warrants to Parent and Sub as of the date hereof and as of the Closing (provided, however, with respect to Camelot, CHG Health Services, Inc. and Sequel CS, Inc., as of the date hereof and as of immediately prior to the closing of the Equity Purchase Agreement), subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by the Company to Parent (the “Disclosure Schedule”) as follows (references to “Company” in this Article II shall refer, wherever not inappropriate by reference to the context, to the Company and the Company Subsidiaries):

2.1       Organization of the Company.

(a)        Each of the Company and the Company Subsidiaries is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is organized, which jurisdiction is set forth on Section 2.1(a) of the Disclosure Schedule. Each of the Company and the Company Subsidiaries has full corporate power and authority and possesses all Permits necessary to enable it to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. Each of the Company and the Company Subsidiaries is duly qualified and in good standing to do business in each jurisdiction in which the conduct or nature of its business or the ownership, leasing or holding of its properties makes such qualification necessary, except where the failure to be so licensed, qualified or in good standing would not, individually or in the aggregate, have a Company Material Adverse Effect.

(b)        The Company has made available to Parent true and complete copies of the certificate of formation, operating agreements, by-laws, business license, certificates of approval and articles of association (or comparable documents), each as amended to date, of the Company and each Company Subsidiary. The minute books of the Company and each Company Subsidiary, all of which have been made available to Parent before the date hereof, constitute all of the minutes of the Company and each Company Subsidiary required to be maintained by the Company and each Company Subsidiary, are true and complete in all material respects. At the Closing, all such minute books will be in the possession of the Company or the applicable Company Subsidiary.

2.2       Equity of the Company and the Company Subsidiaries.

(a)        Section 2.2(a)(i) of the Disclosure Schedule sets forth as of the date hereof, for the Company, the amounts and types of its outstanding equity and the record and beneficial owners of its outstanding equity, and there are no other equity securities of the Company issued, reserved for issuance or outstanding. Section 2.2(a)(ii) of the Disclosure Schedule sets forth as of the date hereof for each Company Subsidiary the amounts and types of its outstanding equity and the record and beneficial owners of its outstanding equity, and there are no other equity securities of any Company Subsidiary issued, reserved for issuance or outstanding. All of the outstanding equity securities and other securities of each Company Subsidiary are owned of record and beneficially by the Company or one or more Company Subsidiaries, free and clear of all Liens other than, for the avoidance of doubt, any restrictions on transfer pursuant to applicable securities Laws. Section 2.2(a)(iii) of the Disclosure Schedule sets forth as of the date hereof a true and complete list of all Company Options and the following information with respect to each such Company Option: (i) the Optionholder, (ii) the grant and expiration dates, (iii) the number of Company Units that are subject to such Company Option, (iv) the exercise price(s), and (v) the vesting schedule (including, whether or not vesting is accelerated upon consummation of any Merger). No Company Option is subject to Section 409A of the Code. Except as set forth on Section 2.2(a)(iv) of the Disclosure Schedule, no legend or other reference to any purported Lien appears upon any certificate representing any equity securities or other securities of any Company Subsidiary. All outstanding equities of the Company and each Company Subsidiary are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, transfer restriction, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the certificate of formation or operating agreement (or comparable documents) of the Company or any Company Subsidiary or any Contract to which the Company, or any Company Subsidiary is a party or otherwise bound, except as specifically provided in the Legacy Operating Agreement. Section 2.2(a)(iv) of the Disclosure Schedule sets forth as of the date hereof a true and complete list of all debt instruments convertible into shares of Company Units. There is no Voting Debt of the Company or any Company Subsidiary. Except as set forth on Section 2.2(a)(iii) of the Disclosure Schedule, there are no Convertible Securities of the Company or

Annex A-7

any Company Subsidiary. Except as set forth in the Legacy Operating Agreement and except as set forth in grant agreements to awardees for grants of options to purchase Legacy Class B Units of the Company, all of which are set forth on Section 2.2(a)(v) of the Disclosure Schedule, there are not any outstanding contractual obligations of the Company or any Company Subsidiary to repurchase, redeem or otherwise acquire or issue any capital stock, membership interests, partnership interests, joint venture interests or other equity interests of the Company or any Company Subsidiary.

(b)        Except for the Company Subsidiaries, neither the Company nor any Company Subsidiary, directly or indirectly, (i) owns of record or beneficially any capital stock, membership interests, partnership (limited or general) interests, joint venture interests or other equity interests in any corporation, partnership, limited liability company, joint venture or other entity, or (ii) controls any corporation, partnership, limited liability company, joint venture or other entity.

2.3       Authority; Execution and Delivery; Enforceability.

(a)        The Company has full power and authority to execute and deliver this Agreement and the Related Agreements to which it is, or is specified to be, a party and to consummate the Transactions. The execution and delivery by the Company hereof and the Related Agreements to which it is, or is specified to be, a party and the consummation by the Company of the Transactions have been duly authorized by all necessary corporate action. The Company has duly executed and delivered this Agreement and at or before the Effective Time will have duly executed and delivered each Related Agreement to which it is, or is specified to be, a party, and this Agreement (assuming due execution, authorization and delivery by the other parties hereto) constitutes, and each Related Agreement to which it is, or is specified to be, a party will (assuming due execution, authorization and delivery by the other parties thereto) after the Effective Time constitute, its legal, valid and binding obligation, enforceable against it in accordance with its terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles.

(b)        The Board of Managers of the Company, by means of an Action by Consent of all Managers, duly adopted resolutions (which are currently in effect as adopted) (i) determining that the terms of this Agreement, the Merger and the Transactions are fair to and in the best interests of the Equityholders, (ii) approving and declaring advisable this Agreement and the Transactions, including the Merger and the Support Agreements, (iii) directing that this Agreement be submitted to the holders of Legacy Class A Units and Legacy Class C Units for adoption thereby, and (iv) recommending that the holders of Legacy Class A Units and Legacy Class C Units vote in favor of the adoption of this Agreement. The Company is providing to Parent concurrently herewith true and complete copies of the resolutions of the Board of Managers of the Company described herein.

(c)        The Sufficient Equityholder Vote is the affirmative vote of the holders of the Legacy Class A Units and the Legacy Class C Units, voting as a single class, and the holder of the Legacy Class D Units. Such affirmative vote is the only vote of the holders of any class or series of equity interest of the Company necessary to adopt this Agreement and approve the Merger, the Certificate of Merger and the Transactions and the Related Agreements, including pursuant to the Charter Documents, the Iowa Act and the Act. The Sufficient Equityholder Vote has been approved and the Company is providing to Parent concurrently herewith true and complete copies of the consent of the applicable holders of Legacy Class A Units, Legacy Class C Units and Legacy Class D Units for the Sufficient Equityholder Vote described herein.

2.4       No Conflicts; Consents.  The execution and delivery by the Company of this Agreement does not, the execution and delivery by the Company of each Related Agreement to which it is, or is specified to be, a party will not, and the consummation of the Transactions and compliance by the Company with the terms hereof and thereof will not directly or indirectly require any notice to be given under, contravene, conflict with, or result in any violation of or default (with or without notice or lapse of time, or both) under, or give rise to a right of termination, amendment, cancellation or acceleration of any obligation, to a right to challenge the Transactions or to loss of a material benefit under, or to increased, additional, accelerated or guaranteed rights or entitlements of any Person under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under, any provision of (a) the certificate of formation or operating agreement (or comparable documents) of the Company or any Company Subsidiary (the “Charter Documents”), (b) except as set forth on Section 2.4 of the Disclosure Schedule, any Company Contract or Benefit Plan to which the Company or any Company Subsidiary is a party or by which any of their respective properties or assets is bound, or (c) any Permit, Judgment or Law applicable to the Company or any Company Subsidiary or their respective properties or assets.

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Except as set forth on Section 2.4 of the Disclosure Schedule, no Consent of, or Filing with, any Governmental Authority is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution, delivery and performance hereof or any Related Agreement or the consummation of the Transactions or in order to prevent the termination of any Permit of the Company or any Company Subsidiary.

2.5       Financial Statements and Controls.

(a)        Section 2.5(a) of the Disclosure Schedule sets forth the Financial Statements. The Financial Statements: (i) are complete and correct in all material respects and have been prepared in good faith from the books and records of the Company and the Company Subsidiaries in accordance with GAAP consistently applied during the periods covered thereby (except as otherwise disclosed therein); and (ii) fairly present in all material respects the combined financial condition and the results of operations, cash flows and changes in stockholders’ equity of the Company (on a consolidated basis) as of the respective dates of and for the periods referred to in the Financial Statements, subject, in the case of interim Financial Statements, to normal year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the absence of notes (that, if presented, would not differ materially from those included in the most recent year-end Financial Statements). The books and records of the Company and the Company Subsidiaries, all of which have been made available to Parent before the date hereof, are true and complete in all material respects, have been maintained in accordance with sound business practices and accurately present and reflect all of the transactions and actions therein described and any disposition of any assets of or by the Company and the Company Subsidiaries in all material respects. At the Closing, all such books and records will be in the possession of the Company or the applicable Company Subsidiary. No financial statements of any Person other than the Company and the Company Subsidiaries listed on Section 2.2(a)(ii) of the Disclosure Schedule are required by GAAP to be included in the consolidated financial statements of the Company.

(b)        The Company and the Company Subsidiaries do not have any liabilities or obligations of any nature (whether absolute or contingent, asserted or unasserted, known or unknown, primary or secondary, direct or indirect, and whether or not accrued), except (i) as disclosed, reflected or reserved against in the Interim Balance Sheet, (ii) for liabilities and obligations incurred in the ordinary course of business consistent with past practice (none of which results from or arises out of any breach of or default under any Contract, breach of warranty, tort, infringement or violation of law) since the date of the Interim Balance Sheet and not in violation hereof and which are not individually or in the aggregate material, or (iii) less than $250,000 individually or in the aggregate.

(c)        The Company and the Company Subsidiaries maintain internal accounting controls sufficient to provide reasonable assurances that (i) transactions are executed in accordance with management’s general or specific authorizations and fairly reflect such transactions, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(d)        The records, systems, controls, data and information of the Company and the Company Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of the Company or the Company Subsidiaries, as applicable (including all means of access thereto and therefrom). The Company has implemented and maintains procedures that provide that material information relating to the Company and the Company Subsidiaries, taken as a whole, is made known to the chief executive officer of the Company by others within those entities.

(e)        Section 2.5(e) of the Disclosure Schedule sets forth all of the Indebtedness of the Company and the Company Subsidiaries as of the date of the Interim Balance Sheet and as of the date of this Agreement.

2.6       No Changes. Since the date of the Interim Balance Sheet, there has not occurred any event and no circumstances exist that, individually or in the aggregate, constitute or would reasonably be expected to result in a Company Material Adverse Effect. Since the date of the Interim Balance Sheet, the business of the Company and the Company Subsidiaries has been conducted in the ordinary course of business consistent with past practices. Except as set forth on Section 2.6 of the Disclosure Schedule, since the date of the Interim Balance Sheet to the date hereof, neither the Company nor any Company Subsidiary has taken any action that, if taken after the date hereof, would constitute a breach of Section 4.1.

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2.7       Assets Other than Real Property Interests. The Company or a Company Subsidiary has good and valid title to, or, in the case of leased assets, valid leasehold interests, in all of their respective tangible assets that are used or held for use in their respective business, including all the assets reflected on the Interim Balance Sheet or thereafter acquired, other than assets disposed of for fair value in the ordinary course of business consistent with past practice since the date of the Interim Balance Sheet and not in violation hereof, in each case free and clear of all Liens other than Permitted Liens. The assets of the Company and the Company Subsidiaries and the assets of other persons which the Company and the Company Subsidiaries are entitled to use under the provisions of agreements with the owners thereof are sufficient for the conduct of the business of the Company and the Company Subsidiaries in substantially the same manner as conducted before the date hereof. The assets of the Company and the Company Subsidiaries and the assets of other persons which the Company and the Company Subsidiaries are entitled to use under the provisions of agreements with the owners thereof have at all times been maintained in accordance with good business practice, and all such assets are in good operating condition and repair (except for ordinary wear and tear) and are suitable for the purposes for which they are used and intended. The Company and the Company Subsidiaries have fully paid up the purchase price for any assets which were purchased subject to title retention clauses under which the title of the assets will not be transferred to the Company and the Company Subsidiaries unless the purchase price thereof are fully paid. As of immediately prior to the closing of the Equity Purchase Agreement, Camelot has no assets or liabilities of any kind, other than ownership interests in the entities set forth on Section 2.7 of the Disclosure Schedule (the “Camelot Entities”).

2.8       Real Property; Environmental Matters.

(a)        Except as set forth on Section 2.8(a) of the Disclosure Schedule, neither the Company nor any Company Subsidiary owns in fee, leases as lessee or tenant, or holds any other interest in real property.

(i)          Section 2.8(a)(i) of the Disclosure Schedule sets forth a complete and accurate list of all real property that is owned by the Company or any Company Subsidiary (the “Owned Real Property”), and as to each parcel of Owned Real Property sets forth in tabular format the following information, all of which is complete and accurate: the owner; the street address; the municipality, county and state; the tax parcel number and any other parcel identification number; the recording date and location (book and page or instrument number) of each recorded plat; the recording date and location of the vesting deed; the recording date and location of each mortgage or deed of trust; and the issuer, policy number and insured amount of all title insurance policies insuring the owner or any mortgagee of the owner; and the preparer and last revision date of all surveys. Except as set forth in Section 2.8(a)(i) of the Disclosure Schedule, there are no outstanding options, purchase rights or rights of first refusal to purchase or lease any parcel of Owned Real Property, or any portion thereof or interest therein, to which the Company or any Company Subsidiary is a party. The Company or a Company Subsidiary has good and marketable fee simple title to each of parcel the Owned Real Property, free and clear of all Liens and adverse Judgments other than Permitted Liens.

(ii)         Section 2.8(a)(ii) of the Disclosure Schedule sets forth a complete and accurate list of all real property that is leased by the Company or any Company Subsidiary lessee or tenant (the “Leased Real Property”), and as to each parcel of Leased Real Property sets forth in tabular format the following information, all of which to the Company’s Knowledge is complete and accurate: the fee owner (to the Company’s Knowledge) and the lessor; the lessee; the street address; the municipality, county and state; the title, date and parties to the lease and all amendments thereto creating the leasehold in the lessee (the “Real Property Lease”); the recording date and location of each mortgage or deed of trust encumbering the leasehold; the issuer, policy number and insured amount of all title insurance policies insuring the lessee or any mortgagee of the lessee, if any; and the preparer and last revision date of all surveys. Except as set forth on Section 2.8(a)(i) of the Disclosure Schedule, there are no outstanding options, purchase rights or rights of first refusal to acquire any Real Property Lease or the leasehold created thereby, or to sublease any parcel of Leased Real Property, or any portion thereof or interest therein to which the Company or any Company Subsidiary is a party. Neither the lessor nor the lessee has the right to terminate any Real Property Lease, and the lessor thereunder has no right to recapture or relocate all or any portion of the Leased Real Property. The Company or a Company Subsidiary, as lessee, has good and marketable leasehold title to each parcel of Leased Real Property, free and clear of all Liens and adverse Judgments other than Permitted Liens, and has in all material respects paid and performed all obligations required to be paid or performed by it under each Real Property Lease and otherwise with respect to each parcel of Leased Real Property. The Company or a Company Subsidiary enjoys peaceful and undisturbed possession of each parcel of Leased Real Property. Each Real Property Lease (A) is in full force and effect and a valid, binding and legally enforceable obligation of the Company or a

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Company Subsidiary, as lessee, and, to the Company’s Knowledge, of the lessor; (B) has not been amended or modified except as reflected on Section 2.8(a)(ii) of the Disclosure Schedule; and (C) except for Permitted Liens, has not been assigned by the lessee. Neither the Company nor any Company Subsidiary has received a written notice of default under any Real Property Lease during the last six (6) months which remains uncured and to the Knowledge of the Company no condition exists which, with either notice or the passage of time or both, would result in a breach or default by the Company or any Company Subsidiary under any Real Property Lease. Except as set forth in Section 2.8(a)(ii) of the Disclosure Schedule, the transactions contemplated by this Agreement do not require the consent of any other party to any Real Property Lease, will not result in a breach of or default under any Real Property Leases, or otherwise cause any Real Property Lease to cease to be legal, valid, binding, enforceable by and against all parties, and in full force and effect on identical terms following the Closing. None of the other parties to any Real Property Lease is an affiliate of, or otherwise has any economic interest in, the Company or any Company Subsidiary.

(iii)        Section 2.8(a)(iii) of the Disclosure Schedule sets forth a complete and accurate list of all real property, other than Owned Real Property and Leased Real Property, in which the Company or any Company Subsidiary holds an interest (the “Other Real Property”), and as to each parcel of Other Real Property sets forth complete and accurate information of the type and level of detail provided in Section 2.8(a)(ii) of the Disclosure Schedule.

(iv)       The Owned Real Property, Leased Real Property and Other Real Property (collectively, the “Company Property”) comprise all of the real property used or intended to be used in, or otherwise related to, the Business.

(b)        The occupancies, uses, maintenance and operation of each parcel of Company Property have complied in all material respects with all Laws and are not in violation in any material respect of any thereof; and all certificate(s) of occupancy and all other material Permits required by Law for the proper use and operation of each parcel of Company Property are in full force and effect. All material Permits, utility installations and connections required for the existing occupancies, uses and operation of each parcel of Company Property have been granted, effected, or performed and completed (as the case may be), and all fees and charges therefor have been fully paid. Each parcel of Company Property is supplied with utilities (including water, sewage, disposal, electricity, gas and telephone) and other services necessary for the operation of such parcel of Company Property as currently operated. There are no subleases, licenses, options, rights, concessions or other agreements or arrangements, written or oral, granting to any Person the right to use or occupy any parcel of Company Property or any portion thereof or interest therein. None of the Company and the Company Subsidiaries has received written notice of, and they do not otherwise have Knowledge of, any violations, Proceedings or Judgments relating to zoning, building use and occupancy, traffic, fire, health, sanitation, air pollution, ecological, environmental or other Law, against or with respect to any parcel of Company Property. There is no condemnation, expropriation or other Proceeding in eminent domain pending or, to the Knowledge of the Company or any Company Subsidiary, threatened, affecting any parcel of Company Property or any portion thereof or interest therein. All obligations arising under development, tri-party and other agreements with county, municipal and other governmental and quasi-governmental agencies and authorities respecting the ownership, development and operation of each parcel of Company Property have been paid or performed. No notice from any insurance company which has issued a policy with respect to any parcel of Company Property or from any board of fire underwriters (or other body exercising similar functions) has been received requesting the performance of any repairs, alterations, or other work. No work has been performed or is in progress at, and no materials have been furnished to, any parcel of Company Property which, though not presently the subject of, might give rise to construction, mechanic’s, material supplier’s, or other lien against such parcel of Company Property, except that for which full and complete releases or effective waivers have been obtained. All obligations required to be paid or performed by the owner or lessee of any parcel of Company Property under declarations, reciprocal easement agreements and like agreements to which such parcel of Company Property is subject, have been paid or performed. No parcel of Company Property is subject to any tax abatement program. To the Knowledge of the Company, there are no assessments for public improvements currently affecting or pending against any parcel of Company Property, and there are no assessable public improvements which have been ordered to be made and which have not heretofore been assessed. To the Company’s Knowledge, each parcel of Company Property is maintained in all material respects the manner in which prudent owner-occupants customarily maintain similar real property. The Company Property is suitable and adequate for the conduct of the Business.

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(c)        None of the Company and the Company Subsidiaries has received any notice or communication from (i) a Governmental Authority, (ii) the current or prior owner or operator of any of the Company’s or the Company Subsidiaries’ properties or facilities, or (iii) any other Person that alleges that any Company or Company Subsidiary is not in compliance with any Environmental Law. The Company and the Company Subsidiaries hold, and are in compliance with, all material Permits required for the Company and the Company Subsidiaries to conduct their respective businesses under Environmental Laws (“Environmental Permits”), and are and have at all times been in compliance with all Environmental Laws. No suspension, cancellation, modification, revocation or nonrenewal of any Environmental Permit has occurred, is pending or, to the Knowledge of the Company, threatened. The Company and the Company Subsidiaries have not entered into or agreed to any Judgment and are not subject to any Judgment relating to compliance with any Environmental Law or to investigation or cleanup of Hazardous Material. There have been no Releases of Hazardous Materials on, at or under any parcel of Company Property or any other property or facility formerly owned, leased or operated by any Company, any Company Subsidiary or any of their respective predecessors in violation of Environmental Laws.

(d)        The Company has made available to Parent copies of all Phase 1 and Phase 2 environmental site assessment reports in its or any Company Subsidiaries’ possession regarding any of the Company Properties.

(e)        Neither the Company nor any Company Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any Hazardous Material in material violation of any Environmental Laws, or which could reasonably be expected to result in or give rise to Liability or require an investigation, cleanup, removal, response activity, remediation, or corrective action pursuant to any Environmental Law or contractual obligation.

(f)         Neither this Agreement nor the consummation of the Transactions will result in any obligations for site investigation or cleanup, or notification to or consent of any Governmental Authority or third parties, pursuant to any of the so-called “transaction-triggered” or “responsible property transfer” Environmental Laws.

2.9       Intellectual Property.

(a)        Section 2.9(a) of the Disclosure Schedule sets forth a true and complete list of all of the material (i) Owned Company Intellectual Property and (ii) Licensed Company Intellectual Property, in each instance other than Trade Secrets. The Company Intellectual Property constitutes all of the Intellectual Property that is used in or necessary for the conduct of the business of the Company and the Company Subsidiaries.

(b)        Section 2.9(b) of the Disclosure Schedule sets forth a true and complete list of all of the Owned Company Intellectual Property that is registered or subject to an application for registration, in each instance, enumerating the applicable application or registration number, title, registrar, jurisdiction, date of filing/issuance and current applicant/owner (“Registered Owned Company Intellectual Property”). All filings, extensions, renewals, fees and other maintenance actions related to the Registered Owned Company Intellectual Property have been timely filed with and paid to the appropriate Governmental Authorities and all of the Registered Owned Company Intellectual Property is otherwise in good standing. No filings, extensions, renewals, fees or other maintenance actions related to any of the Registered Owned Company Intellectual Property are due within the ninety (90) day period following the Closing Date.

(c)        Except as set forth in Section 2.9(c) of the Disclosure Schedule with respect to certain of the Company Data that are included within the Licensed Company Intellectual Property, all right, title and interest in and to the Company Data is owned by the Company or a Company Subsidiary free and clear of all Liens other than Permitted Liens.

(d)        The Company or a Company Subsidiary is the sole and exclusive owner of all right, title and interest in and to the Owned Company Intellectual Property free and clear of all Liens other than Permitted Liens and the Company or a Company Subsidiary has the right to use the Licensed Company Intellectual Property pursuant to the terms of such licenses. The execution and delivery of this Agreement and the Related Agreements and the consummation of the Transactions do not and will not contravene, conflict with, alter or impair any such rights.

(e)        Neither the conduct of the business of the Company and the Company Subsidiaries, including any services offered by the Company or any Company Subsidiary, nor the Owned Company Intellectual Property or the use thereof violates, misappropriates, dilutes or infringes, or has violated, misappropriated, diluted or infringed (collectively, “Infringes” or “Infringing”) the Intellectual Property rights of any other Person. No claims

Annex A-12

are pending or, to the Knowledge of the Company, threatened against the Company or any Company Subsidiary by any other Person that (i) allege that any of the Company Intellectual Property or the use thereof Infringes the Intellectual Property rights of any other Person; (ii) challenge the ownership, validity, enforceability, registration, effectiveness or use in the business of the Company or any Company Subsidiary of any of the Company Intellectual Property or (iii) allege that the conduct of the business of the Company and the Company Subsidiaries, including any services offered by the Company or any Company Subsidiary, Infringes the Intellectual Property rights of any other Person.

(f)         To the Knowledge of the Company, no other Person is Infringing the Owned Company Intellectual Property or the Company’s or any Company Subsidiary’s rights in the Licensed Company Intellectual Property.

(g)        All of the Owned Company Intellectual Property that consists of Trade Secrets that the Company or a Company Subsidiary has chosen to retain as a trade secret under applicable Laws has been maintained in confidence in accordance with commercially reasonable protection procedures. All former and current employees, agents, consultants and independent contractors of the Company and the Company Subsidiaries are under obligations restricting their right to disclose proprietary information of the Company or any Company Subsidiary.

2.10     Information Technology; Privacy and Security.

(a)        Except as set forth in Section 2.10(a)(i) of the Disclosure Schedule, the Company and the Company Subsidiaries have implemented, and are in compliance with, a written information security program(s) that includes (i) commercially reasonable data storage, system redundancy, and disaster avoidance and recovery measures, including providing for the regular back-up and prompt recovery of the Company Data without any disruption to the conduct of the business of the Company and the Company Subsidiaries and (ii) commercially reasonable technical, administrative and physical measures to assure the integrity, confidentiality and security of the Company IT Systems, including transactions executed through the Company IT Systems, the Company Data and the systems of any third party service providers that have access to the Company IT Systems or the Company Data. Except as set forth in Section 2.10(a)(ii) of the Disclosure Schedule, there has been no suspected or actual breach of security or unauthorized access to or acquisition, use, loss, destruction, compromise or disclosure of any of the Company Data (a “Material Security Breach”), and neither the Company nor any Company Subsidiary have received written notice alleging the occurrence of a Material Security Breach. The Company IT Systems have not materially malfunctioned or failed.

(b)        Neither the Company nor any Company Subsidiary has notified and there have been no facts or circumstances that would require the Company or any Company Subsidiary to notify any customers or other similarly situated individuals of any actual or perceived Material Security Breach pursuant to any of the Company Privacy Policies, requirements of any Contracts binding on the Company or any Company Subsidiary or any Information Privacy and Security Laws requiring notice of such a breach.

(c)        The Company IT Systems have been maintained by technically competent Persons in accordance with standards set by the manufacturers or otherwise in accordance with prudent industry standards to ensure proper operation, monitoring and use. The Company IT Systems operate in all material respects in accordance with their documentation and functional specifications and are in working condition to perform effectively all information technology operations necessary to conduct the business of the Company and the Company Subsidiaries.

(d)        Section 2.10(d) of the Disclosure Schedule sets forth a true and complete list of all current privacy and data security policies that are used by the Company or any Company Subsidiary with regard to the collection, storage, transmission, access and use of Personal Information (collectively, the “Company Privacy Policies”) and the dates that each such policy was in place. The Company has provided to Parent true and complete copies of the Company Privacy Policies. The Company and the Company Subsidiaries are in compliance with the Company Privacy Policies. The conduct the business of the Company and the Company Subsidiaries and the Company Privacy Policies comply with Information Privacy and Security Laws, industry standards and the requirements of any Contracts binding on the Company or any Company Subsidiary.

(e)        Neither the Company nor any Company Subsidiary has received a written notice alleging that the Company or any Company Subsidiary has not complied with Information Privacy and Security Laws.

Annex A-13

2.11     Contracts.

(a)        Section 2.11(a) of the Disclosure Schedule sets forth a true and complete list of each of the following Contracts to which the Company or any Company Subsidiary is a party or by which the Company or any Company Subsidiary or any of their assets or businesses are bound (and any amendments, supplements and modifications thereto):

(i)          any Contract which involves the payment (A) to any of the Company or any Company Subsidiary of $250,000 or more in any twelve-month period, or (B) by any of the Company or any Company Subsidiary of $250,000 or more in any twelve-month period;

(ii)         employment Contract (other than Contracts that can be terminated without penalty, severance and/or termination payments with no more than thirty (30) days advance notice);

(iii)        collective bargaining agreement or other Contract with any work council or labor organization, union or association;

(iv)       Contract (including consent decree) containing covenants of the Company or any Company Subsidiary prohibiting or limiting the ability of the Company or any Company Subsidiary to make sales to any Person in any manner or engage in any business activity (including activities related to the employment, solicitation or hiring of any Person (other than in the ordinary course of business)) or compete with any Person in any line of business or in any geographical area, or covenants of any other Person not to compete with the Company or any Company Subsidiary in any line of business or in any geographical area or use or enforce any Company Intellectual Property;

(v)        Contract (including consent decree) containing covenants of the Company or any Company Subsidiary granting the other party or any Person “most favored nation” or similar status or any right of first refusal, first notice or first negotiation;

(vi)       Contract granting to the Company or any Company Subsidiary any rights in or to any of the Intellectual Property of another Person, including any Contract for the Licensed Company Intellectual Property, except for shrink-wrap, click-through or similar non-exclusive licenses for off-the-shelf or generally commercially available software entered into in the ordinary course of business consistent with past practice;

(vii)      Contract under which the Company or any Company Subsidiary licenses or grants any rights in or to any of the Owned Company Intellectual Property to another Person;

(viii)     Contract under which the Company or any Company Subsidiary has borrowed any money from, or issued any note, bond, debenture or other evidence of Indebtedness to, any Person (other than the Company or a Company Subsidiary) or any other note, bond, debenture or other evidence of Indebtedness of the Company or any Company Subsidiary (other than in favor of the Company or a Company Subsidiary);

(ix)       Contract (including any so called take-or-pay or keepwell agreements) under which (A) any Person including the Company or a Company Subsidiary, has directly or indirectly guaranteed any Indebtedness, liabilities or obligations of the Company or a Company Subsidiary or (B) the Company or a Company Subsidiary has directly or indirectly guaranteed or assumed or agreed to act as a surety with respect to any Indebtedness, liabilities or obligations of any Person, including the Company or any Company Subsidiary (in each case other than endorsements for the purpose of collection in the ordinary course of business);

(x)        Contract under which the Company or any Company Subsidiary has, directly or indirectly, made any advance, loan, extension of credit or capital contribution to, or other investment in, any Person (other than the Company or a Company Subsidiary), other than in the ordinary course of business;

(xi)       Contract granting a Lien upon any Company Property or any other asset, other than Permitted Liens;

(xii)      Contract providing for indemnification of any Person with respect to liabilities relating to any current or former business of the Company or a Company Subsidiary or any predecessor Person, including such obligations in connection with a merger, the purchase or sale of a business, a business unit or the purchase or sale of the assets thereof, other than those entered into in the ordinary course of business consistent with past practice;

Annex A-14

(xiii)     power of attorney (other than a power of attorney given in the ordinary course of business);

(xiv)     Contract with or license by or from any Governmental Authority;

(xv)      Contract for any joint venture, partnership or similar arrangement, or any Contract involving a sharing of profits, losses, costs, or liabilities by the Company or any Company Subsidiary with any other Person;

(xvi)     Contract providing for the services of any dealer, distributor, sales representative, franchisee or similar representative;

(xvii)    Contract for provision of health care services by any Person to the Company and the Company Subsidiaries if applicable Law requires that the Person providing such services is required to obtain and maintain a Permit in order to provide such services;

(xviii)   Contract, which involves the payment (A) to any of the Company or any Company Subsidiary of $250,000 or more in any twelve-month period, that is not terminable by the Company or a Company Subsidiary by notice of not more than 180 days, or (B) by any of the Company or any Company Subsidiary of $250,000 or more in any twelve-month period, that is not terminable by the Company or a Company Subsidiary by notice of not more than 180 days;

(xix)     Contract with any Affiliate, or current or former officer or director of the Company or a Company Subsidiary;

(xx)      Contract relating to settlement of any Proceeding or other dispute;

(xxi)     Contract with a Top Payor or a Top Vendor; or

(xxii)    Contract other than as set forth above that is material to the business of the Company and the Company Subsidiaries or the use or operation of their assets.

(b)        All Company Contracts are valid, binding and in full force and effect and to the Company’s Knowledge are enforceable by the Company or the applicable Company Subsidiary in accordance with their terms, except as limited by Laws affecting the enforcement of creditors’ rights generally or by general equitable principles. Except as disclosed in Section 2.11(b) of the Disclosure Schedule, the Company or the applicable Company Subsidiary has performed in all material respects all obligations required to be performed by it under the Company Contracts, and it is not (with or without notice or lapse of time, or both) in breach or default in any respect thereunder and, to the Knowledge of the Company, no other party to any Company Contract is (with or without notice or lapse of time, or both) in breach or default in any respect thereunder. None of the Company and the Company Subsidiaries has received written (or, to the Knowledge of the Company, other) notice of any actual, alleged, reasonably possible or reasonably potential violation of, or failure to comply with, any term or requirement of any Company Contract. Except as disclosed in Section 2.11(b) of the Disclosure Schedule, no circumstances exist and no event has occurred that (with or without notice or lapse of time, or both) would contravene, conflict with, or result in a violation or breach of, or give the Company, any Company Subsidiary or any other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or to cancel or terminate for cause or unilaterally modify, any Company Contract. None of the Company and the Company Subsidiaries has received any written (or, to the Knowledge of the Company, other) notice of the intention of any party to terminate any Company Contract. True and complete copies of all Company Contracts, together with all amendments, supplements and modifications thereto, have been made available to Parent before the date hereof. To the Company’s Knowledge, no officer, director, agent, employee, consultant, or contractor of the Company or any Company Subsidiary is bound by any Contract that purports to limit in any material respect the ability of such officer, director, agent, employee, consultant, or contractor to (i) engage in or continue any conduct, activity or practice relating to the business of the Company or any Company Subsidiary or (ii) assign to the Company or any Company Subsidiary or to any other Person any rights to any invention, improvement or discovery. To the Knowledge of the Company, as of the date hereof, there are no renegotiations of, attempts to renegotiate, or outstanding rights to renegotiate any material amounts paid or payable to the Company or any Company Subsidiary under current or completed Company Contracts with any Person, and no such Person has made demand for such renegotiation. The Company Contracts relating to the provision of services by the Company or any Company Subsidiary have been entered into in the ordinary course of business and without the commission of any act alone or in concert with any other Person, or any consideration having been paid or promised, that is or would be in violation of any Law.

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2.12     Permits.

(a)        Section 2.12(a) of the Disclosure Schedule sets forth all material Permits issued or granted to the Company or a Company Subsidiary, including pursuant to any applicable Laws. All Permits set forth or required to be set forth on Section 2.12(a) of the Disclosure Schedule are validly held by the Company or a Company Subsidiary, and the Permits set forth on Section 2.12(a) of the Disclosure Schedule are sufficient for the conduct of the Business under any applicable Laws. The Company or the applicable Company Subsidiary is in compliance in all material respects, and has complied in all material respects, with all terms and conditions of all material Permits held by them. None of the Company and the Company Subsidiaries has received written (or, to the Knowledge of the Company, other) notice of any Proceeding relating to (i) any actual, alleged, possible or potential violation of, or failure to comply in any material respect with, any term or requirement of any such Permit or (ii) any actual, proposed, possible or potential revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit. No event has occurred and to the Company’s Knowledge, no circumstance exists that (with or without notice or lapse of time, or both) (A) constitute or would reasonably be expected to result, directly or indirectly, in a violation of, or a failure to comply in any material respect with, any term or requirement of any such Permit or (B) would reasonably be expected to result, directly or indirectly, in the revocation, withdrawal, suspension, cancellation, termination, nonrenewal or modification of any such Permit. All applications required to have been filed for the renewal of each such Permit have been duly filed on a timely basis with the appropriate Governmental Authority, and all other Filings required to have been made with respect to each such Permit have been duly made on a timely basis with the appropriate Governmental Authority. None of such Permits will be subject to revocation, withdrawal, suspension, termination, nonrenewal or modification as a result of the execution and delivery hereof or any Related Agreement or the consummation of the Transactions.
(b)        The Company and the Company Subsidiaries possess all material Permits to own or hold under lease and operate their respective assets and to conduct the business of the Company and the Company Subsidiaries as currently conducted.

2.13     Insurance. Section 2.13 of the Disclosure Schedule sets forth a true and complete list of (a) the insurance policies maintained by the Company or the Company Subsidiaries with respect to the Company and the Company Subsidiaries, their respective assets and properties, or their directors, officers or employees (the “Policies”), and (b) a summary of the claims or losses experienced and material claims pending under each Policy and (c) any self-insurance arrangements affecting the Company and the Company Subsidiaries. Each Policy is in full force and effect, all premiums due and payable thereon have been paid (other than retroactive or retrospective premium adjustments that will be paid if incurred before the Closing Date), and no written (or, to the Knowledge of the Company, other) notice of cancellation or termination has been received with respect to any such Policy that has not been replaced on substantially similar terms before the date of such cancellation. The Company and the Company Subsidiaries have performed in all material respects all of their respective obligations under each Policy to which the Company or any Company Subsidiary is a party or that provides coverage to the Company or any Company Subsidiary or any director, officer or employee thereof.

2.14     Tax Matters.

(a)        All Taxes due (whether or not shown on any Tax Return) for which the Company or any Company Subsidiary is liable have been fully and timely paid.

(b)        All income and other material Tax Returns required to have been filed by or with respect to the Company and each Company Subsidiary have been timely filed.

(c)        All such Tax Returns are complete and accurate in all material respects.

(d)        No extension of time within which to file any such Tax Return is in effect.

(e)        No waiver of any statute of limitations or any limitation period relating to Taxes for which the Company or any Company Subsidiary may be liable is in effect, and no written request for such a waiver is outstanding.

(f)         There is no current or pending Proceeding or dispute (or, to the Knowledge of the Company, proposed or threatened Proceeding or dispute), with respect to Taxes for which the Company or any Company Subsidiary may be liable.

Annex A-16

(g)        No written claim has ever been made by a Governmental Authority in a jurisdiction where the Company or any Company Subsidiary has not paid Taxes or filed Tax Returns asserting that the Company or such Company Subsidiary, respectively, is subject to Taxes assessed by such jurisdiction.

(h)        All deficiencies asserted or assessments made with respect to Taxes for which the Company or any Company Subsidiary may be liable have been paid in full or otherwise finally resolved.

(i)          There are no Tax rulings, requests for rulings, or closing agreements relating to Taxes for which the Company or any Company Subsidiary may be liable that could affect the Company’s or any Company Subsidiary’s liability for Taxes for any taxable period ending after the Closing Date.

(j)          Neither the Company nor any Company Subsidiary will be required to include or accelerate the recognition of any item in income, or exclude or defer any deduction or other tax benefit, in each case in any taxable period (or portion thereof) after the Closing, as a result of any change in method of accounting made, improper method of accounting used, closing agreement, intercompany transaction, open-transaction disposition or installment sale entered into, excess loss account arising or the receipt of any prepaid amount, in each case on or prior to the Closing Date.

(k)        No election under Section 108(i) of the Code (or any similar provision of state, local, or non-U.S. Tax Law) will affect any item of income, gain, loss or deduction of the Company or any Company Subsidiary after the Closing.

(l)          All Tax indemnity, Tax allocation and Tax sharing arrangements relating to the Company or any Company Subsidiary (other than this Agreement) will terminate prior to the Closing Date and neither the Company nor any Company Subsidiary will have any liability thereunder on or after the Closing Date.

(m)       There are no Liens for Taxes upon the assets of the Company or any Company Subsidiary except Permitted Liens.

(n)        All Taxes that the Company or any Company Subsidiary is required by Law to withhold or to collect for payment have been duly withheld and collected and have been paid to the appropriate Governmental Authority, and the Company and each Company Subsidiary have complied in all material respects with applicable Law (including information reporting and record keeping) with respect to Tax withholding and sales Taxes (including retention of exemption certificates).

(o)        Neither the Company nor any Company Subsidiary has been a member of any Company Group that has had as a common parent an entity other than the Company or a current Company Subsidiary, and neither the Company nor any Company Subsidiary presently has or has had any direct or indirect ownership interest in any corporation, partnership, joint venture or other entity (other than the Company Subsidiaries).

(p)        Other than the affiliated group headed by Camelot, neither the Company nor any Company Subsidiary has any liability for Taxes of another Person under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or foreign Law), under any agreement or arrangement, as a transferee or successor, or otherwise.

(q)        Neither the Company nor any Company Subsidiary has participated in any transaction that is a “reportable transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(1).

(r)         Any powers of attorney granted by the Company or any Company Subsidiary prior to the Closing relating to Taxes will terminate and be of no effect following the Closing.

(s)        The classification of the Company and each Company Subsidiary for federal and state income tax purposes as an association taxable as a corporation, a partnership or a disregarded entity is as set forth on Section 2.14(s) of the Disclosure Schedule.

(t)         Except as set forth on Section 2.14(t) of the Disclosure Schedule, none of the Company Subsidiaries is disregarded as an entity separate from its owner for federal income tax purposes, and no election under Treasury Regulation Section 301.7701-3 with respect to the U.S. federal income tax classification of the Company or any Company Subsidiary has been made.

Annex A-17

(u)        Neither the Company nor any Company Subsidiary has been a party to any transaction treated by the parties thereto as one to which Section 355 or 361 of the Code (or any similar provision of state, local or foreign Law) applied during the last two years or that could be part of a “plan” or “series of related transactions” within the meaning of Section 355(e) of the Code in connection with the Transactions.

(v)        All Company Subsidiaries are United States persons for U.S. federal income tax purposes.

(w)        There are no Tax credits, grants or similar amounts that are subject to clawback or recapture as a result of a failure by the Company or any Company Subsidiary to satisfy one or more requirements on which the credit, grant or similar amount is or was conditioned.

(x)        No Company Subsidiary is or has ever been a “United States real property holding corporation” within the meaning of Section 897(c) of the Code.

2.15     Proceedings.

(a)        Proceedings. Other than Proceedings based on claims of malpractice or professional liability and other tort claims related to bodily harm or injury, as described in Section 2.15(b) of this Agreement, Section 2.15(a) of the Disclosure Schedule sets forth a list of each pending or, to the Knowledge of the Company, threatened Proceeding or claim against the Company or any Company Subsidiary or affecting the Company or any Company Subsidiary or any of their assets or businesses. None of the Proceedings or claims set forth or required to be set forth on Section 2.15(a) of the Disclosure Schedule as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a Company Material Adverse Effect. None of the Proceedings or claims set forth or required to be set forth on Section 2.15(a) of the Disclosure Schedule challenges, or that may reasonably be expected to have the effect of preventing, delaying, and making illegal, modifying or otherwise interfering with, any of the contemplated Transactions. To the Knowledge of the Company, neither the Company nor any Company Subsidiary is a party or subject to or in default under any Judgment. To the Knowledge of the Company, no officer, director, agent or employee of the Company or any Company Subsidiary is subject to any Judgment that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of the Company or any Company Subsidiary. There is not any Proceeding or claim by the Company or any Company Subsidiary pending, or that the Company or any Company Subsidiary intends to initiate, against any other Person. There is no pending or, to the Knowledge of the Company, threatened, investigation of or affecting the Company or any Company Subsidiary. To the Knowledge of the Company, no facts or circumstances exist that reasonably would be expected to result in a claim against the Company or any Company Subsidiary.

(b)        Professional Liability and Certain Tort Proceedings. Section 2.15(b) of the Disclosure Schedule sets forth a list of each pending or, to the Knowledge of the Company, threatened malpractice or professional liability Proceeding or claim, or other Proceeding or tort claim alleging bodily harm or injury, against the Company or any Company Subsidiary or affecting the Company or any Company Subsidiary or any of their assets or businesses. None of the Proceedings or claims set forth or required to be set forth on Section 2.15(b) of the Disclosure Schedule as to which there is at least a reasonable possibility of adverse determination would have, if so determined, individually or in the aggregate, a Company Material Adverse Effect. None of the Proceedings or claims set forth or required to be set forth on Section 2.15(b) of the Disclosure Schedule challenges, or that may reasonably be expected to have the effect of preventing, delaying, and making illegal, modifying or otherwise interfering with, any of the contemplated Transactions. To the Knowledge of the Company, neither the Company nor any Company Subsidiary is a party or subject to or in default under any Judgment relating to malpractice or professional liability, or other tort claim alleging bodily harm or injury.

2.16     Compliance with Laws.

(a)        (i) The Company and the Company Subsidiaries are and at all times have been in compliance in all material respects with all Laws, including those relating to occupational health and safety, and all Judgments applicable to the Company, any Company Subsidiary or any assets owned or used by any of them and (ii) no circumstances exist and no event has occurred that (with or without notice or lapse of time, or both) would constitute or result in a material violation by the Company or any Company Subsidiary of, or a material failure on the part of the Company or any Company Subsidiary to comply with, any Law, or any Judgment applicable to the Company, any Company Subsidiary or any assets owned or used by any of them, or would give rise to a material obligation on

Annex A-18

the part of the Company or any Company Subsidiary to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of the Company and the Company Subsidiaries has received any communication from any Person seeking any Judgment or that alleges that the Company or a Company Subsidiary is not in compliance with any Law or any Judgment. No investigation or review by any Governmental Authority regarding a violation of any applicable Law with respect to the Company or a Company Subsidiary is pending, or, to the Knowledge of the Company, threatened.

(b)        Neither the Company, any Company Subsidiary or any of their respective Affiliates, nor any director, officer, employee, agent or representative of the Company, any Company Subsidiary or any of their respective Affiliates, or any Person acting on behalf of any of the foregoing Persons, has offered, authorized, made, paid or received (whether previously or agreed to do so in the future), directly or indirectly, any bribes, kickbacks or other similar payments or offers or transfers of value in connection with obtaining or retaining business or to secure an improper advantage to or from any Person in violation of the U.S. Foreign Corrupt Practices Act, 15 U.S.C. § 78dd-1, et seq. and related regulations promulgated thereunder, and/or any other applicable Law, or directly or indirectly, committed any violation of any applicable Anti-Corruption and Anti-Bribery Laws, and/or any other applicable Law.

(c)        Neither the Company, any Company Subsidiary nor any of their respective Affiliates is currently being, or has been, investigated by any Governmental Authority with respect to, or been given notice by a Governmental Authority of, any potential violation by the Company, any Company Subsidiary or any of their respective Affiliates of the Foreign Corrupt Practices Act, 15 U.S.C. 78dd-1 et seq. or any other applicable Anti-Corruption and Anti-Bribery Laws.

(d)        Neither the Company, any Company Subsidiary or any of their respective Affiliates, nor any director, officer, employee, agent or representative of the Company, any Company Subsidiary or any of their respective Affiliates, or any Person acting on behalf of any of the foregoing Persons, has, directly or indirectly, exported, re-exported, sold, supplied or otherwise transferred any goods, software or technology except in compliance with all applicable export control and economic sanctions Laws.

(e)        Neither the Company, any Company Subsidiary or any of their respective Affiliates is currently being, or has been, investigated by any Governmental Authority with respect to any potential or actual violation by the Company, any Company Subsidiary or any of their respective Affiliates of any applicable export control or economic sanctions Law.

(f)         Any issuance or transfer of equity interests in, or purchase or sale of any assets by, any of the Company or the Company Subsidiaries since their respective dates of establishment has complied with all applicable Laws, and all requisite Consents have been obtained and all required Filings with Governmental Authorities have been made with respect to any such transfer.

2.17     Employee Benefit Plans and Compensation.

(a)        Each “employee benefit plan” (as defined in Section 3(3) of ERISA) and each other pension, retirement, supplemental retirement, deferred compensation, excess benefit, profit sharing, bonus, incentive, stock purchase, stock ownership, stock option, stock appreciation right, profits interest, employment, severance, salary continuation, termination, change-of-control, health, life, disability, group insurance, vacation, holiday and fringe benefit plan, program, contract, or arrangement (whether written or unwritten, qualified or nonqualified, funded or unfunded and including any that have been frozen or terminated) maintained, contributed to, or required to be contributed to, by the Company and/or each ERISA Affiliate or with respect to which the Company and/or any ERISA Affiliate has any Liability (each, a “Benefit Plan”), is set forth on Section 2.17(a) of the Disclosure Schedule.

(b)        As applicable with respect to each Benefit Plan, the Company has made available to Parent true and complete copies of (i) all Benefit Plans, including written summaries of Benefit Plans for which no written document exists, and related trust agreements, annuity contracts or other funding instruments; (ii) the latest Internal Revenue Service determination letter or opinion letter obtained with respect to any such Benefit Plan intended to be qualified or exempt under Section 401 or 501 of the Internal Revenue Code, as applicable; (iii) Forms 5500 and certified financial statements for the most recently completed fiscal year for each Benefit Plan required to file such form, together with the most recent actuarial report, if any, prepared by the Benefit Plan’s enrolled actuary; (iv) all summary plan descriptions and summaries of material modification for each Benefit Plan; (v) all summaries

Annex A-19

furnished to employees or other service providers for all Benefit Plans for which a summary plan description is not required; (vi) the most recent written results of all compliance testing required pursuant to Sections 125, 401(a)(4), 401(k), 401(m), 410(b), 415, and 416 of the Code; and (vii) any non-routine filings made during the past three (3) years with a Governmental Authority relating to a Benefit Plan.

(c)        Except as set forth on Section 2.17(c) of the Disclosure Schedule, the Company and each ERISA Affiliate are in compliance in all material respects with the provisions of ERISA, the Code and other Laws applicable to the Benefit Plans. Each Benefit Plan has been maintained, operated and administered in compliance in all material respects with its terms and any related documents or agreements and the applicable provisions of ERISA, the Code and other Laws.

(d)        The Company Group has timely made all contributions and payments required to be made with respect to such Benefit Plans and, with respect to any benefits accrued thereunder for which contributions or payments are not yet required to be made, such obligations have been timely reflected in the Financial Statements.

(e)        There is no action, order, writ, injunction, judgment or decree outstanding or claim, suit, litigation, arbitral action, governmental audit or investigation or other Proceeding relating to or seeking benefits under any Benefit Plan that is pending or, to the Knowledge of the Company, threatened against either the Company, a Company Subsidiary or any ERISA Affiliate other than routine claims for benefits.

(f)         The Benefit Plans which are “employee pension benefit plans” (as defined in Section 3(2) of ERISA) and which are intended to meet the qualification requirements of Section 401(a) of the Code (each, a “Pension Plan”) have received determination letters or opinion letters on which such plan is entitled to rely from the Internal Revenue Service to the effect that such plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a) of the Code, respectively, and each such Pension Plan is so qualified. No member of the Company Group or any ERISA Affiliate maintains, sponsors, contributes to or otherwise has any Liability (contingent or otherwise) with respect to any Pension Plan that is subject to Section 302 or Title IV of ERISA or Section 412 of the Code. Neither Company nor any each ERISA Affiliate has ever contributed to, or been required to contribute to any “multiemployer plan” (within the meaning of Section 3(37) of ERISA) and neither the Company nor any ERISA Affiliate has any liability (contingent or otherwise) relating to the withdrawal or partial withdrawal from a multiemployer plan.

(g)        The Company and each ERISA Affiliate have complied with the notice and continuation coverage requirements of Section 4980B of the Code and the regulations thereunder with respect to each Benefit Plan that is a group health plan within the meaning of Section 5000(b)(1) of the Code. No Benefit Plan provides benefits, including, without limitation, death or medical benefits, beyond termination of service or retirement other than coverage mandated by Section 4980B of the Code or other applicable Law.

(h)        Except as set forth on Section 2.17(h) of the Disclosure Schedule, the Company’s execution of, and performance of the transactions contemplated by this Agreement will not either alone or in connection with any other event(s) (I) result in any payment becoming due to any employee, former employee, director, officer, or independent contractor of the Company or any Subsidiary, (II) increase any amount of compensation or benefits otherwise payable under any Benefit Plan, (III) result in the acceleration of the time of payment, funding or vesting of any benefits under any Benefit Plan, (IV) require any contributions or payments to fund any obligations under any Benefit Plan or (V) limit the right to merge, amend or terminate any Benefit Plan.

(i)          No payment which is or may be made by, from or with respect to any Benefit Plan, to any employee, former employee, director, officer or independent contractor of the Company Group, either alone or in conjunction with any other payment, event or occurrence, will or could reasonably be characterized as an “excess parachute payment” under Section 280G of the Code.

(j)          Each Benefit Plan that constitutes a “non-qualified deferred compensation plan” within the meaning of Section 409A of the Code, complies in both form and operation with the requirements of Section 409A of the Code so that no amounts paid pursuant to any such Benefit Plan is subject to tax under Section 409A of the Code.

(k)        The Company, the Company Subsidiaries and each ERISA Affiliate have, for purposes of each Benefit Plan and for all other purposes, correctly classified all individuals performing services for the Company Group as common law employees, leased employees, independent contractors or agents, as applicable.

Annex A-20

2.18     Employee and Labor Matters.

(a)        (i) None of the Company or any Company Subsidiary is a party to or has any Liability with respect to any collective bargaining agreement or other Contract with any works council or labor organization, union or association; (ii) there is not, and has not been, any labor strike, dispute, work stoppage or lockout pending, or, to the Knowledge of the Company, threatened, against or affecting the Company or any Company Subsidiary; (iii) no union organizational campaign is in progress or, to the Knowledge of the Company, threatened with respect to the employees of the Company or any Company Subsidiary (and no such campaign has occurred) and no question concerning representation of such employees exists; (iv) neither the Company nor any Company Subsidiary is engaged or has been engaged in any unfair labor practice; (v) there are not and has not been any unfair labor practice charges or complaints against the Company, or any Company Subsidiary pending, or, to the Knowledge of the Company, threatened; (vi) there are not and has not been any pending, or, to the Knowledge of the Company, threatened, charges against the Company or any Company Subsidiary or any of their current or former employees before any agency responsible for the prevention of unlawful employment practices; and (vii) none of the Company and the Company Subsidiaries has received any communication of the intent of any Governmental Authority responsible for the enforcement of labor or employment Laws to conduct an investigation of or affecting the Company or any Company Subsidiary or any of the Benefit Plans and, to the Knowledge of the Company, no such investigation is in progress.

(b)        Section 2.18(b) of the Disclosure Schedule sets forth an accurate and complete list that includes the name and address of each employee, whether full-time or part-time, of the Company and the Company Subsidiaries as of the date hereof, and contains a list of all officers and other employees of and independent contractors or consultants to the Company and the Company Subsidiaries, together with their current job title or relationship with the Company and the Company Subsidiaries (as applicable), the accumulative term of their employment and the term of current employment contract with the Company and the Company Subsidiaries (as applicable), an indication of whether such Person has signed a confidentiality agreement or non-compete agreement with the Company and the Company Subsidiaries (as applicable), an indication of whether such Person has signed an agreement that imposes any Liability on the Company upon termination of the agreement; the current annual salary for each Exempt employee, and the hourly rate of pay for each Non-Exempt employee (including bonus opportunity) for each such Person, the primary location of employment, classification under the Fair Labor Standards Act as either “Exempt” or “Non-Exempt”, visa status, and active or inactive status (and if inactive, his or her expected return date). The Company and the Company Subsidiaries have complied in all material respects with all applicable Laws relating to the employment of labor, including the provisions relating to wages, hours, collective bargaining, leaves of absence, labor dispatching, overtime work and compensation, equal employment opportunity, nondiscrimination, immigration, classification of employees and independent contractors, occupational safety and health, layoffs, plant closings, and the payment of social security/insurance and housing fund and Taxes, and are not liable for any arrears or underpayment of wages, severance pay, overtime payment, labor or trade union fees, social security/insurance and housing fund, benefits or any penalties for failure to comply with any of the foregoing. Except as set forth on Section 2.18(b) of the Disclosure Schedule, none of the Company or any Company Subsidiary has used the services of unpaid volunteers, unpaid interns or other unpaid personnel.

(c)        No employee of the Company or any Company Subsidiary is, to the Knowledge of the Company, a party to or bound by any Contract, or subject to any Judgment, that may interfere with the use of such Person’s best efforts to promote the interests of the Company and the Company Subsidiaries may conflict with the interests the Company and the Company Subsidiaries or the Transactions or that has had or would reasonably be expected to adversely affect the Company or the Company Subsidiaries in any material respect. To the Knowledge of the Company, no activity of any employee of the Company or any Company Subsidiary as or while an employee of the Company or any Company Subsidiary has caused a violation of any employment contract, confidentiality agreement, patent disclosure agreement or other Contract to which such employee was a party. There has been no “mass layoff” or “plant closing” as defined by the Worker Adjustment and Retraining Notification Act or any similar applicable Law with respect to the current or former employees of the Company or the Company Subsidiaries.

2.19     Transactions with Related Persons. Except as set forth on Section 2.19 of the Disclosure Schedule, there are no Contracts between the Company or any Company Subsidiary, on the one hand, and (a) any officer or director of the Company or any Company Subsidiary, (b) any record or beneficial owner of one percent (1%) or more of the voting securities of the Company or any Company Subsidiary, or (c) any Affiliate or Related Person of any such officer, director or record or beneficial owner, on the other hand, other than under the Related Agreements.

Annex A-21

After the Closing, except as set forth on Section 2.19 of the Disclosure Schedule, none of the Equityholders or any of their Related Persons will have any interest in any property (real or personal, tangible or intangible) or Contract of the Company or any Company Subsidiary or used in or pertaining to their business, other than under the Related Agreements. Except as set forth on Section 2.19 of the Disclosure Schedule, none of the Equityholders or any of their Related Persons provide services to the Company or any Company Subsidiary. Except as set forth on Section 2.19 of the Disclosure Schedule, there are no outstanding notes payable to, accounts receivable from or advances by the Company or any Company Subsidiary to, and neither the Company nor any Company Subsidiary is otherwise a debtor or creditor of, or has any Liability to, any of the individuals listed in the foregoing clauses (a)-(c) or any Related Person thereof.

2.20     Intercompany Accounts. Section 2.20 of the Disclosure Schedule sets forth a true and complete list of all intercompany account balances as of date of the Interim Balance Sheet between any Equityholder or any of its Related Persons, on the one hand, and the Company or any Company Subsidiary, on the other hand. Since the date of the Interim Balance Sheet, there has not been any incurrence or accrual of any liability (as a result of allocations or otherwise) by the Company or any Company Subsidiary to any Equityholders or any of their Related Persons or other transaction between the Company or any Company Subsidiary and any Equityholder or any of their Related Persons, except as contemplated by this Agreement and the Related Agreements.

2.21     Effect of Transaction. No creditor, employee, client, customer, Governmental Authority or other Person having a material business relationship with the Company or any Company Subsidiary has changed, or informed the Company or any Company Subsidiary that such Person intends to change, or is reasonably likely to change, such relationship in such a way as to have a Company Material Adverse Effect on the Company and the Company Subsidiaries taken as a whole, because of the execution and delivery of this Agreement and the Related Agreements or consummation of the Transactions.

2.22     Top Payors/Vendors.

(a)        Section 2.22(a) of the Disclosure Schedule lists (i) each Payor of the Company and the Company Subsidiaries that individually or together with its Affiliates was one of the top twenty (20) largest Payors of the Business based on net revenue of the Business for (A) either of the years-ended June 30, 2016 or June 30, 2015 and (B) the four-months ended October 31, 2016 (with respect to subsections (A) and (B), each, a “Top Payor”); and (ii) the total dollar amount of net revenue attributable to each such Top Payor for the years-ended June 30, 2016 or June 30, 2015, and the four-month period ended October 31, 2016. None of the Company or the Company Subsidiaries has received any Payor or customer complaint concerning their products and services, other than complaints in the ordinary course of business.

(b)        Except as set forth on Section 2.22(b) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has received any oral or written (including by email) notice from any Top Payor that such Top Payor intends to terminate, cancel, not renew, decrease the volume of purchases or otherwise modify or amend, or request a modification or amendment of, in any material respect (including any material reduction or change to pricing terms) any Contract to which it is a party. The Company has delivered a true, accurate and complete copy of each Contract with a Top Payor to Parent.

(c)        Section 2.22(c) of the Disclosure Schedule lists (i) each vendor or supplier of products or services to the Company and the Company Subsidiaries that individually or together with its Affiliates was one of the top ten (10) largest vendors or suppliers of the Business based on total expenses of the Business for (A) either of the years-ended June 30, 2016 or June 30, 2015, or (B) the four-month period ended October 31, 2016 (each, a “Top Vendor”); and (ii) the total dollar amount of expenses attributable to each such Top Vendor for each of the years-ended June 30, 2016 or June 30, 2015 and the four-month period ended October 31, 2016. None of the Company or the Company Subsidiaries has delivered any customer complaint concerning the Top Vendors’ products and services, other than complaints in the ordinary course of business.

(d)        Except as set forth on Section 2.22(d) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has received any oral or written (including by email) notice from any Top Vendor that such Top Vendor intends to terminate, cancel, not renew, significantly decrease the rate of supplying or otherwise modify or amend, or request a modification or amendment of, in any material respect (including any material reduction or change to pricing terms) any Contract to which it is a party. The Company has delivered a true, accurate and complete copy of each Contract with a Top Vendor to Parent.

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2.23     Solvency.

(a)        No Judgment has been made and no resolution has been passed for the winding up of the Company or any Company Subsidiary or for a liquidator or manager to be appointed in respect of the Company or any Company Subsidiary and no petition has been presented and no meeting has been convened for the purposes of the winding up of the Company or any Company Subsidiary. No administrator has been appointed in relation to the Company or any Company Subsidiary, no documents have been filed with a court for the appointment of an administrator of the Company or any Company Subsidiary and no notice of an intention to appoint an administrator has been given by the Company or any Company Subsidiary or any of their respective directors or by a qualifying floating charge holder.

(b)        No receiver or manager has been appointed in respect of any or all of the Company’s or any Company Subsidiary’s assets, nor has any power of sale or power to appoint a receiver or manager under the terms of any mortgage, charge or other security in respect of all or any assets of the Company or any Company Subsidiary become exercisable. None of the Company or any Company Subsidiary is insolvent or unable to pay its debts, nor has it stopped paying its debts as they fall due. No distress, execution or other process has been levied on any asset of the Company or any Company Subsidiary by any of its creditors. No voluntary arrangement or scheme of arrangement in respect of the Company or any Company Subsidiary or any other compromise or arrangement in respect of any Group Company’s creditors generally, or any class of them, has been proposed or adopted. No statutory demand has been served on the Company or any Company Subsidiary, which has not been paid in full or been withdrawn and no unsatisfied judgment is outstanding against the Company or any Company Subsidiary.

2.24     Healthcare Matters.

(a)        Compliance with Healthcare Laws. Except with respect to billing and collection practices, and compliance with Payment Programs, as provided in Section 2.25 of this Agreement, the Company and each Company Subsidiary at all times has been and is in compliance with all Healthcare Laws applicable to such Company or Company Subsidiary and the Business operated by such Company or Company Subsidiary. Except as set forth on Section 2.24(a) of the Disclosure Schedule, none of the Company nor any Company Subsidiary, nor to the Knowledge of the Company, any officer, Affiliate, employee or agent of the Company or any Company Subsidiary, has made an untrue statement of a material fact or fraudulent statement to any Governmental Authority, failed to disclose a material fact that must be disclosed to any Governmental Authority, or committed an act, made a statement or failed to make a statement that, at the time such statement, disclosure or failure to disclose occurred, could reasonably be expected to constitute a violation of any Healthcare Law. Except as set forth on Section 2.24(a) of the Disclosure Schedule, in the conduct of the Business, no Company, Company Subsidiary or any of its Representatives, has (i) directly or indirectly, given, or agreed to give, any illegal gift, contribution, payment or similar benefit to any supplier, Payor, customer, governmental official or employee or other Person who was, is or may be in a position to help or hinder any Company, Company Subsidiary or any of their respective Affiliates (or assist in connection with any actual or proposed transaction) or made, or agreed to make, any illegal contribution, or reimbursed any illegal gift or contribution made by any other Person or (ii) established or maintained any unrecorded fund or asset or made any false entries on any books or records for any purpose. Except with respect to billing and collection practices, and compliance with Payment Programs, as provided in Section 2.25 of this Agreement, no allegation, investigation, audit, whistleblower or qui tam action, or any other Proceeding has been made, filed or commenced or, to the Knowledge of the Company, threatened, involving any Company or Company Subsidiary or the Business with respect to any alleged failure to comply with any Healthcare Law. Except with respect to billing and collection practices, and compliance with Payment Programs, as provided in Section 2.25 of this Agreement, no Company or Company Subsidiary has received any communication from any Person, including any Governmental Authority, Payment Program, employee or former employee of any Company or any Company Subsidiary, requesting any information, alleging any violation of or threatening or instituting any Proceeding with respect to any Company’s or Company Subsidiary’s compliance with any Healthcare Law, and to the Knowledge of the Company, there is no reasonable basis for any such action.

(b)        Healthcare Permits. Set forth on Section 2.24(b) of the Disclosure Schedule is a list of all healthcare Permits (including Medicare, Medicaid, DEA permits and CSR permit, and any applicable healthcare, education, corrections and social services licenses) held by any Company or Company Subsidiary and/or any employee of any Company or Company Subsidiary providing professional services to or on behalf of any Company or Company Subsidiary (collectively “Healthcare Permits”) and no other Permit is, or immediately following the

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Closing will be, reasonably necessary to conduct of the Business and the ownership, use and operation of their assets, including any accreditations granted by The Joint Commission (f/k/a Joint Commission on Accreditation of Healthcare Organizations), CARF (f/k/a Commission on Accreditation of Rehabilitation Facilities) or pursuant to the Prison Rape Elimination Act (P.L. 108-79; 42 U.S.C. § 15601 et seq.). Each Healthcare Permit is, and except as otherwise stated in Section 2.24(b) of the Disclosure Schedule immediately following the Closing shall be, valid, and in full force and effect and none of such Healthcare Permits will be terminated or impaired or become terminable as a result of the execution, delivery and performance of this Agreement or any of the Transactions, except in each case as set forth on Section 2.24(b) of the Disclosure Schedule. True, correct and complete copies of all Healthcare Permits and provider numbers and provider agreements, have been provided to Parent. Each Company or Company Subsidiary, each current and former employee of any Company or Company Subsidiary any other individual providing professional services to or on behalf of any Company or Company Subsidiary: (i) at all times has had and has all Healthcare Permits required to conduct its business as it is now being conducted and provide professional services, as applicable; (ii) at all times has been and is in compliance with the terms of such Healthcare Permits required under any Healthcare Law; and (iii) except as set forth on Section 2.24(b) of the Disclosure Schedule, is not and has not been subject to any plan of correction, corporate integrity agreement, consent decree, deferred prosecution agreement, or monitoring by any Governmental Authority or accreditation organization, other than through routine licensing inspections or accreditation surveys. No suspension or cancellation of any Healthcare Permit is pending, or to the Knowledge of the Company, threatened. Except as set forth on Section 2.24(b) of the Disclosure Schedule, there is no pending or, to the Knowledge of the Company, threatened, and for the past five years there has never been any, investigation, audit or other Proceeding that could result in a revocation, suspension, termination, probation, restriction or non-renewal of any Healthcare Permit and to the Knowledge of the Company, there is no reasonable fact, situation, circumstance, condition or other basis for any such action.

(c)        Professional Licenses, Audits and Surveys. All individuals who have provided any professional services to or on behalf of the Company or any of the Company Subsidiaries who require any certification or license have been and are duly licensed or certified, as applicable and in all material respects, to practice his or her profession in each applicable jurisdiction during the applicable time period such individuals were providing such services to or on behalf of the Company or any of the Company Subsidiaries, including with respect to administering and dispensing pharmaceuticals. True, complete and correct copies of all surveys, inspections, reviews and/or audits of the Company and each Company Subsidiary conducted during the past five years in connection with any licensing, credentialing or accrediting body have been provided to Parent.

(d)        Privacy. The use and dissemination of any personally identifiable data and information concerning individuals, including such information pertaining to any patient, subscriber, enrollee, or covered person, by the Company and the Company Subsidiaries is in compliance with all applicable Laws, including without limitation any HIPAA, HITECH or other applicable privacy Laws or Laws pertaining to the confidentiality of medical records, claim records or underwriting data, and contracts applicable to the Company and the Company Subsidiaries. Each of the Company and Company Subsidiaries maintain policies and procedures regarding data security and privacy that are commercially reasonable and, in any event, in compliance with HIPAA, HITECH and all other applicable Laws and pursuant to any Contract. The transactions contemplated to be consummated hereunder as of the Closing will not violate any published privacy policy, contract, or Laws relating to the use, dissemination, or transfer of any such data or information. None of the Company or any Company Subsidiaries is under investigation by any Governmental Authority for a violation of HIPAA, including receiving any notices from patients, consumers or the United States Department of Health and Human Services Office of Civil Rights relating to any such violations. The Company and the Company Subsidiaries have made available to Parent its form of business associate agreement (each, a “Business Associate Agreement”). It has entered into a Business Associate Agreement in each instance where it is required to do so under applicable Healthcare Laws, and the Company and the Company Subsidiaries are not in material breach of any Business Associate Agreement. None of the Company nor the Company Subsidiaries has had any Material Security Breach that resulted in or required the notification of any party (i) that any information had been or may have been compromised or otherwise accessed by an unauthorized Person; or (ii) that HIPAA or HITECH may have been violated.

(e)        Compliance Programs. The Company and each Company Subsidiary maintains and adheres to, in all material respects, a commercially reasonable compliance program designed to promote compliance with all Healthcare Laws and ethical standards, to improve the quality and performance of operations, and to detect, prevent, and address violations of legal or ethical standards or fraud and abuse applicable to the operations of the Company and each Company Subsidiary, including without limitation, policies and procedures relating to retention

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of records, quality assurance, employee screening, and fraud, waste and abuse. The Company has made available to Parent a true, correct and complete copy of all written documentation with respect to each such compliance program and all records and logs maintained by the Company and the Company Subsidiaries with respect to such compliance program(s) and any related hot-line. Section 2.24(e) of the Disclosure Schedule sets forth true, correct and complete description of the Company’s practices and policies relating to (i) the Company’s and the Company Subsidiaries’ discounts provided to patients and residents and usual and customary pricing practices and (ii) patient and resident co-pays and other cost sharing obligations (collectively, “Discounts Policies”). Such Discounts Policies comply in all respects with all Healthcare Laws and are properly implemented and adhered to by the Company and Company Subsidiaries, and there has never been any finding, claim or allegation by any Person that any of the Company’s or any of the Company Subsidiaries’ compliance program or Discounts Policies are insufficient or not in compliance with any Law or contractual obligation of the Company or Company Subsidiaries.

(f)         Medical Waste Laws. Neither the Company nor any of the Company Subsidiaries are in violation of, or the subject of, any enforcement action by any Governmental Authority under the Medical Waste Tracking Act, 42 U.S.C. ss. 6992 et seq., or any other applicable federal, state or local governmental law dealing with the disposal of medical wastes (“Medical Waste Laws”). None of the Company or the Company Subsidiaries have received any written or oral notice of any investigation or inquiry by any Governmental Authority under any Medical Waste Laws. All of the Company and Company Subsidiaries have obtained and are in compliance with any Permits related to medical waste disposal required by the Medical Waste Laws, and have taken reasonable steps to determine, and have determined, that all disposal of medical waste by them has been in compliance with the Medical Waste Laws.

2.25     Healthcare Matters; Payment Programs.

(a)        Except as set forth on Section 2.25(a) of the Disclosure Schedule, (i) the billing and collection practices of the Company and Company Subsidiaries have at all times been and currently are in compliance with all applicable Laws, including Healthcare Laws and all laws applicable to Payment Programs; (ii) neither the Company nor any Company Subsidiary has unlawfully influenced or attempted to influence any provider’s opinion about a patient’s clinical condition or the medical necessity of the services, drugs or equipment provided in connection with the Business; (iii) the Company and Company Subsidiaries have filed all requisite claims and other reports required to be filed in connection with all state and federal Payment Programs, as applicable (subject to any permitted extensions), all of which are complete and correct in all material respects and have been prepared in compliance with all applicable Laws; (iv) true, correct and complete copies of such claims, reports and billings for the most recent full two years have previously been made available to Parent; and (v) the Company and Company Subsidiaries have paid or caused to be paid all known and undisputed refunds, overpayments, discounts or adjustments which have become due pursuant to such claims, reports and billings, have not claimed or received reimbursements or other payments from any Payment Program in excess of amounts permitted by Law and applicable Payment Program rules and procedures, and have no liability under any Payment Program, contingent or otherwise, for any refund, overpayment, discount, adjustment, set-off or other payment. Moreover, except as set forth on Section 2.25(a) of the Disclosure Schedule, (i) there are no claims, actions, proceedings or appeals pending (and none of the Company or any Company Subsidiary has made any filing that would result in any claims, actions, proceedings or appeals) before any governmental authority with respect to any governmental Payment Program reports or claims filed by the Company or any Company Subsidiary on or before the date hereof, or with respect to any adjustments, denials, recoupments or disallowances by any governmental authority, intermediary, carrier, other insurer, commission, board or agency in connection with any cost reports or claims, and (ii) no validation review, survey, inspection, audit, investigation or program integrity review related to the Company or any Company Subsidiary has been conducted by a governmental authority or government contractor in connection with any governmental Payment Program, and no such reviews, surveys, inspections, audits, or investigations are scheduled, pending or, to the knowledge of the Company, threatened against or affecting the Company or any Company Subsidiary.

(b)        Except as described on Section 2.25(b) of the Disclosure Schedule: (i) neither the Company nor any Company Subsidiary or any of their officers, directors or employees has or ever has had its right to receive reimbursement under any Payment Program terminated, suspended, or otherwise adversely affected; (ii) neither the Company nor any Company Subsidiary or any of their employees, officers, directors, or, to the Knowledge of the Company or Company Subsidiaries, independent contractors (1) is or has been excluded, debarred or suspended from participation in any Payment Program; (2) has submitted to any Payment Program any false or fraudulent claim for payment; (3) been charged with or convicted of a criminal offense related to any Healthcare Law or been convicted of a criminal offense relating to fraud, theft, embezzlement, breach of fiduciary responsibility, or

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other financial misconduct in connection with the delivery of a health care item or service, or in connection with a Payment Program operated by or financed in whole or in part by any Governmental Authority; (4) has made, or agreed to make, any payment to any person with the intention or understanding that any part of such payment would be in violation of any Healthcare Law or used or was given for any purpose other than that described in the documents supporting such payment; (5) has had a civil monetary penalty assessed against it, him or her under Section 1128A of the Social Security Act; (6) is currently listed on the Office of Inspector General of the U.S. Department of Health and Human Services List of Excluded Individuals and Entities, the General Services Administration System for Award Management published list of parties excluded from federal procurement programs and non-procurement programs or any applicable state registry of excluded/sanctioned persons; or (7) is the target or subject of any current or potential investigation relating to any offense related to Payment Programs; and (iii) neither the Company nor any Company Subsidiary or any of their employees has at any time violated in any material respect any condition for participation, or any rule, policy or standard of, any Payment Program.

(c)        Neither, the Company nor any Company Subsidiary has received written notice of any threatened, pending or concluded investigation or any civil, administrative or criminal Proceeding relating to the Company or any Company Subsidiary or to the Company’s or Company Subsidiary’s participation in any Payment Program. Neither the Company nor any Company Subsidiary is and has been subjected to any pre-payment utilization review or other utilization review by any Payment Programs, except for such utilization review rights of the provider contained in any Contract. No Governmental Authority, intermediary or carrier has requested or, to the Company’s Knowledge, threatened any recoupment, refund or set-off from the Company or any Company Subsidiary in connection with any Payment Program. Except as set forth on Section 2.25(c) of the Disclosure Schedule, there is no, and there has not been any, basis for any claim or recoupment, refund or set-off from the Company or any Company Subsidiary with respect to any Payment Program. No fine, penalty, sanction or Proceeding in connection with a Payment Program has been imposed or is threatened by any Governmental Authority on the Company or any Company Subsidiary or, to the Company’s Knowledge, any employees of the Company or any Company Subsidiary. Except as set forth on Section 2.25(c) of the Disclosure Schedule, neither the Company nor any Company Subsidiary has any reimbursement or payment rate appeals, disputes or contested positions currently pending before any Governmental Authority or Payment Program.

(d)        True, complete and correct copies of all surveys, inspections, reviews and/or audits of the Company and each Company Subsidiary conducted during the past five years in connection with any Payment Program have been provided to Parent.

2.26     Accounts; Safe Deposit Boxes; Powers of Attorney; Officers and Directors. Section 2.26 of the Disclosure Schedule sets forth (a) a true and complete list of all bank and savings accounts, certificates of deposit and safe deposit boxes of the Company and the Company Subsidiaries, and those Persons authorized to sign thereon, (b) a true and complete list of all powers of attorney granted by the Company or the Company Subsidiaries and those Persons authorized to act thereunder and (c) a true and complete list of all officers and directors of the Company and the Company Subsidiaries.

2.27     Brokers’ and Finders’ Fees. Except as set forth on Section 2.27 of the Disclosure Schedule, there is no investment banker, broker, lender or other intermediary that has been retained by or is authorized to act on behalf of the Company or any Company Subsidiary or any of their respective Affiliates who might be entitled to any tax or commission in connection with the Transactions.

2.28     Proxy Statement. Information provided by the Company, the Company Subsidiaries, John F. Ripley or the Preferred Holder for use in the Proxy Statement to be filed with the SEC and sent by Parent to its shareholders with respect to the Merger will not contain, as of the date of such filing, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made in the Proxy Statement not misleading in light of the circumstances under which they were made (other than any such statements based on information provided by Parent).

2.29     Disclosure. No representations or warranties in relation to the Company or the Company Subsidiaries contained in this Agreement contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact necessary to make the statements or facts contained therein not misleading. The Company has disclosed all events, conditions and facts materially affecting (a) the assets of the Company and the Company Subsidiaries, the business or the condition (financial or otherwise), properties, liabilities, reserves, working capital, earnings, technology, prospects or relations with Payors, customers, suppliers, distributors or employees of the

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Company and the Company Subsidiaries, and (b) the right or ability of the Company and the Company Subsidiaries to consummate the Transactions.

2.30     No Other Representations and Warranties. Except for the representations and warranties contained in this Article II hereof (including the related portions of the Disclosure Schedule), none of the Company, the Key Equityholders or any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of the Company. Parent and Sub acknowledge and agree that the Company and the Key Equityholders have not made and are not making any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except as provided in this Article II, and that neither Parent or Sub is relying on nor has relied upon any representations or warranties whatsoever regarding the subject matter of this Agreement, express or implied, except for the representations and warranties in this Article II. Without limiting the generality of the foregoing, neither the Company nor any other Person on behalf of the Company has made any representation or warranty upon which the Parent and Sub have relied with respect to any projection, future results of operation, future cash flow, or future financial condition (or any component of any of the foregoing) of the Company. Parent and Sub have conducted their own investigation, review and analysis of the business, results of operations, prospects, condition (financial or otherwise) and assets of the Company, and acknowledge that they have been provided adequate access to the personnel, properties, assets, premises, books and records and other documents of the Company for such purpose. Parent and Sub acknowledge and agree that in making their decision to enter into this Agreement and the Related Agreements and to consummate the transactions contemplated hereby and thereby, Parent and Sub have relied solely on their own investigation and the representations and warranties of the Company set forth in Article II of this Agreement (including the related portions of the Disclosure Schedule).

ARTICLE III
REPRESENTATIONS AND WARRANTIES OF PARENT AND SUB

Parent and Sub hereby jointly and severally represent and warrant to the Company as of the date hereof and as of immediately prior to the closing of the Equity Purchase Agreement, subject to such exceptions as are specifically disclosed in the disclosure schedule (referencing the appropriate section and paragraph numbers) supplied by Parent to the Company (the “Parent Disclosure Schedule”), as follows:

3.1       Organization, Standing and Power. Parent is a corporation duly organized, validly existing and in good standing under the Laws of the State of Delaware. Sub is a newly formed limited liability company, duly organized, validly existing and in good standing under the Laws of the State of Delaware, and was formed solely to effectuate the Merger. Each of Parent and Sub has the company power to own its properties and to carry on its business as now being conducted and is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the failure to be so qualified or licensed would have a Parent Material Adverse Effect.

3.2       Authority. Each of Parent and Sub has all requisite corporate power and authority to enter into this Agreement and any Related Agreements to which it is a party and to consummate the Transactions. The execution and delivery of this Agreement and any Related Agreements to which it is a party and the consummation of the Transactions, the adoption and execution on behalf of Parent and Sub, have been duly authorized by all necessary corporate action on the part of Parent and Sub. This Agreement and any Related Agreements to which Parent and Sub are parties have been duly executed and delivered by Parent and Sub and (assuming due execution, authorization and delivery by the other parties hereto and thereto) constitute the valid and binding obligations of Parent and Sub, enforceable against each of Parent and Sub in accordance with their terms, except as such enforceability may be limited by principles of public policy and subject to the laws of general application relating to bankruptcy, insolvency and the relief of debtors and rules of law governing specific performance, injunctive relief or other equitable remedies.

3.3       Consents. Except as set forth in Section 3.3 of the Parent Disclosure Schedule, no consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Governmental Authority, is required by or with respect to Parent or Sub in connection with the execution and delivery of this Agreement and any Related Agreements to which Parent or Sub is a party or the consummation of the Transactions, except for (a) such consents, waivers, approvals, orders, authorizations, registrations, declarations and filings which, if not obtained or made, would not have a Parent Material Adverse Effect and (b) the filing of the Certificate of Merger with the Secretary of State of the State of Delaware.

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3.4       No Conflict. The execution and delivery by Parent and Sub of this Agreement and any Related Agreement to which Parent or Sub is a party, and the consummation of the Transactions, will not conflict with or result in any violation of or default (with or without notice of lapse of time, or both) under (a) the certificate of incorporation, bylaws or similar organizational documents of Parent or Sub, each as amended to date and in full force and effect on the date hereof, or (b) assuming compliance with the matters referred to in Section 3.3, any material Laws applicable to Parent or Sub or any of their respective properties or assets (whether tangible or intangible).

3.5       Interim Operations of Sub.

(a)        Sub has not engaged in any business activities other than as contemplated by this Agreement and shall not have, as of the Effective Time, any Indebtedness.

(b)        All of the issued and outstanding equity of Sub is validly issued, fully paid and non-assessable and is owned, beneficially and of record, by Parent free and clear of all Liens.

3.6       Capitalization. Section 3.6 of the Parent Disclosure Schedule sets forth as of the date hereof, (a) the amount of Parent’s authorized capital stock and the number, class and series of its outstanding capital stock and (b) the amount of Parent’s authorized capital stock and the number, class and series of its capital stock that are issuable upon the exercise, exchange or conversion of all options, warrants or other rights to acquire the capital stock of Parent. There are no other shares of capital stock or other equity securities of Parent issued, reserved for issuance or outstanding, other than as set forth on Section 3.6 of the Parent Disclosure Schedule. All of the outstanding shares of capital stock of Parent are duly authorized, validly issued, fully paid and non-assessable and not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of applicable Law, the certificate of incorporation or by-laws (or comparable documents) of Parent or any Contract to which Parent is a party or otherwise bound.

3.7       Compliance with Laws. Parent and its Subsidiaries are and at all times have been in compliance in all material respects with all Laws and all Judgments applicable to Parent and its Subsidiaries or any assets owned or used by any of them and no circumstances exist and no event has occurred that (with or without notice or lapse of time, or both) would constitute or result in a material violation by Parent or its Subsidiaries of, or a material failure on the part of Parent or its Subsidiaries to comply with, any Law, or any Judgment applicable to Parent or such Subsidiary or any assets owned or used by any of them, or would give rise to a material obligation on the part of Parent or any of its Subsidiaries to undertake, or to bear all or any portion of the cost of, any remedial action of any nature. None of Parent or its Subsidiaries has received any written communication from any Person seeking any Judgment or that alleges that Parent or any of its Subsidiaries is not in compliance with any Law or any Judgment.

3.8       Equity Consideration. Assuming satisfaction of the conditions set forth in Section 6.1(d), as of the Effective Time, the Equity Consideration will be duly authorized, and upon consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, will be validly issued, fully paid and nonassessable, and free of any transfer restrictions other than those (a) arising under this Agreement or the Transactions, (b) the Survivor Documents, or (c) arising under applicable state and federal securities laws. The Equity Consideration is not subject to any preemptive or other similar rights created by statute, contract or otherwise.

3.9       SEC Documents. Parent has timely filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be filed or furnished by Parent with the SEC since Parent’s registration under the Exchange Act or the Securities Act to the date of this Agreement, together with any amendments, restatements or supplements thereto (collectively, the “Parent SEC Documents”) and such Parent SEC Documents are true and correct in all material respects. As of its filing date, each Parent SEC Document complied, and the forms, reports, schedules, statements and other documents required to be filed subsequent to the date of this Agreement through the Closing Date (collectively, the “Additional Parent SEC Documents”) will comply, as to form in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act of 2002. Assuming all applicable information relating to the Company and the Company Subsidiaries, the Key Equityholders or their Affiliates is provided to Parent in a timely manner, all Additional Parent SEC Documents will be timely filed. All Parent SEC Documents, Additional Parent SEC Documents, any material correspondence from or to the SEC or Nasdaq relating to the registration or listing of the Parent Common Stock and all certifications and statements required by (x) Rule 13a-14 or 15d-14 under the Exchange Act, or (y) 18 U.S.C. §1350 (Section 906) of the Sarbanes-Oxley Act of 2002 with respect to any of the foregoing (collectively, the

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“Certifications”) have been delivered to the Company in the form filed with the SEC or are available on EDGAR. The Parent SEC Documents at the time filed did not contain, and the Additional Parent SEC Documents will not contain, as of the date of such filing, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading in light of the circumstances under which they were made. Parent has not filed any confidential material change report with any Governmental Authorities that remains confidential. The Certifications are each true and correct. Parent maintains disclosure controls and procedures required by Rule 13a-15(e) or 15d-15(e) under the Exchange Act. To the Knowledge of Parent, each director and executive officer of Parent has filed with the SEC on a timely basis all statements required with respect to Parent by Section 16(a) of the Exchange Act and the rules and regulations thereunder. As used in this Section 3.9, the term “file” shall be broadly construed to include any manner in which a document or information is furnished, supplied or otherwise made available to the SEC. No representation or warranty is being given hereunder with respect to any information relating to the Company, the Company Subsidiaries, the Key Equityholders or their Affiliates contained in the Additional Parent SEC Documents.

3.10     Proxy Statement. The Proxy Statement to be filed with the SEC and sent by Parent to its shareholders with respect to the Merger will not contain, as of the date of such filing, any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein not misleading in light of the circumstances under which they were made (other than any such statements based on information provided by the Company, John F. Ripley, the Preferred Holder or the Legacy Equityholders).

3.11     Financial Statements. The financial statements and notes contained or incorporated by reference in the Parent SEC Documents fairly present the financial condition and the results of operations, changes in stockholders’ equity, and cash flows of Parent as at the respective dates of and for the periods referred to in such financial statements, all in accordance with (a) GAAP and (b) Regulation S-X or Regulation S-K, as applicable, subject, in the case of interim financial statements, to normal recurring year-end adjustments (the effect of which will not, individually or in the aggregate, be materially adverse) and the omission of notes to the extent permitted by Regulation S-X or Regulation S-K, as applicable.

3.12     Trust Account. As of the date hereof, Parent has approximately $155,250,000.00 in the Trust Account, and being held in trust by the trustee pursuant to the Trust Agreement. The Trust Agreement is valid and in full force and effect and enforceable in accordance with its terms and has not been amended or modified.

3.13     Board Approval; Vote Required. The Board of Directors of Parent (including any required committee thereof) has declared the advisability of the transactions contemplated by this Agreement, including the Merger, in accordance with applicable law and as required by Parent’s Charter Documents, and approved this Agreement and the Transactions; and determined that the transactions contemplated by this Agreement are in the best interests of Parent and its stockholders, and has determined to recommend that holders of Parent Common Stock vote in favor of each such transaction proposal. The affirmative vote in favor of the Merger of a majority of the votes cast by the holders of Parent Common Stock entitled to vote and present in person or by proxy at the Parent Stockholder Meeting at which a quorum is duly met (the “Parent Stockholder Approval”) is the only vote of the holders of any class or series of Parent’s capital stock necessary to approve the Merger.

3.14     Legal Proceedings. No Proceedings or claims are pending or, to Parent’s Knowledge, threatened which are reasonably likely to result in an adverse determination that would have, if so determined, individually or in the aggregate, a Parent Material Adverse Effect. No Proceeding or claims challenges, or that may reasonably be expected to have the effect of preventing, delaying, and making illegal, modifying or otherwise interfering with, any of the contemplated Transactions. To the Knowledge of the Parent, neither the Parent nor the Sub is a party or subject to or in default under any Judgment. To the Knowledge of the Company, no officer, director, agent or employee of Parent or the Sub is subject to any Judgment that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity, or practice relating to the business of Parent, the Sub, the Company or any Company Subsidiary. There is no pending or, to the Knowledge of Parent, threatened, investigation by a Governmental Authority of or affecting Parent or the Sub.

3.15     Brokers’ and Finders’ Fees. Except as set forth on Section 3.15 of the Parent Disclosure Schedule, there is no investment banker, broker, lender or other intermediary that has been retained by or is authorized to act on behalf of Parent or the Sub or any of their respective Affiliates who might be entitled to any tax or commission in connection with the Transactions.

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ARTICLE IV

CONDUCT PRIOR TO THE EFFECTIVE TIME

4.1       Conduct of Business of the Company. During the period from the date of this Agreement and continuing until the earlier of the termination of this Agreement and the Effective Time, the Company agrees (a) to cause the businesses of the Company and the Company Subsidiaries to be conducted in the ordinary course of business, consistent with past practice and in material compliance with all applicable Laws and use all commercially reasonable efforts to keep intact their respective businesses, keep available the services of their current officers and employees and preserve their relationships with Payors, customers, suppliers, lessors, licensors, licensees, distributors and others with whom they deal to the end that their respective businesses shall be unimpaired at the Closing. The Company shall not, and shall not permit any Company Subsidiary to, take any action that would, or that would reasonably be expected to, result in any of the conditions to the Transactions set forth in Article VI not being satisfied (excluding the Equity Purchase Agreement, the Contribution Agreement and the Distribution Agreement, each contemplated hereby). In addition (and without limiting the generality of the foregoing), and other than as expressly contemplated by this Agreement or other than expressly set forth on Section 4.1 of the Disclosure Schedule, the Company shall not, and shall not permit any Company Subsidiary to, do any of the following without the prior written consent of Parent:

(i)          amend its certificate of formation or operating agreement (or comparable documents);

(ii)         declare, set aside, make or pay any dividend or make any other distribution payable in cash, equity, property or otherwise, with respect to its ownership interests;

(iii)        redeem or otherwise acquire directly or indirectly any equity or debt interests or any Convertible Securities or authorize, issue or sell any equity or debt interests or any Convertible Securities; provided, however, that nothing hereunder shall prohibit the exercise of any Company Options in accordance with their terms as existing on the date of this Agreement;

(iv)       adopt, amend or terminate any Benefit Plan (or any plan that would be a Benefit Plan if adopted) or enter into, adopt, extend, renew, amend or terminate any collective bargaining agreement or other Contract with any works council or labor organization, union or association, except in each case as required by Law;

(v)        (A) split, combine or reclassify any of the Company’s or Company Subsidiaries’ equity interests (including through the declaration or payment of an in-kind dividend) or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of the Company’s or the Company Subsidiaries’ equity interests or any of their other securities (except as otherwise permitted by this Agreement) or (B) purchase or redeem any securities of the Company or any of the Company Subsidiaries;

(vi)       create any new Subsidiary, enter into any joint venture or partnership with any other Person or acquire the securities of, or invest in, any other Person;

(vii)      make, accrue or become liable for any bonus, profit sharing, deferred compensation or incentive payment, except for accruals under existing plans, if any, or increase the rate of compensation payable or to become payable by it to any of its officers, directors or employees, other than in the ordinary course of business consistent with past practices;

(viii)     increase in any compensation or benefits of, or pay or agree to pay any benefit (including, but not limited to, severance or termination pay), or make any award or grant under any Benefit Plan to any present or former managers, directors, officers or employees, other than in the ordinary course of business consistent with past practices, or negotiate or enter into any collective bargaining agreement, or make any commitment with respect to collective bargaining or recognition of any labor organization or bargaining unit or hire or terminate the employment of any executive officer or management-level employee (other than termination due to employee neglect or misconduct);

(ix)       create, incur or assume any Indebtedness (including obligations in respect of capital leases) or guarantee any such Indebtedness, other than in the ordinary course of business consistent with past practices;

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(x)        permit, allow or suffer any of its assets or properties to become subjected to any Lien of any nature whatsoever, other than Permitted Liens;

(xi)       enter into any Contract that would have been required to be set forth on Section 2.11(a) of the Disclosure Schedule if it were in effect on the date hereof, or modify, amend, voluntarily terminate or grant any Consent or waiver under any Contract that is set forth or required to be set forth on Section 2.11(a) of the Disclosure Schedule or that would have been required to be set forth on Section 2.11(a) of the Disclosure Schedule if it were in effect on the date hereof, in any case other than in the ordinary course of business consistent with past practices;

(xii)      except as noted in Section 4.1(xii) of the Disclosure Schedule, cancel any Indebtedness or settle, compromise, discharge, waive, release or assign any material claim, right or Proceeding, other than in the ordinary course of business consistent with past practices;

(xiii)     pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, the Equityholders or any of their Related Persons (other than in the ordinary course of business consistent with past practice in connection with reasonable, out-of-pocket expenses directly related to their employment), except for transactions among the Company and the Company Subsidiaries;

(xiv)     make any change in any method of accounting or accounting practice or policy other than as required by changes in Law or GAAP that become effective after the date hereof, other than in the ordinary course of business;

(xv)      make any material change in internal accounting controls;

(xvi)     prepare or file any Tax Return inconsistent with past practice or, on any such Tax Return, take any position, make any election, or adopt any method or period that is inconsistent with positions taken, elections made or methods or periods used in preparing or filing similar Tax Returns in prior periods (including positions, elections, methods or periods that would have the effect of deferring income to periods ending after the Closing Date or accelerating deductions to periods ending on or before the Closing Date), file any amended Tax Return, extend any limitation period applicable to a Tax liability, initiate a voluntary disclosure to a Taxing authority, enter into or amend a Tax indemnification arrangement, settle or otherwise compromise any claim relating to Taxes or Tax benefits, enter into any closing agreement or similar agreement relating to Taxes or Tax benefits, otherwise settle any dispute relating to Taxes or Tax benefits, make any elections that would change the classification of a Company Subsidiary as reflected on Section 2.14(s) of the Disclosure Schedule, request any ruling or similar guidance with respect to Taxes or Tax benefits, or take other similar actions relating to Taxes;

(xvii)    acquire any assets that are material or acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise, other than in the ordinary course of business consistent with past practices;

(xviii)   make or incur any capital expenditure to the extent not included in the Company’s annual budget;

(xix)     pledge or encumber, sell, assign, lease, license, abandon, dedicate to the public, permit to lapse, dispose of or otherwise transfer any of its assets, except assets that individually or in the aggregate are not material;

(xx)      enter into any contract, understanding or commitment that materially restrains, restricts, limits or impedes the ability of the Company or any Company Subsidiary to compete with or conduct any business in any way in any geographic area or solicit the employment of or hire any person;

(xxi)     modify, amend, terminate or cancel any Top Payor Contract or Top Vendor Contract, other than in the ordinary course of business;

(xxii)    default, breach or suffer to exist any event or condition which with the lapse of notice or time or both could constitute a material default or breach under any Company Contract;

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(xxiii)   make any sales to any Payors or customer under conditions as to prices, discounts, rebates, returns, or payment terms that are not consistent in any material respect with generally applied past practices with such Payor or customer or for new Payors or customers purchasing similar services (in each case, other than in the ordinary course of business consistent with past practices);

(xxiv)   accelerate the collection of any trade receivables or delay the payment of trade payables or any other liability other than in the ordinary course of business consistent with past practices;

(xxv)    pay or agree to pay any management charge to the Equityholders (or any one of them) or incur any other liability to the Equityholders (or any one of them) or enter into any agreement with the Equityholders or any one of them (in each case, other than in the ordinary course of business in connection with their employment);

(xxvi)   commence or threaten to commence legal or arbitration proceedings, other than in the ordinary course of business consistent with past practices;

(xxvii)  do or omit to do anything which prejudices any right of the Company or the Company Subsidiaries to the Company Intellectual Property (in each case, other than in the ordinary course of business consistent with past practices);

(xxviii) enter into any lease of real property, except any renewals of existing leases in the ordinary course of business consistent with past practices; or

(xxix)   authorize any of, or commit or agree to take, whether in writing or otherwise, to do any of, the foregoing actions.

(b)        Affirmative Covenants. Until the Closing or the termination of this Agreement, the Company shall and shall cause the Company Subsidiaries to:

(i)          maintain their respective assets in the ordinary course of business in good operating order and condition, reasonable wear and tear excepted;

(ii)         upon any damage, destruction or loss to any material asset, apply any and all insurance proceeds received with respect thereto to the prompt repair, replacement and restoration thereof to the condition of such asset before such event or, if required, to such better condition as may be required by Law;

(iii)        (A) pay outstanding accounts payable (including outstanding invoices provided by third parties to the Company and the Company Subsidiaries) as determined in accordance with GAAP in the ordinary course of business consistent with past practice, (B) pay all other Indebtedness when due and (C) pay all Taxes, including withholding Taxes as they come due and file all Tax Returns as required by law; and

(iv)       use commercially reasonable efforts consistent with past practice to collect accounts receivable when due and not extend credit outside of the ordinary course of business consistent with past practice.

(c)        Consultation. The Company shall promptly advise Parent in writing of the occurrence of any matter or event that is material to the business, assets, condition (financial or otherwise) or results of operations of the Company and the Company Subsidiaries, taken as a whole. In connection with the continuing operation of the business of the Company and the Company Subsidiaries between the date hereof and the Closing, the Company shall report and update in good faith from time to time on a regular basis as agreed with Parent with the Representatives of Parent to report material operational developments and the general status of ongoing operations pursuant to procedures reasonably requested by Parent or such Representatives. The Company and the Equityholders acknowledge that any such consultation shall not constitute a waiver by Parent of any rights it may have under this Agreement.

(d)        Insurance. The Company shall keep, or cause to be kept, all insurance policies set forth on Section 4.1(d) of the Disclosure Schedule, or suitable replacements thereof, in full force and effect through the close of business on the Closing Date.

(e)        Financial Information. The Company shall provide, or cause to be provided, to Parent such monthly financial statements or reports in the same form and substance and at the same time as such statements or reports are available to the Company’s executive officers, or as reasonably requested by Parent.

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4.2       Conduct of the Business of Parent. Parent agrees that, between the date of this Agreement and the Closing, except as set forth in Section 4.2 of the Parent Disclosure Schedule (or in connection with the Equity Purchase Agreement, the Contribution Agreement and the Distribution Agreement, and except as necessary to perform its obligations under the Related Agreements and to effectuate the Transactions), it shall (a) conduct its business and operations only in the ordinary course of business except as necessary to perform its obligations under the Related Agreements and to effectuate the Transactions, (b) maintain in effect all of its material Permits and other approvals of Governmental Authorities, (c) except as required pursuant to this Agreement, not amend its Charter Documents or the Trust Agreement, (d) not issue any shares of capital stock or any other equity interests (other than in connection with the Equity Financing), (e) not create any Subsidiary or acquire any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any Person, or merge or consolidate with, or purchase any assets of, any Person, (f) not incur any Indebtedness (excluding the Parent Stockholder Redemption), (g) not declare, set aside or pay any dividend or make any other distribution (whether in cash, stock or other assets) or payment with respect to any shares of capital stock or other securities (or set any record date therefor) (excluding the Parent Stockholder Redemption), (h) as applicable, not split, combine, divide, subdivide, reclassify or redeem, purchase or otherwise acquire, or propose to redeem or purchase or otherwise acquire, any shares of its capital stock or any of its other securities out of the ordinary course of business (excluding the Parent Stockholder Redemption), (i) not engage in any transactions with Parent’s Affiliates or its or its Affiliates’ officers, directors, managers or employees outside the ordinary course of business, (j) not enter into, or permit any of the assets owned or used by it to become bound by, any Contract requiring the Consent of any other party to such Contract in connection with the Transactions, (k) not change any of its methods of accounting or accounting practices in any material respect, (l) not undertake any other action that would be reasonably likely to materially adversely impede consummation of the Transactions, (m) not enter into any agreement, understanding or arrangement with respect to the voting of Parent Common Stock or (n) not agree or commit to take any of the actions described in this Section 4.2.

4.3       No Solicitation. Until the earlier of (a) the Effective Time, or (b) the date of termination of this Agreement pursuant to the provisions of Section 8.1, the Company shall not (nor shall the Company permit, as applicable, any of its officers, managers, employees, equityholders, agents, representatives, Subsidiaries or Affiliates to), directly or indirectly, take any of the following actions with any party other than Parent and its designees: (i) solicit, encourage, seek, entertain, support, assist, initiate or participate in any inquiry, negotiations or discussions, or enter into any agreement, with respect to any offer or proposal to acquire all or any material part of the business, properties or technologies of the Company, or any amount of the Company Units (whether or not outstanding), whether by merger, purchase of assets, tender offer, license or otherwise, or effect any such transaction, (ii) disclose any information not customarily disclosed to any person concerning the business, technologies or properties of the Company, or afford to any Person access to its properties, technologies, books or records, not customarily afforded such access, (iii) assist or cooperate with any person to make any proposal to purchase all or any part of the Company Units or assets of the Company, or (iv) enter into any agreement with any person providing for the acquisition of the Company, whether by merger, purchase of assets, license, tender offer or otherwise. The Company shall immediately cease and cause to be terminated any such negotiations, discussion or agreements (other than with Parent) that are the subject matter of clause (i), (ii), (iii) or (iv) above. In the event that the Company or any of the Company’s Affiliates shall receive or already has received, prior to the Effective Time or the termination of this Agreement in accordance with Section 8.1, any offer, proposal, or request, directly or indirectly, of the type referenced in clause (i), (iii), or (iv) above, or any request for disclosure or access as referenced in clause (ii) above, the Company shall immediately (x) suspend any discussions with such offeror or party with regard to such offers, proposals, or requests and (y) notify Parent thereof, including information as to the identity of the offeror or the party making any such offer or proposal and such other information related thereto as Parent may reasonably request. The parties hereto agree that irreparable damage would occur in the event that the provisions of this Section 4.3 were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed by the parties hereto that Parent shall be entitled to an immediate injunction or injunctions, without the necessity of proving the inadequacy of money damages as a remedy and without the necessity of posting any bond or other security, to prevent breaches of the provisions of this Section 4.3 and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which Parent may be entitled at law or in equity. Without limiting the foregoing, it is understood that any violation of the restrictions set forth above by any officer, manager, agent, representative or affiliate of the Company shall be deemed to be a breach of this Agreement by the Company. Until the termination of this Agreement, (a) prior to June 15, 2017, Parent shall not enter into a definitive agreement with respect to a transaction that would prohibit or materially

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impair its ability to consummate the Merger; (b) Parent will immediately give the Company notice if it enters into a non-binding letter of intent for a transaction which, if consummated, would prohibit or materially impair its ability to consummate the Merger; and (c) Parent shall give the Company ten (10) days prior notice before entering into a definitive agreement with respect to a transaction which, if consummated, would prohibit or materially impair its ability to consummate the Merger.

4.4       Procedures for Requesting Parent Consent. If the Company desires to take an action which would be prohibited pursuant to Section 4.1 of this Agreement without the written consent of Parent, prior to taking such action the Company may request such written consent by sending an email or facsimile to the following individual at Parent (with a copy, which shall not constitute notice, to its counsel):

Global Partner Acquisition Corp.
One Rockefeller Plaza, 11th Floor
New York, NY 10020

Attention: Paul J. Zepf

E-mail: pzepf@globalpartnerac.com

and:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312-1183
Attention: Christopher Miller, Esq.
Email: millerc@pepperlaw.com
Facsimile No.: (610) 640-7835

ARTICLE V
ADDITIONAL AGREEMENTS

5.1       Proxy Statement.

(a)        As promptly as practicable after the date hereof, Parent shall prepare and file with the SEC a proxy statement (as amended or supplemented from time to time, the “Proxy Statement”) for the purpose of soliciting proxies from Parent’s stockholders to obtain the Parent Stockholder Approval at the Parent Stockholder Meeting and providing holders of Parent Common Stock the opportunity to have their shares of Parent Common Stock redeemed in connection with the stockholder vote on the Required Approval Matters in accordance with Parent’s Charter Documents, applicable Law, and any applicable rules and regulations of the SEC and Nasdaq. In the Proxy Statement, Parent shall seek approval of the following matters (the “Required Approval Matters”): (i) approval of this Agreement and the Transactions and the transactions contemplated thereby, (ii) approval of the issuance of shares of Parent Common Stock to be issuable (A) upon the exercise of warrants issued to Company equityholders, (B) upon the exchange of Survivor Class B Units pursuant to the Exchange Agreement, (C) in connection with the Sequel Youth and Family Services Stock Incentive Plan, substantially in the form attached hereto as Exhibit O, or (D) in connection with the conversion of preferred stock of Parent into Parent Common Stock consistent with the Preferred Stock Term Sheet, (iii) approval of the Amended and Restated Certificate of Incorporation of Parent in the form attached hereto as Exhibit P with respect to increasing the authorized common stock and preferred stock of Parent, changing the classification of Parent’s Board of Directors from two to three classes with staggered three year terms of office, changing Parent’s name to “Sequel Youth and Family Services, Inc.”, and removing and changing certain provisions related to Parent’s status as a blank check company, (iv) a proposal to elect nine (9) directors to the Board of Directors of Parent, (v) a proposal to approve and adopt the Sequel Youth and Family Services Stock Incentive Plan, substantially in the form attached hereto as Exhibit O and (vi) the adjournment of the meeting (the “Parent Stockholder Meeting”), if necessary, to permit further solicitation and vote of proxies. As promptly as practicable after approval of the Proxy Statement by the SEC (but in any event, within seven (7) Business Days), Parent shall commence mailing the Proxy Statement to its stockholders and, as promptly as practicable thereafter, Parent shall use commercially reasonable efforts to hold the Parent Stockholder Meeting and to solicit from each of Parent’s stockholders a proxy or vote in favor of proposals to approve the Required Approval Matters.

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(b)        The Company shall promptly provide, and The Ripley Revocable Trust shall cause John F. Ripley to provide, to Parent all information concerning the Company and the Company Subsidiaries that may be required by applicable Law or Nasdaq or reasonably requested by Parent for inclusion in the Proxy Statement or in response to any comments of the SEC or its staff with respect to the Proxy Statement or any other supplements, amendments or proxy soliciting materials (collectively, the “Proxy Documents”). Parent shall provide drafts of the Proxy Statement to the Company within a reasonable time prior to filing for review and comment by the Company (including the final draft to be filed with the SEC), and Parent shall consider in good faith any comments of the Company. All information provided by the Company, John F. Ripley or Parent for inclusion in the Proxy Statement or Proxy Documents shall not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. If, at any time prior to the Closing, a party hereto discovers that any such information contains a misstatement of a material fact or omits to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, such party shall promptly notify the other parties hereto and, to the extent required by applicable Law, an appropriate amendment or supplement describing such information shall be promptly filed with the SEC by Parent and disseminated to the stockholders of Parent; provided, however, that no information received by any party hereto pursuant to this Section 5.1(b) shall operate as a waiver or otherwise affect any representation, warranty or agreement given or made by the party who disclosed such information, and no such information shall be deemed to change, supplement or amend the Disclosure Schedule or Parent Disclosure Schedule.

(c)        No amendment or supplement to the Proxy Statement will be made by Parent without the approval of the Company (such approval not to be unreasonably withheld, conditioned or delayed) (provided that such approval shall not be required for any amendment or supplement that is required by the SEC or applicable Law), and Parent shall promptly transmit any such amendment or supplement to its stockholders, if at any time prior to the Parent Stockholder Meeting there shall be discovered any information that should be set forth in an amendment or supplement to the Proxy Statement. Parent will advise the Company promptly after the Proxy Statement has been approved by the SEC or any supplement or amendment has been filed, or the issuance of any stop order, or of any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information.

(d)        When filed, the Proxy Statement and Proxy Documents shall comply in all material respects with the requirements of the Exchange Act and Nasdaq.

5.2       Access to Information. The Company shall afford Parent and its accountants, counsel and other representatives, reasonable access during the period from the date hereof and prior to the Closing Date to (a) all of the properties, books, contracts, commitments and records of the Company and the Company Subsidiaries, (b) all other information concerning the business, properties and personnel (subject to restrictions imposed by applicable Law) of the Company or the Company Subsidiaries as Parent may reasonably request, and (c) all employees of the Company and the Company Subsidiaries as identified by Parent. The Company agrees to provide to Parent and its accountants, counsel and other representatives copies of internal financial statements (including Tax Returns and supporting documentation) promptly upon request. No information or knowledge obtained in any investigation pursuant to this Section 5.2 or otherwise shall affect or be deemed to modify any representation or warranty contained herein or the conditions to the obligations of the parties hereto to consummate the Merger in accordance with the terms and provisions hereof.

5.3       Confidentiality. The Company and the Equityholders hereto recognize and acknowledge that the Confidential Information is a valuable, special and unique asset. Subject to Section 5.5 hereof, as a result, from and after the Closing, the Equityholders shall not, and the Equityholders shall cause each of their respective Affiliates not to, without the prior written consent of Parent, for any reason divulge to any third party or use for its own benefit, or for any purpose other than the exclusive benefit of Parent and Parent’s Affiliates, any Confidential Information. Notwithstanding the foregoing, if the Equityholders, or any of their respective Affiliates are compelled to disclose Confidential Information by court order, to the extent permitted by applicable Law, such Person promptly shall notify Parent so that Parent may seek a protective order or other assurance that confidential treatment of such Confidential Information shall be afforded, and the Equityholders shall, and shall cause each of their respective Affiliates to, as the case may be, reasonably cooperate with Parent and Parent’s Affiliates in connection therewith. If the Equityholders or any of their respective Affiliates, as the case may be, are so obligated by court order to disclose Confidential Information, they will disclose only the minimum amount of such Confidential Information as is necessary for

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such Person to comply with such court order. For purposes of this Section 5.3, “Confidential Information” shall mean non-public information concerning the financial data, strategic business plans, product development (or other proprietary product data), customer lists and requirements, marketing plans and other non-public, proprietary and confidential information relating to the Business, including the existence of this Agreement and the Transactions or any negotiations or discussions with respect thereto. Notwithstanding the above, the Equityholders may disclose to each of their respective Affiliates, accounting, legal and financial advisors, and lenders under the Credit Agreement or the Credit Agreement Amendment, in each case who need to know such information.

5.4       Expenses. If the Merger is not consummated, all fees and expenses incurred in connection with the Merger including all legal, accounting, financial advisory, consulting, and all other fees and expenses of third parties (including any costs incurred to obtain consents, waivers or approvals as a result of the compliance with Section 5.6) incurred by a party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions, including, in the case of the Company and the Company Subsidiaries, any bonuses paid or to be paid to employees or consultants of the Company or any of the Company Subsidiaries and any Transaction Payroll Taxes (all such fees and expenses referenced in this sentence incurred by the Company or the Company Subsidiaries or Parent or Sponsor, the “Third Party Expenses”), shall be the obligation of the respective party incurring such fees and expenses. If the Merger is consummated, the amount of any Third Party Expenses shall be deducted from the Distribution pursuant to Section 5.17. The amount of any Third Party Expenses of the Company and the Company Subsidiaries that are not reflected on the Statement of Expenses and treated as Company Third Party Expenses (“Excess Third Party Expenses”), shall be subject to the indemnification provision of Section 7.2 and shall not be limited by the Threshold Amount or the maximum amount of indemnification provided in Sections 7.4 or 7.7.

5.5       Public Disclosure. Except as may be required to comply with the requirements of any applicable Law (including as set forth in Section 5.1), neither the Company, nor the Company Subsidiaries, nor any of its Equityholders shall issue any press release or other public announcement or submit any application to or otherwise communicate with any Governmental Authority with respect to the subject matter of this Agreement or the Transactions without the prior approval (which approval will not be unreasonably withheld or delayed) of Parent; provided, however, that timely submission of renewal license applications and submission of data or reports to Payors, governmental agencies or accreditation organization in the ordinary course of business shall not be prohibited by this Section 5.5 and shall not require prior approval of Parent, nor shall communications by the Company or the Company Subsidiaries with Governmental Authorities in the ordinary course of business consistent with past practice; provided further, however, that none of Parent, the Company, the Company Subsidiaries, nor any of its Legacy Equityholders shall issue any press release or other public announcement or submit any application to or otherwise communicate with any Governmental Authority with respect to the subject matter of this Agreement or the Transactions without the prior approval (which approval will not be unreasonably withheld or delayed) of the Preferred Holder or the Financing Source, as applicable, to the extent that such press releases or public announcements refer to the Preferred Holder or the Financing Source, as applicable, which such consent shall not be unreasonably withheld, conditioned or delayed.

5.6       Consents. The Company shall use commercially reasonable efforts to obtain all necessary consents, waivers and approvals of any parties to any Contract as are required thereunder in connection with the Merger or for any such Contracts to remain in full force and effect so as to preserve all rights of, and benefits to, the Company or the Company Subsidiaries under such Contract from and after the Effective Time. In the event that, prior to the Effective Time, the other parties to any Contract, including lessor or licensor of any real property currently leased, subleased or licensed by or from the Company, the Company Subsidiaries or otherwise used or occupied by the same, conditions its grant of a consent, waiver or approval (including by threatening to exercise a “recapture” or other termination right) upon the payment of a consent fee, “profit sharing” payment or other consideration, including increased rent payments or other payments under the Contract, the Company shall be responsible for making all payments required to obtain such consent, waiver or approval and such amounts shall be deemed Third Party Expenses under Section 5.4.

5.7       Additional Documents and Further Assurances; Reasonable Efforts.

(a)        Each party hereto, at the request of another party hereto, shall execute and deliver such other instruments and do and perform such other acts and things as may be reasonably necessary or desirable for effecting completely the consummation of the Merger and the Transactions.

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(b)        Subject to the terms and conditions provided in this Agreement, each of the parties hereto shall use commercially reasonable efforts to take promptly, or cause to be taken, all actions, and to do promptly, or cause to be done, all things reasonably necessary, proper or advisable under applicable Laws and regulations to consummate and make effective the Transactions, to satisfy the conditions to the obligations to consummate the Merger, to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to remove any injunctions or other impediments or delays, legal or otherwise, in order to consummate and make effective the Transactions for the purpose of securing to the parties hereto the benefits contemplated by this Agreement.

5.8       New Employment Arrangements.

(a)        Offer Letters with Key Employees. Parent or the Surviving Entity will offer each of the Key Employees employment by Parent, the Surviving Entity or any Company Subsidiary, as applicable and to the extent allowed under applicable Law, to be effective as of the Closing Date. Such employment will: (i) be subject to the terms and conditions set forth in the Offer Letters, (ii) be subject to and in compliance with Parent’s applicable policies and procedures, including employment background checks, the execution of an employee proprietary information agreement governing employment conduct and performance, and (iii) supersede any prior express or implied employment agreements, arrangements, representations, or offer letters in effect prior to the Closing Date.

(b)        Employee Matters. Each employee of the Company and the Company Subsidiaries who remains an employee of Parent, the Surviving Entity or the Company Subsidiaries after the Closing Date shall be referred to hereafter as a “Continuing Employee.” To the extent reasonably practicable, after the Closing Date, Continuing Employees shall be eligible to receive benefits consistent with the Company’s applicable human resources policies for similarly situated employees. Nothing contained in this Agreement shall confer upon any Continuing Employee any right with respect to employment by Parent, the Surviving Entity or the Company, nor shall anything herein interfere with the right of Parent, the Surviving Entity or the Company, following any employment of any Continuing Employee, to terminate the employment of any such Continuing Employee at any time, with or without cause, or restrict Parent, the Surviving Entity or the Company in the exercise of their independent business judgment in modifying any of the terms and conditions of the employment of any such Continuing Employee. The parties hereto acknowledge and agree that all provisions contained in this Section 5.8 are included for the sole benefit of the parties hereto, and that nothing herein, whether express or implied, shall create any third party beneficiary right in any other Person, including any Continuing Employee, or any right to continued employment with Parent, the Surviving Entity or any of their respective Affiliates. Nothing in this Section 5.8 or in any other provision of this Agreement, whether express or implied, shall be deemed to be the adoption of, an amendment to or other modification of any Benefit Plan or any benefit plan, policy, program, Contract or arrangement of Parent, the Surviving Entity or any of their respective Affiliates or otherwise to limit the right of the Parent, the Surviving Entity or any of their respective Affiliates to amend, modify or terminate any such employee benefit plan policy, program, Contract or arrangement.

5.9       Tax Matters.

(a)        Preparation of Tax Returns for Pre-Closing Tax Periods. Parent shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns for the Company and the Company Subsidiaries with respect to a taxable period beginning on or before the Closing Date that are required to be filed after the Closing Date, and shall timely remit, or cause to be remitted, to the appropriate Governmental Authority all Taxes required to be paid with respect to such Tax Returns, subject to the Parent Indemnified Parties’ right to indemnification pursuant to Section 7.2(a); provided that, notwithstanding anything to the contrary herein, the amount of any Tax shown as due on any such Tax Return for which the Parent Indemnified Parties are indemnified hereunder shall be paid to Parent five (5) Business Days before the due date of the Tax Return (taking into account any applicable extension of the time for filing). To the extent such Tax Returns include any Pre-Closing Tax Period, such Tax Returns shall be prepared in accordance with applicable Law and consistent with the past practices of the Company and the Company Subsidiaries in all material respects except to the extent necessary in Parent’s reasonable judgment to avoid the imposition of penalties; provided that Parent shall give the Securityholder Representative (on behalf of the Legacy Equityholders) and the Preferred Holder thirty (30) days to review such Tax Return, provided that Parent receives the completed Tax Return from its accountants with adequate time to review prior to providing to the Securityholder Representative (on behalf of the Legacy Equityholders) and the Preferred Holder; provided further that such Tax Return shall be subject to the prior approval of the Securityholder Representative (on behalf of the Legacy Equityholders) and the Preferred Holder, which approval shall not be unreasonably withheld, conditioned or delayed

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and which must be given at least five (5) Business Days before the due date of the Tax Return (taking into account any applicable extension of the time for filing, and provided that Securityholder Representative (on behalf of the Legacy Equityholders) and the Preferred Holder having received at least thirty (30) days to review such Tax Return), and if such approval is not timely received, Parent shall have the right to file the Tax Return without receipt of such approval.

(b)        No Amended Tax Returns. After the Closing, except as otherwise required by applicable Law, Parent shall not, and shall not cause or permit the Company or the Company Subsidiaries to (i) amend any previously filed Tax Return of the Company or any of the Company Subsidiaries for any Pre-Closing Tax Period or (ii) make any Tax election that has any retroactive effect in any Pre-Closing Tax Period, in each case, without the prior written consent of the Securityholder Representative, which consent shall not be unreasonably withheld, conditioned or delayed.

5.10     Notification of Certain Matters. Each of the Company on the one hand, and Parent on the other hand, shall give prompt notice to the other of: (a) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which is likely to cause any representation or warranty of such party contained in this Agreement to be untrue or inaccurate at or prior to the Effective Time (as though given on or as of the Effective Time), and (b) any failure of such party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that the delivery of any notice pursuant to this Section 5.10 shall not (i) limit or otherwise affect any remedies available to the party receiving such notice or (ii) constitute an acknowledgment or admission of a breach of this Agreement. No disclosure by a party pursuant to this Section 5.10 shall be deemed to amend or supplement the Disclosure Schedule or prevent or cure any misrepresentations, breach of warranty or breach of covenant.

5.11     No Claims Against Trust Account. Each Equityholder and the Company acknowledges that the Trust Account was established in connection with Parent’s initial public offering and is held for the benefit of Parent’s public stockholders (the “Public Stockholders”). Each Equityholder and the Company acknowledges that Parent has made certain assurances to Parent’s stockholders regarding the security of the Trust Account against claims of creditors. For and in consideration of Parent entering into this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, each Equityholder and the Company on behalf of themselves and their respective equityholders, members, Representatives, associates, Affiliates, heirs, successors and assigns hereby irrevocably waives all rights, title, interest or claim of any kind regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to hereafter as the “Claims”) in or to any assets in the Trust Account (including any distributions therefrom) it has or may have in the future, including any and all rights to seek access to the Trust Account (including any distributions therefrom), and hereby agrees not to seek recourse, reimbursement, payment or satisfaction against the Trust Account or any funds distributed therefrom for any Claim it may have against Parent or any of its Affiliates, stockholders or Representatives for any reason whatsoever, including an alleged breach of this Agreement, the other Transaction Documents, the Confidentiality Agreement or any other Contract entered into with any of the parties hereto or their Affiliates or any negotiations, agreements or understandings with any of the parties hereto (whether in the past, present or future). This waiver is intended and shall be deemed and construed to be irrevocable and absolute on the part of each Equityholder and the Company, and shall be valid, binding and enforceable against each Equityholder and the Company and their respective equityholders, members, Representatives, associates, Affiliates, heirs, successors and assigns. Each Equityholder and the Company acknowledges that it benefits from this Agreement, that such irrevocable waiver is material to this Agreement, and that Parent is entering into this Agreement in reliance upon this Section 5.11. In the event that an Equityholder or the Company commences any claim or litigation based upon, in connection with, relating to or arising out of any matter relating to Parent or its Representatives, which proceeding seeks, in whole or in part, relief against the Trust Account (including any distributions therefrom) or the Public Stockholders, whether in the form of money damages or injunctive relief, Parent shall be entitled to recover from the Equityholders or the Company, as the case may be, the associated legal fees and costs in connection with any such action. This Section 5.11 shall survive termination of this Agreement.

5.12     Agreement to Defend. In the event any Proceeding by any Governmental Authority or other Person is commenced that questions the validity or legality of the Transactions or seeks damages in connection therewith, the parties hereto agree to cooperate and use commercially reasonable efforts to defend against and respond thereto.

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5.13     Change of Name; Listing. Prior to the Closing, Parent shall apply for a new ticker symbol with Nasdaq that reflects the name “Sequel Youth and Family Services” contingent on obtaining Parent Stockholder Approval and required approval of the Required Approval Matters and shall undertake commercially reasonable efforts to adopt the new name. From the date of this Agreement through the Closing, Parent shall use commercially reasonable efforts to remain listed as a public company on Nasdaq.

5.14     Debt Financing; Equity Financing; Cooperation.

(a)        Debt Financing. The Company shall use (and cause its applicable Company Subsidiaries to use) commercially reasonable efforts to cause the lenders party to the Credit Agreement (the “Financing Source”) and applicable Company Subsidiaries to enter into the Credit Agreement Amendment as promptly as possible following the date hereof, permitting the change of control with respect to the Company contemplated by this Agreement and certain other matters. Subject to the terms and conditions of this Agreement, each of Parent, Sub and the Company shall use commercially reasonable efforts to continue the Debt Financing on the terms (or on terms not materially less favorable to each of Parent, Sub and the Company and its Subsidiaries) and conditions described in Schedule 5.14(a). Each of Parent, Sub and the Company shall use commercially reasonable efforts (i) to negotiate and enter into definitive agreements with respect to the Debt Financing with the Financing Source and (ii) to satisfy on a timely basis all conditions to the Credit Agreement Amendment, including using commercially reasonable efforts to cause the Financing Source to consummate the Credit Agreement Amendment at Closing. The Company shall allow Parent to participate in the negotiation of the Debt Financing and shall use commercially reasonable efforts to keep Parent reasonably informed on a current basis and in reasonable detail of the status of its efforts to arrange the Debt Financing and provide to Parent copies of the material definitive agreements for the Debt Financing and such other information and documentation available to them as shall be reasonably requested by the Company for purposes of monitoring the progress of the financing activities and assisting in the negotiation thereof. Without limiting the generality of the foregoing, the Company and the Company Subsidiaries shall give Parent prompt notice (A) of any breach or default of any material provisions by any party to definitive agreements related to the Debt Financing of which the Company or the Company Subsidiaries become aware, (B) of the receipt of (1) any written notice or (2) other written communication, in each case from the Financing Source with respect to any actual or potential breach, default, termination or repudiation by any party to the definitive agreements related to the Debt Financing and (C) if at any time for any reason the Company believes in good faith that it will not be able to continue all or any portion of the Debt Financing on the terms and conditions, in the manner or from the sources contemplated by the definitive agreements related to the Debt Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date Parent delivers to the Company a written request, the Company and the Company Subsidiaries shall provide any information reasonably requested by Parent relating to any circumstance referred to in clause (A), (B) or (C) of the immediately preceding sentence. If any portion of the Debt Financing becomes unavailable, Parent and the Company shall use commercially reasonable efforts to arrange and obtain in replacement thereof alternative financing from alternative sources in an amount sufficient to consummate the Transactions as promptly as reasonably practicable following the occurrence of such event, and on terms reasonably comparable to the Debt Financing. The Company shall deliver to Parent true and complete copies of all Contracts or other arrangements (including fee letters) pursuant to which any such alternative source shall have committed to provide any portion of the Debt Financing. For purposes of this Agreement, references to “Debt Financing” shall include the alternate financing as permitted by this Section 5.14.

(b)        Equity Financing. Subject to the terms and conditions of this Agreement, each of Parent, Sub and the Company shall use commercially reasonable efforts to obtain the Equity Financing. Parent shall use commercially reasonable efforts to (i) negotiate and enter into definitive agreements with respect to the Equity Financing (such definitive agreements, the “Equity Financing Documents”), (ii) to satisfy on a timely basis all conditions to consummation of the Equity Financing set forth in the Equity Financing Documents (other than any condition where the failure to be so satisfied is a direct result of the Company’s failure to furnish information described in this Section 5.14), to consummate the Equity Financing at or prior to the Closing and to comply with its obligations under any Equity Financing Documents. Parent shall use commercially reasonable efforts to keep the Company reasonably informed on a reasonably current basis and in reasonable detail of the status of its efforts to arrange the Equity Financing and provide to the Company copies of the Equity Financing Documents and such other information and documentation available to them as shall be reasonably requested by the Company for purposes of monitoring the progress of the financing activities. Without limiting the generality of the foregoing, Parent shall give the Company prompt notice (A) of any breach or default of any material provisions by any party to any Equity Financing Documents of which Parent or the Sub become aware, (B) of the receipt of (1) any written

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notice or (2) other written communication, in each case from any party to any Equity Financing Documents with respect to any (x) actual or potential breach, default, termination or repudiation by any party to the Equity Financing Documents of any provisions of the Equity Financing Documents or (y) material dispute or disagreement between or among any parties to any Equity Financing Documents or definitive agreements related to the Equity Financing with respect to the obligation to fund the Equity Financing or the amount of the Equity Financing to be funded at Closing and (C) if at any time for any reason Parent believes in good faith that it will not be able to obtain all or any portion of the Equity Financing. As soon as reasonably practicable, but in any event within two (2) Business Days of the date the Company delivers to Parent a written request, Parent shall provide any information reasonably requested by the Company relating to any circumstance referred to in clauses (A), (B) or (C) of the immediately preceding sentence; provided, however, subject to the rules of discovery otherwise applicable, that they need not provide any information that is privileged or that is requested for purposes of litigation. If any portion of the Equity Financing otherwise becomes unavailable, Parent shall use commercially reasonable efforts to arrange and obtain in replacement thereof alternative financing from alternative sources with terms and conditions not materially less favorable to Parent, Sub and the Company (or their respective Affiliates) than the terms and conditions set forth in the Equity Financing Documents. For purposes of this Agreement, references to “Equity Financing” shall include the alternate financing as permitted by this Section 5.14(b) and “Equity Financing Documents” shall include such documents related to the alternative financing as permitted by this Section 5.14(b).

(c)        Prior to the Closing Date, the Company shall use commercially reasonable efforts to provide to Parent, and shall cause each of the Company’s Subsidiaries to use commercially reasonable efforts to provide, and shall use commercially reasonable efforts to cause its Representatives to provide, all cooperation reasonably requested by Parent that is customary in connection with the arrangement of the Debt Financing and the Equity Financing (the “Financing”) (provided that such requested cooperation does not unreasonably interfere with the ongoing operations of the Company and the Company Subsidiaries), which commercially reasonable efforts shall include (i) furnishing Parent, Sub and their Financing Sources, as promptly as reasonably practicable following Parent’s request, with information regarding the Company and the Company’s Subsidiaries (including information to be used in the preparation of one or more information packages regarding the business, operations, financial projections and prospects of the Company and the Company Subsidiaries) customary for the placement, arrangement and/or syndication of loans contemplated by the Debt Financing, to the extent reasonably available to the Company and reasonably requested in writing by Parent to assist in preparation of customary offering or information documents or rating agency or lender presentations relating to such arrangement of loans, (ii) furnishing all required information of the Company and the Company Subsidiaries, (iii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers, bookrunners or agents for, and prospective lenders of, a Debt Financing and senior management and representatives, with appropriate seniority and expertise, of the Company), presentations, due diligence sessions, drafting sessions and sessions with rating agencies in connection with a Debt Financing, (iv) assisting with the preparation of materials for rating agency presentations, bank information memoranda, and similar documents required in connection with a Debt Financing; provided that any rating agency presentations, bank information memoranda, and similar documents required in connection with the Financing shall contain disclosure reflecting the Surviving Entity or the Subsidiaries as the obligor, (v) using commercially reasonable efforts to obtain legal opinions reasonably requested by Parent in connection with the Debt Financing, (vi) executing and delivering any customary pledge and security documents (subject to occurrence of the Effective Time) and customary closing certificates and documents as may be reasonably requested by Parent, (vii) assisting in (A) the preparation and execution of one or more credit agreements, currency or interest hedging agreements or (B) the amendment of any of the Company’s or its Subsidiaries’ currency or interest hedging agreements, in each case, on terms that are reasonably requested by Parent in connection with the Financing; provided that no obligation of the Company or the Company Subsidiaries under any such agreements or amendments shall be effective until the Effective Time, (viii) facilitating the pledging of collateral for the Financing (including the delivery of original unit certificates, together with unit powers executed in blank, with respect to the Company and each of its Subsidiaries), including taking reasonable actions necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ assets for the purpose of establishing collateral arrangements, (ix) reasonably cooperating with Parent’s efforts to obtain surveys and title insurance for the Company Property, at the expense of and as reasonably requested by Parent on behalf of the Financing Sources, (x) cooperating with the Financing Sources’ requests for due diligence to the extent customary and reasonable; (xi) at least five (5) Business Days prior to the Closing Date, providing all documentation and other information about the Company and each of its Subsidiaries as is reasonably requested in writing by Parent at least nine (9) Business Days prior to the Closing Date in connection with the Debt Financing that relates to applicable “know your customer” and anti-money laundering

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rules and regulations including the USA PATRIOT Act; (xii) using commercially reasonable efforts to cooperate with the Financing Sources in their efforts to benefit from the existing lending relationships of the Company and its Subsidiaries; and (xiii) taking all actions reasonably requested by Parent and necessary to permit the Financing Sources to evaluate the Company’s and its Subsidiaries’ inventory, current assets, cash management and accounting systems, and policies and procedures relating thereto, for the purpose of establishing collateral arrangements. The Company hereby consents to the use of its and the Company Subsidiaries’ logos in connection with the Financing; provided that such logos are used solely in a manner that is not intended to or reasonably likely to harm or disparage the Company or any of its Subsidiaries or the reputation or goodwill of the Company or any of its Subsidiaries. If at any time the Company shall in good faith reasonably believe that it has provided all required information as required by clause (ii) above, it may deliver to Parent a written notice to that effect (stating the date it believes such required information was provided), in which case the Company shall be deemed to have complied with such clause (ii) above unless Parent in good faith reasonably believes the Company has not provided all required information and, within five (5) Business Days after the delivery of such notice, delivers a written notice to the Company to that effect, stating with reasonable specificity which items of required information have not been provided.

5.15     Release. Effective as of the Closing and subject to the occurrence of the matters set forth in Section 5.16, each Key Equityholder, by virtue of accepting the Equity Consideration, as applicable, to which such Key Equityholder is entitled hereunder, on behalf of himself, herself or itself and its, his or her Affiliates and each of its, his or her (as applicable) and their respective officers, directors, employees, agents, successors and assigns (but not on behalf of any other Equityholder) (the “Releasing Parties”), hereby releases, acquits and forever discharges Parent, Sponsor, the Company, Sub, each of their respective Affiliates, subsidiaries, and any and all of each of their respective successors and assigns, together with all their present and former directors and officers (in their capacity as directors or officers of the Company or the Company Subsidiaries) (the “Released Parties”), from any and all manner of claims, actions, suits, damages, demands and liabilities whatsoever in law or equity, whether known or unknown, liquidated or unliquidated, fixed, contingent, direct or indirect (collectively, “Released Claims”), which the Releasing Party ever had, has or may have against any of the Released Parties for, upon, or by reason of any matter, transaction, act, omission or thing whatsoever arising under or in connection with any of the Released Parties, from any time prior to and up to and including the Closing Date, with respect to such Releasing Party’s status as an equityholder of the Company. The foregoing shall not constitute a release of Released Claims or any other matter with respect to (a) receipt of the Equity Consideration, as applicable, to which a Releasing Party is entitled pursuant to the terms and conditions of this Agreement, (b) any of the rights of a Releasing Party or any obligations of the Released Parties to such Releasing Party, in each case arising under this Agreement or any Related Agreement, (c) any of the rights of a Releasing Party under the Charter Documents to indemnification from the Company or any Company Subsidiary for actions or inactions by such Releasing Party as a manager, director or officer of the Company or Company Subsidiary, as applicable, (d) if a Releasing Party is an employee of the Company or a Company Subsidiary as of the Closing Date, any rights of such Releasing Party to payments in respect of such employment, including rights under any Benefit Plan identified on the Company Disclosure Schedule in accordance with the terms of such Benefit Plan, (e) any of the rights of a Releasing Party under or pursuant to written commercial contracts with the Company or a Company Subsidiary set forth on the Company Disclosure Schedule and unrelated to such Releasing Party’s status of an equityholder of the Company, and (f) receipt of the Distribution, as applicable, to which a Releasing Party is entitled pursuant to the terms and conditions of this Agreement.

5.16     Pre-Closing Transactional Matters.

(a)        In connection with and immediately prior to the consummation of the Transactions and subject to the satisfaction of the closing conditions set forth in Section 6.1 at or prior to the Effective Time, the Company shall use its commercially reasonable efforts to sell and transfer to Parent, and Parent shall use its commercially reasonable efforts to purchase, all of the outstanding equity interests of Sequel Camelot Holdings, LLC a Delaware limited liability company (“Camelot”), pursuant to and on the terms and conditions set forth in an Equity Purchase Agreement, substantially in the form attached hereto as Exhibit Q (the “Equity Purchase Agreement”).

(b)        In connection with and immediately prior to the consummation of the Transactions, but only after the effectiveness of the Equity Purchase Agreement, the Company shall use its commercially reasonable efforts to amend the Legacy Operating Agreement to authorize a new class of units referred to as “Legacy Class E Units”, pursuant to and on the terms and conditions set forth in an Amendment to Company Operating Agreement, substantially in the form attached hereto as Exhibit R (the “Legacy Operating Agreement Amendment”).

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(c)        In connection with and immediately prior to the consummation of the Transactions, but only after the effectiveness of the Legacy Operating Agreement Amendment, Parent shall use its commercially reasonable efforts to cause Sequel CS, Inc., an indirect wholly owned subsidiary of Camelot as of the date hereof, to contribute to the Company, and the Company shall use its commercially reasonable efforts to accept a contribution from Sequel CS, Inc. of, all of the outstanding equity interests of the Camelot Entities in exchange of the issuance by the Company of Legacy Class E Units, pursuant to and on the terms and conditions set forth in a Contribution Agreement, substantially in the form attached hereto as Exhibit S (the “Contribution Agreement”).

(d)        In connection with and immediately prior to the consummation of the Transactions, but only after the effectiveness of the Contribution Agreement, the Company shall make the distribution to the Preferred Holder pursuant to and on the terms and conditions set forth in a Distribution Agreement, substantially in the form attached hereto as Exhibit T (the “Distribution Agreement”).

5.17     Post-Closing Distributions.

(a)        Distribution Adjustments.

(i)          Distribution Adjustments — Company. No later than three (3) Business Days prior to the Closing, the Company shall deliver to Parent a good faith estimate which shall set forth a statement of estimated Company Third Party Expenses incurred by the Company or the Company Subsidiaries in a form reasonably satisfactory to Parent (the “Statement of Expenses”) which shall be accompanied by invoices from the Company’s legal, accounting, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions reflecting such advisors’ final billable Company Third Party Expenses. All such estimates will be accompanied by a schedule showing the Company’s calculations. Parent shall have the opportunity to comment on all such estimates prior to the Closing and the Company shall make such adjustments to the estimates as may be reasonably requested by Parent.

(ii)         Distribution Adjustments — Parent. No later than three (3) Business Days prior to the Closing, Parent shall deliver to the Company a good faith estimate (the “Parent Statement”), which shall set forth a statement of estimated Parent Third Party Expenses incurred by Parent or Sponsor in a form reasonably satisfactory to the Company which shall be accompanied by invoices from Parent’s legal, accounting, financial and other advisors providing services in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the Transactions reflecting such advisors’ final billable Parent Third Party Expenses. All such estimates will be accompanied by a schedule showing Parent’s calculations.

(b)        Delivery of Cash. Subject to the terms and conditions of this Agreement, on the Closing Date, Parent shall deliver to the Exchange Agent the Cash Distribution (minus the Camelot Cash Amount), for further distribution to the Legacy Equityholders based on the Cash Distribution Per Unit, as set forth on the Payments Schedule. Subject to the terms and conditions of this Agreement, on the Closing Date, the Company shall deliver to the Exchange Agent the Camelot Cash Amount, for further distribution to the Legacy Equityholders based on the Cash Distribution Per Unit, as set forth on the Payments Schedule.

(c)        Delivery of Warrants. Subject to the terms and conditions of this Agreement, on the Closing Date, Parent shall deliver to the Exchange Agent 6,532,000 Warrants to purchase 3,266,000 shares of Parent Common Stock, for further distribution to the Legacy Equityholders on behalf of the Company based on the number of units of Legacy Equity held by such holder multiplied by the Warrant Distribution Per Unit, rounded to the nearest whole numbers and as set forth on the Payments Schedule.

(d)        Distributions. Immediately following the Closing, Parent and the Company shall authorize and cause the Exchange Agent to distribute the Cash Distribution, the Warrant Distribution and the Agreements Distribution to the Legacy Equityholders, subject to receipt by the Company of the Letter of Transmittal duly executed by such applicable Legacy Equityholder, pursuant to Section 1.8(c) of this Agreement. The parties hereto intend for the provisions of Article I relating to the Merger and the provisions of Section 5.17 relating to the Cash Distribution, Warrant Distribution, and Agreements Distribution to be an integrated transaction for tax purposes.

(e)        Withholding Taxes. Notwithstanding any other provision in this Agreement, Parent, the Company, the Sub, and the Surviving Entity and their respective Affiliates, the Exchange Agent and the Escrow Agent shall have the right to deduct and withhold Taxes from any payments to be made or consideration delivered under this Agreement or any Related Agreement if such withholding is required by Law (as determined by the payor

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in good faith) and to request and receive any necessary Tax forms, including Form W-9 or the applicable Form W-8, as applicable, or any similar information. To the extent that any of the aforementioned amounts are so withheld and paid over to the appropriate Taxing authority, such withheld amounts shall be treated for all purposes of this Agreement as having been delivered and paid to the Person in respect of which such deduction and withholding was made. The parties hereto shall use reasonable efforts to pay through a payroll system any payment hereunder that is for applicable Tax purposes compensation for services performed by an employee for his or her employer.

(f)         Transfers of Ownership. If any consideration is to be disbursed pursuant to this Section 5.17 to a Person other than the Person whose name is reflected on the Legacy Unit Certificate surrendered in exchange therefor pursuant to Section 1.6, it will be a condition of the delivery thereof that the certificate so surrendered will be properly endorsed and otherwise in proper form for transfer and that the Person requesting such exchange will have paid to Parent or any agent designated by it any transfer or other Taxes required by reason of the disbursement of such cash and/or equity amounts to a Person other than the registered holder of the certificate surrendered, or established to the satisfaction of Parent or any agent designated by it that such Tax has been paid or is not payable.

(g)        Exchange Agent to Return Distribution. At any time following the last day of the twelve (12) month period following the Effective Time, Parent shall be entitled (but not obligated) to require the Exchange Agent to deliver to Parent or its designated successor or assign all equity amounts that have been deposited with the Exchange Agent pursuant to Sections 5.17(c) and 5.17(d), and any income or proceeds thereof, not disbursed to the Legacy Equityholders pursuant to Section 5.17(e), and thereafter, if so delivered, the Legacy Equityholders shall be entitled to look only to Parent (subject to the terms of Section 5.17(i) and 5.17(j)) only as general creditors thereof with respect to any and all amounts that may be payable to such Legacy Equityholders pursuant to Section 5.17 upon the due surrender of such Legacy Unit Certificates in the manner set forth in Section 1.8(c). In the event that Parent does not require the Exchange Agent to return the consideration amounts to Parent pursuant to this Section 5.17(g), the agreement between Parent and the Exchange Agent shall provide that the Exchange Agent shall continue to hold such cash and equity amounts in its capacity as Exchange Agent, subject to compliance with applicable Law.

(h)        No Liability. Notwithstanding anything to the contrary in this Section 5.17, none of the Exchange Agent, the Surviving Entity, Parent nor any other party hereto shall be liable to a holder of Company Units for any amount properly paid to a public official pursuant to any applicable abandoned property, escheat or similar Law.

(i)          Parent to Deliver Balance of Distribution. At any time following April 1, 2026 (or the latest expiration date of any Company Options then outstanding if earlier than April 1, 2026), the Securityholder Representative shall be entitled (but not obligated) to require Parent to deliver to the Securityholder Representative or assign all cash and equity amounts that have been delivered to Parent pursuant to Section 5.17(g), for further distribution to the Legacy Equityholders on a pro rata basis based on their respective portions of the Distribution. In the event that the Securityholder Representative does not require Parent to return the distribution amounts to the Securityholder Representative pursuant to this Section 5.17(i), Parent shall continue to hold such cash and equity amounts, subject to compliance with applicable Law.

(j)          Payment of Third Party Expenses and Delivery of Representative Fund. Subject to the terms and conditions of this Agreement, on the Closing Date and after the effectiveness of the Merger, Parent shall deliver the Closing Third Party Expenses to the parties identified on the Statement of Expenses and the Parent Statement, respectively, in accordance with the wire instructions set forth therein. Subject to the terms and conditions of this Agreement, on the Closing Date and after the effectiveness of the Merger, Parent shall deliver the Representative Fund to the Escrow Agent by wire transfer of immediately available funds in accordance with wire instructions provided in writing by the Securityholder Representative.

(k)        Securityholder Representative to Deliver Balance of Representative Fund. Within fifteen (15) days of the third anniversary of the Effective Time, the Securityholder Representative shall instruct the Escrow Agent in writing to distribute to the Exchange Agent, for further distribution to the Legacy Equityholders on a pro rata basis based on their respective portions of the Distribution, one-half of the Representative Fund then remaining at such time. Within fifteen (15) days of the sixth anniversary of the Effective Time, the Securityholder Representative shall instruct the Escrow Agent in writing to distribute to the Exchange Agent, for further distribution to the Legacy Equityholders on a pro rata basis based on their respective portions of the Distribution, the balance of the Representative Fund then remaining at such time.

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5.18     R&W Insurance Policy. Parent and the Surviving Entity shall use commercially reasonable efforts to timely file and pursue claims in connection with the R&W Insurance Policy. Parent shall not amend the R&W Insurance Policy nor cancel or waive any of its rights under the R&W Insurance Policy (to the extent that any such amendment, cancellation or waiver adversely affects the Legacy Equityholders), without the prior consent of the Securityholder Representative (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VI
CONDITIONS TO THE MERGER

6.1       Conditions to Obligations of Each Party to Effect the Merger. The respective obligations of the Company, Sub and Parent to effect the Merger shall be subject to the satisfaction, at or prior to the Effective Time, of the following conditions:

(a)        No Injunctions or Restraints. No Governmental Authority having jurisdiction over any party hereto shall have issued any Order (whether temporary, preliminary or permanent) restraining, enjoining or otherwise prohibiting the consummation of the Merger and no law or regulations shall have been adopted that makes consummation of the Merger illegal or otherwise prohibited.

(b)        No Injunctions or Restraints; Illegality. No temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger shall be in effect, nor shall any Proceeding brought by an administrative agency or commission or other Governmental Authority or instrumentality, domestic or foreign, seeking any of the foregoing be threatened or pending.

(c)        Parent Stockholder Approval and Required Approval Matters. Parent shall have obtained the Parent Stockholder Approval and approval of the Required Approval Matters.

(d)        Approvals. The antitrust approvals identified on Schedule 6.1(d) shall have been obtained.

6.2       Conditions to the Obligations of Parent and Sub. The obligations of Parent and Sub to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, by Parent and Sub:

(a)        Representations, Warranties and Covenants. (i) The representations and warranties of the Company in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date) and (ii) the Company shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by it as of the Closing.

(b)        Governmental Approval. Approvals from any Governmental Authority, instrumentality, agency, or commission (if any) reasonably deemed appropriate or necessary by Parent shall have been timely obtained.

(c)        Company Approval. The unanimous approvals of this Agreement, the Merger and the Transactions prior to the date hereof by the (i) Board of Managers of the Company and (ii) the Sufficient Equityholder Vote, each have not been modified or revoked.

(d)        Third Party Consents. The Company shall have delivered to Parent all consents, waivers and approvals of parties to any Contract listed on Schedule 6.2(d) hereto and such consents, waivers and approvals shall be in full force and effect as of the Effective Time.

(e)        No Company Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Company Material Adverse Effect since the date of this Agreement that is continuing.

(f)         Securities Laws Compliance. Parent shall have reasonably determined that all of the Equity Consideration may be issued pursuant to available federal and state securities law exemptions;

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(g)        Certificate of the Company. The Company shall have delivered to Parent a true and correct certificate, validly executed by the Chief Executive Officer of the Company for and on the Company’s behalf, which (i) represents that the conditions to the obligations of Parent and Sub set forth in this Section 6.2 have been satisfied in full (unless otherwise waived in accordance with the terms hereof) and (ii) sets forth the Statement of Expenses in accordance with Section 5.17(a).

(h)        Certificate of Secretary of Company. Parent shall have received a certificate, validly executed by the Secretary of the Company, certifying (i) as to the terms and effectiveness of the Charter Documents, (ii) as to the valid adoption of resolutions of the Board of Managers of the Company (whereby the Merger and the Transactions were unanimously approved by the Board of Managers of the Company) and (iii) that the Equityholders constituting the Sufficient Equityholder Vote have approved this Agreement and the consummation of the Transactions.

(i)          Certificate of Good Standing. Parent shall have received a long form certificate of good standing of the Company from the Secretary of State of the State of Delaware, certified within five (5) Business Days of the Closing.

(j)          FIRPTA Certificate. Parent shall have received a copy of a properly executed statement certifying, that the Company does not own any real estate and that no Company Subsidiary is a United States Real Property Holding Corporation and otherwise in a form reasonably acceptable to Parent, validly executed by a duly authorized officer of the Company.

(k)        Employees. The persons listed on Schedule 6.2(k) to this Agreement (the “Key Employees”) (i) shall have signed an Offer Letter and a Restrictive Covenant Agreement with Parent or the Surviving Entity on or prior to the date hereof and such agreements shall be in full force and effect as of the Effective Time, (ii) shall still be employees of the Company or a Company Subsidiary and performing their usual and customary duties for the Company immediately before the Effective Time and their Offer Letters and Restrictive Covenant Agreements shall be in full force and effect as of the Effective Time, and (iii) shall not have notified (whether formally or informally) Parent or the Company or any Company Subsidiary of such employee’s intention of leaving the employ of Parent or the Company or a Company Subsidiary following the Effective Time.

(l)          Litigation. There shall be no Proceeding of any nature pending, or overtly threatened, against Parent, the Sub or the Company, their respective properties or any of their respective officers or directors arising out of, or in any way connected with, the Merger or the other Transactions.

(m)       Non-Competition Agreement. John F. Ripley shall have signed the Non-Competition Agreement with Parent or the Surviving Entity on or prior to the date hereof and such agreement shall be in full force and effect as of the Effective Time.

(n)        Debt Financing. The Company shall have continued the Debt Financing on terms reasonably satisfactory to Parent and the Company, not to be unreasonably withheld, conditioned or delayed.

(o)        Equity Financing. Parent shall have obtained the Equity Financing on terms reasonably satisfactory to Parent and the Company, not to be unreasonably withheld, conditioned or delayed.

(p)        Available Cash. The amount of Available Cash as of immediately prior to Closing shall be not less than One Hundred Fifty-Eight Million Six Thousand Seven Hundred Seventy-Nine Dollars ($158,006,779).

(q)        Company Related Agreements. Prior to or at the Closing, the Company shall have delivered a counterpart of each of the following Related Agreements duly executed by the Company and/or the Company Subsidiaries, as applicable, to the other parties hereto: (i) the Certificate of Merger, (ii) the Offer Letters and the Restrictive Covenant Agreements, (iii) the Non-Competition Agreement, (iv) the Legacy Registration Rights Agreement, (v) the Amended and Restated LLC Agreement, (vi) the Exchange Agreement, (vii) the Tax Receivable Agreement, (viii) the Escrow Agreement, (ix) the Equity Purchase Agreement, (x) the Legacy Operating Agreement Amendment, (xi) the Contribution Agreement, (xii) the Distribution Agreement and (xiii) the Payments Administration Agreement. Prior to or at the Closing, the Company or the Preferred Holder shall have delivered a counterpart of the Distribution Agreement duly executed by the Preferred Holder.

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(r)         Equityholder Related Agreements. Prior to or at the Closing, each Legacy Equityholder shall have delivered a counterpart of each of the following Related Agreements duly executed by such Equityholder, as applicable, to the other parties hereto: (i) the Offer Letters and the Restrictive Covenant Agreements, (ii) the Non-Competition Agreement and Board Agreement, (iii) the Letters of Transmittal, (iv) the Legacy Registration Rights Agreement, (v) the Amended and Restated LLC Agreement, (vi) the Exchange Agreement, (vii) the Warrants, and (viii) the Tax Receivable Agreement.

(s)        Option Exercise Agreements. Prior to or at the Closing, (i) at least 98% of the Optionholders, (ii) holders of at least 98% of the Company Options, and (iii) each of the Optionholders on Schedule 6.2(s) shall have delivered a counterpart of an Option Exercise Agreement duly executed by such Optionholder, as applicable, to the other parties hereto.

(t)         Termination of Agreements. Parent shall have received from the Company a duly and validly executed copy of all agreements, instruments, certificates and other documents, in form and substance reasonably satisfactory to Parent, that are necessary or appropriate to evidence the termination of the agreements set forth in Schedule 6.2(t) to this Agreement.

(u)        NJ Merger. The Company shall have completed the merger of Sequel Youth Services of New Jersey, Inc. with and into Sequel Youth Services of New Jersey, LLC, in form reasonably satisfactory to Parent.

6.3       Conditions to Obligations of the Company. The obligations of the Company to consummate and effect this Agreement and the Transactions shall be subject to the satisfaction at or prior to the Effective Time of each of the following conditions, any of which may be waived, in writing, exclusively by the Company:

(a)        Representations, Warranties and Covenants. (i) The representations and warranties of Parent and Sub in this Agreement shall be true and correct in all material respects on and as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except to the extent expressly made as of a specified date, in which case as of such date), except where such failure to be so true and correct would not reasonably be expected to have, individually or in the aggregate, a Parent Material Adverse Effect, and (ii) each of Parent and Sub shall have performed and complied in all material respects with all covenants and obligations under this Agreement required to be performed and complied with by such parties as of the Closing.

(b)        No Parent Material Adverse Effect. There shall not have occurred any event or condition of any character that has had, or is reasonably likely to have, a Parent Material Adverse Effect since the date of this Agreement that is continuing.

(c)        Certificate of Parent. The Company shall have received a certificate, validly executed on behalf of Parent by an officer for and on its behalf to the effect that, as of the Closing the conditions set forth in Section 6.3 have been satisfied in full (unless otherwise waived in accordance with the terms hereof).

(d)        Certificate of Secretary of Parent and Sole Member of the Sub. The Company shall have received a certificate, validly executed by the Secretary of Parent and the sole member of the Sub, certifying (i) as to the terms and effectiveness of the certificate of incorporation and bylaws of Parent, (ii) as to the valid adoption of resolutions of the Board of Directors of Parent and sole member of the Sub (whereby the Merger and the Transactions were approved by the Board of Directors of Parent and the sole member of the Sub) and (iii) that the shareholders of Parent have approved this Agreement and the consummation of the Transactions.

(e)        Related Agreements. Prior to or at the Closing, Parent shall have delivered a counterpart of each of the following Related Agreements duly executed by Parent to the other parties hereto: (i) the Offer Letters and the Restrictive Covenant Agreements, (ii) the Non-Competition Agreement and Board Agreement, (iii) the Amended and Restated LLC Agreement, and (iv) a Registration Rights Agreement between Parent and the Preferred Holder (the “Alaris Registration Rights Agreement”) consistent with the terms set forth under the caption “Registration Rights” on Exhibit U, in form and substance reasonably satisfactory to the Preferred Holder and Parent (not to be unreasonably withheld, conditioned or delayed).

(f)         Available Cash. Parent and the Sub have sufficient amounts of Available Cash necessary to consummate the Merger and pay the Distribution payable to or for the benefit of the Legacy Equityholders and to otherwise fulfill those obligations arising out of the consummation of this Agreement required to be paid in cash at Closing.

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(g)        Equity Consideration. The Surviving Entity is able to issue the Equity Consideration to or for the benefit of the Legacy Equityholders as required in this Agreement.

(h)        Preferred Stock Term Sheet. Prior to or at the Closing, Parent shall have filed a Certificate of Designation with the Secretary of State of the State of Delaware setting forth the terms of certain preferred stock of Parent consistent with the terms set forth on Exhibit U (the “Preferred Stock Term Sheet”), in form and substance reasonably satisfactory to the Preferred Holder and the Securityholder Representative (not to be unreasonably withheld, conditioned or delayed).

ARTICLE VII
INDEMNIFICATION

7.1       Survival of Representations, Warranties and Covenants. All representations, warranties, agreements, covenants and obligations herein or in the Related Agreements, the Disclosure Schedule or any Exhibit to this Agreement or a Related Agreement or any agreement, instrument, certificate or document specifically required to be delivered under this Agreement or a Related Agreement by any party incident to the Transactions or thereby are material and shall be deemed to have been relied upon by the parties receiving the same. The representations and warranties of the Company and Parent contained in this Agreement, the Related Agreements or in any certificate or other instruments delivered pursuant to this Agreement or the Related Agreements, shall survive until 11:59 p.m. Eastern time on the thirty-six (36) month anniversary of the Closing Date (the “Survival Date”) other than (a) the representations and warranties of the Company contained in Sections 2.1 (Organization of the Company), 2.2 (Equity of the Company and the Company Subsidiaries), 2.3 (Authority; Execution and Delivery; Enforceability), 2.5(b)(iii) and 2.5(e) (Financial Statements and Controls), 2.6 with respect to actions referenced in Sections 4.1(a)(ii) and 4.1(a)(ix) (No Changes), 2.8(c), (d), (e) and (f) (Real Property; Environmental Matters), 2.9 (Intellectual Property), 2.10 (Information Technology, Privacy and Security), 2.14 (Tax Matters), 2.17 (Employee Benefit Plans and Compensation) and 2.27 (Brokers’ and Finders’ Fees), (b) the representations and warranties of Parent contained in Sections 3.1 (Organization, Standing and Power), 3.2 (Authority), 3.5 (Interim Operations of Sub), 3.6 (Capitalization), 3.8 (Equity Consideration), 3.12 (Trust Account), and 3.15 (Brokers’ and Finders’ Fees) ((a) and (b) together, the “Fundamental Representations”), and (c) the Excluded Representations. The Excluded Representations shall not survive the Closing. The Fundamental Representations shall survive the Closing Date until the earlier of (i) the expiration of the applicable statute of limitations, taking into account any applicable extension and (ii) the seventy-two (72) month anniversary of the Closing Date (the “Fundamental Representations Survival Date”). Notwithstanding anything in this Section 7.1 to the contrary, if, at any time prior to 11:59 p.m. Eastern time on the Survival Date or Fundamental Representations Survival Date, as applicable, a Parent Certificate or Securityholder Certificate is delivered alleging Losses and a claim for recovery under Section 7.4(c), then the claim asserted in such notice shall survive the Survival Date or the Fundamental Representations Survival Date, as applicable, until such claim is fully and finally resolved. All covenants and agreements contained in this Agreement, the Related Agreements or in any certificate or other writing delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the Closing and shall continue to remain in full force and effect in perpetuity after the Closing Date, unless they terminate earlier in accordance with their express terms.

7.2       Indemnification.

(a)        Parent and its officers, directors, and Affiliates, including the Surviving Entity and the Company Subsidiaries (the “Parent Indemnified Parties”), shall be indemnified and held harmless by the Legacy Equityholders (on a several and not joint basis based upon the Pro Rata Portions of the Legacy Equityholders) and, with respect to subsection (ii)(B) below, only by the applicable Equityholder, solely (except for Losses arising out of any fraud, intentional misrepresentation or willful misconduct, breaches of Fundamental Representations (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)) or pursuant to Section 7.2(a)(ii)-(vi), which shall not be so limited) from the R&W Insurance Policy and the Survivor Class B Units then remaining in the Escrow Fund, against all direct and indirect, incidental, and consequential losses (each of the last three items only to the extent reasonably foreseeable), liabilities, damages, Taxes, debts, deficiencies, costs, charges, interest, penalties, claims and expenses, including reasonable accounting and auditors’ fees, attorneys’ fees and expenses of investigation and defense, interest, fines, and penalties, as well as diminution in value, lost profits, loss of business reputation and loss of opportunities (each of the last four items only to the extent reasonably foreseeable) (hereinafter individually a “Loss” and collectively “Losses”) incurred or sustained by the

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Parent Indemnified Parties, or any of them, directly or indirectly, as a result of, or with respect to or in connection with (i) any breach or inaccuracy of any representation or warranty of the Company relating to periods on or before Closing contained in this Agreement, the Related Agreements applicable to the Company or a Company Subsidiary or in any certificate, exhibit, schedule or other instruments delivered by or on behalf of the Company pursuant to this Agreement or the Related Agreements, (ii) (A) any failure by the Company to perform, fulfill or comply with any covenant or obligation applicable to it relating to periods on or before Closing Date contained in this Agreement, the Related Agreements or in any certificate, exhibit, schedule or other instruments delivered by the Company pursuant to this Agreement or the Related Agreements applicable to the Company, or (B) any failure by an Equityholder to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement, the Related Agreements or in any certificate, exhibit, schedule or other instruments delivered by such Equityholder pursuant to this Agreement or the Related Agreements applicable to such Equityholder, (iii) any Excess Third Party Expenses, (iv) Pre-Closing Taxes, (v) any Proceeding instituted against such Parent Indemnified Party by any holder of securities of the Company who is not an Affiliate of such Parent Indemnified Party (including any Proceeding brought derivatively by any such holder on behalf of the Company and any claim that such Person was not allocated a correct portion of the Equity Consideration or the Distribution pursuant to the terms of this Agreement or the amounts pursuant to the Distribution Agreement with the Preferred Holder) relating to this Agreement or the Transactions, in each case, other than a Proceeding with respect to any obligation of Parent or the Surviving Entity set forth in Section 7.2(b), and (vi) any of the matters set forth on Schedule 7.2(a). The Legacy Equityholders shall not have any right of contribution from the Surviving Entity or Parent with respect to any Loss claimed by a Parent Indemnified Party. Notwithstanding the foregoing, the R&W Insurance Policy and the Survivor Class B Units then remaining in the Escrow Fund shall only be used to satisfy indemnification obligations of the Legacy Equityholders.

(b)        Parent and Surviving Entity agree to indemnify, defend and hold the Equityholders and their respective officers, directors, managers, members, heirs, trustees, beneficiaries, successors and permitted assigns (the “Company Indemnified Parties”), harmless against all Losses incurred or sustained by the Company Indemnified Parties, or any of them, directly or indirectly, as a result of, or with respect to or in connection with (i) any breach or inaccuracy of any representation or warranty of Parent or Sub contained in this Agreement, the Related Agreements or in any certificate, exhibit, schedule or other instruments delivered by or on behalf of Parent pursuant to this Agreement or the Related Agreements, (ii) any failure by Parent or Sponsor to perform, fulfill or comply with any covenant or obligation applicable to it contained in this Agreement, the Related Agreements or in any certificate, exhibit, schedule or other instruments delivered pursuant to this Agreement or the Related Agreements, and (iii) any failure by the Company to perform, fulfill or comply with any covenant or obligation applicable to it with respect to periods after the Closing contained in this Agreement, the Related Agreements or in any certificate, exhibit, schedule or other instruments delivered pursuant to this Agreement or the Related Agreements. Parent shall not have any right of contribution from the Company Indemnified Parties with respect to any Loss claimed by a Company Indemnified Party.

(c)        For the benefit of the Company’s Board of Managers, members and officers, the Company shall be permitted prior to the Effective Time to obtain and fully pay the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the Effective Time for events occurring prior to the Effective Time (the “D&O Insurance”) that is substantially equivalent to and in any event not less favorable in the aggregate than the Company’s existing policy (true and complete copies of which have been previously provided to Parent) or, if substantially equivalent insurance coverage is unavailable, the best available coverage; provided, however, that, in each case, the Company shall not pay an annual premium for the D&O Insurance in excess of three hundred percent (300%) of the last annual premium paid prior to the date of this Agreement. For purposes of this Agreement, the purchase of such D&O Insurance shall be treated as a Company Third Party Expense.

7.3       Escrow Arrangements.

(a)        Escrow Deposits.

(i)          On the Closing Date, the Escrow Agent, Parent, Sponsor, and the Securityholder Representative shall enter into an Escrow Agreement, in substantially the form attached hereto as Exhibit V (the “Escrow Agreement”).

(ii)         Promptly after the Effective Time, Parent shall deliver to the Escrow Agent the number of Survivor Class B Units equal to the Indemnity Escrow Amount divided by the Unit Price, and shall confirm such deposit in writing with the Escrow Agent, which notice shall confirm the Closing Date. Such delivery of the Indemnity Escrow Amount shall constitute an escrow fund (the “Escrow Fund”) to be governed solely by the terms

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set forth herein. The Survivor Class B Units comprising the Escrow Fund shall be deposited by the Surviving Entity in the name of the Escrow Agent and with respect to each Legacy Equityholder without any act by them, in accordance with their respective Pro Rata Portions of the Indemnity Escrow Amount. The Escrow Fund shall be partial security for the indemnity obligations provided for in Section 7.2. The Escrow Fund shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII up to a Current Value not to exceed Two Million Dollars ($2,000,000); provided that with respect to Section 7.2(a)(vi) only, the entire amount in the Escrow Fund shall be available to compensate the Parent Indemnified Parties for any claims by such parties for any Losses suffered or incurred by them and for which they are entitled to recovery under this Article VII and releases from the Escrow Fund relating to Section 7.2(a)(vi) shall not apply toward the Two Million Dollar ($2,000,000) Current Value limit described in this sentence. Interests in the Escrow Fund shall be non-transferable and, until released to applicable Legacy Equityholders, will not be subject to the terms and conditions of the Exchange Agreement.

(b)        Escrow Period; Distribution upon Termination of Escrow Period. Subject to the following requirements, the Escrow Fund shall be in existence immediately following the Effective Time and shall terminate at 11:59 p.m. Eastern time on the eighteen (18) month anniversary of the Closing Date (the “Escrow Period”); provided, however, that the Escrow Period shall not terminate with respect to any amount which is or may be necessary to satisfy any unsatisfied claims specified in any Parent Certificate delivered to the Escrow Agent and the Securityholder Representative prior to expiration of the Escrow Period. As soon as the Escrow Agent receives joint written notice that any such unsatisfied claims have been resolved in accordance with Section 7.4(e), the Escrow Agent shall deliver the remaining portion of the Escrow Fund not required to satisfy any such claims to the Legacy Equityholders if such resolution occurs after the expiration of the Escrow Period. Deliveries of amounts out of the Escrow Fund to the Legacy Equityholders pursuant to this Section 7.3(b) shall be made in proportion to their respective Pro Rata Portions of the remaining Escrow Fund. With respect to any Survivor Class B Units returned to Parent and/or the Surviving Entity, any such delivered Survivor Class B Units shall be held in the name of Parent, in consideration up to the Current Value of such Survivor Class B Units (based on the applicable Current Price as of the date of delivery of each applicable Parent Certificate to the Securityholder Representative) of the satisfaction (together with any reimbursement out of the R&W Insurance Policy) of Parent’s and/or Surviving Entity’s indemnification rights hereunder with respect to the claim(s); provided, however, that in no event shall Survivor Class B Units be delivered to Parent and/or the Surviving Entity in amounts in excess of the limits set forth in the penultimate sentence of Section 7.3(a)(ii) above. Any distribution of all or a portion of the Escrow Fund to the Legacy Equityholders shall be made by delivery of newly issued unit certificates, allocated among the Legacy Equityholders based on their Pro Rata Portion of the Indemnity Escrow Amount, and mailed by first class mail to such Legacy Equityholder’s address as set forth on the schedule delivered to the Escrow Agent at Closing (or to such other address as any such Legacy Equityholder may have previously instructed the Escrow Agent in writing). The Escrow Agent shall have no liability for the actions or omissions of, or any delay on the part of, Parent in connection with the foregoing. The parties hereto agree that, for tax reporting purposes, any distribution from the Escrow Fund to the Legacy Equityholders shall be reportable on Internal Revenue Service Form 1099-B (or other applicable forms) for the tax year in which the distribution is made, other than amounts properly reported as interest for U.S. federal income tax purposes. The parties hereto further agree that any income on assets held in the Escrow Fund while held in the Escrow Fund, including without limitation distributions on the Survivor Class B Units held in the Escrow Fund, shall be paid to the Legacy Equityholder with respect to whom such assets are held as and when payable.

(c)        Each notice, certificate or other communication delivered to the Escrow Agent pursuant to this Agreement shall state the specific section or sub-section of this Agreement pursuant to which it is delivered.

7.4       Indemnification Claims.

(a)        Threshold Amount.

(i)          Except as set forth in the second sentence of this Section 7.4(a)(i), a Parent Indemnified Party may not recover any Losses under Section 7.2(a) unless and until the Parent Indemnified Parties have incurred indemnifiable Losses pursuant to Section 7.2(a) and this Section 7.4 in excess of Two Million Dollars ($2,000,000.00) in the aggregate (the “Threshold Amount”), in which case the Parent Indemnified Parties shall be entitled to recover the total amount of all Losses exceeding the Threshold Amount, subject to the terms and conditions of this Agreement. A Parent Indemnified Party shall be entitled to recover for, and the Threshold Amount

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shall not apply as a threshold to, any and all claims or payments made with respect to (A) Losses incurred pursuant to clauses (ii)-(vi) of Section 7.2(a), (B) Losses resulting from any breach of a representation or warranty contained in any Fundamental Representation (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)), and (C) Losses resulting from fraud, intentional misrepresentation or willful misconduct, and no such claims or payments shall be considered in determining whether the Threshold Amount has been reached.

(ii)         Except as set forth in the second sentence of this Section 7.4(a)(ii), a Company Indemnified Party may not recover any Losses under Section 7.2(b) unless and until one or more Securityholder’s Certificates identifying such Losses under Section 7.2(b) in excess of the Threshold Amount has or have been delivered to Parent and the Escrow Agent as provided in Section 7.4(c), in which case the Company Indemnified Parties shall be entitled to recover the total amount of all Losses in excess of the Threshold Amount, subject to the terms and conditions of this Agreement. A Company Indemnified Party shall be entitled to recover for, and the Threshold Amount shall not apply as a threshold to, any and all claims or payments made with respect to (A) Losses incurred pursuant to clause (ii) and/or clause (iii) of Section 7.2(b), and (B) Losses resulting from any breach of a representation or warranty contained in any Fundamental Representation (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)), and (C) Losses resulting from fraud, intentional misrepresentation or willful misconduct, and no such claims or payments shall be considered in determining whether the Threshold Amount has been reached.

(b)        Materiality Threshold. Except with respect to the representations in Sections 2.5(a) and 2.11(a)(xxii), from and after the Closing for purposes of determining the amount of any Losses that are the subject matter of a claim for indemnification hereunder (but not for purposes of determining whether a party is entitled to indemnity hereunder), each representation and warranty and covenant in this Agreement and each certificate or document delivered pursuant hereto shall be read without regard and without giving effect to the term(s) “material”, “Material Adverse Effect” or any similar qualifier, as if such words and surrounding related words (e.g., “reasonably be expected to” and similar restrictions and qualifiers) were deleted from such representation and warranty or covenant.

(c)        Claims for Indemnification. In order for a Parent Indemnified Party to seek indemnification under Section 7.2(a) against the amounts held in the Escrow Fund or otherwise pursuant to this Article VII, Parent shall deliver a Parent Certificate to be received by the Securityholder Representative and the Escrow Agent (or the Preferred Holder, as applicable) at any time on or before 11:59 p.m. Eastern time on the Survival Date; provided, however, Parent may seek indemnification for a breach of a representation and warranty of the Company contained in any Fundamental Representations following the expiration of the Escrow Period by delivering a Parent Certificate to the Securityholder Representative on or before 11:59 p.m. Eastern time on the Fundamental Representations Survival Date; provided, further, that Parent may seek indemnification based on fraud, intentional misrepresentation or willful misconduct or pursuant to any matter set forth in clauses (ii)-(vi) of Section 7.2(a) following the expiration of the Escrow Period by delivering a Parent Certificate to the Securityholder Representative (or the Preferred Holder, as applicable). In order for a Company Indemnified Party to seek indemnification under Section 7.2(b), the Securityholder Representative (or the Preferred Holder, as applicable) shall deliver a Securityholder Certificate to be received by Parent at any time on or before 11:59 p.m. Eastern time on the Survival Date, or the Fundamental Representations Survival Date, as applicable; provided, that the Company Indemnified Party may seek indemnification based on fraud, intentional misrepresentation or willful misconduct or pursuant to any matter set forth in clauses (ii)-(iii) of Section 7.2(b) after the Survival Date, or the Fundamental Representations Survival Date, as applicable, by delivering a Securityholder Certificate to Parent. Unless the Securityholder Representative shall have delivered an Objection Notice pursuant to Section 7.4(d), the Escrow Agent shall promptly, and in no event later than the thirty-first (31st) day after its receipt of the Parent Certificate, deliver to the Parent Indemnified Parties from the Escrow Fund a number of Survivor Class B Units equal to the equal to the Loss set forth in such Parent Certificate divided by the Current Price. Any payment from the Escrow Fund shall be deemed to have been made pro rata amongst the Legacy Equityholders based on their respective Pro Rata Portions of the Indemnity Escrow Amount. For the purposes hereof, (i) “Parent Certificate” shall mean a certificate signed by any officer of Parent: (A) stating that a Parent Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (B) specifying in reasonable detail the facts and circumstances of individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the

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misrepresentation, breach of warranty or covenant to which such item is related and (ii) “Securityholder Certificate” shall mean a certificate signed by the Securityholder Representative (or the Preferred Holder, as applicable): (A) stating that a Company Indemnified Party has paid, sustained, incurred, or properly accrued, or reasonably anticipates that it will have to pay, sustain, incur, or accrue Losses, and (B) specifying in reasonable detail the facts and circumstances of the individual items of Losses included in the amount so stated, the date each such item was paid, sustained, incurred, or properly accrued, or the basis for such anticipated liability, and the nature of the misrepresentation, breach of warranty or covenant to which such item is related.

(d)        Objections to Claims for Indemnification. No payment shall be made under Section 7.4(c) nor shall a claim be applied against the Threshold Amount under Section 7.4(a)(i) (until and to the extent resolved in favor of the Parent Indemnified Parties pursuant to this Section 7.4) if the Securityholder Representative (or the Preferred Holder, as applicable) or Parent, as the case may be, shall object to the claim made in the Parent Certificate or Securityholder Certificate, as applicable, in a written statement labeled “Objection Notice” (an “Objection Notice”), and such Objection Notice shall have been received by (i) Parent (and the Escrow Agent, if applicable) prior to 11:59 p.m. Eastern time on the thirtieth (30th) day after its receipt of the Parent Certificate, in the case of an Objection Notice made by the Securityholder Representative (or the Preferred Holder, as applicable), or (ii) the Securityholder Representative (or the Preferred Holder, as applicable) prior to 11:59 p.m. Eastern time on the thirtieth (30th) day after Parent’s receipt of the Securityholder Certificate, in the case of an Objection Notice made by Parent. If the Securityholder Representative (or the Preferred Holder, as applicable) or Parent, as applicable, does not object in writing within such 30-day period, such failure to so object shall be an irrevocable acknowledgment by, as applicable, (x) the Securityholder Representative (or the Preferred Holder, as applicable) that the Parent Indemnified Party is entitled to the full amount of the claim for Losses set forth in such Parent Certificate, and payment in respect of such Losses shall thereafter be made in accordance with Section 7.4(c) or (y) Parent that the Company Indemnified Party is entitled to the full amount of the claim for Losses set forth in the Securityholder Certificate, and payment in respect of such Losses shall thereafter be made promptly to the Securityholder Representative (or the Preferred Holder, as applicable) on behalf of the Company Indemnified Parties.

(e)        Resolution of Conflicts.

(i)          In case the Securityholder Representative (or the Preferred Holder, as applicable) or Parent delivers an Objection Notice in accordance with Section 7.4(d), the Securityholder Representative (or the Preferred Holder, as applicable) and Parent shall attempt in good faith to agree upon the rights of the respective parties with respect to each of such claims. If the Securityholder Representative and Parent should so agree, and such claim involves a claim against the Escrow Fund, a memorandum setting forth such agreement shall be prepared and signed by both parties and furnished to the Escrow Agent. The Escrow Agent shall be entitled to rely on any such memorandum and make distributions from the Escrow Fund in accordance with the terms thereof by delivering to the appropriate party or parties a number of Survivor Class B Units based on the Current Price.

(ii)         At any time following delivery of an Objection Notice by the Securityholder Representative (or the Preferred Holder, as applicable) to Parent or vice versa or in the event of any dispute arising pursuant to Article VII, either Parent, on the one hand, or the Securityholder Representative (or the Preferred Holder, as applicable), on the other hand, may pursue any and all legal or equitable remedies available to them under applicable Law.

(iii)        Notwithstanding anything in this Section 7.4(e) to the contrary, upon receipt by the Escrow Agent at any time or from time to time of (A) joint written instructions signed by Parent and the Securityholder Representative directing the Escrow Agent to release to either party or their designees all or any portion of the remaining Escrow Fund or (B) an order, judgment or decree from a court of competent jurisdiction (an “Order”) (together with a certificate of the presenting party to the effect that such judgment is from a court of competent jurisdiction, upon which certificate the Escrow Agent shall be entitled to conclusively rely without further investigation) instructing the Escrow Agent to release to either party all or any portion of the remaining Escrow Fund, the Escrow Agent shall, as soon as reasonably practicable, but not later than three (3) Business Days after receipt of such instructions or Order, distribute whatever portion of the remaining Escrow Fund that is specified in such joint written instructions or Order, in such manner and to such parties as such instructions or Order shall specify, based on the Current Price.

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(f)         Third Party Claims. After the Closing, in the event an Indemnified Party becomes aware of a third party claim (a “Third Party Claim”) which such Indemnified Party reasonably believes may result in a demand for indemnification pursuant to this Article VII, Parent shall notify the Escrow Agent (if the Third Party Claim is made by Parent prior to the release of the Escrow Fund) and the Securityholder Representative (or the Preferred Holder, as applicable) in writing of such claim and Securityholder Representative (or the Preferred Holder, as applicable) shall notify Parent in writing of such claim, as applicable. If the Third Party Claim may result in a claim against the Escrow Fund or against the Legacy Equityholders (or the Preferred Holder, as applicable), the Securityholder Representative on behalf of the Legacy Equityholders (or the Preferred Holder, as applicable), shall be entitled, at its expense, within thirty (30) days after receipt of such Third Party Claim to undertake, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense thereof. If the Securityholder Representative (or the Preferred Holder, as applicable) elects to undertake the defense of a Third Party Claim, it shall so notify the Indemnified Party that it intends to assume the control of the defense of such claim and the Securityholder Representative (or the Preferred Holder, as applicable) shall conduct any such defense reasonably and in good faith, and the Indemnified Party shall be entitled to participate with its own counsel at its own expense; provided that, if in the reasonable opinion of counsel for such Indemnified Party, there is a reasonable likelihood of a conflict of interest between the interests of the Legacy Equityholders and those of the Indemnified Party concerning such claim by a third Person, then the reasonable cost of one counsel for the Indemnified Party shall be borne by the Legacy Equityholders. Notwithstanding the foregoing, the Securityholder Representative (or the Preferred Holder, as applicable) shall not be entitled to control, and the Indemnified Party shall be entitled to have sole control over, the defense or settlement of any claim by a third Person (i) relating to or arising primarily in connection with any criminal or quasi-criminal Proceeding or (ii) that primarily involves any Payor or vendor of the Surviving Entity or the Company Subsidiaries; provided that, in the event that any claim is settled without the consent of the Securityholder Representative (or the Preferred Holder, as applicable) (which consent will not be unreasonably withheld, conditioned or delayed), such settlement shall not be dispositive of the amount of Losses. The Securityholder Representative (or the Preferred Holder, as applicable) shall not, except with the written consent of the Indemnified Party, enter into any settlement or compromise any claim by a third Person that (A) does not include as a term thereof the giving by the Person or Persons asserting such claim, on behalf of such Persons and their respective Affiliates, to all Indemnified Parties of a full and unconditional release of all such Indemnified Parties from all Liability (subject to the application of the Threshold) with respect to such claim or consent to entry of any judgment; (B) involves any finding or admission of any violation of Law; or (C) involves any non-monetary relief or remedy. Any consent required by this Section 7.4(f) shall not be unreasonably delayed, withheld or conditioned. If the Securityholder Representative (or the Preferred Holder, as applicable) does not notify the Indemnified Party in writing within thirty (30) days after receipt of the notice of the Third Party Claim that it elects to undertake the defense of the claim described therein, then Parent shall have the right to undertake the defense or prosecution of such claim through counsel of its own choice, in which event it shall do so in good faith and using commercially reasonable efforts, it shall keep the Securityholder Representative (or the Preferred Holder, as applicable) reasonably informed of all material developments and it shall permit the Securityholder Representative (or the Preferred Holder, as applicable), at its own cost and expense, to participate in all meetings and to review and comment on all pleadings and material correspondence related thereto, it being understood that the reasonable fees and expenses incurred by the Indemnified Party in connection with such defense or prosecution shall be considered Losses hereunder with respect to the subject matter of such claim, indemnifiable to the extent provided in Section 7.2; provided that, in the event that any claim is settled without the consent of the Securityholder Representative (or the Preferred Holder, as applicable) (which consent will not be unreasonably withheld, conditioned or delayed), such settlement shall not be dispositive of the amount of Losses. In the event that the Securityholder Representative has consented to any such settlement in respect of the Legacy Equityholders, the Legacy Equityholders shall have no power or authority to object to the amount of any Third Party Claim by Parent.

(g)        Indemnity Remedy. The R&W Insurance Policy, together with any then-remaining funds in the Escrow Fund, shall constitute the sole and exclusive source of funds available to the Parent Indemnified Parties to seek indemnification for any Losses hereunder (except for Losses arising out of any fraud, intentional misrepresentation or willful misconduct, for breaches of Fundamental Representations (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)), or pursuant to Section 7.2(a)(ii)-(vi), none of which shall be so limited after the Escrow Fund has been reduced to zero and the $25,000,000 cap on the R&W Insurance Policy has been met (or such coverage is not available under the R&W Insurance Policy)). Once the Escrow Fund is reduced to zero, the Parent Indemnified Parties shall have no further

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rights to indemnification hereunder, except for Losses arising out of any fraud, intentional misrepresentation or willful misconduct, for breaches of Fundamental Representations (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)), or pursuant to Section 7.2(a)(ii)-(vi), none of which shall be so limited after the Escrow Fund has been reduced to zero and the $25,000,000 cap on the R&W Insurance Policy has been met (or such coverage is not available under the R&W Insurance Policy). Notwithstanding anything to the contrary set forth in this Agreement, none of the limitations or exceptions set forth in this Article VII, including any periods of survival with respect to the representations, warranties and covenants set forth herein, shall in any way limit or modify the ability of the Parent Indemnified Parties to make claims under or recover under the R&W Insurance Policy.

(h)        In no event (other than a Legacy Equityholder’s fraud or intentional misrepresentation) will any Legacy Equityholder be liable for Losses to the Parent Indemnified Parties pursuant to this Agreement in an aggregate amount in excess of the value of such Legacy Equityholder’s Equity (A-B) Consideration (based on the Unit Price) and Cash Distribution. In no event (other than Preferred Holder’s fraud or intentional misrepresentation) will the Preferred Holder be liable for Losses to the Parent Indemnified Parties pursuant to this Agreement in an aggregate amount in excess of the amount of the payment to the Preferred Holder made pursuant to the Distribution Agreement.

7.5       Securityholder Representative.

(a)        By virtue of the approval of the Merger and this Agreement by the Sufficient Equityholder Vote, and/or by accepting any portion of the Equity Consideration or other amounts in accordance with Section 1.8 of this Agreement or the Distribution in accordance with Section 5.17 of this Agreement, each of the Legacy Equityholders appoints John F. Ripley as its exclusive agent and attorney-in-fact, as the Securityholder Representative, to take all actions for and on behalf of the Legacy Equityholders with respect to matters, claims and disputes under this Agreement and the Exchange Agreement (to the extent set forth therein), the Tax Receivable Agreement (to the extent set forth therein), the Payments Administration Agreement and the Escrow Agreement, including to amend this Agreement or such Related Agreements, to waive any provision of this Agreement or such Related Agreements, to negotiate payments due pursuant to this Article VII, to give and receive notices and communications, to authorize payment to any Indemnified Party from the Escrow Fund in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against any Legacy Equityholder or by any such Legacy Equityholder against any Indemnified Party or any dispute between any Indemnified Party and any such Legacy Equityholder, in each case relating to this Agreement or such Related Agreements, and to take all other actions that are either (i) necessary or appropriate in the discretion of the Securityholder Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Notices or communications to or from the Securityholder Representative shall constitute notice to or from the Legacy Equityholders with respect to this Agreement or such Related Agreements.

(b)        The power of attorney hereunder is irrevocable and coupled with an interest, and, to the extent permitted by applicable law, shall survive the death or disability of a Legacy Equityholder, and the transfer of any portion of the Equity Consideration or other amounts in accordance with Section 1.8 of this Agreement or the Distribution in accordance with Section 5.17 of this Agreement. The Securityholder Representative shall have the power (from time to time) to select and appoint his successor Securityholder Representative, and to revoke a prior selection and appointment of his successor, by providing written notice thereof to Parent. In the event a vacancy in the position of Securityholder Representative exists for fifteen (15) or more days, Parent shall have the right to petition a court of competent jurisdiction to appoint a replacement Securityholder Representative. No bond shall be required of the Securityholder Representative, and the Securityholder Representative shall not receive any compensation for its services (notwithstanding its right to reimbursement of expenses including from the Representative Fund). The Securityholder Representative shall have sole control of withdrawals from, or other decisions with respect to, the Representative Fund, and the Parent acknowledges that such funds may be used for (i) expenses incurred in performing its duties as the Securityholder Representative, (ii) indemnification of the Securityholder Representative by the Legacy Equityholders under agreements between the Securityholder Representative and the Legacy Equityholders, (iii) satisfaction of any contribution claim the Securityholder Representative has against Legacy Equityholders for any indemnification claims paid by the Securityholder

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Representative in excess of such Securityholder Representative’s Pro Rata Portion of the Legacy Equityholders, and (iv) satisfaction of any indemnification claims by the Parent Indemnified Parties against the Legacy Equityholders.

(c)        Until notified in writing by the Securityholder Representative that he has resigned, or that a successor has been appointed, Parent and the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Securityholder Representative named above and, thereafter, upon the directions, instructions and notices of any successor appointed in accordance with clause “(b)” above. A decision, act, consent or instruction of the Securityholder Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of the Legacy Equityholders and shall be final, binding and conclusive upon the Legacy Equityholders; and the Escrow Agent and Parent may rely upon any such decision, act, consent or instruction of the Securityholder Representative as being the decision, act, consent or instruction of the Legacy Equityholders. The Escrow Agent and Parent are hereby relieved from any liability to any Person for any decision, act, consent or instruction of the Securityholder Representative.

(d)        In addition to, and without limiting, the foregoing, the Company and each Legacy Equityholder each hereby authorizes the Securityholder Representative to:

(i)          Receive all notices or documents given or to be given to the Legacy Equityholders pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any Proceeding arising under this Agreement;

(ii)         Engage counsel, accountants, and other advisors, agents and representatives (each, a “SH Rep Advisor”), and incur such related fees and expenses, and other fees and expenses, in each case, in connection with this Agreement and the Transactions as the Securityholder Representative may in his sole discretion deem appropriate; the Securityholder Representative shall be entitled to rely conclusively on the opinions, advice and counsel of such SH Rep Advisors;

(iii)        Take such action as the Securityholder Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of Parent or Sub contained in this Agreement or in any document delivered by Parent or Sub pursuant hereto; (B) taking such other action as the Securityholder Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in his capacity as Securityholder Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article VII and any waiver of any obligation of Parent or the Surviving Entity; and

(iv)       purchase, obtain and maintain liability and other insurance coverage with respect to the administration of the Securityholder Representative’s duties hereunder.

(e)        The Securityholder Representative shall have no liability hereunder for any act or omission in connection with, or related to, this Agreement and the Transactions, in each case, except for willful misconduct or intentional fraud. The Legacy Equityholders shall indemnify the Securityholder Representative and his Affiliates, heirs, beneficiaries, personal representatives, successors and assigns (the “Securityholder Representative Indemnified Parties”) and hold the Securityholder Representative Indemnified Parties harmless against any and all direct and indirect, incidental and consequential Losses (except for Losses directly caused by the Securityholder Representative’s willful misconduct or intentional fraud), incurred or sustained by the Securityholder Representative Indemnified Parties, directly or indirectly, as a result of, or with respect to or in connection with, the acceptance and/or administration of the Securityholder Representative’s duties hereunder, including (i) the fees and expenses of any and all SH Rep Advisors, and (ii) any and all other fees, expenses, liabilities and obligations in connection with, or related to, this Agreement and the Transactions.

7.6       Parent Representative.

(a)        By virtue of the approval of the Merger and this Agreement by the Parent Equityholder Vote, Parent shall be deemed to have agreed to appoint a committee of the duly appointed disinterested members of the Board of Directors of Parent from time to time as its agent and attorney-in-fact, as the Parent Representative for and on behalf of Parent to take all actions under this Agreement that are to be taken by the Parent Representative, including to amend this Agreement, to waive any provision of this Agreement, to negotiate payments due pursuant

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to this Article VII, to give and receive notices and communications, to authorize payment to any Indemnified Party in satisfaction of claims by any Indemnified Party, to object to such payments, to agree to, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to such claims, to assert, negotiate, enter into settlements and compromises of, and comply with orders of courts with respect to, any other claim by any Indemnified Party against Parent or by Parent against any Indemnified Party or any dispute between any Indemnified Party and Parent, in each case relating to this Agreement or the Transactions, and to take all other actions that are either (i) necessary or appropriate in the judgment of the Parent Representative for the accomplishment of the foregoing or (ii) specifically mandated by the terms of this Agreement. Such agency may be changed by Sponsor from time to time upon not less than thirty (30) days prior written notice to the Surviving Entity and Parent; provided, however, that the Parent Representative may not be removed unless Sponsor has identified the substituted agent. No bond shall be required of the Parent Representative, and the Parent Representative shall not receive any compensation for its services. Notices or communications to or from the Parent Representative shall constitute notice to or from Parent.

(b)        Until notified in writing by the Parent Representative that it has resigned, or that it has been removed by Sponsor, the Surviving Entity, the Securityholder Representative, the Preferred Holder and the Escrow Agent may rely conclusively and act upon the directions, instructions and notices of the Parent Representative named above and, thereafter, upon the directions, instructions and notices of any successor named in a writing executed by a majority-in-interest of the Escrow Fund filed with the Escrow Agent.

(c)        Parent hereby authorizes the Parent Representative to:

(i)          Receive all notices or documents given or to be given to Parent pursuant hereto or in connection herewith or therewith and to receive and accept services of legal process in connection with any Proceeding arising under this Agreement;

(ii)         Engage counsel, and such accountants and other advisors and incur such other expenses in connection with this Agreement and the Transactions or thereby as the Parent Representative may in its sole discretion deem appropriate; and

(iii)        Take such action as the Parent Representative may in its sole discretion deem appropriate in respect of: (A) waiving any inaccuracies in the representations or warranties of the Company or the Company Subsidiaries contained in this Agreement or in any document delivered by the Equityholders, the Company or the Company Subsidiaries pursuant hereto; (B) taking such other action as the Parent Representative is authorized to take under this Agreement; (C) receiving all documents or certificates and making all determinations, in its capacity as Parent Representative, required under this Agreement; and (D) all such actions as may be necessary to carry out any of the transactions contemplated by this Agreement, including the defense and/or settlement of any claims for which indemnification is sought pursuant to this Article VII and any waiver of any obligation of the Equityholders, the Company or the Company Subsidiaries.

(d)        The Parent Representative shall not be liable for any act done or omitted hereunder as Parent Representative while acting in good faith and in the exercise of reasonable judgment. Parent shall indemnify the Parent Representative and hold the Parent Representative harmless against any loss, liability or expense incurred without gross negligence or bad faith on the part of the Parent Representative and arising out of or in connection with the acceptance or administration of the Parent Representative’s duties hereunder, including the reasonable fees and expenses of any legal counsel retained by the Parent Representative. A decision, act, consent or instruction of the Parent Representative, including an amendment, extension or waiver of this Agreement, shall constitute a decision of Parent and shall be final, binding and conclusive upon Parent; and the Escrow Agent and the Equityholders may rely upon any such decision, act, consent or instruction of the Parent Representative as being the decision, act, consent or instruction of Parent. The Escrow Agent and the Equityholders are hereby relieved from any liability to any person for any decision, act, consent or instruction of the Parent Representative.

7.7       Remedy.

(a)        Except as set forth in Section 7.7(c) and Section 7.7(d), the maximum amount a Parent Indemnified Party may recover from the Legacy Equityholders pursuant to the indemnity set forth in Section 7.2 for Losses shall be limited to the Escrow Fund (except for Losses arising out of any fraud, intentional misrepresentation or willful misconduct, for breaches of Fundamental Representations (other than those contained

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in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)), or pursuant to Section 7.2(a)(ii)-(vi), none of which shall be so limited after the Escrow Fund has been reduced to zero and the $25,000,000 cap on the R&W Insurance Policy has been met (or such coverage is not available under the R&W Insurance Policy)). For the avoidance of doubt, with respect to all representations and warranties other than Fundamental Representations (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)) or in connection with any fraud, intentional misrepresentation or willful misconduct, in no event shall the Legacy Equityholders have any obligation for the breach or inaccuracy thereof in excess of the Escrow Fund and the amount, if any, actually paid by the applicable carriers under the R&W Insurance Policy.

(b)        Except as set forth in Section 7.7(c) and Section 7.7(d), and except for indemnities with respect to breaches of the representations and warranties contained in Sections 3.1, 3.2, 3.5, 3.6, 3.8, 3.12, and 3.15 the maximum amount a Company Indemnified Party may recover from Parent pursuant to the indemnity set forth in Section 7.2 for Losses shall be limited to Twenty-Five Million Dollars ($25,000,000.00).

(c)        Notwithstanding anything to the contrary set forth in this Article VII (other than as set forth in Section 7.4(h)), nothing in this Agreement shall limit the liability of any party in respect of Losses arising out of any fraud, intentional misrepresentation or willful misconduct (it is agreed and understood that the Survival Date, the Fundamental Representations Survival Date and the Threshold Amount shall not apply in respect of any such Losses).

(d)        Notwithstanding anything in this Agreement to the contrary, the amount of any Losses payable to a Parent Indemnified Party under this Article VII shall be reduced by any amounts recovered by the Parent Indemnified Party under any insurance policies (including the R&W Insurance Policy, as applicable).

(e)        Notwithstanding anything to the contrary set forth in this Article VII (other than as set forth in Section 7.4(h)), nothing in this Agreement shall limit the liability of the Equityholders, on the one hand, or Parent, on the other hand, in respect of Losses arising out of breaches of Fundamental Representations (other than those contained in Sections 2.9 (Intellectual Property) and 2.10 (Information Technology, Privacy and Security)) or pursuant to Section 7.2(a)(ii) – (vi) or Section 7.2(b); provided, however that to the extent such Losses are not covered by the R&W Insurance Policy due to the Actual Knowledge (as defined in the R&W Insurance Policy) of Parent or due to Tax Benefits (as defined in the R&W Insurance Policy), as between the Parent Indemnified Parties and the Legacy Equityholders, the indemnifiable Losses of the Parent Indemnified Parties shall be reduced by such amount.

7.8       Purchase Price Adjustments. Amounts paid to or on behalf of any person as indemnification under this Agreement shall be treated as adjustments to the Equity Consideration for Tax purposes, except as otherwise required by applicable Law.

7.9       Sole Remedy. Following the Closing, the parties hereto agree that, except for the availability of injunctive or other equitable relief and claims relating to fraud, intentional misrepresentation or willful misconduct, the rights to indemnification under this Article VII shall be the sole remedy that any Indemnified Party will have in connection with the transactions under this Agreement.

ARTICLE VIII
TERMINATION, AMENDMENT AND WAIVER

8.1       Termination. Except as provided in this Section 8.1 and Section 8.2, this Agreement may be terminated and the Merger abandoned at any time prior to the Closing:

(a)        by mutual agreement of the Company and Parent prior to the Parent Stockholder Approval;

(b)        by Parent or the Company if the Closing Date shall not have occurred by May 15, 2017; provided, however, that the right to terminate this Agreement under this Section 8.1(b) shall not be available to any party whose action or failure to act has been a principal cause of or resulted in the failure of the Merger to occur on or before such date and such action or failure to act constitutes a breach of this Agreement; provided further,

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however, that this date shall automatically be extended to June 15, 2017 if the Proxy Statement has been mailed to Parent’s stockholders by May 15, 2017 and the Parent Stockholder Meeting has not yet occurred;

(c)        by Parent or the Company if: (i) there shall be a final non-appealable order of a federal or state court in effect preventing consummation of the Merger, or (ii) there shall be any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Closing by any Governmental Authority that would make consummation of the Closing illegal;

(d)        by Parent if there shall be any action taken, or any statute, rule, regulation or order enacted, promulgated or issued or deemed applicable to the Merger by any Governmental Authority, which would: (i) prohibit Parent’s ownership or operation of any portion of the business of the Company or the Company Subsidiaries or (ii) compel Parent or the Company to dispose of or hold separate all or any portion of the business or assets of the Company, Parent or their respective Affiliates as a result of the Merger;

(e)        by Parent if it is not in material breach of its obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of the Company or the Equityholders contained in this Agreement such that the conditions set forth in Section 6.2(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to the Company and the Securityholder Representative; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured;

(f)         by Parent if at any time prior to obtaining the Sufficient Equityholder Vote, the Board of Managers of the Company or the Company is in material breach of its obligations under any provision of Sections 4.1 or 5.1; or

(g)        by the Company if none of the Company or the Equityholders is in material breach of their respective obligations under this Agreement and there has been a breach of any representation, warranty, covenant or agreement of Parent contained in this Agreement such that the conditions set forth in Section 6.3(a) would not be satisfied and such breach has not been cured within thirty (30) calendar days after written notice thereof to Parent; provided, however, that no cure period shall be required for a breach which by its nature cannot be cured.

8.2       Effect of Termination. In the event of termination of this Agreement as provided in Section 8.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of Parent, the Company or the Equityholders, or their respective officers, directors or stockholders, if applicable; provided, however, that each party hereto shall remain liable for any breaches of this Agreement prior to its termination; and provided further, however, that, the provisions of Sections 5.3 and 5.4, Article IX and this Section 8.2 shall remain in full force and effect and survive any termination of this Agreement pursuant to the terms of this Article VIII.

8.3       Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought. For purposes of this Section 8.3, the Legacy Equityholders agree that any amendment of this Agreement signed by the Securityholder Representative shall be binding upon and effective against the Legacy Equityholders whether or not they have signed such amendment. For the avoidance of doubt, any amendment of this Agreement signed by the Securityholder Representative shall not be binding on the Preferred Holder unless such amendment is also signed by the Preferred Holder.

8.4       Extension; Waiver. Parent, on the one hand, and the Company and the Securityholder Representative, on the other hand, may, to the extent legally allowed and subject to the last sentence of this Section 8.4, (a) extend the time for the performance of any of the obligations of the other party hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the covenants, agreements or conditions for the benefit of such party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. For purposes of this Section 8.4, the Legacy Equityholders agree that any extension or waiver signed by the Securityholder Representative shall be binding upon and effective against all Legacy Equityholders whether or not they have signed such extension or waiver. For the avoidance of doubt, any extension or waiver of this Agreement signed by the Securityholder Representative shall not be binding on the Preferred Holder unless such waiver or extension is also signed by the Preferred Holder.

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ARTICLE IX
GENERAL PROVISIONS

9.1       Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)        if to Parent or Sub, to:

Global Partner Acquisition Corp.
One Rockefeller Plaza, 11th Floor
New York, NY 10020

Attention: Paul J. Zepf

E-mail: pzepf@globalpartnerac.com

and (with a copy to, which shall not constitute notice):

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312-1183
Attention: Christopher Miller, Esq.
Email: millerc@pepperlaw.com
Facsimile No.: (610) 640-7837

(b)        if to the Company, The Ripley Revocable Trust or the Securityholder Representative, to:

John F. Ripley

35481 Troon Court

Round Hill, VA 20141
Facsimile No.: (540) 338-5183

with a copy (which shall not constitute notice) to:

BrownWinick

Suite 2000, Ruan Center

666 Grand Avenue

Des Moines, IA 50309
Attention: William C. Brown
Facsimile No.: (515) 323-8512

(c)        if to the Preferred Holder:

Alaris USA Inc.

c/o Greenberg Traurig, LLP

300 West 6th Street, Suite 2050

Austin, Texas 78701

Facsimile: (512) 320-7210

Email: sklossr@gtlaw.com

Attention: Ronald Skloss

with a copy (which shall not constitute notice) to:

Alaris Royalty Corp.

232, 2031 - 33 Avenue SW

Calgary AB T2T 1Z5

Canada

Facsimile: (403) 228-0906

Email: mervin@alarisroyalty.com

Attention: VP Legal

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and

Alaris Royalty Corp.

232, 2031 - 33 Avenue SW

Calgary AB T2T 1Z5

Canada

Facsimile: (403) 228-0906

Email: ddriscoll@alarisroyalty.com

Attention: Chief Financial Officer and Treasurer

All such notices and communications shall be deemed to have been delivered and received (i) on the date personally delivered, (ii) one (1) Business Day after being sent by a reputable overnight delivery service, (iii) five (5) Business Days after being sent, if sent by registered or certified mail, and (iv) on the date delivered by facsimile or email with receipt of transmission confirmed during business hours on a Business Day (or one (1) Business Day after the date of delivery if delivered after business hours).

9.2       Interpretation. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

9.3       Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

9.4       Entire Agreement; Assignment. This Agreement, the Related Agreements, the Exhibits hereto, the Disclosure Schedule, the Parent Disclosure Schedule and the documents and instruments and other agreements among the parties hereto referenced herein: (a) constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) are not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the consent of Parent and the Securityholder Representative, other than by Parent in connection with a change of control of Parent.

9.5       Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

9.6       Other Remedies; Specific Performance. Any and all remedies herein expressly conferred upon a party will be deemed cumulative with and not exclusive of any other remedy conferred hereby, or by law or equity upon such party, and the exercise by a party of any one remedy will not preclude the exercise of any other remedy and nothing in this Agreement shall be deemed a waiver by any party of any right to specific performance or injunctive relief. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to seek an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.

9.7       Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

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9.8       Rules of Construction. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. Nothing in the Disclosure Schedule hereto shall be deemed adequate to disclose an exception to a representation or warranty made herein unless the Disclosure Schedule identifies the exception with reasonable particularity and describes the relevant facts in reasonable detail. Without limiting the generality of the foregoing, the mere listing (or inclusion of a copy) of a document or other item shall not be deemed adequate to disclose an exception to a representation or warranty made herein (unless the representation or warranty has to do with the existence of the document or other item itself). The Disclosure Schedule shall be arranged in separate parts corresponding to the numbered and lettered sections contained herein permitting such disclosure, and the information disclosed in any numbered or lettered part shall be deemed to relate to and to qualify (a) the particular representation or warranty set forth in the corresponding numbered or lettered section herein permitting such disclosure and (b) any other representation or warranty that is contained in this Agreement to the extent the relevance of such disclosure is reasonably apparent on its face to such other representation or warranty. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. In addition, each of the parties acknowledges and agrees that any purchase price adjustment as a result of the application of any provision of this Agreement, the Related Agreements or any of the other agreements contemplated hereby or thereby does not prejudice or limit in any respect whatsoever any party’s rights to indemnification under any other provision of this Agreement, the Related Agreements or any other agreements contemplated hereby or thereby, except to the extent that such a recovery would result in a duplication of damages. All references to dollars or “$” shall refer to U.S. dollars unless otherwise indicated.

9.9       Successors and Assigns. Subject to Section 9.4, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

9.10     Third Party Beneficiaries. Except for the provisions of Article VII relating to the Indemnified Parties and the Legacy Equityholders and except for the provisions of this Section 9.10 relating to the Financing Source, this Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement. Notwithstanding anything herein to the contrary and other than in accordance with the terms of the Credit Agreement or any definitive Credit Agreement Amendment, the parties hereto hereby waive any rights or claims against the Financing Source in connection with this Agreement, the Debt Financing and/or the transactions contemplated hereby and thereby, whether at law or equity, in contract, in tort or otherwise, and each such Person agrees not to commence (and if commenced agrees to dismiss or otherwise terminate) any proceeding or legal or equitable action against the Financing Source in connection with this Agreement, the Debt Financing and/or the transactions contemplated hereby and thereby (including any such proceeding or action relating to the Debt Financing). In furtherance and not in limitation of the foregoing waiver, it is agreed that the Financing Source shall not have any liability for any claims, losses, settlements, liabilities, damages, costs, expenses, fines or penalties to any party hereto in connection with this Agreement or the transactions contemplated hereby (other than in accordance with the terms of the Credit Agreement or any definitive Credit Agreement Amendment).

9.11     Post-Closing Representation.

(a)        Parent, Sponsor and Sub acknowledge and agree that Brown, Winick, Graves, Gross, Baskerville and Schoenebaum, LLC (“BrownWinick”) has acted as counsel to the Company in connection with the transactions contemplated hereby.  Parent, Sponsor and Sub, on behalf of themselves and the Company (from and after Closing), expressly and knowingly consent to BrownWinick representing any or all of the Legacy Equityholders and the Securityholder Representative in any matter after the Closing that is or may be adverse to Parent, Sponsor, Sub or the Company, including any matter arising out of this Agreement or any agreement executed or delivered in connection herewith.  This consent constitutes an advance waiver of any conflict of interest claim against BrownWinick as a result of the firm representing the Legacy Equityholders and the Securityholder

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Representative in connection with the transactions contemplated hereby.  In addition, Parent, Sponsor, and Sub, on behalf of themselves and the Company (from and after Closing), expressly and knowingly (i) acknowledge and agree that all communications between BrownWinick and the Legacy Equityholders and the officers, directors and employees of the Company to the extent created for the purpose of advising the foregoing Persons about the transactions contemplated hereby in connection with the transactions contemplated hereby (the “Privileged Material”) are subject to the sole and absolute control of the Securityholder Representative, (ii) waive any and all rights to obtain or otherwise control the disclosure of such Privileged Material, (iii) waive any right to access the Privileged Material, and (iv) covenant and agree not to assert any rights whatsoever with respect to the Privileged Material. At and after the Closing, the attorney-client privilege of the Company with BrownWinick related to the Privileged Material shall be deemed to be the right of the Company, and not that of Parent or Sponsor, and may be waived only by the Securityholder Representative.  Absent consent of the Securityholder Representative, following the Closing, neither Parent, Sponsor nor the Company shall have a right to access the Privileged Material.

(b)        Parent (on behalf of itself and its Affiliates) hereby (i) waives any claim it has or may have that BrownWinick has a conflict of interest or is otherwise prohibited from engaging in such representation and (ii) agrees that, in the event that a dispute arises after the Closing between Parent and the Securityholder Representative, the Company and any of their respective Affiliates, BrownWinick may represent the Securityholder Representative, the Legacy Equityholders or any of their respective Affiliates in such dispute even though the interests of such Person(s) may be directly adverse to the Parent or its Affiliates (including the Company) and even though BrownWinick may have represented the Company in a matter substantially related to such dispute.  Parent represents that Parent’s own attorney has explained and helped Parent evaluate the implications and risks of waiving the right to assert a future conflict against BrownWinick, and Parent’s consent with respect to this waiver is fully informed.  In addition, if the Closing occurs, all of the client files and records in the possession of BrownWinick related to this Agreement and the transactions contemplated hereby will continue to be property of (and be controlled by) the Legacy Equityholders and the Securityholder Representative and Parent shall not retain any copies of such records or have any access to them.  If a dispute arises between Parent or the Company and a third party other than a party to this Agreement after the Closing, Parent, the Company or the Securityholder Representative may assert the attorney-client privilege to prevent disclosure of confidential communications by BrownWinick to such third party; provided that, neither the Company nor the Securityholder Representative may waive such privilege without the prior written consent of the Parent.

9.12     Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM (WHETHER BASED ON CONTRACT, TORT, OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE OR ENFORCEMENT HEREOF.

9.13     Definitions. For all purposes of this Agreement, the following terms shall have the following respective meanings:

“Act” shall have the meaning set forth in Section 1.1(a).

“Additional Parent SEC Documents” shall have the meaning set forth in Section 3.9.

“Affiliate” of any Person means another Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such first Person. For purposes of this definition, the term “control” (including its correlative meanings “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities or partnership or other ownership interests, by contract or otherwise).

“Agreement” shall have the meaning set forth in the Introduction.

“Agreements Distribution” shall mean the delivery by the Exchange Agent, on behalf of Parent, of duly executed copies of the Registration Rights Agreement, the Exchange Agreement, the Warrants, and the Tax Receivable Agreement.

“Alaris Registration Rights Agreement” shall have the meaning set forth in Section 6.3(e).

“Amended and Restated LLC Agreement” shall have the meaning set forth in Section 1.4(b).

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“Anti-Corruption and Anti-Bribery Laws” shall mean the Foreign Corrupt Practices Act of 1977, as amended, any rules or regulations thereunder, or any other applicable United States or foreign anti-corruption or anti-bribery laws or regulations.

“Available Cash” shall mean, as of the Closing, the amount of the funds contained in the Trust Account as of immediately prior to the Closing and after giving effect to the completion of the Parent Stockholder Redemptions or payment of any deferred commissions payable to investment advisors, plus the amount of Available Financing Proceeds.

“Available Financing Proceeds” shall mean, as of the Closing, the gross cash proceeds from the Equity Financing plus the Debt Financing.

“Balance Sheets” shall mean the combined balance sheet of the Company and the Company Subsidiaries as of June 30, 2016 and June 30, 2015.

“Base Amount” shall mean an amount equal to (a) the Total Enterprise Value minus (b) the Net Debt minus (c) the Preferred Holder Calculation minus (d) the amount of the Closing Third Party Expenses, which for the avoidance of doubt the parties hereto agree based on such formula shall be a number no less than One Hundred Fifty Million Dollars ($150,000,000.00).

“Benefit Plan” shall have the meaning set forth in Section 2.17(a).

“BrownWinick” shall have the meaning set forth in Section 9.11(a).

“Business” shall mean the business of the Company and the Company Subsidiaries as conducted at any point within the year prior to the Closing Date.

“Business Associate Agreement” shall have the meaning set forth in Section 2.24(d).

“Business Day(s)” shall mean each day that is not a Saturday, Sunday or holiday on which banking institutions located in New York, New York are authorized or obligated by Law or executive order to close.

“Camelot” shall have the meaning set forth in Section 5.16(a).

“Camelot Cash Amount” shall mean an amount equal to Fifteen Million Dollars ($15,000,000).

“Camelot Entities” shall have the meaning set forth in Section 2.7.

“Capitalized Lease Obligation” shall mean, as of any date of determination, any obligation that is required to be classified and accounted for as a capitalized lease on the face of the balance sheet of the Company as of such date prepared in accordance with GAAP and the amount of Indebtedness represented by any such obligation as of such date shall be the capitalized amount of such obligation that would appear on the face of such balance sheet.

“Cash Distribution” shall mean an amount equal to:

(a)        the Base Amount,

(b)        multiplied by 0.70, and

(c)        minus the amount of the Representative Fund.

“Cash Distribution Per Unit” shall mean the Cash Distribution divided by the Legacy Units, rounded to two decimal places.

“Certificate of Merger” shall have the meaning set forth in Section 1.2.

“Certifications” shall have the meaning set forth in Section 3.9.

“Charter Documents” shall have the meaning set forth in Section 2.4.

“Claims” shall have the meaning set forth in Section 5.11.

“Closing” shall have the meaning set forth in Section 1.2.

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“Closing Date” shall have the meaning set forth in Section 1.2.

“Closing Third Party Expenses” shall mean the Company Third Party Expenses plus the Parent Third Party Expenses.

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Company” shall have the meaning set forth in the Introduction.

“Company Contracts” shall mean all Contracts set forth or required to be set forth in Section 2.11(a) of the Disclosure Schedule.

“Company Data” shall mean all data and information transmitted, processed, analyzed, generated, maintained or stored on or by the Company IT Systems, including Personal Information.

“Company Group” shall mean any “affiliated group” (as defined in Section 1504(a) of the Code without regard to the limitations contained in Section 1504(b) of the Code) that, at any time at or before the Effective Time, includes or included the Company or any Company Subsidiary or any direct or indirect predecessor of the Company or any Company Subsidiary, or any other group filing Tax Returns on a combined, consolidated or unitary basis that, at any time at or before the Effective Time, includes or included the Company or any Company Subsidiary or any direct or indirect predecessor of the Company or any Company Subsidiary.

“Company Indemnified Parties” shall have the meaning set forth in Section 7.2(b).

“Company Intellectual Property” shall mean the Owned Company Intellectual Property and the Licensed Company Intellectual Property, including the Company Data.

“Company IT Systems” shall mean all information technology and computer systems (including Software, servers, workstations, routers, hubs, switches, circuits, networks, data communications lines), whether or not in electronic format, owned by, used in or necessary for the conduct of the business of the Company and the Company Subsidiaries.

“Company Material Adverse Effect” shall mean any change, event development, circumstance or effect that has had, or would reasonably likely expected to have a material adverse effect on the business, prospects, assets (whether tangible or intangible), liabilities, financial condition, operations or capitalization of the Company and the Company Subsidiaries, taken as a whole; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Company Material Adverse Effect shall have occurred: (a) any changes in general economic conditions in the industries or markets in which the Company or the Company Subsidiaries operate; (b) any change in financing, banking or securities markets generally; or (c) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto; provided, in each case, that such effects do not, individually or in the aggregate, have a materially disproportionate adverse impact on the Company and the Company Subsidiaries, taken as a whole, relative to other Persons in the industries or markets in which the Company or the Company Subsidiaries operate.

“Company Options” shall mean all outstanding options to purchase Legacy Equity.

“Company Privacy Policy” shall have the meaning set forth in Section 2.10(d).

“Company Property” shall have the meaning set forth in Section 2.8(a)(iv).

“Company Units” shall mean the Legacy Class A Units, the Legacy Class B Units, the Legacy Class C Units and the Legacy Class D Units.

“Company Software” shall mean all Owned Company Software and Licensed Company Software.

“Company Subsidiary” shall mean each Subsidiary of the Company.

“Company Third Party Expenses” shall mean all Third Party Expenses of the Company or the Company Subsidiaries as of the Closing, net of any option exercise proceeds (which such proceeds will be in the amount of $1,596,264.00); provided that if the Third Party Expenses of the Company or the Company Subsidiaries as of the Closing exceeds Eleven Million Five Hundred Sixty Thousand Two Hundred Seventy-Nine Dollars

Annex A-63

($11,560,279.00), then “Company Third Party Expenses” shall mean an amount equal to Eleven Million Five Hundred Sixty Thousand Two Hundred Seventy-Nine Dollars ($11,560,279.00).

“Confidential Information” shall have the meaning set forth in Section 5.3.

“Consent” shall mean any consent, approval, waiver, license, permit, franchise, authorization or Judgment.

“Continuing Employee” shall have the meaning set forth in Section 5.8(b).

“Contract” shall mean any written or oral agreement, contract, subcontract, lease, arrangement, understanding, instrument, note, bond, mortgage, indenture, option, warranty, purchase order, license, sublicense, insurance policy, benefit plan, obligation, commitment or undertaking of any nature.

“Conversion” shall have the meaning set forth in the Recitals.

“Convertible Securities” of any Person shall mean any options, warrants, rights, convertible or exchangeable securities, “phantom” stock rights, stock appreciation rights, stock-based performance units, commitments, Contracts, arrangements or undertakings of any kind to which any such Person or any of its Subsidiaries is a party or by which such Person or any of its assets is bound (a) obligating such Person to issue, deliver or sell, or cause to be issued, delivered or sold, additional shares of capital stock or other equity interests in, or any security convertible or exercisable for or exchangeable into any capital stock of or other equity interest in, such Person or into any Voting Debt of such Person, (b) obligating such Person to issue, grant, extend or enter into any such option, warrant, call, right, security, commitment, Contract, arrangement or undertaking or (c) that give any Person the right to receive any economic benefit or right similar to or derived from the economic benefits and rights accruing to holders of shares or other equity interests in such Person.

“Copyrights” shall mean all works of authorship (whether or not published and whether or not copyrightable), copyrights, moral rights, designs and mask works and registrations (and any similar rights) and applications therefor.

“Credit Agreement” shall mean that certain Third Amended and Restated Credit Agreement dated as of March 27, 2015, among the Company, the lenders party thereto, and Fifth Third Bank, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time.

“Credit Agreement Amendment” shall mean that certain Fifth Amendment to the Credit Agreement, setting forth the terms referenced in Schedule 5.14(a), or a new credit arrangement setting forth the terms referenced in Schedule 5.14(a).

“Current Price” means, with respect to an applicable point in time, the closing price of the Common Stock of Parent at the close of trading on the Business Day prior to such applicable point in time.

“Current Value” means the sum of each Survivor Class B Unit released from the Indemnity Escrow Amount multiplied by its respective Current Price.

“D&O Insurance” shall have the meaning set forth in Section 7.2(c).

“Debt Financing” shall mean debt financing to the Company and/or the Company Subsidiaries on terms reasonably satisfactory to Parent and the Company, not to be unreasonably withheld, conditioned or delayed, in all material respects, on the terms and conditions set forth in the Credit Agreement (as amended by the Credit Agreement Amendment) or as otherwise mutually agreed by Parent and the Company.

“Disclosure Schedule” shall have the meaning set forth in Article II.

“Discounts Policies” shall have the meaning set forth in Section 2.24(e).

“Distribution” shall mean, together, the Cash Distribution, the Warrant Distribution and the Agreements Distribution.

“Distribution Agreement” shall have the meaning set forth in Section 5.16(d).

“Effective Time” shall have the meaning set forth in Section 1.2.

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“Environmental Laws” shall mean all Laws relating to pollution or protection of the environment, exposure of any individual to Hazardous Materials, and Laws which prohibit, regulate or control any Hazardous Material, including Laws relating to emissions, discharges, releases or threatened releases of Hazardous Materials, or otherwise relating to the manufacture, processing, registration, distribution, labeling, sale, or the exposure of others to, recycling, use, treatment, storage, disposal, transport, or handling of Hazardous Materials or any product containing any Hazardous Material, and including related electronic waste, product content or product take-back requirements.

“Environmental Permits” shall have the meaning set forth in Section 2.8(c).

“Equity Consideration” shall mean all of the Equity (A-B) Consideration, the Equity (C-D) Consideration and the Survivor Class A Units issued to Parent pursuant to Section 1.6(a).

“Equity (A-B) Consideration” shall mean a number of Survivor Class B Units equal to:

(a)        the Base Amount,

(b)        multiplied by 0.30, and

(c)        divided by the Unit Price.

“Equity (A-B) Consideration Per Unit” shall mean the Equity (A-B) Consideration divided by the Legacy Units, rounded to four decimal places.

“Equity (C-D) Consideration” shall mean, with respect to the Legacy Class C Units, 2,156,250 Survivor Class C Units; and with respect to the Legacy Class D Units, 239,583 Survivor Class D Units.

“Equity (E) Consideration” shall mean 4,500,000 Survivor Class A Units.

“Equity Financing” shall mean, to the extent deemed necessary by Parent to obtain the Available Cash, a private offering of up to Fifteen Million Dollars ($15,000,000.00) for shares of Parent Common Stock on terms reasonably satisfactory to Parent and the Company, not to be unreasonably withheld, conditioned or delayed, and substantially.

“Equity Financing Documents” shall have the meaning set forth in Section 5.14(b).

“Equityholder” shall mean any holder of any Company Units or Company Options that is issued and outstanding immediately prior to the Effective Time.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean each Subsidiary of the Company or other Person under common control with the Company within the meaning of Section 414(b), (c), (m) or (o) of the Code, and the regulations issued thereunder.

“Escrow Agent” shall mean SunTrust Bank.

“Escrow Agreement” shall have the meaning set forth in Section 7.3(a).

“Escrow Fund” shall have the meaning set forth in Section 7.3(a)(ii).

“Escrow Period” shall have the meaning set forth in Section 7.3(b).

“Excess Third Party Expenses” shall have the meaning set forth in Section 5.4.

“Exchange Act” shall mean the Securities Exchange Act 1934, as amended, and the regulations promulgated thereunder, as they may be amended from time to time.

“Exchange Agent” shall have the meaning set forth in Section 1.8(a).

“Exchange Agreement” shall have the meaning set forth in Section 1.8(d).

“Excluded Representations” shall mean the representations and warranties of the Company contained 2.18(b) (Employee and Labor Matters) and 2.25 (Healthcare Matters; Payment Programs).

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“Family” shall mean with respect to an individual, (A) the individual’s spouse and any former spouses, (B) any other individual who is related to the individual or the individual’s spouse (or any former spouse) within the second degree and (C) any other individual who resides with such individual.

“Filing” shall mean any registration, declaration, notice, report, submission or other filing.

“Financial Statements” shall mean (a) the Balance Sheets; (b) combined statements of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries for each of the years-ended June 30, 2016 and June 30, 2015; (c) the Interim Balance Sheet; and (d) unaudited statements of operations, cash flows and stockholders’ equity of the Company and the Company Subsidiaries for the five-month period ended on November 30, 2016 (in each case prepared in accordance with GAAP, other than the inclusion of footnotes required by GAAP and except as otherwise noted therein or in Section 2.5 of the Disclosure Schedule).

“Financing” shall have the meaning set forth in Section 5.14(c).

“Financing Sources” shall have the meaning set forth in Section 5.14(a).

“Founder Letter Agreement” shall have the meaning set forth in the Recitals.

“Fundamental Representation Survival Date” shall have the meaning set forth in Section 7.1.

“Fundamental Representations” shall have the meaning set forth in Section 7.1.

“GAAP” shall mean United States generally accepted accounting principles consistently applied.

“Governmental Authority” shall mean any court, administrative agency or commission or other federal, state, county, local or other foreign governmental or regulatory authority, instrumentality, agency or commission.

“Hazardous Materials” shall mean any material, emission, or substance that has been designated by a Governmental Authority to be or is regulated under any Environmental Law as a pollutant, contaminant, hazardous, toxic, radioactive or biological waste, or otherwise a danger to health, reproduction or the environment, including asbestos-containing materials (ACM), mold, and petroleum and petroleum products or any fraction thereof.

“Healthcare Law” shall mean with respect to any Person, any and all laws applicable such Person or the operation of their business and relating to the regulation of the health care industry or to payment for items or services rendered, provided or furnished by health care providers or suppliers, including: (a) Title XVIII of the Social Security Act (“Medicare”); (b) Title XIX of the Social Security Act (“Medicaid”); (c) the federal Anti-Kickback Statute (42 U.S.C. § 1320a-7b(b)) including the statutory exceptions and the safe harbor regulations (42 C.F.R. § 1001.952); (d) the federal physician self-referral (Stark) law (42 U.S.C. § 1395nn) including the statutory exceptions and the regulatory exceptions (42 C.F.R. § 411.350 et seq.); (e) any federal or state prohibition on the defrauding or making of or causing the defrauding of any third-party payer (including commercial and private payers, and Medicare Advantage plans) or any Governmental Authority that administers a federal or state health care program (including Medicare, Medicaid and state Medicaid Waiver Programs, and TRICARE), including the federal False Claims Act, (31 U.S.C. § 3729 et seq.), and analogous state laws; (f) all applicable federal and state laws pertaining to the privacy and security of personally identifiable information and to the confidentiality, privacy and security of protected health information, including HIPAA and HITECH; (g) any other law to the extent relating to the availability, eligibility, coverage, administration, processing, claims, benefits, payment, reimbursement, or administration of health care services, provider networks and insurance as may be provided under any plan, program or arrangement including provider network services; (h) any law pertaining to the licensure or regulation of healthcare providers, suppliers, professionals, facilities or Payors; (i) any law regarding patient health care, quality, safety certification and accreditation standards and requirements; (j) any law regarding Permits, and certificates of operations and authority; (k) any law regulating the provision of free or discounted care or services; (l) any law regarding the treatment, rehabilitation, education, safety or provision of social services to individuals in residential drug treatment or other rehabilitation programs; (m) any law regarding the corporate practice of medicine or similar federal or state restrictions on the provision of healthcare services; (n) any law pertaining to the housing or provision of services to individuals under the auspices of a federal, state or local department of corrections treatment or rehabilitation and (o) any and all other applicable federal, state or local health care laws, rules, codes, statutes, regulations, manuals, orders, ordinances, statutes, policies, professional or ethical rules, administrative guidance and requirements, as the same may be amended, modified or supplemented from time to time, and any successor statute thereto.

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“Healthcare Permits” shall have the meaning set forth in Section 2.24(b).

“HIPAA” shall mean the (a) Health Insurance Portability and Accountability Act of 1996; (b) the Health Information Technology for Economic and Clinical Health Act (Title XIII of the American Recovery and Reinvestment Act of 2009); and (c) any state and local laws regulating the privacy and/or security of individually identifiable information, including state laws providing for notification of breach of privacy or security of individually identifiable information, in each case with respect to the laws described in clauses (a), (b) and (c) of this definition, as the same may be amended, modified or supplemented from time to time, any successor statutes thereto, any and all rules or regulations promulgated from time to time thereunder.

“HITECH” shall mean the Health Information Technology for Economic and Clinical Health Act, Title XIII of Division A and Title IV of Division B of the American Recovery and Reinvestment Act of 2009 (ARRA), Pub. L. 111-5, Feb. 17, 2009, and regulations promulgated pursuant thereto.

“Indebtedness” shall mean all Liabilities, including any applicable principal, penalties (including with respect to any prepayment thereof) interest and premiums, (a) for borrowed money, (b) evidenced by notes, bonds, debentures or similar obligations, (c) for Capitalized Lease Obligations, (d) for reimbursement obligations in respect of any letter of credit, banker’s acceptance, performance bonds or similar credit transaction, (e) for the deferred purchase price of property or services or similar obligations (including any earn-outs but excluding trade payables incurred in the ordinary course of business), (f) for unpaid management fees or overdrafts (if any), (g) under any currency forward, interest rate or other hedging or swap agreements or instrument, or (h) in the nature of guarantees of or for the payment of the obligations described in the preceding clauses (a)–(f) which the Company or the Company Subsidiaries is responsible or liable as obligor, surety or otherwise. For the avoidance of doubt, Indebtedness shall include the amounts owning under the Convertible Notes, to the extent each is not converted into Company Units prior to the Closing.

“Indemnified Parties” shall mean the Parent Indemnified Parties or the Company Indemnified Parties, as applicable.

“Indemnity Escrow Amount” shall mean an amount equal to Four Million Dollars ($4,000,000.00), comprised of a number of Survivor Class B Units equal to the Indemnity Escrow Amount divided by the Unit Price.

“Information Privacy and Security Laws” shall mean all Laws with respect to the collection, use, sharing, disclosure, transfer and protection of Personal Information from misappropriation, unauthorized disclosure and unauthorized access, which are applicable to the Company or any Company Subsidiary, including HIPAA and HITECH.

“Infringe” shall have the meaning set forth in Section 2.9(e).

“Intellectual Property” shall mean all intellectual property rights and similar rights arising from or associated with the following, whether protected, created, or arising under the Laws of the United States or any other jurisdiction: (a) trade names, trademarks, service marks, trade dress, logos, slogans and other distinctive identifiers of source (whether or not registered), including all goodwill associated therewith, and all applications (including intent to use applications) to register any of the foregoing and all registrations and renewals therefor; (b) Patents; (c) Copyrights; (d) Trade Secrets; (e) domain names and other Internet addresses or identifiers; (f) Software; (g) tangible embodiments of any of the foregoing and (h) any other intellectual property rights or similar rights of any kind or nature.

“Interim Balance Sheet” shall mean the unaudited combined balance sheet of the Company and the Company Subsidiaries as of November 30, 2016.

“Iowa Act” shall have the meaning set forth in the Recitals.

“Judgment” shall mean any judgment, order, decree, award, ruling, decision, verdict, subpoena, injunction or settlement entered, issued, made or rendered by, or any consent agreement, binding memorandum of understanding or other Contract with, any Governmental Authority (in each case whether temporary, preliminary or permanent).

“Key Employees” shall have the meaning set forth in Section 6.2(k).

“Key Equityholders” shall mean The Ripley Revocable Trust and the Preferred Holder.

Annex A-67

“Knowledge” or “Known” when used with respect to (a) the Company, shall mean the actual knowledge of any fact, circumstance or condition of those individuals set forth in Exhibit W-1 attached hereto, and (b) Parent, means the actual knowledge of any fact, circumstance or condition of those officers of Parent set forth in Exhibit W-2 attached hereto, and, in each case, the knowledge that such individuals would have had if such individuals had conducted a reasonable inquiry of the other individuals, executives and managers having primary responsibility for such matters.

“Law” shall mean any foreign, federal, state or local law, statute, regulation, constitution, ordinance, code, edict, rule, order, injunction, judgment, doctrine, decree, directive, ruling, writ, requirement, assessment, award or arbitration award of a Governmental Authority, settlement, Contract or governmental requirement enacted, promulgated, entered into, or imposed by, any Governmental Authority (including, for the sake of clarity, common law), including any Healthcare Law.

“Leased Real Property” shall have the meaning set forth in Section 2.8(a)(ii).

“Legacy Class A Units” shall mean Class A Units of the Company.

“Legacy Class B Units” shall mean Class B Units of the Company.

“Legacy Class C Units” shall mean Class C Units of the Company.

“Legacy Class D Units” shall mean Class D Units of the Company.

“Legacy Class E Units” shall mean Class E Units of the Company.

“Legacy Equity” shall mean the Legacy Class A Units and the Legacy Class B Units.

“Legacy Equityholders” shall mean the holders of the Legacy Equity, as of immediately prior to the Effective Time.

“Legacy Operating Agreement” shall mean that certain Sixth Amended and Restated LLC Agreement of the Company, dated as of October 13, 2016.

“Legacy Operating Agreement Amendment” shall have the meaning set forth in the Recitals.

“Legacy Registration Rights Agreement” shall have the meaning set forth in Section 1.8(d).

“Legacy Unit Certificate” shall have the meaning set forth in Section 1.8(d).

“Legacy Units” shall mean the sum of the issued and outstanding Legacy Class A Units and the outstanding Legacy Class B Units, in each case, as of immediately prior to the Effective Time, and the number of Legacy Class B Units that would be issued upon exercise of the Company Options outstanding as of immediately prior to the Effective Time.

“Letter of Transmittal” shall have the meaning set forth in Section 1.8(d).

“Liability” shall mean any liability, indebtedness, obligation, expense, claim, deficiency, guaranty or endorsement of any type, whether accrued, absolute, contingent, matured, unmatured or other (whether or not required to be reflected in financial statements in accordance with GAAP).

“Licensed Company Intellectual Property” shall mean all of the Intellectual Property that is licensed or purported to be licensed by the Company or any Company Subsidiary, including the Licensed Company Software.

“Licensed Company Software” shall mean all Software that is licensed or purported to be licensed by the Company or any Company Subsidiary.

“Lien” shall mean any lien, pledge, charge, claim, mortgage, security interest or other encumbrance of any sort.

“Losses” shall have the meaning set forth in Section 7.2(a).

“Material Security Breach” shall have the meaning set forth in Section 2.10(a).

“Medical Waste Laws” shall have the meaning set forth in Section 2.24(f).

Annex A-68

“Merger” shall have the meaning set forth in the Recitals.

“Net Debt” shall mean an agreed amount (not subject to adjustment) equal to One Hundred Thirty-Five Million, Seven Hundred Ninety Thousand Four Hundred Nine Dollars ($135,790,409.00), consisting of the Company’s indebtedness estimated as of March 31, 2017 minus the Company’s estimated amount of cash and cash equivalents as of March 31, 2017.

“Non-Competition Agreement” shall have the meaning set forth in the Recitals.

“Objection Notice” shall have the meaning set forth in Section 7.4(d).

“Offer Letter” shall have the meaning set forth in the Recitals.

“Option Exercise Agreement” shall have the meaning set forth in Section 1.8(d).

“Optionholder” shall mean any holder of Company Options immediately prior to the Effective Time.

“Order” shall have the meaning set forth in Section 7.4(e).

“Other Real Property” shall have the meaning set forth in Section 2.8(a)(iii).

“Owned Company Intellectual Property” shall mean all of the Intellectual Property that is owned or purported to be owned by the Company or any Company Subsidiary, including the Owned Company Software.

“Owned Company Software” shall mean all Software that is owned by the Company or any Company Subsidiary.

“Owned Real Property” shall have the meaning set forth in Section 2.8(a)(i).

“Parent” shall have the meaning set forth in the Introduction.

“Parent Certificate” shall have the meaning set forth in Section 7.4(c).

“Parent Common Stock” shall mean the Common Stock of Parent, par value $0.0001 per share.

“Parent Disclosure Schedule” shall have the meaning set forth in Article III.

“Parent Indemnified Parties” shall have the meaning set forth in Section 7.2(a).

“Parent Material Adverse Effect” shall mean any change, event, development, circumstance or effect that has, or would reasonably likely be expected to have a material adverse effect on the business, prospects, assets (whether tangible or intangible), financial condition, operations or capitalization of Parent and its Subsidiaries, taken as a whole; provided, however, that any effect to the extent resulting or arising from any of the following shall not be considered when determining whether a Parent Material Adverse Effect shall have occurred: (a) any change or development in general economic conditions in the industries or markets in which Parent or its Subsidiaries operates, (b) any change in financing, banking or securities markets generally or (c) any act of war, armed hostilities or terrorism, change in political environment or any worsening thereof or actions taken in response thereto; provided, in each case, that such effects do not, in the aggregate, have a materially disproportionate adverse impact on Parent and its Subsidiaries, taken as a whole, relative to other Persons in the industries or markets in which Parent or any of its Subsidiaries operates.

“Parent Representative” shall mean a committee of the duly appointed disinterested members of the Board of Directors of Parent from time to time, based on majority voting thereof.

“Parent SEC Documents” shall have the meaning set forth in Section 3.9.

“Parent Statement” shall have the meaning set forth in Section 5.17(a)(ii).

“Parent Stockholder Approval” shall have the meaning set forth in Section 3.13.

“Parent Stockholder Meeting” shall have the meaning set forth in Section 5.1(a).

Annex A-69

“Parent Stockholder Redemption” shall mean the right held by certain stockholders of Parent to redeem all or a portion of their public Parent Common Stock, upon the completion of the Merger, for a per share redemption price of cash equal to (a) the aggregate amount on deposit in the Trust Account as of two (2) Business Days prior to the consummation of the Merger, divided by (b) the total number of then outstanding shares of public Parent Common Stock, as provided in Parent’s Charter Documents.

“Parent Third Party Expenses” shall mean all Third Party Expenses of Parent or the Sponsor as of the Closing; provided that if the Third Party Expenses of Parent or the Sponsor as of the Closing exceeds Ten Million Four Hundred Forty-Six Thousand Five Hundred One Dollars ($10,446,501.00), then “Parent Third Party Expenses” shall mean an amount equal to Ten Million Four Hundred Forty-Six Thousand Five Hundred One Dollars ($10,446,501.00).

“Patents” shall mean all inventions (whether or not patentable and whether or not reduced to practice), improvements thereto, and patents and patent applications (including any similar applications under applicable laws), including continuation, provisional, divisional, continuation-in-part, reexamination, revisions, and reissue patent applications and any patents issuing therefrom, and rights in respect of utility models and industrial designs.

“Payment Program” shall mean, individually or collectively, Medicare (Title XVIII, P.L. 89-87, of the Social Security Act, as set forth at 42 U.S.C. § 1395, et seq.), Medicaid (Title XIX, P.L. 89-87, of the Social Security Act, as set forth at 42 U.S.C. § 1396, et seq.), TRICARE (United States Department of Defense health care programs for active duty military, active duty service families, retirees and their families and other beneficiaries) and any other health care program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded thirty-party payor programs to which the Company or any Company Subsidiary is subject.

“Payments Administration Agreement” shall have the meaning set forth in Section 1.8(a).

“Payments Schedule” shall have the meaning set forth in Section 1.7(a).

“Payor” shall mean, individually or collectively, any Payment Program and any other governmental or non-governmental agency that pays the Company or any Company Subsidiary, in-whole or in-part, for services provided by such Company or Company Subsidiary.

“Pension Plan” shall have the meaning set forth in Section 2.17(f).

“Permits” shall mean any right, privilege, qualification, certificate, license, permit, authorization or approval pursuant to applicable Laws.

“Permitted Liens” shall mean (a) Liens for Taxes not yet due and payable; (b) such non-monetary imperfections of title, if any, that do not materially detract from the value or materially interfere with the present use of the property subject thereto or affected thereby; (c) statutory Liens to secure obligations to landlords or lessors under leases or rental agreements, the obligations secured by which are not yet due and payable; (d) inchoate statutory Liens in favor of carriers, warehousemen, mechanics and material suppliers to secure claims for labor, materials or supplies, the obligations secured by which are not yet due and payable; (e) zoning, entitlement, building and other land use regulations imposed by a Governmental Authority having jurisdiction over the Company Property that are not violated by the current use and operation thereof; and (f) Liens set forth on Section 9.13 of the Disclosure Schedule.

“Person” shall mean any natural person, company, corporation, limited liability company, general or limited partnership, trust, proprietorship, joint venture, or other business entity, unincorporated association, organization or enterprise, or any Governmental Authority.

“Personal Information” shall mean all information in any form that identifies or could be used to identify an individual and which is subject to specific privacy or security protection as enumerated in any Information Privacy and Security Laws.

“Personnel” shall mean all former and current managers, officers, directors, employees, agents, consultants and independent contractors of the Company or any Company Subsidiary who have contributed to or participated in the conception, development or maintenance of the Owned Company Intellectual Property.

Annex A-70

“Policies” shall have the meaning set forth in Section 2.13.

“Post-Closing Tax Period” shall mean any taxable period beginning after the Closing Date, or the portion of any Straddle Tax Period beginning after the Closing Date.

“Pre-Closing Taxes” shall mean (a) any Taxes of the Company or any Company Subsidiary relating or attributable to any Pre-Closing Tax Period, determined as if the Company and the Company Subsidiaries used the accrual method of Tax accounting throughout such period, that have not been paid as of the Closing Date, including any Transaction Payroll Taxes (except to the extent included in Third Party Expenses), (b) any Tax of a Person other than the Company and the Company Subsidiaries for which the Company or any Company Subsidiary is liable (i) under Treasury Regulations Section 1.1502-6 (or any similar provision of state, local or non-U.S. Tax Law) as a result of having been a member of an affiliated, consolidated, combined, unitary or similar group (including any arrangement for group or consortium relief or similar arrangement) before the Closing, or (ii) as a transferee or successor, under any other applicable Law, or by Contract, as a result of a transaction occurring at or before the Closing, (c) any Tax of any Equityholder, and (d) any Tax incurred as a result of the consummation of the Transactions, including (i) any Transfer Tax and (ii) any Tax required by applicable Law to be withheld with respect to any payment hereunder to any Equityholder, in each case (a) through (d), without reduction on account of any carryback of a net operating loss, net capital loss, Tax credit, or other Tax item of Parent or any of its Affiliates arising in a Post-Closing Tax Period. For this purpose, in the case of Taxes based on income, sales, proceeds, profits, receipts, wages, compensation or similar items and all other Taxes that are not imposed on a periodic basis, the amount of such Taxes that have accrued through the Closing Date for a Straddle Tax Period shall be deemed to be the amount that would be payable if the taxable year or period ended at the end of the day on the Closing Date based on an interim closing of the books (and the taxable period of any partnership or other pass-through entity in which the Company or any Company Subsidiary holds a beneficial interest will be deemed to terminate at that time), except that exemptions, allowances or deductions that are calculated on an annual basis (including depreciation and amortization deductions), other than with respect to property placed in service after the Closing, shall be allocated on a per diem basis. In the case of any Taxes that are imposed on a periodic basis for a Straddle Tax Period, the amount of such Taxes that have accrued through the Closing Date shall be the amount of such Taxes for the relevant period multiplied by a fraction the numerator of which shall be the number of calendar days from the beginning of the period up to and including the Closing Date and the denominator of which shall be the number of calendar days in the entire period; provided that any interest or penalty with respect to any such Tax shall be allocated to the Pre-Closing Tax Period to the extent attributable to any action or inaction before to the Closing, and to the Post-Closing Tax Period to the extent attributable to any action or inaction after the Closing.

“Pre-Closing Tax Period” shall mean any taxable period ending on or prior to the Closing Date, and the portion of any Straddle Tax Period through the end of the Closing Date.

“Preferred Holder” shall mean Alaris USA Inc., a Delaware corporation.

“Preferred Holder Calculation” shall mean an amount equal to Ninety-Two Million Two Hundred Two Thousand Eight Hundred Eleven Dollars ($92,202,811.00), consisting of the payment to the Preferred Holder made pursuant to the Distribution Agreement totaling Thirty Million Dollars ($30,000,000.00) and a continuing capital contribution in the Company in the amount of Sixty-Two Million Two Hundred Two Thousand Eight Hundred Eleven Dollars ($62,202,811.00).

“Privileged Material” shall have the meaning set forth in Section 9.11(a).

“Pro Rata Portion” shall mean, with respect to each Legacy Equityholder, an amount equal to the quotient (expressed as a percentage) obtained by dividing (a) the total amount of consideration to be received by such Legacy Equityholder pursuant to Section 1.6(b) (without taking into account the escrow provisions and the withholding provisions contained herein) by (b) the total amount of consideration to be received by all Legacy Equityholders pursuant to Section 1.6(b), rounded to the nearest one one-hundredth of one percent with 0.005% rounded up.

“Proceeding” shall mean any suit, action, proceeding, assessment, arbitration, audit, hearing, survey, inspection, investigation or corporate integrity review (in each case, whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority.

“Proxy Documents” shall have the meaning set forth in Section 5.1(b).

Annex A-71

“Proxy Statement” shall have the meaning set forth in Section 5.1(a).

“Public Stockholders” shall have the meaning set forth in Section 5.11.

“Purchase Price Allocation” shall have the meaning set forth in Section 1.13.

“R&W Insurance Policy” shall mean the Parent-Side Representations and Warranties Insurance Policy, obtained by Parent, and approved by the Securityholder Representative in writing on the date of this Agreement, at Parent’s sole expense, having an aggregate policy limit that is not less than Twenty-Five Million Dollars ($25,000,000.00), a retention that is not to exceed Four Million Dollars ($4,000,000.00) and a premium (including loss mitigation fees) of $1,035,000.00, and containing a waiver of subrogation rights in a form reasonably acceptable to the Securityholder Representative.

“Real Property Lease” shall have the meaning set forth in Section 2.8(a)(ii).

“Registered Owned Company Intellectual Property” shall have the meaning set forth in Section 2.9(b).

“Related Agreements” shall mean the Equity Purchase Agreement, the Legacy Operating Agreement Amendment, the Contribution Agreement, the Distribution Agreement, the Certificate of Merger, the Offer Letters, the Restrictive Covenant Agreements, the Non-Competition Agreement, the Board Agreement, the Support Agreement, the Founder Letter Agreement, the Letters of Transmittal, the Legacy Registration Rights Agreement, the Amended and Restated LLC Agreement, the Exchange Agreement, the Warrants, the Tax Receivable Agreement, the Escrow Agreement, the Payments Administration Agreement, the Option Exercise Agreements and the Alaris Registration Rights Agreement.

“Related Person” shall mean (a) with respect to any Person that is not an individual, (i) any Affiliate of such Person, (ii) any Person that serves as a director, officer, partner, executor, or trustee of such Person or an Affiliate of such Person (or in any other similar capacity), (iii) any Person with respect to which such Person or an Affiliate of such Person serves as a general partner or trustee (or in any other similar capacity), (iv) any Person that has direct or indirect beneficial ownership (as defined in Rule 13d-3 of the Exchange Act) of voting securities or other voting interests representing at least 10% of the outstanding voting power or equity securities or other equity interests representing at least 10% of the outstanding equity interests (a “Material Interest”) in such Person and (v) any Person in which such Person or an Affiliate of such Person holds a Material Interest and (b) with respect to any Person that is an individual (i) each other member of such individual’s Family, (ii) any Affiliate of such Person or one or more members of such Person’s Family, (iii) any Person in which such Person or members of such Person’s Family hold (individually or in the aggregate) a Material Interest and (iv) any Person with respect to which such Person or one or more members of such Person’s Family serves as a director, officer, partner, executor, or trustee (or in any other similar capacity).

“Release” shall mean any spill, emission, leaking, pumping, injection, deposit, disposal, discharge, dispersal, leaching, dumping, pouring, emanation or migration of any Hazardous Material in, into, onto or through the environment (including ambient air, surface water, ground water, soils, land surface or subsurface strata) or within any building, structure, facility or fixture.

“Released Claims” shall have the meaning set forth in Section 5.15.

“Released Parties” shall have the meaning set forth in Section 5.15.

“Releasing Parties” shall have the meaning set forth in Section 5.15.

“Representative” shall mean with respect to any Person, any director, officer, partner, member, stockholder, Affiliate, employee, agent, consultant, advisor or other representative of such Person, including legal counsel, accountants and financial advisors.

“Representative Fund” shall mean an amount equal to One Million Dollars ($1,000,000).

“Required Approval Matters” shall have the meaning set forth in Section 5.1(a).

“Restrictive Covenant Agreement” shall have the meaning set forth in the Recitals.

“SEC” shall mean the United States Securities and Exchange Commission.

Annex A-72

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securityholder Certificate” shall have the meaning set forth in Section 7.4(c).

“Securityholder Representative” shall have the meaning set forth in the Introduction.

“Securityholder Representative Indemnified Parties” shall have the meaning set forth in Section 7.5(e).

“SH Rep Advisor” shall have the meaning set forth in Section 7.5(d)(ii).

“Software” shall mean computer software programs and software systems, including databases, compilations, tool sets, compilers, higher level or “proprietary” languages and related documentation and materials, including programmers’ notes and source code annotations, user manuals and training materials, whether in source code or other human readable form or object code, all descriptions, flow-charts and other work product and technology used to design, plan, organize, maintain, support or develop any of the foregoing, and the contents and audiovisual displays on any web sites.

“Sponsor” shall have the meaning set forth in the Introduction.

“Statement of Expenses” shall have the meaning set forth in Section 5.17(a)(i).

“Straddle Tax Period” shall mean any taxable period beginning on or before and ending after the Closing Date.

“Sub” shall have the meaning set forth in the Introduction.

“Subsidiary” of any Person shall mean another Person, an amount of the voting securities, other voting ownership or voting partnership interests of which is sufficient to elect at least a majority of its board of directors or other governing body (or, if there are no such voting interests, 50% or more of the equity interests of which) is owned directly or indirectly by such first Person or by another Subsidiary of such first Person.

“Sufficient Equityholder Vote” shall mean the vote required to approve this Agreement and to approve the Merger by the Equityholders entitled to vote thereon in accordance with the Company’s Charter Documents and the Act.

“Support Agreement” shall have the meaning set forth in the Recitals.

“Survival Date” shall have the meaning set forth in Section 7.1.

“Surviving Entity” shall have the meaning set forth in Section 1.1(b).

“Survivor Class A Units” shall mean Class A Common Units of the Surviving Entity.

“Survivor Class B Units” shall mean Class B Common Units of the Surviving Entity.

“Survivor Class C Units” shall mean Class C Common Units of the Surviving Entity.

“Survivor Class D Units” shall mean Class D Common Units of the Surviving Entity.

“Survivor Documents” shall mean the Amended and Restated LLC Agreement, the Certificate of Merger, and the Exchange Agreement.

“Tax” or “Taxes” shall mean (a) any and all U.S. federal, state, local and non-U.S. taxes, assessments and other governmental charges, duties, impositions, levies and liabilities in the nature of taxes, including taxes based upon or measured by gross receipts, income, profits, sales, use and occupation, and value added, ad valorem, transfer, license, registration, documentary, stamp, franchise, withholding, payroll, recapture, employment, estimated and property taxes as well as public imposts, fees, social security charges (including health, unemployment and pension insurance) and liabilities under escheat, unclaimed property or any similar Law, together with all interest, penalties and additions imposed with respect to such amounts, (b) any liability for the payment of any amounts of the type described in clause (a) as a result of being or having been a member of an affiliated, consolidated, combined, unitary or similar group for any period (including any arrangement for group or consortium relief or similar arrangement), and (c) any liability for the payment of any amounts of the type described in clauses (a) or (b) as a result of any obligation to indemnify any other Person or as a result of any obligation under any agreement or arrangement with

Annex A-73

any other Person with respect to such amounts and including any liability for taxes of a predecessor or transferor or otherwise by operation of law.

“Tax Receivable Agreement” shall have the meaning set forth in Section 1.8(d).

“Tax Return” shall mean all U.S. federal, state, local and non-U.S. returns, estimates, information statements, forms, declarations, documents and reports, including any attachments or schedules thereto and amendments thereof, required to be filed with a Taxing authority.

“Third Party Claim” shall have the meaning set forth in Section 7.4(f).

“Third Party Expenses” shall have the meaning set forth in Section 5.4.

“Threshold Amount” shall have the meaning set forth in Section 7.4(a)(i).

“Top Payor” shall have the meaning set forth in Section 2.22(a).

“Top Vendor” shall have the meaning set forth in Section 2.22(c).

“Total Enterprise Value” shall mean Four Hundred Million Dollars ($400,000,000.00).

“Trade Secrets” shall mean all non-public know-how, inventions, discoveries, improvements, concepts, ideas, methods, processes, designs, plans, schematics, drawings, formulae, technical data, customer lists, specifications, research and development information, technology and product roadmaps, databases, and other proprietary or confidential information, in each case protectable under the laws of an applicable jurisdiction, excluding any Copyrights or Patents that may cover or protect any of the foregoing.

“Transactions” shall mean the Merger and the other transactions contemplated by this Agreement and the Related Agreements.

“Transaction Payroll Taxes” shall mean any Taxes incurred by the Company or any Company Subsidiary (including the employer portion of any payroll or employment Taxes) with respect to any bonuses, option exercises and cash-outs, and other compensatory payments paid or benefits provided or compensatory transactions occurring in connection with the transactions contemplated by this Agreement.

“Transfer Tax” shall mean transfer, sales, use, stamp, documentary, registration, conveyance, recording or other similar Tax or governmental fee incurred as a result of the consummation of the Transactions.

“Trust Account” shall mean means the segregated trust account at Continental Stock Transfer and Trust Company, with Continental Stock Transfer and Trust Company acting as trustee.

“Trust Agreement” shall mean that certain Investment Management Trust Account Agreement, dated July 29, 2015, between Continental Stock Transfer & Trust Company and Parent.

“Unit Price” shall mean $10.00.

“Voting Debt” of any Person, shall mean any bonds, debentures, notes or other Indebtedness of such Person or any of its Subsidiaries having the right to vote (or convertible into, or exchangeable for, securities having the right to vote) on any matters on which holders of shares in the capital stock of such Person or holders of equity interests in such Person may vote.

“Warrant” shall mean a warrant to purchase shares of Parent Common Stock, issued by Parent in the form attached hereto as Exhibit X.

“Warrant Distribution Per Unit” shall mean a number of Warrants to purchase 0.5 shares of Parent Common Stock each, equal to 6,532,000 divided by the Legacy Units.

[Signature pages follow]

Annex A-74

IN WITNESS WHEREOF, Parent, Sponsor, Sub, the Company, the Securityholder Representative, and the Key Equityholders have caused this Agreement and Plan of Merger and Reorganization to be signed, all as of the date first written above.

GLOBAL PARTNER ACQUISITION CORP.

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer

 [Signature Page to Agreement and Plan of Merger]

Annex A-75

IN WITNESS WHEREOF, Parent, Sponsor, Sub, the Company, the Securityholder Representative, and the Key Equityholders have caused this Agreement and Plan of Merger and Reorganization to be signed, all as of the date first written above.

GLOBAL PARTNER SPONSOR I LLC

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Managing Member

 [Signature Page to Agreement and Plan of Merger]

Annex A-76

IN WITNESS WHEREOF, Parent, Sponsor, Sub, the Company, the Securityholder Representative, and the Key Equityholders have caused this Agreement and Plan of Merger and Reorganization to be signed, all as of the date first written above.

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:	/s/ John F. Ripley
Name:	John F. Ripley
Title:	Chairman and Manager

 [Signature Page to Agreement and Plan of Merger]

Annex A-77

IN WITNESS WHEREOF, Parent, Sub, Sponsor, the Company, the Securityholder Representative, and the Key Equityholders have caused this Agreement and Plan of Merger and Reorganization to be signed, all as of the date first written above.

SEQUEL ACQUISITION, LLC

By:	Global Partner Acquisition Corp., its sole member

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer

 [Signature Page to Agreement and Plan of Merger]

Annex A-78

IN WITNESS WHEREOF, Parent, Sub, the Company, the Securityholder Representative, and the Key Equityholders have caused this Agreement and Plan of Merger and Reorganization to be signed, all as of the date first written above.

SECURITYHOLDER REPRESENTATIVE

/s/ John F. Ripley
Name:	John F. Ripley

 [Signature Page to Agreement and Plan of Merger]

Annex A-79

IN WITNESS WHEREOF, Parent, Sub, the Company, the Securityholder Representative, and the Key Equityholders have caused this Agreement and Plan of Merger and Reorganization to be signed, all as of the date first written above.

KEY EQUITYHOLDERS:

THE RIPLEY REVOCABLE TRUST

By:	/s/ John F. Ripley
Name:	John F. Ripley
Title:	Trustee

ALARIS USA INC.

By:	/s/ Mike Ervin
Name:	Mike Ervin
Title:	Chief Legal Officer & Corporate Secretary

 [Signature Page to Agreement and Plan of Merger]

Annex A-80

annex B

FORM OF SECOND AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
GLOBAL PARTNER ACQUISITION CORP.

[•], 2017

Global Partner Acquisition Corp., a corporation organized and existing under the laws of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY AS FOLLOWS:

1.       The name of the Corporation is “Global Partner Acquisition Corp.”. The original certificate of incorporation was filed with the Secretary of State of the State of Delaware on May 19, 2015 (the “Original Certificate”).

2.       The Original Certificate was restated, integrated and amended by the provisions of the Amended and Restated Certificate of Incorporation (the “First Amended and Restated Certificate”) which was duly adopted by the Board of Directors of the Corporation (the “Board”) and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the General Corporation Law of the State of Delaware (as amended, the “DGCL”) on July 29, 2015.

3.       This Second Amended and Restated Certificate of Incorporation (the “Amended and Restated Certificate”) was duly adopted by the Board and the stockholders of the Corporation in accordance with Sections 228, 242 and 245 of the DGCL.

4.       This Amended and Restated Certificate restates, integrates and amends the provisions of the First Amended and Restated Certificate. Certain capitalized terms used in this Amended and Restated Certificate are defined where appropriate herein.

5.       The text of the First Amended and Restated Certificate is hereby restated and amended in its entirety to read as follows:

Article I
NAME

The name of the corporation is Sequel Youth and Family Services, Inc. (the “Corporation”).

Article II
PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL.

Article III
REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, DE 19808, New Castle County, and the name of the Corporation’s registered agent at such address is Corporation Service Company.

Article IV
CAPITALIZATION

Section 4.1.   Authorized Capital Stock. The total number of shares of all classes of capital stock which the Corporation is authorized to issue is 150,000,000 shares, consisting of 125,000,000 shares of common stock, par value $0.0001 per share (the “Common Stock”), and 25,000,000 shares of preferred stock, par value $0.0001 per share (the “Preferred Stock”).

Annex B-1

Section 4.2.   Preferred Stock. The Preferred Stock may be issued from time to time in one or more series. The Board is hereby expressly authorized to provide for the issuance of shares of the Preferred Stock in one or more series and to establish from time to time the number of shares to be included in each such series and to fix the voting rights, if any, designations, powers, preferences and relative, participating, optional and other special rights, if any, of each such series and any qualifications, limitations and restrictions thereof, as shall be stated in the resolution or resolutions adopted by the Board providing for the issuance of such series and included in a certificate of designation (a “Preferred Stock Designation”) filed pursuant to the DGCL, and the Board is hereby expressly vested with the authority to the full extent provided by law, now or hereafter, to adopt any such resolution or resolutions.

Section 4.3.   Common Stock.

(a)      The holders of shares of Common Stock shall be entitled to one vote for each such share on each matter properly submitted to the stockholders of the Corporation on which the holders of the Common Stock are entitled to vote. Except as otherwise required by law or this Amended and Restated Certificate (including any Preferred Stock Designation), at any annual or special meeting of the stockholders of the Corporation, the holders of the Common Stock shall have the exclusive right to vote for the election of directors and on all other matters properly submitted to a vote of the stockholders of the Corporation. Notwithstanding the foregoing, except as otherwise required by law or this Amended and Restated Certificate (including a Preferred Stock Designation), the holders of the Common Stock shall not be entitled to vote on any amendment to this Amended and Restated Certificate (including any amendment to any Preferred Stock Designation) that relates solely to the terms of one or more outstanding series of the Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate (including any Preferred Stock Designation).

(b)     Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, the holders of the Common Stock shall be entitled to receive such dividends and other distributions (payable in cash, property or capital stock of the Corporation) when, as and if declared thereon by the Board from time to time out of any assets or funds of the Corporation legally available therefor, and shall share equally on a per share basis in such dividends and distributions.

(c)      Subject to the rights, if any, of the holders of any outstanding series of the Preferred Stock, in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation, the holders of the Common Stock shall be entitled to receive all the remaining assets of the Corporation available for distribution to its stockholders, ratably in proportion to the number of shares of the Common Stock held by them.

Section 4.4.   Rights and Options. The Corporation has the authority to create and issue rights, warrants and options entitling the holders thereof to purchase shares of any class or series of the Corporation’s capital stock or other securities of the Corporation, and such rights, warrants and options shall be evidenced by instrument(s) approved by the Board. The Board is empowered to set the exercise price, duration, times for exercise and other terms and conditions of such rights, warrants or options; provided, however, that the consideration to be received for any shares of capital stock subject thereto may not be less than the par value thereof.

Article V
BOARD OF DIRECTORS

Section 5.1.   Board Powers. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. In addition to the powers and authority expressly conferred upon the Board by statute, this Amended and Restated Certificate or the Bylaws (“Bylaws”) of the Corporation, the Board is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the DGCL and this Amended and Restated Certificate.

Section 5.2.   Number, Election and Term.

(a)      The number of directors of the Corporation, other than those who may be elected by the holders of one or more series of the Preferred Stock voting separately by class or series, shall be fixed from time to time exclusively by the Board pursuant to a resolution adopted by a majority of the Board.

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(b)     Subject to Section 5.5 hereof, the Board shall be divided into three classes, as nearly equal in number as possible and designated Class I, Class II and Class III. Upon the effectiveness of this Amended and Restated Certificate, the members of the Board shall be assigned to such classes in a manner that is consistent with applicable disclosures made by the Corporation in its definitive proxy statement filed with the Securities and Exchange Commission in connection with the approval by the stockholders of the Corporation of this Amended and Restated Certificate and of a business combination contemplated by a merger agreement by and among the Corporation, Global Partner Sponsor I LLC, a Delaware limited liability company, Sequel Acquisition, LLC, a Delaware limited liability company, Sequel Youth and Family Services, LLC, an Iowa limited liability company, and the key equityholders and equityholder representative party thereto, dated as of January 11, 2017. The term of the Class I Directors shall expire at the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; the term of the Class II Directors shall expire at the second annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate; and the term of the Class III Directors shall expire at the third annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate. At each succeeding annual meeting of the stockholders of the Corporation, beginning with the first annual meeting of the stockholders of the Corporation following the effectiveness of this Amended and Restated Certificate, each of the successors elected to replace the class of directors whose term expires at that annual meeting shall be elected for a three-year term. Subject to Section 5.5 hereof, if the number of directors that constitute the Board is changed, any increase or decrease in directorships shall be apportioned by the Board among the classes so as to maintain the number of directors in each class as nearly equal as possible, but in no case shall a decrease in the number of directors that constitute the Board shorten the term of any incumbent director.

(c)      Subject to Section 5.5 hereof, a director shall hold office until the annual meeting for the year in which his or her term expires and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

(d)     Unless and except to the extent that the Bylaws shall so require, the election of directors need not be by written ballot. The holders of shares of Common Stock shall not have cumulative voting rights.

Section 5.3.   Newly Created Directorships and Vacancies. Subject to Section 5.5 hereof, newly created directorships resulting from an increase in the number of directors and any vacancies on the Board resulting from death, resignation, retirement, disqualification, removal or other cause may be filled solely by a majority vote of the remaining directors then in office, even if less than a quorum, or by a sole remaining director (and not by the stockholders of the Corporation), and any director so chosen shall hold office for the remainder of the full term of the class of directors to which the new directorship was added or in which the vacancy occurred and until his or her successor has been elected and qualified, subject, however, to such director’s earlier death, resignation, retirement, disqualification or removal.

Section 5.4.   Removal. Subject to Section 5.5 hereof, any or all of the directors may be removed from office at any time, but only for cause and only by the affirmative vote of holders of a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5.5.   Preferred Stock — Directors. Notwithstanding any other provision of this Article V, and except as otherwise required by law, whenever the holders of one or more series of the Preferred Stock shall have the right, voting separately by class or series, to elect one or more directors, the term of office, the filling of vacancies, the removal from office and other features of such directorships shall be governed by the terms of such series of the Preferred Stock as set forth in this Amended and Restated Certificate (including any Preferred Stock Designation) and such directors shall not be included in any of the classes created pursuant to this Article V unless expressly provided by such terms.

Article VI
BYLAWS

In furtherance and not in limitation of the powers conferred upon it by law, the Board shall have the power to adopt, amend, alter or repeal the Bylaws. The affirmative vote of a majority of the Board shall be required to adopt, amend, alter or repeal the Bylaws. The Bylaws also may be adopted, amended, altered or repealed by the stockholders of the Corporation; provided, however, that in addition to any vote of the holders of any class or series

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of capital stock of the Corporation required by law or by this Amended and Restated Certificate (including any Preferred Stock Designation), the affirmative vote of the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Corporation to adopt, amend, alter or repeal the Bylaws; and provided further, however, that no Bylaws hereafter adopted by the stockholders of the Corporation shall invalidate any prior act of the Board that would have been valid if such Bylaws had not been adopted.

Article VII
MEETINGS OF STOCKHOLDERS; ACTION BY WRITTEN CONSENT

Section 7.1.   Meetings. Subject to the rights of the holders of any outstanding series of the Preferred Stock, and to the requirements of applicable law, special meetings of stockholders of the Corporation may be called only by the Chairman of the Board, Chief Executive Officer of the Corporation, or the Board pursuant to a resolution adopted by a majority of the Board, and the ability of the stockholders of the Corporation to call a special meeting is hereby specifically denied.

Section 7.2.   Advance Notice. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders of the Corporation before any meeting of the stockholders of the Corporation shall be given in the manner provided in the Bylaws.

Section 7.3.   No Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Corporation must be effected by a duly called annual or special meeting of such holders and may not be effected by written consent of the stockholders of the Corporation.

Article VIII
LIMITED LIABILITY; INDEMNIFICATION

Section 8.1.   Limitation of Director Liability. A director of the Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL as the same exists or may hereafter be amended. Any amendment, modification or repeal of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation hereunder in respect of any act or omission occurring prior to the time of such amendment, modification or repeal.

Section 8.2.   Indemnification and Advancement of Expenses.

(a)      To the fullest extent permitted by applicable law, as the same exists or may hereafter be amended, the Corporation shall indemnify and hold harmless each person who is or was made a party or is threatened to be made a party to or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”) by reason of the fact that he or she is or was a director or officer of the Corporation or, while a director or officer of the Corporation, is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, other enterprise or nonprofit entity, including service with respect to an employee benefit plan (an “indemnitee”), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred by such indemnitee in connection with such proceeding. The Corporation shall to the fullest extent not prohibited by applicable law pay the expenses (including attorneys’ fees) incurred by an indemnitee in defending or otherwise participating in any proceeding in advance of its final disposition; provided, however, that, to the extent required by applicable law, such payment of expenses in advance of the final disposition of the proceeding shall be made only upon receipt of an undertaking, by or on behalf of the indemnitee, to repay all amounts so advanced if it shall ultimately be determined that the indemnitee is not entitled to be indemnified under this Section 8.2 or otherwise. The rights to indemnification and advancement of expenses conferred by this Section 8.2 shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators. Notwithstanding the foregoing provisions of this Section 8.2(a), except for proceedings to enforce rights to indemnification and advancement of expenses,

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the Corporation shall indemnify and advance expenses to an indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the Board.

(b)     The rights to indemnification and advancement of expenses conferred on any indemnitee by this Section 8.2 shall not be exclusive of any other rights that any indemnitee may have or hereafter acquire under law, this Amended and Restated Certificate, the Bylaws, an agreement, vote of the Corporation’s stockholders or disinterested directors, or otherwise.

(c)      Any repeal or amendment of this Section 8.2 by the stockholders of the Corporation or by changes in law, or the adoption of any other provision of this Amended and Restated Certificate inconsistent with this Section 8.2, shall, unless otherwise required by law, be prospective only (except to the extent such amendment or change in law permits the Corporation to provide broader indemnification rights on a retroactive basis than permitted prior thereto), and shall not in any way diminish or adversely affect any right or protection existing at the time of such repeal or amendment or adoption of such inconsistent provision in respect of any proceeding (regardless of when such proceeding is first threatened, commenced or completed) arising out of, or related to, any act or omission occurring prior to such repeal or amendment or adoption of such inconsistent provision.

(d)     This Section 8.2 shall not limit the right of the Corporation, to the extent and in the manner authorized or permitted by law, to indemnify and to advance expenses to persons other than indemnitees.

Article IX
EXCLUSIVE FORUM

Section 9.1.   Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for any stockholder (including a beneficial owner) of the Corporation to bring (i) any derivative action, suit or proceeding brought or purporting to be brought on behalf of the Corporation, (ii) any action, suit or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Corporation to the Corporation or the Corporation’s stockholders, creditors or other constituents, (iii) any action, suit or proceeding asserting a claim against the Corporation or any of its current or former directors, officers or employees arising pursuant to any provision of the DGCL, this Amended and Restated Certificate or the Bylaws or (iv) any action, suit or proceeding asserting a claim against the Corporation or any of its current or former directors, officers or employees governed by the internal affairs doctrine, except for, as to each of clauses (i) through (iv), any claim as to which the Court of Chancery determines that there is an indispensable party not subject to the jurisdiction of the Court of Chancery (and the indispensable party does not consent to the personal jurisdiction of the Court of Chancery within ten days following such determination), which is vested in the exclusive jurisdiction of a court or forum other than the Court of Chancery or for which the Court of Chancery does not have subject matter jurisdiction.

Section 9.2.   Personal Jurisdiction. If any action the subject matter of which is within the scope of Section 9.1 immediately above is filed in a court other than a court located within the State of Delaware (a “Foreign Action”) in the name of any stockholder, such stockholder shall be deemed to have consented to (i) the personal jurisdiction of the state and federal courts located within the State of Delaware in connection with any action brought in any such court to enforce Section 9.1 immediately above (an “Enforcement Action”) and (ii) having service of process made upon such stockholder in any such Enforcement Action by service upon such stockholder’s counsel in the Foreign Action as agent for such stockholder.

Section 9.3.   If any provision of this Article IX shall be held to be invalid, illegal or unenforceable as applied to any person or circumstance for any reason whatsoever, then, to the fullest extent permitted by law, the validity, legality and enforceability of such provision in any other circumstance to such person and of the remaining provisions of this Article IX (including, without limitation, each portion of any sentence of this Article IX containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) to such person, and the application of such provision to other persons and circumstances, shall not in any way be affected or impaired thereby. Any person purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Corporation shall be deemed to have received notice of and consented to the provisions of this Article IX.

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Article X
AMENDMENT OF AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate (including any Preferred Stock Designation), in the manner now or hereafter prescribed by this Amended and Restated Certificate and the DGCL; and, except as set forth in Article VIII, all rights, preferences and privileges herein conferred upon the Corporation’s stockholders and directors or any other persons by and pursuant to this Amended and Restated Certificate in its present form or as hereafter amended are granted subject to the right reserved in this Article X. In addition to any other vote that may be required by law, applicable stock exchange rule or the terms of any series of Preferred Stock, the affirmative vote by both a majority of the Board and by the holders of at least a majority of the voting power of all then outstanding shares of capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class, shall be required to amend, alter, repeal or adopt any provision of this Amended and Restated Certificate.

IN WITNESS WHEREOF, Global Partner Acquisition Corp. has caused this Amended and Restated Certificate to be duly executed in its name and on its behalf by an authorized officer as of the date first set forth above.

GLOBAL PARTNER ACQUISITION CORP.

By:
Name: [•]
Title: [•]

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ANNEX C

FORM OF SEQUEL YOUTH AND FAMILY SERVICES, INC.

STOCK INCENTIVE PLAN

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SEQUEL YOUTH AND FAMILY SERVICES CORP.
STOCK INCENTIVE PLAN

Section 1. Purpose of the Plan. The purpose of the Sequel Youth and Family Services Corp Stock Incentive Plan (the “Plan”) is to assist the Company and its Subsidiaries in attracting and retaining valued Employees, Consultants and Non-Employee Directors by offering them a greater stake in the Company’s success and a closer identity with it, and to encourage ownership of the Company’s stock by such Employees, Consultants and Non-Employee Directors.

Section 2. Definitions. As used herein, the following definitions shall apply:

2.1.   “Award” means the grant of Restricted Stock, Options, SARs, Restricted Stock Units or other stock-based awards under the Plan.

2.2.   “Award Agreement” means the written agreement, instrument or document evidencing an Award.

2.3.   “Board” means the Board of Directors of the Company.

2.4.   “Cause” means,

(a)      if the applicable Participant is party to an employment, consulting, severance or similar agreement with the Company or a Subsidiary, and such term is defined therein, “Cause” shall have the meaning provided in such agreement;

(b)     if the applicable Participant is not a party to an effective employment, consulting, severance or similar agreement or if no definition of “Cause” is set forth in the applicable employment, consulting, severance or similar agreement, “Cause” shall have the meaning provided in the applicable Award Agreement;

(c)      if neither (a) nor (b) applies, then “Cause” shall mean, as determined by the Committee in its sole discretion, (i) the Participant’s willful misconduct or gross negligence in connection with the performance of the Participant’s duties for the Company or its Subsidiaries; (ii) the Participant’s conviction of, or a plea of guilty or nolo contendere to, a felony or a crime involving fraud or moral turpitude; (iii) the Participant’s engaging in any business that directly or indirectly competes with the Company or its Subsidiaries; or (iv) disclosure of trade secrets, customer lists or confidential information of the Company or its Subsidiaries to a competitor or an unauthorized person.

2.5.   “Change in Control” means, unless otherwise provided in an Award Agreement, the occurrence of any of the following:

(a)      the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any Person (including any “person” or “group” (as those terms are used in Section 13(d) or 14(d) of the Exchange Act)) other than Jay Ripley and his relatives and affiliates (each, a “Permitted Holder” and, collectively, the “Permitted Holders”);

(b)     the consummation of a plan relating to the liquidation or dissolution of the Company;

(c)      the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any Person (including any “person” (as defined above)), other than a Permitted Holder, becomes the beneficial owner, directly or indirectly (including through a direct or indirect parent company), of more than 50% of the corporate stock of the Company that is at the time entitled to vote in the election of the Board, measured by voting power rather than number of shares; or

(d)     the first day on which a majority of the members of the Board are not Continuing Directors.

Notwithstanding the foregoing, with respect to any Award issued under the Plan, which is subject to Section 409A of the Code, no event shall set forth above shall be deemed to be a Change in Control, unless such event would also be considered a “change in ownership or effective control of a corporation or in the ownership of a substantial portion of the assets of a corporation” under Section 409A(a)(2)(A)(v) of the Code and the regulations thereunder.

2.6.   “Code” means the Internal Revenue Code of 1986, as amended.

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2.7.   “Common Stock” means the common stock of the Company, par value $0.01 per share.

2.8.   “Company” means Sequel Youth and Family Services Corp., a Delaware corporation, or any successor corporation.

2.9.   “Committee” means the Compensation Committee of the Board, provided that the Committee shall have at least two members, each of whom, at any time during which the Plan is intended to comply with Section 162(m) of the Code, shall be a “non-employee director” as defined in Rule 16b-3 under the Exchange Act and an “outside director” as defined in Section 162(m) of the Code and the regulations issued thereunder.

2.10. “Consultant” means a natural person who provides bona fide services to the Company.

2.11. “Continuing Directors” means, as of any date of determination, any member of the Board who: (a) was a member of the Board on the Effective Date; or was nominated for election or elected to the Board with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

2.12. “Disability” means, unless otherwise provided in an Award Agreement, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than 12 months.

2.13. “Effective Date” means the date that the Plan is approved by Board.

2.14. “Employee” means an officer or other employee of the Company or a Subsidiary, including a director who is such an employee.

2.15. “Exchange Act” means the Securities Exchange Act of 1934, as amended.

2.16. “Fair Market Value” means, on any given date (i) if the shares of Common Stock are then listed on a national securities exchange, the closing sales price per share of Common Stock on the exchange for such date, or if no sale was made on such date on the exchange, on the last preceding day on which a sale occurred; (ii) if shares of Common Stock are not then listed on a national securities exchange but are then quoted on another stock quotation system, the closing price for the shares of Common Stock as quoted on such quotation system on such date, or if no sale was made on such date on such quotation system, on the last preceding day on which a sale was made; or (iii) if (i) and (ii) do not apply, such value as the Committee in its discretion may in good faith determine in accordance with Section 409A of the Code and the regulations thereunder.

2.17. “Non-Employee Director” means a member of the Board who is not an Employee.

2.18. “Non-Qualified Option” means an Option or portion thereof not intended to meet the requirements of an incentive stock option as defined in Section 422 of the Code.

2.19. “Option” means a right granted under Section 6.1 of the Plan to purchase a specified number of shares of Common Stock at a specified price. Options granted under the Plan shall be Non-Qualified Options.

2.20. “Participant” means any Employee, Non-Employee Director or Consultant who receives an Award.

2.21. “Performance Goals” means any goals established by the Committee in its sole discretion, the attainment of which is substantially uncertain at the time such goals are established. Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of the individual Participant or the Subsidiary, division, department or function within the Company or Subsidiary in which the Participant is employed. Performance Goals may be measured on an absolute or relative basis. Relative performance may be measured by a group of peer companies or by a financial market index. Performance Goals may be based upon any one or more of the following: specified levels of or increases in the Company’s, a division’s or a Subsidiary’s return on capital, equity or assets; earnings measures/ratios (on a gross, net, pre-tax or post-tax basis), including diluted earnings per share, total earnings, operating earnings, earnings growth, earnings before interest and taxes (EBIT) and earnings before interest, taxes, depreciation and amortization (EBITDA); net economic profit (which is operating earnings minus a charge to capital); net income; operating income; sales; sales growth; gross margin; direct margin; share price (including but not limited to growth measures and total shareholder return),

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operating profit; per period or cumulative cash flow (including but not limited to operating cash flow and free cash flow) or cash flow return on investment (which equals net cash flow divided by total capital); inventory turns; financial return ratios; market share; balance sheet measurements such as receivable turnover; improvement in or attainment of expense levels; improvement in or attainment of working capital levels; debt reduction; strategic innovation, including but not limited to entering into, substantially completing, or receiving payments under, relating to, or deriving from a joint development agreement, licensing agreement, or similar agreement; customer or employee satisfaction; individual objectives; any other financial or other measurement deemed appropriate by the Committee as it relates to the results of operations or other measurable progress of the Company and its Subsidiaries (or any business unit of the Company or any of its Subsidiaries); and any combination of any of the foregoing criteria. If the Committee determines that a change in the business, operations, corporate structure or capital structure of the Company, or the manner in which it conducts its business, or other events or circumstances render the Performance Goals unsuitable, the Committee may modify such Performance Goals or the related minimum acceptable level of achievement, in whole or in part, as the Committee deems appropriate and equitable.

2.22. “Performance Period” means the period selected by the Committee during which the performance of the Company, any Subsidiary, any department of the Company or any Subsidiary, or any individual is measured for the purpose of determining the extent to which a Performance Goal has been achieved.

2.23. “Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

2.24. “Restricted Stock” means Common Stock awarded by the Committee under Section 6.3 of the Plan.

2.25. “Restricted Stock Unit” means the right granted under Section 6.4 of the Plan to receive, on the date of settlement, an amount equal to the Fair Market Value of one share of Common Stock. Unless otherwise provided in an Award Agreement, all RSU shall be settled in shares of Common Stock.

2.26. “Restriction Period” means the period during which Restricted Stock and Restricted Stock Units are subject to forfeiture.

2.27. “SAR” means a stock appreciation right awarded by the Committee under Section 6.2 of the Plan. Unless otherwise provided in an Award Agreement, all SARs shall be settled in shares of Common Stock.

2.28. “Securities Act” means the Securities Act of 1933, as amended.

2.29. “Subsidiary” means any corporation, partnership, joint venture or other business entity of which 50% or more of the outstanding voting power is beneficially owned, directly or indirectly, by the Company.

Section 3. Eligibility. Any Employee, Non-Employee Director or Consultant shall be eligible to receive an Award under the Plan.

Section 4. Administration and Implementation of the Plan.

4.1.   The Plan shall be administered by the Committee. Any action of the Committee in administering the Plan shall be final, conclusive and binding on all persons, including the Company, its Subsidiaries, Participants, persons claiming rights from or through Participants and shareholders of the Company.

4.2.   Notwithstanding Section 4.1, the Committee may delegate to one or more officers or Board members the authority to grant Awards to eligible individuals who are not subject to the requirements of Rule 16b-3 of the Exchange Act or “covered employees” within the meaning of Section 162(m) of the Code and the regulations thereunder. Additionally, at any time during which the Plan is not intended to comply with Section 162(m) of the Code, the Committee may delegate to one or more officers or Board members the authority to grant Awards to any eligible individuals.

4.3.   Subject to the provisions of the Plan, the Committee shall have full and final authority in its discretion to (i) select the Employees, Non-Employee Directors and Consultants who will receive Awards pursuant to the Plan; (ii) determine the type or types of Awards to be granted to each Participant; (iii) determine the number of shares of Common Stock to which an Award will relate, the terms and conditions of any Award granted under the Plan (including, but not limited to, restrictions as to vesting, transferability or forfeiture, exercisability or settlement

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of an Award and waivers or accelerations thereof, and waivers of or modifications to Performance Goals relating to an Award, based in each case on such considerations as the Committee shall determine) and all other matters to be determined in connection with an Award; (iv) determine the exercise price or purchase price (if any) of an Award; (v) determine whether, to what extent, and under what circumstances an Award may be cancelled, forfeited, or surrendered; (vi) determine whether, and to certify that, Performance Goals to which an Award is subject are satisfied; (vii) correct any defect or supply any omission or reconcile any inconsistency in the Plan, and adopt, amend and rescind such rules, regulations, guidelines, forms of agreements and instruments relating to the Plan as it may deem necessary or advisable; (viii) construe and interpret the Plan; and (ix) make all other determinations as the Committee may deem necessary or advisable for the administration of the Plan; provided, however, that the Committee shall be prohibited from effecting a repricing of any outstanding Award without shareholder approval.

Section 5. Shares of Common Stock Subject to the Plan.

5.1.   Subject to adjustment as provided in Section 8 hereof, the total number of shares of Common Stock available for Awards under the Plan shall be 2,850,000 (the “Plan Limit”). Notwithstanding the foregoing, no more than 800,000 shares may be awarded to any Participant in any one calendar year. For purposes of determining the number of shares available for Awards under the Plan, each stock-settled SAR shall count against the Plan Limit based on the number of shares underlying the exercised portion of such SAR rather than the number of shares issued in settlement of such SAR. Any shares tendered, with the Committee’s approval, by a Participant in payment of an exercise price for an Award or the tax liability with respect to an Award, including shares withheld from any such Award, shall not be available for future Awards hereunder. Common Stock awarded under the Plan may be reserved or made available from the Company’s authorized and unissued Common Stock or from Common Stock reacquired and held in the Company’s treasury. Any shares of Common Stock issued by the Company through the assumption or substitution of outstanding grants from an acquired company shall not reduce the shares of Common Stock available for Awards under the Plan.

5.2.   If any shares subject to an Award under the Plan are forfeited or such Award otherwise terminates or is settled for any reason whatsoever without an actual distribution of shares to the Participant, any shares counted against the number of shares available for issuance pursuant to the Plan with respect to such Award shall, to the extent of any such forfeiture, settlement, or termination, again be available for Awards under the Plan; provided, however, that the Committee may adopt procedures for the counting of shares relating to any Award to ensure appropriate counting, avoid double counting, provide for adjustments in any case in which the number of shares actually distributed differs from the number of shares previously counted in connection with such Award, and if necessary, to comply with applicable law or regulations.

Section 6. Awards. Awards may be granted on the terms and conditions set forth in this Section 6. In addition, the Committee may impose on any Award or the settlement or exercise thereof, at the date of grant or thereafter, such additional terms and conditions, not inconsistent with the provisions of the Plan, as the Committee shall determine, including without limitation terms requiring forfeiture of Awards in the event of the termination of a Participant’s employment or other relationship with the Company or any Subsidiary; provided, however, that the Committee shall retain full power to accelerate or waive any such additional term or condition as it may have previously imposed (provided that, in any case, any such action is permitted under Code Section 409A). The right of a Participant to exercise or receive a grant or settlement of any Award, and the timing thereof, may be subject to such Performance Goals as may be determined by the Committee. Each Award, and the terms and conditions applicable thereto, shall be evidenced by an Award Agreement.

6.1.   Options. Options give a Participant the right to purchase a specified number of shares of Common Stock from the Company for a specified time period at a fixed exercise price, as provided in the applicable Award Agreement. The grant of Options shall be subject to the following terms and conditions:

(a)      Exercise Price. The price per share at which Common Stock may be purchased upon exercise of an Option shall be determined by the Committee and specified in the Award Agreement, but shall be not less than the Fair Market Value of a share of Common Stock on the date of grant.

(b)     Term of Options. The term of an Option shall be specified in the Award Agreement, but shall in no event be greater than ten years.

Annex C-5

(c)      Exercise of Option. Each Award Agreement with respect to an Option shall specify the time or times at which an Option may be exercised in whole or in part and the terms and conditions applicable thereto, including (i) a vesting schedule which may be based upon the passage of time, attainment of Performance Goals or a combination thereof, (ii) whether the exercise price for an Option shall be paid in cash, with shares of Common Stock, with any combination of cash and shares of Common Stock, or with other legal consideration that the Committee may deem appropriate, (iii) the methods of payment, which may include payment through cashless and net exercise arrangements, to the extent permitted by applicable law and (iv) the methods by which, or the time or times at which, Common Stock will be delivered or deemed to be delivered to Participants upon the exercise of such Option. Payment of the exercise price shall in all events be made within three days after the date of exercise of an Option. Participants who are subject to the reporting requirements of Section 16 of the Exchange Act may elect to pay all or a portion of the exercise price of an Option by directing the Company to withhold shares of Common Stock that would otherwise be received upon exercise of such Option.

(d)     Termination of Employment or Other Service. Unless otherwise provided in an Award Agreement or as may be determined by the Committee, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries, the unvested portion of such Participant’s Options shall cease to vest and shall be forfeited with no further compensation due to the Participant and the vested portion of such Participant’s Options shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period of (i) 90 days in the event of a Participant’s termination of service by the Company or a Subsidiary without Cause, (ii) one year in the event of a Participant’s termination of service due to death or Disability and (iii) 30 days in the event of a Participant’s voluntary termination of service; provided, however, that in no event shall any Option be exercisable after its stated term has expired. All of a Participant’s Options, whether or not vested, shall be forfeited immediately upon such Participant’s termination by the Company or a Subsidiary for Cause.

6.2.   Stock Appreciation Rights. An SAR shall confer on the Participant a right to receive, upon exercise thereof, the excess of (i) the Fair Market Value of one share of Common Stock on the date of exercise over (ii) the grant price of the SAR as determined by the Committee, but which may never be less than the Fair Market Value of one share of Common Stock on the date of grant. The grant of SARs shall be subject to the following terms and conditions:

(a)      General. Each Award Agreement with respect to an SAR shall specify the number of SARs granted, the grant price of the SAR, the time or times at which an SAR may be exercised in whole or in part (including vesting upon the passage of time, the attainment of Performance Goals, or a combination thereof), the method of exercise, method of settlement (in cash, Common Stock or a combination thereof), method by which Common Stock will be delivered or deemed to be delivered to Participants (if applicable) and any other terms and conditions of any SAR.

(b)     Termination of Employment or Other Service. Unless otherwise provided in an Award Agreement or as may be determined by the Committee, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries, the unvested portion of such Participant’s SARs shall cease to vest and shall be forfeited with no further compensation due to the Participant and the vested portion of such Participant’s SARs shall remain exercisable by the Participant or the Participant’s beneficiary or legal representative, as the case may be, for a period of (i) 90 days in the event of a Participant’s termination of service by the Company or a Subsidiary without Cause, (ii) one year in the event of a Participant’s termination of service due to death or Disability and (iii) 30 days in the event of a Participant’s voluntary termination of service; provided, however, that in no event shall any SAR be exercisable after its stated term has expired. All of a Participant’s SARs, whether or not vested, shall be forfeited immediately upon such Participant’s termination by the Company or a Subsidiary for Cause.

(c)      Term. The term of an SAR shall be specified in the Award Agreement, but shall in no event be greater than ten years.

6.3.   Restricted Stock. An Award of Restricted Stock is a grant by the Company of a specified number of shares of Common Stock to the Participant, which shares are subject to forfeiture upon the happening of specified events during the Restriction Period. Such an Award shall be subject to the following terms and conditions:

(a)      General. Each Award Agreement with respect to Restricted Stock shall specify the duration of the Restriction Period, if any, and/or each installment thereof, the conditions under which the Restricted Stock may be forfeited to the Company, and the amount, if any, the Participant must pay to receive the Restricted Stock.

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Such restrictions may include a vesting schedule based upon the passage of time, the attainment of Performance Goals or a combination thereof.

(b)     Transferability. During the Restriction Period, if any, the transferability of Restricted Stock shall be prohibited or restricted in the manner and to the extent prescribed in the applicable Award Agreement. Such restrictions may include, without limitation, rights of repurchase or first refusal in the Company or provisions subjecting the Restricted Stock to a continuing substantial risk of forfeiture in the hands of any transferee.

(c)      Shareholder Rights. Unless otherwise provided in the applicable Award Agreement, during the Restriction Period the Participant shall have all the rights of a shareholder with respect to Restricted Stock, including, without limitation, the right to receive dividends thereon (whether in cash or shares of Common Stock) and to vote such shares of Restricted Stock. Dividends shall be subject to the same restrictions as the underlying Restricted Stock unless otherwise provided by the Committee.

(d)     Termination of Employment or Other Service. Unless otherwise provided in an Award Agreement or as may be determined by the Committee, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries for any reason, the unvested portion of each Award of Restricted Stock held by such Participant shall be forfeited with no further compensation due the Participant.

6.4.   Restricted Stock Units. Restricted Stock Units are solely a device for the measurement and determination of the amounts to be paid to a Participant under the Plan. Restricted Stock Units do not constitute Common Stock and shall not be treated as (or as giving rise to) property or as a trust fund of any kind; provided, however, that the Company may establish a bookkeeping reserve to meet its obligations hereunder or a trust or other funding vehicle that would not cause the Plan to be deemed to be funded for tax purposes or for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended. The right of any Participant in respect of an Award of Restricted Stock Units shall be no greater than the right of any unsecured general creditor of the Company. The grant of Restricted Stock Units shall be subject to the following terms and conditions:

(a)      Restriction Period. Each Award Agreement with respect to Restricted Stock Units shall specify the duration of the Restriction Period, if any, and/or each installment thereof and the conditions under which such Award may be forfeited to the Company. Such restrictions may include a vesting schedule based upon the passage of time, the attainment of Performance Goals or a combination thereof.

(b)     Termination of Employment or Other Service. Unless otherwise provided in an Award Agreement or as may be determined by the Committee, upon a Participant’s termination of employment or other service with the Company and its Subsidiaries for any reason, the unvested portion of each Award of Restricted Stock Units credited to such Participant shall be forfeited with no compensation due the Participant.

(c)      Settlement. Unless otherwise provided in an Award Agreement (i) an Award of Restricted Stock Units shall be settled in shares of Common Stock, provided that any fractional Restricted Stock Units shall be settled in cash and (ii) subject to the Participant’s continued employment or other service with the Company or a Subsidiary from the date of grant through the expiration of the Restriction Period (or applicable portion thereof), the vested portion of an Award of Restricted Stock Units shall be settled within 30 days after the expiration of the Restriction Period (or applicable portion thereof).

(d)     Shareholder Rights. Nothing contained in the Plan shall be construed to give any Participant rights as a shareholder with respect to an Award of Restricted Stock Units (including, without limitation, any voting, dividend or derivative or other similar rights). Notwithstanding the foregoing, the Committee may provide in an Award Agreement that amounts equal to any dividends declared during the Restriction Period and, if applicable, any deferral period, on the shares of Common Stock represented by an Award of Restricted Stock Units will be credited to the Participant’s account and deemed to be reinvested in additional Restricted Stock Units, such additional Restricted Stock Units to be subject to the same forfeiture restrictions and payment elections, if any, as the Restricted Stock Units to which they relate.

6.5.   Other Stock-Based Awards. The Committee is authorized, subject to limitations under applicable law, to grant to Participants any type of Award (in addition to those Awards provided in Sections 6.1, 6.2, 6.3 or 6.4 hereof) that is payable in, or valued in whole or in part by reference to, shares of Common Stock, and that is deemed by the Committee to be consistent with the purposes of the Plan.

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Section 7. Change in Control.

7.1.   General. Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control, the Committee, in its discretion, may accelerate the vesting and, if applicable, exercisability of all outstanding Awards such that all outstanding Awards are fully vested and, if applicable, exercisable (effective immediately prior to such Change in Control).

7.2.   Options and SARs. Notwithstanding any provision in the Plan to the contrary, upon the occurrence of a Change in Control, the Committee, in its discretion, may take one or more of the following actions with respect to all Options and SARs that are outstanding as of such Change in Control: (a) cancel all outstanding Options or SARs in exchange for a cash payment in an amount equal to the excess, if any, of the Fair Market Value of the Common Stock underlying the unexercised portion of the Option or SAR as of the date of the Change in Control over the exercise price or grant price, as the case may be, of such portion, provided that any Option or SAR with an exercise price or grant price, as the case may be, that equals or exceeds the Fair Market Value of the Common Stock on the date of such Change in Control shall be cancelled with no payment due the Participant; (b) terminate all Options or SARs, effective immediately prior to the Change in Control, provided that the Company provides the Participant an opportunity to exercise such Award within a specified period following the Participant’s receipt of a written notice of such Change in Control and the Company’s intention to terminate such Awards, effective immediately prior to such Change in Control; or (c) require the successor corporation, following a Change in Control if the Company does not survive such Change in Control, to assume all outstanding Options or SARs and to substitute such Options or SARs with awards involving the common stock of such successor corporation on terms and conditions necessary to preserve the rights of Participants with respect to such Options or SARs.

7.3.   Restricted Stock Units. The Committee may provide in an Award Agreement or an election form that, upon the occurrence of a Change in Control, all vested Restricted Stock Units shall become immediately payable.

7.4.   Other Awards. Upon the occurrence of a Change in Control, the Committee may take such other actions as it deems appropriate with respect to any other type of Award granted under the Plan.

The judgment of the Committee with respect to any matter referred to in this Section 7 shall be conclusive and binding upon each Participant without the need for any amendment to the Plan.

Section 8. Adjustments upon Changes in Capitalization.

8.1.   In the event that the Committee shall determine that any stock dividend, recapitalization, forward split or reverse split, reorganization, merger, consolidation, spin-off, combination, repurchase or share exchange, extraordinary or unusual cash distribution or other similar corporate transaction or event, affects the Common Stock such that an adjustment is appropriate in order to prevent dilution or enlargement of the rights of Participants under the Plan, then the Committee shall proportionately and equitably adjust any or all of (i) the number and kind of shares of Common Stock which may thereafter be issued in connection with Awards, (ii) the number and kind of shares of Common Stock issuable in respect of outstanding Awards, (iii) the aggregate number and kind of shares of Common Stock available under the Plan, (iv) the limits described in Section 5 of the Plan and (v) the exercise price or grant price relating to any Award or, if deemed appropriate, make provision for a cash payment with respect to any outstanding Award.

8.2.   In addition, the Committee is authorized to make adjustments in the terms and conditions of, and the criteria included in, Awards, including any Performance Goals, in recognition of unusual or nonrecurring events (including, without limitation, events described in Section 8.1) affecting the Company or any Subsidiary, or in response to changes in applicable laws, regulations, or accounting principles.

Section 9. Termination and Amendment.

9.1.   Changes to the Plan and Awards. The Board may amend, alter, suspend, discontinue, or terminate the Plan without the consent of the Company’s shareholders or Participants, except that any such amendment, alteration, suspension, discontinuation, or termination shall be subject to the approval of the Company’s shareholders if (i) such action would decrease the price at which outstanding Awards may be exercised or (ii) such shareholder approval is required by any applicable federal, state or foreign law or regulation or the rules of any stock exchange or automated quotation system on which the Common Stock may then be listed or quoted, and the Board may

Annex C-8

otherwise, in its discretion, determine to submit such other changes to the Plan to the Company’s shareholders for approval; provided, however, that without the consent of an affected Participant, no amendment, alteration, suspension, discontinuation, or termination of the Plan may materially and adversely affect the rights of such Participant under any outstanding Award unless such modification is necessary to ensure a deduction under Section 162(m) of the Code, if applicable, or to avoid the additional tax described in Section 409A of the Code.

9.2.   The Committee may waive any conditions or rights under, or amend, alter, suspend, discontinue, or terminate, any Award theretofore granted and any Award Agreement relating thereto; provided, however, that without the consent of an affected Participant, no such amendment, alteration, suspension, discontinuation, or termination of any Award may materially and adversely affect the rights of such Participant under such Award, unless such modification is necessary to ensure a deduction under Section 162(m) of the Code, if applicable, or to avoid the additional tax described in Section 409A of the Code.

9.3.   Notwithstanding anything in this Section 9 to the contrary, any Performance Goal applicable to an Award shall not be deemed a fixed contractual term, but shall remain subject to adjustment by the Committee, in its discretion at any time in view of the Committee’s assessment of the Company’s strategy, performance of comparable companies, and other circumstances, except to the extent that any such adjustment to a performance condition would adversely affect the status of an Award intended to satisfy the “qualified performance-based compensation” exception under Section 162(m) of the Code and the regulations thereunder.

Section 10.               No Right to Award, Employment or Service. No Participant shall have any claim to be granted any Award under the Plan, and there is no obligation that the terms of Awards be uniform or consistent among Participants. Neither the Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ or service of the Company or any Subsidiary. For purposes of this Plan, a transfer of employment or service between the Company and its Subsidiaries shall not be deemed a termination of employment or service; provided, however, that individuals employed by, or otherwise providing services to, an entity that ceases to be a Subsidiary shall be deemed to have incurred a termination of employment or service, as the case may be, as of the date such entity ceases to be a Subsidiary unless such individual becomes an employee of, or service provider to, the Company or another Subsidiary as of the date of such cessation.

Section 11.               Taxes. Each Participant must make appropriate arrangement for the payment of any taxes relating to an Award granted hereunder. The Company or any Subsidiary is authorized to withhold from any payment relating to an Award under the Plan, including from a distribution of Common Stock or any payroll or other payment to a Participant, amounts of withholding and other taxes due in connection with any transaction involving an Award, and to take such other action as the Committee may deem advisable to enable the Company and Participants to satisfy obligations for the payment of withholding taxes and other tax obligations relating to any Award. This authority shall include the ability to withhold or receive Common Stock or other property and to make cash payments in respect thereof in satisfaction of a Participant’s tax obligations. Participants who are subject to the reporting requirements of Section 16 of the Exchange Act may elect to direct to the Company to withhold shares of Common Stock that would otherwise be received upon the vesting, settlement or exercise of an Award to satisfy the withholding taxes applicable to such Award. Withholding of taxes in the form of shares of Common Stock with respect to an Award shall not occur at a rate that exceeds the minimum required statutory federal and state withholding rates.

Section 12.               Limits on Transferability; Beneficiaries. No Award or other right or interest of a Participant under the Plan shall be pledged, encumbered, or hypothecated to, or in favor of, or subject to any lien, obligation, or liability of such Participant to, any party, other than the Company or any Subsidiary, or assigned or transferred by such Participant otherwise than by will or the laws of descent and distribution, and such Awards and rights shall be exercisable during the lifetime of the Participant only by the Participant or his or her guardian or legal representative. Notwithstanding the foregoing, the Committee may, in its discretion, provide that Awards or other rights or interests of a Participant granted pursuant to the Plan be transferable, without consideration, to immediate family members (i.e., children, grandchildren or spouse), to trusts for the benefit of such immediate family members and to partnerships in which such family members are the only partners. The Committee may attach to such transferability feature such terms and conditions as it deems advisable. In addition, a Participant may, in the manner established by the Committee, designate a beneficiary (which may be a person or a trust) to exercise the rights of the Participant, and to receive any distribution, with respect to any Award upon the death of the Participant. A beneficiary, guardian, legal representative or other person claiming any rights under the Plan from or through any Participant shall be subject to all terms and conditions of the Plan and any Award Agreement applicable to such Participant, except as

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otherwise determined by the Committee, and to any additional restrictions deemed necessary or appropriate by the Committee.

Section 13.               Securities Law Requirements.

13.1. No shares of Common Stock may be issued hereunder if the Company shall at any time determine that to do so would (i) violate the listing requirements of an applicable securities exchange, or adversely affect the registration or qualification of the Company’s Common Stock under any state or federal law, or (ii) require the consent or approval of any regulatory body or the satisfaction of withholding tax or other withholding liabilities. In any of the events referred to in clause (i) or clause (ii) above, the issuance of such shares shall be suspended and shall not be effective unless and until such withholding, listing, registration, qualifications or approval shall have been effected or obtained free of any conditions not acceptable to the Company in its sole discretion, notwithstanding any termination of any Award or any portion of any Award during the period when issuance has been suspended.

13.2. The Committee may require, as a condition to the issuance of shares hereunder, representations, warranties and agreements to the effect that such shares are being purchased or acquired by the Participant for investment only and without any present intention to sell or otherwise distribute such shares and that the Participant will not dispose of such shares in transactions which, in the opinion of counsel to the Company, would violate the registration provisions of the Securities Act, and the rules and regulations thereunder.

13.3. Notwithstanding any provision to the contrary in the Plan or any Award Agreement, all Awards granted hereunder shall be subject to any clawback policy that the Company may adopt in order to comply with the Dodd–Frank Wall Street Reform and Consumer Protection Act and/or any related Securities and Exchange Commission regulations.

Section 14.               Termination. Unless earlier terminated, the Plan shall terminate on the 10th anniversary of its approval by the Board, and no Awards under the Plan shall thereafter be granted.

Section 15.               Fractional Shares. The Company will not be required to issue any fractional shares of Common Stock pursuant to the Plan. The Committee may provide for the elimination of fractions and settlement of such fractional shares of Common Stock in cash.

Section 16.               Governing Law. The validity and construction of the Plan and any Award Agreements entered into thereunder shall be construed and enforced in accordance with the laws of the State of Delaware, but without giving effect to the conflict of laws principles thereof.

Section 17.               Effective Date. The Plan shall become effective upon the Effective Date.

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annex d

FORM OF SEVENTH AMENDED AND RESTATED
OPERATING agreement

OF

SEQUEL YOUTH AND FAMILY SERVICES, LLC
(a DELAWARE limited liability company)

Dated ____________, 2017

THE LIMITED LIABILITY COMPANY INTERESTS ISSUED PURSUANT TO THIS AGREEMENT HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHECATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH QUALIFICATION AND REGISTRATION IS AVAILABLE. ANY TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS ISSUED PURSUANT TO THIS AGREEMENT ARE FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS SET FORTH HEREIN, AS AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME.

Annex D-1

Annex D-2

Article VI Allocations and Distributions		D-30
6.1	Profit and Loss	D-30
6.2	All Unitholders of Each Class Equal	D-30
6.3	Allocation of Profit and Gross Income	D-30
6.4	Allocation of Loss & Related Offsetting Allocations of Profit	D-31
6.5	Special Allocations	D-32
6.6	Income Tax Allocations and Allocations Regarding Contributed Property	D-33
6.7	Other Allocation Rules	D-33
6.8	Class C Distributions and Class D Distributions	D-34
6.9	Common Distributions and Liquidation Event Proceeds	D-35
6.10	Withholding	D-36
6.11	No Right to Demand Distributions	D-36
6.12	Limitation on Distributions	D-36

Article VII Books and Reports		D-36
7.1	Accounting Policies	D-36
7.2	Appointment of Auditors	D-36
7.3	Books and Records; Inspection	D-36
7.4	Reporting of Financial and Tax Information	D-37
7.5	Bank Accounts	D-38
7.6	Confidentiality Regarding Company Matters	D-38
7.7	Confidentiality Regarding Public Company Matters	D-39
7.8	Alaris Securities Law Matters	D-39

Article VIII Transfers and Redemptions		D-39
8.1	General	D-39
8.2	Restriction on Transfer of Units	D-39
8.3	Form of Transfer	D-39
8.4	Consent to Transfer	D-39
8.5	Effective Date of Transfer; Admission of Substitute Members	D-40
8.6	New Unit Certificates	D-40
8.7	Transferor to Remain Bound	D-40
8.8	Transferee of a Party to this Agreement	D-40
8.9	Transfers to Affiliates	D-40
8.10	Further Restrictions on Transfer	D-41
8.11	Right to Repurchase Class C Units and Class D Units	D-41
8.12	Change of Control	D-42
8.13	Restricted Transactions Affecting any Repurchase Price	D-43
8.14	Prohibited Modifications to Repurchase Price	D-43
8.15	Tag Along Rights	D-43
8.16	Drag Along Rights.	D-44

Article IX Events of Default		D-46
9.1	Events of Default	D-46
9.2	Rights and Obligations upon an Event of Default	D-46

Article X Winding Up		D-46
10.1	Events Requiring Winding Up	D-46
10.2	Winding Up	D-46
10.3	Limitations on Payments	D-47

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10.4	Distributions In-Kind	D-47
10.5	Termination	D-47
10.6	Liquidating Trust and Reserves	D-47

Article XI Exculpation and Indemnification		D-47
11.1	Exculpation	D-47
11.2	Indemnification and Advancements	D-48
11.3	Fraud	D-48
11.4	Amendments	D-48

Article XII Tax Matters Specific to Alaris and its Affiliates		D-48
12.1	Tax Integrity	D-48
12.2	Provision of Information and Distribution of Redundant Assets	D-49

Article XIII Miscellaneous		D-49
13.1	Amendments to this Agreement	D-49
13.2	Successors; Counterparts	D-50
13.3	Spousal Consent	D-50
13.4	Expenses	D-50
13.5	Governing Law	D-50
13.6	Arbitration	D-50
13.7	Waiver of Trial by Jury	D-51
13.8	Severability	D-51
13.9	Further Assurances	D-51
13.10	No Third-Party Beneficiary	D-51
13.11	Successors; Assigns	D-51
13.12	Headings	D-51
13.13	Notices	D-51
13.14	Waiver of Partition	D-52
13.15	Alaris Name	D-52

Exhibit A — Members and Agreed Capital Account Balances		D-54
Exhibit B — Form of Unit Certificate		D-55
Exhibit C — Addresses for Notices		D-57
Exhibit D — Certificate of Designations of Parent Preferred Stock		D-58

Annex D-4

SEVENTH Amended AND RESTATED

OPERATING agreement

OF

SEQUEL YOUTH AND FAMILY SERVICES, LLC

This SEVENTH AMENDED AND RESTATED OPERATING AGREEMENT, dated ____________, 2017 (this “Agreement”), of Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”), is entered into by and among all of the Managers of the Company, all of the Class A Members of the Company, and Alaris USA Inc., a Delaware corporation (“Alaris”), and shall govern the relationship among the Company and all of the Members. Except as otherwise provided herein, capitalized terms used herein and not immediately defined herein shall have the respective meanings ascribed to such terms in Section 1.1 hereof.

RECITALS

WHEREAS, on June 28, 2006, the Company was formed as an Iowa limited liability company (the “Iowa Company”) with the filing of Articles of Organization (the “Articles of Organization”) with the Office of Secretary of State of the State of Iowa, and immediately prior to the execution of this Agreement, the relationship among the Company and all of the Members has been governed by that certain Sixth Amended and Restated Operating Agreement dated October 13, 2016 (the “Prior Operating Agreement”).

WHEREAS, on January ____, 2017, the Iowa Company entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), by and among Sequel Youth and Family Services, Inc., a Delaware corporation formerly known as Global Partner Acquisition Corp., (“Parent”), Global Partner Sponsor I, LLC, a Delaware limited liability company and equityholder of Parent (“Sponsor”), Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”), the Iowa Company, the Key Equityholders identified therein and the Security Holder Representative identified therein.

WHEREAS, on the date hereof, immediately prior to the closing of the Merger Agreement, the Company converted to a Delaware limited liability company (the “Conversion”) by means of a statutory conversion in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as it may be amended from time to time (or any corresponding provisions of succeeding law) (the “Act”), and the Iowa Revised Uniform Limited Liability Company Act, IA Code §489-101, et seq., as it may be amended from time to time (or any corresponding provisions of succeeding law) (the “Iowa Act”), effected by (a) filing a certificate of conversion with the Office of Secretary of State of the State of Delaware including a certificate of formation (the “Certificate of Formation”), and (b) filing of [articles of conversion] with the Office of Secretary of State of the State of Iowa.

WHEREAS, pursuant to the Merger Agreement, immediately following the Conversion, Sub will merge with and into the Company with the Company as the surviving entity (the “Merger”).

NOW, THEREFORE, in consideration of the promises and covenants contained herein, the parties hereto agree to continue the Company pursuant to and in accordance with the Act and this Agreement as follows:

Article I
Definitions

1.1 Definitions. For all purposes of this Agreement, the following terms shall have the respective meanings set forth in this Article I (such definitions to be equally applicable to both the singular and plural forms of the terms herein defined):

(1) “2015 Audit Rules” has the meaning set forth in Section 4.11(e).

(2)“42-Month Anniversary” means the date that is the forty-two (42) month anniversary of the date of this Agreement.

(3) “AAA” has the meaning set forth in Section 13.6(a).

(4) “Acquired Program” has the meaning set forth in the definition of “Same Program Revenues” in this Section 1.1.

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(5) “Act” has the meaning set forth in the recitals to this Agreement.

(6) “Adjusted Capital Account Deficit” means, with respect to any Member for any taxable year or other period, the deficit balance, if any, in such Member’s Capital Account as of the end of such year or other period, after giving effect to the following adjustments:

(i) Credit to such Capital Account any amounts that such Member is obligated to restore or is deemed obligated to restore as described in the penultimate sentence of Regs. §1.704-2(g)(1) and in Regs. §1.704-2(i)(5); and

(ii) Debit to such Capital Account the items described in Regs. §1.704-1(b)(2)(ii)(d)(4), (5) and (6).

(7) “Affiliate” of any Person means any other Person who directly or indirectly Controls, or is Controlled by, or is under common Control with, the first such Person, and for these purposes:

(i) a body corporate is Controlled by a Person if (A) securities of the body corporate to which are attached more than 50% of the votes that may be cast to elect directors of the body corporate are beneficially owned by the Person, and (B) the votes attached to those securities are sufficient to elect a majority of the directors of the body corporate;

(ii) an association, limited liability company, partnership or other organization is Controlled by a Person if (A) more than 50% of the ownership interests, however designated, into which the association, limited liability company, partnership or other organization is divided are beneficially owned by the Person, and (B) the Person is able to participate in directing the business and affairs of the association, limited liability company, partnership or other organization whether as one of one or more members of the board of directors or managers, as one of one or more general partners, or otherwise;

(iii) a body corporate, association, limited liability company, partnership or other organization is Controlled by a Person if the Person has, directly or indirectly, control in fact of the body corporate, association, limited liability company, partnership or other organization; and

(iv) a body corporate, association, limited liability company, partnership or other organization that Controls another body corporate, association, limited liability company, partnership or other organization is deemed to Control any body corporate, association, limited liability company, partnership or other organization that is Controlled or deemed to be Controlled by the other body corporate, association, limited liability company, partnership or other organization, and for these purposes, (A) Alaris (and each of its Affiliates) shall not be considered an Affiliate of the Company or any Subsidiary; (B) Affiliates of Alaris include entities Controlled directly or indirectly by Alaris; and (C) Affiliates of the Company include entities Controlled directly or indirectly by the Company.

(8) “Agreed Value” means the Fair Market Value of Contributed Property as reasonably determined by the Board.

(9) “Agreement” has the meaning set forth in the first paragraph of this Agreement.

(10) “Alaris” has the meaning set forth in the first paragraph of this Agreement.

(11) “Approved Change of Control of Parent” means a Change of Control of Parent as set forth in subsection (i) of such definition that has been approved by the board of directors or managers or other governing body of Parent.

(12) “Arbitration Rules” has the meaning set forth in Section 13.6(a).

(13) “Articles of Organization” has the meaning set forth in the recitals of this Agreement.

(14) “Asset Value” means, with respect to any asset of the Company, the asset’s adjusted basis for U.S. federal income tax purposes, provided that:

(i) The initial Asset Value of any asset contributed by a Member to the Company shall be its Agreed Value;

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(ii) The Asset Value of all Company assets shall be adjusted to equal their respective gross Fair Market Value, as reasonably determined by the Board, as of the following times: (A) the acquisition of an additional interest in the Company by any new or existing Member in exchange for more than a de minimis Capital Contribution; (B) the distribution by the Company to a Member of more than a de minimis amount of property as consideration for an interest in the Company; (C) the liquidation of the Company within the meaning of Regs. §1.704-1(b)(2)(ii)(g); and (D) in any other circumstances permitted by the Code or Regs.; provided, however, that adjustments pursuant to clauses (A), (B) and (D) above shall be made only if the Board reasonably determines that such adjustments are necessary or appropriate to reflect the relative economic interests of the Members in the Company;

(iii) The Asset Value of any Company asset distributed to any Member shall be adjusted to equal the gross Fair Market Value of such asset on the date of distribution as reasonably determined by the Board;

(iv) The Asset Value of Company assets shall be increased (or decreased) to reflect any adjustments to the adjusted basis of such assets pursuant to Code §734(b) or 743(b), but only to the extent that such adjustments are taken into account in determining Capital Accounts pursuant to Regs. §1.704-1(b)(2)(iv)(m); provided, that Asset Value shall not be adjusted pursuant to this clause (iv) of this definition, to the extent the Board determines that an adjustment pursuant to clause (ii) of this definition is necessary or appropriate in connection with a transaction that would otherwise result in adjustment pursuant to this clause (iv) of this definition; and

(v) If the Asset Value of an asset has been determined or adjusted pursuant to any of the preceding clauses (i), (ii), (iii) and (iv), such Asset Value shall thereafter be adjusted by the Depreciation taken into account with respect to such asset for purposes of computing Profit and Loss.

(15) “Auditors” means BDO USA, LLP, or such other firm of certified accountants as shall be appointed from time to time pursuant to Section 7.2 as auditor of the Company.

(16) “Board” has the meaning set forth in Section 4.1.

(17) “Business Day” means any day other than a Saturday, a Sunday, or a day on which commercial banking institutions in the Des Moines, IA are authorized or required by Law to close.

(18) “Capital Account” means, with respect to a Member, the capital account that the Company establishes and maintains for such Member pursuant to Section 5.2.

(19) “Capital Contribution” means, with respect to a Member, the cash amount or Agreed Value of any contribution of money or property, if any, to the Company or the obligation to contribute money, property or services to the Company made by or on behalf of such Member.

(20) “Cash” means cash and cash equivalents held as of the specified date by the Company and its Subsidiaries, but excluding petty cash accounts and student accounts.

(21) “Certificate of Formation” has the meaning set forth in the recitals of this Agreement.

(22) “Change of Control Notice” has the meaning set forth in Section 8.12(b).

(23) “Change of Control of Parent” means either of the following:

(i) such time as any Person or “group” of Persons (within the meaning of Section 13(d)(3) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of (a) a majority of the outstanding voting stock of Parent or (b) all or substantially all of the assets of Parent or its Subsidiaries; or

(ii) any change or changes to the membership of the board of directors or managers or other governing body of Parent resulting in at least a majority of the members of such board or other governing body consisting of persons who are neither (a) members of such board or other governing body as of the date of this Agreement nor (b) persons duly elected or appointed or nominated to such board or other governing body by the members of such board or other governing body.

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(24) “Change of Control of the Company” means either of the following:

(i) any acquisition of the Company by means of merger, securities purchase or other form of reorganization in which the Company’s outstanding equity securities are exchanged for securities or other consideration issued, or caused to be issued, by the acquiring Person or any one or more of its Subsidiaries or Affiliates, unless the Company’s securityholders immediately prior to such merger, securities purchase or reorganization hold more than 50% of the voting power of the surviving or acquiring Person immediately after such merger, securities purchase or reorganization (by virtue of securities issued as consideration for such transaction) in the same relative proportions; or

(ii) the sale of all or substantially all of the assets of the Company or its Subsidiaries.

(25) “Claims” has the meaning set forth in Section 11.2.

(26) “Class A Member” shall mean each Member who holds Class A Units.

(27) “Class A Unit” shall mean an Interest designated as a “Class A Unit” on the date of its issuance. Class A Units are voting Interests in the Company as described in Article III.

(28) “Class B Member” shall mean each Member who holds Class B Units.

(29) “Class B Unit” shall mean an Interest designated as a “Class B Unit” on the date of its issuance. Class B Units are non-voting Interests in the Company as described in Article III.

(30) “Class C Distribution” means:

(i) in respect of the period from and after the date of closing of the Merger to and including June 30, 2017, _______________________________($___________)1 multiplied by (the number of calendar days remaining in the Fiscal Year ending June 30, 2017 following the date of the Initial Class C Contribution divided by 365);

(ii) in respect of the Fiscal Year ending June 30, 2018, _______________________________($___________)2; and

(iii) in respect of each Fiscal Year thereafter, the product of:

(A) one (1) plus any positive percentage change (or minus any negative percentage change) in Same Program Revenues (expressed as a decimal carried four places) for the most recently completed Fiscal Year, compared to the next preceding Fiscal Year, multiplied by

(B) the amount of the Class C Distribution calculated with respect to the most recently completed Fiscal Year;

provided, that any such positive or negative percentage change in Same Program Revenues shall be limited to a positive or negative (as applicable) five percent (5%) change per Fiscal Year.

(iv) Notwithstanding anything to the contrary, if at any time the Company repurchases some, but not all, of the outstanding Class C Units, the Class C Distribution shall immediately be reduced to an amount equal to the product of (A) the number of Class C Units outstanding following such repurchase, and (B) the quotient of (X) the Class C Distribution immediately prior to such repurchase, and (Y) the number of Class C Units outstanding immediately prior to such repurchase.

(v) In the event any monthly installment of the Class C Distribution is not paid to the holder of the Class C Units within thirty (30) days of the date due (but such installment is paid prior to the one (1)-year anniversary of the date due), the amount of each such delinquent installment of the Class C Distribution, as adjusted pursuant to clauses (iii) and (vi) of this definition of “Class C Distribution”, shall be automatically increased by an amount equal to 1/12th of 2% of the Initial Class C Capital Contribution in respect of all Class C Units outstanding

____________

1        An amount equal to 9.9% of the Initial Class C Contribution.

2        An amount equal to 9.9% of the Initial Class C Contribution.

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as of such date due, until paid. In the event any monthly installment of the Class C Distribution remains unpaid for more than one (1) year following the date due (but such installment is paid prior to the two (2)-year anniversary of the date due), the amount of each such delinquent Class C Distribution, as adjusted pursuant to clauses (iii) and (vi) of this definition of “Class C Distribution”, shall be automatically increased by an amount equal to 1/12th of 4% of the Initial Class C Capital Contribution in respect of all Class C Units outstanding as of such date due, until paid. In the event any monthly installment of the Class C Distribution remains unpaid for more than two (2) years following the date due, the amount of each such delinquent Class C Distribution, as adjusted pursuant to clauses (iii) and (vi) of this definition of “Class C Distribution”, shall be automatically increased by an amount equal to 1/12th of 5% of the Initial Class C Capital Contribution in respect of all Class C Units outstanding as of such date due, until paid.

(vi) Effective as of the 42-Month Anniversary, and again effective as of the one (1)-year anniversary of the 42-Month Anniversary, and again effective as of each successive such one (1)-year anniversary occurring thereafter, and in addition to any other adjustments to the Class C Distribution provided for in this Agreement, the annualized Class C Distribution shall be automatically recalculated and adjusted to an amount equal to the product of (A plus B) multiplied by C, where:

A = 100 basis points

B =  the annualized Class C Distribution amount as of immediately prior thereto divided by the Initial Class C Capital Contribution in respect of all Class C Units then outstanding

C =  the Initial Class C Capital Contribution in respect of all Class C Units then outstanding

(vii) Any adjustments arising from the adjustments outlined in clauses (iii) through (vi) above will be paid in equal monthly installments (or at such other times as may be agreed between the Company and the Preferred Member) in the same manner and on the same terms as the previous monthly installments of the Class C Distribution in accordance with Section 6.8.

(viii) Notwithstanding anything in this definition of “Class C Distribution” to the contrary, at no time shall the Class C Distribution be less than zero.

(31) “Class C Distribution Period” means any Fiscal Year (or applicable portion thereof) in respect of which any Class C Distribution amount is payable.

(32) “Class C Member” shall mean each Member who holds Class C Units.

(33) “Class C Unit” shall mean an Interest designated as a “Class C Unit” on the date of its issuance. Class C Units are voting Interests in the Company as described in Article III.

(34) “Class D Distribution” means:

(i) in respect of the period from and after the date of closing of the Merger to and including June 30, 2017, _______________________________($___________)3 multiplied by (the number of calendar days remaining in the Fiscal Year ending June 30, 2017 following the date of the Initial Class D Contribution divided by 365);

(ii) in respect of the Fiscal Year ending June 30, 2018, _______________________________($___________)4; and

(iii) in respect of each Fiscal Year thereafter, the product of:

(A) one (1) plus any positive percentage change (or minus any negative percentage change) in Same Program Revenues (expressed as a decimal carried four places) for the most recently completed Fiscal Year, compared to the next preceding Fiscal Year, multiplied by

(B) the amount of the Class D Distribution calculated with respect to the most recently completed Fiscal Year;

____________

3        An amount equal to 9.9% of the Initial Class D Contribution.

4        An amount equal to 9.9% of the Initial Class D Contribution.

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provided, that any such positive or negative percentage change in Same Program Revenues shall be limited to a positive or negative (as applicable) five percent (5%) change per Fiscal Year.

(iv) Notwithstanding anything to the contrary, if at any time the Company repurchases some, but not all, of the outstanding Class D Units, the Class D Distribution shall immediately be reduced to an amount equal to the product of (A) the number of Class D Units outstanding following such repurchase, and (B) the quotient of (X) the Class D Distribution immediately prior to such repurchase, and (Y) the number of Class D Units outstanding immediately prior to such repurchase.

(v) In the event any monthly installment of the Class D Distribution is not paid to the holder of the Class D Units within thirty (30) days of the date due (but such installment is paid prior to the one (1)-year anniversary of the date due), the amount of each such delinquent installment of the Class D Distribution, as adjusted pursuant to clauses (iii) and (vi) of this definition of “Class D Distribution”, shall be automatically increased by an amount equal to 1/12th of 2% of the Initial Class D Capital Contribution in respect of all Class D Units outstanding as of such date due, until paid. In the event any monthly installment of the Class D Distribution remains unpaid for more than one (1) year following the date due (but such installment is paid prior to the two (2)-year anniversary of the date due), the amount of each such delinquent Class D Distribution, as adjusted pursuant to clauses (iii) and (vi) of this definition of “Class D Distribution”, shall be automatically increased by an amount equal to 1/12th of 4% of the Initial Class D Capital Contribution in respect of all Class D Units outstanding as of such date due, until paid. In the event any monthly installment of the Class D Distribution remains unpaid for more than two (2) years following the date due, the amount of each such delinquent Class D Distribution, as adjusted pursuant to clauses (iii) and (vi) of this definition of “Class D Distribution”, shall be automatically increased by an amount equal to 1/12th of 5% of the Initial Class D Capital Contribution in respect of all Class D Units outstanding as of such date due, until paid.

(vi) Effective as of the 42-Month Anniversary, and again effective as of the one (1)-year anniversary of the 42-Month Anniversary, and again effective as of each successive such one (1)-year anniversary occurring thereafter, and in addition to any other adjustments to the Class D Distribution provided for in this Agreement, the annualized Class D Distribution shall be automatically recalculated and adjusted to an amount equal to the product of (A plus B) multiplied by C, where:

A = 100 basis points

B =  the annualized Class D Distribution amount as of immediately prior thereto divided by the Initial Class D Capital Contribution in respect of all Class D Units then outstanding

C =  the Initial Class D Capital Contribution in respect of all Class D Units then outstanding

(vii) Any adjustments arising from the adjustments outlined in clauses (iii) through (vi) above will be paid in equal monthly installments (or at such other times as may be agreed between the Company and the Preferred Member) in the same manner and on the same terms as the previous monthly installments of the Class D Distribution in accordance with Section 6.8.

(viii) Notwithstanding anything in this definition of “Class D Distribution” to the contrary, at no time shall the Class D Distribution be less than zero.

(35) “Class D Distribution Period” means any Fiscal Year (or applicable portion thereof) in respect of which any Class D Distribution amount is payable.

(36) “Class D Member” shall mean each Member who holds Class D Units.

(37) “Class D Unit” shall mean an Interest designated as a “Class D Unit” on the date of its issuance. Class D Units are non-voting Interests in the Company as described in Article III.

(38) “Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time (and any corresponding provisions of succeeding Law).

(39) “Company” has the meaning set forth in the first paragraph of this Agreement.

(40) “Company Minimum Gain” means “partnership minimum gain” as defined in Regs. §1.704-2(d).

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(41) “Contributed Property” means each asset contributed to the Company (or deemed contributed to the Company by virtue of a termination and reconstitution thereof), excluding cash.

(42) “Control” with respect to the relationship with a Person, means the right, directly or indirectly, to direct or cause the direction of the management of the affairs of that Person, whether by ownership of equity interests, by contract or otherwise, and “Controlled” and “Controlling” shall have corresponding meanings.

(43) “Covered Person” has the meaning set forth in Section 11.1.

(44) “Depreciation” means, for each year or other period, an amount equal to all depreciation, amortization or other cost recovery deductions allowable with respect to an asset for such year or other period, except that if the Asset Value of an asset differs from its adjusted basis for U.S. federal income tax purposes at the beginning of such year or other period, Depreciation shall be an amount that bears the same ratio to such beginning Asset Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such year or other period bears to such beginning adjusted tax basis; provided, that if the adjusted basis for U.S. federal income tax purposes of an asset at the beginning of such year or other period is zero, Depreciation shall be determined with reference to such beginning Asset Value, using any reasonable method selected by the Board.

(45) “Delinquent Payment Preferred Consent Matter” means any action or proposal by the Board, the Company, Parent, or any member of the Sequel Group to propose, implement, enter into or permit to occur or exist any of the following during any period of time during which the payments to the Preferred Member required to be paid under Section 6.8 hereof are delinquent for more than twelve (12) months following the due date thereof, each of which shall require prior Preferred Member Approval:

(i) any Change of Control of the Company or Change of Control of Parent unless all of the Class C Units and Class D Units are purchased in connection with any such Change of Control and all amounts payable to the holders thereof under Section 8.11 hereof are paid in full; or

(ii) any acquisition or agreement to acquire by merging or consolidating with, or by purchasing any portion of the assets of, or by any other manner, any business or any Person.

(46) “Default Preferred Consent Matter” means any action or proposal by the Board, the Company, Parent, or any member of the Sequel Group to propose, implement, enter into or permit to occur or exist any of the following, each of which shall require prior Preferred Member Approval:

(i) any acquisition or agreement to acquire by merging or consolidating with, or by purchasing any portion of the assets (other than in the ordinary course of the Sequel Business consistent with past practice) of, or by any other manner, any portion of the business or any securities of any Person;

(ii) any Change of Control of the Company or Change of Control of Parent unless all of the Class C Units and Class D Units are repurchased as a condition precedent to the consummation of any such Change of Control and all amounts payable to the holders thereof (as determined in accordance with Section 8.11, assuming that such required repurchase was an optional repurchase pursuant to Section 8.11) are paid in full;

(iii) (A) effecting any increase in the amount of Indebtedness available (contingent or otherwise) under any agreement or other arrangement of the Company, Parent or any other member of the Sequel Group, whether or not in effect as of the occurrence of the applicable Event of Default, (B) making any other modification to any Indebtedness, whether or not in effect as of the occurrence of the applicable Event of Default, which would have a material adverse effect on any of the rights, preferences or privileges of the Preferred Member including, without limitation, entering into any new agreement or other arrangement extending the term of any Indebtedness (contingent or otherwise) to the Company, Parent or any other member of the Sequel Group, or (C) being granted any waiver to any financial or other covenant governing any agreement or other arrangement extending Indebtedness (contingent or otherwise) to the Company, Parent or any other member of the Sequel Group, whether or not in effect as of the occurrence of the applicable Event of Default;

(iv) any Encumbrance on any of the assets of the Company, Parent, or any other member of the Sequel Group or any ownership interests in any such Person, other than in respect of securing bona fide Indebtedness of the Company to its senior secured lenders (if any) that exists on the date of the occurrence of the applicable Event

Annex D-11

of Default (including any refinancing of Indebtedness of the Company under its senior secured credit facility (if any) in existence as of the occurrence of the applicable Event of Default); or

(v) making any loans or advances to, or providing any Guarantee of Indebtedness of, any other Person, other than any member of the Sequel Group, excluding Guarantees in respect of obligations of the Company to its senior secured lenders.

(47) “Dispute” has the meaning set forth in Section 13.6(a).

(48) “Distribution Period” means a Class C Distribution Period or Class D Distribution Period, as the context requires.

(49) “Drag Along Agents” has the meaning set forth in Section 8.16(g)

(50) “Drag Sale” has the meaning set forth in Section 8.16(a).

(51) “Drag Sale Notice” has the meaning set forth in Section 8.16(b).

(52) “Drag Subject Members” has the meaning set forth in Section 8.16(a).

(53) “EBITDA” means for any period with respect to the Sequel Group, without duplication and determined on a consolidated basis and in accordance with GAAP:

(i) the sum of (A) Net Income (Loss), (B) interest expense deducted in determining Net Income (Loss) (including all Cash Interest Expense and all non-cash interest expense, including, without limitation, any interest paid in-kind), (C) income taxes deducted in determining Net Income (Loss), (D) Depreciation expense deducted in determining Net Income (Loss), and (E) any Founder’s Fee paid as permitted by Section 4.11 and deducted in determining Net Income (Loss), in each case for the Sequel Group for such period; minus

(ii) any extraordinary and unusual income or gains of the Sequel Group for such period.

(54) “Encumbrance” means any mortgage, charge, pledge, hypothecation, security interest, assignment, encumbrance, lien (statutory or otherwise), title retention agreement or arrangement, restrictive covenant and any other encumbrances of any nature or any other arrangement or condition that in substance secures payment or performance of an obligation.

(55) “ERISA” has the meaning given it in Section 7.8.

(56) “Event of Default” has the meaning given to it in Section 9.1.

(57) “Exchange” has the meaning set forth in the Exchange Agreement.

(58) “Exchange Agreement” means that certain Exchange Agreement, dated as of the date hereof, by and among Parent, the Company and the Class B Members.

(59) “Fair Market Value” means the price at which a willing seller would sell property and a willing buyer would pay in cash, or its equivalent, for such property if offered for sale in the open market, in competition with other similar properties, with a reasonable time allowed to find a willing buyer.

(60) “Fiscal Year” has the meaning set forth in Section 2.10.

(61) “GAAP” means, at any time, accounting principles generally accepted in the United States, at the relevant time applied on a consistent basis, including, without limitation International Financial Reporting Standards.

(62) “Governmental Entity” means (i) any multinational, federal, provincial, state, municipal, local or other governmental or public department, central bank, court, commission, board, bureau, agency or instrumentality, domestic or foreign, (ii) any subdivision or authority of any of the foregoing, or (iii) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of or in lieu of any of the above.

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(63) “Gross Income” means, for each Tax Year or any other period, an amount equal to the Company’s gross income as determined for United States federal income tax purposes.

(64) “Guarantee” means any obligation, contingent or otherwise, of any specified Person guaranteeing any Indebtedness of any other Person (such other Person, the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the primary obligor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purpose of) any security for the payment of such Indebtedness, (ii) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness, or (C) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness.

(65) “Income Tax Returns” has the meaning given in Section 7.5(b)(i) of this Agreement.

(66) “Indebtedness” means with respect to any specified Person (i) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person upon which interest charges are customarily paid, (iv) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by the specified Person, (v) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (vi) all indebtedness of others secured by (or for which the holder of such indebtedness has an existing right, contingent or otherwise, to be secured by) any Encumbrance on property owned or acquired by the specified Person, whether or not the obligations secured thereby have been assumed, (vii) all Guarantees by the specified Person, (viii) all capital lease obligations of the specified Person, (ix) all obligations of the specified Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements, and (x) all obligations of the specified Person as an account party in respect of letters of credit and bankers’ acceptances to the extent of any drawdowns thereon.

(67) “Initial Class C Contribution” means the contribution by Alaris of _____________________________________ ($____________) to the Company.

(68) “Initial Class D Contribution” means the contribution by Alaris of _____________________________________ ($____________) to the Company.

(69) “Interest” means, with respect to any Member at any time, that Member’s entire limited liability company interests in the Company (which shall be represented by Units, whether designated as “Class A Units”, “Class B Units, “Class C Units,” or “Class D Units”), including such Member’s share of the Profit and Loss and the right to receive distributions of the Company’s assets as a result of holding Class A Units, Class B Units, Class C Units, or Class D Units.

(70) “Iowa Act” has the meaning set forth in the recitals of this Agreement.

(71) “Law” means any applicable supernational, regional, federal, state, local or foreign law, statute, code, ordinance, rule, regulation, order or decree.

(72) “Liquidation Event” means in respect of any Person (i) the institution by such Person of any proceeding to be adjudicated a bankrupt or insolvent or to be liquidated, reorganized, dissolved, liquidated or wound-up, or the consent of such Person to the institution of bankruptcy, insolvency, dissolution, liquidation or winding-up proceedings against it, (ii) the filing of a petition, answer or consent seeking dissolution, liquidation, reorganization or winding-up of such Person under any federal, state or foreign bankruptcy, insolvency or analogous Laws, and the failure by such Person to contest in good faith any such proceedings commenced in respect of such Person within ten (10) days of becoming aware thereof, (iii) the consent by such Person to the filing of any such petition or to the appointment of a receiver, (iv) the making by such Person of a general assignment for the benefit of creditors, (v) the admission in writing by such Person of its inability to pay its debts generally as they become due; (vi) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for such Person or any of its subsidiaries or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered; or (vii) the liquidation, dissolution or winding-up of such Person among its partners, shareholders or equity owners and/or creditors for the purpose of the liquidation of such Person’s assets or the winding-up of its affairs.

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(73) “Liquidation Event Proceeds” means the gross proceeds (prior to the making of any distributions hereunder) from any Liquidation Event, less (i) the portion thereof used to pay, make reasonable provision for the payment of, all reasonable costs and expenses incurred by the Company in connection with such Liquidation Event, (ii) the portion thereof used to effect the repayment of Indebtedness approved in accordance with the provisions hereof, and (iii) the portion thereof used to pay, or make reasonable provision for the payment of, creditors of the Company, including Members who are creditors, to the extent otherwise permitted by Law, in satisfaction of the liabilities of the Company.

(74) “Majority in Interest” of any Class or Classes of Units means the affirmative vote or consent of Members holding at least a majority of the issued and outstanding Units of such Class or Classes, as the context requires.

(75) “Manager” shall mean each of the managers appointed or elected pursuant to Section 4.1 or any other Person(s) that succeed any of them as a Manager of the Company, each in his, her or its capacity as a manager of the Company. Each Manager is hereby designated as a “manager” of the Company within the meaning of the Act.

(76) “Material Adverse Effect” means any event, circumstance, occurrence or change which could reasonably be expected to be material and adverse to the business, operations, assets, condition (financial or otherwise) or results of operations of the Company and the Sequel Group (on a consolidated basis).

(77) “Material Change” means (i) a change in the business, operations or capital of the Company or the Sequel Group (on a consolidated basis) that would reasonably be expected to have a significant effect on the Fair Market Value of a Unit in the Company or (ii) a decision to implement a change referred to in clause (i) above made by the Board or the respective directors, managers or officers of any one or more members of the Sequel Group.

(78) “Member” and collectively, “Members”, means each Person admitted as a Class A Member, Class B Member, Class C Member, or Class D Member as of the date hereof, including Alaris as the initial Class C Member and the initial Class D Member, together with each Person who may be admitted as an additional or substitute member of the Company pursuant to the provisions of this Agreement, each in his, her or its capacity as a Member of the Company.

(79) “Member Minimum Gain” means the Company’s “partner nonrecourse debt minimum gain” as defined in Regs. §1.704-2(i)(2) and as determined in accordance with Reg. §1.704-2(i)(3).

(80) “Member Nonrecourse Deductions” has the same meaning as “partner nonrecourse deductions” as defined in Regs. §§1.704-2(i)(1) and 1.704-2(i)(2).

(81) “Merger” has the meaning set forth in the Recitals.

(82) “Merger Agreement” has the meaning set forth in the recitals of this Agreement.

(83) “Net Income (Loss)” means, for any period, net income (loss) after Taxes of the Sequel Group on a consolidated basis for such period taken as a single accounting period, all computed in accordance with GAAP.

(84) “Net Revenues” means gross patient revenue less contractual adjustments, bad debt, charity discounts, administrative adjustments and other patient revenue adjustments, and plus provider services revenue and other revenue.

(85) “New Program” has the meaning set forth in the definition of “Same Program Revenues” in this Section 1.1.

(86) “Nondefault Preferred Consent Matter” means any action or proposal by the Board, the Company, Parent or any member of the Sequel Group to propose, implement, enter into or permit to occur or exist any of the following, each of which shall require prior Preferred Member Approval:

(i) (A) effecting any increase in the amount of Indebtedness for borrowed money available under any agreement or other arrangement of the Company, Parent, or any other member of the Sequel Group if the ratio of Indebtedness for borrowed money to EBITDA of the Sequel Group would exceed 4.75x, or (B) making any modification to any Indebtedness which would have a material adverse effect on the rights and privileges of the Preferred Member including, without limitation, increasing any interest rate applicable to any Indebtedness or entering into any new agreement or other arrangement extending the term of any Indebtedness (contingent or

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otherwise) to the Company, Parent or any other member of the Sequel Group (but excluding for purposes of this clause (B) an increase in the interest rate with respect to Indebtedness owing under the Company’s senior credit facility in place on the date hereof and any refinancing thereof);

(ii) amending, altering or repealing any provision of the Certificate of Formation or this Agreement, or the certificate of incorporation or bylaws of Parent, in any manner which materially adversely affects the rights or privileges of the Class C Units or the Class D Units, including, but not limited to, modifying any of the rights, privileges, restrictions or conditions attaching to any class of Units, or any increase or decrease in the voting power of any Units;

(iii) creating, authorizing or issuing (A) any Interests, Units or other equity security of any kind in the Company or Parent or (B) any other securities convertible into Interests, Units or any other equity securities of any kind in the Company or Parent, in each case which are senior to or in pari passu in any respect with the Class C Units or Class D Units;

(iv) redeeming, repurchasing or making distributions with respect to any Interest or Unit which is junior to the Class C Units or Class D Units in any manner which is not in strict compliance with the provisions of this Agreement (including the provisions of Article VIII and Article XII), except for tax distributions in accordance with the provisions of Section 6.9(a) hereof;

(v) effecting or permitting the occurrence of any event that cause or would result (whether directly or indirectly and whether immediately or prospectively) in any breach, violation or contravention of any of the provisions of Article XII;

(vi) creating or acquiring any subsidiary or entering into any joint venture with another party without first reasonably engaging the Preferred Member in discussion so as to reasonably satisfy the Preferred Member that the creation of such subsidiary or joint venture will not impact the Preferred Member’s tax structure; or

(vii) any conduct of the Sequel Business outside the United States, except within the limits described in Section 12.2.

(87) “Nonrecourse Deductions” has the meaning set forth in Regs. §1.704-2(b)(1).

(88) “Notional Account” has the meaning set forth in Section 6.3(c) of this Agreement.

(89) “Parent” has the meaning set forth in the recitals of this Agreement.

(90) “Parent Preferred Stock” means preferred stock of Parent having the rights, preferences and privileges set forth on Exhibit D.

(91) “Person” means an individual, partnership, limited partnership, limited liability partnership, limited liability company, trust, estate, corporation, custodian, trustee, executor, administrator, nominee or any other entity.

(92) “Pre-Terminated Program Class C Distribution and Class D Distribution Amounts” has the meaning set forth in the definition of “Same Program Revenues” in this Section 1.1.

(93) “Preferred Member” means, at any time, the sole holder of all the then-outstanding Class C Units and Class D Units, which may only be Alaris or an Affiliate thereof pursuant to the terms of this Agreement.

(94) “Preferred Member Approval” means the written approval, consent or waiver of the Preferred Member as evidenced by the signature of any officer of the Preferred Member; provided, however, that notwithstanding anything in this Agreement to the contrary, Preferred Member Approval shall be required only for those actions or matters for which Preferred Member Approval is expressly required pursuant to this Agreement, and only for so long as Alaris or an Affiliate thereof holds any Class C Units or Class D Units.

(95) “Preferred Member’s Purchased Interest” shall mean with respect to any Repurchase Event the quotient obtained by dividing the total number of Class C Units and Class D Units purchased from the Preferred Member pursuant to such Repurchase Event by the total number of Class C Units and Class D Units held by such Preferred Member immediately prior to such Repurchase Event, which in no event may be greater than 1.00.

(96) “Prior Company Agreement” has the meaning set forth in the recitals of this Agreement.

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(97) “Profit and Loss” means, for any Tax year or other period, the net income and net loss of the Company for such year or period as determined in accordance with the method of accounting followed by the Company for U.S. federal income tax purposes with the following adjustments:

(i) Include as an item of gross income any tax-exempt income received by the Company not otherwise taken into account;

(ii) By treating as a deductible expense any expenditures of the Company described in Code §705(a)(2)(B);

(iii) In the event the Asset Value of an asset of the Company or any of its Subsidiaries is adjusted pursuant to clauses (ii), (iii) or (iv) of the definition of Asset Value, any gain or loss resulting from a disposition of such asset with respect to which gain or loss is recognized for U.S. federal income tax purposes will be computed by reference to the Asset Value of such asset, notwithstanding that the adjusted tax basis of such asset may differ from its Asset Value;

(iv) In lieu of the depreciation, amortization, and other cost recovery deductions allowable in computing taxable income or loss, there shall be taken into account Depreciation as determined in accordance with Regs. §1.704-1(b)(2)(iv)(g)(3) or §1.704-3(d)(2), to the extent applicable;

(v) To the extent an adjustment to the adjusted tax basis of any Company asset pursuant to Code §734(b) or Code §743(b) is required pursuant to Regs. §1.704-1(b)(2)(iv)(m)(4) to be taken into account in determining Capital Accounts as a result of a distribution other than in liquidation of a Member’s Interest, the amount of such adjustment shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases the basis of the asset) from the disposition of the asset and shall be taken into account for purposes of computing Profit and Loss; and

(vi) Notwithstanding any other provision of this definition, any amounts of Gross Income allocated pursuant to section 6.3(a), and any items which are specially allocated pursuant to Section 6.5 shall not be taken into account in computing Profit and Loss. The amounts of the items of the Company’s and its Subsidiaries’ income, gain, loss or deduction available to be specially allocated pursuant to Section 6.5 shall be determined by applying rules analogous to those set forth in clauses (i) through (vi) of this definition.

(98) “Property” or “Properties” means the assets and properties acquired by, or contributed to, the Company.

(99) “Regs.” means the Regulations promulgated under the Code, as such Regulations may be amended from time to time (including corresponding provisions of succeeding Regulations).

(100) “Regulatory Allocations” has the meaning set forth in Section 6.5(g).

(101) “Related Agreements” means the Initial Class C Subscription Agreement, and each other document or instrument referred to therein or executed in connection therewith (in each case, as amended, modified or supplemented from time to time), and the Initial Class D Subscription Agreement and each other document or instrument referred to therein or executed in connection therewith (in each case, as amended, modified or supplemented from time to time).

(102) “Repurchase Event” means any event or transaction of any nature or kind whatsoever (other than a Sale) which in substance would result in a permitted repurchase pursuant to Section 8.11 or a required repurchase pursuant to Section 8.12 of all or any portion of the Class C Units and the Class D Units, whether in a single transaction or series of related transactions.

(103) “Repurchase Notice” has the meaning set forth in Section 8.11.

(104) “Sale” means, as applicable (and whether by way of a single transaction or a series of related transactions) (i) any Change of Control of the Company, or (ii) any Transfer (in any single transaction or series of related transactions) to one or more non-Affiliated third parties of more than 50% of the Interests in the Company beneficially owned by each Class A Member:

(i) there is consummated the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined on a consolidated basis) to any Person or “group” (as such

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term is used in Section 13(d)(3) of the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions thereto);

(ii) any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Equity Securities of the Company; or

(iii) there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the Units immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof.

(105) “Same Program Revenues” means, for any given Fiscal Year, all Net Revenues of all members of the Sequel Group attributable to the Sequel Business, on a consolidated basis determined in accordance with GAAP, provided that:

(i) In the event any new program, service contract, business line or facility (each, a “New Program”) is commenced or opened by any member of the Sequel Group, the revenues attributable to such New Program will not be included in Same Program Revenues until the first Fiscal Year that begins after the completion of eighteen (18) calendar months after the date on which such New Program recognizes its first dollar of revenue, except as otherwise provided in clause (iii) below.

(ii) In the event any program, service contract, business line or facility is acquired from a third party by any member of the Sequel Group, whether by way of share purchase, asset purchase, amalgamation, merger, arrangement, reorganization or other business combination (each, an “Acquired Program”), the revenues attributable to such Acquired Program will not be included in Same Program Revenues until the first Fiscal Year that begins after the completion of twelve (12) calendar months following the effective date of the acquisition of such Acquired Program, except as otherwise provided in clause (iii) below.

(iii) In the event any program, service contract, business line or facility of the Sequel Business is terminated or closed (each, a “Terminated Program”), then the Net Revenues of the Sequel Business attributable to each such termination or closing will be removed from the calculation of Same Program Revenues for both the Fiscal Years in which the Terminated Program is terminated as well as the immediately preceding Fiscal Year for the purpose of calculating the Class C Distribution and Class D Distribution (such subsequent Fiscal Years being the “Subsequent Fiscal Years”).

(106) “Securities Act” means the Securities Act of 1933 and the rules and regulations promulgated thereunder, as amended from time to time.

(107) “Selling Member” has the meaning set forth in Section 8.15(a).

(108) “Sequel Business” means conducting, operating, carrying out or engaging in developing, operating or providing residential treatment, outpatient treatment or community-based services to at-risk youth, persons with autism or physical disabilities or sexual, substance abuse, emotional or conduct disorders, or others through facilities or programs serving the private or public pay markets, utilizing various treatment alternatives, including, without limitation, residential treatment programs, shelter care, outdoor therapeutic programs, therapeutic boarding schools or group homes, alternative education programs or outpatient/day treatment programs, wherever conducted.

(109) “Sequel Group” means, collectively:

(i) The Company, Parent, and each of the following Persons irrespective of the level of the Company’s or Parent’s ownership interest in any such Person:

(A)       Sequel Academy Holdings, LLC;

(B)       Sequel Youth Services of Clarinda, LLC;

(C)       Sequel Youth Services of Woodward, LLC;

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(D)       Sequel Youth Services of Wyoming, LLC;

(E)       Sequel Youth Services of Arizona, LLC;

(F)        Sequel Youth Services of Michigan, LLC;

(G)       Sequel Youth Services of South Dakota, LLC;

(H)       Sequel TSI Holdings, LLC;

(I)         SequelCare of Arizona, LLC;

(J)        SequelCare of Florida, LLC;

(K)       Sequel TSI of Florida, LLC;

(L)        Sequel TSI of Alabama, LLC;

(M)       Sequel TSI of Indiana, LLC;

(N)       Sequel TSI of Idaho, LLC;

(O)       Sequel TSI of Arizona, LLC;

(P)       Sequel TSI of Auldern, LLC;

(Q)       SequelCare of Maine, LLC;

(R)       SequelCare of Michigan, LLC;

(S)       Sequel School at Belleville, LLC;

(T)        Sequel Alliance Family Services, LLC;

(U)       Sequel Realty, LLC;

(V)       NC Boys Realty, LLC;

(W)      Sequel Camelot Holdings, LLC;

(X)       CHG Health Services, Inc.;

(Y)       Sequel CS, Inc.;

(Z)        SequelCare of Oklahoma, LLC;

(AA)    Sequel Schools, LLC;

(BB)    Sequel of New Jersey, Inc.;

(CC)    Sequel of Oklahoma, LLC;

(DD)    Sequel of Kansas, LLC;

(EE)    Sequel of New Mexico, LLC

(FF)     Sequel Youth Services of Forest Ridge, LLC

(GG)    Sequel Youth Services of Albion, LLC

(HH)    Sequel Youth Services of Falcon Ridge, LLC.

(II)        Sequel Youth Services of Red Rock Canyon, LLC

(JJ)      Sequel Youth Services of Mount Pleasant, LLC

(KK)    Sequel Youth Services of Lava Heights, LLC, and

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(LL)      Sequel Pomegranate Health Systems, LLC.

(ii) each Subsidiary of the Company, Parent or any other Person listed in the preceding clause (i);

(iii) any other Person Controlled (whether directly or indirectly) by the Company or Parent that engages in, or undertakes, any portion of the Sequel Business;
(iv) any Person formed, or acquired by, the Company or Parent (whether directly or indirectly) for purposes of carrying on any portion of the Sequel Business (as well as any Subsidiary of, and other Person Controlled by (whether directly or indirectly), a Person referred to in this clause (iv) that engages in, or undertakes, any portion of the Sequel Business); and

(v) any other Person through which the Company or Parent holds any interest in any entity referred to in the foregoing clauses (i) through (iv).

(110) “Sponsor” has the meaning set forth in the recitals of this Agreement.

(111) “Sub” has the meaning set forth in the recitals of this Agreement.

(112) “Subsequent Fiscal Years” has the meaning set forth in the definition of “Same Program Revenues” in this Section 1.1.

(113) “Subsidiary” means, with respect to a specified Person, any Person in which, at the time of the applicable determination, such specified Person has, directly or indirectly, a fifty percent (50%) or greater ownership interest or any Person with respect to which such specified Person possesses the power to direct or cause the direction of the management and policies of such Person, directly or indirectly through one or more intermediaries, whether through the ownership of voting securities, by contract or otherwise.

(114) “Tag Along Notice” has the meaning set forth in Section 8.15(a).

(115) “Tag Along Units” has the meaning set forth in Section 8.15(a).

(116) “Tag Sale” has the meaning set forth in Section 8.15(a).

(117) “Tag Seller” has the meaning set forth in Section 8.15(a).

(118) “Tax Distributions” has the meaning set forth in Section 6.9(a).

(119) “Tax Matters Member” means the Person designated as such in Section 4.11.

(120) “Tax Year” has the meaning set forth in Section 2.10.

(121) “Tax” means any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees’ income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Entity or payable under any tax-sharing agreement or any other contract.

(122) “Terminated Program” has the meaning set forth in the definition of “Same Program Revenues” in this Section 1.1.

(123) “Third-Party Purchaser” has the meaning set forth in Section 8.15(a).

(124) “Transfer Form” means such instruments of transfer, assignment and assumption affecting the Transfer of Units, in each case, as approved by the Board, together with an executed instrument signifying the transferor’s agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

(125) “Transfer” includes, in reference to any Securities (including the Interests or the Units), (a) any transfer of such Securities, directly or indirectly, by operation of Law, by court order, by judicial process, or by

Annex D-19

foreclosure, levy or attachment, (b) any sale, assignment, gift, donation, redemption, conversion or other disposition of such Securities, directly or indirectly, pursuant to an agreement, arrangement, instrument or understanding by which legal title to or beneficial ownership of such securities passes from one Person to another Person or to the same Person in a different legal capacity, whether or not for value, and (c) the granting, directly or indirectly, of any mortgage, charge, pledge, encumbrance or grant of security interest, and in each case any agreement to effect any of the foregoing; and the words “Transferred”, “Transferring” and similar words have corresponding meanings.

(126) “Triggering Party” has the meaning given it in Section 8.16(a).

(127) “Unapproved Change of Control of Parent” means a Change of Control of Parent described in (i) clause (i) of the definition of “Change of Control of Parent” that has not been approved by the board of directors or managers or other governing body of Parent, or (ii) clause (ii) of such definition.

(128) “Unit” and “Units” have the meanings given them in Article III.

(129) “Unit Certificate” has the meaning given it in Section 3.5(c).

(130) “United States Person” has the meaning set forth in Code §7701(a)(30).

(131) “United States Tax” means all Taxes imposed by the United States of America or any State thereof on the taxable income of the Company allocated to any Member, or if such Member is a grantor trust or other disregarded entity, each beneficial owner of such Member, under this Agreement.

(132) “US Investment Company Act” has the meaning given it in Section 7.8.

(133) “Voting Threshold” has the meaning given it in Section 12.1(c).

1.2 Interpretation. When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of, or Exhibit to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” Except as otherwise expressly provided or unless the context otherwise requires, all pronouns and all variations thereof shall be deemed to refer to the masculine, feminine or neuter, singular or plural, as the identity of the Person or entity may require. The word “days” used alone shall mean calendar days unless otherwise expressly stated. All dollar amounts are expressed in the lawful currency of the United States of America.

Article II
General Provisions

2.1 Formation; Continuance of Company. All members of the Board, all Class A Members and the Preferred Member hereby:

(a) acknowledge the formation of the Company as a limited liability company pursuant to the Iowa Limited Liability Company Act by virtue of the Articles of Organization filed with the Office of Secretary of State of the State of Iowa on June 28, 2006;

(b) acknowledge the conversion of the Company to a Delaware limited liability company pursuant to the Act and the Iowa Act and the merger of Sub with and into the Company with the Company as the surviving entity in accordance with the Merger Agreement and the Act;

(c) respectively confirm and agree to their status as a Member; and

(d) execute and adopt this Agreement as the operating agreement of the Company pursuant to the Act thereby amending and restating the Prior Operating Agreement.

2.2 Company Name. The name of the Company is “Sequel Youth and Family Services, LLC” or such other name or names as may be selected by the Board from time to time acting in good faith in accordance with the provisions hereof, subject to the required provisions of the Act, and its business shall be carried on in such name with such variations and changes as the Board deems necessary to comply with requirements of the jurisdictions in which the Company’s operations are conducted.

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2.3 Registered Office; Registered Agent. The Company shall maintain a registered office in the State of Delaware at ___________________________, and the name of the Company’s registered agent in the State of Delaware is ______________. The Board may, from time to time, change the Company’s registered office and/or registered agent and shall promptly amend the Certificate of Formation to reflect such change(s).

2.4 Place of Business. The principal business address of the Company shall be 1131 Eagletree Lane, Huntsville Alabama 35801, or such other address as determined by the Board from time to time. The Company may from time to time have such other place or places of business within or without the State of Delaware as the Board may deem advisable.

2.5 Purpose; Powers; Nature of Business Permitted.

(a) Subject to Section 2.5(b), the purposes to be conducted or promoted by the Company are to carry on any lawful business, purpose or activity, or engage in any lawful act or activity, and to exercise any powers permitted to limited liability companies formed under the Act.

(b) Without the prior approval of the Board, the Company may not engage in any business or activity that is not directly or indirectly related to the Sequel Business, or activities that are necessary or related to the Sequel Business.

2.6 Company Property. Legal title to all Property shall be held by and vested and conveyed in the name of the Company, and no Property shall be deemed to be owned by any Member individually. The Interest held by each of the Members shall constitute personal property.

2.7 Term. The existence of the Company shall be deemed to have commenced on the date of the filing of the Articles of Organization in the Office of Secretary of State of the State of Iowa, and, subject to the provisions of Article X hereof, the Company shall have a perpetual life. The existence of the Company as a separate legal entity shall continue until cancellation of the Certificate of Formation as provided in the Act.

2.8 No Partnership Intended for Nontax Purposes. The parties to this Agreement agree to form a limited liability company taxed as a partnership but do not intend to form a partnership or joint venture under the Laws of the State of Delaware or any other jurisdiction, and the parties intend that no Member or Manager be a partner or joint venturer of any other Member or Manager as a result of this Agreement. This Agreement may not be construed to suggest otherwise.

2.9 Failure to Observe Formalities. A failure to observe any formalities or requirements of this Agreement, the Certificate of Formation or the Act shall not be grounds for imposing personal liability on the Members or Managers for liabilities of the Company.

2.10 Fiscal Year; Tax Year. The fiscal year of the Company for financial reporting purposes shall be the year ending June 30 (the “Fiscal Year”) and for U.S. federal income tax purposes shall be the calendar year (the “Tax Year”).

Article III
Interests; Members

3.1 Units.

(a) Each Interest shall be represented by a number of “Units”, which may be whole Units or fractions of a whole Unit, provided that no fraction of a Unit shall be less than 1/100 of a whole Unit. Units may be designated in one or more classes or series and with such rights, privileges, preferences, and limitations as determined at the time such Units are issued. There shall be four (4) classes of Units: Class A Units, Class B Units, Class C Units, and Class D Units. References herein to “Units” shall mean all Units, regardless of class, issued by the Company. References herein to a particular class of Units shall include only the Units from the class specified.

(b) Initially there shall be outstanding the following Units:

(c) 19,406,250 Class A Units,

(d) 4,500,000 Class B Units,

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(e) 2,156,250 Class C Units, and

(f) 239,583 Class D Units.

(g) As of the date of this Agreement and after giving effect to the consummation of the transactions contemplated by the Merger Agreement, the Company has issued and outstanding the number of Units of each class reflected on Exhibit A hereto.

(h) Each holder of any class of Units shall be entitled to share in the Profit and Loss and to receive distributions as provided in Article VI when, as, and if declared by the Board out of funds legally available therefor. Upon any liquidation, dissolution, or winding up of the Company, any of the Company’s assets available for distribution to the Members shall be distributed to the Members as provided in this Agreement.

(i) Upon the exchange of Class B Units by a Class B Member pursuant to the Exchange Agreement, the Company shall issue to Parent a number of Class B Units equal to the number of Class B Units so exchanged by such Class B Member, unless such Class B Member transferred the Class B Units being exchanged directly to Parent.

(j) If Parent issues any shares of its common stock other than in exchange for Class B Units pursuant the Exchange Agreement, then the Company shall issue to Parent a number of Class B Units equal to the number of shares of Parent common stock so issued by Parent.

(k) Class D Units are subject to conversion to Class C Units in accordance with Section 12.1(c).

3.2 Preferred Consent Matters. The Company will not:

(a) During any period of time that Class C Units or Class D Units are outstanding, propose, enter into or permit to occur or exist any action or matter that would constitute a Nondefault Preferred Consent Matter without prior Preferred Member Approval.

(b) During any period of time that any installment of Class C Distribution or Class D Distribution required to be paid under Section 6.8 hereof is not paid to the holders of Class C Units or Class D Units within twelve (12) months of the date due, propose, enter into or permit to occur or exist any action or matter that would constitute a Delinquent Payment Preferred Consent Matter without prior Preferred Member Approval.

(c) During any period of time that an Event of Default exists and is continuing, or at any time after the 42-Month Anniversary irrespective of the existence or continuance of any Event of Default, propose, enter into or permit to occur or exist any action or matter that would constitute a Default Preferred Consent Matter without prior Preferred Member Approval.

3.3 Voting Rights. Members holding Class A Units or Class C Units shall be entitled to vote together as a single class as to all matters that require a vote of Members under this Agreement or the LLC Act, other than matters expressly subject to a vote solely by the Class C Member pursuant to this Agreement. Each Class A Member shall be entitled to one vote for each Class A Unit held by such Member and each Class C Member shall be entitled to one vote for each Class C Unit held by such Member. The Class B Units and Class D Units shall not be entitled to any voting rights, except as otherwise required by the LLC Act and subject to any required approval or consent of the holders of Class D Units in respect of any Preferred Consent Matter.

3.4 Members.

(a) The current Members of the Company after giving effect to the consummation of the transactions contemplated by the Merger Agreement and their respective notice addresses and holdings of Units are set forth on Exhibit A hereto.

(b) Upon a change in the address of a Member, a Transfer of Units in accordance with this Agreement, the admission of additional or substitute Members of the Company in accordance with this Agreement, or the making of an additional Capital Contribution by a Member, the Board shall amend Exhibit A to reflect such ownership, admission and/or Capital Contribution without further act, vote or consent of any other Person, which amendment shall constitute an amendment to this Agreement permitted by Section 13.1.

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3.5 Unit Certificates.

(a) Each Unit, representing a limited liability company interest in the Company, shall constitute a “security” within the meaning of, and be governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 and the Company hereby “opts-in” to such provisions for the purpose of the Uniform Commercial Code.

(b) The Company shall maintain books for the purpose of registering the transfer of limited liability company interests of the Company. Notwithstanding anything in this Agreement to the contrary, the transfer of any Unit requires delivery of an endorsed Unit Certificate or lost certificate affidavit and indemnity agreement (each in a form satisfactory to the Company), and any transfer of a Unit shall not be deemed effective until the transfer is registered in the books and records of the Company.

(c) Each Unit shall be represented by a certificate in the form attached hereto and incorporated herein by reference as Exhibit B (a “Unit Certificate”), and each Unit Certificate shall be executed by any Manager or any officer of the Company authorized by the Board and shall contain the following legend:

“THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH LIMITED LIABILITY COMPANY INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHOCATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH QUALIFICATION AND REGISTRATION IS AVAILABLE. ANY TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS REPRESENTED HEREBY ARE FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS SET FORTH IN THE SEVENTH AMENDED AND RESTATED OPERATING AGREEMENT OF THE COMPANY, DATED AS OF _______________, 2017, AS AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME.”

(d) Notwithstanding any provision of this Agreement to the contrary, to the extent any provision of this Agreement is inconsistent with any nonwaivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware, the provisions of Article 8 of the Uniform Commercial Code as in effect in the State of Delaware shall control.

(e) THE TRANSFER OF THE LIMITED LIABILITY COMPANY INTERESTS IN THE COMPANY DESCRIBED IN THIS AGREEMENT ARE RESTRICTED AS PROVIDED HEREIN.

3.6 Admission of Additional Members.

(a) No Person shall be admitted as a Member of the Company without (i) the approval of the Managers and (ii) Preferred Member Approval; provided, that the foregoing limitation shall not be applicable to permitted transferees of Members who shall be admitted as Members immediately upon compliance with the applicable provisions of Article VIII. Notwithstanding the foregoing, no Person who is not a United States Person shall be admitted as a Member without Preferred Member Approval or if such admission would otherwise result in any breach, violation or contravention of any of the provisions of Article XII.

(b) Subject to the prior receipt of the consent or consents required by Section 3.6(a), a Person shall be admitted as an additional Member of the Company upon such Person’s execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement, which instrument may be a counterpart signature page to this Agreement.

3.7 No Preemptive Rights. No Member shall, by reason of his, her or its holding Units of any class of the Company, have any statutory preemptive or preferential right, under the Act or otherwise, to purchase or subscribe for any Interest, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options, warrants or rights to purchase Units of any class or any other Interest, now or hereafter to be authorized, whether or not the issuance of any Units or Interest or such notes, debentures, bonds or other securities would adversely affect the distribution or voting rights of any such Member.

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3.8 Resignations. No Member shall have the right or power to voluntarily resign or otherwise withdraw from the Company prior to the dissolution and winding up of the Company, except as otherwise expressly provided in this Agreement.

3.9 No Liability of Members. Except as otherwise expressly required by the Act, all debts, obligations and liabilities of the Company, whether arising in contributions, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.

3.10 Meetings of and Voting by Members.

(a) A meeting of the Members may be called at any time by a Majority in Interest of the Class A Members or by the Board. Meetings of the Members may be held at any place within or outside the State of Delaware that has been designated in the notice of the meeting or at such place as may be approved by the Board. Unless such requirement is waived by (i) a Majority in Interest of the Class A Units and (ii) Preferred Member Approval, meetings of the Members shall be held upon ten (10) Business Days’ notice by first-class mail or internationally recognized express courier or forty-eight (48) hours’ notice given personally or by telephone, facsimile, e-mail, or other similar means of communication. Any such notice shall be addressed or delivered to each Member at such Member’s address as it is shown upon the records of the Company. Notice by mail or express courier shall be deemed to have been given at the time a written notice is deposited in the United States or Canadian mail, postage prepaid or at the time deposited with such express courier with full payment for express delivery, as the case may be. Any other written notice shall be deemed to have been given at the time it is personally delivered to the recipient or is delivered to a common carrier for transmission, or actually transmitted by the person giving the notice by electronic means, to the recipient. Oral notice shall be deemed to have been given at the time it is communicated, in person or by telephone or wireless, to the recipient or to a person at the office of the recipient who the person giving the notice has reason to believe will promptly communicate it to the receiver. Unless otherwise expressly required by this Agreement, the affirmative vote of a Majority in Interest of the Class A Units and the Class C Units, voting together as a single class, shall be required for the approval by the Members of each matter submitted to a vote of the Members, other than any Preferred Consent Matter (for which Preferred Member Approval shall be required).

(b) The presence (in person or by proxy) of Members having sufficient voting power to approve all matters to be considered at the meeting shall constitute a quorum. In case a quorum shall not be present at any meeting, Members holding a majority of the Units present (in person or by proxy) at the meeting shall have the power to adjourn the meeting from time to time until a quorum is present.

(c) Members may participate in a meeting through use of conference telephone or other communications equipment, so long as all Persons participating in such meeting can hear each other.

(d) Any action required or permitted to be taken by the Members may be taken without a meeting, without prior notice and without a vote, if Members holding not less than the minimum number of votes necessary to authorize or take such action as required under this Agreement consent in writing to that action. Such action by written consent shall have the same force and effect as a vote taken at a meeting by such Members. Upon the taking of any action by written consent, the Company shall promptly provide written notice thereof to the Members that did not execute such written consent; provided that the failure to give such notice shall not affect the validity of such action.

(e) The provisions of this Section 3.10 govern meetings of the Members if the Members elect, in their discretion, to hold meetings or if a meeting of the Members is called by the Board. Nothing in this Section 3.10 or in this Agreement, however, is intended to require that meetings of Members be held absent such a meeting being called by the Members or the Board.

3.11 Remuneration to Members. Except as otherwise specifically provided by the Board, no Member (acting solely in the capacity of a Member) is entitled to remuneration for acting in the Company business.

3.12 Members Are Not Agents. Pursuant to Section 4.1 and the Certificate of Formation, the management of the Company is vested solely in the Board. The Members shall have no power to participate in the management of the Company except as expressly authorized by this Agreement or the Certificate of Formation. No Member,

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acting solely in the capacity of a Member, shall be or act as an agent of the Company nor does any Member, unless expressly and duly authorized in writing to do so by the Board, have any power or authority to bind or act on behalf of the Company in any way, to pledge its credit, to execute any instrument on its behalf, or to render it liable for any purpose.

Article IV
Management

4.1 Management of the Company. The business, Property and affairs of the Company shall be managed by or under the direction of a “board of managers” consisting of one or more Managers designated by the Members in accordance with this Agreement (the “Board”).

(a) The Board shall initially consist of one (1) Manager and the initial Manager designated by the Members shall be the Parent. Thereafter (i) the total number of Managers shall be fixed from time to time by a Majority in Interest of the Class A Units and the Class C Units, voting together as a single class, and (ii) Managers shall be elected at each annual meeting of the Members and at any special meeting of the Members called for the purpose of electing Managers. Each Manager shall serve until the earlier of (v) the designation of such Manager’s successor, (w) the removal of such Manager in accordance with the terms of this Agreement, and (x) such Manager’s resignation. A Manager may, but need not be, a Member.

(b) Any Manager may resign at any time by giving written notice to the Members and the other Managers, or written notice to the Members if there are no Managers. The resignation of any Manager shall take effect upon receipt of that notice or at such later time or upon the happening of the event or events as shall be specified in the notice. Unless otherwise specified in the notice, the acceptance of the resignation shall not be necessary to make it effective.

(c) A Manager may be removed at any time, with or without cause, by the affirmative vote of a Majority in Interest of the Class A Units and the Class C Units, voting together as a single class.

(d) Any vacancy occurring in the Managers, for any reason, shall be filled by the affirmative vote of a Majority in Interest of the Class A Units and the Class C Units, voting together as a single class. A Manager elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office.

4.2 Meetings of the Board.

(a) Meetings of the Board may be called by any Manager. All meetings shall be held upon at least two (2) Business Days’ written notice (with confirmed receipt). Notice of a meeting need not be given to any Manager who signs a waiver of notice or a consent to holding the meeting (which waiver or consent need not specify the purpose of the meeting) or an approval of the minutes thereof, whether before or after the meeting, or who attends the meeting without protesting, prior to its commencement, the lack of notice to such Manager. All such waivers, consents and approvals shall be filed with the Company records or made a part of the minutes of the meeting. Meetings of the Board may be held at any place within or without the State of Delaware that has been designated in the notice of the meeting or at such place as may be approved by the Board. Managers may participate in a meeting through use of conference telephone, or other communications equipment, so long as all Managers participating in such meeting can hear each other. Participation in a meeting in such manner constitutes presence in person at such meeting. The presence of Managers sufficient to approve a matter pursuant to this Agreement constitutes a quorum of the Board for the transaction of business with respect to such matter.

(b) Any action required or permitted to be taken by the Board may be taken by the Board without a meeting, without prior notice and without a vote, if such number of Managers sufficient to approve such action pursuant to the terms of this Agreement consents thereto in writing. Such action by written consent shall have the same force and effect as if taken at a meeting of the Board.

(c) The Company shall reimburse the reasonable out-of-pocket expenses incurred by each Manager in connection with attending meetings of the Board.

4.3 Board Approval Matters. Except as otherwise provided by this Agreement (including Section 13.1), the affirmative vote by a simple majority of the total number of Managers then in office shall be considered the action of the Board.

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4.4 Power to Bind Company. No Manager (acting in his capacity as such) shall have any authority to bind the Company to any third party with respect to any action except pursuant to a resolution expressly authorizing such action which resolution is duly adopted by the Board by the affirmative vote required for such matter pursuant to this Agreement. Except as otherwise determined by the Board, only those Managers, officers of the Company, and other Persons specifically authorized by the Board may execute any contract, agreement, or document on behalf of the Company.

4.5 Fiduciary Duties of Managers.

(a) Subject to the other provisions of this Article IV, the Managers shall have and exercise the same duties (including fiduciary duties) to the Company and the Members as a director of a corporation under the laws of the State of Delaware.

(b) To the extent that the Members, or any Member or class or group of Members, have a consent, veto or approval right or power under this Agreement or the Act with respect to a particular matter or action of the Company or the Board, and such Members, or Member or class or group of Members, (i) give their consent or approval to such matter or action, then the Managers shall, to the fullest extent permitted by Law, have no duties (including fiduciary duties) to the Company, the Members, the other Managers, the officers of the Company or any other Person in taking such particular matter or action, or (ii) veto or fail to exercise such right or power with respect to such matter or action, then the Managers shall, to the fullest extent permitted by Law, have no duties (including fiduciary duties) to the Company, the Members, the other Managers, the officers of the Company or any other Person in failing to act with respect to such particular matter or action.

(c) The provisions of this Section 4.5, to the extent that they restrict or eliminate or otherwise modify the duties (including fiduciary duties) of the Managers existing at law or in equity, are agreed by the Company, the Members, the other Manager(s), the officers of the Company and any other Person to replace such other duties of Managers to the fullest extent permitted by Law.

(d) Any amendment, modification or repeal of this Section 4.5 shall be prospective only and shall not in any way affect the elimination or modification of duties (including fiduciary duties) of the Managers as in effect immediately prior to such amendment, modification or repeal with respect to acts or omissions occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

4.6 Other Activities. Except as expressly otherwise provided herein (including, without limitation, in the succeeding sentences of this Section 4.6) but (for any Manager) in any event in compliance with the obligations set forth in Section 4.5(a), any Member and any Manager may engage in or possess any interest in other business ventures and may engage in other activities of any nature and description independently or with others and neither the Company nor any other Member shall have any rights in or to any such independent venture or the income or profits derived therefrom. The Manager shall not be required to manage the Company as its sole and exclusive function. In addition to the activities permitted by the initial sentence of this Section 4.6, Alaris may engage in or possess any interests in business ventures and may engage in other activities of every kind and description (including ventures competitive with the Sequel Group) independently or with others in addition to those relating to the Company, provided that Alaris complies with the provisions of Section 7.6. Each Member authorizes, consents to and approves of such present and future activities by Alaris. Notwithstanding the foregoing, none of the Company, any Member or any officer of the Company shall have any right by virtue of this Agreement or the relationship created hereby in or to other ventures or activities of Alaris or any Affiliate of Alaris (which, for the avoidance of doubt, excludes the Company), or to the income or proceeds derived therefrom.

4.7 Devotion of Time. The Members acknowledge that the Company is managed on a day-to-day basis by a Chief Executive Officer (other than the Managers) who is responsible for the day-to-day operational management of the Company at the direction of the Managers and that the roles of the Managers (acting in their capacity as such) are to provide strategic direction and overall control of the business only. As such, a Manager shall not be required to manage the Company as his sole and exclusive function, provided that each Manager shall dedicate such time, effort and skill to the planning for the Company’s strategic direction of the business and operational affairs as is necessary and proper to ensure the Company’s welfare and success.

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4.8 Limited Liability.

(a) A Manager shall, to the fullest extent permitted by Law, not be liable to the Company, the Members, the other Manager(s), the officers of the Company or any other Person for breach of fiduciary duty for such Manager’s good faith reliance on the provisions of this Agreement.

(b) A Manager of the Company shall, to the fullest extent permitted by Law, not be personally liable under any judgment of a court, or in any other manner, for any debt, obligation, or liability of the Company, whether that liability or obligation arises in contract, tort, or otherwise, solely by reason of being a Manager of the Company.

(c) A Manager, in the performance of such Manager’s duties as set forth in Section 4.5, shall to the fullest extent permitted by Law, be fully protected and shall not be liable to the Company, the Members, the other Manager(s), the officers of the Company or any other Person, in relying in good faith upon the records of the Company and its Subsidiaries and upon such information, opinions, reports or statements presented to the Company by any of its other Managers, Members, officers or employees or to any of the Company’s Subsidiaries or any of their managers, directors, officers, employees or committees of managers or directors, or by any other Person, as to matters the Manager reasonably believes are within such other Person’s professional or expert competence and who has been selected with reasonable care by or on behalf of the Company or any of its Subsidiaries (including information, opinions, reports or statements as to the value and amount of the assets, liabilities, profits or losses of the Company or any of its Subsidiaries or any other facts pertinent to the existence and amount of assets from which distributions to Members might properly be paid). In addition, and notwithstanding anything in this Agreement to the contrary, the Managers may consult with legal counsel, accountants, appraisers, management consultants, investment bankers and other consultants and advisors selected by them, and a Manager, in the performance of such Manager’s duties as set forth in Section 4.5, shall to the fullest extent permitted by Law be fully protected, and shall not be liable to the Company, the Members, the other Manager(s), the officers of the Company or any other Person, in relying in good faith upon any advice or opinion of any such Person as to matters which the Managers reasonably believe to be within such Person’s professional or expert competence.

(d) Notwithstanding anything in this Agreement to the contrary, a Manager shall, to the fullest extent permitted by Law, not be liable to the Company, the Members, the other Manager(s), the officers of the Company or any other Person for breach of fiduciary duties as set forth in Section 4.5; provided, however, that the foregoing shall not eliminate or limit the liability of a Manager for (i) any breach of the Manager’s duty of loyalty to the Company or the Members, (ii) any acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of Law, (iii) any financial benefit received by the Manager to which the Manager is not entitled, or (iv) any improper distributions for which the consent related to such distribution does not comply with the Manager’s fiduciary duties set forth in Section 4.5.

(e) The provisions of this Section 4.8, to the extent that they restrict or eliminate or otherwise modify of the liabilities of the Managers existing at law or in equity, are agreed by the Company, the Members, the other Manager(s), the officers of the Company and any other Person to replace such other liabilities of Managers to the fullest extent permitted by Law.

(f) Any amendment, modification or repeal of this Section 4.8 shall be prospective only and shall not in any way affect the elimination or modification of liabilities of the Managers as in effect immediately prior to such amendment, modification or repeal with respect to acts or omissions occurring, in whole or in part, prior to such amendment, modification or repeal, regardless of when claims relating to such matters may arise or be asserted.

4.9 Officers and Related Persons. The Board shall have the authority to appoint and terminate officers of the Company and retain and terminate employees, agents, advisors, representatives and consultants of the Company and to delegate such duties to any such officers, employees, agents, advisors, representatives and consultants as the Board deems appropriate, including the power, acting individually or jointly, to represent and bind the Company in all matters, in accordance with the scope of their respective duties.

4.10 Reliance by Third Parties. Persons dealing with the Company are entitled to rely conclusively upon the power and authority of the Board.

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4.11 Tax Matters.

(a) The Members intend that the Company be treated as a partnership for U.S. federal income tax purposes and any similar provisions of state or local Law. The Company shall not elect to be treated as an association taxable as a corporation for U.S. federal, state or local income tax purposes under Regs. §301.7701-3(a) or under any corresponding provision of state or local Law. The tax classification for U.S. federal income tax purposes, however, shall not affect the Company’s state law status as a Delaware limited liability company or the status of the Company in any foreign jurisdiction.

(b) Until the Board determines otherwise, the Parent shall be the person described in IRC §6231(a)(7) and be referred to as the “Tax Matters Member”. As the Tax Matters Member, the Parent shall act in good faith and in a manner consistent with its fiduciary duties, from time to time, only at the direction of the Board, which direction shall be given only in good faith and in a manner consistent with the fiduciary duties of the Board. The Tax Matters Member shall cause to be prepared and shall sign all returns of the Company, make any election which is available to the Company consistent with the terms hereof, and monitor any governmental tax authority in any audit that the authority may conduct of the Company’s books and records or other documents. If a valid Section 754 election is not otherwise already in effect, the Company shall make and thereafter shall keep in effect, a valid election under Section 754 of the Code beginning in the taxable year of the Company that includes the Merger or any Exchange of a Unit constituting a sale or exchange for federal income tax purposes. Each Member shall take all actions required to cause the Parent to be (and continue as) the Tax Matters Member and, if requested by the Tax Matters Member, to otherwise authorize and appoint the Tax Matters Member as that party with the sole authority to handle all tax matters of the Company. Each Member agrees to execute, certify, deliver, file and record at appropriate public offices or deliver to the Tax Matters Member such documents as may be requested by the Tax Matters Member to facilitate the handling of any tax matter as the Tax Matters Member deems necessary. The Tax Matters Member shall keep the Members reasonably informed of all audit activity or correspondence to and from tax authorities pertinent to Company affairs, and shall afford any Member interested in doing so the opportunity to participate in proceedings before a taxing authority or any judicial proceedings pertinent to tax matters.

(c) Not later than March 15 of each year (or as may be extended in compliance with the Regs), the Board shall cause to be prepared and transmitted to each Member a U.S. federal income tax Form K-1 for the prior Tax Year and any required similar state and local income tax form for each Member prepared in a manner consistent with the terms hereof.

(d) The Tax Matters Member shall not cause or permit the Company to take any action or make any decision that would have a Material Adverse Effect or a material adverse effect on any Member without approval of the Board, and with respect to any Preferred Member, Preferred Member Approval.

(e) With respect to Tax returns for Tax years beginning after December 31, 2017 (or such later date as may be applicable if the effective date the 2015 Audit Rules is delayed), the Tax Matters member shall be the Company’s “partnership representative” (as such term is defined in Code §6223(a)) (and in any other similar capacity under state or local Tax Law). The Tax Matters Member shall keep the Members reasonably informed of all audit activity or correspondence to and from Tax authorities pertinent to the Company’s affairs, and shall afford any potentially-affected Member interested in doing so the opportunity to participate in proceedings before a Tax authority or any judicial proceedings pertinent to Tax matters, to the extent practicable, at such Member’s own expense. The Tax Matters Member shall not cause or permit the Company to take any action or make any decision pertinent to such audit activity that would have a material adverse effect on the Preferred Member without Preferred Member Approval. Except with Preferred Member Approval:

(i) The Tax Matters Member shall not cause or permit the Company to elect under §1101(g)(4) of the Bipartisan Budget Act of 2015 to have any provision of such Act apply to the Company for the Company’s Tax years beginning before January 1, 2018 (such provisions, the “2015 Audit Rules”);

(ii) The Tax Matters Member shall cause the Company to make an election out of the 2015 Audit Rules pursuant to Code §§6221(b) if the Company is eligible to do so unless Company receives written notice to the contrary from the Preferred Member; and

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(iii) If the Company is not eligible for such election out in (ii) above), the Company shall make the election described in Code §6226(a), to the extent the Company is eligible to do so, so as to avoid the application of Code §6225, unless Preferred Member approves Company’s decision not to make such election.

Article V
Contributions and Capital Accounts

5.1 Capital Contributions. As of the date hereof, each Member shall own the number and class of Units set forth opposite the name of such Member as set forth on Exhibit A hereto, as adjusted from time to time pursuant to the terms of this Agreement. Units have been and shall be hereafter issued to the Members for the Capital Contributions made by such Members at the time they received their respective Units.

5.2 Capital Accounts.

(a) The Company shall establish and maintain a single Capital Account for each Member in accordance with the following provisions:

(i) To each Member’s Capital Account there shall be added such Member’s Capital Contributions, such Member’s allocable share of Profit, Gross Income, and any items in the nature of income or gain that are specially allocated pursuant to Sections 6.4, 6.4 or 6.5 hereof and the amount of any Company liabilities assumed by such Member or secured by any Property distributed to such Member;

(ii) Each Member’s Capital Account shall be decreased by the amount of cash and the Asset Value of any Property distributed to such Member pursuant to any provision of this Agreement, such Member’s allocable share of Losses and any items in the nature of deduction or loss that are specially allocated pursuant to Sections, 6.3, 6.4 or 6.5 hereof and the amount of any liabilities of such Member assumed by the Company or that are secured by any property contributed by such Member to the Company;

(iii) In the event all or a portion of an Interest is transferred in accordance with the terms of this Agreement, the transferee shall succeed to the Capital Account of the transferor to the extent it relates to the transferred Interest; and

(iv) In determining the amount of any liability for purposes of clauses (i) and (ii) of this Section 5.2, there shall be taken into account Code §752(c) and any other applicable provisions of the Code, the Regs and Section 6.7(c) hereof.

(b) The foregoing provisions and the other provisions of this Agreement relating to the maintenance of Capital Accounts are intended to comply with Regs. Section 1.704-1(b), and shall be interpreted and applied in a manner consistent with such Regs. In the event the Board shall determine that it is prudent to modify the manner in which the Capital Accounts, or any decreases or increases thereto (including decreases or increases relating to liabilities that are secured by, contributed or distributed property or that are assumed by the Company or the Members), are computed in order to comply with such Regs., the Board may make such modification, provided that it is not likely to have a material effect on the amounts distributable to any Member pursuant to Article X upon the winding up of the Company. The Board also shall (i) make any adjustments that are necessary or appropriate to maintain equality between the aggregate Capital Accounts of the Members and the amount of Company capital reflected on the Company’s balance sheet, as computed for book purposes in accordance with Regs. Section 1.704-1(b)(2)(iv)(q), and (ii) make any appropriate modifications in the event unanticipated events might otherwise cause this Agreement not to comply with Regs. Section 1.704-1(b).

5.3 Additional Contributions.

(a) No Member shall be obligated to make any additional contribution to the Company’s capital without such Member’s consent. The consent of the other Members is not necessary for any Member to contribute additional capital to the Company, provided that Preferred Member Approval is required if any such contribution of additional capital would cause a breach of Article XII.

(b) The Members acknowledge that additional capital contributions may be in the best interest of the Company and its Members from time to time. If the Board reasonably determines that additional contributions to the Company’s capital are required, the Board may request the capital contributions from the Preferred Member. The Preferred Member has indicated an interest in possibly funding additional capital contributions if requested to do so

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by the Company. Any additional capital contribution by the Preferred Member is subject to, among other matters, (i) approval of a Majority in Interest of the Class A Units, (ii) approval of all corporate and regulatory bodies with authority over the Preferred Member and its parent entity, (iii) no Material Adverse Effect or Material Change has occurred as of the closing of such additional capital contribution, and (iv) no Event of Default has occurred and is continuing as of the closing of such additional capital contribution.

(c) To the extent a Member makes an additional Capital Contribution to the Company, the Board shall revise Exhibit A of this Agreement to reflect such Capital Contribution without further, act, vote or consent of any other Person, which amendment shall constitute an amendment to this Agreement permitted by Section 13.1.

5.4 Rights Regarding Capital Contributions.

(a) Except as otherwise set forth herein, no Member shall be entitled to interest on any Capital Contribution, and no Member shall have the right to withdraw or to demand the return of all or any part of its Capital Contribution.

(b) Except as required by the LLC Act, no Member shall have personal liability for the repayment of the Capital Contribution of any Member or any obligation to make loans or advances to the Company, including restoration of a deficit Capital Account as provided in Section 5.5.

5.5 Deficit Capital Accounts. Notwithstanding anything to the contrary contained in this Agreement, and notwithstanding any custom or rule of Law to the contrary, to the extent that any Member’s Capital Account has a deficit balance upon dissolution of the Company, such deficit shall not be an asset of the Company and such Member shall not be obligated to contribute such amount to the Company to bring the balance of such Member’s Capital Account to zero.

5.6 Creditors. The provisions of this Agreement are intended solely to benefit the Members and, to the fullest extent permitted by applicable Law, shall not be construed as conferring any benefit upon any creditor of the Company (and no such creditor shall be a third party beneficiary of this Agreement), and no Member shall have any duty or obligation to any creditor of the Company to make any contribution or payments to the Company.

Article VI
Allocations and Distributions

6.1 Profit and Loss. The Board will allocate to each Member its share of the Gross Income, Profit and Loss of the Company for each Tax Year as determined in accordance with the terms hereof. All Members agree to be bound by such allocations of Gross Income, Profit, Loss, and all items which are separately allowable for income tax purposes, tax credits and other income tax-related amounts provided for in this Agreement, and expressly acknowledge that such allocations are reasonable having regard to all circumstances at the time each Member acquired any Units in the Company.

6.2 All Unitholders of Each Class Equal. Allocations of Gross Income, Profit, Loss and all items which are separately allowed for income tax purposes, tax credits and other income tax-related amounts shall be made among the holders of each class of Units in proportion to which the number of Units of that class held by a Member bears to the aggregate number of Units in such class held by all Members.

6.3 Allocation of Profit and Gross Income. At the end of each Tax Year of the Company, and subject to Sections 6.3(d), 6.4(e) and 6.5, holders of Units will be allocated an amount of Gross Income and Profit in the following order of priority:

(a) First, Gross Income to the Preferred Member to the extent of the lesser of:

(i) the aggregate amount of Class C Distribution and Class D Distribution paid to it during such Tax Year, plus the balance of the Notional Account (as computed pursuant to Section 6.3(c)), if any; and

(ii) all of the Company’s Gross Income for such Tax Year; and

(b) Second, all Profit to the holders of the Class A Units and Class B Units in proportion to the number of Units held by each such holder relative to the total number of Class A Units and Class B Units outstanding at the end of such Tax Year.

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(c) In respect of any Tax Year, the amount, if any, by which the amount referred to in Section 6.3(a)(i) exceeds the amount referred to in Section 6.3(a)(ii), shall be added to a notional account (the “Notional Account”) for the purpose of calculating the allocation of Gross Income to the Preferred Member (in proportion to the number of Class C Units and Class D Units held by such Member) in any subsequent Tax Year. For purposes of clarity, the purpose of such Notional Account is to ensure that the Preferred Member is appropriately allocated an aggregate amount of Gross Income equal to the aggregate amount of Class C Distributions and Class D Distributions. An amount allocated to the Preferred Member in respect of the Notional Account in a Tax Year shall be deducted from the Notional Account for the purposes of subsequent Tax Years (in proportion to the number of Class C Units and Class D Units held by such Member).

(d) Upon a Liquidation Event, and notwithstanding any other provision of this Agreement to the contrary, an amount of Profit arising therefrom shall be allocated to the Preferred Member to the extent of (i) any installments of the Class C Distribution and Class D Distribution that are due and payable have not been fully paid, and (ii) the positive difference, if any, between (A) the Preferred Member’s Initial Class C Contribution, Initial Class D Contribution, and any additional amounts to which the Preferred Member is entitled if Section 8.11 or 8.12 is applicable (such adjustment is limited to the Profit arising from such event), and (B) the Capital Account balance of the Preferred Member.

6.4 Allocation of Loss & Related Offsetting Allocations of Profit. At the end of each Tax Year, holders of Units will be allocated an amount of Loss in the following order of priority:

(a) First, to the holders of Class A Units and Class B Units (in proportion to the number of Units held by each Member relative to the total number of Class A Units and Class B Units outstanding at the end of such Tax Year) until the balances of their Capital Accounts are reduced to zero;

(b) Second, to the holders of Class A Units and Class B Units (in proportion to the number of Units held by each Member relative to the total number of Class A Units and Class B Units outstanding at the end of such Tax Year) until a holder of Class A Units or Class B Units would have an Adjusted Capital Account Deficit, and then to the other holders of Class A Units and Class B Units until each such holder of Class A Units or Class B Units would have an Adjusted Capital Account Deficit.

(c) Third, to the holder of Class C Units and Class D Units, in proportion to the weighted average number of such Units held by each such holder during such Tax Year relative to the weighted average total number of Class C Units and Class D Units outstanding during such Tax Year, until the balance of its Capital Account is reduced to zero; and

(d) Finally, any remaining Loss to the holders of the Class A Units and Class B Units in proportion to the number of Units held by each Member relative to the total number of Class A Units and Class B Units outstanding at the end of such Tax Year.

(e) In respect of each Tax Year, if, in a prior Tax Year, an amount of Loss has been allocated to the holders of Class A Units, Class B Units, Class C Units or Class D Units pursuant to this Section 6.4, which such allocations have not been reversed by previous applications of this Section 6.4, Profit in such current Tax Year shall be allocated in the following manner:

(i) First, to holders to which such Loss has been previously allocated, in the following order of priority:

(A) First, Profit to reverse such previous Loss allocations made pursuant to Section 6.4(d);

(B) Second, Gross Income to reverse such previous Loss allocation made pursuant to Section 6.4(c);

(C) Third, Profit to reverse the Loss allocation made pursuant to Section 6.4(b); and

(D) Finally, Profit to reverse such previous Loss allocation made pursuant to Section 6.4(a); and

(E) Thereafter, the balance of Profit, if any, shall be allocated pursuant to Section 6.3(a) and (b).

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6.5 Special Allocations. The following special allocations shall, except as otherwise provided, be made in the following order:

(a) Any Member who unexpectedly receives an adjustment, allocation or distribution described in Regs. §1.704-1(b)(2)(ii)(d)(4), (5) or (6) which causes or increases an Adjusted Capital Account Deficit shall be allocated items of income and gain sufficient to eliminate such increase or negative balance caused thereby, as quickly as possible, to the extent required by Regs. §1.704-1(b)(2)(ii)(d). The Members intend that the provisions set forth in this clause will constitute a “qualified income offset” as described in Regs. §1.704-1(b)(2)(ii)(d) and shall be interpreted and applied in all respects in accordance with such Regs.

(b) No allocation of an item of Loss shall be made to any Member if, as a result of such allocation, such Member would have an Adjusted Capital Account Deficit. Any such disallowed allocation shall be made to the Members entitled to receive such allocation under Regs. §1.704-1 and otherwise in accordance with the applicable provisions of Section 6.4. If any item of Loss is reallocated under this Section 6.5(b), subsequent allocations of Profit and Loss (and items thereof) shall be made so that, to the extent possible, the net amount allocated under this Section (b) equals the amount that would have been allocated to each Member if no reallocation had occurred under this Section 6.5(b).

(c) To the extent an adjustment to the adjusted tax basis of any of the Company assets, pursuant to Code § 734(b) or Code § 743(b), is required, pursuant to Section 1.704-1(b)(2)(iv)(m)(2) or 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations, to be taken into account in determining Capital Accounts, the amount of such adjustment to Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis) and such gain or loss shall be specially allocated to the Members in accordance with their interests in the Company if Section 1.704-(b)(2)(iv)(m)(2) of the Treasury Regulations applies, or to the Member to whom such distribution was made if Section 1.704-1(b)(2)(iv)(m)(4) of the Treasury Regulations applies. Additionally, the Members intend to restate the Capital Account balances under circumstances when such restatements are required or permitted under Regs. Section 1.704-1(b)(2)(iv), in which cases the principles referred to in Regs. Section 1.704-1(b)(2)(iv)(f)(1) through (4) shall be applied. In the event of such a restatement, the unrealized gain recognized for book purposes is to be initially allocated to the Preferred Member to the extent of any remaining accrued but unpaid Class C Distribution and Class D Distribution as well as any additional amounts in excess of any Initial Class C Contribution and Initial Class D Contribution to which the Preferred Member is entitled if Section 8.11 or 8.12 is then applicable (such adjustment is limited to such unrealized gain recognized for book purposes), consistent with Section 6.3(d).

(d) Notwithstanding any other provision of this Article VI, if there is a net decrease in the Company Minimum Gain (as calculated in accordance with the principles of Regs. §1.704-2(g)(1)) during any Tax Year, each Member, but only to the extent required by Regs. §1.704-2(f), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to the portion of such Member’s share of the net decrease in Company Minimum Gain, determined in accordance with Regs. §1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with Regs. §§1.704-2(f)(6) and 1.704-2(j). The Members intend that this provision comply with the minimum gain chargeback requirement in such section of the Regs. and shall be interpreted consistently therewith.

(e) Notwithstanding any other provision of this Article VI (other than Section 6.5(d) if there is a net decrease in Member Minimum Gain (calculated in accordance with the principles of Regs. §1.704-2(i)(3)) during any Tax Year, each Member who has a share of that Member Minimum Gain, determined in accordance with the principles of Regs. §1.704-2(i)(5), as of the beginning of such Tax Year, but only to the extent required by Regs. §1.704-2(i) and not subject to the exceptions set forth in Regs. §1.704-2(i)(4), shall be specially allocated items of Company income and gain for such year (and, if necessary, subsequent years) in an amount equal to such Member’s share of the net decrease in Member Minimum Gain, determined in accordance with Regs. §§1.704-2(i)(4) and 1.704-2(g)(2). Allocations pursuant to the previous sentence shall be made in proportion to the respective amounts required to be allocated to each Member pursuant thereto. The items to be so allocated shall be determined in accordance with, and only to the extent required by, Regs. §§1.704-2(i) and 1.704-2(j). The Members intend that this provision comply with the minimum gain chargeback requirements in such Regs. §704-2(i)(4) and shall be interpreted consistently therewith.

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(f) All Nonrecourse Deductions shall be allocated to the Members in the manner described in Section 6.3(b) above (irrespective of whether Profit is allocable pursuant to such Section in any particular Tax Year) since, the Members acknowledge, the Profit allocation therein set forth is a significant Company item attributable to property securing nonrecourse liabilities within the meaning of Regs. §1.704-2(e)(2).

(g) The allocations contained in Sections (a) through (f) (the “Regulatory Allocations”) are intended to comply with certain requirements of Regs. §§1.704-1 and 1.704-2. The Regulatory Allocations shall be taken into account in allocating Profit and Loss and other items of income, gain, loss and deduction among the Members so that to the extent possible, the aggregate of (i) the allocations made to each Member under this Agreement other than the Regulatory Allocations and (ii) the Regulatory Allocations made to each Member shall equal the net amount that would have been allocated to each Member had the Regulatory Allocations not occurred. The Board shall take account of the fact that certain of the Regulatory Allocations will occur at a period in the future for purposes of applying this Section 6.5(g).

6.6 Income Tax Allocations and Allocations Regarding Contributed Property. Except as provided in the following sentence, all items of Company income, loss and deduction for U.S. federal income tax purposes shall be allocated among the Members consistent with the corresponding allocations of Profit, Loss and other items of income and deduction as described in the foregoing provisions of this Article VI. Notwithstanding the foregoing, each item of income, gain, loss or deduction attributable to: (a) any Property contributed to the capital of the Company or (b) any other Property of the Company the Asset Value of which has been adjusted pursuant to clause (ii) or (iv) of the definition of Asset Value, shall be allocated among the Members in accordance with Code §704(c) (or, as determined by the Parent as appropriate, any provisions contained in the Regs. under Code §704(b) providing for substantially equivalent treatment) using the remedial method, so as to take into account the variation, at the time of contribution or adjustment to Asset Value, between the adjusted basis and Asset Value of such Property, provided that, with prior Preferred Member Approval, the Parent may select another reasonable method. Allocations pursuant to this Section 6.6 are solely for purposes of U.S. federal, state and local taxes, and shall not affect, or in any way be taken into account in computing, any Member’s Capital Account or share of Profit, Loss, other items, or distributions pursuant to any provision of this Agreement, except that allocations pursuant to this Section 6.5 shall be taken into account in determining the amount of Tax Distributions paid to the holders of Class A Units and Class B Units pursuant to Section 6.9(a).

6.7 Other Allocation Rules.

(a) For purposes of determining the Profit, Loss, or any other items allocable to any specified period, Profit, Loss and any such other items shall be determined on a monthly or other basis using any permissible method under Code §706 and the Regs. thereunder.

(b) The Members are aware of the income tax consequences of the allocations made by this Article VI, and hereby agree to be bound by the provisions of this Article VI in reporting their shares of Company income and loss for income tax purposes.

(c) In allocating Company liabilities for purposes of Code §752 and the Regs. promulgated thereunder, the Members acknowledge and agree as follows:

(i) Recourse liabilities shall be allocated to the Members in accordance with Regs. §1.752-2. It is acknowledged that the Preferred Member presently bears no “economic risk of loss” for any recourse liability of the Company or its Affiliates within the meaning of Regs. §1.752-2, and that the Preferred Member has no obligation or intention to assume such a risk in the future. Accordingly, unless the Preferred Member determines to assume such a risk, no such recourse liabilities shall be allocated to the Preferred Member.

(ii) In regards to the allocation of nonrecourse liabilities of the Company as defined in Regs. §1.752-1(a)(2):

(A) Any such liability allocable pursuant to Regs. §1.752-3(a)(1) shall be allocated solely to the Members having a share of the Company Minimum Gain. It is acknowledged that, at present, the Preferred Member has no share of Company Minimum Gain.

(B) A maximum amount of nonrecourse liabilities shall be allocated to Members to whom taxable gain would be allocated under Code §704(c) (or in the same manner as Section 704(c) in connection with

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a revaluation of Company property) if the Company disposed of property subject to one or more nonrecourse liabilities of the Company in a taxable transaction in full satisfaction of such liabilities and for no other consideration pursuant to Regs. §1.752-3(a)(2), taking into account the method of calculation thereof prescribed in Section 6.6 above. The Members intend that allocations under this Section 6.7(c)(ii)(B) shall be made to each Member in an amount that reflects the ultimate taxable gain that would be recognized by each such Member after taking into consideration any available reductions to such Member’s allocable share of Company gain as a result of existing basis adjustments determined under section 743(b) and the regulations thereunder. For the avoidance of doubt, the Members intend, to the extent consistent with existing law, all nonrecourse liabilities allocated under this Section 6.7(c)(ii)(B) shall be made to the holders of Class A Units and Class B Units.

(C) All excess nonrecourse liabilities of the Company within the meaning of Regs. §1.752-3(a)(3) shall be allocated as follows:

1. First, to the Members in an amount up to the built-in gain that is allocable to the Class A Members and the Class B Members, to the extent consistent with existing law, on §704(c) property or property for which reverse section §704(c) allocation is applicable where such property is subject to the nonrecourse liability to the extent that such built-in gain exceeds the amount described in Section 6.7(c)(ii)(B) above. The Parties agree that, at the time this Agreement is entered into, there was sufficient built-in gain allocable to the Class A Members and Class B Members to support the allocation of the debt to the Class A Members and Class B Members. The Members intend that allocations under this provision will be made solely to the Class A Members and the Class B Members, to the extent consistent with existent law, in a manner similar to that described in Section 6.7(c)(ii)(B), and

2. Second, any remaining excess nonrecourse liabilities shall be allocated solely to the Class A Members and Class B Members in the manner in which Profit is allocable to such Members pursuant to Section 6.3(b), to the extent such allocation is consistent with existing law. The Members intend that this allocation of remaining excess nonrecourse liabilities reflects the manner in which a significant item of Company income or gain is allocated, as contemplated in Regs. §1.752-3(a)(3).

(iii) The foregoing is intended to effectuate the agreement of the Members that no nonrecourse liabilities will be allocated to the Preferred Member for purposes of §752 of the Code. If statutory or regulatory changes following the execution hereof require such an allocation under the terms of this Agreement, then the Members shall adopt such amendments hereto as may be proposed by the Preferred Member which are reasonably designed to further such intent and which will not substantially alter the interests of the Members in Free-Cash Flow or Liquidation Event Proceeds.

6.8 Class C Distributions and Class D Distributions.

(a) All Class C Distributions shall be paid to the holder of the outstanding Class C Units in immediately available funds in equal installments on the 15th day of each calendar month during the applicable distribution period (or if such day is not a Business Day, on the next succeeding Business Day), on a pari passu basis with the Class D Units but in priority to all other distributions to Members.

(b) All Class D Distributions shall be paid to the holder of the outstanding Class D Units in immediately available funds in equal installments on the 15th day of each calendar month during the applicable distribution period (or if such day is not a Business Day, on the next succeeding Business Day), on a pari passu basis with the Class C Units but in priority to all other distributions to Members.

(c) When appropriate financial information is not yet available in order to calculate Same Program Revenues or any year-over-year percentage change thereto for the purposes of any determination of the Class C Distribution or Class D Distribution for any Distribution Period, then the Class C Distribution amount and Class D Distribution amount for such Distribution Period shall initially be paid at the amount calculated for the immediately preceding Distribution Period. Following the availability of such financial information and the calculation of the Class C Distribution amount and Class D Distribution amount for the then-current applicable Distribution Period, any deficiency resulting from an increase in the Class C Distribution or Class D Distribution for the then-current Distribution Period shall be paid by the Company not later than October 15th of the then-current Distribution Period (or if such day is not a Business Day, the next succeeding Business Day), and any overpayment resulting from a decrease in the Class C Distribution or Class D Distribution for the then-current Distribution Period shall be credited

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against the next monthly Class C Distribution or Class D Distribution payment (or payments), respectively, until the full amount of any over-payment is recouped by the Company.

(d) If for any Tax Year, the aggregate Class C Distribution and the aggregate Class D Distribution paid in respect of such year exceeds the Gross Income allocable to the Class C Units or the Class D Units, respectively, any such excess shall reduce the Capital Account of the Preferred Member on a dollar for dollar basis.

(e) Distributions to the Preferred Member pursuant to this Section 6.8 and Section 6.9 shall not be treated as “guaranteed payments” as defined in §707(c) of the Code.

6.9 Common Distributions and Liquidation Event Proceeds. Except for the Class C Distribution and the Class D Distribution, which shall be distributed at such times and in such amounts as set forth in accordance with Section 6.8, so long as at the time of distribution (i) all installments of the Class C Distribution and Class D Distribution then due and payable have been paid in full, (ii) there is no continuing Event of Default, and (iii) no such distribution as provided herein would cause an Event of Default, then amounts shall be distributed in respect of the Class A Units and Class B Units in the manner set forth in this Section 6.9. For the avoidance of doubt,

(a) unless (and then, to the extent permitted) the Board reasonably determines in good faith that such distribution shall violate the Act or any agreement of the Company with any lenders, the Company shall distribute to the extent of available cash to each of the Class A and Class B Members as soon as practicable after the close of each Fiscal Year (and at such earlier times and in such amounts as necessary to enable the Members to pay estimated income tax liabilities) an amount equal to the excess of (i) the product of (A) such percentage as the Board shall reasonably determine to represent the highest combined maximum marginal federal, state and local income tax rates applicable to any Member or, in the case of a Member that is a tax partnership or S corporation for federal income tax purposes, to any direct or indirect member of such Member for such Fiscal Year, multiplied by (B) the net taxable income for such Fiscal Year allocated to such Member pursuant to Sections 6.3, 6.4 and 6.5, reduced by the net taxable losses for all prior Fiscal Years (since the Effective Date, to the extent not previously taken into account) allocated to such Member pursuant to Section 6.5, less (ii) the aggregate amount of any other distributions made by the Company to such Member pursuant to Section 6.9 in such Fiscal Year. In determining the amount of distributions pursuant to this Section 6.9(a), items of depreciation or amortization resulting from (x) any special basis adjustment with respect to any Member pursuant to Sections 734(b), 743(b) and/or 754 of the Code, or (y) any allocations required by Sections 704(c) and 737 of the Code shall not be taken into account. The Company shall use commercially reasonable efforts to ensure the Company holds sufficient cash for the lawful payment of Tax Distributions, including the creation and maintenance of reasonable and prudent reserves. Notwithstanding the foregoing, the Company shall not make any distributions pursuant to this Section 6.9(a) in respect of any income or gain arising before the Effective Date (and for the avoidance of doubt, no distributions shall be made with respect to sale and contributions of stock of Sequel Camelot Holdings, LLC and its subsidiaries and affiliates). Amounts distributed pursuant to this Section 6.9(a) shall be treated as an advance of amounts to be distributed pursuant to Sections 6.9(b) and/or 6.9(c), as applicable, and shall be offset against amounts due to be distributed pursuant to Sections 6.9(b) and/or 6.9(c). (the “Tax Distributions”).

(b) Other Distributions to Members. Subject to the payment of the Tax Distributions, cash distributions may be distributed in respect of the Class A Units and Class B Units, pro rata, at such times as the Board may determine.

(c) Distributions Upon Liquidation Event. All Liquidation Event Proceeds shall be distributed no later than thirty (30) days after actual receipt thereof by the Company, in each case to the Members in the following order and priority:

(i) First, if any installments of the Class C Distributions and Class D Distributions that are due and payable have not been fully paid, then one hundred percent (100%) to the Preferred Member until all such unpaid installments are fully paid;

(ii) Second, one hundred percent (100%) to the Preferred Member until the Preferred Member has received, in the aggregate, an amount which is equal to the Initial Class C Contribution and the Initial Class D Contribution;

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(iii) Third, one hundred percent (100%) to the Class A Members and the Class B Members, in proportion to the relative number of Class A Units and Class B Units, respectively, held by each such Member.

(d) Distributions After Change of Control of the Company. After a Change of Control of the Company, and the Preferred Member has been redeemed pursuant to Section 8.12 hereof, any remaining cash, less any amounts reserved in the discretion by the Board, shall be distributed in respect of the Class A Units and Class B Units, pro rata, at such times as the Board may determine.

6.10 Withholding. All amounts withheld pursuant to the Code or any provision of any state, foreign or local tax Law with respect to any distribution or allocation by the Company shall be treated as amounts distributed to the Members pursuant to this Article VI for all purposes under this Agreement.

(a) Unless otherwise required by Law, all amounts due pursuant to this Agreement shall be made free and clear of and without deduction for Taxes. Each Member shall deliver to the Company a properly completed and executed Internal Revenue Service Form W-9 or applicable W-8 (or any successor form) and any other similarly required documents for State withholding tax purposes.

(b) If and to the extent the Company withholds pursuant to this Section 6.10, the Company agrees that it will annually provide the Members with evidence of payment of withholding taxes.

(c) To the extent any amount withheld with respect to a Member pursuant to this Section 6.10 for any Fiscal Year exceeds the amount distributable to such Member pursuant to Section 6.8 or 6.9, as applicable, for such Fiscal Year, such Member shall repay such excess to the Company within ten (10) calendar days after such Member receives written notice from the Company of the amount of such excess. If the Company itself pays any amount in respect of such withholding on account of a Member, such Member shall on demand reimburse the Company for such amount, plus interest thereon at the Applicable Federal Rate, compounding semi-annually for the month in which such demand is made.

(d) Any payment of tax (including penalties and interest) by the Company pursuant to Code Sections 6225, 6232 and/or 6233 shall be treated as a payment made by the Company pursuant to a withholding tax obligation, and shall be allocated amongst the Members as a deemed distribution to such Members at such time, whether or not such Members were Members in the year to which the tax payment pertains. If any such payment is reduced based on the tax attributes of a Member, the Tax Matters Member shall allocate such payment among the Members to take such reduction into account for the applicable Members.

6.11 No Right to Demand Distributions. No Member shall be entitled to, be paid, or have the right to demand distributions of any amount, except as expressly provided in this Article VI.

6.12 Limitation on Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Company shall not make a distribution to the Members on account of their Interest in the Company if such distribution would violate the Act or any other federal or state Law.

Article VII
Books and Reports

7.1 Accounting Policies. All material accounting policies and procedures are to be applied consistently on a year over year basis, and any change in accounting application or accounting policies that require Preferred Member Approval as provided in this Agreement shall be applied retroactively to the date of the Initial Class C Contribution.

7.2 Appointment of Auditors. The Company will retain the Auditors to review, audit and report to the Members upon the financial statements of the Company for and as of the end of each Fiscal Year. The Auditors may be replaced or new auditors may be appointed at the discretion of the Board.

7.3 Books and Records; Inspection. During the term of the Company and for a period of six (6) years thereafter, the Board shall, at the expense of the Company or joint and several expense of the Members thereafter, keep and maintain, or cause to be kept and maintained, at its principal place of business, full, complete and accurate books of account and records of the business of the Company and all other entities within the Sequel Group as determined appropriate by the Board. The Members may, upon reasonable advance written notice to the Board, inspect the books of account and records of the Company during normal business hours. Without limitation of

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any audit rights any Member may have pursuant to any agreement among the parties hereto, a Member may, at its expense and upon ten (10) Business Days’ advance written notice to the Board, audit the books of account and records of the business of the Company.

7.4 Reporting of Financial and Tax Information.

(a) Not later than March 15 of each year, the Company shall cause to be prepared and transmitted to the Preferred Member:

(i) A report of allocations and distributions made to each Member in respect of the most recent Tax Year;

(ii) An estimated U.S. federal income tax Form K-1 for the Preferred Member (together with an explanatory calculation in respect of the allocation of the Company’s Profit and Loss and Gross Income and all other special allocations made to the Member on the estimated K-1), as well as an estimated Form 1065 for the Company in respect of the prior Tax year, as well as any required similar state and local income tax forms for each Member, all prepared in a manner consistent with the terms hereof, provided that the foregoing information may be provided to the Preferred Member in such format as determined appropriate by the Company and the Preferred Member, acting reasonably;

(iii) Estimated state apportionment data (in dollar values) in respect of payroll, property and sales taxes of the Company for the prior Tax Year;

(iv) Total estimated Profit and Loss and Gross Income of the Company for the prior Tax Year;

(v) Each member’s percentage ownership and voting rights in the Company having regard to all classes of Units owned by the member relative to all classes of Units issued and outstanding as of the end of the prior Tax year, and relative to all Capital Contributions to the Company made by such Member through the end of the prior Tax Year;

(vi) The effective profit allocation percentage to each Member at the end of the prior Tax Year, to the extent such information has not already been provided by the Company pursuant to other provisions of this Section 7.5(a);

(vii) The tax basis capital account calculation in respect of the Preferred Member’s Units in the Company as at the end of the prior Tax Year, as well as a roll-forward of such Member’s Capital Account balance;

(viii) An updated organization chart (showing legal entity names and ownership) for the Sequel Group, as of December 31 of the prior Tax Year; and

(ix) In respect of the prior Tax Year, reconciliations of the Net Income (Loss) for accounting purposes to both Profit and Loss and Gross Income of the Company for tax purposes;

(b) Not later than July 1 of each year, the Company shall cause to have prepared and transmitted to the Preferred Member:

(i) The finalized federal, state and local income tax returns and all schedules and forms (including the Form K-1s, the Form 1065, and all other applicable schedules and forms related thereto) (collectively the “Income Tax Returns”); and

(ii) Updated information and reconciliations thereof to information previously provided under subsection (a) above;

provided, that no more than thirty (30) days after receipt of the information described in the foregoing clauses (i) and (ii), the Preferred Member shall have the opportunity to provide to the Company any comments or suggested modifications to the Income Tax Returns, which comments will be reviewed in good faith by the Board or its designated agents. For the avoidance of doubt, the Board shall have final authority over the Income Tax Returns and contents thereof. The Company shall file or cause to be filed the Income Tax Returns on or before the applicable due date of such tax returns (including any extension obtained in compliance with the Regs.). Within ten (10) Business Days of filing, the Company shall deliver to the Preferred Member a copy of the Income Tax Returns and any additional tax information reasonably requested by the Preferred Member.

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(c) Within thirty (30) Business Days after the end of each calendar month, the Company shall cause to have prepared and transmitted to the Preferred Member:

(i) The monthly financial and management reports of the Company ordinarily prepared in respect of the Company and the Sequel Group on a consolidated basis, which reports shall also include a certificate executed by each of the Managers certifying that there has been no Material Adverse Effect since the date of the last certificate delivered hereunder, and such other information as may be required by Law or is material to the business of the Company and the Sequel Group, or as otherwise reasonably requested by the Preferred Member;

(ii) A completed monthly questionnaire in the form provided from time to time by the Preferred Member in its sole discretion; and

(iii) Such other information as may be reasonably requested by the Preferred Member to assist the Preferred Member in meeting its Canadian tax reporting obligations.

(d) Within thirty (30) days after the end of each Tax Year of the Company, the Board will forward to the Preferred Member a statement of all Transfers of Units that were effected during such Tax Year for which Preferred Member Approval is not required, which statement shall identify for each such Transfer the transferor and transferee(s), the number and class of Units Transferred to each transferee, and the closing date of each Transfer.

(e) The Board will promptly notify the Preferred Member of the occurrence of any event, including any change in the business, operations or affairs of any member of the Sequel Group, that is reasonably likely to have a Material Adverse Effect or that is reasonably likely to cause a breach, violation or contravention of any of the provisions of Article XII.

(f) The Company will annually file U.S. and State informational income tax returns for the Company and (ii) each member of the Sequel Group which is an entity taxed as a corporation for U.S. income tax purposes will annually file U.S. and State corporate income tax returns. Upon the request of Alaris, the Company will furnish copies of any such tax returns to Alaris along with schedules showing the utilization of any net operating losses and remaining carryovers of net operating losses applicable to members of the Sequel Group which are entities taxed as a corporation for U.S. income tax purposes.

7.5 Bank Accounts. The Board shall maintain the funds of the Company in one or more separate bank accounts in the name of the Company, and shall not permit the funds of the Company to be commingled in any fashion with the funds of any other Person.

7.6 Confidentiality Regarding Company Matters. Except as otherwise required by Law, each Member agrees that any information obtained by such Member with respect to the Company and its Subsidiaries shall be treated with the same degree of care (and in no event less than reasonable care) that such Member uses to protect its own confidential information; provided, that such Member may (a) disclose such information to legal counsel, consultants, financial advisors, professionals advising it on matters relating to this Agreement and the Related Agreements, lenders and investment bankers where (i) such disclosure is related to the performance of obligations under this Agreement or any Related Agreement or the consummation of transactions contemplated hereunder or thereunder and (ii) such Member informs each Person to which it is making such disclosure that the disclosed information is confidential, instructs such Person to keep such information confidential and not disclose such information to any third party (other than those persons to whom it has already been disclosed in accordance with this Section 7.6, or (b) in connection with the Transfer of any Interest if such Member’s transferee agrees in writing to be bound by the provisions hereof. In addition, confidential information shall not include information that (x) is or becomes generally available to the public other than as a result of any disclosure or other action or inaction by such Member or anyone to whom such Member or any of its representatives transmits or has transmitted any information, (y) is or becomes known or available to such Member on a non-confidential basis from a source (other than any member of the Sequel Group), or (z) was independently developed by such Member, provided such independent development can reasonably be proven by the Member’s written records. The Company shall require each Class A Member and Class B Member who requests information required to be kept confidential pursuant to this Section 7.6 to execute a confidentiality agreement with substantially the same terms as set forth in this Section 7.6 prior to being given access to such information.

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7.7 Confidentiality Regarding Public Company Matters. The Company and each Class A Member, Class C Member and Class D Member hereby acknowledges that it is aware, and that it will advise the Company’s directors, managers, officers, employees and other representatives who are informed as to matters that are the subject of this Agreement and the Related Agreements, that Canadian and United States securities Laws prohibit any Person who possesses material, non-public information concerning Parent and Alaris or Alaris’s parent company, Alaris Royalty Corp., from purchasing or selling securities of Parent and Alaris Royalty Corp. or from communicating such information to any other Person under circumstances in which it is reasonably foreseeable that such Person is likely to purchase or sell such securities. The Company shall require that any such Person requesting such information shall be required to sign an acknowledgment that provides notice of the restrictions set forth in this Section 7.7 prior to receiving copies of or access to such information.

7.8 Alaris Securities Law Matters. Each Class A Member acknowledges that he or it is aware, and that he or it will advise the Company’s directors, managers, officers, employees and other representatives who are informed as to matters that are the subject of this Agreement and the Related Agreements, that the securities of Alaris’s parent company, Alaris Royalty Corp., has not been and will not be registered under the U.S. Investment Company Act of 1940, as amended (the “US Investment Company Act”), and that Alaris Royalty Corp. is relying on the exemption from registration under the US Investment Company Act provided by Section 3(c)(7) of that Act. As such, securities of Alaris Royalty Corp., and any beneficial interest therein, may not be purchased, offered, sold, pledged or otherwise transferred except in accordance with specific restrictions necessary to comply with that exemption. Specifically, securities of Alaris Royalty Corp. must not be offered, purchased, sold or otherwise transferred or pledged, directly or indirectly, in the United States or to “U.S. Persons” (as defined in Regulation S under the U.S. Securities Act of 1933, as amended). In addition, beneficial owners of the securities of Alaris Royalty Corp. must be restricted to persons who: (a) are located outside the United States and that are not U.S. Persons, or (b) are “Qualified Purchasers” as defined in Section 2(A)(51)(A) of the US Investment Company Act that provide certain certifications confirming that status; and (c) in either case, are not plans that are “employee benefit plans” (within the meaning of Section 3(3) of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), that are subject to Part 4 of Subtitle B of Title I of ERISA, or plans, individual retirement accounts or other arrangements that are subject to under Code §4975 or any other state, local, non-U.S. or other Laws that would have the same effect as the regulations promulgated under ERISA. The Company shall require that any such Person requesting such information shall be required to sign an acknowledgment that provides notice of the restrictions set forth in this Section 7.8 prior to receiving copies of or access to such information.

Article VIII
Transfers and Redemptions

8.1 General. Except for Transfers of Class B Units in connection with the exercise of rights to exchange Class B Units for capital stock in Parent pursuant to the Exchange Agreement (other than Transfers by the Ripley Revocable Trust or its Affiliates), for so long as Alaris or any of its Affiliates holds any Units, no Class A Member or Class B Member may Transfer all Units then-held by such Member at any time other than effective at the end of the last day of a Tax Year; provided, that any Class A Member or Class B Member may transfer less than all of the Units then-held by such Member at any time during a Tax Year if such Transfer is otherwise expressly permitted by and complies with the terms of this Agreement.

8.2 Restriction on Transfer of Units. No Member may Transfer any of the Units held by it except to Persons and in the manner expressly permitted by this Agreement. Any attempted Transfer of Units made in violation of this Agreement will, to the fullest extent permitted by Law, be null and void and the Board will not approve any Transfer of Units made in contravention of this Agreement.

8.3 Form of Transfer. Except for transfers in accordance with Section 8.11, any Transfer of Units by a Member shall not be effective unless a Transfer Form is executed and delivered to the Company, together with the Unit Certificate representing such Units properly endorsed for transfer or a lost certificate affidavit and indemnity agreement (each in a form approved by the Board).

8.4 Consent to Transfer. Subject to the general restrictions on Transfers set forth in Sections 8.1 and 8.10, any Transfer of Units by a Member other than:

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(a) any Transfer to an Affiliate of such Member pursuant to Section 8.9, provided that any such transfer complies with the provisions of Section 8.10;

(b) any Transfer of Class B Units in connection with the exercise of rights to exchange Class B Units for capital stock in Parent pursuant to the Exchange Agreement;

(c) any Transfer of Class C Units or Class D Units pursuant to Section 8.11, 8.12 or 9.2; and

(d) any transfer of Class B Units upon the holding Member’s death, disability, divorce, insolvency, bankruptcy or otherwise, in each case as required by operation of Law; provided, that any such transfer complies with the provisions of Section 8.10;

shall not be effective without the approval of the Board.

8.5 Effective Date of Transfer; Admission of Substitute Members. Upon each Transfer of any Units in compliance with all applicable provisions of this Agreement:

(a) the Board shall register the Transfer in the books and records of the Company;

(b) the transferee shall be admitted as a Member of the Company; and

(c) the Board shall amend Exhibit A hereto to reflect such admission and ownership without further act, vote or consent of any other Person, which amendment shall constitute an amendment to this Agreement permitted by Section 13.1;

in each case, effective as of the date the Transfer Form and the Unit Certificate are delivered to the Company in accordance with Section 8.1; provided, however, if a Member Transfers all of his, her or its Units in accordance with the applicable provisions of this Agreement, such admission of the transferee shall be deemed effective immediately prior to such Transfer and, immediately following such admission, the transferor Member shall cease to be a Member of the Company.

8.6 New Unit Certificates. A new Unit Certificate for any Units Transferred in accordance with the applicable provisions of this Agreement shall be issued to the applicable transferee. In the case of a Transfer of less than all of the Units represented by a Unit Certificate, a new Unit Certificate for the balance of the Units retained by the transferor shall be issued to the transferor.

8.7 Transferor to Remain Bound. No Transfer of Units made in accordance with the provisions of this Article VIII shall relieve the transferor from any obligations to the Company or the Members incurred prior to such Transfer becoming effective.

8.8 Transferee of a Party to this Agreement. Any transferee who has completed and delivered a Transfer Form shall have and shall be deemed to have:

(a) requested the Transfer to it of the Units specified in the Transfer Form and represented by the applicable Unit Certificate;

(b) agreed to comply with and be bound by all the terms and conditions of this Agreement; and

(c) given all applicable consents and waivers contained in this Agreement.

8.9 Transfers to Affiliates. Subject to the general restrictions on Transfers set forth in Section 8.1, any Member may, upon prior written notice thereof to the Board, elect to Transfer all or any portion of his, her or its Units to an Affiliate of such Member if such Member and Affiliate enter into an agreement with the Company and the other Members to the effect that:

(a) such Affiliate is and will remain a United States Person at all times while such Affiliate holds the Units, unless such requirement is waived by Preferred Member Approval;

(b) such Affiliate will remain an Affiliate of such transferor Member at all times while such Affiliate holds such Units, unless such requirement is waived by Preferred Member Approval;

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(c) before such Affiliate ceases to be an Affiliate of the transferor Member, and unless such requirement is waived by Preferred Member Approval, such Affiliate will Transfer the Units back to the transferor Member or to another Affiliate of such transferor Member; provided, that such other Affiliate enters into an agreement with the Company and the non-transferor Members as contemplated by this Section 8.9; and

(d) to the fullest extent permitted by Law and notwithstanding any provision of this Agreement to the contrary, voluntary Transfers to Affiliates will not be effected or registered until the end of the last day of the Tax Year in which the Transfer is completed.

Any Transfer referred to in this Section 8.9 will not release the transferor Member from any of its obligations under this Agreement.

8.10 Further Restrictions on Transfer.

(a) Notwithstanding any provision of this Agreement to the contrary, no Transfer of any Unit shall be made (and no purported Transfer shall be deemed effective for any purpose or vest any rights in the proposed transferee) if the Transfer would:

(i) violate any applicable U.S. federal, state or other securities Law or the rules, regulations or policies of the securities regulatory authorities or any other governmental authorities with jurisdiction over the Transfer;

(ii) result in the Company being treated as an association taxable as a corporation for United States Tax purposes;

(iii) adversely affect the Company’s existence or qualification as a limited liability company under any applicable U.S. federal, state or local Law;

(iv) result in any Class A Units or Class B Units being owned by a Person other than a United States Person;

(v) result in any Member holding less than one (1) Unit of any class on the last day of any Tax Year in which such Member held any Units; it being understood that a Member may Transfer up to all but one (1) of such Member’s Units at any time during a Tax Year to the extent otherwise permitted by this Agreement, provided that such Member’s last-held Unit may not be Transferred until the end of the last day of the last Tax Year in which such Member held any Units; or

(vi) result in any breach, violation or contravention of any of the provisions of Article XII.

(b) All reasonable expenses incurred by the Company in connection with a Transfer of Units shall be borne by the transferor (in such amount determined by the Board, in its sole discretion, acting reasonably).

(c) If any Transfer (other than a pledge or hypothecation) of a Member’s Interest in the Company shall occur for United States Tax purposes at any time other than the end of the last day of a Tax Year, the distributive shares of the various items of Company income, gain, loss, and expense as computed for tax purposes and the related cash distributions shall be allocated between the transferor and the transferee in a manner consistent with applicable requirements under Code §706, utilizing an allocation method based on an interim closing of the books. The transferee shall agree to reimburse the Company for any incremental accounting fees and other expenses incurred by the Company in making such allocation.

(d) The Preferred Member agrees that it will not Transfer any Class C Units or Class D Units unless each transferee of such Units takes such Units subject to the provisions of any subordination agreement then in effect between the lenders under the Company’s senior credit facility and the Preferred Member, and the transferee of such Units assumes the obligations of the Preferred Member under any such subordination agreement (or enters into a substantially similar subordination agreement with such lenders in a form satisfactory to such lenders).

8.11 Right to Repurchase Class C Units and Class D Units. Any one or more of the Class A Members shall have the right and option at any time to undertake, or to cause the Company to undertake, upon providing at least sixty (60) days’ advance written notice (a “Repurchase Notice”) to the Preferred Member, a Repurchase Event

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which results in the purchase, repurchase or retraction of all or any lesser number of outstanding Class C Units and/or Class D Units (but not less than 20% of the aggregate then-outstanding Class C Units and Class D Units), in exchange for payment of the amount set forth in the following clauses (a) and (b), provided that no Repurchase Event would cause or result (whether directly or indirectly and whether immediately or prospectively) in any breach, violation or contravention of any of the provisions of Article XII. Upon receipt of a Repurchase Notice and compliance of any Repurchase Event with the foregoing proviso, the Preferred Member shall be obligated to sell to the Company the specified number of Class C Units and/or Class D Units as set out in the Repurchase Notice, in exchange for payment of the following:

(a) an amount equal to the Initial Class C Contribution in respect of each Class C Unit being purchased plus the Initial Class D Contribution in respect of each Class D Unit being purchased; provided, that:

(i) in the case of any Repurchase Event consummated on or after the 42-Month Anniversary (but prior to the one (1)-year anniversary of the 42-Month Anniversary), such amount shall be 103% of the Initial Class C Contribution in respect of each Class C Unit being purchased and 103% of the Initial Class D Contribution in respect of each Class D Unit being purchased; and

(ii) in the case of any Repurchase Event consummated on or after the one (1)-year anniversary of the 42-Month Anniversary, such amount payable for any Class C Unit or Class D Unit shall increase as of such one (1)-year anniversary and again on each subsequent one (1)-year anniversary to 103% of the respective amount payable in respect of a Repurchase Event occurring in the one (1)-year period ending on the immediately preceding one (1)-year anniversary (for purposes of clarity, in the case of a Repurchase Event in respect of Class C Units consummated after the second one (1)-year anniversary of the 42-Month Anniversary but prior to the third one (1)-year anniversary thereof, such amount payable shall be 109.2727% (i.e., 103% multiplied by 103% multiplied by 103%) of the Initial Class C Contribution in respect of each Class C Unit being purchased); plus

(b) all installments of Class C Distribution and Class D Distribution that are due and payable through the date of consummation of the Repurchase Event.

8.12 Change of Control.

(a) Upon any Change of Control of the Company or upon any Approved Change of Control of Parent, and unless waived by Preferred Member Approval, the Company shall repurchase, contemporaneously with consummation of any such Change of Control, all outstanding Class C Units and Class D Units at the applicable repurchase price set forth in Section 8.11 determined as of the date of completion of such Change of Control assuming (for purposes of determining the repurchase price price) that such required repurchase was an optional repurchase pursuant to Section 8.11.

(b) All outstanding Class C Units and Class D Units shall be automatically exchanged by Parent for shares of Parent Preferred Stock (and immediately after the issuance thereof all such shares of Parent Preferred Stock shall be automatically converted to Parent common stock in accordance with the Parent’s certificate of incorporation or any certificate of designations of the Parent Preferred Stock then in effect) upon the expiration of a successful tender offer in which a majority of the outstanding shares of Parent common stock are to be acquired, resulting in an Unapproved Change of Control of Parent, and Parent and any acquiring party shall for all purposes treat the Preferred Member the same as all other holders of Parent common stock in such tender offer. To the extent not prohibited by applicable Law, the Preferred Member may, in such tender offer, conditionally tender the Parent common stock issuable to the Preferred Member upon conversion of the Parent Preferred Stock, and Parent and any acquiring party shall be required to permit such conditional tender by the Preferred Member. The number of shares of Parent Preferred Stock issuable in exchange for Class C Units and Class D Units in accordance with this Section 8.12(b) shall be equal to the aggregate repurchase price payable for all of the then-outstanding Class C Units and Class D Units, determined as of the date of commencement of such tender offer in accordance with Section 8.11 (assuming, for purposes of determining the repurchase price, that such tender offer was an optional repurchase pursuant to Section 8.11), divided by the average high and low intraday sale prices of the Parent common stock for the 30 trading days ending on the 10th trading day prior to the date of announcement of the tender offer.

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(c) As soon as practicable and in any event within ten (10) days after the occurrence of any Unapproved Change of Control of Parent (other than pursuant to a tender offer as described in Section 8.12(b)), Parent shall deliver written notice thereof (a “Change of Control Notice”) to the Preferred Member setting forth the terms of such Unapproved Change of Control of Parent in reasonable detail. At any time after its receipt of a Change of Control Notice, the Preferred Member may deliver to Parent written notice (“Exchange Notice”) of its election to exchange all of its Class C Units and Class D Units for shares of Parent Preferred Stock. Parent shall promptly, but in any event within three (3) Business Days after receipt of such Exchange Notice, issue to the Preferred Member the number of shares of Parent Preferred Stock equal to the aggregate repurchase price payable for all such Class C Units and Class D Units, determined as of the date of such Exchange Notice in accordance with Section 8.11 (assuming, for purposes of determining the repurchase price, that such election to exchange was an optional repurchase pursuant to Section 8.11), divided by the average high and low intraday sale prices of the Parent common stock for the 30 trading days ending on the 10th trading day prior to the date of the Exchange Notice.

8.13 Restricted Transactions Affecting any Repurchase Price. None of the Members, the Company or any of their Affiliates shall be permitted to enter into any reorganization or other transaction or series of transactions (whether for tax planning or other purposes) which would constitute a Repurchase Event and whose primary effect or result would be reducing or avoiding payment of the applicable price payable hereunder.

8.14 Prohibited Modifications to Repurchase Price. Neither any Member nor the Company or any other member of the Sequel Group may enter into any reorganization or other transaction or series of transactions (whether for tax planning or other purposes) which could individually or collectively create a Repurchase Event in respect of the Class C Units and/or Class D Units whose primary effect or result would be reducing the applicable price payable hereunder.

8.15 Tag Along Rights.

(a) Tag Along Rights. At least thirty-five (35) days prior to the sale by one or more of the Class A Members (individually or collectively, the “Selling Member”) of Units constituting greater than fifty percent (50%) of the fully diluted Class A Units then outstanding to any Person or group of Persons in a single transaction or a series of related transactions, excluding transfers (i) permitted pursuant to Section 8.9, (ii) to another Class A Member, or (iii) to such Member’s spouse, children or grandchildren or a trust created for the primary benefit of such Member or his or her spouse, children or grandchildren (a “Third-Party Purchaser”) (each, a “Tag Sale”) (collectively, the “Buyer”), such Selling Member shall provide to the Company, which shall provide to each Class A and Class B Member (each, a “Tag Seller”) a notice (a “Tag Along Notice”) setting forth in reasonable detail the terms of such sale (including, without limitation, the price offered per Class A Unit), the number of Class A and Class B Units such Buyer wishes to purchase (the “Tag Along Units”) and identifying the name of the Buyer. Upon the written request of any Tag Seller received by the Selling Member prior to the 30th day after the day the Tag Along Notice was sent by such Tag Seller, the Selling Member proposing to make the sale shall cause the Buyer to purchase from such Tag Seller the number of Class A and Class B Units held by such Tag Seller equal to the lesser of (x) the number of Units requested to be included in the Tag Sale by such Tag Seller and (y) a number determined by multiplying (A) a fraction, the numerator of which is the total number of Class A and Class B Units then held by such Tag Seller, and the denominator of which is the total number of Class A and Class B Units then held by all of the Tag Sellers and the Selling Member by (B) the number of Tag Along Units to be sold in such Tag Sale.

(b) Equality of Class A and Class B Units. Each Class A and Class B Unit shall be entitled to receive the same per Unit consideration as part of any Tag Sale.

(c) Buyer’s Refusal to Purchase. To the extent that any Buyer refuses to purchase such Units from such Tag Seller, the Selling Member shall not make any transfer of any Tag Along Units to such Buyer unless and until, simultaneously with such Transfer, the Selling Member purchases from such Tag Seller the number of such Tag Seller’s Units as are required to be purchased by such Buyer pursuant to the terms hereof at a price and upon other terms and conditions which are no less favorable to such Tag Seller than as set forth in the Tag Along Notice. Such purchase from such Tag Seller by the Selling Member shall be made on the same date as any sale of Class A Units by the Selling Member to the Buyer in such Tag Sale, at a price equal to a proportionate share of the aggregate purchase price paid in such Tag Sale (which proportionate share shall be based upon the per Unit price paid by the Buyer and the number of Units sold by such Tag Seller in such Tag Sale) and on terms and conditions substantially similar to the terms and conditions contained in the Tag Along Notice delivered in connection with such proposed transaction.

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(d) Conditions of Exercise. In order to exercise its rights under this Section 8.15, each Tag Seller will, if requested by the Selling Member and reasonably necessary to consummate such transaction, (i) offer certain representations and warranties in connection with such Tag Sale (but in no event shall such representations and warranties extend to any matters other than the Tag Seller’s organization, good standing and authority, title to the Units that are the subject of the Tag Sale and the absence of conflicts with the Tag Seller’s organizational documents) and (ii) deliver to the Buyer (or to the Selling Member for delivery to the Buyer) one or more instruments or certificates, properly endorsed for transfer, free and clear of any liens, representing its Units which are to be transferred in the Tag Sale. Each Tag Seller and the Selling Member shall pay its pro rata share (based upon the proportionate amount of the gross proceeds each Tag Seller and the Selling Member is entitled to receive in such Tag Sale in relation to the gross proceeds of the Tag Sale as a whole) of any reasonable transaction costs associated with the sale other than the independent legal expenses and selling commissions of the other participants in the Tag Sale, which shall be borne independently by each such participant.

(e) Further Limitations. Notwithstanding the foregoing, no transaction described in the foregoing provisions of this Section 8.15 shall be permitted to the extent it causes or results in any breach, violation or contravention of any other provision of the Agreement, including Article VI, the other provisions of this Article VIII, Article IX or Article XII.

8.16 Drag Along Rights.

(a) Drag Along Rights. If at any time prior to the completion by the Company of an underwritten public offering and sale of its Interests pursuant to an effective registration statement under the Securities Act, Class A Members (individually or collectively, the “Triggering Party”) desire to sell Units constituting greater than fifty percent (50%) of the fully diluted Class A Units then outstanding to a Third-Party Purchaser (or group thereof) pursuant to a bona fide offer to purchase such Class A Units, and such proposed sale has been approved by the Board (acting in its good faith judgment and in a manner consistent with its fiduciary duties) (a “Drag Sale”), then the Triggering Party shall have the right to require each other Member holding Class A or Class B Units of the Company (the “Drag Subject Members”) to sell the same proportionate share of its Class A and Class B Units (including Units represented by options that have not yet been exercised) to such Third-Party Purchaser(s) as the Triggering Party desires to sell. Each Class A and Class B Unit shall be entitled to receive the same per Unit consideration as part of any Drag Sale.

(b) Exercise of Drag Along Rights. To exercise its rights under this Section 8.16, the Triggering Party shall send each Drag Subject Member a written notice of sale (a “Drag Sale Notice”) at least twenty (20) days prior to the consummation of any Drag Sale, which Drag Sale Notice shall notify such Drag Subject Member of the general terms of such Drag Sale and that the Triggering Party is exercising its rights with respect to the same under this Section 8.16. Within five (5) days of its receipt of a Drag Sale Notice with respect to a Drag Sale, each Drag Subject Member shall deliver to the Triggering Party one or more certificates or assignment instruments with respect to the Units (or rights under option agreements) to be sold pursuant to this Section 8.16, duly endorsed in blank, free and clear of all liens. If a Drag Subject Member fails to so deliver any such certificate or assignment instrument, from and after the date on which the Drag Sale is consummated, the Units or options in the Company that such Drag Subject Member is obligated to sell under this Section 8.16 shall be deemed to be no longer outstanding, and such Drag Subject Member shall cease to be a Member of the Company (unless it holds other Equity Interests therein not subject to the obligations of this Section 8.16) and shall have no rights with respect thereto except the right to receive payment of the consideration paid in respect of such Units in the Company pursuant to the terms of the Drag Sale, without interest, upon delivery to the purchaser in such Drag Sale of any such certificate and assignment instrument.

(c) Duties of Drag Subject Members. In addition to the requirements set forth in Section 8.16(b), if the Drag Sale is structured as (i) a merger or consolidation, each Drag Subject Member shall vote its Units to approve such Drag Sale, whether by written consent or at a meeting (as requested by the Triggering Party), and waive all dissenter’s rights, appraisal rights and similar rights in connection with such transaction or (ii) a sale of Units, each Drag Subject Member shall agree to sell, and shall sell, all of its Units subject to the Drag Sale on the terms and conditions approved by the Triggering Party, in each case, irrespective of the consideration such Drag Subject Member is expected to derive from such Drag Sale, provided that each Drag Subject Member shall be informed of the consideration such Drag Subject Member is expected to derive from such Drag Sale. In furtherance of the foregoing and in addition to the requirements set forth in Section 8.16(b), each Drag Subject Member shall take, with respect to such Drag Subject Member’s Units or the Drag Sale, all reasonably necessary actions directed by the

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Triggering Party in connection with the consummation of the Drag Sale by the Company, including executing the applicable purchase, merger or other similar agreement. In any Drag Sale, if requested by the Triggering Party, each Drag Subject Member shall be obligated to make representations and warranties as to such Drag Subject Member’s title to and ownership of Units, authorization, execution and delivery of relevant documents by such Drag Subject Member, enforceability of relevant agreements against such Drag Subject Member and other matters relating to such Drag Subject Member, to enter into covenants or other agreements in respect of a Transfer of such Drag Subject Member’s Units (or options) in connection with such Drag Sale (which may include holdbacks, escrow arrangements and earn-outs, among other matters) and to enter into indemnification agreements with respect to the foregoing; provided, however, that no Drag Subject Member shall be obligated to enter into indemnification obligations with respect to any representations, warranties or covenants in the nature of those described above to the extent relating to or in respect of any other Member or any other Member’s Units. Net proceeds from a Drag Sale that are not paid directly to the Drag Subject Members shall be distributed as provided in Section 6.9.

(d) Conditions of Drag Sale. The obligations of each Drag Subject Member under this Section 8.16 with respect to an Drag Sale are subject to the condition that each Drag Subject Member shall receive the same form of consideration and the same portion of the aggregate consideration that holders of Units would have received if such aggregate consideration had been distributed by the Company pursuant to Section 6.9.

(e) Rule 506 Transactions. If the Company or the Triggering Party enters into any negotiation or transaction for which Rule 506 of the Securities Act (or any similar rule then in effect) may be available with respect to such negotiation or transaction (including a merger, consolidation or other reorganization), each Drag Subject Member shall, at the request of the Company or the Triggering Party, appoint a purchaser representative (as such term is defined in Rule 501 of the Securities Act) reasonably acceptable to the Triggering Party at such Drag Subject Member’s sole cost and expense.

(f) Allocation of Costs. Each Drag Subject Member shall bear its pro rata share (based on the gross proceeds payable to each such Drag Subject Member in the Drag Sale relative to the aggregate gross proceeds of the Drag Sale) of the costs of any Drag Sale to the extent such costs are incurred for the benefit of all holders of Equity Interests subject to this Section 8.16 and are not otherwise paid by the Company or the acquiring party. For purposes of this Section 8.16(f), costs incurred in exercising reasonable efforts to take all necessary actions in connection with the consummation of an Drag Sale in accordance with Section 8.16(a) shall be deemed to be for the benefit of all Members holding Class A or Class B Units subject to this Section 8.16, except that costs incurred by any Member in connection with the transfer of its own Units (or options therefore) or otherwise on its own behalf will not be considered costs of the transaction hereunder and shall be the responsibility of such Member.

(g) Appointment of Agent, Further Assurances. In furtherance of the provisions of this Section 8.16, for so long as this Section 8.16 is in effect, each Drag Subject Member (and its successors, heirs, legal representatives, and permitted assigns and transferees) hereby (i) irrevocably appoints the Company and its designees as such Drag Subject Member’s agents and attorneys-in-fact (the “Drag Along Agents”) (with full power of substitution) to execute all agreements, instruments and certificates and take all actions necessary or desirable to effectuate any Drag Sale as contemplated herein, and (ii) grants to each Drag Along Agent a proxy (which shall be deemed to be coupled with an interest and to be irrevocable) to vote the Units having voting power held by such Person and exercise any consent rights applicable thereto in favor of any such Drag Sale as provided in this Section 8.16. THE AGREEMENTS CONTAINED IN THIS SECTION 8.16 ARE COUPLED WITH AN INTEREST AND ARE GIVEN TO SECURE THE PERFORMANCE OF THE DRAG SUBJECT MEMBERS’ OBLIGATIONS UNDER THIS AGREEMENT. EXCEPT AS PROVIDED IN THIS AGREEMENT, SUCH PROXIES MAY NOT BE REVOKED OR TERMINATED DURING THE TERM OF THIS AGREEMENT AND SHALL SURVIVE THE DEATH, INCOMPETENCY, DISABILITY, BANKRUPTCY OR DISSOLUTION OF EACH DRAG SUBJECT MEMBER AND THE SUBSEQUENT HOLDERS OF ITS UNITS OR OTHER EQUITY INTERESTS IN RESPECT OF UNITS. No Drag Subject Member shall grant any proxy or become party to any voting trust or other agreement which is inconsistent with, conflicts with or violates any provision of this Agreement.

(h) Further Limitations. Notwithstanding the foregoing, no transaction described in the foregoing provisions of this Section 8.16 shall be permitted to the extent it causes or results in any breach, violation or contravention of any other provision of the Agreement, including Article VI, the other provisions of this Article VIII, or Article IX.

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Article IX
Events of Default

9.1 Events of Default. Unless otherwise expressly waived by Preferred Member Approval, any of the following shall be considered an “Event of Default” under this Agreement:

(a) the occurrence of a Liquidation Event with respect to the Company or any member of the Sequel Group that generates at least 25% of the Same Program Revenues;

(b) the Board, the Company or any other member of the Sequel Group undertakes any action or makes any proposal to implement, enter into or permit to occur or exist any Nondefault Preferred Consent Matter or any Delinquent Payment Preferred Consent Matter without first obtaining the Preferred Member Approval required pursuant to this Agreement; and

(c) the Company fails to repurchase any Class C Units and Class D Units within ninety (90) days of the date that repurchase is required under the provisions of Section 8.12.

9.2 Rights and Obligations upon an Event of Default. Upon the occurrence of any Event of Default, and in addition to any and all other rights and remedies of the holders of Class C Units and/or Class D Units under this Agreement and applicable Law, the Company shall repurchase, within ninety (90) days following the date of occurrence of such Event of Default, all outstanding Class C Units and Class D Units from the holder(s) thereof at the applicable price set forth in Section 8.11 assuming (for purposes of determining the repurchase price) that such required repurchase was an optional repurchase pursuant to Section 8.11, and upon and following the occurrence of such Event of Default until such repurchase is consummated, none of the Board, the Company or any other member of the Sequel Group shall, without first obtaining Preferred Member Approval, propose, implement, enter into or permit to occur or exist any Default Preferred Consent Matter.

Article X
Winding Up

10.1 Events Requiring Winding Up. The Company shall be dissolved and its affairs shall be wound up only on the first to occur of the following events:

(a) subject to prior Preferred Member Approval, a determination by the Board as provided herein;

(b) the consent of all Members;

(c) the entry of a decree of judicial dissolution under Section 18-801 of the LLC Act; or

(d) ninety (90) days following (i) the termination of the legal existence of the last remaining Member of the Company or (ii) the occurrence of any other event which terminates the continued membership of the last remaining Member in the Company, unless the Company is continued without dissolution in a manner permitted by this Agreement or the Act;

provided, that notwithstanding the foregoing and to the fullest extent permitted by Law, any dissolution and winding up of the Company shall be effective only as of the end of a Tax Year.

10.2 Winding Up.

(a) In the event of dissolution, the Company shall continue solely for the purposes of winding up its affairs in an orderly manner, liquidating its assets and satisfying the claims of its creditors and Members, in each case, in accordance with the Act. No Member shall take any action that is inconsistent with or not necessary to or appropriate for the winding up of the Company’s business and affairs. Subject to the Act, the Board shall be responsible for overseeing the winding up of the Company, and shall take full account of the Company’s liabilities and assets, and the Company shall be liquidated and terminated as promptly as is consistent with obtaining the fair value thereof, and the proceeds therefrom, to the extent sufficient therefor, shall be applied and distributed in the following order of priority, unless otherwise required by nonwaivable provisions of applicable Law:

(i) first, to the payment of creditors of the Company (including Members, except for the purposes of this Section 10.2(a)(i), to the extent any Member is owed monies as a Class C Distribution or Class D Distribution pursuant to Section 6.8 or as a Capital Contribution such Members shall not be deemed to be a creditor of the

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Company), in the order of priority provided by Law, in satisfaction of all debts, liabilities and obligations of the Company due its creditors; and

(ii) second, notwithstanding any other provision of this Agreement, the balance, if any, to all Members, in accordance with their respective Capital Account balances (after adjustment to reflect the allocations pursuant to Article VI), not later than the time specified for such distribution pursuant to Regs. §704-1(b)(2)(ii)(b)(2).

(b) Except as required by non-waivable provisions of the Act, if any Member has a deficit balance in his, her or its Capital Account (after giving effect to all contributions, distributions and allocations for all taxable years, including the year during which such liquidation occurs), such Member shall have no obligation to make any contribution to the capital of the Company with respect to such deficit, and such deficit shall not be considered a debt owed to the Company or to any other Person, for any purpose whatsoever. No Member shall receive any additional compensation for any services performed pursuant to this Article X.

10.3 Limitations on Payments. Subject to the Act, each Member shall only be entitled to look solely to the assets of the Company for the return of his, her or its positive Capital Account balance and shall have no recourse for his, her or its Capital Contribution and/or share of income or gain of the Company (upon winding up or otherwise) against the Managers or any other Member.

10.4 Distributions In-Kind. If any assets of the Company are distributed in-kind pursuant to this Agreement, such assets shall be distributed to the Members entitled thereto as tenants-in-common in the same proportions as the Members would have been entitled to cash distributions if such Property had been sold for cash at its fair market value (as determined by an independent appraiser) and the net proceeds thereof distributed to the Members. In the event that distributions in-kind are made to the Members, the Capital Account balances of such Members shall be adjusted to reflect the Members’ allocable share of gain or loss which would have resulted if the distributed Property had been sold at such fair market value.

10.5 Termination. The Company shall terminate when (i) all of the assets of the Company, after payment of or due provision for all debts, liabilities and obligations of the Company, shall have been distributed to the Members in the manner provided in this Agreement and (ii) the Certificate of Formation shall have been cancelled in the manner required by the Act.

10.6 Liquidating Trust and Reserves. In the reasonable discretion of the Board, but subject to the nonwaivable provisions of the Act, a pro rata portion of the distributions that would otherwise be made to the Members pursuant to this Article X may be:

(a) distributed to a trust established for the benefit of the Members, for the purpose of liquidating Company assets, collecting amounts owed to the Company, and paying any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company; the assets of any such trust shall be distributed to the Members from time to time, in the reasonable discretion of the Board, in the same proportions as the amount distributed to such trust by the Company would otherwise have been distributed to the Members, pursuant to this Agreement; or

(b) withheld to provide a reasonable reserve for Company liabilities (contingent or otherwise) and to reflect the unrealized portion of any installment obligations owed to the Company; provided that such withheld amount shall be distributed to the Members as soon as practicable.

Article XI
Exculpation and Indemnification

11.1 Exculpation. For the avoidance of doubt, the provisions of Section 4.8 (and not this Section 11.1) shall govern the liability and exculpation of Managers. Notwithstanding anything in this Agreement to the contrary, none of the Members, nor any officers, directors, stockholders, partners, employees, representatives or agents of any Member, nor any officer, employee, representative or agent of the Company or any of its Subsidiaries (individually, a “Covered Person” and, collectively, the “Covered Persons”) shall, to the fullest extent permitted by Law, be liable to the Company, the Members, the Managers, the officers of the Company or any other Person for any act or omission (relating to the Company and the conduct of its business, this Agreement, any Related Agreement or any transaction contemplated hereby or thereby) taken or omitted in good faith by a Covered Person; provided, that such act or omission does not constitute bad faith, fraud or willful misconduct; and provided further, that this Section 11.1 shall

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not eliminate any liability of a Covered Person with respect to any contract between such Covered Person and the Company or any member of the Sequel Group.

11.2 Indemnification and Advancements.

(a) To the fullest extent permitted by Law, the Company shall indemnify and hold harmless each Covered Person from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative (“Claims”), in which the Covered Person may be involved, or threatened to be involved, as a party or otherwise, by reason of its management of the affairs of the Company or which relates to or arises out of the Company or its Property, business or affairs; provided, that such Claim does not result from bad faith, fraud or willful misconduct of the Covered Person. A Covered Person shall not be entitled to indemnification under this Section (a) with respect to (i) any Claim with respect to which a court or Governmental Entity has made a final and nonappealable determination that such Covered Person has engaged in bad faith, committed fraud or willful misconduct or (ii) any Claim initiated by such Covered Person unless such Claim (or part thereof) (A) was brought to enforce such Covered Person’s rights to indemnification or advancements hereunder or (B) was authorized or consented to by the Board. Expenses incurred by a Covered Person in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Covered Person to repay such amount if it shall be ultimately determined that such Covered Person is not entitled to be indemnified by the Company as authorized by this Section (a).

(b) To the fullest extent permitted by Law, the Company shall defend and hold harmless each Manager from and against any and all losses, claims, demands, liabilities, expenses, judgments, fines, settlements and other amounts arising from any and all Claims in which the Manager may be involved, or threatened to be involved, as a party or otherwise, by reason of being a Manager; provided, that such Claim does not result from a breach of such Manager’s duties as set forth in Section 4.5. A Manager shall not be entitled to indemnification under this Section (b) with respect to any Claim with respect to which a court or Governmental Entity has made a final and nonappealable determination that such Manager breached such Manager’s duties as set forth in Section 4.5. Expenses incurred by a Manager in defending any Claim shall be paid by the Company in advance of the final disposition of such Claim upon receipt by the Company of an undertaking by or on behalf of such Manager to repay such amount if it shall be ultimately determined that such Manager is not entitled to be indemnified by the Company as authorized by this Section (b).

11.3 Fraud. For all purposes of this Article XI, with respect to activities governed by or construed under Medicare, Medicaid or other U.S. federal or state healthcare laws or programs, an act or omission by a Covered Person shall not be deemed fraud unless the Covered Person knows or reasonably should know that the act or omission constitutes fraud under such healthcare laws or programs.

11.4 Amendments. Any amendment, modification or repeal of this Article XI shall be prospective only and shall not in any way adversely affect any rights of any Covered Person or Manager pursuant to this Article XI as in effect immediately prior to such amendment, modification or repeal, with respect to any acts or omissions occurring, in whole or in part, prior to such amendment, modification or repeal.

Article XII
Tax Matters Specific to Alaris and its Affiliates

12.1 Tax Integrity.

(a) The Class A Members and Class B Members acknowledge that so long as Alaris or an Affiliate transferee of Alaris is the Preferred Member then it is of material importance to the integrity of the structure through which Alaris has made the Initial Class C Contribution and the Initial Class D Contribution, will hold any Class C Units or Class D Units and will receive any Class C Distribution or Class D Distribution, that the following be true at all times:

(i) the voting power of the Class C Units collectively held by Alaris and its Affiliates at any time may not, for any reason, represent less than 10.0% of the combined voting power of all Units of all classes and series then outstanding;

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(ii) the value of the Class C Units and Class D Units collectively held by Alaris and its Affiliates at any time may not, for any reason, comprise less than 10.0% of the value of all Units of all classes and series then outstanding; and

(iii) not less than 90.0% of all of the assets of the Sequel Group, including cash and cash equivalent assets, will at all times be applied in the active conduct of the Sequel Business by the Sequel Group.

(b) The Class A Members, the Class B Members and the Company agree to cooperate in good faith with Alaris in taking such actions (or refraining from taking such actions) as may reasonably be requested by Alaris which are necessary to preserve the integrity of Alaris’s tax position; provided, that each Member and the Company shall not be required to take, or refrain from taking, any such action if (i) it would result in any direct costs or other adverse economic consequences to such Person unless Alaris agrees to reimburse such Person for such direct costs or other adverse economic consequences or (ii) such action is in response to an action taken by Alaris that threatens the integrity of Alaris’s tax position (such as a voluntary Transfer of Class C Units or Class D Units resulting in the remaining Class C Units or Class D Units held by Alaris comprising, in the aggregate, less than 10.0% of the value of all Units of all classes and series then outstanding).

(c) If, at any time that the Preferred Member holds Class D Units, any event occurs that would cause the voting power of the Class C Units then held by the Preferred Member to hold less than 10.0% of the combined voting power of all voting Units in the Company or such other minimum or maximum percentage as may be required by the Income Tax Act (Canada), as amended from time to time, to maintain the tax integrity of the Preferred Member’s investment in Class C Units and Class D Units as contemplated by this Article XII (such percentage, the “Voting Threshold”), then upon the effectiveness of each such event (i) a number of Class D Units then held by the Preferred Member shall be automatically converted to Class C Units on a Unit-for-Unit basis to the minimum extent necessary to provide that, upon such conversion, the voting power of the aggregate Class C Units then held by the Preferred Member shall equal or exceed the Voting Threshold, and (ii) the Board shall amend the books and records of the Company to reflect such conversion without further act, vote or consent of any other Person, which amendment shall constitute an amendment to this Agreement permitted by Section 13.1 hereof.

12.2 Provision of Information and Distribution of Redundant Assets. The Sequel Group will use commercially reasonable efforts to assist the Preferred Member in maintaining certain important Canadian tax characteristics of the Preferred Member’s ownership of Class C Units and Class D Units. In particular and without restricting the generality of the foregoing, the Class A Members will cause the Company and the Sequel Group to:

(a) obtain Preferred Member Approval prior to any conduct of the Sequel Business outside the United States, except to the extent all income earned from non-U.S. business activities of the Sequel Group constitutes less than 10.0% of all income of the Sequel Group;

(b) immediately notify the Preferred Member in the event it becomes reasonably likely that the total income in any future period from non-U.S. business of the Sequel Group may constitute 10.0% or more of all income of the Sequel Group;

(c) refrain from retaining distributable assets which are not being applied in the active conduct of the Sequel Business or making loans of such distributable assets in lieu of distributions; and

(d) provide Alaris with such relevant information concerning the Sequel Group’s assets and undertakings as may be requested by Alaris from time to time with reasonable advance notice.

Article XIII
Miscellaneous

13.1 Amendments to this Agreement. Except as otherwise provided in Sections 3.4(b), 5.3(c), 8.5(c) or 12.1(c), this Agreement may be amended only if embodied in an instrument signed by each member of the Board and the Preferred Member; provided, that unless otherwise specifically contemplated by this Agreement, no amendment to this Agreement shall, without the prior consent of each Member adversely affected thereby, disproportionately decrease any Member’s interest in Profit or items of income or gain and distributions or disproportionately increase any Member’s interest in Loss or items of deduction or loss. In the event this Agreement shall be amended pursuant to this Section 13.1, the Board, acting unanimously, shall be empowered to and shall amend the Certificate of

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Formation to reflect such change if the Board, in its unanimous good faith judgment, deems such amendment of the Articles to be necessary, appropriate or desirable.

13.2 Successors; Counterparts. Subject to Article VIII, this Agreement (a) shall be binding as to the executors, administrators, estates, heirs and legal successors, or nominees or representatives, of the Members and (b) may be executed by facsimile and in several counterparts with the same effect as if the parties executing the several counterparts had all executed one counterpart.

13.3 Spousal Consent. Any Member who resides in a community property state and who is married, and any Member who resides in a community property state and who, subsequent to the date hereof, marries or remarries, shall concurrently with the later of his or her execution hereof or marriage deliver to the Board the written consent of his or her spouse in form and substance acceptable to the Board; provided, that the failure of any such Member to do so shall not affect the validity or enforceability of this Agreement.

13.4 Expenses. Except as provided otherwise in any subscription agreement to which a Member is a party, each Member shall bear its own expenses incurred by it in connection with the preparation, negotiation, execution, delivery and performance of this Agreement and the Related Agreements.

13.5 Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware without giving effect to the principles of conflicts of law.

13.6 Arbitration. EACH PARTY HERETO HEREBY IRREVOCABLY AND UNCONDITIONALLY CONSENTS AND AGREES THAT ALL CLAIMS, CONTROVERSIES AND DISPUTES ARISING OUT OF OR RELATED TO THIS AGREEMENT SHALL BE ADJUDICATED IN ACCORDANCE WITH THE FOLLOWING:

(a) UPON DEMAND OF ANY PARTY HERETO ANY CLAIM OR CONTROVERSY BETWEEN OR AMONG ANY PARTIES HERETO (A “DISPUTE”) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY RELATED AGREEMENT SHALL BE RESOLVED BY BINDING ARBITRATION CONDUCTED UNDER AND GOVERNED BY THE COMMERCIAL FINANCIAL DISPUTES ARBITRATION RULES (THE “ARBITRATION RULES”) OF THE AMERICAN ARBITRATION ASSOCIATION (THE “AAA”) AND THE FEDERAL ARBITRATION ACT. DISPUTES MAY INCLUDE, WITHOUT LIMITATION, TORT CLAIMS, COUNTERCLAIMS, A DISPUTE AS TO WHETHER A MATTER IS SUBJECT TO ARBITRATION, CLAIMS BROUGHT AS CLASS ACTIONS, OR CLAIMS ARISING FROM DOCUMENTS EXECUTED IN THE FUTURE. A JUDGMENT UPON THE RESULTANT ARBITRATION AWARD MAY BE ENTERED IN ANY COURT HAVING JURISDICTION.

(b) ALL ARBITRATION HEARINGS SHALL BE CONDUCTED IN CHICAGO, ILLINOIS. A HEARING SHALL BEGIN WITHIN 45 DAYS OF DEMAND FOR ARBITRATION AND ALL HEARINGS SHALL CONCLUDE WITHIN 75 DAYS OF DEMAND FOR ARBITRATION. THESE TIME LIMITATIONS MAY NOT BE EXTENDED UNLESS A PARTY SHOWS CAUSE FOR EXTENSION AND THEN FOR NO MORE THAN A TOTAL OF 60 DAYS. THE EXPEDITED PROCEDURES SET FORTH IN RULE 51 ET. SEQ. OF THE ARBITRATION RULES SHALL BE APPLICABLE TO CLAIMS OF LESS THAN $1,000,000. THE PANEL FROM WHICH ALL ARBITRATORS ARE SELECTED SHALL BE COMPRISED OF LICENSED ATTORNEYS SELECTED FROM THE COMMERCIAL FINANCIAL DISPUTE ARBITRATION PANEL OF THE AAA AND, TO THE EXTENT PRACTICABLE, SHALL BE COMPRISED EXCLUSIVELY OF RETIRED JUDGES FROM THE HIGHEST COURT OF GENERAL JURISDICTION, STATE OR FEDERAL, OF THE STATE WHERE THE HEARING WILL BE CONDUCTED. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE ARBITRATORS SHALL BE APPOINTED AS PROVIDED IN THE ARBITRATION RULES. THE PARTIES DO NOT WAIVE APPLICABLE FEDERAL OR STATE SUBSTANTIVE LAW EXCEPT AS PROVIDED HEREIN.

(c) NOTWITHSTANDING THE PRECEDING BINDING ARBITRATION PROVISIONS, THE PARTIES HERETO AGREE TO PRESERVE, WITHOUT DIMINUTION, CERTAIN REMEDIES THAT ANY PARTY HERETO MAY EXERCISE BEFORE OR AFTER AN ARBITRATION PROCEEDING IS BROUGHT. THE PARTIES HERETO SHALL HAVE THE RIGHT TO PROCEED IN ANY COURT OF PROPER JURISDICTION OR BY SELF-HELP TO EXERCISE OR PROSECUTE THE FOLLOWING REMEDIES, AS APPLICABLE: (i) OBTAINING PROVISIONAL OR ANCILLARY REMEDIES INCLUDING INJUNCTIVE RELIEF, SEQUESTRATION, GARNISHMENT, ATTACHMENT, APPOINTMENT OF A RECEIVER AND

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FILING AN INVOLUNTARY BANKRUPTCY PROCEEDING; AND (ii) WHEN APPLICABLE, A JUDGMENT BY CONFESSION OF JUDGMENT. ANY CLAIM OR CONTROVERSY WITH REGARD TO ANY PARTY’S ENTITLEMENT TO SUCH REMEDIES IS A DISPUTE. PRESERVATION OF THESE REMEDIES DOES NOT LIMIT THE POWER OF AN ARBITRATOR TO GRANT SIMILAR REMEDIES THAT MAY BE REQUESTED BY A PARTY IN A DISPUTE.

13.7 Waiver of Trial by Jury. THE PARTIES HERETO ACKNOWLEDGE THAT BY AGREEING TO BINDING ARBITRATION PURSUANT TO SECTION 13.6 THEY ARE IRREVOCABLY WAIVING ANY RIGHT THEY MAY HAVE TO A TRIAL BY JURY WITH REGARD TO ANY DISPUTE. UNDERSTANDING THAT THEY ARE WAIVING A CONSTITUTIONAL RIGHT, EACH OF THE PARTIES HERETO HEREBY KNOWINGLY, INTENTIONALLY AND VOLUNTARILY, WITH AND UPON THE ADVICE OF COMPETENT COUNSEL, WAIVES, RELINQUISHES AND FOREVER FOREGOES THE RIGHT TO A TRIAL BY JURY IN CONNECTION WITH ANY DISPUTE BASED UPON, ARISING OUT OF OR IN ANY WAY RELATING TO (a) THIS AGREEMENT OR ANY RELATED AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF OR THEREOF, OR ANY OF THE TRANSACTIONS CONTEMPLATED BY OR RELATED TO THIS AGREEMENT OR ANY RELATED AGREEMENT, OR (b) ANY CONDUCT, ACT OR OMISSION OF THE PARTIES OR THEIR AFFILIATES (OR ANY OF THEM) WITH RESPECT TO THIS AGREEMENT OR ANY RELATED AGREEMENT, INCLUDING ANY PRESENT OR FUTURE AMENDMENT HEREOF OR THEREOF, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE, REGARDLESS OF WHICH PARTY INITIATES AN ADJUDICATION OF SUCH DISPUTE; AND EACH PARTY HEREBY AGREES AND CONSENTS THAT ANY SUCH ADJUDICATION OF SUCH DISPUTE SHALL BE DECIDED PURSUANT TO SECTION 13.6.

13.8 Severability. If any provision or clause of this Agreement is held to be invalid or unenforceable for any reason, such provision or clause shall be ineffective to the extent of such invalidity or unenforceability; provided, however, that the remaining provisions and clauses will continue in full force without being impaired or invalidated in any way unless such invalid or unenforceable provision or clause shall be so significant as to materially affect the expectations of the Member(s) regarding this Agreement. Otherwise, any invalid or unenforceable provision or clause shall be replaced by the Member(s) with a valid provision or clause which most closely approximates the intent and economic effect of the invalid or unenforceable provision.

13.9 Further Assurances. The Members agree to execute and deliver such additional documents and instruments and to perform such additional acts as may be necessary or appropriate to effectuate, carry out and perform all of the terms, provisions, and conditions of this Agreement and of the transactions contemplated hereby.

13.10 No Third-Party Beneficiary. Other than the Covered Persons (with respect to Article XI) and the Managers (with respect to Sections 4.5, 4.6, 4.7 and 4.8 and Article XI), this Agreement is made solely for the benefit of the Members and their respective heirs, successors and permitted assigns and no other Person shall have any rights, interest, or claims hereunder or otherwise be entitled to any benefits under or on account of this Agreement as a third-party beneficiary or otherwise.

13.11 Successors; Assigns. The provisions of this Agreement shall be binding upon the parties hereto and their respective heirs, successors and permitted assigns. Neither this Agreement nor the rights or obligations of any Member hereunder, including any rights pursuant to Article VIII hereof, may be assigned, except in connection with the transfer by a Member of its Interest to a Permitted Transferee or another Transfer permitted under Article VIII. Any such attempted assignment in contravention of this Agreement shall, to the fullest extent permitted by Law, be void and of no effect.

13.12 Headings. Section and other headings contained in this Agreement are for reference purposes only and are not intended to describe, interpret, define or limit the scope or intent of this Agreement or any provision hereof.

13.13 Notices. Unless otherwise specifically provided in this Agreement, all notices, consents, requests, demands and other communications which are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be deemed duly given or delivered (a) when received if delivered by hand, (b) upon receipt after dispatch by registered or certified mail, postage prepaid, (c) on the next Business Day if transmitted by national overnight courier (with confirmation of delivery), or (d) upon confirmation of receipt when transmitted by facsimile transmission or by electronic mail (but, in the case of electronic mail, only if followed by transmittal by national overnight courier or hand for delivery on the next Business Day), to such Member (and any other Person

Annex D-51

designated by such Member) at the address or facsimile number set forth in Exhibit C hereto. Any party may change its address and facsimile number by written notice to the other parties given in accordance with this Section 13.13.

13.14 Waiver of Partition. To the fullest extent permitted by Law, each of the Members hereby irrevocably waives any and all rights that such Member may have to maintain any action for partition of any of the Property.

13.15 Alaris Name. The Company and all Members (other than Alaris) each covenants and undertakes with Alaris and its Affiliates that it will not, and it will cause its respective Affiliates to not, at any time in relation to any trade, business or company, use a name, including the word or symbol “Alaris” or any similar word or symbol, in such a way as to be capable of or likely to be confused with the name “Alaris.”

[Signature page follows]

Annex D-52

IN WITNESS WHEREOF, the undersigned have duly executed this Agreement as of the date first above written.

BOARD OF MANAGERS:	CLASS A MEMBER:

SEQUEL YOUTH AND FAMILY SERVICES, INC.	SEQUEL YOUTH AND FAMILY SERVICES, INC.

By:	By:
Name:	Name:
Title:	Title:

PREFERRED MEMBER:

ALARIS USA INC.

By:
Name:
Title:

The undersigned individual executes this Agreement for the sole purpose of agreeing to be and serve as Manager of the Company and to be bound by the provisions of this Agreement regarding the Company and its management, including Section 4.7 hereof.

SEQUEL YOUTH AND FAMILY SERVICES, INC.

By:
Name:
Title:

Signature Page to Seventh Amended and Restated Operating Agreement of
Sequel Youth and Family Services, LLC

Annex D-53

Exhibit A

[to be provided]

Annex D-54

Exhibit B

Form of Unit Certificate

SEQUEL YOUTH AND FAMILY SERVICES, LLC

Certificate Number: [A/B/C/D] -_____________     _____________ Class [A/B/C/D] Units

Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”), hereby certifies that _____________________________ (the “Holder”) is the registered owner of ___________Class [A/B/C/D] Units representing limited liability company interest in the Company (the “Interests”). THE INTERESTS REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES LAWS. SUCH INTERESTS MAY NOT BE OFFERED FOR SALE, SOLD, DELIVERED AFTER SALE, TRANSFERRED, PLEDGED, OR HYPOTHOCATED UNLESS QUALIFIED AND REGISTERED UNDER APPLICABLE STATE AND FEDERAL SECURITIES LAWS OR UNLESS AN EXEMPTION FROM SUCH QUALIFICATION AND REGISTRATION IS AVAILABLE. ANY TRANSFER OF THE INTERESTS REPRESENTED HEREBY ARE FURTHER SUBJECT TO OTHER RESTRICTIONS, TERMS AND CONDITIONS SET FORTH IN THE SEVENTH AMENDED AND RESTATED OPERATING AGREEMENT OF THE COMPANY, DATED AS OF ______________, 2017 AS AMENDED OR AMENDED AND RESTATED FROM TIME TO TIME (THE “AGREEMENT”). By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the Interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all of the terms and conditions of the Agreement. The Company will furnish a copy of the Agreement to the Holder without charge upon written request to the Company at its principal place of business. The Company maintains books for the purpose or registering the transfer of Interests.

Each limited liability company interest in the Company shall constitute a “security” within the meaning of, and governed by, (i) Article 8 of the Uniform Commercial Code (including Section 8-102(a)(15) thereof) as in effect from time to time in the State of Delaware, and (ii) Article 8 of the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioner on Uniform State Laws and approved by the American Bar Association on February 14, 1995.

This Certificate shall be governed by and construed in accordance with the Laws of the State of Delaware without regard to principles of conflict of Laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed by ____________________________, its ______________________, as of the date set forth below.

Dated: _______________ ___, 20____
Name:
Title:

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REVERSE SIDE OF CERTIFICATE

REPRESENTING limited liability company interests IN

SEQUEL YOUTH AND FAMILY SERVICES, LLC

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto _____________________________________ [print or typewrite the name of the transferee], _____________________ [insert Social Security Number or other taxpayer identification number of transferee], _____________ Class ___ Units [insert the number and Class of Units being transferred], and irrevocably constitutes and appoints _____________________________ ________________ as attorney-in-fact to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated:_______________ ___, 20____	Signature:
(Transferor)

Address:

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Exhibit C

Addresses for Notices

(a)	if to the Company, to:

1131 Eagle Tree Lane
Huntsville, AL 35801
	Telephone:	(540) 338-5182
	Facsimile:	(540) 338-5183
	Email:	jripley@sequelyouthservices.com
	Attention:	John F. Ripley, Chairman

with a copy (which shall not constitute notice) to:

Brown, Winick, Graves, Gross, Baskerville and Schoenebaum P.L.C.
666 Grand Avenue
Suite 2000, Ruan Center
Des Moines, Iowa 50309
	Telephone:	(515) 242-2412
	Facsimile:	(515)323-851
	Email:	brown@brownwinick.com
	Attention:	William Brown

(b)	if to Alaris, to:

Alaris USA Inc.
c/o Greenberg Traurig, LLP
300 West 6th Street, Suite 2050
Austin, Texas 78701
	Telephone:	(512) 320-7200
	Facsimile:	(512) 320-7210
	Email:	sklossr@gtlaw.com
	Attention:	Ronald Skloss

with copies (which shall not constitute notice) to:

Alaris Royalty Corp.
232, 2031 - 33 Avenue SW
Calgary AB T2T 1Z5
Canada
	Telephone:	(403) 221-7301
	Facsimile:	(403) 228-0906
	Email:	mervin@alarisroyalty.com
	Attention:	VP Legal

and
Alaris Royalty Corp.
232, 2031 - 33 Avenue SW
Calgary AB T2T 1Z5
Canada
	Telephone:	(403) 221-7303
	Facsimile:	(403) 228-0906
	Email:	ddriscoll@alarisroyalty.com
	Attention:	Chief Financial Officer and Treasurer

Annex D-57

Exhibit D

Certificate of Designations of Parent Preferred Stock

(Attached)

Annex D-58

ANNEX E

FORM OF
EXCHANGE AGREEMENT

This EXCHANGE AGREEMENT (this “Agreement”), dated as of [•], 2017, is entered into by and among Sequel Youth and Family Services, Inc., a Delaware corporation (the “Corporation”), Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”), John F. Ripley, as the representative for the Holders (the “Securityholder Representative”), and the holders of Class B Units (as defined below) from time to time party hereto (each, a “Holder”).

WHEREAS, the parties hereto desire to provide for the exchange of Class B Units for shares of Common Stock (as defined below), in each case, on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained herein and for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.1.   Definitions. The following capitalized terms shall have the meanings specified in this Section 1.1. Other terms are defined in the text of this Agreement, and those terms shall have the meanings respectively ascribed to them therein.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a governmental authority or regulatory agency that is binding upon or applicable to such Person or its assets, as amended unless expressly specified otherwise.

“Board” means the board of directors of the Corporation.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in the New York, New York are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any of the following events after the date hereof:

(i)       there is consummated, in accordance with the Corporation’s certificate of incorporation and Applicable Law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Corporation’s assets (determined on a consolidated basis), including a sale of all of the Class A Units held by the Corporation, to any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act, or any successor provisions thereto);

(ii)      there is consummated, in accordance with the Company’s operating agreement and Applicable Law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of the Company’s assets (determined on a consolidated basis), to any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act, or any successor provisions thereto);

(iii)     any third party Person or any group of such Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of (x) securities of the Corporation representing more than fifty percent (50%) of the combined voting power of the Corporation’s then outstanding Common Stock or (y) securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding voting securities;

(iv)     there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of

Annex E-1

the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate parent thereof, or (y) the Common Stock immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof;

(v)      there is consummated a merger or consolidation of the Company with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, the voting securities of the Company immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof;

(vi)     the stockholders of the Corporation and the Board approve a plan of complete liquidation or dissolution of the Corporation; or

(vii)    the Corporation and the equityholders of the Company approve a plan of complete liquidation or dissolution of the Company.

Notwithstanding the foregoing, except with respect to clause (iv)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (A) the record holders of the shares of Common Stock of the Corporation or, as applicable the voting securities of the Company, immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares or securities of, an entity which owns all or substantially all of the assets of the Corporation or the Company, as applicable, immediately following such transaction or series of transactions or (B) in the case of the Corporation, the Corporation is the surviving entity and its shares of Common Stock continue to be registered under Section 12(b) or 12(g) of the Exchange Act and continue to be publicly traded.

“Class A Unit” has the meaning set forth in the LLC Agreement.

“Class B Member” has the meaning set for in the LLC Agreement.

“Class B Unit” has the meaning set forth in the LLC Agreement.

“Closing Price” means the last sale price of the Common Stock for any applicable trading day.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the Common Stock, par value $0.0001 per share, of the Corporation.

“Exchange” means a Monthly Exchange, a Termination Exchange or a Change of Control Exchange, as the case may be.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Rate” means the number of shares of Common Stock for which one (1) Class B Unit is entitled to be Exchanged. On the date of this Agreement, the Exchange Rate shall be one (1), subject to adjustment pursuant to Section 2.2.

“Fair Market Value” means the Closing Price of one (1) share of Common Stock on the Business Day prior to the measurement date; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, as the same may be further amended or restated from time to time.

“Member” has the meaning set forth in the LLC Agreement.

“Month” means, unless the context requires otherwise, a calendar month.

“Monthly Exchange” means the exchange of Class B Units for Common Stock on the terms and conditions set forth herein, on any Monthly Exchange Date.

Annex E-2

“Monthly Exchange Date” means the date that is the first Business Day of any Month.

“Person” means and includes any individual and any legal entity, including a corporation, partnership, association, limited liability company, trust, joint stock company or estate.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, by and among the Corporation and each other party thereto, as amended from time to time.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

“Subsidiary” has the meaning given to such term in the LLC Agreement.

“Tax Receivables Agreement” means that certain Tax Receivables Agreement, dated on or about the date hereof, among the Corporation, the Company and each other party thereto, as amended from time to time.

Article II
EXCHANGES

Section 2.1.   Exchange of Class B Units for Common Stock.

(a)      Monthly Elective Exchanges.

(i)       Beginning with the first Month following the date that is six (6) months after the date of this Agreement, and subject to Section 2.1(g) and the adjustment as provided in this Agreement, each Holder shall be entitled on any Monthly Exchange Date to surrender all or a portion of the Class B Units held by such Holder to the Company (or, at the option of the Corporation, directly to the Corporation) in exchange for the delivery by the Corporation to the exchanging Holder of a number of shares of Common Stock that is equal to the product of the number of Class B Units surrendered multiplied by the Exchange Rate (the “Exchange Shares”); provided, however, that Holder may exchange no less than the lesser of (A) the number of Class B Units held by Holder and (B) One Thousand (1,000) Class B Units in any one Monthly Exchange.

(ii)      A Holder shall exercise its right to exchange Class B Units pursuant to this Section 2.1(a) by delivering to the Company, with a contemporaneous copy delivered to the Corporation, in each case during normal business hours at the principal executive offices of the Company and the Corporation, respectively, (A) a written election of exchange in respect of the Class B Units to be exchanged substantially in the form of Exhibit A hereto (an “Exchange Notice”), at least fifteen (15) days prior to the Monthly Exchange Date for the applicable Month or within such shorter period of time as may be agreed upon by the Corporation and the exchanging Holder, duly executed by such Holder; (B) any certificates representing such Class B Units on the Monthly Exchange Date, together with a written assignment and acceptance agreement with respect to such Class B Units, in a form reasonably acceptable to the Corporation; and (C) if the Corporation or the Company requires the delivery of the certification contemplated by Section 2.4(b), such certification or written notice from such Holder that it is unable to provide such certification on the Monthly Exchange Date.

(iii)     Upon a Holder exercising its right to a Monthly Exchange, the Corporation and the Company shall take such actions as may be required to ensure that such Holder receives the shares of Common Stock that such exchanging Holder is entitled to receive in connection with such Monthly Exchange pursuant to this Section 2.1(a). Unless the Corporation elects to acquire directly the Class B Units such Holder is requesting to be exchanged in connection with a Monthly Exchange, (A) the Corporation shall be deemed to have transferred the Common Stock to be delivered to the exchanging Holder to the Company and the Company shall issue to the Corporation a number of Class B Units in the Company equal to the number of Class B Units exchanged by the Holder and (B) the Company shall be deemed to have transferred such Common Stock to the exchanging Holder in exchange for the Class B Units surrendered by such Holder in the Monthly Exchange. If an exchanging Holder receives the shares of Common Stock that it is entitled to receive in connection with a Monthly Exchange pursuant to this Section 2.1(a) directly from the Corporation, the Holder shall have no further right to receive shares of Common Stock from the Company in connection with that Monthly Exchange, and the Corporation and the Company shall be deemed to have satisfied their obligations under the first sentence of this Section 2.1(a)(iii). On the Monthly Exchange Date, all rights of the exchanging Holder as a holder of the Class B Units that are subject to the Monthly Exchange shall cease, and such Holder shall be treated for all purposes as having become the record holder of any shares of Common Stock to be received by the exchanging Holder in respect of such Monthly Exchange.

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(b)     Exchanges upon an Employment Termination.

(i)       Notwithstanding anything in Section 2.1(a) to the contrary, upon the termination for any reason of employment of any Holder who is, as of the date hereof, an employee of the Corporation the Company, or any of the Subsidiaries (a “Terminated Holder”), all Class B Units held by such Terminated Holder shall be automatically exchanged for a number of shares of Common Stock that is equal to the product of the number of Class B Units surrendered multiplied by the Exchange Rate (any such exchange, a “Termination Exchange”). The date of termination with respect to such Terminated Holder shall be the “Termination Exchange Date”.

(ii)      In connection with a Termination Exchange, a Terminated Holder shall deliver to the Company, with a contemporaneous copy delivered to the Corporation, in each case during normal business hours at the principal executive offices of the Company and the Corporation, respectively, (A) a written Exchange Notice, (B) any certificates representing such Class B Units at the Termination Exchange Date held by the Terminated Holder, together with a written assignment and acceptance agreement with respect to such Class B Units, in a form reasonably acceptable to the Corporation; and (C) if the Corporation or the Company requires the delivery of the certification contemplated by Section 2.4(b), such certification or written notice from such Terminated Holder that it is unable to provide such certification.

(iii)     Upon a Termination Exchange, the Corporation and the Company shall take such actions as may be required to ensure that such Terminated Holder receives the shares of Common Stock that such exchanging Terminated Holder is entitled to receive in connection with such Termination Exchange pursuant to this Section 2.1(b). Unless the Corporation elects to directly acquire the Class B Units such Terminated Holder is exchanging in connection with a Termination Exchange, (A) the Corporation shall be deemed to have transferred the Common Stock to be delivered to the exchanging Terminated Holder to the Company and the Company shall issue to the Corporation a number of Class B Units in the Company equal to the number of Class B Units exchanged by the Terminated Holder and (B) the Company shall be deemed to have transferred such Common Stock received from the Corporation to the exchanging Terminated Holder in exchange for the Class B Units surrendered by such Terminated Holder in the Termination Exchange. If an exchanging Terminated Holder receives the shares of Common Stock that it is entitled to receive in connection with a Termination Exchange pursuant to this Section 2.1(b) from the Corporation, the Terminated Holder shall have no further right to receive shares of Common Stock from the Company in connection with that Termination Exchange, and the Corporation and the Company shall be deemed to have satisfied their obligations under the first sentence of this Section 2.1(b)(iii). Immediately prior to the occurrence of the Termination Exchange, all rights of the exchanging Terminated Holder as a holder of the Class B Units that are subject to the Termination Exchange shall cease, and such Terminated Holder shall be treated for all purposes as having become the record holder of any shares of Common Stock to be received by the exchanging Terminated Holder in respect of such Termination Exchange.

(c)      Exchanges upon a Change of Control.

(i)       Notwithstanding anything in Section 2.1(a) to the contrary, immediately prior to the occurrence of any Change of Control, all Class B Units shall be automatically exchanged for a number of shares of Common Stock that is equal to the product of the number of Class B Units surrendered multiplied by the Exchange Rate (any such exchange, a “Change of Control Exchange”).

(ii)      To the extent practicable, the Corporation shall deliver to each Holder at least fifteen (15) Business Days’ prior written notice of any event resulting in a Change of Control, and the expected date on which such Change of Control shall be deemed to occur (the “Change of Control Exchange Date”). In connection with a Change of Control Exchange, a Holder shall deliver to the Company, with a contemporaneous copy delivered to the Corporation, in each case during normal business hours at the principal executive offices of the Company and the Corporation, respectively, (A) a written Exchange Notice, (B) any certificates representing such Class B Units on the Change of Control Exchange Date, together with a written assignment and acceptance agreement with respect to such Class B Units, in a form reasonably acceptable to the Corporation; and (C) if the Corporation or the Company requires the delivery of the certification contemplated by Section 2.4(b), such certification or written notice from such Holder that it is unable to provide such certification on the Change of Control Exchange Date.

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(iii)     Upon a Change of Control Exchange, the Corporation and the Company shall take such actions as may be required to ensure that such Holder receives the shares of Common Stock that such exchanging Holder is entitled to receive in connection with such Change of Control Exchange pursuant to this Section 2.1(c). Unless the Corporation elects to directly acquire the Class B Units such Holder is exchanging in connection with a Change of Control Exchange, (A) the Corporation shall be deemed to have transferred the Common Stock to be delivered to the exchanging Holder to the Company and the Company shall issue to the Corporation a number of Class B Units in the Company equal to the number of Class B Units exchanged by the Holder and (B) the Company shall be deemed to have transferred such Common Stock received from the Corporation to the exchanging Holder in exchange for the Class B Units surrendered by such Holder in the Change of Control Exchange. If an exchanging Holder receives the shares of Common Stock that it is entitled to receive in connection with a Change of Control Exchange pursuant to this Section 2.1(c) from the Corporation, the Holder shall have no further right to receive shares of Common Stock from the Company in connection with that Change of Control Exchange, and the Corporation and the Company shall be deemed to have satisfied their obligations under the first sentence of this Section 2.1(c)(iii). Immediately prior to the occurrence of the Change of Control, all rights of the exchanging Holder as a holder of the Class B Units that are subject to the Change of Control Exchange shall cease, and such Holder shall be treated for all purposes as having become the record holder of any shares of Common Stock to be received by the exchanging Holder in respect of such Change of Control Exchange.

(d)     Issuance of Common Stock. As promptly as practicable following satisfaction of such Holder’s obligations under Section 2.1(a)(ii), Section 2.1(b)(ii), or Section 2.1(c)(ii), as applicable, and in any event no later than three (3) Business Days after such obligations are satisfied, the Corporation or the Company, as applicable, shall deliver or cause to be delivered to such Holder, at the address set forth on such Holder’s signature page to the LLC Agreement (or at such other address as such party may designate to the Corporation), the number of shares of Common Stock deliverable to such Holder upon such Exchange, if any, registered in the name of the relevant exchanging Holder, subject to the Holder’s execution of any letter of transmittal or other document required to be executed by the holders of Common Stock. To the extent the Common Stock is settled through the facilities of The Depository Trust Company, the Corporation or the Company, as applicable, will upon the written instruction of an exchanging Holder, deliver the shares of Common Stock deliverable to such exchanging Holder, through the facilities of The Depository Trust Company, to the account of the participant of The Depository Trust Company designated by such exchanging Holder in the Exchange Notice. Notwithstanding anything to the contrary in this Agreement, no fractional shares of Common Stock shall be issued as a result of any Exchange. In lieu of any fractional share of Common Stock to which a Holder would otherwise be entitled in any Exchange, the Company or the Corporation, as applicable, shall pay to such Holder cash equal to such fraction multiplied by the Fair Market Value as of the Monthly Exchange Date, the Termination Exchange Date or the Change of Control Exchange Date, as applicable.

(e)      Expenses. The Corporation, the Company, and each exchanging Holder shall bear its own expenses in connection with the consummation of any Exchange, whether or not any such Exchange is ultimately consummated, except that the Company shall bear any transfer taxes, stamp taxes or duties, or other similar taxes as well as any other expenses incurred by the Corporation in connection with, or arising by reason of, any Exchange; provided, however, that if any shares of Common Stock are to be delivered in a name other than that of the Holder that requested the Exchange, then such Holder or the Person in whose name such shares are to be delivered shall pay to the Company the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of the Company that such tax has been paid or is not payable.

(f)      Publicly Traded Partnership. Each of the Corporation and the Company covenants and agrees that neither shall take or cause or permit to be taken any action that would cause interests in the Company to not meet the requirements of Treasury Regulation Section 1.7704-1(h). Notwithstanding anything to the contrary herein, if the Board or the board of managers of the Company, as applicable, after consultation with its outside legal counsel and tax advisor, shall determine in good faith that, despite adherence by the Corporation and the Company to the foregoing, additional restrictions must be imposed on Exchanges in order for the Company not to be treated as a “publicly traded partnership” under Section 7704 of the Code, the Corporation or the Company, as applicable, may impose such restrictions on Exchanges, as the Corporation or the Company, as applicable, may reasonably determine to be necessary or advisable.

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(g)     Other Prohibitions on Exchange. For the avoidance of doubt, and notwithstanding anything to the contrary herein, a Holder shall not be entitled to exchange Class B Units to the extent that the Corporation or the Company reasonably determines in good faith that the Exchange (i) would be prohibited by any Applicable Law (including the unavailability of any requisite registration statement filed under the Securities Act or any exemption from the registration requirements thereunder) or (ii) would not be permitted under any other agreement with the Corporation, its subsidiaries, the Company or the Subsidiaries to which such Holder is then subject (including the LLC Agreement). For the avoidance of doubt, no Exchange shall be deemed to be prohibited by any Applicable Law pertaining to the registration of securities if such securities have been so registered or if any exemption from such registration requirements is reasonably available, and the parties hereto believe that there is currently no law, regulation, injunction, order or decree of any nature and acknowledge that there is no agreement of the type referred to in clause (ii) of the preceding sentence, that would, in either case, restrict the ability of a Holder to exchange Class B Units.

Section 2.2.   Adjustments.

(a)      The Exchange Rate shall be adjusted accordingly if there is: (i) any subdivision (by any unit split, unit distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Class B Units that is not accompanied by an identical subdivision or combination of the Common Stock; or (ii) any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the Common Stock that is not accompanied by an identical subdivision or combination of the Class B Units. For example, if there is a 2 for 1 stock split of Common Stock and no corresponding split with respect to the Class B Units, the Exchange Rate would be adjusted to be 2. To the extent not reflected in an adjustment to the Exchange Rate, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Common Stock are converted or changed into another security, securities or other property, then upon any subsequent Exchange, an exchanging Holder shall be entitled to receive the amount of such security, securities or other property that such exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Common Stock are converted or changed into another security, securities or other property, this Section 2.2 shall continue to be applicable, mutatis mutandis, with respect to such security or other property.

(b)     Each time that the Corporation acquires Class B Units other than in connection with a corresponding issuance by the Corporation of the same number of shares of Common Stock (whether as a result of an Exchange or otherwise) or a concurrent recapitalization of the Company that causes the number of Class B Units held by the Corporation to equal the number of shares of Common Stock outstanding immediately following such purchase of Class B Units (subject, in any such case, to prior applications of this Section 2.2(b)), the Exchange Rate shall be adjusted immediately following such transaction, without any further action by the Corporation or any Holder, as follows: the Exchange Rate shall first be set at a ratio, the numerator of which shall be the number of shares of Common Stock of the Corporation then-outstanding and the denominator of which shall be the sum of the number of Class A Units plus Class B Units then-owned by the Corporation, in each case after giving effect to the transaction that gave rise to such Exchange Rate adjustment and prior to giving effect to any event that has occurred which would give rise to an adjustment to the Exchange Rate pursuant to Section 2.2(a), and then that ratio shall be adjusted as set forth in Section 2.2(a) for each event (if any) giving rise to such Section 2.2(a) adjustment assuming that such event had occurred after the transaction that gave rise to the Exchange Ratio adjustment being made hereby.

(c)      The Corporation shall not pay a dividend or otherwise make a distribution of cash or other property in respect of shares of Common Stock if such cash or other property was not received by the Corporation as a distribution from the Company, either directly or indirectly through a wholly owned subsidiary.

Section 2.3.   Common Stock to be Issued.

(a)      Subject to the terms of the Registration Rights Agreement, the Corporation and the Company covenant and agree to deliver shares of Common Stock that have been registered under the Securities Act with

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respect to any Exchange to the extent that a registration statement is effective and available for such shares. In the event that any Exchange in accordance with this Agreement is to be effected at a time when any such registration has not become effective or otherwise is unavailable, the Corporation shall use its commercially reasonable efforts to promptly facilitate such Exchange pursuant to any reasonably available exemption from such registration requirements. When and if the Common Stock is registered under the Securities Act, the Corporation shall use its commercially reasonable efforts to list the Common Stock required to be delivered upon Exchange prior to such delivery on each national securities exchange or inter-dealer quotation system on which the outstanding Common Stock may be listed or traded at the time of such delivery. Nothing contained herein shall be construed to preclude the Corporation or the Company from satisfying their obligations in respect of the exchange of the Class B Units by delivery of Common Stock which are unregistered under the Securities Act or held in the treasury of the Corporation or the Company or any of their subsidiaries. Nothing herein shall be construed as a requirement for the Corporation or the Company to settle the exchange for cash. The Corporation shall not be required to comply with this Section 2.3(a) in an Exchange in connection with a Change of Control.

(b)     The Corporation reserves the right to cause certificates evidencing such Common Stock to be imprinted with legends as to restrictions on transfer that it may deem necessary or appropriate, including legends as to applicable U.S. federal or state securities laws or other legal or contractual restrictions, and may require any Holder to which Common Stock are to be issued to agree in writing (i) that such shares of Common Stock will not be transferred except in compliance with such restrictions and (ii) to such other matters as the Corporation may deem reasonably necessary or appropriate in light of applicable law and existing agreements.

(c)      The Corporation shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon an Exchange, such number of shares of Common Stock as shall be deliverable upon any such Exchange; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Exchange by delivery of purchased shares of Common Stock (which may or may not be held in the treasury of the Corporation or any subsidiary thereof).

(d)     Prior to the date of this Agreement, the Corporation has taken all such steps as may be required to cause to qualify for exemption under Rule 16b-3(d) or (e), as applicable, under the Exchange Act, and be exempt for purposes of Section 16(b) under the Exchange Act, any acquisitions or dispositions of equity securities of the Corporation (including derivative securities with respect thereto) and any securities which may be deemed to be equity securities or derivative securities of the Corporation for such purposes that result from the transactions contemplated by this Agreement, by each director or officer of the Corporation who may reasonably be expected to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Corporation upon the registration of any class of equity security of the Corporation pursuant to Section 12 of the Exchange Act (with the authorizing resolutions specifying the name of each such officer or director whose acquisition or disposition of securities is to be exempted and the number of securities that may be acquired and disposed of by each such Person pursuant to this Agreement).

(e)      The Corporation covenants that all Common Stock issued upon an Exchange will, upon issuance, be validly issued, fully paid and non-assessable and not subject to any preemptive right of stockholders of the Corporation or to any right of first refusal or other right in favor of any Person.

Section 2.4.   Withholding; Certification of Non-Foreign Status.

(a)      If the Corporation or the Company shall be required to withhold any amounts by reason of any federal, state, local or foreign tax rules or regulations in respect of any Exchange, the Corporation or the Company, as the case may be, shall be entitled to take such action as it deems appropriate in order to ensure compliance with such withholding requirements, including at its option withholding shares of Common Stock with a Fair Market Value equal to the minimum amount of any taxes which the Corporation or the Company, as the case may be, may be required to withhold with respect to such Exchange, or requiring as a condition of any Exchange that the exchanging Unit holder tender to the Company an amount equal to the minimum amount of any taxes which the Corporation or the Company, as the case may be, may be required to withhold with respect to such Exchange. To the extent that amounts are (or property is) so withheld by the Company or Corporation and paid over to the appropriate taxing authority, such withheld amounts (or property) shall be treated for all purposes of this Agreement as having been paid (or delivered) to the applicable Holder. The parties anticipate that, on the basis of current law, no federal income tax withholding would be required with respect to an Exchange by any Holder who is a “United States person” within the meaning of Section 7701(a)(30) of the Code and who has properly certified that such holder is not subject to federal backup withholding.

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(b)     Notwithstanding anything to the contrary herein, each of the Corporation and the Company may, in the reasonable exercise of its discretion, require as a condition to the effectiveness of an Exchange that an exchanging Holder deliver to the Corporation or the Company, as the case may be, a certification of non-foreign status in accordance with Treasury Regulation Section 1.1445-2(b) or to provide any other applicable withholding certificate. In the event the Corporation or the Company has required delivery of such certification but an exchanging Holder is unable to comply, the Corporation or the Company, as the case may be, shall nevertheless deliver or cause to be delivered to the exchanging Holder the Common Stock in accordance with Section 2.1, but subject to withholding as provided in Section 2.4(a).

Section 2.5.   Distributions. No Exchange shall impair the right of the Holder effecting an Exchange pursuant to this Agreement to receive any distributions payable on the Class B Units so exchanged in respect of a record date that occurs prior to the Exchange Date for such Exchange. No adjustments in respect of dividends or distributions on any Class B Unit will be made on the Exchange of any Class B Units, and if the Exchange Date with respect to a Class B Unit occurs after the record date for the payment of a dividend or other distribution on Class B Units but before the date of the payment, then the registered Holder of the Class B Unit at the close of business on the record date will be entitled to receive the dividend or other distribution payable on the Class B Unit on the payment date notwithstanding the Exchange of the Class B or a default in payment of the dividend or distribution due on the Exchange Date, and, for the avoidance of doubt, no Holder effecting an Exchange pursuant to this Agreement shall have the right to receive any distributions (including tax distributions) on any exchanged Class B Unit with a record date that occurs from and after any Exchange Date. For the avoidance of doubt, no Holder effecting an Exchange pursuant to this Agreement shall be entitled to receive, in respect of a single record date, distributions or dividends both on Class B Units exchanged by such Holder and on shares of Common Stock received by such Holder in such Exchange.

Article III
REPRESENTATIONS AND WARRANTIES

Section 3.1.   Representations and Warranties of the Holders. Each Holder, severally and not jointly, represents and warrants that, as of the date hereof and as of each Monthly Exchange Date, Termination Exchange Date or Change of Control Exchange Date, as the case may be, upon which a Member is issued Common Stock, (i) if it is not a natural person, that it is duly incorporated or formed and, the extent such concept exists in its jurisdiction of organization, is in good standing under the laws of such jurisdiction, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) if it is not a natural person, the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such Holder, (iv) this Agreement constitutes a legal, valid and binding obligation of such Holder enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, (v) the execution, delivery and performance of this Agreement by such Holder and the consummation by such Holder of the transactions contemplated hereby will not (A) if it is not a natural person, result in a violation of the certificate of incorporation, bylaws, trust agreement or other organizational documents of such Holder or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such Holder is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable such Holder, except with respect to clauses (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations, that would not in any material respect result in the unenforceability against such Holder of this Agreement, (vi) it is acquiring the Common Stock issued in accordance with this Agreement for its own account with the present intention of holding such Common Stock for purposes of investment, and that it has no intention of selling Common Stock in a public distribution in violation of any federal or state securities laws, (vii) it is a sophisticated party for purposes of applicable federal and state securities laws and regulations or has employed the services of an adequate purchaser representative for purposes of applicable federal and state securities laws and regulations, (viii) such Holder has knowledge and experience in financial and business matters such that such Holder is capable of evaluating the merits and risks of an investment in the Corporation, (ix) it is able to bear the economic risks of an investment in the Common Stock and could afford a complete loss of such investment and (x) if the Holder is a partnership, “S corporation”, “grantor trust” or other flow-through entity, the interest of such Holder in the Company does not represent “substantially all” of the value of its assets, and it was not a “principal purpose” of such Holder to avoid the “100 partner” limitation applicable under section 7704 of the Code.

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Section 3.2.   Representations and Warranties of the Corporation and the Company. Each of the Corporation and the Company, severally and not jointly, represents and warrants that, as of the date hereof (i) it is, and as of the date of an applicable Exchange it will be, duly incorporated or formed and, to the extent such concept exists in its jurisdiction of organization, in good standing under the laws of such jurisdiction, (ii) it has, and as of the date of an applicable Exchange it will have, all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) the execution and delivery of this Agreement by it and consummation of the transactions contemplated hereby have been duly authorized by all necessary corporate or other entity action on the part of such party, (iv) this Agreement constitutes, and as of the date of an applicable Exchange it will constitute, a legal, valid and binding obligation of such party enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally, and (v) the execution, delivery and performance of this Agreement by such party and the consummation by such party of the transactions contemplated hereby will not (A) result in a violation of the certificate of incorporation, bylaws, trust agreement or other organizational documents of such party or (B) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which such party is a party, or (C) result in a violation of any law, rule, regulation, order, judgment or decree applicable to such party, except with respect to clauses (B) or (C) for any conflicts, defaults, accelerations, terminations, cancellations or violations, that would not in any material respect result in the unenforceability against such party of this Agreement.

Article IV
MISCELLANEOUS PROVISIONS

Section 4.1.   Additional Holders. To the extent a Holder validly transfers any or all of such holder’s Class B Units to another Person in a transaction in accordance with, and not in contravention of, the LLC Agreement or the Registration Rights Agreement, then such transferee (each, a “Permitted Transferee”) shall have the right to execute and deliver a joinder to this Agreement in a form provided by the Corporation, whereupon such Permitted Transferee shall become a Holder hereunder. If the Company issues any Class B Units following the date hereof, in accordance with, and not in contravention of, the LLC Agreement, then any holder of Class B Units (each, a “Class B Holder”) shall have the right to execute and deliver a joinder to this Agreement in a form provided by the Corporation, whereupon such Class B Holder shall become a Holder hereunder, but solely with respect to such Class B Holder’s Class B Units which constitute Class B Units hereunder, if any. If the Company issues any other Units (as defined in the LLC Agreement) in the future, then the Corporation shall have the right to permit the holder of such Units to execute and deliver a joinder to this Agreement in a form provided by the Corporation, whereupon such holder shall become a Holder hereunder, but solely with respect to such holder’s Units which constitute Class B Units hereunder, if any. Except as set forth in this Section 4.1, a Holder may not assign or transfer any of its rights or obligations under this Agreement.

Section 4.2.   Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronic mail (e-mail) or by facsimile transmittal. Any notice sent by confirmed e-mail or facsimile must be sent simultaneously by another method described in the prior sentence. A notice must be addressed:

(a)      If to the Corporation or the Company at:

[Sequel Youth and Family Services, Inc.
One Rockefeller Plaza, 11th Floor
New York, NY 10020
Attention: Paul J. Zepf
E-mail: pzepf@globalpartnerac.com]

with copies to:

[•]

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(b)     If to any Holder, to the address and other contact information set forth in the records of the Company from time to time.

All such notices and communications shall be deemed to have been delivered and received (i) on the date personally delivered, (ii) one (1) Business Day after being sent by a reputable overnight delivery service, (iii) five (5) Business Days after being sent, if sent by registered or certified mail, and (iv) on the date delivered by facsimile or email with receipt of transmission confirmed during business hours on a Business Day (or one (1) Business Day after the date of delivery if delivered after business hours).

Section 4.3.   Complete Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty between the parties relating to the subject matter hereof and thereof.

Section 4.4.   Applicable Law; Venue; Waiver of Jury Trial.

(a)      This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

(b)     EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 4.4.

Section 4.5.   References to this Agreement; Headings. Unless otherwise indicated, “Articles,” “Sections,” “Subsections”, “Clauses”, “Exhibits” and “Schedules” mean and refer to designated Articles, Sections, Subsections, Clauses, Exhibits and Schedules of this Agreement. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context indicates otherwise. All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement. All exhibits and schedules referred to herein, and as the same may be amended from time to time, are by this reference made a part hereof as though fully set forth herein.

Section 4.6.   Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective personal and legal representatives, heirs, executors, successors and permitted assigns.

Section 4.7.   Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto. Any reference to any statute, law, or regulation, form or schedule shall include any amendments, modifications, or replacements thereof. Any reference to any agreement, contract or schedule, unless otherwise stated, shall include any amendments, modifications, or replacements thereof. Whenever used herein, “or” shall include both the conjunctive and disjunctive unless the context requires otherwise, “any” shall mean “one or more,” and “including” shall mean “including without limitation.” Except to the extent

Annex E-10

otherwise expressly provided herein, all references to any Holder shall be deemed to refer solely to such Person in its capacity as such Holder and not in any other capacity.

Section 4.8.   Severability. It is expressly understood and agreed that if any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law so long as the economic or legal substance of the matters contemplated by this Agreement is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court of competent jurisdiction does not so replace an invalid or unenforceable term or provision, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the fullest extent possible.

Section 4.9.   Counterparts. This Agreement and any amendments may be executed simultaneously in two or more counterparts and delivered via facsimile or .pdf, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 4.10. No Third Party Beneficiaries. This Agreement is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto and their successors and permitted assigns.

Section 4.11. Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 4.12. Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 4.13. Amendment. The provisions of this Agreement may be amended only by the affirmative vote or written consent of each of (a) the Corporation, (b) the Company and (c) as the Securityholder Representative; provided that, without the consent of any Person, a Person who becomes a Holder after the date hereof pursuant to Section 4.1 shall execute and deliver a joinder to this Agreement to become a party to this Agreement.

Section 4.14. Tax Treatment. This Agreement shall be treated as part of the partnership agreement of Company as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. Notwithstanding anything to the contrary in this Agreement, for federal, state and local tax purposes, the Corporation, the Company and the Holders shall report each Exchange consummated pursuant to this Agreement, whether directly to the Corporation or to the Company, as a taxable transfer of an interest in the Company to the Corporation eligible to give rise to a Basis Adjustment (as such term is defined in the Tax Receivable Agreement) and none of the Corporation, the Company or any Holder shall take a contrary position on any tax return or otherwise unless otherwise required pursuant to a determination within the meaning of Section 1313 of the Code.

Section 4.15. Further Action. Each party hereto shall execute, deliver, acknowledge and file such other documents and take such further actions as may be reasonably requested from time to time by the other party hereto to give effect to and carry out the transactions contemplated herein.

Annex E-11

Section 4.16. Specific Performance. The parties hereto recognize that irreparable injury will result from a breach of any provision of this Agreement and that money damages will be inadequate to fully remedy the injury. Accordingly, in the event of a breach or threatened breach of one or more of the provisions of this Agreement, any party which may be injured (in addition to any other remedies which may be available to that party) shall be entitled (without the need to post any bond, surety, or other security) to one or more preliminary or permanent orders (a) restraining and enjoining any act which would constitute a breach or (b) compelling the performance of any obligation which, if not performed, would constitute a breach. Each party hereto further agrees that, in the event of any action for an injunction or other equitable remedy in respect of such breach or enforcement of specific performance, it will not assert the defense that a remedy at law would be adequate.

Section 4.17. Independent Nature of Holders’ Rights and Obligations. The obligations of each Holder hereunder are several and not joint with the obligations of any other Holder, and no Holder shall be responsible in any way for the performance of the obligations of any other Holder under hereunder. The decision of each Holder to enter into to this Agreement has been made by such Holder independently of any other Holder. Nothing contained herein, and no action taken by any Holder pursuant hereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such obligations or the transactions contemplated hereby and the Corporation acknowledges that the Holders are not acting in concert or as a group, and the Corporation will not assert any such claim, with respect to such obligations or the transactions contemplated hereby.

[Signature pages follow]

Annex E-12

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed and delivered, all as of the date first set forth above.

SEQUEL YOUTH AND FAMILY SERVICES, INC.

By:
Name:
Title:

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

SECURITYHOLDER REPRESENTATIVE:

Name:	John F. Ripley

Signature Page to Form of Exchange Agreement

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HOLDERS:

Name:

Signature Page to Form of Exchange Agreement

Annex E-14

Exhibit A

FORM OF ELECTION OF EXCHANGE

Global Partner Acquisition Corp.
[  ]
[  ]
Attention: [  ]

Reference is hereby made to the Exchange Agreement, dated as of [            ], 2017 (the “Exchange Agreement”), among Sequel Youth and Family Services, Inc., a Delaware corporation, Sequel Youth and Family Services, LLC, a Delaware limited liability company, John F. Ripley, as the Securityholder Representative, and the holders of Class B Units (as defined herein) from time to time party thereto. Capitalized terms used but not defined herein shall have the meanings given to them in the Exchange Agreement.

The undersigned Holder hereby transfers to the Corporation or the Company, as applicable, the number of Class B Units set forth below in Exchange for shares of Common Stock to be issued in its name as set forth below and/or cash, as set forth in the Exchange Agreement.

Legal Name of Holder:

Address:

Number of Class B Units to be Exchanged:

The undersigned hereby represents and warrants that (i) the undersigned has full legal capacity to execute and deliver this Election of Exchange and to perform the undersigned’s obligations hereunder; (ii) this Election of Exchange has been duly executed and delivered by the undersigned and is the legal, valid and binding obligation of the undersigned enforceable against it in accordance with the terms thereof or hereof, as the case may be, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally and the availability of equitable remedies; (iii) the Class B Units subject to this Election of Exchange are being transferred to the Company free and clear of any pledge, lien, security interest, encumbrance, equities or claim; and (iv) no consent, approval, authorization, order, registration or qualification of any third party or with any court or governmental agency or body having jurisdiction over the undersigned or the Class B Units subject to this Election of Exchange is required to be obtained by the undersigned for the transfer of such Class B Units to the Company.

The undersigned hereby irrevocably constitutes and appoints any officer of the Corporation as the attorney of the undersigned, with full power of substitution and resubstitution in the premises, to do any and all things and to take any and all actions that may be necessary to transfer to the Corporation or the Company, as applicable, the Class B Units subject to this Election of Exchange and to deliver to the undersigned the shares of Common Stock to be delivered in Exchange therefor.

Annex E-15

IN WITNESS WHEREOF the undersigned, by authority duly given, has caused this Election of Exchange to be executed and delivered by the undersigned or by its duly authorized attorney.

Name:

Dated:

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ANNEX F

FORM OF TAX RECEIVABLE AGREEMENT

THIS Tax Receivable Agreement (“TRA”) is made and entered into as of [•], 2017 (the “Effective Date”) by and among Sequel Youth and Family Services, Inc., a Delaware corporation (“Parent”), Sequel CS, Inc., an indirectly wholly owned subsidiary of Sequel Camelot Parent, LLC, a Delaware limited liability company that is wholly owned by the Company (“Camelot”), the holders of Class B units in Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”) listed on Schedule 1 (the “Class B Unitholders”), The Ripley Revocable Trust (“Ripley”) and John F. Ripley in his capacity as the representative of the Class B Unitholders and who is referred to herein from time to time as the “TRA Representative.” Ripley and the Class B Unitholders are jointly known as “Minority Members,” and each a Minority Member.

RECITALS

1.       Prior to the Effective Date of this TRA and the Closing Arrangements, defined below, the equity in Company was owned by Parent, Camelot, the Class B Unit Holders, Ripley, and Alaris USA Inc. (the “Preferred Holder”).

2.       Also prior to the Effective Date of this TRA, (i) Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, will have merged with and into the Company in accordance with the Agreement and Plan of Merger dated January 11, 2017 (the “Merger Agreement”), and the parties will have received the consideration as set forth in the Merger Agreement; (ii) the Preferred Holder will have received a distribution from the Company of Thirty Million Dollars ($30,000,000.00); and (iii) pursuant to the covenant in the Merger Agreement, the Class B Unitholders and Ripley will have received (a) a cash distribution, (b) rights under an agreement relating to the exchange of interests in the Company into stock of Parent dated as of the date hereof (the “Exchange Agreement”), (c) warrants (as defined in the Merger Agreement) to acquire the stock of Parent and (d) the rights under this TRA. Steps (i) - (iii) are defined as the “Closing Arrangements.”

3.       At the Effective Date, after the completion of the Merger and the Closing Arrangements, Parent, Camelot, the Preferred Holder, Ripley and the Class B Unitholders will hold the units of the Company (the Company’s units generally referred to as “Units” herein) outstanding as shown on Exhibit C, and will be parties to the Seventh Amended and Restated Operating Agreement of the Company (the “LLC Agreement”).

4.       The parties intend to treat the merger and the Closing Arrangements as integrated transactions, such that the Surviving Entity, as defined in the Merger Agreement, is a continuation of the Company for United States federal income tax purposes, and Parent is treated as having acquired by purchase (79.3%) of the then outstanding common Units of the Company on a fully diluted basis as a result of the merger and the Closing Arrangements, for the consideration set forth in the Merger Agreement and in the Closing Arrangements.

5.       Pursuant to the Exchange Agreement, the Minority Members may exchange their Class B Units for shares of common stock of Parent (“Common Shares”) and the right to certain payments under this TRA.

6.       The Company and each of its direct and (to the extent owned through a chain of pass-through entities) indirect subsidiaries (if any) which is treated as a partnership for United States federal income tax purposes (the Company, such subsidiaries, and any direct or (to the extent owned through a chain of pass-through entities) indirect subsidiary that is disregarded as an entity separate from its owner, together, “Company Group”), have, or will have, in effect an election under Section 754 of the United States Internal Revenue Code of 1986, as amended (the “Code”), for each Taxable Year (as such term is defined below) in which an Exchange (as such term is defined below) occurs, which election is intended to result in an adjustment to the tax basis of the assets owned by the Company Group (solely with respect to Parent and Camelot) at the time of an Exchange (such time, the “Exchange Date”).

7.       The income, gain, loss, deduction and other Tax (as such term is defined below) items of Parent Consolidated Group may be affected by (i) the Basis Adjustments (as such term is defined below) and (ii) the Imputed Interest (as such term is defined below).

8.       The parties to this Agreement desire to make certain arrangements with respect to the effect of the Basis Adjustments and Imputed Interest on the liability for Taxes of Parent and certain other matters.

Annex F-1

NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements set forth herein, the parties agree as follows:

Article 1
DEFINITIONS

Section 1.1.   Definitions.

As used in this TRA, the terms set forth in this Article 1 shall have the following meanings (such meanings to be equally applicable to both the singular and plural forms of the terms defined).

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, Controls, is Controlled by, or is under common Control with, such first Person.

“Amended Schedule” is defined in Section 2.4(b).

“Basis Adjustment” means the adjustment to the tax basis of a Reference Asset, whether as reported on a Tax Return or as a result of a Determination, under sections 732, 743(b) or 1012 of the Code, as applicable, and any other similar or successor provisions of the Code (both in situations where, as a result of one or more Exchanges, Company becomes an entity that is disregarded as separate from its owner for tax purposes and in situations where, following an Exchange, Company remains in existence as an entity for United States federal income tax purposes) and, in each case, comparable sections of foreign, state and local income and franchise tax laws, arising by reason of the Closing Arrangements, the Exchange Agreement (or any Exchange thereunder) and all payments under this TRA, and that arise solely with respect to Units held by the Minority Members. For purposes of calculating the Basis Adjustment with respect to the Minority Members, the transferee’s share of partnership property will be determined in accordance with section 743(b) and regulations promulgated thereunder. For the avoidance of doubt, the parties intend that as of the Closing Date all gain recognized on a hypothetical sale of Company would be allocated solely to the Minority Members with no portion of such hypothetical gain allocated to the Preferred Member, such that no Basis Adjustment arises from any transactions related to the Units held by the Preferred Holder. The amount of any Basis Adjustment resulting from an Exchange of one or more Units shall be determined without regard to any Pre-Exchange Transfer of such Units and as if any such Pre-Exchange Transfer had not occurred.

“Beneficial Owner” of a security means a Person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares: (i) voting power, which includes the power to vote, or to direct the voting of, such security and/or (ii) investment power, which includes the power to dispose of, or to direct the disposition of, such security. The terms “Beneficially Own” and “Beneficial Ownership” shall have correlative meanings.

“Board” means the Board of Directors of Parent.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in the State of New York are authorized or obligated by law or executive order to close.

“Change of Control” means the occurrence of any of the following events after the date hereof:

(i)       there is consummated, in accordance with Parent’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Parent’s assets (determined on a consolidated basis), including a sale of all Class A Units (as defined in the LLC Agreement) held by Parent, to any Person or “group” (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or any successor provisions thereto);

(ii)      any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of the Parent’s then outstanding Voting Securities (as defined in the Exchange Agreement);

(iii)     there is consummated a merger or consolidation of Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate parent thereof, or (y) the Voting

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Securities immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof; or

(iv)     the stockholders of Parent and the Board approve a plan of complete liquidation or dissolution of Parent.

Notwithstanding the foregoing, except with respect to clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (A) the record holders of the shares of Capital Stock (as defined in the LLC Agreement) of Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Parent immediately following such transaction or series of transactions or (B) Parent is the surviving entity and its Common Shares continue to be registered under Section 12(b) or 12(g) of the Exchange Act and continue to be publicly traded.

“Change of Control Termination Date” means the date of a Change of Control Termination Notice for purposes of determining the Change of Control Termination Payment.

“Change of Control Termination Effective Date” is defined in Section 4.2.

“Change of Control Termination Notice” is defined in Section 4.2.

“Change of Control Termination Payment” is defined in Section 4.3(b).

“Change of Control Termination Schedule” is defined in Section 4.1(b).

“Closing Date” means the date on which the Merger, as defined in the Merger Agreement, is effective.

“Code” is defined in the Recitals.

“Common Shares” is defined in the Recitals.

“Company Group” is defined in the Recitals.

“Control” means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Cumulative Net Realized Tax Benefit” for a Taxable Year means, with respect to each of Ripley and each Class B Unitholder, the cumulative amount of Realized Tax Benefits for all Taxable Years of Parent, up to and including such Taxable Year, net of the cumulative amount of Realized Tax Detriments for the same period. The Realized Tax Benefit and Realized Tax Detriment with respect to each of Ripley and each Class B Unitholder for each Taxable Year shall be determined based on the most recent Tax Benefit Schedule or Amended Schedule, if any, in existence at the time of such determination, or, if applicable, the Early Termination Schedule, Change of Control Termination Schedule, or amendments thereto.

“Default Rate” means LIBOR plus 500 basis points.

“Determination” shall have the meaning ascribed to such term in section 13l3(a) of the Code or similar provision of foreign, state and local tax law, as applicable, or any other event (including the execution of IRS Form 870-AD) that finally and conclusively establishes the amount of any liability for Tax. A Determination shall include the expiration of all periods of limitations relating to the assessment of Tax for a Taxable Year.

“Early Termination Date” means the date of an Early Termination Notice for purposes of determining the Early Termination Payment.

“Early Termination Effective Date” is defined in Section 4.2.

“Early Termination Notice” is defined in Section 4.2.

“Early Termination Payment” is defined in Section 4.3(b).

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“Early Termination Rate” means LIBOR plus 100 basis points.

“Early Termination Schedule” is defined in Section 4.2.

“Effective Date” is defined in the opening paragraph.

“Exception Amount” means Five Million Dollars ($5,000,000).

“Exchange” means (i) the steps in the Closing Arrangements that result in the acquisition of Units in the Company by Parent and Camelot, and (ii) any exchange pursuant to the Exchange Agreement.

“Exchange Agreement” is defined in the Recitals.

“Exchange Basis Schedule” is defined in Section 2.2.

“Exchange Date” is defined in the Recitals.

“Expert” is defined in Section 7.9.

“Hypothetical Tax Liability” means, for purposes of determining a payment hereunder by Parent to the Minority Members in respect of a Taxable Year, the amount that would constitute the liability for Taxes of Parent using the same methods, elections, conventions and similar practices as are used on the relevant Parent Return, if there were excluded, in making such determination, (1) any aggregate increase or decrease in Tax liability for the Taxable Year attributable to Basis Adjustments arising as a result of the Exchanges by the Minority Members, including by reason of any payments under this TRA to a Minority Member (other than payments of Imputed Interest) and (2) any deductions attributable to Imputed Interest with respect to payment obligations under this TRA to such Minority Member for the Taxable Year. For the avoidance of doubt, Hypothetical Tax Liability shall be determined without taking into account the carryover or carryback of any Tax item (or portions thereof) that is attributable to such Basis Adjustment or Imputed Interest.

“Imputed Interest” shall mean any interest imputed under section 483 of the Code and any similar provision of state and local tax law, as applicable, with respect to Parent’s payment obligations under this TRA.

“IRS” means the United States Internal Revenue Service.

“LIBOR” means during any period, an interest rate per annum equal to the one-year LIBOR reported, on the date two (2) days prior to the first day of such period, on the Telerate Page 3750 (or if such screen shall cease to be publicly available, as reported on Reuters Screen page “LIBOR01” or by any other publicly available source of such market rate) for London interbank offered rates for United States dollar deposits for such period.

“LLC Agreement” is defined in the Recitals.

“Market Value” means the Closing Price (as defined in the Exchange Agreement) of one (1) share of Common Stock on the Business Day prior to the measurement date; provided, that if the Common Stock is listed on any domestic securities exchange, the term “Business Day” as used in this sentence means Business Days on which such exchange is open for trading.

“Material Objection Notice” has the meaning set forth in Section 4.2.

“Net Tax Benefit” is defined in Section 3.l(b).

“Non-Stepped Up Tax Basis” means, with respect to any Reference Asset at any time, the tax basis that such asset would have had at such time if no Basis Adjustments had been made.

“Objection Notice” has the meaning set forth in Section 2.4(a).

“OTC Bulletin Board” means the Financial Industry Regulatory Authority OTC Bulletin Board electronic inter-dealer quotation system.

“Parent” is defined in the opening paragraph.

“Parent Consolidated Group” means the group of entities that are part of the United States federal income tax consolidated group of which Parent is the common parent.

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“Parent Return” means the United States federal, and/or foreign, and/or state and/or local Tax Return, as applicable, of Parent filed with respect to Taxes for any Taxable Year, and includes consolidated returns in which Parent is the common parent.

“Person” means and includes any individual, bank, savings association, corporation, partnership (limited, general, exempted or otherwise), limited liability company, limited company, company, exempted company, unit trust, joint-stock company, trust, estate or unincorporated organization.

“Pre-Exchange Transfer” means any transfer (including upon the death of a Minority Member) or distribution in respect of one or more Units (i) that occurs after the Closing Arrangements and prior to an Exchange of such Units and (ii) to which sections 743(b) or 734(b) of the Code applies.

“Qualified Tax Advisor” means KPMG, or any other law or accounting firm that is internationally recognized as being expert in Tax matters and that is reasonably acceptable to Parent and TRA Representative.

“Realized Tax Benefit” means, for purposes of determining a payment hereunder by Parent to a Minority Member in respect of a Taxable Year, the excess, if any, of (a) the Hypothetical Tax Liability determined with reference to the Minority Member in respect of the Taxable Year over (b) the “actual” liability for Taxes of Parent using the same methods, elections, conventions and similar practices used on the relevant Parent Return, such “actual” liability to be computed with the adjustments described in this TRA (including, for the avoidance of doubt, the application of the Valuation Assumptions when provided for in this Agreement). If all or a portion of the actual tax liability of Parent for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Realized Tax Detriment” means, for purposes of determining a payment hereunder by Parent to a Minority Member, the excess, if any, of (a) the “actual” liability for Taxes of Parent using the same methods, elections, conventions and similar practices used on the relevant Parent Return, such “actual” liability to be computed with the adjustments described in this TRA (including, for the avoidance of doubt, the application of the Valuation Assumptions when provided for in this TRA) over (b) the Hypothetical Tax Liability determined with reference to such Minority Member in respect of the Taxable Year. If all or a portion of the actual tax liability of Parent for the Taxable Year arises as a result of an audit by a Taxing Authority of any Taxable Year, such liability shall not be included in determining the Realized Tax Benefit unless and until there has been a Determination.

“Reconciliation Dispute” has the meaning set forth in Section 7.9.

“Reconciliation Procedures” has the meaning set forth in Section 2.4(a).

“Reference Asset” means an asset that is held by any member of Company Group at the time of the Closing Arrangements or an Exchange, as relevant. A Reference Asset also includes any asset that is “substituted basis property” under section 7701(a)(42) of the Code with respect to a Reference Asset.

“Required Independent Directors” has the meaning set forth for such term in the LLC Agreement.

“Ripley Cumulative Net Realized Tax Benefit” means the Cumulative Net Realized Tax Benefit that would be attributable to Ripley.

“Schedule” means any of the following: (a) an Exchange Basis Schedule, (b) a Tax Benefit Schedule, (c) the Early Termination Schedule or (d) the Change of Control Termination Schedule.

“Senior Obligations” is defined in Section 5.1.

“Subsidiaries” means, with respect to any Person, another Person in which such first Person owns, directly or indirectly, an amount of voting securities, other voting ownership or voting partnership interests which is sufficient to elect at least a majority of the board of directors or other governing body (or if there are no such voting interests, 50% or more of the equity interests of such Person); provided that no hedge fund, fund of fund, or other pooled investment vehicle or any Subsidiaries of such Person shall be deemed to be a Subsidiary of Parent unless a majority of the economic interests of such Person are owned by Parent or any of its Subsidiaries.

“Tax Benefit Payment” is defined in Section 3.1(b).

Annex F-5

“Tax Benefit Schedule” is defined in Section 2.3(a).

“Tax Return” means any return, declaration, report or similar statement required to be filed with respect to Taxes (including any attached schedules), including, without limitation, any information return, claim for refund, amended return and declaration of estimated Tax.

“Taxable Year” means a taxable year of Parent as defined in Section 441(b) of the Code or comparable section of foreign, state or local tax law, as applicable (and, therefore, for the avoidance of doubt, may include a period of less than twelve (12) months for which a Tax Return is made), ending on or after the Effective Date

“Taxes” means any and all taxes, assessments or similar charges that are based on or measured with respect to any income or profits, or that are imposed in lieu of or are in the nature of an income tax, including any franchise taxes based on income, imposed by any federal, foreign, state or local Taxing Authority, and any interest related to such Tax.

“Taxing Authority” shall mean any domestic, federal, national, foreign, state, county or municipal or other local government, any subdivision, agency, commission or authority thereof, or any quasi-governmental body exercising any taxing authority or any other authority exercising Tax regulatory authority.

“Treasury Regulations” means the final and temporary regulations under the Code promulgated from time to time (including corresponding provisions and succeeding provisions) as in effect for the relevant taxable period.

“Valuation Assumptions” shall mean, subject to Section 4.1(b), as of an Early Termination Date or Change of Control Termination Date, the assumptions that:

(a)      in each Taxable Year ending on or after such Early Termination Date, Parent will have taxable income sufficient to fully utilize the deductions arising from the Basis Adjustments and the Imputed Interest during such Taxable Year (including, for the avoidance of doubt, Basis Adjustments and Imputed Interest that would result from future Tax Benefit Payments that would be paid in accordance with the Valuation Assumptions) in which such deductions would become available;

(b)     All Taxes are paid on the due date for payment of such Taxes, excluding any available extensions.

(c)      the U.S. federal income tax rates and state and local income tax rates that will be in effect for each such Taxable Year will be those specified for each such Taxable Year by the Code and other Law as in effect on the Early Termination Date (but taking into account for the applicable Taxable Years adjustments to the tax rates that have been enacted as of the Early Termination Date with a delayed effective date);

(d)     any loss carryovers generated by any Basis Adjustment or Imputed Interest and available as of the date of the Early Termination Schedule will be utilized by Parent on a pro rata basis from the date of such schedule through the scheduled expiration date of such loss carryovers;

(e)      any non-amortizable assets will be disposed of on the fifteenth anniversary of the applicable Basis Adjustment; provided, that in the event of a Change of Control, such non-amortizable assets shall be deemed disposed of at the time of sale of the relevant asset (if earlier than such fifteenth anniversary); and

(f)      if, as of the Early Termination Date, there are Units that have not been Exchanged, then each such Unit shall be deemed to be Exchanged for the Market Value of the Common Shares payable in respect thereof under the Exchange Agreement and the amount of cash that would be transferred to the applicable Minority Member under this TRA if the Exchange occurred on the Early Termination Date. For the avoidance of doubt, the term “Exchange” as used in herein shall include any Exchange deemed to have occurred under this subsection.

Section 1.2.   Other Definitional and Interpretative Provisions. The words ‘‘hereof, “herein” and “hereunder” and words of like import used in this TRA shall refer to this TRA as a whole and not to any particular provision of this TRA. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this TRA unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this TRA as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this TRA. Any singular term in this TRA shall be deemed to include the plural, and any plural term the singular. Whenever the

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words “include”, “includes” or “including” are used in this TRA, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms thereof. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

Article 2
DETERMINATION OF CERTAIN REALIZED TAX BENEFITS

Section 2.1.   Basis Adjustment. The parties hereto acknowledge that an Exchange constitutes a transfer of an interest in Company giving rise to a Basis Adjustment. For the avoidance of doubt, payments made under this TRA shall not be treated as resulting in a Basis Adjustment to the extent such payments are treated as Imputed Interest.

Section 2.2.   Basis Schedule. Within forty-five (45) calendar days after the filing of the United States federal income tax return of Parent for each Taxable Year in which any Exchange has been effected, Parent shall deliver to the TRA Representative (on behalf of each Minority Member) a schedule (the “Exchange Basis Schedule”) that shows, in reasonable detail necessary to perform the calculations required by this TRA, including with respect to each Minority Member, for purposes of Taxes, (i) the Non-Stepped Up Tax Basis of the Reference Assets as of the Exchange Date, (ii) the Basis Adjustments with respect to the Reference Assets as a result of any Exchanges effected in the Closing Arrangements, any other Exchanges effected in such Taxable Year and Exchanges effected in prior Taxable Years, calculated in the aggregate and identified separately based on whether the Basis Adjustment arises by virtue of an Exchange effected in the Closing Arrangements, the current Taxable Year or prior Taxable Years, (iii) the period (or periods) over which the Reference Assets are amortizable and/or depreciable and (iv) the period (or periods) over which each Basis Adjustment is amortizable and or depreciable, identified separately based on whether the Basis Adjustment arises by virtue of an Exchange effected in the Closing Arrangements, the current Taxable Year or prior Taxable Years. The Exchange Basis Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

Section 2.3.   Tax Benefit Schedule.

(a)      Tax Benefit Schedule. Within sixty (60) calendar days after the filing of the United States federal income tax return of Parent for any Taxable Year in which there is a Realized Tax Benefit or Realized Tax Detriment, Parent shall provide to the TRA Representative (on behalf of each Minority Member) a schedule showing, in reasonable detail and, at the request of the TRA Representative, with respect to each separate Exchange by a Minority Member, the calculation of the Realized Tax Benefit or Realized Tax Detriment with respect to an Exchange effected in the Closing Arrangements, for any Exchange effected in a prior Taxable Year and for any Exchange effected for such Taxable Year with respect to such Minority Member (each a “Tax Benefit Schedule”). The Tax Benefit Schedule will become final as provided in Section 2.4(a) and may be amended as provided in Section 2.4(b) (subject to the procedures set forth in Section 2.4(b)).

(b)     Applicable Principles. Subject to Sections 3.3 and 3.4, the Realized Tax Benefit or Realized Tax Detriment for each Taxable Year is intended to measure the decrease or increase in the actual cash liability for Taxes of Parent (on a consolidated basis, as relevant) for such Taxable Year attributable to the Basis Adjustments and Imputed Interest, determined using a “with and without” methodology. In preparing the Tax Returns upon which the Realized Tax Benefit or Detriment are prepared, and in calculating the Hypothetical Tax Liability, Parent will not take any positions that are not more likely than not to be sustained if challenged by a Tax authority. For the avoidance of doubt, the actual liability for Taxes will take into account the deduction of the portion of each Tax Benefit Payment that must be accounted for as interest under the Code based upon the characterization of Tax Benefit Payments as additional consideration payable by Parent for the Units acquired in an Exchange, and any tax items of any member of the consolidated tax return of Parent, including, for example, net operating losses of Camelot that are deductible in a year after the Closing Date. Carryovers or carrybacks of any Tax item attributable to the Basis Adjustment and Imputed Interest shall be considered to be subject to the rules of Code and the Treasury Regulation or the appropriate provisions of foreign, state and local income and franchise tax law, as applicable, governing the use, limitation, and expiration of carryovers or carrybacks of the relevant-type. If a carryover or carryback of any Tax item includes a portion that is attributable to the Basis Adjustment or Imputed Interest and another portion

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that is not, such portions shall be considered to be used in accordance with the “with and without” methodology, recognizing that the Hypothetical Tax Liability for the year would not include any such carryover or carryback, but such amount would be taken into account in calculating the Realized Tax Benefit for the year, if it is actually utilized in such year. For the avoidance of doubt, if there is a carryover or carryback of any Tax item that is not attributable to the Basis Adjustment or Imputed Interest, it will be utilized in the calculation of the Hypothetical Tax Liability and the Realized Tax Benefit and Realized Tax Detriments for the year to which it is carried, to the extent possible. The parties agree that (1) all Tax Benefit Payments (other than amounts accounted for as interest under the Code) will (A) be treated as subsequent upward purchase price adjustments that give rise to further Basis Adjustments to Reference Assets for Parent and (B) have the effect of creating additional Basis Adjustments to Reference Assets for Parent in the year of payment, and (2) as a result, such additional Basis Adjustments will be incorporated into the current year calculation and into future year calculations, as appropriate.

Section 2.4.   Procedures, Amendments.

(a)      Procedure. Every time Parent delivers to the TRA Representative or a Minority Member an applicable Schedule under this TRA, including any Amended Schedule delivered pursuant to Section 2.4(b), but excluding any Early Termination Schedule, Change of Control Termination Schedule, amended Early Termination Schedule or amended Change of Control Termination Schedule, Parent shall also (i) deliver to the TRA Representative (on behalf of each Minority Member) schedules and work papers, as reasonably determined by Parent or reasonably requested by the TRA Representative, providing reasonable detail regarding the preparation of the Schedule and (ii) allow the TRA Representative reasonable access at no cost to the appropriate representatives at Parent, as determined by Parent or requested by the TRA Representative in connection with a review of such Schedule. An applicable Schedule or amendment thereto shall become final and binding on Parent and a Minority Member thirty (30) calendar days from the first date on which the TRA Representative received the applicable Schedule or amendment thereto unless the TRA Representative (i) within thirty (30) calendar days after receiving an applicable Schedule or amendment thereto, provides Parent with notice of a material objection to such Schedule (“Objection Notice”) made in good faith or (ii) provides a written waiver of such right of any Objection Notice within the period described in clause (i) above, in which case such Schedule or amendment thereto becomes binding on the date the waiver is received by Parent. If the parties, for any reason, are unable to successfully resolve the issues raised in the Objection Notice within thirty (30) calendar days after receipt by Parent of an Objection Notice, Parent and the TRA Representative shall employ the reconciliation procedures as described in Section 7.9 (the “Reconciliation Procedures”).

(b)     Amended Schedule. The applicable Schedule for any Taxable Year shall be amended from time to time by Parent (i) in connection with a Determination affecting such Schedule, (ii) to correct inaccuracies in the Schedule identified as a result of the receipt of additional factual information relating to any Taxable Year after the date the Schedule was provided to the TRA Representative, (iii) to comply with the Expert’s determination under the Reconciliation Procedures, (iv) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to a carryback or carryforward of a loss or other Tax item to such Taxable Year, (v) to reflect a change in the Realized Tax Benefit or Realized Tax Detriment for such Taxable Year attributable to an amended Tax Return filed for such Taxable Year or (vi) to adjust an Exchange Basis Schedule to take into account payments made pursuant to this TRA (any such Schedule an “Amended Schedule”). For the avoidance of doubt, no Minority Member shall have any obligation to make any payment to Parent, or to reimburse Parent, for amounts previously paid pursuant to this TRA.

Article 3
TAX BENEFIT PAYMENTS

Section 3.1.   Payments.

(a)      Payments. Within five (5) Business Days after a Tax Benefit Schedule or Amended Schedule delivered to TRA Representative (on behalf of the Minority Members) becomes final in accordance with Section 2.4, Parent shall pay to each Minority Member for the applicable Taxable Year the Tax Benefit Payment with respect to such Minority Member for such Taxable Year, as determined pursuant to Section 3.l(b). Each such Tax Benefit Payment shall be made by wire transfer of immediately available funds to the bank account previously designated by the Minority Member to Parent or as otherwise agreed by Parent and the Minority Member. For the avoidance

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of doubt, no Tax Benefit Payment shall be made in respect of estimated tax payments, including, without limitation, United States federal estimated income tax payments.

(b)     A “Tax Benefit Payment” for a Taxable Year means, with respect to each Minority Member, an amount, not less than zero, equal to the sum of the Minority Member’s Net Tax Benefit. Subject to Sections 3.3 and 3.4, the “Net Tax Benefit” with respect to each Class B Unitholder (other than Ripley) for a Taxable Year shall be an amount equal to the excess, if any, of eighty percent (80%) of the Cumulative Net Realized Tax Benefit with respect to such Class B Unitholder for such Taxable Year over the total amount of payments previously made to such Class B Unitholder under this Section 3.1 (excluding payments attributable to Imputed Interest). Subject to Sections 3.3 and 3.4, the “Net Tax Benefit” with respect to Ripley for a Taxable Year shall be the excess, if any, of eighty percent (80%) of the Ripley Cumulative Net Realized Tax Benefit for such Taxable Year over the sum of (i) the Exception Amount, and (ii) the total amount of payments previously made to such Ripley under this Section 3.1 (excluding payments attributable to Imputed Interest). For avoidance of doubt, Schedule 1 attached hereto sets forth the calculation of the Net Tax Benefit with respect to Ripley and the Net Tax Benefit attributable to Class B Unitholders (other than Ripley) based upon hypothetical amounts of Basis Adjustments and Realized Tax Benefits.

Section 3.2.   No Duplicative Payments and Principles. It is intended that the provisions of this TRA will not result in duplicative payment of any amount required under this TRA. It is also intended that the provisions of this TRA provide that eighty percent (80%) of the Cumulative Net Realized Tax Benefit with respect each Class B Unitholder (other than Ripley) will be paid to such Class B Unitholder, and that Ripley will also be paid eighty percent (80%) of the Cumulative Net Realized Tax benefit attributable to his Exchanges, but only to the extent that the Ripley Cumulative Net Realized Tax Benefit exceeds the Exception Amount; Parent retains the first five million dollars ($5,000,000) of Net Tax Benefit with respect to the Ripley Cumulative Net Realized Tax Benefit attributable to Ripley’s Exchanges. The provisions shall be construed in the appropriate manner to ensure such intentions are realized.

Section 3.3.   Insufficient Taxable Income or Insufficient Funds. Notwithstanding anything in Section 3.1(a) or (b) to the contrary, and subject to Section 3.4 hereof, to the extent that the aggregate tax benefit of Parent’s deduction with respect to the Basis Adjustments or Imputed Interest under this TRA is limited in a particular Taxable Year because Parent does not have sufficient taxable income, or to the extent that Parent lacks sufficient funds to satisfy its obligations to make all Tax Benefit Payments due with respect to a particular Taxable Year, the limitation on the tax benefit for Parent, or the payments under this TRA that may be made, as the case may be, shall be taken into account or made for each Person entitled to receive a payment pursuant to Section 3.1(a) on a first-in first-out basis by calculating and paying out Net Tax Benefits in the following order of priority: (i) first Net Tax Benefits during such Taxable Year (whether by virtue of current year deductions or carryovers of net operating losses arising in prior years from Basis Adjustments) arising from Exchanges effected in the Closing Arrangements (pro rata among the members who Exchanged units in the Closing Arrangements), and then (ii) Net Tax Benefits during such Taxable Year (whether by virtue of current year deductions or carryovers of net operating losses arising in prior years from Basis Adjustments) arising from Exchanges following the Exchanges effected in the Closing Arrangements on a first-in first-out basis, with the Net Tax Benefits arising from Exchanges effected in an earlier Taxable Year calculated and paid out prior to Net Tax Benefits arising from Exchanges effected in later Taxable Years (pro rata among members who Exchange in a Taxable Year (but after the Closing Arrangements), without regard to when the Exchange occurred in the Taxable Year). For avoidance of doubt, Schedule 2 attached hereto sets forth the calculation of the ordering of the calculation and payment of such Net Tax Benefits on a first-in first-out basis based upon hypothetical amounts of Basis Adjustments and Realized Tax Benefits.

Article 4
TERMINATION

Section 4.1.   Termination and Breach of TRA.

(a)      With the written approval of the Required Independent Directors, Parent may terminate this TRA with respect to all amounts payable to the Minority Members at any time by paying to them the Early Termination Payments in cash; provided, however, that this TRA shall only terminate under this Section 4.l(a) effective upon the receipt of the Early Termination Payments by the Minority Members; and provided, further, that Parent may withdraw any notice to execute its termination rights under this Section 4.1(a) prior to the time at which all or any portion of any Early Termination Payment has been paid. Upon payment in full of the Early Termination

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Payments by Parent, Parent shall not have any further payment obligations under this TRA, other than for any (i) Tax Benefit Payments due and payable but unpaid as of the Early Termination Notice; and (ii) Tax Benefit Payments due for the Taxable Year ending with or including the date of the Early Termination Notice (except to the extent that the amount described in clause (ii) is included in Early Termination Payments). If an Exchange occurs after Parent has made all Tax Benefit Payments to the Minority Members in full as specified above, Parent shall have no obligations under this TRA with respect to such Exchange. For purposes of this Section 4.1, a Minority Member includes a person who was a Minority Member prior to the receipt of notice from Parent pursuant to this Section 4.1(a), and who exchanged Class B Units for Parent Common Stock prior to such notice pursuant to Section 2.1(c) of the Exchange Agreement.

(b)     Upon the occurrence of a Change of Control, Parent shall be obligated to terminate this TRA effective as of the Change of Control Termination Date by paying to the Minority Members the Change of Control Termination Payments, substituting “Change of Control Termination Date” for “Early Termination Date” each time Early Termination Date appears in the definition of Valuation Assumptions and substituting “Change of Control Termination Schedule” for “Early Termination Schedule” each time Early Termination Schedule appears in the definition of Valuation Assumptions, and following the procedures set forth in Sections 4.2 and 4.3, as applicable to a Change of Control; provided, however, that this TRA shall only terminate under this Section 4.1(b) effective upon the receipt of all of the Change of Control Termination Payments by the Minority Members. Upon payment in full of the Change of Control Termination Payments by Parent, Parent shall have no further payment obligations under this TRA, other than for any (i) Tax Benefit Payments due and payable but unpaid as of the Change of Control Termination Notice; and (ii) Tax Benefit Payments due for the Taxable Year ending with or including the date of the Change of Control Termination Notice (except to the extent that the amount described in clause (ii) is included in Change of Control Termination Payments). If an Exchange occurs after Parent has made all Tax Benefit Payments to the Minority Members in full as specified above, Parent shall have no obligations under this TRA with respect to such Exchange. For purposes of a Change of Control Termination Payment, a Minority Member includes a person who was a Minority Member immediately prior to the Change of Control, who exchanged Class B Units for Parent Common Stock immediately prior to the Change of Control pursuant to Section 2.1(c) of the Exchange Agreement.

(c)      In the event that Parent breaches any of its material obligations under this TRA, whether as a result of failure to make any payment within thirty (30) days of when due, failure to honor any other material obligation required hereunder or by operation of law as a result of the rejection in a case commenced under the Bankruptcy Code or otherwise, then all obligations hereunder shall be accelerated and such obligations shall be calculated as if an Early Termination Notice had been delivered on the date of such breach and shall include, but shall not be limited to: (i) Early Termination Payments calculated as if an Early Termination Notice had been delivered on the date of the breach; (ii) any Tax Benefit Payments due and payable but unpaid as of the date of the breach; and (iii) any Tax Benefit Payments due for the Taxable Year ending with or including the date of the breach. Notwithstanding the foregoing, in the event that Parent breaches this TRA, the TRA Representative (on behalf of any Minority Member) shall be entitled to elect to receive the amounts set forth in clauses (i), (ii), (iii) and (iv) above or to seek specific performance of the terms hereof. The parties agree that the failure to make any payment due pursuant to this TRA within thirty (30) days after the date such payment is due shall be deemed to be a breach of a material obligation under this TRA for all purposes hereof.

Section 4.2.   Termination Notice. If Parent chooses to exercise its right of early termination under Section 4.1 above, or within thirty (30) days of a Change of Control, Parent shall deliver to each of the Minority Members notice of such intention to exercise such right or of such occurrence (“Early Termination Notice” or “Change of Control Termination Notice,” as applicable) and a schedule (the “Early Termination Schedule” or “Change of Control Termination Schedule,” as applicable) specifying Parent’s intention to exercise such right, or the presence of such occurrence, and showing in reasonable detail the calculation of the Early Termination Payments or the Change of Control Termination Payments, as applicable, for the Minority Members. Parent shall, along with such notice and schedule, (i) deliver to the TRA Representative (on behalf of the Minority Members) schedules and work papers, as reasonably determined by Parent or reasonably requested by the TRA Representative providing reasonable detail regarding the preparation of the Schedule and (ii) allow the TRA Representative reasonable access, at no cost, to the appropriate representatives at Parent, as reasonably determined by Parent or reasonably requested by the TRA Representative, in connection with a review of such schedule. The Early Termination Schedule or Change of Control Termination Schedule, as applicable, shall become final and binding on Parent and a Minority Member thirty (30) calendar days from the first date on which the TRA Representative received such schedule or amendment thereto unless the TRA Representative (i) within thirty (30) calendar days after receiving such schedule, provides

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Parent with notice of a material objection to such schedule made in good faith (“Material Objection Notice”) or (ii) provides a written waiver of such right of a Material Objection Notice within the period described in clause (i) above, in which case such schedule becomes binding on the date the waiver is received by Parent (the “Early Termination Effective Date” or “Change of Control Termination Effective Date”). If for any reason the parties are unable to successfully resolve the issues raised in such notice within thirty (30) calendar days after receipt by Parent of the Material Objection Notice, Parent and the TRA Representative shall engage in the Reconciliation Procedures.

Section 4.3.   Payment upon Termination.

(a)      Within three (3) Business Days after the Early Termination Effective Date, Parent shall pay to each Minority Member an amount equal to the Early Termination Payment with respect to such Minority Member. On the Change of Control Termination Effective Date, Parent shall pay to each Minority Member an amount equal to the Change of Control Termination Payment with respect to such Minority Member. Such payments shall be made by wire transfer of immediately available funds to a bank account or accounts designated by each of the Minority Members or as otherwise agreed by Parent and each of the Minority Members.

(b)     “Early Termination Payment” for a Minority Member shall equal the present value, discounted at the Early Termination Rate as of the Early Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by Parent to the Minority Member hereunder beginning from the Early Termination Date and assuming that the Valuation Assumptions are applied. “Change of Control Termination Payment” for a Minority Member shall equal the present value, discounted at the Early Termination Rate as of the Change of Control Termination Effective Date, of all Tax Benefit Payments that would be required to be paid by Parent to the Minority Member hereunder beginning as of the Change of Control Termination Date and assuming that the Valuation Assumptions are applied, as amended by Section 4.l(b). The present value determinations pursuant to this Section 4.3(b) shall be made assuming the Parent filed its U. S. federal income tax returns on the original due date (without extension).

Section 4.4.   Scheduled Termination. No Tax Benefit Payment shall accrue, or shall become due or payable with respect to any Exchange after the sixtieth (60th) anniversary (the “Scheduled Termination Date”) of the effective date of such Exchange. For avoidance of doubt, this TRA shall continue to be in effect in periods after the Scheduled Termination Date with respect to Tax Benefit Payments that arise on or before such date, or any adjustment thereto, and shall terminate upon such time as when all Tax Benefit Payments due and payable hereunder have been paid and the Determinations have been made with respect to all such payments.

Article 5
SUBORDINATION AND LATE PAYMENTS

Section 5.1.   Subordination. Notwithstanding any other provision to the contrary, any payment required to be made by Parent under this TRA shall rank subordinate and junior in right of payment to any principal, interest or other amounts due and payable in respect of any obligations in respect of indebtedness for borrowed money of Parent and its Subsidiaries from unrelated lenders (“Senior Obligations”) and shall rank pari passu with all current or future unsecured obligations of Parent that are not Senior Obligations. For the avoidance of doubt, the fact that a payment is subordinated pursuant to this Section 5.1 and thus cannot be made, does not mean that a failure to make a payment in a timely manner under Section 4.1(c) is not a material breach of this Agreement.

Section 5.2.   Late Payments by Parent. The amount of all or any portion of any payment not made by Parent when due under the terms of this TRA shall be payable together with any interest thereon, computed at the Default Rate and commencing from the date on which such payment was due. For avoidance of doubt, this Section 5.2 shall not limit or restrict in any way the rights of the Minority Members hereunder, including, without limitation, their rights under Section 4.1(c) hereof.

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Article 6
NO DISPUTES; CONSISTENCY; COOPERATION

Section 6.1.   Election to be Filed. As the sole managing member of Company, Parent shall cause Company and each Company Group member that is treated as a partnership for United States federal income tax purposes to file an election under Section 754 of the Code (a “754 Election”) commencing no later than with its first Taxable Year which includes an Exchange, unless such entity already has a 754 Election in effect, and shall not cause any such entity to revoke such election until this TRA is no longer in effect for any Minority Member. If Company acquires an interest in an entity that is treated as a partnership for United States federal income tax purposes, either directly or indirectly through one or more entities treated as a partnership or disregarded entity for United States federal income tax purposes, Parent shall use its best efforts to cause such entity to file a 754 Election effective for each such entity’s Taxable Year in which such acquisition occurs, unless such entity already has a 754 Election in effect, and shall not cause such entity to revoke such election until this TRA is no longer in effect.

Section 6.2.   Participation in Parent’s and Company’s Tax Matters.

(a)      Except as otherwise provided herein, Parent shall have full responsibility for, and sole discretion over, all Tax matters concerning Parent. Notwithstanding the foregoing. Parent shall notify the TRA Representative (on behalf of the Minority Members) of, and keep the TRA Representative (on behalf of the Minority Members) reasonably informed with respect to, the portion of any audit of Parent by a Taxing Authority the outcome of which is reasonably expected to materially affect the rights and obligations of such Minority Member under this TRA, and shall provide to the TRA Representative reasonable opportunity to provide information and other input to Parent and its advisors concerning the conduct of any such portion of such audit; provided, however, that Parent shall not be required to take any action that is inconsistent with any provision of the LLC Agreement.

(b)     The rights and responsibilities of Parent and the Minority Members with respect to Tax matters concerning Company and its Subsidiaries shall be as set forth in the LLC Agreement or, as applicable, the Merger Agreement.

Section 6.3.   Consistency. Parent and the Minority Members agree to report and cause to be reported for all purposes, including federal, foreign, state and local Tax purposes and financial reporting purposes, all Tax-related items (including, without limitation, the Basis Adjustments and each Tax Benefit Payment) in a manner consistent with that specified by Parent in any Schedule required to be provided by or on behalf of Parent under this TRA, provided Parent prepares and finalizes each such Schedule in accordance with the terms hereof, unless otherwise required by a Determination.

Section 6.4.   Cooperation. Each applicable Minority Member shall (a) furnish to Parent in a timely manner such information, documents and other materials as Parent may reasonably request for purposes of making any determination or computation necessary or appropriate under this TRA, preparing any Tax Return or contesting or defending any audit, examination or controversy with any Taxing Authority, (b) make itself available to Parent and its representatives to provide explanations of documents and materials and such other information as Parent or its representatives may reasonably request in connection with any of the matters described in clause (a) above, and (c) reasonably cooperate in connection with any such matter, and Parent shall reimburse any such Minority Member for any reasonable third-party costs and expenses incurred pursuant to this Section 6.4.

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Article 7
MISCELLANEOUS

Section 7.1.   Notices. Any notice, demand, consent, election, offer, approval, request or other communication (collectively, a “notice”) required or permitted under this TRA must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronic mail (e-mail) or by facsimile transmittal. Any notice sent by confirmed e-mail or facsimile must be sent simultaneously by another method described in the prior sentence. A notice must be addressed:

If to Parent, to:	[•]

If to the TRA Representative, to:	[•]

If to any Minority Member:	The address set forth on the books and records of COMPANY.

A notice delivered personally will be deemed given only when accepted or refused by the Person to whom it is delivered. A notice that is sent by mail will be deemed given: (i) three (3) Business Days after such notice is mailed to an address within the United States of America or (ii) seven (7) Business Days after such notice is mailed to an address outside of the United States of America. A notice sent by recognized overnight delivery service will be deemed given when received or refused. A notice sent by e-mail or facsimile shall be deemed given upon receipt of a confirmation of such transmission, unless such receipt occurs after normal business hours, in which case such notice shall be deemed given as of the next Business Day. Any party may designate, by written notice to all of the others, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

Section 7.2.   Counterparts. This TRA and any amendments may be executed simultaneously in two or more counterparts and delivered via facsimile or .pdf, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 7.3.   Entire TRA: No Third Party Beneficiaries. This TRA, together with the LLC Agreement, the Exchange Agreement and the Registration Rights Agreement, constitute the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty between the parties relating to the subject matter hereof and thereof. This TRA is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto and their successors and permitted assigns.

Section 7.4.   Governing Law. The parties hereto hereby agree that all questions concerning the construction, validity and interpretation of this TRA and the performance of the obligations imposed by this TRA shall be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in Delaware or any other forum jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise.

Section 7.5.   Severability. It is expressly understood and agreed that if any provision of this TRA or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this TRA, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law so long as the economic or legal substance of the matters contemplated by this TRA is not affected in any manner materially adverse to any party. If the final judgment of a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this TRA shall be enforceable as so modified. If such court of competent jurisdiction does not so replace an invalid or unenforceable term or provision, the parties hereto will negotiate in

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good faith to modify this TRA so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the fullest extent possible.

Section 7.6.   Successors, Assignment, Amendments and Waivers.

(a)      No Minority Member may assign any of its rights under this TRA to any person without the prior written consent of Parent, which consent shall not be unreasonably withheld; provided, however, that (i) to the extent Units are transferred in accordance with the terms of the LLC Agreement, the transferring Minority Member shall have the option to assign to the transferee of such Units the transferring Minority Member’s rights under this TRA with respect to such transferred Units, as long as such transferee has executed and delivered, or, in connection with such transfer, executes and delivers, a joinder to this TRA, in form and substance substantially similar to Exhibit A to this TRA, agreeing to become a “Minority Member” for all purposes of this TRA, except as otherwise provided in such joinder, and (ii) once an Exchange has occurred, any and all payments that may become payable to a Minority Member pursuant to this TRA with respect to the Exchanged Units may be assigned to any Person or Persons as long as any such Person has executed and delivered, or, in connection with such assignment, executes and delivers, a joinder to this TRA, in form and substance substantially similar to Exhibit A to this TRA, and acknowledging specifically the terms of Section 7.6(b). For the avoidance of doubt, if a Minority Member transfers Units but does not assign to the transferee of such Units such Minority Member’s rights under this TRA with respect to such transferred Units, such Minority Member shall continue to be entitled to receive the Tax Benefit Payments arising in respect of a subsequent Exchange of such Units.

(b)     No provision of this TRA may be amended unless such amendment is approved in writing by Parent and the TRA Representative (on behalf of the Minority Members); provided, that, the definition of Change of Control cannot be amended and no material amendment of this TRA may be made without the written approval of the Required Independent Directors, Parent and the TRA Representative (on behalf of the Minority Members). No provision of this TRA may be waived unless such waiver is in writing and signed by the party against whom the waiver is to be effective (which, with respect to waivers applicable to all Minority Members, shall be the TRA Representative (on behalf of the Minority Members)).

(c)      All of the terms and provisions of this TRA shall be binding upon, shall inure to the benefit of and shall be enforceable by the parties hereto and their respective successors, assigns, heirs, executors, administrators and legal representatives. Parent shall require and cause any direct or indirect successor (whether by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Parent, by written agreement, expressly to assume and agree to perform this TRA in the same manner and to the same extent that Parent would be required to perform if no such succession had taken place.

(d)     In the event of a change in the Securityholder Representative under the Merger Agreement, the successor Securityholder Representative shall become the TRA Representative hereunder without further action of the parties.

Section 7.7.   Titles and Subtitles. The titles of the sections and subsections are for convenience of reference only and are not to be considered in construing this TRA.

Section 7.8.   Resolution of Disputes.

(a)      Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action or proceeding arising out of or relating to this TRA and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this TRA in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other party hereto with respect thereto. The parties hereto each agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment.

(b)     EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS

Annex F-14

AGREEMENT OR ANY OF THE AGREEMENTS DELIVERED IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 7.8.

Section 7.9.   Reconciliation. In the event that Parent and the TRA Representative or a Minority Member are unable to resolve a disagreement with respect to the matters governed by Section 2.4, or Section 4.2, within the relevant period designated in this TRA (“Reconciliation Dispute”), the Reconciliation Dispute shall be submitted for determination to a nationally recognized expert (the “Expert”) in the particular area of disagreement mutually acceptable to both parties. The Expert shall be a partner or principal in a nationally recognized accounting or law firm, and unless Parent and the TRA Representative agree otherwise, the Expert shall not, and the firm that employs the Expert shall not, have any material relationship with Parent or the TRA Representative (or the affected Minority Member(s)) or other actual or potential conflict of interest. If the parties are unable to agree on an Expert within fifteen (15) days of receipt by the respondent(s) of written notice of a Reconciliation Dispute, the Expert shall be appointed by the Qualified Tax Advisor. The Expert shall resolve any matter relating to an Exchange Basis Schedule, or an amendment thereto, the Early Termination Schedule, or an amendment thereto, the Change of Control Termination Schedule, or an amendment thereto or Section 3.l(c), within thirty (30) calendar days and shall resolve any matter relating to a Tax Benefit Schedule or an amendment thereto within fifteen (15) calendar days or as soon thereafter as is reasonably practicable, in each case after the matter has been submitted to the Expert for resolution. Notwithstanding the preceding sentence, if the matter is not resolved before any payment that is the subject of a disagreement would be due (in the absence of such disagreement) or any Tax Return reflecting the subject of a disagreement is due, the undisputed amount shall be paid on the date prescribed by this TRA and such Tax Return may be filed as prepared by Parent, subject to adjustment or amendment upon resolution. The costs and expenses relating to the engagement of such Expert, amending any Tax Return and the proceeding shall be borne by Parent except as provided in the next sentence. Parent and the Minority Members shall bear their own costs and expenses of such proceeding, unless the TRA Representative has a prevailing position that is more than 10% of the payment at issue, in which case Parent shall reimburse the Minority Members for any reasonable out-of-pocket costs and expenses in such proceeding. Any dispute as to whether a dispute is a Reconciliation Dispute within the meaning of this Section 7.9 shall be decided by the Expert. The Expert shall finally determine any Reconciliation Dispute and the determinations of the Expert pursuant to this Section 7.9 shall be binding on Parent and the TRA Representative (and the affected Minority Member(s)) party to such Dispute and may be entered and enforced in any court having jurisdiction.

Section 7.10. Withholding. Parent shall be entitled to deduct and withhold from any payment payable pursuant to this Agreement such amounts as Parent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign Tax law. To the extent that amounts are so withheld and paid over to the appropriate Taxing Authority by Parent, such withheld amounts shall be treated for all purposes as having been paid to the applicable Minority Member. The parties anticipate that, on the basis of current law, no federal income tax withholding would be required with respect to any holder of Units who is a “United States person” within the meaning of Section 770l(a)(30) of the Code and who properly certified that such holder is not subject to federal backup withholding.

Section 7.11. Admission of Parent into a Consolidated Group and Transfers of Corporate Assets.

(a)      Prior to the Effective Date, Parent will be the common parent of an affiliated group of corporations that file a consolidated income tax return pursuant to Section 1501 et seq. of Code. The provisions of this TRA will be applied with respect to the group as a whole and the Tax Benefit Payments, Early Termination Payments, Change of Control Termination Payments and other applicable items shall be computed with reference to the consolidated taxable income of the groups as a whole. Similar provisions apply to any state or local consolidated group of which Parent is a member.

Annex F-15

(b)     If Parent transfers one or more assets to a corporation (or a Person classified as a corporation for United States federal income tax purposes) with which it does not file a consolidated tax return pursuant to Section 1501 of the Code, then, for purposes of calculating the amount of any Tax Benefit Payment, Early Termination Payment or Change of Control Termination Payment due hereunder, Parent shall be treated as having disposed of such asset in a fully taxable transaction on the date of such transfer. The consideration deemed to be received by Parent shall be equal to the fair market value of the transferred asset. For purposes of this Section 7.11, a transfer of a partnership or limited liability company interest shall be treated as a transfer of the transferring partner’s or member’s share of each of the assets and liabilities of that partnership or limited liability company.

Section 7.12. Confidentiality.

(a)      The TRA Representative and each Minority Member and assignee acknowledges and agrees that the information of Parent and of its Affiliates is confidential and, except (i) in the course of performing any duties as necessary for Parent and its Affiliates, (ii) as required by law or legal process, (iii) to enforce the terms of this TRA, or (iv) such disclosure is related to the performance of obligations under this Agreement, the Merger Agreement, the Related Agreements and the consummation of the transactions contemplated thereunder, such person shall keep and retain in the strictest confidence and not disclose to any Person any confidential matters, acquired pursuant to this TRA, of Parent and its Affiliates and successors, concerning the Company and its Affiliates and successors or the other Minority Members, learned by the TRA Representative or Minority Member heretofore or hereafter. This Section 7.12(a) shall not apply to (i) any information that has been made publicly available by Parent or any of its Affiliates, becomes public knowledge (except as a result of an act of the TRA Representative or such Minority Member in violation of this TRA) or is generally known to the business community, (ii) the disclosure of information to the extent necessary for the TRA Representative or a Minority Member to prepare and file his or her Tax returns, to respond to any inquiries regarding the same from any Taxing authority or to prosecute or defend any action, proceeding or audit by any Taxing authority with respect to such returns, and (iii) was independently developed by such TRA Representative or Minority Member, provided that such independent development can reasonably be proven by such TRA Representative’s or Minority Member’s written records.

(b)     If the TRA Representative or a Minority Member or assignee commits a breach, or threatens to commit a breach, of any of the provisions of Section 7.12(a), Parent shall have the right and remedy to have the provisions of Section 7.12(a) specifically enforced by injunctive relief or otherwise by any court of competent jurisdiction without the need to post any bond or other security, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Parent or any of its Subsidiaries or the TRA Representative or the other Minority Members and the accounts and funds managed by Parent and that money damages alone shall not provide an adequate remedy to such Persons. Such rights and remedies shall be in addition to, and not in lieu of, any other rights and remedies available at law or in equity.

[Signature page follows]

Annex F-16

IN WITNESS WHEREOF, Parent, the TRA Representative and the Minority Members have duly executed this TRA as of the date first written above.

PARENT:

SEQUEL YOUTH AND FAMILY SERVICES, INC.

By:
Name:
Title:

CAMELOT:

SEQUEL CS, INC.

By:
Name:
Title:

COMPANY:

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

MINORITY MEMBERS:

THE RIPLEY REVOCABLE TRUST

TRA REPRESENTATIVE:

JOHN F. RIPLEY

Signature Page to Tax Receivable Agreement

Annex F-17

Exhibit A

Form of Joinder Agreement

[________________] does hereby agree to the terms and conditions of the Tax Receivable Agreement, dated as of [ ], 2017 (the “TRA”), a copy of which is attached hereto, and for all purposes thereunder shall be and hereby is a Minority Member, as defined in the TRA, and is bound by all terms and conditions thereof.

Minority Member

By:
Date:	____________________________________,	20__

Annex F-18

Annex G

FORM OF

REGISTRATION RIGHTS AGREEMENT

This REGISTRATION RIGHTS AGREEMENT (this “Agreement”), dated as of [•], 2017, is entered into by and among Sequel Youth and Family Services, Inc., a Delaware corporation (the “Corporation”), and the Holders (as defined herein).

WHEREAS, the Holders are holders of 6,532,000 warrants (the “Warrants”) to purchase 3,266,000 shares (the “Warrant Shares”) of Common Stock, par value $0.0001 per share, of the Corporation (the “Common Stock”) and of 4,500,000 Class B Common Units of the Company (the “Class B Units”), which are exchangeable pursuant to terms and conditions of the Exchange Agreement, dated as of the date hereof, among the Corporation, the Company (as defined herein) and the Holders that are a party thereto (the “Exchange Agreement”), for 4,500,000 shares of Common Stock (the “Exchange Shares”); and

WHEREAS, the Corporation desires to provide the Holders with registration rights with respect to the Warrants, Warrant Shares and Exchange Shares.

NOW, THEREFORE, in consideration of the premises and of the mutual agreements, covenants and provisions herein contained, the parties hereto agree as follows:

Article I
DEFINITIONS AND OTHER MATTERS

Section 1.1. Definitions. The following capitalized terms shall have the meanings specified or otherwise referenced in this Section 1.1.

“Additional Holder” has the meaning set forth in Section 3.10.

“Adverse Effect” has the meaning set forth in Section 2.1(d).

“Affiliate” means with respect to any Person, any other Person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with, such Person. For purposes of this definition, “control,” when used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of equity interests, by contract or otherwise; and the terms “controlling” and “controlled” have correlative meanings to the foregoing. For purposes of the definition of “control,” a general partner or managing member of a Person shall always be considered to control such Person. Notwithstanding the foregoing, for purposes of this Agreement, none of the Holders or their Affiliates, solely by virtue of being members of the Company, shall be considered Affiliates of any other member of the Company, the Company or the Corporation; provided that the Corporation shall be deemed to be an Affiliate of the Company and vice versa.

“Agreement” has the meaning set forth in the Preamble.

“Board” means the board of directors of the Corporation.

“Business Day” means any day, other than a Saturday, Sunday or any other day on which commercial banks located in New York, New York are authorized or obligated by law or executive order to close.

“Capital Stock” means any and all shares, interests, participations or other equivalents (however designated) of capital stock of a corporation, any and all ownership interests in a limited liability company, partnership or other Person (other than a corporation), and any and all securities, warrants, options or other rights to purchase or acquire or that are convertible into any of the foregoing.

“Class B Unit” has the meaning set forth in the Recitals.

“Common Stock” has the meaning set forth in the Recitals.

“Company” means Sequel Youth and Family Services, LLC, a Delaware limited liability company.

Annex G-1

“Corporation” has the meaning set forth in in the Preamble.

“Corporation Indemnified Persons” has the meaning set forth in Section 2.7(b).

“Corporation Registrable Securities” has the meaning set forth in Section 2.1(c).

“Covered Class B Units” means, with respect to a Holder, the Class B Units owned beneficially or of record by such Holder.

“Custody Agreement and Power of Attorney” has the meaning set forth in Section 2.2(f).

“Demand Registrable Securities” has the meaning set forth in Section 2.1(a).

“Demand Registration” has the meaning set forth in Section 2.1(a).

“Demand Registration Notice” has the meaning set forth in Section 2.1(a).

“Demanding Holders” has the meaning set forth in Section 2.1(c).

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agreement” has the meaning set forth in the Recitals.

“Exchange Shares” has the meaning set forth in the Recitals.

“FINRA” means the Financial Industry Regulatory Authority, Inc.

“Governmental Authority” means any national, local or foreign (including U.S. federal, state or local) or supranational (including European Union) governmental, judicial, administrative or regulatory (including self-regulatory) agency, commission, department, board, bureau, entity or authority of competent jurisdiction.

“Holder” means each holder of one or more Warrants, Class B Units, Warrant Shares and/or Exchange Shares that is a party hereto as of the date hereof or which becomes a party to this Agreement pursuant to Section 3.10.

“Indemnified party” has the meaning set forth in Section 2.7(c)(i).

“Indemnifying party” has the meaning set forth in Section 2.7(c)(i).

“Initiating Holder” has the meaning set forth in Section 2.1(a).

“Law” means all laws, statutes, ordinances, rules and regulations of the United States, any foreign country and each state, commonwealth, city, county, municipality, regulatory body, agency or other political subdivision thereof.

“LLC Agreement” means the Amended and Restated Limited Liability Company Agreement of Company, dated as of the date hereof, as the same may be further amended or restated from time to time.

“Losses” has the meaning set forth in Section 2.7(a).

“Member Registrable Securities” has the meaning set forth in Section 2.1(c).

“Notice” has the meaning set forth in Section 3.2.

“Other Holder Registrable Securities” has the meaning set forth in Section 2.1(c).

“Other Holders” has the meaning set forth in Section 2.1(c).

“Partner Distribution” has the meaning set forth in Section 2.1(i).

“Permitted Transferee” means a Person or entity to whom a Holder of Registrable Securities is permitted to transfer such Registrable Securities, as the case may be, under this Agreement, the LLC Agreement and any agreement with the Company or the Corporation.

“Person” means and includes any individual, corporation, partnership, association, limited liability company, trust, estate or other entity.

Annex G-2

“Piggyback Notice” has the meaning set forth in Section 2.2(a).

“Piggyback Registration” has the meaning set forth in Section 2.2(b).

“Preferred Unit Holder Registrable Securities” means the securities of the Corporation owned by, or issuable to, the holders of Class C units and Class D units of the Company and entitled to registration rights.

“Prospectus” mean the prospectus included in any Registration Statement (including a prospectus that discloses information previously omitted from a prospectus filed as part of an effective Registration Statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by such Registration Statement, and all other amendments and supplements to the prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such prospectus.

“Public Offering” means an underwritten public offering pursuant to an effective registration statement under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8 or any similar or successor form.

“Registrable Securities” means the Warrants, the Warrant Shares, the Exchange Shares and any other securities issued or issuable with respect to such securities because of stock splits, stock dividends, reclassifications, recapitalizations, mergers, consolidations, or similar events. As to any particular Registrable Securities, once issued such securities shall cease to be Registrable Securities when (i) they are sold pursuant to an effective Registration Statement under the Securities Act, (ii) they are sold pursuant to Rule 144 (or any similar provision then in force under the Securities Act) and the transferee thereof does not receive “restricted securities” as defined in Rule 144, (iii) they cease to be outstanding, (iv) they have been sold in a private transaction in which the transferor’s rights hereunder are not assigned to the transferee of the securities in accordance with the terms herein or (v) with respect to any Holder, they first become eligible for resale pursuant to Rule 144 (or any similar rule then in effect under the Securities Act) without regard to volume or manner of sale limitations or current public information requirement set forth therein or are otherwise saleable under an effective registration statement. No Registrable Securities may be registered under more than one Registration Statement at any one time.

“Registration Notice” has the meaning set forth in Section 2.1(c).

“Registration Statement” means any registration statement of the Corporation under the Securities Act which permits the public offering of any of the Registrable Securities pursuant to the provisions herein, including the Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“SEC” means the Securities and Exchange Commission.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Shelf Registration” has the meaning set forth in Section 2.1(b).

“Shelf Registration Statement” means a Registration Statement for a Shelf Registration.

“Stockholder Indemnified Persons” has the meaning set forth in Section 2.7(a).

“Third Party Holder” has the meaning set forth in Section 2.2(a).

“Underwritten Offering” means a registered, public offering in which securities of the Corporation are sold to one or more underwriters on a firm-commitment basis for reoffering to the public.

“WKSI” shall mean a well-known seasoned issuer, as defined in Rule 405 under the Securities Act.

“Warrant Shares” has the meaning set forth in the Recitals.

“Warrants” has the meaning set forth in the Recitals.

Annex G-3

Article II
REGISTRATION RIGHTS

Section 2.1. Demand Registrations.

(a)      Subject to the provisions and limitations of this Section 2.1, if the Corporation shall receive a written request (a “Demand Registration Notice”) from one or several Holders of Registrable Securities (the “Initiating Holder(s)”) that the Corporation file a Registration Statement under the Securities Act for Registrable Securities the sale of which is expected to result in aggregate gross proceeds in excess of $15,000,000 million based on the average closing price of the Common Stock over 20 trading days preceding the Demand Registration Notice (the “Demand Registrable Securities”) held by such Initiating Holder(s) on the date thereof (a “Demand Registration”), then the Corporation shall, subject to the limitations of this Section 2.1, use its commercially reasonable efforts to effect the registration under the Securities Act of all such Demand Registrable Securities that such Initiating Holder(s) request(s) to be registered.

(b)     The Demand Registration Notice shall specify (i) the number of Registrable Securities requested to be registered, (ii) the anticipated per share price range for such offering (which range may be revised from time to time by the Initiating Holder(s) by written notice to the Corporation to that effect), (iii) the intended methods of disposition and the name of the lead underwriter, if any, and (iv) subject to Section 2.1(e), whether such registration shall be a “shelf” registration pursuant to Rule 415 under the Securities Act (a “Shelf Registration”).

(c)      Within 10 days after receipt of a Demand Registration Notice, the Corporation shall give written notice (a “Registration Notice”) of the requested registration to all other Holders of Registrable Securities (the “Other Holders” and, together with the Initiating Holder(s), the “Demanding Holders”). The Registration Notice shall describe the amount and type of securities being registered, the intended method(s) of distribution and the name of the proposed managing underwriter, if any. The Corporation shall include in such registration all Registrable Securities of the same class as the Demand Registrable Securities with respect to which the Corporation has received written requests from Other Holders (each of which requests shall specify the Other Holder, the number of Registrable Securities that such Other Holder elects to include in such registration and the intended method of disposition of such Registrable Securities) within 10 days after the receipt of the Registration Notice. The Corporation shall, as promptly as practicable, and in any event within 120 days after the date of the Demand Registration Notice, file a Registration Statement under the Securities Act covering (i) all Demand Registrable Securities, (ii) any additional Registrable Securities requested to be included in such registration by any Other Holders, as specified by notice given timely by each such Other Holders to the Corporation (the “Member Registrable Securities”), (iii) any newly issued or treasury securities of the Corporation of the same class as the Demand Registrable Securities which the Corporation seeks to have included in such registration (the “Corporation Registrable Securities”), and (iv) any securities of the Corporation of the same class as the Demand Registrable Securities proposed to be included in such registration by holders of registration rights granted other than pursuant to this Agreement (the “Other Holder Registrable Securities”).

(d)     If a Demand Registration pursuant to this Section 2.1 involves an Underwritten Offering and the managing underwriter or underwriters advise the Corporation, in writing, that in its or their opinion the total number or dollar amount of Registrable Securities and, if permitted hereunder, other securities requested to be included in such Underwritten Offering exceeds the number of Registrable Securities and other securities, if any, which can be sold therein without adversely affecting the Corporation or the marketability of the Underwritten Offering (an “Adverse Effect”), the Corporation may exclude such number of Registrable Securities as necessary or desirable to negate such Adverse Effect, in which case it shall include in such registration: (i) first, subject to the below, all Demand Registrable Securities and Member Registrable Securities, (ii) second, all Other Holder Registrable Securities, in each case pro rata based on the amount of all such Other Holder Registrable Securities requested to be included, and (iii) third, all Company Registrable Securities. If such managing underwriter or underwriters advise the Corporation that only a portion of the Registrable Securities in clause (i) above may be included in such registration without such Adverse Effect, the Corporation shall include the Registrable Securities in such clause on a pro rata basis based on the relative number of Registrable Securities of each Holder requested to be so included in a registration (provided that any such amount thereby allocated to any such Holder that exceeds such Holder’s request shall be reallocated among the remaining requesting Holders in a like manner). Any Person (other than Holders of Registrable Securities) that participates in Demand Registrations which are not at the Corporation’s expense must pay their share of any Registration Expenses.

Annex G-4

(e)      Notwithstanding any other provisions of this Section 2.1, in no event shall the Holder(s) collectively be permitted to (i) request more than one (1) Demand Registration in any twelve (12)-month period; provided that in no event shall the Corporation be obligated to file a Registration Statement relating to any registration request under this Section 2.1 within a period of 180 days after the effective date of any other Registration Statement relating to any registration request under this Section 2.1 or any other registration effected by the Corporation (other than on Form S-4 or Form S-8 or any similar or successor form), including under Section 2.2; or (ii) request a Demand Registration if, at the time such request is made, a Shelf Registration or other Registration Statement is effective which includes all of the Registrable Securities of such Holders and also permits an Underwritten Offering of such Registrable Securities.

(f)      The Corporation shall be entitled to postpone (but not more than once in any twelve-month period), for a reasonable period of time not in excess of 120 days, the filing of a Registration Statement (including a Shelf Registration) if the Corporation delivers to the Holders requesting registration a resolution of the Board that, in the good faith judgment of the Board, such registration and offering would reasonably be expected to materially adversely affect any bona fide material financing of the Corporation or any material transaction under consideration by the Corporation (including an acquisition) or would require disclosure of information that has not been disclosed to the public and is not otherwise required to be disclosed at that time that would reasonably be expected to materially adversely affect the Corporation or a transaction contemplated by the Corporation. Such Board resolution shall contain a summary statement of the reasons for such postponement and an approximation of the anticipated delay. The Holders receiving such resolution shall keep the information contained in such resolution confidential. If the Corporation shall so postpone the filing of a Registration Statement, the Initiating Holder(s) shall have the right to withdraw the request for registration by giving written notice to the Corporation within 20 days of the anticipated termination date of the postponement period, as provided in such resolution delivered to the Holders, and in the event of such withdrawal, such request shall not be counted for purposes of the number of Demand Registrations to which the Holders are entitled pursuant to the terms herein. In addition, a Holder of Registrable Securities may not use a Shelf Registration Statement to effect the sale of any such Registrable Securities unless such Holder has given the Corporation at least three (3) Business Days advance written notice of the date or dates of a proposed sale of such securities by such Holder pursuant to such Shelf Registration Statement (which notice may be given as often as such Holder desires), and upon receipt of such a notice, the Corporation agrees to provide prompt written notice to such Holder if such Shelf Registration Statement is not then usable (whether for reasons described above or otherwise).

(g)     If the Corporation has filed a Shelf Registration Statement and has included Registrable Securities therein, the Corporation shall be entitled to suspend (but not more than an aggregate of 120 days in any twelve-month period), for a reasonable period of time not in excess of 120 days, the offer or sale of Registrable Securities pursuant to such Shelf Registration Statement by any Holder of Registrable Securities if (i) a “road show” is not then in progress with respect to a proposed offering of Registrable Securities by such Holder pursuant to such Shelf Registration Statement and such Holder has not executed an underwriting agreement with respect to a pending sale of Registrable Securities pursuant to such Shelf Registration Statement and (ii) the Corporation delivers to the Holders included in such Shelf Registration Statement a resolution of the Board that, in the good faith judgment of the Board, such offer or sale would reasonably be expected to materially adversely affect any bona fide material financing of the Corporation or any material transaction under consideration by the Corporation (including an acquisition) or would require disclosure of information that has not been disclosed to the public and is not otherwise required to be disclosed at that time that would reasonably be expected to materially adversely affect the Corporation.

Such Board resolution shall contain a statement of the reasons for such postponement and an approximation of the anticipated delay. The Holders receiving such resolution shall keep the information contained in such certificate confidential.

(h)      The Corporation shall be required to maintain the effectiveness of a Registration Statement (except in the case of a Shelf Registration) with respect to any Demand Registration for a period of at least 180 days after the effective date thereof or such shorter period in which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that such period shall be extended for a period of time equal to the period the Holder of Registrable Securities refrains from selling any securities included in such registration at the request of (x) an underwriter or (y) the Corporation pursuant to the provisions herein. The Corporation shall be required to maintain the effectiveness of a Registration Statement that is a Shelf Registration with respect to any Demand Registration at all times after the effective date thereof until all Registrable Securities included in such Shelf

Annex G-5

Registration Statement have actually been sold; provided, however, that any Holder of Registrable Securities whose securities have been included in such Shelf Registration may request that such Registrable Securities be removed from such Registration Statement, in which event the Corporation shall promptly either withdraw such Registration Statement if the Registrable Securities of such Holder are the only securities still covered by such Registration Statement or file a post-effective amendment to such Registration Statement removing such Registrable Securities.

(i)       Notwithstanding anything contained herein to the contrary, the Corporation hereby agrees that (i) each Demand Registration that is a Shelf Registration shall contain all language (including on the Prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by a Holder of Registrable Securities to allow for a distribution to, and resale by, the direct and indirect partners, members or stockholders of a Holder of Registrable Securities (a “Partner Distribution”) and (ii) the Corporation shall, at the reasonable request of any Holder of Registrable Securities seeking to effect a Partner Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial Registration Statement, or revise such language if deemed reasonably necessary by such Holder to effect such Partner Distribution.

(j)       At the election of the Initiating Holder(s), a requested registration pursuant to this Section 2.1 may involve an Underwritten Offering and, in such case, the Initiating Holder(s), in consultation with the Other Holders, shall have the right to select the investment banker and manager to administer the offering relating to such Demand Registration, subject to the approval of the Board, which shall not be unreasonably withheld, delayed or conditioned.

(k)      For purposes of this Section 2.1, a registration shall not be counted as “effected” and shall not be considered a Demand Registration:

(i)          unless a Registration Statement with respect thereto has become effective and remained effective in compliance with the provisions of the Securities Act until the earlier of (x) such time as all of the Registrable Securities included in such Registration Statement have been disposed of in accordance with the intended methods of disposition thereof set forth in such Registration Statement or (y) 180 days after the effective date of such Registration Statement; provided, however, that if the failure of any such Registration Statement to become or remain effective in compliance with this Section 2.1(k) is due solely to acts or omissions of the Initiating Holder(s), such registration requested pursuant to this Section 2.1 will be deemed to have been effected;

(ii)         if, after it has become effective, the Registration Statement with respect thereto is subject to any stop order, injunction or other order or requirement of the SEC or other governmental agency or authority prohibiting the sale of Demand Registrable Securities pursuant to such Registration Statement, other than by reason of an act or omission on the part of the Initiating Holder(s); or

(iii)        if, as a result of an exercise of any cutback, a majority of the total number of Registrable Securities that the Initiating Holder(s) had requested to be included in such Registration Statement are not included.

Section 2.2. Piggyback Registration.

(a)      If the Corporation proposes to file a registration statement under the Securities Act (i) with respect to an offering of shares of Capital Stock by and for the account of the Corporation (other than a registration statement filed on Form S-4, Form S-8 or any successor forms thereto or filed solely in connection with an exchange offer, an offering of securities solely to the Corporation’s existing stockholders, an offering of debt securities convertible into equity securities of the Corporation or any employee stock options, benefit or dividend reinvestment plan or filed pursuant to Section 2.1 hereof), or (ii) pursuant to registration rights of other Persons (a “Third Party Holder”), then, each such time, the Corporation shall give prompt written notice of such proposed filing at least 10 days before the anticipated filing date (the “Piggyback Notice”) to all of the Holders holding Registrable Securities.

(b)     The Piggyback Notice shall offer such Holders the opportunity to include in such registration statement the number of Registrable Securities of the same class as the securities being registered as each such Holder may request in writing within 5 days after receipt of such Piggyback Notice (a “Piggyback Registration”). Subject to Section 2.2(d), the Corporation shall include in each such Piggyback Registration all Registrable Securities of the same class as the securities being registered with respect to which the Corporation has timely received written requests for inclusion therein. The Holders exercising their rights under Section 2.2(b) shall be permitted to

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withdraw all or part of the Registrable Securities from a Piggyback Registration at any time prior to the effective date of such Piggyback Registration. The Corporation shall not be required to maintain the effectiveness of the Registration Statement for a Piggyback Registration beyond the earlier to occur of (i) 180 days after the effective date therefore and (ii) the date on which all Registrable Securities included in such Registration Statement have actually been sold; provided, however, that any Holder of Registrable Securities that has been included in such Shelf Registration may request that such Registrable Securities be removed from such Registration Statement, in which event the Corporation shall promptly either withdraw such Registration Statement if the shares of Common Stock of such Holder are the only shares of Common Stock still covered by such Registration Statement or file a post-effective amendment to such Registration Statement removing such Registrable Securities.

(c)      The Corporation shall use its reasonable best efforts to cause the managing underwriter of a proposed Underwritten Offering to permit Holders of Registrable Securities requested to be included in the Piggyback Registration to include all such Registrable Securities on the same terms and conditions as any other shares of Capital Stock, if any, of the Corporation included therein.

(d)     Notwithstanding Section 2.2(b) and Section 2.2(c), if registration pursuant to this Section 2.2 involves an Underwritten Offering and if the managing underwriter or underwriters of such Underwritten Offering have informed the Corporation, in writing, that in its or their view the total number or dollar amount of shares of Capital Stock that the Holders, the Corporation and any other Persons having rights to participate in such registration, intend to include in such offering is such as to have an Adverse Effect on such offering, then the Corporation may exclude such number of shares of Capital Stock as necessary or desirable to negate such Adverse Effect, in which case the number of shares of Capital Stock that in the opinion of such managing underwriter or underwriters can be sold without adversely affecting such offering shall be included in the following order:

(i)          first, (A) shares of Capital Stock for the account of the Corporation if the Corporation initiated the filing of the Registration Statement with respect to an offering for its own account as referenced under Section 2.2(a) or (B) shares of Capital Stock for the account of a Third Party Holder if such Third Party Holder initiated the filing of the Registration Statement as referenced under Section 2.2(a);

(ii)         second, securities for the account of any Person who has piggyback registration rights pursuant to agreements of the Corporation in existence prior to the date hereof, Registrable Securities of Holders and Preferred Unit Holder Registrable Securities, in each case requested to be registered, pro rata based on the number of securities so requested to be included by the holders thereof;

(iii)        third, shares of Capital Stock for the account of the Corporation if the Corporation did not initiate the filing of the Registration Statement; and

(iv)       fourth, shares of Capital Stock for the account of any other Persons, pro rata based on the number of shares of Capital Stock requested to be included by the holders thereof.

(e)      Notwithstanding anything contained herein to the contrary, the Corporation hereby agrees that (i) any Piggyback Registration that is a Shelf Registration shall contain all language (including on the Prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by a Holder of Registrable Securities to allow for a Partner Distribution and (ii) the Corporation shall, at the reasonable request of any Holder of Registrable Securities seeking to effect a Partner Distribution, file any prospectus supplement or post-effective amendments and otherwise take any action reasonably necessary to include such language, if such language was not included in the initial Registration Statement, or revise such language if deemed reasonably necessary by such Holder to effect such Partner Distribution.

(f)      Upon delivering a request under this Section 2.2, a Holder will, if requested by the Corporation, execute and deliver a custody agreement and power of attorney in form and substance reasonably satisfactory to the Corporation with respect to such Holder’s Registrable Securities to be registered pursuant to this Section 2.2 (a “Custody Agreement and Power of Attorney”). The Custody Agreement and Power of Attorney will provide, among other things, that the Holder will deliver to and deposit in custody with the custodian and attorney-in-fact named therein a certificate or certificates representing such Registrable Securities (duly endorsed in blank by the registered owner or owners thereof or accompanied by duly executed stock powers in blank) and irrevocably appoint said custodian and attorney-in-fact with full power and authority to act under the Custody Agreement and Power of Attorney on such Holder’s behalf with respect to the matters specified therein. Such Holder also agrees to execute such other agreements as the Corporation may reasonably request to further evidence the provisions of this Section 2.2.

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(g)     The Corporation shall have the right to terminate or withdraw any registration initiated by it as referenced under Section 2.2(a).

Section 2.3. Form S-3 Registration.

(a)     Notwithstanding the provisions of Section 2.1 and Section 2.2, at such time as the Corporation shall have qualified for the use of Form S-3 promulgated under the Securities Act or any successor form thereto, in case the Corporation shall receive from any Holder(s) a written request or requests that the Corporation effect a registration on Form S-3 with respect to all or a part of the Registrable Securities held by such Holder(s), which request shall (a) specify the number of Registrable Securities intended to be sold or disposed of and the holders thereof and (b) the intended method of distribution, including the name of the lead underwriter, if available, the Corporation will use its commercially reasonable efforts to effect such registration as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of the Registrable Securities as are specified in such request; provided, however, that the Corporation shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.3:

(i)         if the requesting Holder(s) propose(s) to sell Registrable Securities that would result in aggregate gross proceeds of less than $15,000,000 based on the average closing price of the Common Stock over the 20 trading days preceding such request pursuant to this Section 2.3;

(ii)        if within 30 days of receipt of a written request from the Holder(s) pursuant to this Section 2.3, the Corporation gives notice to such Holder(s) of the Corporation’s intention to make a public offering within 90 days, other than pursuant to a Registration Statement relating to any employee, stock option, benefit or dividend reinvestment plan;

(iii)       if a Shelf Registration or other Registration Statement is then effective and includes all of the Registrable Securities of such Holder(s) and permits an Underwritten Offering of such Registrable Securities;

(iv)      if the Corporation has already effected another registration on Form S-3 on the account of Holders in the immediately preceding 12-month period; or

(v)       in any particular jurisdiction in which the Corporation would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(b)     To the extent the Corporation is a WKSI at the time that the Shelf Registration Statement is to be filed, the Corporation shall file an automatic Shelf Registration Statement which covers such Registrable Securities.

(c)      Registrations effected pursuant to this Section 2.3 shall not be counted as demands for registrations effected pursuant to Section 2.1.

(d)     The Corporation and Holders shall comply with all other provisions of Section 2.1(c), Section 2.1(d), Section 2.1(f), Section 2.1(g), Section 2.1(h) and Section 2.1(i) with respect to a registration under this Section 2.3.

Section 2.4. Holdback Agreements; Notice Requirements. Each Holder agrees that if requested in writing in connection with an Underwritten Offering made pursuant to a Registration Statement for which such Holder has registration rights pursuant to this Article II by the managing underwriter or underwriters of such Underwritten Offering, such Holder will not effect any public sale or distribution, including any sale pursuant to Rule 144, of any of the securities being registered or any securities convertible or exchangeable or exercisable for such securities (except as part of such Underwritten Offering) or give any Demand Notice during the period beginning 30 days prior to, and ending 90 days after, the effective date of any such underwritten registration, except as part of any such underwritten registration (or for such shorter period as to which the managing underwriter or underwriters may agree, provided that such shorter period or longer period as required by applicable Law applies equally to all Holders).

Section 2.5. Registration Procedures. If and whenever the Corporation is required to effect the registration of any Registrable Securities under the Securities Act as provided in this Agreement, the Corporation shall use its reasonable best efforts to effect such registration to permit the sale of such Registrable Securities in accordance with the intended method or methods of disposition thereof, and pursuant thereto the Corporation shall cooperate in the sale of the securities and shall, as expeditiously as possible:

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(a)      Prepare and file with the SEC a Registration Statement on any form which shall be available for the sale of the Registrable Securities by the Holders thereof or the Corporation in accordance with the intended method or methods of distribution thereof (including a Partner Distribution), and use its commercially reasonable efforts to cause such Registration Statement to become effective and to remain effective as provided herein; provided that no later than 5 days before filing a Registration Statement or Prospectus or any amendments or supplements thereto (including documents that would be incorporated or deemed to be incorporated therein by reference), the Corporation shall furnish or otherwise make available to the Holders of the Registrable Securities covered by such Registration Statement, their counsel and the managing underwriters, if any, copies of all such documents proposed to be filed, which documents shall be subject to the review and comments of such Holders, counsel and managing underwriters. With respect to a Demand Registration that covers the Registrable Securities of a Holder, such Holder and its counsel shall have the opportunity to object to any information pertaining to such Holder that is contained in such Registration Statement or Prospectus or any amendments or supplements thereto (including such documents that, upon filing, would be incorporated or deemed to be incorporated by reference therein) before it is filed with the SEC, and the Corporation will make the corrections reasonably requested by such Holder prior to such filing with the SEC.

(b)     Prepare and file with the SEC such amendments and post-effective amendments to each Registration Statement as may be necessary to keep such Registration Statement continuously effective during the period provided herein and comply in all material respects with the provisions of the Securities Act with respect to the disposition of all securities covered by such Registration Statement; and cause the related Prospectus to be supplemented by any Prospectus supplement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of the securities covered by such Registration Statement, and as so supplemented to be filed pursuant to Rule 424 (or any similar provisions then in force) under the Securities Act; provided that any Holder of Registrable Securities that has been included on a Shelf Registration may request that such Holder’s Registrable Securities be removed from such Registration Statement, in which event the Corporation shall promptly either withdraw such Registration Statement or file a post-effective amendment to such Registration Statement removing such Registrable Securities.

(c)      Notify each selling Holder of Registrable Securities, its counsel and the managing underwriters, if any, promptly, and (if requested by any such Person) confirm such notice in writing:

(i)          when a Prospectus or any Prospectus supplement or post-effective amendment has been filed, and, with respect to a Registration Statement or any post-effective amendment, when the same has become effective;

(ii)         of any notice from the SEC that there will be a review of a Registration Statement and, to the extent requested by a Holder, promptly provide such Holders, their counsel and the managing underwriters, if any, with a copy of any SEC comments received by the Corporation in connection therewith;

(iii)        of any request by the SEC or any other federal or state governmental authority for amendments or supplements to a Registration Statement or related Prospectus or for additional information;

(iv)      of the issuance by the SEC of any stop order suspending the effectiveness of a Registration Statement or the initiation of any proceedings for that purpose;

(v)       if at any time the representations and warranties of the Corporation contained in any agreement (including any underwriting agreement) contemplated by Section 2.5(o) cease to be true and correct;

(vi)      of the receipt by the Corporation of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Registrable Securities for sale in any jurisdiction, or the initiation or threatening of any proceeding for such purpose; and

(vii)      of the happening of any event that makes any statement made in such Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in such Registration Statement, Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and that in the case of the Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact

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necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

(d)     Use its commercially reasonable efforts to obtain the withdrawal of any order suspending the effectiveness of a Registration Statement, or the lifting of any suspension of the qualification (or exemption from qualification) of any of the Registrable Securities for sale in any jurisdiction.

(e)      If requested by the managing underwriters, if any, or any Holder of Registrable Securities being sold in connection with an Underwritten Offering, promptly include in a Prospectus supplement or post-effective amendment such information as the managing underwriters, if any, and such Holders may reasonably request in order to permit the intended method of distribution of such securities and make all required filings of such Prospectus supplement or such post-effective amendment as soon as practicable after the Corporation has received such request.

(f)      Furnish or make available to each selling Holder of Registrable Securities, its counsel and each managing underwriter, if any, without charge, at least five conformed copies of the Registration Statement, the Prospectus and Prospectus supplements, if applicable, and each post-effective amendment thereto, including financial statements (but excluding schedules, all documents incorporated or deemed to be incorporated therein by reference and all exhibits, unless requested by such Holder, counsel or underwriter).

(g)     Deliver to each selling Holder of Registrable Securities, its counsel and the underwriters, if any, without charge, as many copies of the Prospectus or Prospectuses (including each form of Prospectus) and each amendment or supplement thereto as such Persons may reasonably request in connection with the distribution of the Registrable Securities; and the Corporation, subject to the last paragraph of this Section 2.5, hereby consents to the use of such Prospectus and each amendment or supplement thereto by each of the selling Holders of Registrable Securities and the underwriters, if any, in connection with the offering and sale of the Registrable Securities covered by such Prospectus and any such amendment or supplement thereto.

(h)      Prior to any public offering of Registrable Securities, use its commercially reasonable efforts to register or qualify or cooperate with the selling Holders of Registrable Securities, the underwriters, if any, and their respective counsel in connection with the registration or qualification (or exemption from such registration or qualification) of such Registrable Securities for offer and sale under the securities or “blue sky” laws of such jurisdictions within the United States as any seller or underwriter reasonably requests and to keep each such registration or qualification (or exemption therefrom) effective during the period such Registration Statement is required to be kept effective and to take any other action that may be necessary or advisable to enable such Holders of Registrable Securities to consummate the disposition of such Registrable Securities in such jurisdiction; provided that the Corporation will not be required to (i) qualify generally to do business in any jurisdiction where it is not then so qualified or (ii) take any action that would subject it to general service of process in any such jurisdiction where it is not then so subject.

(i)       Unless the Registrable Securities to be sold are uncertificated, cooperate with the selling Holders of Registrable Securities and the managing underwriters, if any, to facilitate the timely preparation and delivery of certificates (not bearing any legends) representing Registrable Securities to be sold after receiving written representations from each Holder of such Registrable Securities that the Registrable Securities represented by the certificates so delivered by such Holder will be transferred in accordance with the Registration Statement, and enable such Registrable Securities to be in such denominations and registered in such names as the managing underwriters, if any, or Holders may request at least two Business Days prior to any sale of Registrable Securities in a firm commitment public offering, but in any other such sale, within ten Business Days prior to having to issue the securities.

(j)       Use its commercially reasonable efforts to cause the Registrable Securities covered by the Registration Statement to be registered with or approved by such other governmental agencies or authorities within the United States, except as may be required solely as a consequence of the nature of such selling Holder’s business, in which case the Corporation will cooperate in all reasonable respects with the filing of such Registration Statement and the granting of such approvals, as may be necessary to enable the seller or sellers thereof or the underwriters, if any, to consummate the disposition of such Registrable Securities.

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(k)      Upon the occurrence of any event contemplated by Section 2.5(c)(vii), prepare a supplement or post-effective amendment to the Registration Statement or a supplement to the related Prospectus or any document incorporated or deemed to be incorporated therein by reference, or file any other required document so that, as thereafter delivered to the purchasers of the Registrable Securities being sold thereunder, such Prospectus will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(l)       Prior to the effective date of the Registration Statement relating to the Registrable Securities, obtain a CUSIP number, if necessary, for the Registrable Securities.

(m)    Provide and cause to be maintained a transfer agent and registrar for all Registrable Securities covered by such Registration Statement from and after a date not later than the effective date of such Registration Statement.

(n)      Use its commercially reasonable efforts to cause all shares of Registrable Securities covered by such Registration Statement to be authorized to be listed on a national securities exchange if shares of that particular class of Registrable Securities are at that time listed on such exchange.

(o)     In connection with an Underwritten Offering, enter into such customary agreements (including an underwriting agreement in form, scope and substance as is customary in Underwritten Offerings) and take all such other actions reasonably requested by the Holders of a majority of the Registrable Securities being sold in connection therewith (including those reasonably requested by the managing underwriters, if any) to expedite or facilitate the disposition of such Registrable Securities, and in such connection:

(i)         make such representations and warranties to the Holders of such Registrable Securities and the underwriters, if any, in form, substance and scope as are customarily made by issuers to underwriters in Underwritten Offerings, and, if true, confirm the same if and when requested;

(ii)         use its commercially reasonable efforts to furnish to the selling Holders of such Registrable Securities opinions of counsel and a negative assurance letter from counsel to the Corporation and updates thereof (which counsel, opinions and letter (in form, scope and substance, in the case of such opinions and such letter) shall be reasonably satisfactory to the selling Holders of such Registrable Securities, the managing underwriters, if any, and counsels to the selling Holders of the Registrable Securities), addressed to each selling Holder of Registrable Securities and each of the underwriters, if any, covering the matters customarily covered in opinions and negative assurance letters requested in Underwritten Offerings and such other matters as may be reasonably requested by such Holders, counsel and underwriters;

(iii)        use commercially reasonable efforts to obtain comfort letters and updates thereof from the independent certified public accountants of the Corporation (and, if necessary, any other independent certified public accountants of any subsidiary of the Corporation or of any business acquired by the Corporation for which financial statements and financial data are, or are required to be, included in the Registration Statement) who have certified the financial statements included in such Registration Statement, addressed to each selling Holder of Registrable Securities (unless such accountants shall be prohibited from so addressing such letters by applicable standards of the accounting profession) and each of the underwriters, if any, such letters to be in customary form and covering matters of the type customarily covered in comfort letters in connection with Underwritten Offerings, which form and substance shall be reasonably acceptable to the selling Holders of the Registrable Securities;

(iv)       if an underwriting agreement is entered into, the same shall contain indemnification provisions and procedures substantially to the effect set forth in Section 2.7 with respect to all parties to be indemnified pursuant to Section 2.7; and

(v)        deliver such documents and certificates as may be reasonably requested by any Holder of Registrable Securities being sold, such Holder’s counsel and the managing underwriters, if any, to evidence the continued validity of the representations and warranties made pursuant to Section 2.5(o)(i) and to evidence compliance with the conditions contained in the underwriting agreement or other agreement entered into by the Corporation. The above shall be done at each closing under such underwriting or similar agreement, or as and to the extent required thereunder.

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(p)     To the extent not prohibited by applicable Law, make available for inspection by the selling Holders of Registrable Securities, any underwriter participating in any such disposition of Registrable Securities, if any, and any attorneys or accountants retained by such selling Holders or underwriter, at the offices where normally kept, during reasonable business hours, all financial and other records, pertinent corporate documents and properties of the Corporation and its subsidiaries, and cause the officers, directors and employees of the Corporation and its subsidiaries to supply all information in each case reasonably requested by any such Holder, underwriter, attorney or accountant in connection with such Registration Statement; provided that if (1) the Corporation believes after consultation with counsel for the Corporation, that to do so would cause the Corporation to forfeit an attorney-client privilege that was applicable to such information or (2) either (x) the Corporation has requested and been granted from the SEC confidential treatment of such information contained in any filing with the SEC or documents provided supplementally or otherwise or (y) the Corporation reasonably determines in good faith that such records are confidential and so notifies the Persons requesting the records in writing, the Corporation shall not be required to provide such information unless prior to furnishing any such information with respect to (1) or (2) such Person requesting the records in writing agrees to enter into a confidentiality agreement in customary form and subject to customary exceptions; and provided, further, that any information that is not publicly available at the time of delivery of such information shall be kept confidential by such Persons (other than disclosure by such Persons to such Persons’ respective affiliates) unless:

(i)          disclosure of such records is necessary to avoid or correct a misstatement or omission in the Registration Statement;

(ii)         disclosure of such information is required by court or administrative order or other legal process;

(iii)        disclosure of such information is required by Law; or

(iv)       such information becomes generally available to the public other than as a result of a disclosure or failure to safeguard by such Person.

In the case of a proposed disclosure pursuant to (ii) or (iii) above, such Person shall be required to give the Corporation written notice of the proposed disclosure prior to such disclosure and, if requested by the Corporation, assist the Corporation in seeking to prevent or limit the proposed disclosure.

(q)     Comply with all applicable rules and regulations of the SEC and make available to its security holders earning statements satisfying the provisions of Section 11(a) of the Securities Act and Rule 158 thereunder, or any similar rule promulgated under the Securities Act, no later than 45 days after the end of any 12-month period (or 90 days after the end of any 12-month period if such period is a fiscal year) (i) commencing at the end of any fiscal quarter in which Registrable Securities are sold to underwriters in a firm commitment or best efforts Underwritten Offering and (ii) if not sold to underwriters in such an offering, commencing on the first day of the first fiscal quarter of the Corporation after the effective date of a Registration Statement, which statements shall cover one of said 12-month periods.

(r)       Cause its officers to be reasonably available to provide customary due diligence sessions in connection with any offering and to participate in customary “road show” presentations in connection with any Underwritten Offerings.

Notwithstanding anything contained herein to the contrary, the Corporation hereby agrees that any Demand Registration that is a Shelf Registration shall contain all language (including on the Prospectus cover sheet, the principal stockholders’ table and the plan of distribution) as may be reasonably requested by a Holder of Registrable Securities.

Each Holder of Registrable Securities agrees if such Holder has Registrable Securities covered by such Registration Statement that, upon receipt of any notice from the Corporation of the happening of any event of the kind described in Section 2.5(c)(iii), Section 2.5(c)(iv), Section 2.5(c)(v), Section 2.5(c)(vi) or Section 2.5(c)(vii), such Holder will forthwith discontinue disposition of such Registrable Securities covered by such Registration Statement or Prospectus until such Holder is advised in writing by the Corporation that the disposition may be resumed and, if applicable, has received copies of the supplemented or amended Prospectus contemplated by Section 2.5(k), together with any additional or supplemental filings that are incorporated or deemed to be incorporated by reference in such Prospectus; provided that the Corporation shall extend the time periods under Section 2.1 with respect to the length of time that the effectiveness of a Registration Statement must be maintained by the amount of time the Holder is required to discontinue disposition of such securities.

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Section 2.6. Registration Expenses.

(a)      All reasonable fees and expenses incident to the performance of or compliance with the provisions of this Agreement by the Corporation, including:

(i)          all registration and filing fees (including fees and expenses (A) with respect to filings required to be made with the Financial Industry Regulatory Authority and the SEC, (B) of compliance with securities or “blue sky” laws, including any fees and disbursements of counsel for the underwriters in connection with “blue sky” qualifications of the Registrable Securities pursuant to Section 2.5(h) and (C) of listing and registration with a national securities exchange or national market interdealer quotation system);

(ii)         printing expenses (including expenses of printing certificates for Registrable Securities in a form eligible for deposit with The Depository Trust Corporation and of printing Prospectuses if the printing of Prospectuses is requested by the managing underwriters, if any, or by the Holders of a majority of the Registrable Securities included in any Registration Statement);

(iii)        messenger, telephone and delivery expenses of the Corporation;

(iv)       fees and disbursements of counsel for the Corporation;

(v)        expenses of the Corporation incurred in connection with any road show;

(vi)       reasonable fees and disbursements of all independent certified public accountants referred to in Section 2.5(o)(iii)(including the expenses of any comfort letters required herein) and any other Persons, including special experts retained by the Corporation;

(vii)      rating agency fees; and

(viii)     reasonable fees and disbursements of one counsel for all Holders of Registrable Securities whose shares are included in a Registration Statement (which counsel shall be selected by the Holders of a majority of the Registrable Securities included in such Registration Statement);

shall be borne by the Corporation whether or not any Registration Statement is filed or becomes effective. In addition, the Corporation shall pay its internal expenses (including all salaries and expenses of its officers and employees performing legal or accounting duties), the expense of any annual audit, the fees and expenses incurred in connection with the listing of the securities to be registered on any securities exchange on which similar securities issued by the Corporation are then listed and rating agency fees and the fees and expenses of any Person, including special experts, retained by the Corporation.

(b)     The Corporation shall not be required to pay (i) fees and disbursements of any counsel retained by any Holder of Registrable Securities or by any underwriter (except as set forth in Section 2.6(a)(i) and Section 2.6(a)(viii), (ii) any underwriter’s fees (including discounts, commissions or fees of underwriters, selling brokers, dealer managers or similar securities industry professionals) relating to the distribution of the Registrable Securities (other than with respect to Registrable Securities sold by the Corporation) or (iii) any other expenses of the Holders of Registrable Securities not specifically required to be paid by the Corporation pursuant to Section 2.6(a).

Section 2.7. Indemnification.

(a)      Indemnification by the Corporation. The Corporation shall, without limitation as to time, indemnify and hold harmless, to the fullest extent permitted by Law, each Holder whose Registrable Securities are covered by a Registration Statement or Prospectus, the affiliates, officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees of each of them, each Person who controls each such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, accountants, attorneys, agents and employees of each such controlling person (collectively, the “Stockholder Indemnified Persons”), from and against any and all losses, claims, damages, liabilities, costs (including reasonable out-of-pocket costs of preparation and reasonable attorneys’ fees of one firm of counsel for all Stockholder Indemnified Persons and any legal or other reasonable out-of-pocket fees or expenses incurred by such party in connection with any investigation or proceeding), expenses, judgments, fines, penalties, charges and amounts paid in settlement (collectively, “Losses”), as incurred, arising out of or based upon:

(i)         any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular or other document (including any related Registration Statement, “issuer free writing

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Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like) incident to any such registration, qualification, or compliance; or

(ii)        any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

provided that the Corporation will not be liable in any such case to the extent that any such Loss arises out of or is based on any untrue statement (or alleged untrue statement) or omission (or alleged omission) by such Holder or underwriter, but only to the extent, that such untrue statement (or alleged untrue statement) or omission (or alleged omission) is made in such Registration Statement, Prospectus, offering circular or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like) in reliance upon and in conformity with written information furnished to the Corporation by such Holder or underwriter specifically for use in connection with the preparation of such Registration Statement, Prospectus, offering circular, or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like).

It is agreed that the indemnity agreement contained in this Section 2.7(a) shall not apply to amounts paid in settlement of any such Loss if such settlement is effected without the consent of the Corporation (which consent shall not be unreasonably withheld). The Corporation also agrees to indemnify any underwriter of Registrable Securities and each Person who controls (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) such underwriter, on substantially the same basis as that provided to the Stockholder Indemnified Persons in this Section 2.7(a).

(b)     Indemnification by Holders of Registrable Securities. In connection with any Registration Statement in which a Holder of Registrable Securities is participating, such Holder shall furnish to the Corporation in writing such information as the Corporation reasonably requests for use in connection with any Registration Statement or Prospectus and agrees to indemnify, to the fullest extent permitted by Law, severally and not jointly, the Corporation, its directors, officers, managers, accountants, attorneys, agents and employees, each Person who controls the Corporation (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, partners, members, managers, stockholders, accountants, attorneys, agents or employees of such controlling persons (collectively, the “Corporation Indemnified Persons”), from and against all Losses arising out of or based upon: (i) any untrue statement (or alleged untrue statement) of a material fact contained in any Prospectus, offering circular or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like) incident to any such registration, qualification, or compliance; or (ii) any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading or, with respect to any Prospectus, necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, and will reimburse each such Corporation Indemnified Person for any legal and any other expenses reasonably incurred in connection with investigating or defending any such Loss, in each case to the extent, but only to the extent, that such untrue statement or omission is made in such Registration Statement, Prospectus, offering circular or other document in reliance upon and in conformity with written information furnished to the Corporation by such Holder specifically for use in connection with the preparation of such Registration Statement, Prospectus, offering circular or other document (including any related Registration Statement, “issuer free writing Prospectus” (as defined in Rule 433 under the Securities Act), “issuer information” filed or required to be filed pursuant to Rule 433(d) under the Securities Act, notification or the like); provided that the obligations of such Holder hereunder shall not apply to amounts paid in settlement of any such Losses (or actions in respect thereof) if such settlement is effected without the consent of such Holder (which consent shall not be unreasonably withheld); and provided, further, that the liability of each selling Holder of Registrable Securities hereunder shall be limited to the net proceeds received by such selling Holder from the sale of Registrable Securities covered by such Registration Statement. Each such Holder also agrees to indemnify any underwriter of Registrable Securities and each Person who controls (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act) such underwriter, on substantially the same basis as that provided to the Corporation Indemnified Persons in this Section 2.7(b).

Annex G-14

(c)      Conduct of Indemnification Proceedings.

(i)          If any Person shall be entitled to indemnity under this Section 2.7 (an “indemnified party”), such indemnified party shall give prompt notice to the party from which such indemnity is sought (the “indemnifying party”) of any claim or of the commencement of any proceeding with respect to which such indemnified party seeks indemnification or contribution pursuant hereto; provided that the delay or failure to so notify the indemnifying party shall not relieve the indemnifying party from any obligation or liability except to the extent that the indemnifying party has been prejudiced by such delay or failure.

(ii)         The indemnifying party shall have the right, exercisable by giving written notice to an indemnified party promptly after the receipt of written notice from such indemnified party of such claim or proceeding, to, unless in the indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist in respect of such claim, assume, at the indemnifying party’s expense, the defense of any such claim or proceeding, with counsel reasonably satisfactory to such indemnified party; provided that an indemnified party shall have the right to employ separate counsel in any such claim or proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such indemnified party unless:

(A)       the indemnifying party agrees to pay such fees and expenses;

(B)       the indemnifying party fails promptly to assume, or in the event of a conflict of interest cannot assume, the defense of such claim or proceeding (in which case the indemnified party shall have the right to employ counsel and to assume the defense of such claim or proceeding);

(C)       the indemnified party shall have reasonably concluded that there may be one or more legal or equitable defenses available to such indemnified party which are additional to or conflict with those available to the indemnifying party; or

(D)      the named parties to any such claim or proceeding (including any impleaded parties) include both the indemnified party and the indemnifying party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them (which may include that the indemnified party shall have reasonably concluded that there may be one or more legal or equitable defense available to such indemnified party which conflict with those available to the indemnifying party); provided, further, that the indemnifying party shall not, in connection with any one such claim or proceeding or separate but substantially similar or related claims or proceedings in the same jurisdiction, arising out of the same general allegations or circumstances, be liable for the fees and expenses of more than one firm of attorneys (together with appropriate local counsel) at any time for all of the indemnified parties, or for fees and expenses that are not reasonable;

in each of which cases, the indemnifying party shall only be responsible for the reasonable fees and expenses of one firm of legal counsel for the indemnified party.

(iii)        Whether or not such defense is assumed by the indemnifying party, such indemnified party will not be subject to any liability for any settlement made without its consent (but such consent will not be unreasonably withheld) unless the settlement includes as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder. The indemnifying party shall not consent to entry of any judgment or enter into any settlement that does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release, in form and substance reasonably satisfactory to the indemnified party, from all liability in respect of such claim or litigation for which such indemnified party would be entitled to indemnification hereunder.

(d)     Contribution.

(i)          If the indemnification provided for in this Section 2.7 is unavailable to an indemnified party in respect of any Losses (other than in accordance with its terms), then each applicable indemnifying party, in lieu of indemnifying such indemnified party, shall contribute to the amount paid or payable by such indemnified party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault

Annex G-15

of the indemnifying party, on the one hand, and such indemnified party, on the other hand, in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such indemnifying party, on the one hand, and indemnified party, on the other hand, shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact, has been taken by, or relates to information supplied by, such indemnifying party or indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent any such action, statement or omission.

(ii)         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.7(d) were determined by pro rata allocation or by any other method of allocation that does not take account of the equitable considerations referred to in the immediately preceding paragraph.

(iii)        Notwithstanding the provisions of this Section 2.7(d), an indemnifying party that is a selling Holder of Registrable Securities shall not be required to contribute any amount in excess of the amount by which the net proceeds from the sale of the Registrable Securities sold by such indemnifying party exceeds the amount of any damages that such indemnifying party has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission.

(iv)       No person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

(v)        The obligation of each selling Holder of Registrable Securities to contribute pursuant to this Section 2.7(d) is several, and not joint, in proportion to the net proceeds of the offering received by such selling Holder in relation to the total net proceeds of the offering received by all of the selling Holders.

(e)      Notwithstanding the foregoing, to the extent that the provisions on indemnification and contribution contained in any underwriting agreement entered into in connection with any underwritten public offering are in conflict with the foregoing provisions, the provisions in the underwriting agreement shall control.

Section 2.8. Participation in Public Offering. No Holder may participate in any registration of Public Offering hereunder unless such Holder (a) agrees to sell such Holder’s securities on the basis provided in any underwriting arrangements approved by the Holders entitled hereunder to approve such arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting agreements and other documents reasonably required under the terms of such underwriting arrangements and the provisions of this Agreement in respect of registration rights.

Section 2.9. Other Indemnification. Indemnification similar to that specified herein (with appropriate modifications) shall be given by the Corporation and the registering Holder participating therein with respect to any required registration or other qualification of securities under any federal or state law or regulation or Governmental Authority other than the Securities Act.

Section 2.10. Rule 144. At all times after the Corporation has filed a Registration Statement with the SEC pursuant to the requirements of either the Securities Act or the Exchange Act, the Corporation will timely file all reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and will take such further action as any Holder of Registrable Securities may reasonably request, all to the extent required from time to time, to enable such Holder to sell, without registration, Registrable Securities pursuant to Rule 144 or any similar rule or regulation hereafter adopted by the SEC, including furnishing to any Holder of Registrable Securities, so long as such Holder owns any Registrable Securities, forthwith upon request:

(a)      a written statement by the Corporation that it has complied with the reporting requirements of Rule 144, the Securities Act, and the Exchange Act (at any time after the Corporation has become subject to such reporting requirements), or that it qualifies as a registrant whose securities may be resold pursuant to Form S-3 (at any time after the Corporation so qualifies);

(b)     a copy of the most recent annual or quarterly report of the Corporation and such other reports and documents so filed by the Corporation; and

Annex G-16

(c)      such other information as may be reasonably requested in availing any such Holder of any rule or regulation of the SEC that permits the selling of any such securities without registration (at any time after the Corporation has become subject to the reporting requirements under the Exchange Act) or pursuant to such Form S-3 (at any time after the Corporation so qualifies to use such form).

Section 2.11. Parties in Interest. Each Holder shall be entitled to receive the benefits of this Agreement and shall be bound by the terms and provisions of this Agreement by reason of such Holder’s election to participate in a registration under this Article II. To the extent Class B Units are effectively transferred in accordance with the terms of the LLC Agreement, the Permitted Transferee of such Class B Units shall be entitled to receive the benefits of this Agreement and shall be bound by the terms and provisions of this Agreement upon becoming bound hereby pursuant to Section 3.10.

Article III
MISCELLANEOUS

Section 3.1. Term of this Agreement.

The term of this Agreement shall continue until such time as no Holder holds any Registrable Securities.

Section 3.2. Notifications. Any notice, demand, consent, election, offer, approval, request, or other communication (collectively, a “notice”) required or permitted under this Agreement must be in writing and either delivered personally, sent by certified or registered mail, postage prepaid, return receipt requested or sent by recognized overnight delivery service, electronic mail (e-mail) or by facsimile transmittal. Any notice sent by confirmed e-mail or facsimile must be sent simultaneously by another method described in the prior sentence. A notice must be addressed:

(a)      If to the Corporation at:

[Sequel Youth and Family Services, Inc.
One Rockefeller Plaza, 11th Floor
New York, NY 10020

Attention: Paul J. Zepf

E-mail: pzepf@globalpartnerac.com]

with copies to:

[•]

(b)     If to any Holder, to the address and other contact information set forth in the records of the Corporation from time to time.

A notice delivered personally will be deemed given only when accepted or refused by the Person to whom it is delivered. A notice that is sent by mail will be deemed given: (i) three (3) Business Days after such notice is mailed to an address within the United States of America or (ii) seven (7) Business Days after such notice is mailed to an address outside of the United States of America. A notice sent by recognized overnight delivery service will be deemed given when received or refused. A notice sent by e-mail or facsimile shall be deemed given upon receipt of a confirmation of such transmission, unless such receipt occurs after normal business hours, in which case such notice shall be deemed given as of the next Business Day. Any party may designate, by notice to all of the others, substitute addresses or addressees for notices; thereafter, notices are to be directed to those substitute addresses or addressees.

Section 3.3. Complete Agreement. This Agreement constitutes the entire agreement and understanding among the parties with respect to the subject matter hereof and thereof, and supersedes all prior agreements or arrangements (written and oral), including any prior representation, statement, condition or warranty between the parties relating to the subject matter hereof and thereof. Notwithstanding anything in this Agreement to the contrary, the Holders shall be subject to limitations on exchange of Class B Units for Common Stock pursuant to the Exchange Agreement.

Annex G-17

Section 3.4. Applicable Law; Venue; Waiver of Jury Trial.

(a)      The parties hereto hereby agree that all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement shall be governed by the internal laws of the State of Delaware without giving effect to any choice of law or conflict of law provision or rule, notwithstanding that public policy in Delaware or any other forum jurisdiction might indicate that the laws of that or any other jurisdiction should otherwise apply based on contacts with such state or otherwise.

(b)     Each of the parties hereto submits to the exclusive jurisdiction of the Court of Chancery in the State of Delaware in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each party hereto also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the parties hereto waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other party hereto with respect thereto. The parties hereto each agree that final judgment in any such suit, action or proceeding brought in such a court shall be conclusive and binding on it and may be enforced in any court to the jurisdiction of which it is subject by a suit upon such judgment.

(c)      EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE BREACH, TERMINATION OR VALIDITY OF THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (A) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (B) EACH SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THIS WAIVER, (C) EACH SUCH PARTY MAKES THIS WAIVER VOLUNTARILY, AND (D) EACH SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 3.4.

Section 3.5. References to this Agreement; Headings. Unless otherwise indicated, “Articles,” “Sections,” “Subsections”, “Clauses”, “Exhibits” and “Schedules” mean and refer to designated Articles, Sections, Subsections, Clauses, Exhibits and Schedules of this Agreement. Words such as “herein,” “hereby,” “hereinafter,” “hereof,” “hereto,” and “hereunder” refer to this Agreement as a whole, unless the context indicates otherwise. All headings in this Agreement are for convenience of reference only and are not intended to define or limit the scope or intent of this Agreement. All exhibits and schedules referred to herein, and as the same may be amended from time to time, are by this reference made a part hereof as though fully set forth herein.

Section 3.6. Binding Provisions. This Agreement is binding upon, and inures to the benefit of, the parties hereto and their respective personal and legal representatives, heirs, executors, successors and permitted assigns.

Section 3.7. Construction. Common nouns and pronouns and any variations thereof shall be deemed to refer to masculine, feminine, or neuter, singular or plural, as the identity of the Person, Persons or other reference in the context requires. Every covenant, term and provision of this Agreement shall be construed simply according to its fair meaning and not strictly for or against any party hereto. Any reference to any statute, law, or regulation, form or schedule shall include any amendments, modifications, or replacements thereof. Any reference to any agreement, contract or schedule, unless otherwise stated, shall include any amendments, modifications, or replacements thereof. Whenever used herein, “or” shall include both the conjunctive and disjunctive unless the context requires otherwise, “any” shall mean “one or more,” and “including” shall mean “including without limitation.”

Section 3.8. Severability. It is expressly understood and agreed that if any provision of this Agreement or the application of any such provision to any party or circumstance shall be determined by any court of competent jurisdiction to be invalid or unenforceable to any extent, the remainder of this Agreement, or the application of such provision to any party or circumstance other than those to which it is so determined to be invalid or unenforceable, shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law so long as the economic or legal substance of the matters contemplated by this Agreement is not affected in any manner

Annex G-18

materially adverse to any party. If the final judgment of a court of competent jurisdiction declares or finds that any term or provision hereof is invalid or unenforceable, the parties hereto agree that the court making the determination of invalidity or unenforceability shall have the power to reduce the scope, duration or area of the term or provision, or to delete specific words or phrases, and to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement shall be enforceable as so modified. If such court of competent jurisdiction does not so replace an invalid or unenforceable term or provision, the parties hereto will negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the matters contemplated hereby are fulfilled to the fullest extent possible.

Section 3.9. Counterparts. This Agreement and any amendments may be executed simultaneously in two or more counterparts and delivered via facsimile or .pdf, each of which shall be deemed an original and all of which, when taken together, shall constitute one and the same document. The signature of any party to any counterpart shall be deemed a signature to, and may be appended to, any other counterpart.

Section 3.10. No Third Party Beneficiaries; Additional Holder. Except as provided in Section 2.6, this Agreement is not intended to, and does not, provide or create any rights or benefits of any Person other than the parties hereto and their successors and permitted assigns.

Any Permitted Transferee of a Holder or any holder of one or more Class B Units (as defined in the Exchange Agreement) following the date hereof (an “Additional Holder”) shall be entitled to become a party to this Agreement as a Holder; provided that such Permitted Transferee or Additional Holder, as applicable, shall first sign an agreement in the form reasonably approved by the Corporation acknowledging that such Permitted Transferee or Additional Holder is bound by the terms and provisions of this Agreement. Except as set forth in this Section 3.10, a Holder may not assign or transfer any of its rights or obligations under this Agreement.

Section 3.11. Mutual Drafting. The parties hereto are sophisticated and have been represented by attorneys throughout the transactions contemplated hereby who have carefully negotiated the provisions hereof. As a consequence, the parties do not intend that the presumptions of laws or rules relating to the interpretation of contracts against the drafter of any particular clause should be applied to this Agreement or any agreement or instrument executed in connection herewith, and therefore waive their effects.

Section 3.12. Rights and Remedies Cumulative. The rights and remedies provided by this Agreement are cumulative and the use of any one right or remedy by any party shall not preclude or waive the right to use any or all other remedies. Such rights and remedies are given in addition to any other rights the parties may have by law, statute, ordinance or otherwise. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 3.13. Amendments. The provisions of this Agreement may be amended only by the affirmative vote or written consent of each of (i) the Corporation and (ii) Holders collectively holding more than fifty percent (50%) of all issued and outstanding Registrable Securities (including the Warrant Shares and Exchange Shares issuable upon exercise of issued and outstanding Warrants and Class B Units that are Registrable Securities).

[Remainder of Page Intentionally Left Blank]

Annex G-19

IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed this Agreement as of the date indicated.

SEQUEL YOUTH AND FAMILY SERVICES, INC.

By:
Name:
Title:

Signature Page to Registration Rights Agreement

Annex G-20

IN WITNESS WHEREOF, the parties hereto have duly executed or caused to be duly executed this Agreement as of the date indicated.

HOLDERS:

By:

Signature Page to Registration Rights Agreement

Annex G-21

Annex H

FORM OF FOUNDER SHARE LETTER AGREEMENT

[•], 2017

Global Partner Acquisition Corp.

One Rockefeller Plaza, 11th Floor

New York, New York 10020

Sequel Youth and Family Services, LLC

[•]

[•]

Re: Agreement Relating to Founder Shares

Gentlemen:

Reference is made to that certain agreement and plan of merger (the “Merger Agreement”), by and among Global Partner Acquisition Corp., a Delaware corporation (“Parent”), Global Partner Sponsor I LLC, a Delaware limited liability company (“Parent Sponsor”), Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”), the Key Equityholders identified therein and the Securityholder Representative identified therein. In order to induce the Company to enter into the Merger Agreement, Parent Sponsor has agreed to enter into this letter agreement (this “Agreement”) relating to the forfeiture and/or restriction on certain of the equity of Parent held by Parent Sponsor, on the terms and subject to the conditions specified herein. This letter represents the “Founder Share Letter Agreement” contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Parent Sponsor hereby agrees with the Company and Parent as follows:

1. Parent Sponsor agrees that it shall not Transfer (as defined below) 2,328,750 of the shares of Common Stock of Parent, par value $0.0001 per share (the “Common Stock”), held by Parent Sponsor (“Founder Shares”) until the six-month anniversary of the Effective Time (the “Lock-up Period”).

a.    “Transfer” shall mean the (i) sale of, offer to sell, contract or agreement to sell, hypothecate, pledge, grant of any option to purchase or otherwise dispose of or agreement to dispose of, directly or indirectly, or establishment or increase of a put equivalent position or liquidation with respect to or decrease of a call equivalent position within the meaning of Section 16 of the Exchange Act, and the rules and regulations of the U.S. Securities and Exchange Commission promulgated thereunder with respect to, any security, (ii) entry into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any security, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise, or (c) public announcement of any intention to effect any transaction specified in clause (a) or (b).

b.    Notwithstanding the provisions set forth in paragraph 1 above, Transfers of the Founder Shares are permitted (i) to Parent Sponsor’s officers or directors, any affiliates or family members of any of Parent Sponsor’s officers or directors, any members of Parent Sponsor or any affiliates of Parent Sponsor or any of its members; (ii) in the case of an individual, by a gift to a member of one of the members of the individual’s immediate family or to a trust, the beneficiary of which is a member of one of the individual’s immediate family, an affiliate of such person or to a charitable organization; (iii) in the case of an individual, by virtue of laws of descent and distribution upon death of the individual; (iv) in the case of an individual, pursuant to a qualified domestic relations order; and (v) by virtue of the laws of Delaware or Parent Sponsor’s limited liability company agreement upon dissolution of Parent Sponsor; provided, however, that in the case of clauses (i) through (iv), these permitted transferees must enter into a written agreement agreeing to be bound by these Transfer restrictions.

2. Parent Sponsor agrees that 1,552,500 of its Founder Shares (the “Earnout Shares”) shall be subject to forfeiture on the eight-year anniversary of the Effective Time, with no further action required of any Person, unless such Earnout Shares have vested as set forth below in this Section 2. Upon any such forfeiture, Parent Sponsor shall

Annex H-1

transfer to Parent for cancellation and in exchange for no consideration, such applicable portion of the Earnout Shares. From the Effective Time through the eight-year anniversary of the Effective Time, the Earnout Shares will vest and no longer be subject to forfeiture as follows:

a.    776,250 of the Earnout Shares will vest and no longer be subject to forfeiture upon the first day that the last sale price of the Common Stock equals or exceeds $12.50 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a thirty (30) day trading period immediately preceding such day;

b.    776,250 of the Earnout Shares will vest and no longer be subject to forfeiture upon the first day that the last sale price of the Common Stock equals or exceeds $15.00 per share (as adjusted for stock splits, dividends, reorganizations, recapitalizations and the like) for any twenty (20) trading day period in a thirty (30) day trading period immediately preceding such day; and

c.    all of the Earnout Shares will vest and no longer be subject to forfeiture upon a Change of Control.

For purposes of this Section 2, “Change of Control” means the occurrence of any of the following events after the date hereof:

(i)       there is consummated, in accordance with Parent’s certificate of incorporation and applicable law, the sale, lease or transfer, in one or a series of related transactions, of all or substantially all of Parent’s assets (determined on a consolidated basis), including a sale of all Class A Common Units of the Company held by Parent, to any Person or “group” (as such term is used in Section 13(d)(3) of the Exchange Act, or any successor provisions thereto);

(ii)      any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13(d)(3) of the Exchange Act, or any successor provisions thereto, is or becomes the beneficial owner, directly or indirectly, of securities of Parent representing more than fifty percent (50%) of the combined voting power of Parent’s then outstanding Common Stock;

(iii)     there is consummated a merger or consolidation of Parent with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (x) the Board of Directors of Parent immediately prior to the merger or consolidation does not constitute at least a majority of the board of directors of the Person surviving the merger or, if the surviving Person is a Subsidiary, the ultimate parent thereof, or (y) the Common Stock immediately prior to such merger or consolidation do not continue to represent or are not converted into more than fifty percent (50%) of the combined voting power of then outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving Person is a Subsidiary, the ultimate parent thereof; or

(iv)     the stockholders of Parent and the Board of Directors of Parent approve a plan of complete liquidation or dissolution of Parent.

Notwithstanding the foregoing, except with respect to clause (iii)(x) above, a “Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which (A) the record holders of the shares of Common Stock of Parent immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns all or substantially all of the assets of Parent immediately following such transaction or series of transactions or (B) Parent is the surviving entity and its shares of Common Stock continue to be registered under Section 12(b) or 12(g) of the Exchange Act and continue to be publicly traded.

3. Parent hereby agrees to record the aggregate fair value of any Earnout Shares forfeited hereunder and reacquired to treasury stock and a corresponding credit to additional paid-in capital based on the difference between the fair market value of the forfeited shares and the pro-rata portion of the price paid to Parent for such forfeited shares of approximately $15,515,000. Upon receipt, such forfeited shares would then be immediately cancelled, which would result in the retirement of the treasury stock and a corresponding charge to additional paid-in capital.

4. Parent Sponsor agrees that 7,532,000 warrants (“Founder Warrants”) to purchase 3,766,000 shares of Common Stock shall be forfeited as of the Effective Time, with no further action required of any Person.

Annex H-2

5. This Agreement and the Registration Rights Agreement, dated as of July 29, 2015 constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements, or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by Parent Sponsor, Parent and the Company.

6. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other parties hereto.

7. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

8. Any notice, consent or request to be given in connection with any of the terms or provisions of this Agreement shall be in writing and shall be sent by electronic mail (with recipient receipt acknowledgment), express mail or similar private courier service, by certified mail (return receipt requested), by hand delivery or facsimile transmission.

9. This Agreement shall terminate at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

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Annex H-3

Please indicate your agreement to the foregoing by signing in the space provided below.

GLOBAL PARTNER ACQUISITION CORP.

By:
Name:
Title:

GLOBAL PARTNER SPONSOR I LLC

By:
Name:
Title:

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

Signature Page to Founder Share Letter Agreement

Annex H-4

ANNEX I

BOARD AGREEMENT

January 11, 2017

Global Partner Acquisition Corp.

One Rockefeller Plaza, 11th Floor

New York, New York 10020

John F. Ripley

35481 Troon Court

Round Hill, VA 20141

Re: Board Agreement

Jay:

Reference is made to that certain agreement and plan of merger (the “Merger Agreement”), by and among Global Partner Acquisition Corp., a Delaware corporation (“Parent”), Global Partner Sponsor I LLC, a Delaware limited liability company (“Parent Sponsor”), Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent, Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”), the Key Equityholders identified therein and you, as the Securityholder Representative identified therein. In order to induce you and the Company to enter into the Merger Agreement, Parent has agreed to enter into this letter agreement (this “Agreement”) relating to your position on the Board of Directors of Parent, on the terms and subject to the conditions specified herein. This letter represents the “Board Agreement” contemplated by the Merger Agreement. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to them in the Merger Agreement.

Parent hereby agrees with you as follows:

1.  You will be nominated by Parent as the Chair of the Board of Directors of Parent in the Proxy Statement prepared and filed by Parent with the SEC.

2.  For so long as you are a member of the Board of Directors of Parent, Parent shall pay you an annual payment of One Hundred Thousand Dollars ($100,000.00) (payable quarterly in arrears, on the last Business Day of each calendar quarter). For the avoidance of doubt, nothing contained in this Agreement shall guarantee you any particular position or any position on the Board of Directors of Parent.

3.  You shall be entitled to the same exculpation from liability and indemnification and expense advance rights as available to any other director of the Parent on the date hereof and, if such rights are amended to be more favorable to any director, you shall also receive such additional rights. In furtherance of the foregoing, you will participate in any directors and officers insurance policy available to any director and Parent shall enter into an indemnification agreement with you in the form of Parent’s current form of indemnification agreement filed with the SEC on Form S-1/A on July 13, 2015.

4.  This Agreement constitutes the entire and final expression of our agreement with respect to the subject matter hereof and supersedes all prior agreements between us with respect to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by you and a duly authorized officer of Parent.

5.  No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party.

6.  This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and

Annex I-1

irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum.

7.  This Agreement shall terminate at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

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Annex I-2

Please indicate your agreement to the foregoing by signing in the space provided below.

GLOBAL PARTNER ACQUISITION CORP.

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer

Signature Page to Board Agreement

Annex I-3

Please indicate your agreement to the foregoing by signing in the space provided below.

/s/ John F. Ripley
Name: John F. Ripley

Signature Page to Board Agreement

Annex I-4

ANNEX J

NON-COMPETITION AGREEMENT

This Non-Competition Agreement (this “Agreement”) is made and entered into as of January 11, 2017 by and among Global Partner Acquisition Corp., a Delaware corporation (“Parent”), and John F. Ripley, an individual and beneficial equityholder (the “Restricted Person”) of Sequel Youth and Family Services, LLC, an Iowa limited liability company (the “Company”), and the Company. Capitalized terms not otherwise defined in this Agreement shall have the meanings set forth in the Merger Agreement (as defined below).

WHEREAS, pursuant to the terms of that certain Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), by and among Parent, Global Partner Sponsor I LLC, a Delaware limited liability company and a stockholder of Parent (“Sponsor”), Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”), the Company, the Key Equityholders identified therein, and the Restricted Person, who will serve as the representative of the Company’s Legacy Equityholders, Sub, following the Conversion, shall be merged with and into the Company (the “Merger”), at the effective time of the Merger (“Effective Time”);

WHEREAS, the Restricted Person is a significant equityholder of the Company, and as a result of the transactions to be effected by or pursuant to the Merger Agreement, the Restricted Person shall directly receive significant consideration from Parent, as well as the additional consideration set forth in this Agreement;

WHEREAS, Parent and the Company intend to maintain and operate and be engaged, directly or indirectly, in the business of the Company and its Subsidiaries after the Effective Time;

WHEREAS, the execution and delivery of this Agreement by the Restricted Person is a condition precedent to the transactions contemplated in the Merger Agreement, and Parent would not enter into the Merger Agreement absent this Agreement; and

WHEREAS, the restrictions on competitive activity set forth in this Agreement are included to secure to Parent the benefits of the Merger Agreement and to protect the value of the business of the Company and its Subsidiaries after completion of the transactions contemplated by the Merger Agreement, including goodwill.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Agreement and the Merger Agreement and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.       Definitions. The following terms shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person which directly or indirectly Controls, is Controlled by or is under common Control with such Person.

“Business” shall mean the businesses of the Company and the Company Subsidiaries of owning, operating or developing: (i) programs for individuals with behavioral, emotional and physical challenges; (ii) facilities that offer counselling, mentoring and outpatient therapies and monitoring services to minors and their families in office, group home, in-home, and foster-care home settings; (iii) educational and academic institutions that provide academic and therapeutic support for students; (iv) staff-secure and secure residential educational facilities that provide academic training, medication management, individual, group and family counseling, long-term and short-term residential treatment, sexual offender treatment, therapeutic group homes, alternative day schools and shelter care facilities; and (v) psychiatric residential treatment facilities and facilities or programs involving neurodevelopmental treatment, occupational speech, and physical therapy.

“Competition” shall mean when a Person (including, without limitation, the Restricted Person) engages (alone or in concert with any other Person) in, or provides assistance to any Person that conducts, operates, carries out or engages in the Business in the United States of America. “Compete” and “Competitor” shall have correlative meanings.

“Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any agency, authority, instrumentality, regulatory body, court, administrative tribunal, central bank or

Annex J-1

other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including, without limitation, any supra-national bodies such as the European Union or the European Central Bank).

“Person” shall mean any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Restricted Period” shall mean the period beginning at the Effective Time and shall continue through the tenth anniversary of the Effective Time.

2.       Non-Interference with Business Relationships. During the Restricted Period, the Restricted Person will not, directly or indirectly, on behalf of himself or any other Person:

(a)                make any statements or perform any acts intended to interfere with or harm any interest of the Company and its Subsidiaries in their relationships and dealings with payors, customers or patients, including any statements or acts that cause or could cause such existing or potential payors, customers or patients to stop or materially reduce doing any business with the Company or any of its Subsidiaries; or

(b)                engage in Competition with, or own any interest in, perform any services for, participate in or be connected with any business, organization or other Person which engages in Competition with the Company and its Subsidiaries in the United States of America; provided, however, that the provisions of this Section 2(b) shall not be deemed to prohibit ownership of not more than 5% of the total shares of all classes of stock outstanding of any publicly held company in which the Restricted Person has no participation in the management or direction.

3.       Non-Solicitation. During the Restricted Period, the Restricted Person will not directly or indirectly, as a director, equity holder, officer, employee, employer, principal, agent, manager, consultant, independent contractor, advisor or otherwise knowingly hire or solicit for employment, or advise or recommend to any other Person that they employ or solicit for employment, or otherwise materially assist any other Person in employing or soliciting for employment, any employee of the Company and its Subsidiaries.

4.       Additional Consideration.

(a)                In addition to the proceeds received by the Restricted Person in relation to the Merger Agreement and subject to the conditions set forth in this Section 4, the Company shall provide additional consideration to the Restricted Person in the annual amount of $1,900,000.00 during each year of the Restricted Period (the “Additional Consideration”).

(b)                The Company shall pay the Additional Consideration to the Restricted Person in equal monthly installments (each, an “Additional Consideration Payment”) during the Restricted Period, in arrears on the fifteenth (15th) day of each month (as applicable, the “Payment Date”), subject to the Restricted Person’s compliance with the terms of this Agreement.

(c)                The Company’s obligation to make the Additional Consideration Payments shall cease in the event of the Restricted Person’s death during the Restricted Period. The Company’s obligation to make an Additional Consideration Payment shall be conditioned on the Company being Solvent at the time of and assuming payment of an applicable Additional Consideration Payment. For purposes hereof, “Solvent” means, with respect to the Company and its Subsidiaries taken as a whole, on the applicable Payment Date: (i) the present fair saleable value of the assets taken as a whole (i.e., the price a third party buyer is willing to pay for such assets in an arm’s length transaction) of such Person will exceed the amount that will be required to pay the probable liability on the existing debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person as they become absolute and matured; (ii) the sum of the debts (whether matured or unmatured, liquidated or unliquidated, absolute, fixed or contingent) of such Person will not exceed all of the property of such Person at a fair valuation; (iii) the assets of such Person do not constitute unreasonably small capital for such Person to carry on its businesses as now conducted or proposed to be conducted; and (iv) such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay such debts and liabilities as they mature. For purposes of the preceding sentence, the amount of contingent obligations outstanding at any time shall be computed as the amount that, in the light of all the facts and circumstances existing at such time, represents the amount that is reasonably expected to become an actual or matured liability.

Annex J-2

To the extent that the Company is not or would not be Solvent at such time, the Company shall not be obligated to pay such Additional Consideration Payment on its Payment Date. If Parent or Company asserts hereunder that the Company is not Solvent, Parent shall provide to Restricted Person (from time to time upon Restricted Person’s request) (x) a certification by Parent’s Board of Directors that the Company is not Solvent, and (y) all information and data, and copies of applicable books and records, to reasonably support such certification. Such Additional Consideration Payment (together with interest at an annual rate of LIBOR plus 500 basis points) shall be paid on the Payment Date in the next calendar month in which the Company is Solvent and would be Solvent following payment of such Additional Consideration Payment and the Additional Consideration Payment otherwise due on such Payment Date; provided, however, that payment of such Additional Consideration Payment must nevertheless be made by the Company on March 15 of the succeeding year after the year of the applicable deferral of payment of such Additional Consideration Payment, unless, on such date and assuming payment of such applicable Additional Consideration Payment, (i) the Company is not or would not be Solvent and (ii) delay of the payment of such Additional Consideration Payment is permitted under Treasury Regulation 1.409A-3(d) (together, the “Delay Conditions”). Any Additional Consideration Payment not made on such March 15 date shall be paid (together with interest at an annual rate of LIBOR plus 500 basis points) on the Payment Date in the next calendar month in which the second Delay Condition set forth above is no longer applicable.

(d)                If either (i) any Additional Consideration Payment is not paid in full by the Company within ninety (90) days after the Payment Date thereof (subject to Section 4(c) hereof), or (ii) Parent and/or Sponsor breaches any of its respective obligations to (or for the benefit of) Restricted Person set forth in that certain Board Agreement executed by the Restricted Person, and such breach is not cured (to the reasonable satisfaction of Restricted Person) within ninety (90) days after Restricted Person notifies Parent and/or Sponsor of such breach (each event set forth in clause (i) or clause (ii) hereof, an “ACP Default”), the Restricted Person’s obligations set forth in Sections 2 and 3 hereof (and the Restricted Period) shall terminate and be of no further force or affect automatically and without any further action by (or on behalf of) the Restricted Person. Parent and the Company acknowledge and agree that the remedies of the Restricted Person set forth in this Section 4(d) are not exclusive, and shall be in addition to any and all other rights and remedies that Restricted Person may have at law or in equity in connection with an ACP Default.

(e)                Restricted Person hereby grants an option to the Company to purchase Restricted Person’s undivided one-half interest in the option to purchase furniture, unattached fixtures, livestock, equipment and real property owned by Mingus Mountain Estate Residential Center, Inc. (“MMERCI”) under paragraphs 7 and 8 of Section 6.0 of that certain First Amended and Restated Management Service Agreement dated July 1, 2014, between Sequel Youth Services of Arizona, L.L.C. and MMERCI (the “Option”) at a purchase price of One Dollar ($1.00) upon the payment in full of all amounts payable by the Company to Restricted Person under the terms of this Agreement. The option granted by Restricted Person to Company hereunder shall terminate in the event of an ACP Default by the Company and shall expire if not exercised within one hundred eighty (180) days of satisfaction of the entire amount of the Company’s payment obligations of the Additional Consideration hereunder. In no event shall the Restricted Person cause or permit to occur any transfer, conveyance, assignment or other disposition of such Option, or any lien or encumbrance to be placed on such Option, or any termination, waiver or amendment of such Option or any term or condition with respect thereto, until such time that the Company’s option to purchase the Option is terminated or expires. In addition, Restricted Person hereby grants a power of attorney to the Company to exercise all rights of Restricted Person under the Option until such time that the option granted to the Company hereunder terminates or expires; provided, however, that upon an exercise of the Option by the Company pursuant to this power of attorney, the Restricted Person shall hold the property subject to the Option in trust for the benefit of the Company until such time that the Company’s option to purchase the Option is terminated or expires or the option to purchase the Option is exercised in accordance with the terms hereof upon full payment of all Additional Consideration due to the Restricted Person hereunder, in which case the Restricted Person shall transfer the property subject to the Option upon exercise of the option granted hereunder by the Company. Such power of attorney is irrevocable and the parties hereto agree that the grant of such power of attorney is coupled with an interest. For the avoidance of doubt, in the event that the Company exercises the Option pursuant to the power of attorney granted hereunder and there is a subsequent ACP Default, the Company shall thereupon transfer the property subject to the Option purchased by virtue of the exercise of the Option to the Restricted Person.

5.       Acknowledgements. In furtherance of the Restricted Person’s obligations hereunder, the Restricted Person acknowledges and agrees that:

(a)                the Company is currently engaged in the highly competitive Business;

Annex J-3

(b)                this Agreement is intended to protect the Parent’s investment in the Company and the goodwill of the Business and is being entered into in consideration for the various rights being granted under, and ancillary to, the Merger Agreement;

(c)                the Restricted Person has carefully read and considered this Agreement and understands the terms and conditions hereof and agrees that they are necessary for the reasonable and proper protection of Parent’s investment in the Company and the goodwill of the Business;

(d)                the restrictions herein are reasonable in duration, geographic area and scope and subject matter and are properly required for the adequate protection of the businesses of Parent, the Company and each of their respective Subsidiaries;

(e)                the Restricted Person is not now subject to any covenant against competition or similar covenants or any governmental order or legal requirement that would affect Restricted Person’s performance of the obligations of this Agreement; and

(f) the Restricted Person has had the opportunity to review this Agreement with legal counsel of his choosing and has not relied on any statements made by Parent, the Company or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement, and is entering into this Agreement knowingly and voluntarily.

6.       Enforcement. The Restricted Person acknowledges that if the Restricted Person were to breach any of the terms and conditions of this Agreement the damage to the Company and its Subsidiaries would be irreparable. The Restricted Person therefore agrees that Parent and the Company shall, in addition to any other remedies available to each of them, be entitled to seek preliminary and permanent injunctive relief against any breach or threatened breach by the Restricted Person of any of the terms and conditions of this Agreement. Accordingly, the Restricted Person agrees to waive the claim or defense that there is an adequate remedy at law and agrees in any such action or proceeding not to (a) interpose the claim or defense that such remedy exists at law, or (b) require Parent, the Company or any of its Subsidiaries to show that monetary damages cannot be measured. The Restricted Person also acknowledges that the remedies afforded Parent, the Company and its Subsidiaries pursuant to this Section 6 are not exclusive.

7.       Severability. If the final judgment of a court of competent jurisdiction declares that any term or provision of this Agreement is invalid or unenforceable, the parties hereto agree that the court making the determination will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to modify or replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Agreement will be enforceable as so modified. The parties further agree that if any part of this Agreement is held by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced in whole or in part by reason of any rule of law or public policy, and cannot be modified in accordance with this Section 7, such part shall be deemed to be severed from the remainder of this Agreement for the purpose only of the particular legal proceedings in question, and such holding shall not affect the validity of the remainder of this Agreement.

8.       Waiver. The failure of any party hereto at any time to require the performance by any other party hereto of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by any party hereto of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or a waiver of the provision itself or a waiver of any other provision of this Agreement.

9.       Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements between the parties with respect to the subject matter hereof. This Agreement may not be amended or modified otherwise than by a written agreement executed by the Restricted Person and a duly authorized officer of the Company.

10.     Relevant Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of Delaware without regard to the conflict of laws principles thereof. The parties hereto (a) all agree that any action, proceeding, claim or dispute arising out of, or relating in any way to, this Agreement shall be brought and enforced in the Court of Chancery of the State of Delaware (or, if the Court of Chancery of the State of Delaware lacks jurisdiction, then in the applicable Delaware state court), or if under applicable Law exclusive jurisdiction of such action is vested in the federal courts, then the United States District Court for the District of Delaware, and

Annex J-4

irrevocably submits to such jurisdiction and venue, which jurisdiction and venue shall be exclusive, and (b) waive any objection to such exclusive jurisdiction and venue or that such courts represent an inconvenient forum. THE PARTIES HEREBY WAIVE TRIAL BY JURY IN REGARD TO CLAIMS UNDER THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, ANY RIGHT TO TRIAL BY JURY AS TO THE MAKING, EXISTENCE, VALIDITY, OR ENFORCEABILITY OF THIS AGREEMENT.

11.     Counterparts. This Agreement may be executed by facsimile, portable document format (PDF), and electronic transmission and in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

12.     Assignment. No party may assign either this Agreement or any of its rights, interests, or obligations hereunder without the prior written consent of the other party.

13.     Agreement Contingent Upon Closing. This Agreement shall terminate at such time, if any, that the Merger Agreement is terminated in accordance with its terms.

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Annex J-5

IN WITNESS WHEREOF, Parent, the Company and the Restricted Person have duly executed and delivered this Agreement as of the day and year first above written.

GLOBAL PARTNER ACQUISITION CORP.

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer

Signature Page to Non-Competition Agreement

Annex J-6

IN WITNESS WHEREOF, Parent, the Company and the Restricted Person have duly executed and delivered this Agreement as of the day and year first above written.

RESTRICTED PERSON:

By:	/s/ John F. Ripley
Name:	John F. Ripley

Signature Page to Non-Competition Agreement

Annex J-7

IN WITNESS WHEREOF, Parent, the Company and the Restricted Person have duly executed and delivered this Agreement as of the day and year first above written.

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:	/s/ John F. Ripley
Name:	John F. Ripley
Title:	Chairman and Manager

Signature Page to Non-Competition Agreement

Annex J-8

ANNEX K

FORM OF EQUITY PURCHASE AGREEMENT

This EQUITY PURCHASE AGREEMENT (this “Agreement”) is entered into as of [•], 2017, by and between Global Partner Acquisition Corp., a Delaware corporation (“Parent”), and Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, Parent and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 11, 2017, by and among Parent, Global Partner Sponsor I LLC, a Delaware limited liability company and a stockholder of Parent, Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”), the Company, and the Key Equityholders named therein, pursuant to which, among other things, Sub will merge with and into the Company, with the Company as the surviving entity;

WHEREAS, as contemplated by and immediately prior to the closing of the Merger Agreement, the parties thereto desire to enter into certain reorganizing transactions for financial and tax planning purposes, including the transactions contemplated by this Agreement; and

WHEREAS, pursuant to the terms hereof, the Company desires to sell and transfer to Parent, and Parent desires to purchase and acquire from the Company, one hundred percent (100%) of the equity interest (the “Equity Interest”) of Sequel Camelot Holdings, LLC, a Delaware limited liability company (“Camelot”), held by the Company in the form of the Class A Units of Camelot.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
PURCHASE OF EQUITY INTEREST

1.1     Sale and Purchase of Equity Interest.

(a)      Conditioned on the Closing of the Merger Agreement and subject to the terms and conditions set forth herein, the Company hereby transfers, assigns and delivers to Parent, and Parent hereby accepts right, title and interest in the Equity Interest, pursuant to that certain Irrevocable Unit Power attached hereto as Exhibit A.

(b)     The aggregate purchase price for the Equity Interest shall be Forty-Five Million Dollars ($45,000,000) (the “Purchase Price”). Parent hereby agrees to pay to the Company on the date hereof the Purchase Price in cash by wire transfer of immediately available funds to an account designated in writing by the Company.

(c)      As of the closing hereof, the Company shall cease to be a member of Camelot.

Article II
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

2.1     Representations and Warranties of the Company. The Company hereby represents and warrants to Parent as follows:

(a)      Camelot is a limited liability company duly organized, validly existing and in good standing under the Laws of the State of Delaware.

(b)     The Company has the requisite legal right, power and authority to enter into this Agreement and to perform the Company’s obligations hereunder and to consummate the transactions provided for herein without the need for the consent of any other person (other than such consents as have heretofore been obtained).

(c)      No action, suit, proceeding or investigation is pending or, to the Company’s knowledge, threatened, against the Company with respect to its execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.

Annex K-1

(d)     The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby, including, but not limited to, the transfer and sale of the Equity Interest to Parent hereunder, have been duly authorized, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof.

(e)      The Equity Interest represents 100% of the equity interests in Camelot. The Equity Interest represents validly authorized, duly issued and fully paid and nonassessable membership interests of Camelot.

(f)      The Company (i) is the record and beneficial owner of the Equity Interest, (ii) has full power, right and authority to make and enter into this Agreement and to sell, assign, transfer and deliver the Equity Interest, and (iii) has good, valid and marketable title to the Equity Interest free and clear of all liens (other than in connection with that certain Third Amended and Restated Credit Agreement dated as of March 27, 2015, among the Company, the lenders party thereto, and Fifth Third Bank, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time), and, upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the closing hereof, Parent will acquire good, valid and marketable title to the Equity Interest, free and clear of all liens (other than in connection with that certain Third Amended and Restated Credit Agreement dated as of March 27, 2015, among the Company, the lenders party thereto, and Fifth Third Bank, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time).

Article III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF PARENT

3.1     Representations and Warranties of Parent. Parent represents and warrants to the Company that:

(a)      Parent has the requisite legal right, power and authority to enter into this Agreement and to perform Parent’s obligations hereunder and to consummate the transactions provided for herein without the need for the consent of any other person (other than such consents as have heretofore been obtained).

(b)     No action, suit, proceeding or investigation is pending or, to Parent’s knowledge, threatened, against Parent with respect to its execution and delivery of this Agreement or the consummation by Parent of the transactions contemplated hereby.

(c)      The execution, delivery and performance by Parent of this Agreement and the consummation by Parent of the transactions contemplated hereby, including, but not limited to, the transfer and sale of the Equity Interest to Parent hereunder, have been duly authorized, and this Agreement constitutes the valid and binding obligation of Parent, enforceable against Parent in accordance with the terms hereof.

(d)     The Equity Interest is being purchased by Parent hereunder for investment, and not with a view to any distribution thereof that would violate the Securities Act of 1933, as amended (the “Securities Act”) or the applicable state securities Laws of any state. Parent will not distribute the Equity Interest in violation of the Securities Act or the applicable securities Laws of any state.

(e)      Parent understands that the Equity Interest has not been registered under the Securities Act or the securities Laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities Laws or unless an exemption from such registration becomes or is available.

(f)      Parent is financially able to hold the Equity Interest for long-term investment and believes that the nature and amount of the Equity Interest being purchased are consistent with Parent’s overall investment program and financial position. Parent understands that the investment in the Equity Interest is illiquid and risky, and Parent may lose its entire investment.

Article IV
MISCELLANEOUS

4.1     Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

4.2     Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement shall survive the closing hereof. Nothing set forth herein shall in any manner limit the representations, warranties, covenants and agreements of the parties to the Merger Agreement.

Annex K-2

4.3     Entire Agreement; Assignment. This Agreement: (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of law or otherwise without the consent of Parent and the Company.
4.4     Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

4.5     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

If to the Company, to:

John F. Ripley
35481 Troon Court
Round Hill, VA 20141
Facsimile No.: (540) 338-5183

with a copy (which shall not constitute notice) to:

BrownWinick
Suite 2000, Ruan Center
666 Grand Avenue
Des Moines, IA 50309
Attention: William C. Brown
Facsimile No.: (515) 323-8512

If to Parent, to:

Global Partner Acquisition Corp.
One Rockefeller Plaza, 11th Floor
New York, NY 10020
Attention: Paul J. Zepf
E-mail: pzepf@globalpartnerac.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312-1183
Attention: Christopher Miller, Esq.
Email: millerc@pepperlaw.com
Facsimile No.: (610) 640-7837

All such notices and communications shall be deemed to have been delivered and received (a) on the date personally delivered, (b) one (1) Business Day after being sent by a reputable overnight delivery service, (c) five (5) Business Days after being sent, if sent by registered or certified mail, and (d) on the date delivered by facsimile or email with receipt of transmission confirmed during business hours on a Business Day (or one (1) Business Day after the date of delivery if delivered after business hours).

Annex K-3

4.6     Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

4.7     Rules of Construction; Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.8     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.9     Successors and Assigns. Subject to Section 4.3, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.10  Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

4.11  Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

4.12  Defined Terms. All defined terms used but not defined in this Agreement shall have the definition given them in the Merger Agreement.

[Signature Page Follows]

Annex K-4

IN WITNESS WHEREOF, the parties hereto have executed this Equity Purchase Agreement the day and year first written above.

GLOBAL PARTNER ACQUISITION CORP.

By:
Name:
Title:

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

 [Signature Page to Equity Purchase Agreement]

Annex K-5

Exhibit A

IRREVOCABLE UNIT POWER

FOR VALUE RECEIVED, and effective as of the date set forth below, the undersigned does hereby sell, assign and transfer to Global Partner Acquisition Corp. ______________ Class A Units of Sequel Camelot, LLC, standing in the name of the undersigned on the books of the said company.

The undersigned does hereby irrevocably constitute and appoint Global Partner Acquisition Corp. attorney to transfer the said units on the books of said company, with full power of substitution in the premises.

Dated: _____________, 2017	SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

Annex K-6

ANNEX L

FORM OF CONTRIBUTION AGREEMENT

This CONTRIBUTION AGREEMENT (this “Agreement”) is entered into as of [•], 2017 by and between Sequel CS, Inc., a Delaware corporation (“Sequel CS”), and Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, Global Partner Acquisition Corp., a Delaware corporation and indirect parent of Sequel CS (“Parent”), and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 11, 2017, by and among Parent, Global Partner Sponsor I LLC, a Delaware limited liability company and a stockholder of Parent, [equel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”), the Company, and the Key Equityholders named therein, pursuant to which, among other things, Sub will merge with and into the Company, with the Company as the surviving entity;

WHEREAS, as contemplated by and immediately prior to the closing of the Merger Agreement, the parties thereto desire to enter into certain reorganizing transactions for financial and tax planning purposes, including the transactions contemplated by this Agreement;

WHEREAS, immediately prior to this Agreement, Parent acquired the equity interests of Sequel Camelot Holdings, LLC, a Delaware limited liability company, of which Sequel CS is an indirect, wholly-owned subsidiary;

WHEREAS, pursuant to the terms hereof, Sequel CS desires to contribute to the Company, and the Company desires to receive and accept from Sequel CS, one hundred percent (100%) of the equity interests (the “Equity Interests”) of each of the entities set forth on Schedule A attached hereto (the “Contributed Companies”) (collectively, the “Contribution”);

WHEREAS, in consideration for the Contribution, the Company desires to issue, and Sequel CS desires to accept from the Company, equity of the Company as set forth herein; and

WHEREAS, the board of directors or applicable governing body of each of the parties hereto has approved the terms and conditions of this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
CONTRIBUTION

1.1     Contribution of Equity Interests.

(a)      Conditioned on the Closing of the Merger Agreement and subject to the terms and conditions set forth herein, Sequel CS hereby contributes, transfers and delivers to the Company, and the Company hereby accepts right, title and interest in the Equity Interests, pursuant to that certain Irrevocable Power attached hereto as Exhibit A.

(b)     In consideration for the Contribution, the Company hereby issues to Sequel CS 4,500,000 Class E Units of the Company (the “Class E Units”). As of the closing hereof, Sequel CS shall become a member of the Company and a party to that certain Sixth Amended and Restated LLC Agreement of the Company, dated as of October 13, 2016, as amended, by executing the Joinder attached hereto as Exhibit B.

(c)      As of the closing hereof, Sequel CS shall cease to be a member or other equityholder of each of the Contributed Companies.

Annex L-1

Article II
REPRESENTATIONS, WARRANTIES AND COVENANTS OF SEQUEL CS

2.1     Representations and Warranties of Sequel CS. Sequel CS hereby represents and warrants to the Company as follows:

(a)      Sequel CS is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware.

(b)     Sequel CS has the requisite legal right, power and authority to enter into this Agreement and to perform the obligations of Sequel CS hereunder and to consummate the transactions provided for herein without the need for the consent of any other person (other than such consents as have heretofore been obtained).

(c)      No action, suit, proceeding or investigation is pending or, to the knowledge of Sequel CS, threatened, against Sequel CS with respect to its execution and delivery of this Agreement or the consummation by Sequel CS of the transactions contemplated hereby.

(d)     The execution, delivery and performance by Sequel CS of this Agreement and the consummation by Sequel CS of the transactions contemplated hereby, including, but not limited to, the Contribution to the Company hereunder, have been duly authorized, and this Agreement constitutes the valid and binding obligation of Sequel CS, enforceable against Sequel CS in accordance with the terms hereof.

(e)      The Equity Interests represent 100% of the equity interests of all of the Contributed Companies. The Equity Interests represent validly authorized, duly issued and fully paid and nonassessable membership interests of the Contributed Companies.

(f)      Sequel CS (i) is the record and beneficial owner of each of the Equity Interests, (ii) has full power, right and authority to make and enter into this Agreement and to contribute, transfer and deliver the Equity Interests, and (iii) has good, valid and marketable title to the Equity Interests free and clear of all liens (other than in connection with that certain Third Amended and Restated Credit Agreement dated as of March 27, 2015, among the Company, the lenders party thereto, and Fifth Third Bank, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time), and, upon the consummation of the transactions contemplated by this Agreement in accordance with the terms hereof, at the closing hereof, the Company will acquire good, valid and marketable title to the Equity Interests, free and clear of all liens (other than in connection with that certain Third Amended and Restated Credit Agreement dated as of March 27, 2015, among the Company, the lenders party thereto, and Fifth Third Bank, as administrative agent, as amended, restated, supplemented or otherwise modified from time to time).

(g)     The Class E Units are being accepted by Sequel CS for investment, and not with a view to any distribution thereof that would violate the Securities Act of 1933, as amended (the “Securities Act”) or the applicable state securities Laws of any state. Sequel CS will not distribute the Class E Units in violation of the Securities Act or the applicable securities Laws of any state.

(h)      Sequel CS understands that the Class E Units have not been registered under the Securities Act or the securities Laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities Laws or unless an exemption from such registration becomes or is available.

(i)       Sequel CS is financially able to hold the Class E Units for long-term investment and believes that the nature and amount of the Class E Units being accepted are consistent with the overall investment program and financial position of Sequel CS. Sequel CS understands that the investment in the Class E Units is illiquid and risky.

Article III
REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

3.1     Representations and Warranties of the Company. The Company represents and warrants to Sequel CS that:

(a)      The Company has the requisite legal right, power and authority to enter into this Agreement and to perform the Company’s obligations hereunder and to consummate the transactions provided for herein, including the

Annex L-2

issuance of the Class E Units, without the need for the consent of any other person (other than such consents as have heretofore been obtained).

(b)     No action, suit, proceeding or investigation is pending or, to the Company’s knowledge, threatened, against the Company with respect to its execution and delivery of this Agreement or the consummation by the Company of the transactions contemplated hereby.

(c)      The execution, delivery and performance by the Company of this Agreement, the issuance of Class E Units and the consummation by the Company of the transactions contemplated hereby, including, but not limited to, the acceptance of the Contribution of the Equity Interests by the Company hereunder, have been duly authorized, and this Agreement constitutes the valid and binding obligation of the Company, enforceable against the Company in accordance with the terms hereof.

(d)     The Equity Interests are being accepted by the Company hereunder for investment, and not with a view to any distribution thereof that would violate the Securities Act or the applicable state securities Laws of any state. The Company will not distribute the Equity Interests in violation of the Securities Act or the applicable securities Laws of any state.

(e)      The Company understands that the Equity Interests have not been registered under the Securities Act or the securities Laws of any state and must be held indefinitely unless subsequently registered under the Securities Act and any applicable state securities Laws or unless an exemption from such registration becomes or is available.

(f)      The Company is financially able to hold the Equity Interests for long-term investment and believes that the nature and amount of the Equity Interests being accepted are consistent with the Company’s overall investment program and financial position. The Company understands that the investment in the Equity Interests is illiquid and risky.

Article IV
MISCELLANEOUS

4.1     Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

4.2     Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement shall survive the closing hereof. Nothing set forth herein shall in any manner limit the representations, warranties, covenants and agreements of the parties to the Merger Agreement.

4.3     Entire Agreement; Assignment. This Agreement: (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of Law or otherwise without the consent of Sequel CS and the Company.

4.4     Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

4.5     Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

Annex L-3

If to the Company, to:

John F. Ripley
35481 Troon Court
Round Hill, VA 20141
Facsimile No.: (540) 338-5183

with a copy (which shall not constitute notice) to:

BrownWinick
Suite 2000, Ruan Center
666 Grand Avenue
Des Moines, IA 50309
Attention: William C. Brown
Facsimile No.: (515) 323-8512

If to Sequel CS, to:

Global Partner Acquisition Corp.
One Rockefeller Plaza, 11th Floor
New York, NY 10020
Attention: Paul J. Zepf
E-mail: pzepf@globalpartnerac.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP
400 Berwyn Park
899 Cassatt Road
Berwyn, Pennsylvania 19312-1183
Attention: Christopher Miller, Esq.
Email: millerc@pepperlaw.com
Facsimile No.: (610) 640-7837

All such notices and communications shall be deemed to have been delivered and received (a) on the date personally delivered, (b) one (1) Business Day after being sent by a reputable overnight delivery service, (c) five (5) Business Days after being sent, if sent by registered or certified mail, and (d) on the date delivered by facsimile or email with receipt of transmission confirmed during business hours on a Business Day (or one (1) Business Day after the date of delivery if delivered after business hours).

4.6     Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

4.7     Rules of Construction; Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. The words “include,” “includes” and “including” when used herein shall be deemed in each case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

Annex L-4

4.8     Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.9     Successors and Assigns. Subject to Section 4.3, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.10  Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

4.11  Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

4.12  Defined Terms. All defined terms used but not defined in this Agreement shall have the definition given them in the Merger Agreement.

[Signature Page Follows]

Annex L-5

IN WITNESS WHEREOF, the parties hereto have executed this Contribution Agreement the day and year first written above.

SEQUEL CS, INC.

By:
Name:
Title:

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:
Name:
Title:

Annex L-6

Schedule A

[See attached]

Annex L-7

Exhibit A

IRREVOCABLE POWER

FOR VALUE RECEIVED, and effective as of the date set forth below, the undersigned does hereby sell, assign and transfer to Sequel Youth and Family Services, LLC the following equity, standing in the name of the undersigned on the books of the said company:

The undersigned does hereby irrevocably constitute and appoint Sequel Youth and Family Services, LLC attorney to transfer the said units on the books of said company, with full power of substitution in the premises.

Dated: _____________, 2017	SEQUEL CS, INC.

By:
Name:
Title:

Annex L-8

Exhibit B

Joinder

IN WITNESS WHEREOF, the undersigned has executed this Joinder on the                 day of                , 2017, to that certain Sixth Amended and Restated LLC Agreement of Sequel Youth and Family Services, LLC, dated as of October 13, 2016, as amended.

SEQUEL CS, INC.

By:
Name:
Title:

Address:

Annex L-9

ANNEX M

SUPPORT AGREEMENT

This SUPPORT AGREEMENT (“Agreement”) is entered into as of January 11, 2017, by and between Global Partner Sponsor I LLC, a Delaware limited liability company (the “Sponsor”), Global Partner Acquisition Corp., a Delaware corporation (“Parent”), and Sequel Youth and Family Services, LLC, a Delaware limited liability company (the “Company”).

RECITALS

WHEREAS, the Sponsor is a holder of record and the “beneficial owner” (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of Parent Common Stock;

WHEREAS, contemporaneously with the execution and delivery of this Agreement, Sponsor and the Company have entered into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of January 11, 2017, by and among Parent, Sponsor, Sequel Acquisition, LLC, a Delaware limited liability company and a wholly owned subsidiary of Parent (“Sub”), the Company, and the Key Equityholders named therein, pursuant to which, among other things, Sub will merge with and into the Company, with the Company as the surviving entity (the “Merger”);

WHEREAS, in connection with the Merger, among other things, each outstanding unit of Legacy Equity will be cancelled and converted into the right to receive the consideration set forth in the Merger Agreement; and

WHEREAS, Sponsor is entering into this Agreement in order to induce the Company and Parent to enter into the Merger Agreement and to induce the Company and Parent to cause the Mergers to be consummated.

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound hereby, the parties hereto agree as follows:

Article I
Certain Definitions

1.1.   For purposes of this Agreement:

(a)      “Expiration Date” shall mean the earliest of: (i) the date on which the Merger Agreement is validly terminated in accordance with its terms, (ii) June 15, 2017, (iii) the execution, without Sponsor’s prior written consent, of any amendment to or modification of, or any waiver of any right of Sponsor and/or Parent under, the Merger Agreement that (A) changes the Merger Consideration, (B) increases any liability on Sponsor and/or Parent thereunder or (C) otherwise is materially adverse to Sponsor and/or Parent, and (iv) the Effective Time.

(b)     Sponsor shall be deemed to “Own” or to have acquired “Ownership” of a security if Sponsor: (i) is the record owner of such security; or (ii) is the “beneficial owner” (within the meaning of Rule 13d-3 under the Exchange Act) of such security.

Article II
Voting of Shares

2.1.   Required Approval. Sponsor hereby agrees to execute and deliver, or cause to be executed and delivered, to the Company, promptly following the execution and delivery of this Agreement, an action by written consent of Sponsor approving (a) the adoption of the Merger Agreement, (b) the Required Approval Matters and other matters put for approval by the shareholders of Parent in connection with the adoption of the Merger Agreement and (c) the other transactions contemplated by the Merger Agreement, in each case, with respect to all of the shares of Parent Common Stock outstanding on the record date therefor owned by Sponsor. Sponsor shall not revoke or rescind such consent in any respect prior to the Expiration Date. Prior to the Expiration Date, Sponsor further agrees that at any meeting of the securityholders of Parent, however called, and any adjournment or postponement thereof or in any other circumstances upon which a vote or other approval with respect to the Merger and the Merger Agreement is sought, Sponsor shall vote (or cause to be voted) all of the shares of Parent Common Stock outstanding on the record date therefor Owned by Sponsor and otherwise exercise all voting and other rights of Sponsor with respect to such shares of Parent Common Stock in favor of adopting the Merger Agreement and approving (a) the adoption of the Merger Agreement, (b) the Required Approval Matters and other matters put for

Annex M-1

approval by the shareholders of Parent in connection with the adoption of the Merger Agreement and (c) the other transactions contemplated by the Merger Agreement.

2.2.   Other Voting Agreements. Prior to the Expiration Date, Sponsor shall not enter into any agreement or understanding with any Person to vote or give instructions in any manner that would violate Section 2.1 herein.

2.3.   Additional Purchases. Sponsor agrees that in the event that (a) any shares of Parent Common Stock or other equity securities of Parent are issued to Sponsor after the date of this Agreement pursuant to any stock dividend, stock split, recapitalization, reclassification, combination or exchange of shares of Parent Common Stock of, on, or affecting the Parent Common Stock Owned by Sponsor or otherwise, (b) Sponsor purchases or otherwise acquires beneficial ownership of any shares of Parent Common Stock or other equity securities of Parent after the date of this Agreement, or (c) Sponsor acquires the right to vote or share in the voting of any shares of Parent Common Stock or other equity securities of Parent after the date of this Agreement (such Parent Common Stock or other equity securities of Parent, collectively, the “New Shares”), then Sponsor agrees to vote (or cause to be voted) such New Shares (to the extent applicable) in the same manner as the Parent Common Stock Owned by Sponsor. Sponsor also agrees that any New Shares acquired or purchased by Sponsor shall be subject to the terms of this Agreement to the same extent as if they constituted the Parent Common Stock Owned by Sponsor.

2.4.   Interim Covenants. Subject to the provisions set forth in that certain Insider Letter, filed with the SEC on Form S-1/A on July 13, 2015, during the period commencing on the date hereof and ending on the date of termination or Closing of the Merger Agreement, Sponsor shall not (a) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, file (or participate in the filing of) a registration statement with the SEC or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Exchange Act, with respect to any Parent Common Stock Owned by Sponsor, (b) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any shares of Parent Common Stock Owned by Sponsor, or (c) publicly announce any intention to effect any transaction specified in clause (a) or (b). Sponsor acknowledges and agrees that, prior to the effective date of any release or waiver of the restrictions set forth in this Section 2.4, the Company shall announce the impending release or waiver by press release through a major news service at least two business days before the effective date of the release or waiver. Any release or waiver granted shall only be effective two business days after the publication date of such press release. The provisions of this Section 2.4 will not apply if the transferee has agreed in writing to be bound by the same terms described in this Agreement to the extent and for the duration that such terms remain in effect at the time of the transfer.

Article III
Representations and Warranties of Sponsor

3.1.   Representations and Warranties of Sponsor. Sponsor hereby represents and warrants to the Company as follows:

(a)      Sponsor is a limited liability company duly formed, validly existing and in good standing under the Laws of the State of Delaware.

(b)     Sponsor has the requisite legal right, power and authority to enter into this Agreement and to perform the obligations of Sponsor hereunder without the need for the consent of any other person (other than such consents as have heretofore been obtained).

(c)      No action, suit, proceeding or investigation is pending or, to the knowledge of Sponsor, threatened, against Sponsor with respect to its execution and delivery of this Agreement.

(d)     The execution, delivery and performance by Sponsor of this Agreement have been duly authorized, and this Agreement constitutes the valid and binding obligation of Sponsor, enforceable against Sponsor in accordance with the terms hereof.

(e)      Sponsor is the record and beneficial owner of each of the shares of Parent Common Stock set forth on Schedule A attached hereto and has full power, right and authority to vote such shares of Parent Common Stock.

Annex M-2

(f)      No Conflicts or Consents.

(i)            As of the date of this Support Agreement, the execution and delivery of this Support Agreement by Sponsor does not, and the performance of this Support Agreement by Sponsor will not: (A) conflict with or violate any Law or order applicable to Sponsor or by which Sponsor or any of Sponsor’s properties is or may be bound or affected; or (B) result in or constitute (with or without notice or lapse of time) any breach of or default under, or give to any other Person (with or without notice or lapse of time) any right of termination, amendment, acceleration or cancellation of, or result (with or without notice or lapse of time) in the creation of any Lien on any of the securities of the Parent Owned by Sponsor pursuant to any Contract to which Sponsor is a party or by which Sponsor or any of Sponsor’s affiliates or properties is or may be bound or affected, except in each case (A) and (B) as would not reasonably be expected to materially impair the ability of Sponsor to perform its obligations under this Support Agreement.

(ii)           As of the date of this Support Agreement, the execution and delivery of this Support Agreement by Sponsor does not, and the performance of this Support Agreement by Sponsor will not, require any Consent of any Person beyond Sponsor, except as would not reasonably be expected to materially impair the ability of Sponsor to perform its obligations under this Support Agreement.

Article IV
Miscellaneous

4.1.   Amendment. This Agreement may be amended by the parties hereto at any time by execution of an instrument in writing signed on behalf of the party against whom enforcement is sought.

4.2.   Survival of Representations and Warranties. The representations, warranties, covenants and agreements set forth in this Agreement shall survive the closing hereof. Nothing set forth herein shall in any manner limit the representations, warranties, covenants and agreements of the parties to the Merger Agreement.

4.3.   Entire Agreement; Assignment. This Agreement: (a) constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings both written and oral, among the parties with respect to the subject matter hereof, (b) is not intended to confer upon any other person any rights or remedies hereunder, and (c) shall not be assigned by operation of Law or otherwise without the consent of Sponsor and the Company.

4.4.   Severability. In the event that any provision of this Agreement or the application thereof, becomes or is declared by a court of competent jurisdiction to be illegal, void or unenforceable, the remainder of this Agreement will continue in full force and effect and the application of such provision to other persons or circumstances will be interpreted so as reasonably to effect the intent of the parties hereto. The parties further agree to replace such void or unenforceable provision of this Agreement with a valid and enforceable provision that will achieve, to the extent possible, the economic, business and other purposes of such void or unenforceable provision.

4.5.   Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally or by commercial messenger or overnight or same-day courier service of national reputation (including U.S. Postal Service overnight delivery), or sent via facsimile (with acknowledgment of complete transmission) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

if to Sponsor:

Global Partner Sponsor I LLC
One Rockefeller Plaza, 11th Floor
New York, NY 10020
Attention: Paul J. Zepf
E-mail: pzepf@globalpartnerac.com

if to Parent:

Global Partner Acquisition Corp.
One Rockefeller Plaza, 11th Floor
New York, NY 10020

Annex M-3

Attention: Paul J. Zepf
E-mail: pzepf@globalpartnerac.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP

400 Berwyn Park

899 Cassatt Road

Berwyn, Pennsylvania 19312-1183

Attention: Christopher Miller, Esq.

Email: millerc@pepperlaw.com

Facsimile No.: (610) 640-7837

if to the Company, to:

John F. Ripley

35481 Troon Court

Round Hill, VA 20141
Facsimile No.: 540-338-5183

with a copy (which shall not constitute notice) to:

BrownWinick

Suite 2000, Ruan Center

666 Grand Avenue

Des Moines, IA 50309
Attention: William C. Brown
Facsimile No.: (515) 323-8512

All such notices and communications shall be deemed to have been delivered and received (a) on the date personally delivered, (b) one (1) Business Day after being sent by a reputable overnight delivery service, (c) five (5) Business Days after being sent, if sent by registered or certified mail, and (d) on the date delivered by facsimile or email with receipt of transmission confirmed during business hours on a Business Day (or one (1) Business Day after the date of delivery if delivered after business hours).

4.6.   Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, this Agreement is being executed and delivered by Sponsor solely in its capacity as a securityholder of Parent and, without limitation of the foregoing, nothing herein shall be construed to limit or affect any action taken by Sponsor (or any Affiliate or representative thereof) in such Person’s capacity as a director of the Company or in any capacity other than a securityholder of the Company.

4.7.   Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, regardless of the Laws that might otherwise govern under applicable principles of conflicts of Laws thereof. Each of the parties hereto irrevocably consents to the exclusive jurisdiction and venue of any court within the State of Delaware in connection with any matter based upon or arising out of this Agreement or the matters contemplated herein, agrees that process may be served upon them in any manner authorized by the Laws of the State of Delaware for such persons and waives and covenants not to assert or plead any objection which they might otherwise have to such jurisdiction, venue and such process.

4.8.   Rules of Construction; Interpretation. The parties hereto agree that they have been represented by counsel during the negotiation and execution of this Agreement and, therefore, waive the application of any Law, regulation, holding or rule of construction providing that ambiguities in an agreement or other document will be construed against the party drafting such agreement or document. The parties hereto intend that each representation, warranty and covenant contained herein shall have independent significance. If any party has breached any representation, warranty or covenant contained herein in any respect, the fact that there exists another representation, warranty or covenant relating to the same subject matter (regardless of the relative levels of specificity) that the party has not breached shall not detract from or mitigate the fact that the party is in breach of the first representation, warranty or covenant. The words “include,” “includes” and “including” when used herein shall be deemed in each

Annex M-4

case to be followed by the words “without limitation.” The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

4.9.   Counterparts. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other party, it being understood that all parties need not sign the same counterpart.

4.10. Successors and Assigns. Subject to Section 4.3, the provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

4.11. Third Party Beneficiaries. This Agreement shall be binding upon and inure solely to the benefit of the parties hereto and their respective successors and permitted assigns and nothing herein, express or implied, is intended to or shall confer upon any other person, any legal or equitable right, benefit or remedy of any nature whatsoever, including any rights of employment for any specified period, under or by reason of this Agreement.

4.12. Further Assurances. Each party shall cooperate and take such action as may be reasonably requested by another party in order to carry out the provisions and purposes of this Agreement and the transactions contemplated hereby.

4.13. Defined Terms. All defined terms used but not defined in this Agreement shall have the definition given them in the Merger Agreement.

[Remainder of page intentionally left blank.]

Annex M-5

IN WITNESS WHEREOF, the parties hereto have executed this Support Agreement the day and year first written above.

Global Partner Sponsor I LLC

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Managing Member

Signature Page to Support Agreement

Annex M-6

IN WITNESS WHEREOF, the parties hereto have executed this Support Agreement the day and year first written above.

Global Partner ACQUISITION CORP.

By:	/s/ Paul Zepf
Name:	Paul Zepf
Title:	Chief Executive Officer

Signature Page to Support Agreement

Annex M-7

IN WITNESS WHEREOF, the parties hereto have executed this Support Agreement the day and year first written above.

SEQUEL YOUTH AND FAMILY SERVICES, LLC

By:	/s/ John F. Ripley
Name:	John F. Ripley
Title:	Chairman and Manager

Signature Page to Support Agreement

Annex M-8

Schedule A

Owned Parent Common Stock

Shares Held of Record	Additional Securities Beneficially Owned
3,881,250	0

Annex M-9

ANNEX N

FORM OF WARRANT AGREEMENT

[FACE]

Number

Warrants

THIS WARRANT SHALL BE VOID IF NOT EXERCISED PRIOR TO
THE EXPIRATION OF THE EXERCISE PERIOD PROVIDED FOR
IN THE WARRANT AGREEMENT DESCRIBED BELOW

SEQUEL YOUTH AND FAMILY SERVICES, INC.
Incorporated Under the Laws of the State of Delaware

CUSIP [_______]

Warrant Certificate

This Warrant Certificate certifies that __________________, or registered assigns, is the registered holder of warrant(s) (the “Warrants” and each, a “Warrant”) to purchase shares of Common Stock, $.0001 par value (“Common Stock”), of Sequel Youth and Family Services, Inc., a Delaware corporation (the “Company”). Each Warrant entitles the holder, upon exercise during the period set forth in the Warrant Agreement referred to below, to receive from the Company that number of fully paid and nonassessable shares of Common Stock as set forth below, at the exercise price (the “Exercise Price”) as determined pursuant to the Warrant Agreement, payable in lawful money (or through “cashless exercise” as provided for in the Warrant Agreement) of the United States of America upon surrender of this Warrant Certificate and payment of the Exercise Price at the office or agency of the Warrant Agent referred to below, subject to the conditions set forth herein and in the Warrant Agreement. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Each Warrant is initially exercisable for one-half of one fully paid and non-assessable share of Common Stock. The number of the shares of Common Stock issuable upon exercise of the Warrants is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

The initial Exercise Price per share of Common Stock for any Warrant is equal to $5.75 per half share; provided however, that a Warrant may not be exercised for a fractional share, so that only an even number of Warrants may be exercised at a given time. The Exercise Price is subject to adjustment upon the occurrence of certain events set forth in the Warrant Agreement.

Subject to the conditions set forth in the Warrant Agreement, the Warrants may be exercised only during the Exercise Period and to the extent not exercised by the end of such Exercise Period, such Warrants shall become void.

Reference is hereby made to the further provisions of this Warrant Certificate set forth on the reverse hereof and such further provisions shall for all purposes have the same effect as though fully set forth at this place.

This Warrant Certificate shall not be valid unless countersigned by the Warrant Agent, as such term is used in the Warrant Agreement.

Annex N-1

This Warrant Certificate shall be governed by and construed in accordance with the internal laws of the State of New York, without regard to conflicts of laws principles thereof.

SEQUEL YOUTH AND FAMILY SERVICES, INC.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY, as Warrant Agent

By:
Name:
Title:

Annex N-2

[Form of Warrant Certificate]

[Reverse]

The Warrants evidenced by this Warrant Certificate are part of a duly authorized issue of Warrants entitling the holder on exercise to receive shares of Common Stock and are issued or to be issued pursuant to a Warrant Agreement dated as of [______], 2017 (the “Warrant Agreement”), duly executed and delivered by the Company to Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (the “Warrant Agent”), which Warrant Agreement is hereby incorporated by reference in and made a part of this instrument and is hereby referred to for a description of the rights, limitation of rights, obligations, duties and immunities thereunder of the Warrant Agent, the Company and the holders (the words “holders” or “holder” meaning the Registered Holders or Registered Holder) of the Warrants. A copy of the Warrant Agreement may be obtained by the holder hereof upon written request to the Company. Defined terms used in this Warrant Certificate but not defined herein shall have the meanings given to them in the Warrant Agreement.

Warrants may be exercised at any time during the Exercise Period set forth in the Warrant Agreement. The holder of Warrants evidenced by this Warrant Certificate may exercise them by surrendering this Warrant Certificate, with the form of election to purchase set forth hereon properly completed and executed, together with payment of the Exercise Price as specified in the Warrant Agreement (or through “cashless exercise” as provided for in the Warrant Agreement) at the principal corporate trust office of the Warrant Agent. In the event that upon any exercise of Warrants evidenced hereby the number of Warrants exercised shall be less than the total number of Warrants evidenced hereby, there shall be issued to the holder hereof or his, her or its assignee, a new Warrant Certificate evidencing the number of Warrants not exercised.

Notwithstanding anything else in this Warrant Certificate or the Warrant Agreement, no Warrant may be exercised unless at the time of exercise (i) a registration statement covering the shares of Common Stock to be issued upon exercise is effective under the Securities Act and (ii) a prospectus thereunder relating to the shares of Common Stock is current, except through “cashless exercise” as provided for in the Warrant Agreement.

The Warrant Agreement provides that upon the occurrence of certain events the number of shares of Common Stock issuable upon exercise of the Warrants set forth on the face hereof may, subject to certain conditions, be adjusted. If, upon exercise of a Warrant, the holder thereof would be entitled to receive a fractional interest in a share of Common Stock, the Company shall, upon exercise, round down to the nearest whole number of shares of Common Stock to be issued to the holder of the Warrant.

Warrant Certificates, when surrendered at the principal corporate trust office of the Warrant Agent by the Registered Holder thereof in person or by legal representative or attorney duly authorized in writing, may be exchanged, in the manner and subject to the limitations provided in the Warrant Agreement, but without payment of any service charge, for another Warrant Certificate or Warrant Certificates of like tenor evidencing in the aggregate a like number of Warrants.

Upon due presentation for registration of transfer of this Warrant Certificate at the office of the Warrant Agent a new Warrant Certificate or Warrant Certificates of like tenor and evidencing in the aggregate a like number of Warrants shall be issued to the transferee(s) in exchange for this Warrant Certificate, subject to the limitations provided in the Warrant Agreement, without charge except for any tax or other governmental charge imposed in connection therewith.

The Company and the Warrant Agent may deem and treat the Registered Holder(s) hereof as the absolute owner(s) of this Warrant Certificate (notwithstanding any notation of ownership or other writing hereon made by anyone), for the purpose of any exercise hereof, of any distribution to the holder(s) hereof, and for all other purposes, and neither the Company nor the Warrant Agent shall be affected by any notice to the contrary. Neither the Warrants nor this Warrant Certificate entitles any holder hereof to any rights of a stockholder of the Company.

Election to Purchase

(To Be Executed Upon Exercise of Warrant)

The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, to receive shares of Common Stock and herewith tenders payment for such shares to the order of Sequel Youth

Annex N-3

and Family Services, Inc. (the “Company”) in the amount of $______ in accordance with the terms hereof. The undersigned requests that a certificate for such shares be registered in the name of _________, whose address is and that such shares be delivered to whose address is ______________________________. If said number of shares is less than all of the shares of Common Stock purchasable hereunder, the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of _________, whose address is ________________________, and that such Warrant Certificate be delivered to , whose address is _______________________.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to subsection 3.3.1(b) of the Warrant Agreement, the number of shares that this Warrant is exercisable for shall be determined in accordance with subsection 3.3.1(b) of the Warrant Agreement.

In the event that the Warrant is to be exercised on a “cashless” basis pursuant to Section 7.4 of the Warrant Agreement, the number of shares that this Warrant is exercisable for shall be determined in accordance with Section 7.4 of the Warrant Agreement.

In the event that the Warrant may be exercised, to the extent allowed by the Warrant Agreement, through cashless exercise (i) the number of shares that this Warrant is exercisable for would be determined in accordance with the relevant section of the Warrant Agreement which allows for such cashless exercise and (ii) the holder hereof shall complete the following: The undersigned hereby irrevocably elects to exercise the right, represented by this Warrant Certificate, through the cashless exercise provisions of the Warrant Agreement, to receive shares of Common Stock. If said number of shares is less than all of the shares of Common Stock purchasable hereunder (after giving effect to the cashless exercise), the undersigned requests that a new Warrant Certificate representing the remaining balance of such shares be registered in the name of ______________________________, whose address is ____________________________________, and that such Warrant Certificate be delivered to, whose address is ________________.

Date: ______, __ 20__	(Signature)

(Address)

(Tax Identification Number)

Signature Guaranteed:

THE SIGNATURE(S) SHOULD BE GUARANTEED BY AN ELIGIBLE GUARANTOR INSTITUTION (BANKS, STOCKBROKERS, SAVINGS AND LOAN ASSOCIATIONS AND CREDIT UNIONS WITH MEMBERSHIP IN AN APPROVED SIGNATURE GUARANTEE MEDALLION PROGRAM, PURSUANT TO S.E.C. RULE 17Ad-15).

Annex N-4

EXHIBIT B

LEGEND

THE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR ANY STATE SECURITIES LAWS, AND MAY NOT BE OFFERED, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND ANY APPLICABLE STATE SECURITIES LAWS OR AN EXEMPTION FROM REGISTRATION IS AVAILABLE. IN ADDITION, THE SECURITIES MAY NOT BE SOLD OR TRANSFERRED PRIOR TO THE DATE SET FORTH IN THE WARRANT AGREEMENT EXCEPT TO A PERMITTED TRANSFEREE (AS DEFINED IN SECTION 2 OF THE WARRANT AGREEMENT) WHO AGREES IN WRITING WITH THE COMPANY TO BE SUBJECT TO SUCH TRANSFER PROVISIONS.

THE SECURITIES AND SHARES OF COMMON STOCK OF THE COMPANY ISSUED UPON EXERCISE OF SUCH SECURITIES SHALL BE ENTITLED TO REGISTRATION RIGHTS UNDER A REGISTRATION RIGHTS AGREEMENT TO BE EXECUTED BY THE COMPANY.

Annex N-5

P R O X Y

FOR THE SPECIAL MEETING OF STOCKHOLDERS OF
GLOBAL PARTNER ACQUISITION CORP.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned hereby appoints Paul Zepf and William Kerr (together, the “Proxies”), and each of them independently, with full power of substitution, as proxies to vote all of the shares of common stock of Global Partner Acquisition Corp. (the “Company”) that the undersigned is entitled to vote (the “Shares”) at the special meeting of Stockholders of the Company (the “Special Meeting”) to be held on [•], 2017 at 10:00 a.m. EST, and at any adjournments and/or postponements thereof. Such Shares shall be voted as indicated with respect to the proposals listed below and in the Proxies’ discretion on such other matters as may properly come before the Special Meeting or any adjournment or postponement thereof.

The undersigned acknowledges receipt of the enclosed proxy statement and revokes all prior proxies for said meeting.

THE SHARES REPRESENTED BY THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED STOCKHOLDER. IF NO SPECIFIC DIRECTION IS GIVEN AS TO THE PROPOSALS BELOW, THIS PROXY WILL BE VOTED “FOR” ALL PROPOSALS. PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY.

(Continued and to be marked, dated and signed on reverse side)

Please mark vote as indicated in this example	☒	GLOBAL PARTNER ACQUISITION CORP. — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1, 2, 3, 4, 5, 6, 7, 8, 9, and 10.

(1) Proposal 1: The Business Combination Proposal — to consider and vote upon a proposal to approve the Business Combination, which includes the approval and adoption of the Agreement and Plan of Merger, dated as of January 11, 2017, as it may be amended, by and among the Company, Sequel Merger Sub, LLC, Sequel Youth and Family Services, LLC and other parties named thereto, and the transactions contemplated thereby.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(5) Proposal 5  — to consider and vote upon a proposal to amend the Company’s amended and restated certificate of incorporation to adopt Delaware as the exclusive forum for certain stockholder litigation.

					FOR ☐	AGAINST ☐	ABSTAIN ☐

Intention to Exercise Redemption Rights — If you intend to exercise your redemption rights please check this box. Checking this box, however, is not sufficient to exercise your redemption rights. You must comply with the procedures set forth in the definitive proxy statement under the heading “Special Meeting of GPAC Stockholders — Redemption Rights”.

	REDEMPTION RIGHTS ☐			(6) Proposal 6 — to consider and vote upon a proposal to amend the Company’s amended and restated certificate of incorporation to change the Company’s name to Sequel Youth and Family Services, Inc.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Stockholder Certification — I hereby certify that I am not acting in concert, or as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended), with any other stockholder with respect to the shares of common stock of the Company owned by me in connection with the proposed Business Combination between the Company and Sequel Youth and Family Services, LLC

SHAREHOLDER CERTIFICATION ☐

(7) Proposal 7 — to consider and vote upon a proposal to amend the Company’s amended and restated certificate of incorporation to change or remove certain provisions related to the Company’s status as a blank check company.

					FOR ☐	AGAINST ☐	ABSTAIN ☐

(2) Proposal 2 — to consider and vote upon a proposal to approve, for purposes of complying with applicable Nasdaq Capital Market listing rules, the issuance of more than 20% of the Company’s issued and outstanding common stock.

	FOR ☐	AGAINST ☐	ABSTAIN ☐

(8) Proposal 8 — The Director Election Proposal — to consider and vote upon a proposal to elect the following nine directors to serve on the Company’s board of directors upon consummation of the Business Combination:

					ALL ☐	WITHHOLD ALL ☐	FOR ALL EXCEPT ☐
(3) Proposal 3 — to consider and vote upon a proposal to amend the Company’s amended and restated certificate of incorporation to increase the Company’s authorized common stock and preferred stock.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Class I Directors:

1. Ronald Diegelman

2. William Kerr

3. Andrew Cook

Class II Directors:

4. Charles Bryan

5. Gary DiCamillo

6. Paul Zepf

Class III Directors:

7. Daniel Baker

8. John F. Ripley

9. John Stupak

To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below: ______________________

(4) Proposal 4 — to consider and vote upon a proposal to amend the Company’s amended and restated certificate of incorporation to change the classification of the Board from two classes to three classes with staggered three year terms.

	FOR ☐	AGAINST ☐	ABSTAIN ☐	(9) Proposal 9 — to consider and vote upon a proposal to approve and adopt the Sequel Youth and Family Services Stock Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐

(10) Proposal 10 — The Adjournment Proposal — to consider and vote upon a proposal to adjourn the special meeting of stockholders to a later date or dates, if necessary, to permit further solicitation and vote of proxies if, based upon the tabulated vote at the time of the special meeting, there are not sufficient votes to approve one or more proposals presented to stockholders for vote..

					FOR ☐	AGAINST ☐	ABSTAIN ☐

Dated: ________, 2017

(Signature)

(Signature if held Jointly)

When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by an authorized person.

A vote to abstain and a broker non-vote will have the same effect as a vote AGAINST proposals 3, 4, 5, 6, and 7. The shares represented by the proxy, when properly executed, will be voted in the manner directed herein by the above signed stockholder(s). If no direction is made, this proxy will be voted FOR each of proposals 1, 2, 3, 4, 5, 6, 7, 8, 9, 10. If any other matters properly come before the meeting, the Proxies will vote on such matters in their discretion.